UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

AERPIO PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies Common stock, par value $0.0001 per share, of Aerpio Pharmaceuticals, Inc. (referred to as “Aerpio common stock”)
(2)

Aggregate number of securities to which transaction applies:

96,118,961 shares of common stock of Aerpio Pharmaceuticals, Inc. (referred to as “Aerpio”) to be issued or issuable upon the exercise of options, pursuant to that certain Agreement and Plan of Merger, dated as of May 16, 2021 (referred to as the “merger agreement”), by and among Aerpio, Aadi Bioscience, Inc., a Delaware corporation (referred to as “Aadi”), and Aspen Merger Subsidiary, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Aerpio (referred to as the “merger subsidiary”), assuming the exchange ratio determined based on information as to equity ownership as of May 16, 2021 and other assumptions discussed in this proxy statement, including the assumption that the current Aadi stockholders will own approximately 66.8% of the combined company, on a fully-diluted basis, and that Aerpio stockholders will own approximately 33.2% of the combined company, on a fully-diluted basis, in each case following the consummation of the transactions contemplated by the merger agreement, prior to giving effect to the reverse stock split or the issuance of the Aerpio common stock or the exercise of the Aerpio pre-funded warrants issued in a private placement described in this proxy statement.

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The maximum aggregate value was determined based upon 96,118,961 shares of Aerpio common stock being issued in the transaction to Aadi stockholders, multiplied by $1.9968, which is the average of high and low trading prices as reported on the Nasdaq Global Market within five business days prior to June 14, 2021. The filing fee was determined by multiplying $0.0001091 by the maximum aggregate value of the transaction as determined in accordance with the preceding sentence.

	(4)	Proposed maximum aggregate value of transaction: $191,930,341.64
	(5)	Total fee paid: $20,939.60

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid: $0
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

PRELIMINARY PROXY STATEMENT DATED JUNE 21, 2021—SUBJECT TO COMPLETION

Dear Aerpio Stockholders:

You are cordially invited to attend the special meeting of the stockholders of Aerpio Pharmaceuticals, Inc. a Delaware corporation (referred to as “Aerpio”) which will be held at [●], Eastern Time, on [●], 2021 (referred to as the “special meeting”). The special meeting will be a virtual stockholder meeting, conducted solely through remote audio access via a webcast at [URL]. In order to attend the virtual special meeting and vote online, you will need the 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials. This is an important special meeting that affects your investment in Aerpio.

On May 16, 2021, Aerpio and Aadi Bioscience, Inc. (referred to as “Aadi”) entered into an Agreement and Plan of Merger (referred to as the “merger agreement”), pursuant to which a wholly-owned subsidiary of Aerpio will merge with and into Aadi with Aadi surviving as a wholly-owned subsidiary of Aerpio (referred to as the “merger”). At the effective time of the merger, each share of Aadi’s common stock, par value $0.0001 per share, (referred to as “Aadi common stock”), outstanding immediately prior to the effective time of the merger will be converted into the right to receive approximately [●] shares of Aerpio’s common stock, par value $0.0001 per share (referred to as “Aerpio’s common stock”), subject to adjustment to account for the effect of a reverse stock split of Aerpio’s common stock, at a ratio mutually agreed to by Aerpio and Aadi in the range of one new share for every [●] to [●] shares outstanding (or any whole number in between), to be implemented immediately prior to and contingent upon the consummation of the merger as discussed in this proxy statement, and further adjusted based on Aerpio’s net cash immediately prior to the closing of the merger. In addition, as more fully discussed in this proxy statement, each holder of Aerpio common stock as of immediately prior to the effective time of the merger shall be entitled to one contractual contingent value right issued by Aerpio, subject to and in accordance with the terms and conditions of the contingent value rights agreement to be entered into at or prior to the effective time of the merger, for each share of Aerpio common stock held by such holder. Following the merger, Aerpio will change its name to “Aadi Bioscience, Inc.” (referred to as the “combined company”).

Under the terms of the merger agreement, the number of shares of Aerpio common stock to be issued to Aadi’s stockholders, at the closing of the merger will be determined based on an exchange ratio, which will be calculated based on the total number of outstanding shares of Aerpio common stock and Aadi common stock, each on a fully-diluted basis, and the respective valuations of Aadi and Aerpio, as of immediately prior to the closing of the merger. As of the effective date of the merger agreement, the closing date valuation of Aadi (referred to as the “Aadi valuation”) is anticipated to be $82,500,000, and the closing date valuation of Aerpio (referred to as the “Aerpio valuation”) is anticipated to be $41,000,000 but is subject to adjustment as described below. Accordingly, if the closing of the merger occurs on or prior to July 26, 2021 and there is no adjustment to the Aerpio valuation as described below, then immediately following the effective time of the merger, Aadi’s stockholders will own or hold rights to acquire 66.8% of the combined company, on a fully-diluted basis, and Aerpio’s stockholders will own or hold rights to acquire 33.2% of the combined company, on a fully-diluted basis. Without giving effect to the proposed reverse stock split of Aerpio common stock or the PIPE financing described elsewhere in this proxy statement, and based on the foregoing percentages as of a July 26, 2021 closing, the exchange ratio for the Aadi common stock would be approximately 4.9152 shares of Aerpio common stock for each share of Aadi common stock (approximately 96,118,961 total shares of Aerpio common stock would be issued to Aadi’s stockholders, on a fully diluted basis). There will be no adjustment to the number of shares of Aerpio common stock to be issued to Aadi’s stockholders based on the market value of Aerpio common stock, and the market value of Aerpio’s common stock as of the date of the closing of the merger may vary significantly from the market value as of the date of this proxy statement.

The Aerpio target net cash and lower target net cash and upper target net cash amounts will be reduced by $21,667 per day beginning on July 26, 2021 through the closing date of the merger, potentially resulting in a corresponding adjustment to the exchange ratio and to the ownership percentage of Aadi’s current stockholders in the combined company. For a complete description of how the ownership percentages and exchange ratio will be determined at the effective time of the merger, please see the section entitled “The Merger Agreement—Merger Consideration and Exchange Ratio” beginning on page [●] of this proxy statement.

In addition, on May 16, 2021, Aerpio entered into subscription agreements (referred to as the “subscription agreements”) with the purchasers named therein (referred to as the “PIPE investors”), pursuant to which Aerpio agreed to sell shares of Aerpio common stock and pre-funded warrants to acquire Aerpio common stock (referred to as “Aerpio pre-funded warrants”) for an aggregate purchase price of approximately $155,000,000 (collectively, referred to as the “PIPE financing”). The closing of the PIPE financing is expected to occur concurrently with, and is conditioned upon, the closing of the merger. Following the closing of the PIPE financing, the former Aadi stockholders are expected to own approximately 29.6% of the outstanding shares of Aerpio common stock on a fully-diluted basis, the stockholders of Aerpio as of immediately prior to the effective time of the merger are expected to own approximately 14.7% of the outstanding shares of Aerpio common stock on a fully-diluted basis, and the PIPE investors are expected to own approximately 55.7% of the outstanding shares of Aerpio common stock on a fully-diluted basis.

At the special meeting:

•

Aerpio will ask its stockholders to approve the issuance of Aerpio common stock pursuant to the merger agreement, which approval is necessary to complete the transactions contemplated by the merger agreement and to approve the issuance of Aerpio common stock and Aerpio pre-funded warrants in connection with the PIPE financing, which approval is necessary to complete the transactions contemplated by the merger agreement. The issuance of these shares requires the approval of Aerpio’s stockholders under Aerpio’s certificate of incorporation. Pursuant to the rules of The Nasdaq Stock Market LLC (referred to as the “Nasdaq rules”), the issuance of Aerpio common stock in the merger and the PIPE financing also requires the approval of Aerpio’s stockholders because it exceeds 20% of the number of shares of Aerpio’s common stock outstanding prior to the issuance. Furthermore, the issuance of the shares requires the approval of Aerpio’s stockholders under the Nasdaq rules because it will result in a “change of control” of Aerpio (referred to as the “share issuance proposal” or “Proposal 1”);

•

Aerpio will ask its stockholders to approve an amended and restated certificate of incorporation, including to effect a reverse stock split of Aerpio common stock (referred to as the “reverse stock split”), which approval is also necessary to complete the transactions contemplated by the merger agreement. Upon the effectiveness of the amended and restated certificate of incorporation effecting the reverse stock split, the outstanding shares of Aerpio common stock will be combined into a lesser number of shares to be determined by Aerpio’s board of directors (referred to as the “Aerpio Board”) prior to the effective time of such amended and restated certificate of incorporation and public announcement by Aerpio (referred to as the “charter proposal” or “Proposal 2”);

•	Aerpio will ask its stockholders to approve an incentive award plan (referred to as the “equity incentive plan proposal” or “Proposal 3”);

•	Aerpio will ask its stockholders to approve an employee stock purchase plan (referred to as the “ESPP proposal” or “Proposal 4”); and

•

Aerpio will ask its stockholders, if necessary, if a quorum is present, to approve an adjournment or postponement of the special meeting for the purpose of soliciting additional proxies to approve the share issuance proposal and/or the charter proposal (referred to as the “adjournment proposal” or “Proposal 5”).

After careful consideration, the Aerpio Board has unanimously (other than abstentions) approved the merger agreement and the proposals referred to above, and has determined that they are advisable, fair and in the best interests of Aerpio’s stockholders. Accordingly, the Aerpio Board unanimously (other than abstentions)

recommends that stockholders vote “FOR” the share issuance proposal, “FOR” the charter proposal, “FOR” the equity incentive plan proposal, “FOR” the ESPP proposal, and “FOR” the adjournment proposal.

Shares of Aerpio common stock are currently listed on Nasdaq under the symbol “ARPO.” After completion of the merger, it is expected that Aerpio common stock will trade on Nasdaq under the symbol “AADI.”

More information about Aerpio, Aadi and the proposed transactions are contained in the accompanying proxy statement. Aerpio urges you to read the proxy statement carefully and in its entirety. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER “RISK FACTORS” BEGINNING ON PAGE [●].

Your vote is important. Whether or not you expect to attend the virtual special meeting, please complete, date, sign and promptly return the accompanying proxy card in the enclosed postage paid envelope to ensure that your shares will be represented and voted at the special meeting. You can also vote your shares via the internet or by telephone as provided in the instructions set forth in the enclosed proxy card. If you hold your shares in “street name” through a broker, you should follow the procedures provided by your broker.

Aerpio is excited about the opportunities the merger brings to its stockholders, and we thank you for your consideration and continued support.

Yours sincerely,

Joseph Gardner, Ph.D. Principal Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger described in this proxy statement or the Aerpio common stock to be issued in connection with the merger or determined if this proxy statement is accurate or adequate. Any representation to the contrary is a criminal offense.

This proxy statement is dated [●], 2021 and is first being mailed to stockholders on or about [●], 2021.

PRELIMINARY PROXY STATEMENT DATED JUNE 21, 2021—SUBJECT TO COMPLETION

9987 CARVER ROAD

CINCINNATI, OHIO 45242

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON [●], 2021.

To the Stockholders of Aerpio Pharmaceuticals, Inc.:

Notice is hereby given that a special meeting of stockholders of Aerpio Pharmaceuticals, Inc. (referred to as “Aerpio”) will be held virtually, conducted via live audio webcast at [●] AM, Eastern Time, on [●], 2021, at [URL], to consider and act upon the following matters:

1.

To approve the issuance of Aerpio common stock pursuant to the Agreement and Plan of Merger, dated as of May 16, 2021 (referred to as the “merger agreement”), by and among Aerpio, Aspen Merger Subsidiary, Inc. (referred to as the “merger subsidiary”), a wholly-owned subsidiary of Aerpio, and Aadi Bioscience, Inc. (referred to as “Aadi”), and the issuance of Aerpio common stock pursuant to the merger agreement and the issuance of Aerpio common stock and Aerpio pre-funded warrants (referred to as the “PIPE financing”) pursuant to the subscription agreements, dated as of May 16, 2021 (referred to as the “subscription agreements”), by and among Aerpio and the purchasers named therein (referred to as the “PIPE investors”) and the resulting change of control of Aerpio pursuant to the Nasdaq rules (referred to as the “share issuance proposal” or “Proposal 1”);

2.	To approve an amended and restated certificate of incorporation of Aerpio (referred to as the “charter proposal” or “Proposal 2”);

3.	To approve the equity incentive award plan (referred to as the “equity incentive plan proposal” or “Proposal 3”);

4.	To approve the employee stock purchase plan (referred to as the “ESPP proposal” or “Proposal 4”); and

5.

To approve an adjournment or postponement of the special meeting for the purpose of soliciting additional proxies to approve Proposals 1 and/or 2 (referred to as the “adjournment proposal” or “Proposal 5”).

If Aerpio is to complete the merger with Aadi, stockholders must approve Proposals 1 and 2. The approval of Proposals 3, 4 or 5 is not a condition to the completion of the merger with Aadi; however, pursuant to the merger agreement, Aerpio and Aadi have each agreed that they will use commercially reasonable efforts to cause Aerpio’s stockholders to approve Proposals 3 and 4.

Aerpio common stock is the only type of security entitled to vote at the special meeting. Aerpio’s board of directors has fixed [●], 2021 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. Only holders of record of shares of Aerpio common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting. At the close of business on the record date, Aerpio had [●] shares of common stock outstanding and entitled to vote at the special meeting. Each holder of record of shares of common stock on the record date will be entitled to one vote for each share held on all matters to be voted upon at the special meeting.

Your vote is important. The affirmative vote of the holders of at least 66 2/3% of the outstanding shares of Aerpio common stock is required for approval of Proposals 1 and 2. The affirmative vote of the holders of a majority of the votes properly cast for or against such matter at the special meeting is required for approval of Proposals 3, 4 and 5. Whether or not you plan to attend the virtual special meeting virtually, please submit your proxy promptly by telephone or via the internet in accordance with the instructions on the enclosed proxy card or complete, date, sign and promptly return the accompanying proxy card in the enclosed postage paid envelope to ensure that your shares will be represented and voted at the special meeting. If you date, sign and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of Proposals 1 through 5.

By Order of the Board of Directors of Aerpio Pharmaceuticals, Inc.

Joseph Gardner, Ph.D. Principal Executive Officer [●], 2021 Cincinnati, Ohio

THE AERPIO BOARD HAS DETERMINED AND BELIEVES THAT EACH OF THE PROPOSALS OUTLINED ABOVE IS ADVISABLE, FAIR AND IN THE BEST INTERESTS OF AERPIO AND ITS STOCKHOLDERS AND HAS UNANIMOUSLY (OTHER THAN ABSTENTIONS) APPROVED EACH SUCH PROPOSAL. THE AERPIO BOARD RECOMMENDS THAT AERPIO’S STOCKHOLDERS VOTE “FOR” PROPOSALS 1, 2, 3, 4 AND 5.

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended (referred to as the “Exchange Act”), and the rules thereunder, contains a notice of meeting with respect to the special meeting of stockholders at which Aerpio’s stockholders will consider and vote on the proposals to approve the issuance of Aerpio common stock issuable to the holders of Aadi’s common stock pursuant to the merger agreement described in this proxy statement, the issuance of Aerpio common stock and Aerpio pre-funded warrants issuable to the PIPE investors and the resulting “change of control” of Aerpio under the Nasdaq rules, the amendment and restatement of Aerpio’s certificate of incorporation, including to effect a reverse stock split of Aerpio common stock to maintain the listing of Aerpio common stock on Nasdaq and consummate the merger and the PIPE financing, the adoption of an incentive award plan and an employee stock purchase plan and an adjournment or postponement of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposals 1 and/or 2.

Additional business and financial information about Aerpio can be found in documents previously filed by Aerpio with the U.S. Securities and Exchange Commission (referred to as the “SEC”). This information is available to you without charge on the SEC’s website (www.sec.gov). Aerpio stockholders will also be able to obtain the proxy statement, free of charge, from Aerpio by requesting copies in writing using the following contact information:

Aerpio Pharmaceuticals, Inc.

Attn: Secretary

9987 Carver Road

Cincinnati, OH 45242

Tel: (513) 985-11920

You may also request additional copies from Aerpio’s proxy solicitor, The Proxy Advisory Group, LLC, using the following contact information:

18 East 41st Street, 20th Floor

New York, NY 10017-6219

Stockholders Call: (212) 616-2181

To ensure timely delivery of these documents, any request should be made no later than [●], 2021 to receive them before the special meeting. See “Where You Can Find Additional Information” beginning on page [●].

i

MATTERS BEING SUBMITTED TO A VOTE OF AERPIO’S STOCKHOLDERS	167

Proposal 1: Approval of the Issuance of Aerpio Common Stock in the Merger and the Issuance of Aerpio Common Stock and Aerpio Pre-Funded Warrants in the PIPE Financing and the Resulting Change of Control under the Nasdaq Rules	167

Proposal 2: Approval of the Amended and Restated Certificate of Incorporation	170

Proposal 3: Approval of the Equity Incentive Award Plan	182

Proposal 4: Approval of the Employee Stock Purchase Plan	190

Proposal 5: Approval of Possible Adjournment of the Special Meeting	195

AERPIO’S BUSINESS	196

AERPIO’S PROPERTY	196

AADI’S BUSINESS	196

AERPIO’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	236

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT AERPIO’S MARKET RISK	237

AADI’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	238

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS	252

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION	257

EXECUTIVE OFFICERS AND DIRECTORS FOLLOWING THE MERGER	265

DESCRIPTION OF AERPIO’S CAPITAL STOCK	269

PRINCIPAL STOCKHOLDERS OF AERPIO	275

PRINCIPAL STOCKHOLDERS OF AADI	277

PRINCIPAL STOCKHOLDERS OF THE COMBINED COMPANY	279

WHERE YOU CAN FIND ADDITIONAL INFORMATION	280

HOUSEHOLDING	280

FUTURE STOCKHOLDER PROPOSALS	281

INFORMATION INCORPORATED BY REFERENCE	283

AERPIO’S AUDITED CONSOLIDATED FINANCIAL STATEMENTS	F-1

AADI’S AUDITED FINANCIAL STATEMENTS	F-2

AADI’S UNAUDITED CONDENSED FINANCIAL STATEMENTS	F-31

ANNEX A—MERGER AGREEMENT

ANNEX B—PROPOSED AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF AERPIO

ANNEX C—SUBSCRIPTION AGREEMENT

ANNEX D—OPINION OF LADENBURG THALMANN & CO. INC.

ANNEX E—EQUITY INCENTIVE AWARD PLAN

ANNEX F—EMPLOYEE STOCK PURCHASE PLAN

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

Except as specifically indicated, the following information and all other information contained in this proxy statement does not give effect to the PIPE financing described in Proposal 1 or the reverse stock split described in Proposal 2.

The following section provides answers to frequently asked questions about the special meeting of stockholders and the merger. This section, however, only provides summary information. These questions and answers may not address all issues that may be important to you as a stockholder. For a more complete response to these questions and for additional information, please refer to the cross-referenced pages below. You should carefully read this entire proxy statement, including each of the annexes.

Q:	What is the merger?

A:

Aerpio, Aadi and Aspen Merger Subsidiary, Inc., a Delaware corporation and wholly-owned subsidiary of Aerpio formed by Aerpio in connection with the merger (referred to as the “merger subsidiary”) have entered into an Agreement and Plan of Merger, dated as of May 16, 2021, as may be amended from time to time (referred to as the “merger agreement”), that contains the terms and conditions of the proposed business combination of Aerpio and Aadi. Under the merger agreement, at the effective time of the merger, the merger subsidiary will merge with and into Aadi, with Aadi surviving as a wholly-owned subsidiary of Aerpio (referred to as the “merger”). As consideration in the merger, Aadi’s stockholders will be issued a number of shares of Aerpio’s common stock, par value $0.0001 per share (referred to as “Aerpio common stock”), determined based on the total number of outstanding shares of Aerpio common stock and shares of Aadi’s common stock, each on a fully-diluted basis, and the respective valuations of Aadi and Aerpio, as of immediately prior to the closing of the merger. Immediately following the effective time of the merger, Aadi’s stockholders are expected to own or hold rights to acquire approximately 66.8% of the combined company, on a fully-diluted basis, and Aerpio’s stockholders will own or hold rights to acquire approximately 33.2% of the combined company, on a fully-diluted basis, in each case subject to adjustments as described below.

The Aerpio valuation of $41,000,000 is based on a projected “net cash” balance (or cash, cash equivalents and investments minus outstanding liabilities) at the closing of $26,000,000, plus an additional $15,000,000 of enterprise value. If Aerpio’s actual net cash as of the close of business on the last business day prior to the anticipated closing date as agreed upon by Aerpio and Aadi (referred to as the “determination date”) date prior to the closing is between $24,500,000, the lower target net cash amount, and $27,500,000, the upper target net cash amount, no adjustment will be made to the ownership percentages based on Aerpio’s net cash. If Aerpio’s net cash is less than $24,500,000, the ownership percentage of Aadi’s stockholders in the combined company will be increased based on the difference between Aerpio’s actual net cash and the Aerpio target net cash (i.e. $26,000,000). If Aerpio’s net cash is greater than $27,500,000, the ownership percentage of Aadi’s stockholders in the combined company will be decreased based on the difference between Aerpio’s actual net cash and the Aerpio target net cash (i.e. $26,000,000). In addition, if the closing of the merger occurs after July 26, 2021, the Aerpio target net cash and lower target net cash and upper target net cash amounts will be reduced by $21,667 per day beginning on July 26, 2021 through the closing date of the merger, potentially resulting in a corresponding adjustment to the exchange ratio and to the ownership percentage of Aadi’s stockholders in the combined company. If Aerpio’s net cash is less than $26,000,000 and the closing of the merger occurs prior to July 26, 2021, then Aerpio’s valuation will be equal to the amount of Aerpio’s net cash plus an additional $15,000,000 of enterprise value.

Without giving effect to the PIPE financing or proposed reverse stock split of Aerpio common stock described elsewhere in this proxy statement, and based on the foregoing percentages as of a July 26, 2021 closing, the exchange ratio for the Aadi common stock would be approximately 4.9152 shares of Aerpio common stock for each share of Aadi common stock (approximately 96,118,961 total shares of Aerpio common stock would be issued to Aadi’s stockholders, on a fully diluted basis).

Q:	What will happen to Aerpio if, for any reason, the merger with Aadi does not close?

A:

Aerpio has invested significant time and incurred, and expects to continue to incur, significant expenses related to the proposed merger with Aadi. In the event the merger does not close, the PIPE financing will also not close, as the closing of the PIPE financing is expected to occur concurrently with, and is conditioned upon, the closing of the merger, and Aerpio will have a limited ability to continue its current operations without obtaining additional financing. Although the Aerpio Board may elect, among other things, to attempt to complete another strategic transaction if the merger with Aadi does not close, the Aerpio Board may instead divest all or a portion of Aerpio’s business or take steps necessary to liquidate or dissolve Aerpio’s business and assets if a viable alternative strategic transaction is not available. If Aerpio decides to dissolve and liquidate its assets, Aerpio would be required to pay all of its contractual obligations, and to set aside certain reserves for potential future claims, and there can be no assurance as to the amount or the timing of such a liquidation and distribution of available cash left to distribute to stockholders after paying the obligations of Aerpio and setting aside funds for reserves.

Q:	Why is Aerpio proposing to merge with Aadi?

A:

The Aerpio Board considered a number of factors that supported its decision to approve the merger agreement. In the course of its deliberations, the Aerpio Board also considered a variety of risks and other countervailing factors related to entering into the merger agreement.

For a more complete discussion of Aerpio’s reasons for the merger, please see the section entitled “The Merger—Aerpio’s Reasons for the Merger; Recommendations of the Aerpio Board of Directors” beginning on page [●] of this proxy statement.

Q:	What is required to consummate the merger?

A:

The consummation of the proposed merger with Aadi is subject to a number of closing conditions, including the condition that Aerpio’s stockholders approve the issuance of shares of Aerpio common stock in the merger and the issuance of shares of Aerpio common stock and Aerpio pre-funded warrants in the PIPE financing and the resulting “change of control” of Aerpio under the Nasdaq rules, which requires the affirmative vote of a majority of the votes properly cast for or against such matter at the special meeting, and the issuance of shares of Aerpio common stock in the merger and the amended and restated certificate of incorporation of Aerpio, which require the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of Aerpio common stock entitled to vote on such matter.

For a more complete description of the closing conditions under the merger agreement, please see the section entitled “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page [●] of this proxy statement.

Q:	Are there any federal or state regulatory requirements that must be complied with or federal or state regulatory approvals or clearances that must be obtained in connection with the merger?

A:

Neither Aerpio nor Aadi is required to make any filings or to obtain any approvals or clearances from any antitrust regulatory authorities in the United States or other countries to consummate the merger. In the United States, Aerpio must comply with applicable federal and state securities laws and the Nasdaq rules in connection with the issuance of shares of Aerpio common stock in the merger, including the filing with the SEC of this proxy statement and the required stockholder approval for the resulting “change of control” of Aerpio under the Nasdaq rules. Prior to consummation of the merger, Aerpio intends to file an initial listing application with Nasdaq pursuant to Nasdaq’s “reverse merger” rules and to effect the initial listing of Aerpio common stock issuable in connection with the merger.

Q:	What will Aadi’s stockholders receive in the merger?

A:	Subject to the terms of the merger agreement, the percentage of the combined company that Aadi’s stockholders will own as of the closing of the merger will be determined based on the total number of

v

outstanding shares of Aerpio common stock and Aadi common stock, each on a fully-diluted basis, and the respective valuations of Aadi and Aerpio, as of immediately prior to the closing of the merger. On a pro forma basis, based upon the number of shares of Aerpio common stock to be issued in the merger and the closing occurring on or before July 26, 2021, (i) current Aerpio stockholders will own or hold rights to acquire 33.2% of the combined company, on a fully-diluted basis, and Aadi’s stockholders will own or hold rights to acquire 66.8% of the combined company, on a fully-diluted basis, if Aerpio’s net cash is between the range of $24,500,000 and $27,500,000 as of the determination date. If Aerpio’s cash is less than $24,500,000 or greater than $27,500,000, the ownership percentages will be adjusted based on, among other things, the difference between the actual net cash and the target Aerpio net cash (i.e. $26,000,000).

The closing of the PIPE financing is expected to occur concurrently with, and is conditioned upon, the closing of the merger. Following the closing of the PIPE financing, the former Aadi stockholders are expected to own approximately 29.6% of the outstanding shares of Aerpio common stock on a fully-diluted basis, the stockholders of Aerpio as of immediately prior to the effective time of the merger are expected to own approximately 14.7% of the outstanding shares of Aerpio common stock on a fully-diluted basis and the PIPE investors are expected to own approximately 55.7% of the outstanding shares of Aerpio common stock on a fully-diluted basis.

For a more complete discussion of the exchange ratio at the effective time of the merger, please see the section entitled “The Merger Agreement—Merger Consideration” beginning on page [●] of this proxy statement.

Q: What	will Aerpio’s stockholders receive in the merger?

A:

Aerpio’s stockholders will continue to own and hold their existing shares of Aerpio common stock, subject to adjustment for the reverse stock split. Each Aerpio unexpired, unexercised and unvested Aerpio option will be accelerated in full effective as of immediately prior to the effective time of the merger, and each unexpired, unexercised, and fully vested Aerpio option will continue to remain outstanding in accordance with its terms after the effective time of the merger.

In addition, the merger agreement contemplates that at or prior to completion of the merger, Aerpio, the Holder Representative (as defined in the CVR agreement) and the Rights Agent (as defined in the CVR agreement) will execute and deliver a contingent value rights agreement (referred to as the “CVR agreement”), pursuant to which each holder of Aerpio common stock as of immediately prior to the completion of the merger (for the avoidance of doubt, not including the PIPE investors) shall be entitled to one contractual contingent value right (referred to as a “CVR”) issued by Aerpio, subject to and in accordance with the terms and conditions of the CVR agreement, for each share of Aerpio common stock held by such holder. Each CVR shall entitle the holder thereof to 90% of the net proceeds, if any, received by Aerpio pursuant to the license agreement, dated June 24, 2018, entered into by and between Aerpio and Gossamer Bio, Inc., as amended by the Amendment No. 1 thereto and any agreement related to the Aspen Legacy Assets (as defined in the merger agreement) entered into prior to the closing of the merger. The contingent value rights are not transferable, except in certain limited circumstances as will be provided in the CVR agreement, will not be certificated or evidenced by any instrument and will not be registered with the SEC or listed for trading on any exchange.

Q:	What are the material U.S. federal income tax consequences of the merger, the issuance of the CVRs and the reverse stock split to Aerpio stockholders?

A:

The merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (referred to as the “Code”). Aerpio stockholders will not sell, exchange or dispose of any shares of Aerpio common stock as a result of the merger. Thus, there will be no material U.S. federal income tax consequences to Aerpio stockholders as a result of the merger. Aerpio stockholders should not recognize gain or loss upon the reverse stock split, except to the extent an Aerpio stockholder receives cash in lieu of a fractional share of Aerpio common stock. However, the U.S. federal income tax treatment of the CVRs is unclear. There is no legal authority directly addressing the U.S. federal income tax treatment of the receipt of, and payments on, the CVRs, and there can be no assurance that the IRS, would not assert, or that a court would not sustain, a position different than what is reported by Aerpio and that could result in adverse U.S. federal income tax consequences to holders of the CVRs.

For a more complete description of the material U.S. federal income tax consequences of the reverse stock split, receipt of the CVRs, and merger, including possible alternative treatments of the CVRs, please see the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Reverse Stock Split, Receipt of the CVRs, and Merger” beginning on page [●] of this proxy statement.

Q:	Why is Aerpio seeking stockholder approval to issue shares of Aerpio common stock to existing stockholders of Aadi in the merger?

A:

Aerpio’s amended and restated certificate of incorporation requires stockholder approval for a transaction such as the merger and the issuance of shares of Aerpio common stock to Aadi’s stockholders. Additionally, because Aerpio common stock is listed on Nasdaq, we are subject to the Nasdaq rules. Rule 5635(a) of the Nasdaq rules requires stockholder approval with respect to issuances of Aerpio common stock, among other instances, when the shares to be issued are being issued in connection with the acquisition of the stock or assets of another company and are equal to 20% or more of the outstanding shares of Aerpio common stock before the issuance. Rule 5635(b) of the Nasdaq rules also requires stockholder approval when any issuance or potential issuance will result in a “change of control” of the issuer. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control. Rule 5635(d) of the Nasdaq rules also requires stockholder approval for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common equity securities (or securities convertible into or exercisable for common equity securities) at a price that is less than market value of the stock if the number of equity securities to be issued is or may be equal to 20% or more of the common equity securities, or 20% or more of the voting power, outstanding before the issuance.

In the case of the merger, Aerpio will be issuing approximately [●] shares of Aerpio common stock on a fully diluted basis, and Aerpio common stock to be issued pursuant to the merger agreement will represent greater than 20% of its voting stock. In the case of the PIPE financing, Aerpio will be issuing approximately [●] shares of Aerpio common stock on a fully diluted basis, and the Aerpio common stock to be issued pursuant to the subscription agreements will represent greater than 20% of Aerpio’s voting stock. Accordingly, Aerpio is seeking stockholder of approval of the issuance pursuant to the merger agreement and the issuance pursuant to the subscription agreements under the Nasdaq rules.

Q:	What is the reverse stock split and why is it necessary?

A:

Prior to the effective time of the merger, by virtue of the filing of an amended and restated certificate of incorporation in the form attached hereto as Annex B and incorporated herein by reference, the outstanding shares of Aerpio common stock will be combined into a lesser number of shares to be determined by the Aerpio Board prior to the effective time and publicly announced by Aerpio and identified in the amended and restated certificate of incorporation so filed. The Aerpio Board believes that a reverse stock split may be desirable for a number of reasons. Aerpio plans to issue shares of Aerpio common stock to the existing stockholders of Aadi in the merger and to the PIPE investors in the PIPE financing, and the reverse stock split will allow for such issuance to be possible so that Aerpio may consummate the merger and the PIPE financing. Additionally, Aerpio common stock is currently, and will be following the completion of the merger, listed on Nasdaq. According to the applicable Nasdaq rules, in order for Aerpio common stock to continue to be listed on Nasdaq, Aerpio must satisfy certain requirements established by Nasdaq. The Aerpio Board expects that a reverse stock split of Aerpio common stock will increase the market price of Aerpio common stock so that Aerpio will be able to maintain compliance with the relevant Nasdaq listing requirements for the foreseeable future, although Aerpio cannot assure holders of Aerpio common stock that it will be able to do so. The Aerpio Board intends to effect a reverse stock split of the shares of Aerpio common stock at a ratio of one new share for every [●] to [●] shares outstanding (or any whole number in between).

Q:	Why am I receiving this proxy statement?

A:

You are receiving this proxy statement because you have been identified as a stockholder of Aerpio as of the record date, and thus you are entitled to vote at Aerpio’s special meeting. This document contains important information about the merger and the special meeting of Aerpio and serves as a proxy statement of Aerpio used to solicit proxies for the special meeting, and you should read it carefully.

Q:	How does Aerpio’s board of directors recommend that Aerpio’s stockholders vote?

A:	After careful consideration, the Aerpio Board unanimously (other than abstentions) recommends that Aerpio’s stockholders vote:

•

FOR Proposal 1 to approve the issuance of Aerpio common stock pursuant to the merger agreement and the issuance of Aerpio common stock and Aerpio pre-funded warrants pursuant to the merger agreement and/or the PIPE financing and the resulting change of control of Aerpio pursuant to the Nasdaq rules;

•	FOR Proposal 2 to approve an amended and restated certificate of incorporation of Aerpio;

•	FOR Proposal 3 to approve the equity incentive award plan;

•	FOR Proposal 4 to approve the employee stock purchase plan; and

•	FOR Proposal 5 to approve an adjournment or postponement of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposals 1 and/or 2.

Q:	What risks should Aerpio’s stockholders consider in deciding whether to vote in favor of the share issuance and the reverse stock split?

A:

Aerpio’s stockholders should carefully read the section of this proxy statement entitled “Risk Factors” beginning on page [●], which sets forth certain risks and uncertainties related to the merger and reverse stock split, risks and uncertainties to which the combined company’s business will be subject, risks and uncertainties to which Aerpio, as an independent company, is subject and risks and uncertainties to which Aadi, as an independent company, is subject.

Q:	When do you expect the merger to be consummated?

A:

The consummation of the merger will occur as promptly as practicable after the special meeting and following satisfaction or waiver of all closing conditions. Aerpio and Aadi anticipate that the consummation of the merger will occur in the third quarter of 2021. However, the exact timing of the consummation of the merger is not yet known. For a more complete description of the closing conditions under the merger agreement, please see the section entitled “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page [●] of this proxy statement.

Q:	What constitutes a quorum for purposes of the special meeting?

A:

The presence at the special meeting by means of remote communication in a manner authorized by the Aerpio Board in its sole discretion, or represented by proxy, of the holders of a majority in voting power of the shares of common stock issued and outstanding and entitled to vote at the meeting will constitute a quorum for the transaction of business at the special meeting. The inspector of election appointed for the special meeting will determine whether a quorum is present. The inspector of election will treat abstentions as present for purposes of determining the presence of a quorum.

If a quorum is not present, the only business that can be transacted at the special meeting is the adjournment or postponement of the meeting to another date or time.

Q:	What vote of our stockholders is required to approve each of the proposals?

A:

The approval of the share issuance proposal and the charter proposal each require the affirmative vote of stockholders holding at least 66 2/3% of the outstanding shares of Aerpio common stock entitled to vote thereon as of the close of business on the record date. Accordingly, shares deemed not in attendance at the special meeting, whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide voting instructions to such holder’s bank, broker or other nominee or failure to vote at the special meeting, abstentions and broker non-votes will have the same effect as a vote “AGAINST” the share issuance proposal and the charter proposal.

The approval of the equity incentive plan proposal, the ESPP proposal and the adjournment proposal each require the affirmative vote of the holders of a majority in voting power of the shares of Aerpio common stock properly cast for or against such proposal. Accordingly, shares deemed not in attendance and/or not voted at the special meeting, whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s bank, broker or other nominee or failure to vote at the special meeting, and broker non-votes will have no effect on the outcome of the equity incentive plan proposal, the ESPP proposal or the adjournment proposal. Abstentions will have no effect on the outcome of the equity incentive plan proposal, the ESPP proposal or the adjournment proposal.

Q:	How will the reverse stock split and the merger affect stock options to acquire Aerpio common stock and Aerpio’s stock option and incentive plans?

A:

The Aerpio 2011 Equity Incentive Plan and the Aerpio 2017 Stock Option and Incentive Plan will remain in effect following the merger, and all stock options to acquire shares of Aerpio common stock that are outstanding immediately prior to the effective time of the merger will remain outstanding following the effective time of the merger. As of the effective time of the reverse stock split, Aerpio will adjust and proportionately decrease the number of shares of Aerpio common stock that may be the subject of future grants under Aerpio’s 2017 Stock Option and Incentive Plan. Additionally, as of the effective time of the reverse stock split, Aerpio will adjust and proportionately decrease the number of shares of Aerpio common stock subject to, and adjust and proportionately increase the exercise price of, all stock options to acquire Aerpio common stock.

Q:	What do I need to do now?

A:

You are urged to read this proxy statement carefully, including each of the annexes, and to consider how the merger affects you. If your shares are registered directly in your name, you may submit your proxy by telephone or via the internet in accordance with the instructions on the enclosed proxy card or complete, date and sign the enclosed proxy card and mail return it in the enclosed postage-paid envelope. If your shares of Aerpio common stock are held by a bank, broker or other nominee, you are considered the beneficial owner of shares held in “street name,” and the proxy materials are being forwarded to you together with a voting instruction card by your bank, broker or other nominee. Beneficial owners can vote by following the instructions provided by their bank, broker or other nominee. Alternatively, stockholders can vote online during the special meeting. To attend and participate in the special meeting, you will need the 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials. The control number is designed to verify your identity and allow you to vote your shares of common stock at the special meeting or to vote by proxy prior to the special meeting. If you are a beneficial owner of shares of common stock held in “street name,” you may contact the bank, broker or other institution where you hold your account if you have questions about obtaining your control number and attending the special meeting. If you attend the special meeting and vote via the Internet, your vote will revoke any proxy that you have previously submitted.

Q:	What happens if I do not return a proxy card or otherwise fail to provide proxy instructions?

A:

The failure to return your proxy card or otherwise fail to provide proxy instructions will have the same effect as voting against Proposals 1 and 2, and your shares will not be counted for purposes of determining whether a quorum is present at the special meeting.

Q:	What is a “broker non-vote”?

A:

If a beneficial owner of shares of common stock held in “street name” by a bank, broker or other nominee does not provide the organization that holds its shares with specific voting instructions, then, under applicable rules, the organization that holds its shares may generally vote on “discretionary” matters but cannot vote on “non-discretionary” matters. If the organization that holds the beneficial owner’s shares does not receive instructions from such stockholder on how to vote its shares on any proposal to be voted on at the special meeting, that bank, broker or other nominee will inform the inspector of election at the special meeting that it does not have authority to vote on any proposal at the special meeting with respect to such shares, and, furthermore, such shares will not be deemed to be in attendance at the meeting. This is generally referred to as a “broker non-vote.” However, if the bank, broker or other nominee receives instructions from such stockholder on how to vote its shares as to at least one proposal but not all of the proposals, the shares will be voted as instructed on the proposal as to which voting instructions have been given but will not be voted on the other, uninstructed proposal(s).

Q:	May I vote in person?

A:

Aerpio is hosting the special meeting virtually via [URL]. There will be no physical location for stockholders to attend. If you are a stockholder of record, you may attend the special meeting and vote your shares virtually at the special meeting.

In order to attend the virtual special meeting and vote online, you will need the 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials. The control number is designed to verify your identity and allow you to vote your shares of common stock at the special meeting or to vote by proxy prior to the special meeting. If you attend the special meeting and vote via the Internet, your vote will revoke any proxy that you have previously submitted.

Please note that even if you plan to attend the special meeting, we recommend that you vote in advance, to ensure that your shares will be represented.

Q:	May I change my vote after I have submitted a proxy by telephone or via the internet or mailed my signed proxy card?

A:

Any Aerpio stockholder of record voting by proxy, other than those Aerpio stockholders who have executed a support agreement, has the right to revoke the proxy at any time before the polls close at the special meeting by delivery of a written notice stating that he, she or it would like to revoke his, her or its proxy to Aerpio’s Secretary, by providing a duly executed proxy card bearing a later date than the proxy being revoked, by submitting a proxy on a later date by telephone or via the internet (only your last telephone or internet proxy will be counted), before [●] Eastern Time on [●], 2021 or by attending the special meeting via the Internet and voting during the special meeting. Attendance alone at the special meeting will not revoke a proxy. If a stockholder of Aerpio has instructed a broker to vote its shares of Aerpio common stock that are held in “street name,” the stockholder must follow directions received from its broker to change those instructions.

x

Q:	Who will count the vote?

A:	Votes will be counted by the inspector of elections appointed for the special meeting, who will separately count “FOR” and “AGAINST” votes and abstentions.

Q:	Should Aerpio’s stockholders send in their stock certificates now?

A:

No. After the merger is consummated, and if the reverse stock split is approved and effected, Aerpio’s stockholders will receive written instructions, as applicable, from Aerpio’s transfer agent for exchanging their certificates representing shares of Aerpio common stock for new certificates giving effect to the reverse stock split.

Q:	Am I entitled to appraisal rights?

A:	Aerpio’s stockholders are not entitled to appraisal rights in connection with the merger or any of the proposals to be voted on at the special meeting.

Q:	Have Aadi’s stockholders agreed to adopt the merger agreement?

A:	Yes. On May 16, 2021, Aadi’s stockholders adopted the merger agreement and approved the merger and related transactions by written consent.

Q:	Have any of Aerpio’s stockholders agreed to vote in favor of the issuance of the shares in the merger?

A:

Yes. In connection with the execution of the merger agreement, holders of approximately 1.3% of the outstanding shares of Aerpio common stock have entered into support agreements, as further described in the section entitled “Agreements Related To The Merger” beginning on page [●] of this proxy statement, with Aerpio and Aadi that provide, among other things, that the stockholders subject to these agreements will vote in favor of the issuance of shares of Aerpio common stock in the merger and the approval of the issuance of the shares of Aerpio common stock and Aerpio pre-funded warrants in the PIPE financing and grant to Aadi an irrevocable proxy to vote all of such stockholders’ shares of Aerpio common stock in favor of the approval of the issuance of the shares of Aerpio common stock in the merger, the approval of the issuance of the shares of Aerpio common stock and Aerpio pre-funded warrants in the PIPE financing and against any proposal made in opposition to, or in competition with, the issuance of shares of Aerpio common stock in the merger or the issuance of the shares of Aerpio common stock and Aerpio pre-funded warrants in the PIPE financing.

For a more complete discussion of the exchange ratio at the effective time of the merger, please see the section entitled “The Merger Agreement—Merger Consideration” beginning on page [●] of this proxy statement.

Q:	What is the PIPE financing?

A:

On May 16, 2021, Aerpio entered into subscription agreements (referred to as the “subscription agreements”) with the purchasers named therein (referred to as the “PIPE investors”). Pursuant to the subscription agreements, Aerpio agreed to sell shares of Aerpio common stock (in the form of shares of Aerpio common stock and/or pre-funded warrants to acquire common stock of Aerpio (referred to as the “Aerpio pre-funded warrants”)) for an aggregate purchase price of approximately $155,000,000 (collectively, referred to as the “PIPE financing”).

The closing of the PIPE financing is expected to occur concurrently with, and is conditioned upon, the closing of the merger. Following the closing of the PIPE financing, the former Aadi stockholders are expected to own approximately 29.6% of the outstanding shares of Aerpio common stock on a fully-diluted basis, the stockholders of Aerpio as of immediately prior to the effective time of the merger are expected to own approximately 14.7% of the outstanding shares of Aerpio common stock on a fully-diluted basis and the PIPE investors are expected to own approximately 55.7% of the outstanding shares of Aerpio common stock on a fully-diluted basis.

At the closing of the PIPE financing, in connection with the subscription agreements, Aerpio intends to enter into a registration rights agreement (referred to as the “registration rights agreement”) with the PIPE investors. Pursuant to the registration rights agreement, Aerpio will prepare and file a resale registration statement with the SEC within 30 calendar days following the closing of the PIPE financing (referred to as the “filing deadline”). Aerpio will use its reasonable best efforts to cause this registration statement to be declared effective by the SEC within 60 calendar days of the closing of the PIPE financing (or within 90 calendar days if the SEC reviews the registration statement).

Q:	Who is paying for this proxy solicitation?

A:

Aerpio will bear the cost of soliciting proxies, including the printing, mailing and filing of this proxy statement, the proxy card and any additional information furnished to Aerpio’s stockholders. You will need to obtain your own internet access if you choose to access the proxy materials and/or vote over the internet. Aerpio and Aadi may use the services of its directors, officers and other employees to solicit proxies from Aerpio’s stockholders without additional compensation. In addition, Aerpio has engaged The Proxy Advisory Group, LLC, a proxy solicitation firm, to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements, which are not expected to exceed $45,000 in total. Arrangements will also be made with banks, brokers, nominees, custodians and fiduciaries who are record holders of Aerpio common stock for the forwarding of solicitation materials to the beneficial owners of Aerpio common stock. Aerpio will reimburse these banks, brokers, nominees, custodians and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials.

Q:	Who can provide me with additional information and help answer my questions?

A:

If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger and the other proposals being considered at the special meeting, including the procedures for voting your shares, you should contact The Proxy Advisory Group, LLC, Aerpio’s proxy solicitor, by telephone at (212) 616-2181.

SUMMARY

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To better understand the merger and the other proposals being considered at the special meeting, you should read this entire proxy statement carefully, including the materials attached as annexes, as well as other documents referred to or incorporated by reference herein. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions under the section of this proxy statement entitled “Where You Can Find Additional Information”.

The Companies

Aerpio Pharmaceuticals, Inc.

9987 Carver Road, Suite 420

Cincinnati, Ohio 45242

(513) 985-1920

Aerpio Pharmaceuticals, Inc. (referred to as “Aerpio”) is a biopharmaceutical company focused on developing compounds that activate Tie2 for indications in which Aerpio believes that activation of Tie2 may have therapeutic potential. Aerpio’s product candidates include razuprotafib (formerly known as AKB-9778), a small molecule VE-PTP inhibitor. In March 2019, Aerpio announced topline results from its Phase 2b (referred to as “TIME-2b”) clinical trial of AKB-9778 for the treatment of non-proliferative diabetic retinopathy, and in June 2020, Aerpio initiated a Phase 2 clinical trial designed to evaluate the safety and efficacy of a topical formulation of razuprotafib in approximately 195 patients followed over a 28-day period. Following the announcement regarding the topline results from the Phase 2 clinical trial of razuprotafib in patients with elevated IOP associated with OAG or OHT, Aerpio initiated a process to explore a range of strategic alternatives focused on maximizing stockholder value from our clinical and preclinical assets and cash resources.

Aspen Merger Subsidiary, Inc.

9987 Carver Road, Suite 420

Cincinnati, Ohio 45242

(513) 985-1920

The merger subsidiary is a wholly-owned subsidiary of Aerpio that was recently incorporated in Delaware for the purpose of the merger. It does not conduct any business and has no material assets.

Aadi Bioscience, Inc.

17383 Sunset Boulevard, Suite A250

Pacific Palisades, California 90272

(424) 473-8055

Aadi Bioscience, Inc. (referred to as “Aadi”) is a clinical-stage biopharmaceutical company focused on precision therapies for genetically-defined cancers with alterations in mTOR pathway genes. Aadi’s lead drug candidate, ABI-009 (FYARROTM, nab-sirolimus), is a form of sirolimus bound to albumin. Sirolimus is a potent inhibitor of the mTOR biological pathway and inhibits downstream signaling from mTOR, that can promote tumor growth. Aadi is evaluating ABI-009 in cancers with known mTOR pathway activation, including tumor agnostic indications targeting specific genomic alterations that activate the mTOR pathway.

In May 2021, Aadi completed the filing of a rolling new drug application (referred to as an “NDA”), for ABI-009 to the U.S. Food and Drug Administration (referred to as the “FDA”), for approval to treat patients with advanced malignant perivascular epithelioid cell tumors (referred to as “PEComa”). Aadi’s NDA is based on results from its Phase 2 registrational study AMPECT (Advanced Malignant PEComa Trial), in advanced malignant PEComa for which there are currently no approved therapies in the U.S. and for which there has never been a prior prospective clinical trial. In November 2019, Aadi announced top-line results from the AMPECT study, including that the study achieved its primary endpoint of overall response rate (referred to as “ORR”), as determined by blinded independent central radiologic review using modified Response Evaluation Criteria in Solid Tumors, RECIST v1.1.

Aadi is actively engaged in commercial preparations to support the potential U.S. launch of ABI-009 for the treatment of patients with advanced malignant PEComa, if approved. Aadi intends to build a specialist sales force to target physicians in the U.S. who treat advanced malignant PEComa.

In addition to advanced malignant PEComa, based on data from the completed AMPECT study and Aadi’s ongoing expanded access program, Aadi is planning a registrational Phase 2 study (referred to as “PRECISION 1”) of ABI-009 in tumor-agnostic Tuberous Sclerosis Complex 1 and 2 (TSC1 & TSC2) alterations. Aadi completed a Type B meeting with the FDA in which Aadi discussed the initial trial design with the FDA. Aadi plans to initiate the PRECISION 1 trial by the end of 2021.

Aadi has an exclusive license with Abraxis BioScience, LLC, a wholly owned subsidiary of Celgene Corporation, now Bristol Myers Squibb, under which Aadi obtained exclusive rights to develop, manufacture, and commercialize ABI-009.

The Combined Company

At the effective time of the merger, the current stockholders of Aerpio and current stockholders of Aadi, are expected to own or hold rights to acquire approximately 33.2% and 66.8% of the combined company, respectively, on a fully-diluted basis, which is based among other things on Aerpio’s estimated net cash balance (or cash, cash equivalents and marketable securities minus outstanding liabilities) at the closing of $26,000,000, plus an additional $15,000,000 of enterprise value. The ownership percentage is subject to adjustment based on Aerpio’s net cash as of a certain determination date, as discussed in “The Merger Agreement—Merger Consideration.” Concurrently with the consummation of the merger, the combined company may complete a financing transaction. The principal executive office of the combined company will be located in Los Angeles, California.

Summary of the Merger

Upon the terms and subject to the conditions of the merger agreement, the merger subsidiary, a wholly-owned subsidiary of Aerpio formed by Aerpio in connection with the merger, will merge with and into Aadi. The merger agreement provides that upon the consummation of the merger the separate existence of merger subsidiary shall cease. Aadi will continue as the surviving corporation and will be a wholly-owned subsidiary of Aerpio. Immediately following the effective time of the merger, Aadi’s stockholders are expected to own approximately 66.8% of the combined company, on a fully-diluted basis, and Aerpio’s stockholders will own or hold rights to acquire approximately 33.2% of the combined company, on a fully-diluted basis, in each case subject to adjustments as described below.

The Aerpio valuation of $41,000,000 is based on a projected “net cash” balance (or cash, cash equivalents and investments minus outstanding liabilities) at the closing of $26,000,000, plus an additional $15,000,000 of enterprise value. If Aerpio’s actual net cash as of a determination date prior to the closing is between $24,500,000 and $27,500,000, no adjustment will be made to the ownership percentages based on Aerpio’s net cash. If Aerpio’s net cash is less than $24,500,000, the ownership percentage of Aadi’s stockholders in the combined company will be increased based on the difference between Aerpio’s actual net cash and the Aerpio target net cash (i.e. $26,000,000). If Aerpio’s net cash is greater than $27,500,000, the ownership percentage of

Aadi’s stockholders in the combined company will be decreased based on the difference between Aerpio’s actual net cash and the Aerpio target net cash (i.e. $26,000,000). In addition, if the closing of the merger occurs after July 26, 2021, the Aerpio target net cash and lower target net cash and upper target net cash amounts will be reduced by $21,667 per day beginning on July 26, 2021 through the closing date of the merger, potentially resulting in a corresponding adjustment to the exchange ratio and to the ownership percentage of Aadi’s current stockholders in the combined company. If Aerpio’s net cash is less than $26,000,000 and the closing of the merger occurs prior to July 26, 2021, then Aerpio’s valuation will be equal to the amount of Aerpio’s net cash plus an additional $15,000,000 of enterprise value.

Without giving effect to the PIPE financing or the proposed reverse stock split of Aerpio common stock described elsewhere in this proxy statement, and based on the foregoing percentages as of a July 26, 2021 closing, the exchange ratio for the Aadi common stock would be approximately 4.9152 shares of Aerpio common stock for each share of Aadi common stock (approximately 96,118,961 total shares of Aerpio common stock would be issued to Aadi’s stockholders, on a fully diluted basis). In connection with the merger, Aerpio will change its name to “Aadi Bioscience, Inc.” (referred to as the “combined company”).

Aerpio’s Reasons for the Merger

The Aerpio Board considered various reasons for the merger, including, among others, the following factors:

•

Information concerning Aerpio’s business, financial performance (both past and prospective) and its financial condition, results of operation (both past and prospective), business and strategic objectives, as well as the risks of accomplishing those objectives;

•

Aerpio’s business and financial prospects if it were to remain an independent company and the Aerpio Board’s determination that Aerpio could not continue to operate as an independent company and needed to enter into an agreement with a strategic partner;

•

the possible alternatives to the merger, the range of possible benefits and risks to the Aerpio stockholders of those alternatives and the timing and the likelihood of accomplishing the goal of any of such alternatives and the Aerpio Board’s assessment that the merger presented a superior opportunity to such alternatives for Aerpio stockholders, including a liquidation of Aerpio and the distribution of any available cash;

•

the current plans of Aadi for developing its late-stage pipeline for genetically-defined cancers with alterations in mTOR pathway genes and its lead product candidate, FYARROTM (sirolimus albumin-bound nanoparticles for injectable suspension; nab-sirolimus; ABI-009) and Aadi’s compelling clinical data in the currently unmet indication of PEComa, with its opportunity for near-term commercialization and revenue, as well as FYARRO’s potential to address the large markets of TSC1 and TSC2 tumors and the likelihood that the combined company would possess sufficient financial resources to allow the management team of the combined company to focus on such continued development and anticipated commercialization. The Aerpio Board also considered the possibility that the combined company would be able to take advantage of the potential benefits resulting from the combination of Aerpio’s public company structure with Aadi’s business to raise additional funds in the future, if necessary; and

•

the ability of Aerpio stockholders to participate in the future growth potential of the combined company following the merger, while potentially receiving 90% of all net proceeds derived from the disposition of Company Assets on account of the CVR agreement to be executed at the closing of the merger.

For more information on the Aerpio Board’s reasons for the transaction, see the section entitled “The Merger—Aerpio’s Reasons for the Merger; Recommendation of the Aerpio Board of Directors.”

Aadi’s Reasons for the Merger

The board of directors of Aadi (referred to as the “Aadi Board”) considered various reasons for the merger, including, among others, the following factors:

•	the potential to provide its current stockholders with greater liquidity by owning stock in a public company;

•

Aadi’s need for capital to support the clinical development of ABI-009 and the potential to access public market capital, including sources of capital from a broader range of investors than it could otherwise obtain if it continued to operate as a privately-held company;

•	the expectation that the merger would be a more time- and cost-effective means to access capital than other options considered; and

•

the expectation that the merger will qualify as a transaction described under Section 368(a) of the Code for U.S. federal income tax purposes, with the result that Aadi’s stockholders will generally not recognize taxable gain for loss for U.S. federal income tax purposes.

For more information on the Aadi Board’s reasons for the transaction, see the section entitled “The Merger—Aadi’s Reasons for the Merger.”

Opinion of Aerpio’s Financial Advisor

The Aerpio Board engaged Ladenburg Thalmann & Co. (referred to as “Ladenburg”) on December 21, 2020 to act as the financial advisor to the Aerpio Board to assist it in identifying and analyzing potential targets for a potential transaction and, if requested by the Aerpio Board, to render an opinion as to the fairness, from a financial point of view, to the Aerpio stockholders of the exchange ratio. On May 15, 2021, at the request of the Aerpio Board, Ladenburg rendered the oral opinion, subsequently confirmed by delivery of the written opinion dated May 15, 2021 (referred to as the “Opinion”), to the Aerpio Board, that the exchange ratio was fair, from a financial point of view, to the stockholders of Aerpio as of the date of such Opinion and based upon the various assumptions, qualifications and limitations set forth therein.

The full text of the written Opinion is attached as Annex D to this proxy statement and is incorporated by reference. Aerpio encourages its stockholders to read the Opinion in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review by Ladenburg. The summary of the written Opinion set forth herein is qualified by reference to the full text of the Opinion.

Ladenburg provided its Opinion for the sole benefit and use by the Aerpio Board in its consideration of the merger. The Opinion is not a recommendation to the Aerpio Board or to any stockholder as to how to vote with respect to the proposed merger or to take any other action in connection with the merger or otherwise.

Overview of the Merger Agreement

Merger Consideration

At the effective time of the merger:

•

any shares of Aadi common stock held as treasury stock immediately prior to the effective time of the merger shall be canceled and retired and shall cease to exist with no consideration delivered in exchange;

•

each share of Aadi common stock outstanding immediately prior to the effective time of the merger (excluding shares of Aadi common stock held as treasury stock) shall be converted solely into the right to receive a number of shares of Aerpio common stock equal to the Exchange Ratio (as defined in the merger agreement), which will be calculated based on the total number of outstanding shares of Aerpio common stock and Aadi common stock, each on a fully-diluted basis, and the valuation of Aerpio as of immediately prior to the closing of the merger, as described below, subject to adjustment to account for the reverse stock split and further adjusted based on Aerpio’s net cash immediately prior to the completion of the merger; and

•	no fractional shares of Aerpio common stock will be issuable to Aadi’s stockholders pursuant to the merger.

Under the terms of the merger agreement, the Exchange Ratio (as defined in the merger agreement), or the number of shares of Aerpio common stock to be issued to Aadi’s stockholders for each share of Aadi common stock outstanding at the completion of the merger, will be calculated based on the total number of outstanding shares of Aerpio common stock and Aadi common stock, each on a fully-diluted basis, and the respective valuations of Aadi and Aerpio, as of immediately prior to the completion of the merger. As of the effective date of the merger agreement, the closing date valuation of Aadi (referred to as the “Aadi valuation”) was assumed to be $82,500,000, and the closing date valuation of Aerpio (referred to as the “Aerpio valuation”) was assumed to be $41,000,000 but is subject to adjustment as described below. Accordingly, if the closing of the merger occurs on or prior to July 26, 2021 and there is no adjustment to the Aerpio valuation as described below, then immediately following the effective time of the merger, Aadi’s stockholders will own or hold rights to acquire 66.8% of the combined company, on a fully-diluted basis, and Aerpio’s stockholders will own or hold rights to acquire 33.2% of the combined company, on a fully-diluted basis.

The Aerpio valuation was determined based on a projected net cash balance (defined in the merger agreement as cash, cash equivalents and marketable securities minus certain outstanding liabilities) of $26,000,000 as of a determination date prior to the completion of the merger (referred to as the “target Aerpio net cash”), but subject to adjustment as described below. If Aerpio’s actual net cash balance as of a determination date prior to the completion of the merger (referred to as the “closing Aerpio net cash”) is between a lower net cash target of $24,500,000, subject to adjustment as described below (referred to as the “lower target net cash”) and an upper net cash target of $27,500,000, subject to adjustment as described below (referred to as the “upper target net cash”), no adjustment will be made to the Aerpio valuation. If closing Aerpio net cash is less than the lower net cash target, the Aerpio valuation will be decreased by the difference between the closing Aerpio net cash and the target Aerpio net cash, resulting in a corresponding adjustment to the exchange ratio and an increase to the ownership percentage of Aadi’s stockholders in the combined company. If closing Aerpio net cash is greater than the upper target net cash, the Aerpio valuation will be increased by the difference between the closing Aerpio net cash and the target Aerpio net cash, resulting in a corresponding adjustment to the exchange ratio and a decrease to the ownership percentage of Aadi’s stockholders in the combined company. In addition, the target Aerpio net cash and lower target net cash and upper target net cash amounts will be reduced by $21,667 per day beginning on July 26, 2021 through the closing date of the merger, potentially resulting in a corresponding adjustment to the exchange ratio and to the ownership percentage of Aadi’s stockholders in the combined company.

Without giving effect to the PIPE financing or the proposed reverse stock split described elsewhere in this proxy statement, and based on the foregoing percentages as of a July 26, 2021 closing, the exchange ratio for the Aerpio common stock would be approximately 4.9152 shares of Aerpio common stock for each share of Aadi common stock (approximately 96,118,961 total shares of Aerpio common stock would be issued to Aadi’s stockholders, on a fully diluted basis). There will be no adjustment to the number of shares of Aerpio common stock to be issued to Aadi’s stockholders based on the market value of Aerpio common stock, and the market value of Aerpio common stock may vary significantly from the market value as of the date of this proxy statement. Because Aerpio’s net cash will not be determined until prior to the completion of the merger, and because the number of shares of Aerpio common stock issuable to Aadi’s stockholders is determined based on

Aerpio’s net cash balance prior to the completion of the merger, Aerpio stockholders cannot be certain of the exact number of shares of Aerpio common stock that will be issued to Aadi’s stockholders when Aerpio stockholders vote on the proposals at the special meeting.

Equity Awards

Prior to the completion of the merger, the Aerpio Board will adopt appropriate resolutions and take all other actions necessary and appropriate to provide that the vesting of each unexpired, unexercised and unvested option to purchase Aerpio common stock (referred to as “Aerpio options”) will be accelerated in full effective as of immediately prior to the effective time of the merger. The number of shares of common stock underlying such options and the exercise price for such options will be adjusted to account for the reverse stock split. The Aerpio 2011 Equity Incentive Plan and the Aerpio 2017 Stock Option and Incentive Plan and each unexpired, unexercised Aerpio option shall continue to remain outstanding after the effective time of the merger.

Prior to the completion of the merger, unless otherwise determined by the parties, Aerpio will use commercially reasonable efforts to provide fully executed original separation agreements with each Aerpio employee. Aerpio and Aadi shall cause Aerpio to comply with the terms of any employment, severance, retention, change of control, or similar agreement with the Aerpio employees, including with respect to the acceleration of any Aerpio options held by the Aerpio employees.

Pursuant to the merger agreement, at the effective time of the merger, the shares of Aadi capital stock outstanding immediately prior to the effective time of the merger shall be substituted for the shares of Aerpio common stock that are to the same extent unvested and subject to the same repurchase option or risk of forfeiture, and certificates (if any) representing such shares of Aerpio common stock shall accordingly be marked with appropriate legends.

Pursuant to the merger agreement, at the effective time of the merger, each Aadi option that is outstanding and unexercised immediately prior to the effective time of the merger issued under Aadi’s existing employee plan, whether or not vested, shall be substituted for an Aerpio option, and Aerpio shall take all necessary steps to effectuate such substitution. From and after the effective time of the merger, (i) each substituted Aadi option may be exercised solely for shares of Aerpio common stock, (ii) the number of shares of Aerpio common stock subject to each Aadi option assumed by Aerpio shall be determined by multiplying (A) the number of shares of Aadi common stock that were subject to such Aadi option, as in effect immediately prior to the effective time of the merger, by (B) the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Aerpio common stock, (iii) the per share exercise price for the Aerpio common stock issuable upon exercise of each Aadi option assumed by Aerpio shall be determined by dividing (A) the per share exercise price of Aadi common stock subject to such Aadi option, as in effect immediately prior to the effective time of the merger, by (B) the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent and (iv) any restriction on the exercise of any Aadi option assumed by Aerpio shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Aadi option shall otherwise remain unchanged.

Conditions to the Completion of the Merger

To consummate the merger, Aerpio’s stockholders must approve the issuance of shares of Aerpio common stock in the merger, the issuance of shares of Aerpio common stock and Aerpio pre-funded warrants in connection with the PIPE financing, and an amended and restated certificate of incorporation of Aerpio effecting the reverse stock split. In addition to obtaining such Aerpio stockholder approvals and appropriate regulatory approvals, the merger agreement includes a termination right for Aadi based upon Aerpio having a minimum net cash amount of at least $10,000,000. Additionally, each of the other closing conditions set forth in the merger agreement and described in the section titled “The Merger Agreement—Conditions to the Completion of the Merger” must be satisfied or waived.

No Solicitation

Each of Aerpio and Aadi agreed that, except as described below, from the date of the merger agreement until the earlier of the consummation of the merger or the termination of the merger agreement in accordance with its terms, Aerpio and Aadi and any of their respective subsidiaries will not, nor will either party or any of its subsidiaries authorize any of the directors, officers, employees, agents, attorneys, accountants, investment bankers, advisors or representatives retained by it or any of its subsidiaries to, directly or indirectly:

•

solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of, any “acquisition proposal” (as defined in the section titled “The Merger Agreement—No Solicitation” below), or “acquisition inquiry” (as defined in the section titled “The Merger Agreement—No Solicitation” below);

•	furnish any non-public information with respect to it to any person in connection with or in response to an acquisition proposal or acquisition inquiry;

•	engage in discussions or negotiations with any person with respect to any acquisition proposal or acquisition inquiry;

•	in the case of Aerpio, approve, endorse or recommend an acquisition proposal; or

•

execute or enter into any letter of intent or similar document or any contract contemplating or otherwise relating to an acquisition transaction (as defined in the section titled “The Merger Agreement—No Solicitation” below).

Termination of the Merger Agreement

Either Aerpio or Aadi can terminate the merger agreement under specified circumstances, which would prevent the merger from being consummated.

Termination Fee

The merger agreement provides for the payment of a termination fee of $2,000,000 by Aerpio to Aadi upon termination of the merger agreement under specified circumstances.

Expense Reimbursement

The merger agreement provides for the payment of an expense reimbursement of $750,000 by Aerpio to Aadi upon termination of the merger agreement under specified circumstances.

Nasdaq Listing

Pursuant to the merger agreement, Aerpio agreed to use its commercially reasonable efforts to cause the shares of Aerpio common stock being issued in the merger to be approved for listing on Nasdaq at or prior to the effective time of the merger.

Support Agreements

Concurrently with the execution of the merger agreement, certain Aerpio stockholders, owning in the aggregate approximately 1.3% of the outstanding shares of Aerpio common stock, entered into support agreements with Aerpio and Aadi. The support agreements provide, among other things, that the parties to the support agreements will vote the shares of Aerpio common stock held by them in favor of the transactions contemplated by the merger agreement, including the issuance of the shares of Aerpio common stock in the merger and the PIPE financing, and grant a proxy to vote such shares in favor of the transactions. In addition, the support agreements place restrictions on the transfer of the shares of Aerpio common stock held by the respective signatory stockholders.

In addition, Aadi’s stockholders have already approved the merger.

Lock-up Agreements

Concurrently with the execution of the merger agreement, Aerpio’s current directors who will serve on the board of directors of the combined company and certain stockholders of Aadi, which collectively beneficially own or control an aggregate of approximately 96.08% of Aadi’s voting securities, entered into lock-up agreements with Aerpio, pursuant to which such parties have agreed not to, except in limited circumstances, sell or transfer, or engage in swap or similar transactions with respect to, shares of Aerpio common stock, including, as applicable, shares received in the merger and issuable upon exercise of certain warrants and options, from the closing of the merger until 180 days from the closing date of the merger. Pursuant to the merger agreement, certain directors and executive officers of the combined company will execute lock-up agreements prior to the closing of the merger.

Contingent Value Rights Agreement

The merger agreement contemplates that at or prior to completion of the merger, Aerpio, the holder representative and the rights agent will execute and deliver a CVR agreement (referred to as the “CVR agreement”), pursuant to which each holder of Aerpio common stock as of immediately prior to the completion of the merger shall be entitled to one contractual CVR (each referred to as a “CVR”) issued by Aerpio, subject to and in accordance with the terms and conditions of the CVR agreement, for each share of Aerpio common stock held by such holder. Each CVR shall entitle the holder thereof to receive 90% of the net proceeds (calculated as gross consideration minus certain permitted deductions), if any, under the CVR covered agreements. The CVRs are not transferable, except in certain limited circumstances as will be provided in the CVR agreement, will not be certificated or evidenced by any instrument and will not be registered with the SEC or listed for trading on any exchange.

PIPE Financing and Subscription Agreements

On May 16, 2021, Aerpio entered into subscription agreements (referred to as the “subscription agreements”) with the purchasers named therein (referred to as the “PIPE investors”). Pursuant to the subscription agreements, Aerpio agreed to sell shares of Aerpio common stock (in the form of shares of common stock and/or pre-funded warrants to acquire common stock of Aerpio (referred to as the “Aerpio pre-funded warrants”)) for an aggregate purchase price of approximately $155.0 million (collectively, referred to as the “PIPE financing”). The closing of the PIPE financing is expected to occur concurrently with, and is conditioned upon, the closing of the merger. Following the closing of the PIPE financing, the former Aadi stockholders are expected to own approximately 29.6% of the outstanding shares of Aerpio common stock on a fully-diluted basis, the stockholders of Aerpio as of immediately prior to the effective time of the merger are expected to own approximately 14.7% of the outstanding shares of Aerpio common stock on a fully-diluted basis and the PIPE investors are expected to own approximately 55.7% of the outstanding shares of Aerpio common stock on a fully-diluted basis.

Registration Rights Agreement

At the closing of the PIPE financing, in connection with the subscription agreements, Aerpio intends to enter into a registration rights agreement (referred to as the “registration rights agreement”) with the PIPE investors. Pursuant to the registration rights agreement, Aerpio will prepare and file a resale registration statement with the SEC within 30 calendar days following the closing of the PIPE financing (referred to as the “filing deadline”). Aerpio will use its reasonable best efforts to cause this registration statement to be declared effective by the SEC within 60 calendar days of the closing of the PIPE financing (or within 90 calendar days if the SEC reviews the registration statement).

Aerpio will also agree among other things, to indemnify the PIPE investors, their officers, directors, members, employees and agents, successors and assigns under the registration statement from certain liabilities and pay all fees and expenses (excluding any legal fees of the selling holder(s), and any underwriting discounts and selling commissions) incident to Aerpio’s obligations under the registration rights agreement.

The PIPE financing is exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (referred to as the “Securities Act”), and/or Regulation D promulgated thereunder, as a transaction by an issuer not involving a public offering. The PIPE investors have acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends have been affixed to the securities issued in this transaction.

Management Following the Merger

At the effective time of the merger, the executive management team of the combined company is expected to include the following individuals:

Name	Position with the Combined Company	Current Position with Aadi
Neil Desai, Ph.D.	President and Chief Executive Officer	President and Chief Executive Officer

At the effective time of the merger, the executive management team of the combined company is also expected to include a chief financial officer, chief commercial officer and a chief medical officer.

The Board of Directors Following the Merger

At the effective time of the merger, the combined company will initially have a seven member board of directors, expected to be comprised of Neil Desai, Ph.D., Richard Maroun, Karin Hehenberger, M.D., Ph.D., Anupam Dalal, M.D., Caley Castelein, M.D., Behzad Aghazadeh, M.D., and one additional board member to be agreed upon by Aerpio and Aadi (until each of their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal). It is expected that Dr. Castelein will serve as chairman of the combined company’s board of directors.

Interests of Aerpio’s Directors and Executive Officers in the Merger

Aerpio’s directors and executive officers have economic interests in the merger that are different from, or in addition to, those of Aerpio stockholders generally. These interests include:

•	Aerpio’s executive officers are parties to employment agreements that provide for severance benefits, including accelerated vesting of outstanding equity awards and certain cash payments.

•	Aerpio’s executive officers will receive cash retention bonuses, which were approved on January 31, 2021;

•

Aerpio’s directors, Caley Castelein, M.D. and Anupam Dalal, M.D., serve as a Managing Director of KVP Capital and chief investment officer of Acuta Capital Partners, respectively. KVP Capital and Acuta Capital Partners are investors in the PIPE financing;

•	Aerpio’s directors, Cheryl Cohen, received an award of Aerpio options in exchange for her services, time and effort rendered to Aerpio; and

•	Aerpio’s directors and executive officers are entitled to continued indemnification and insurance coverage under indemnification agreements and the merger agreement.

These interests are discussed in more detail in the section entitled “The Merger—Interests of Aerpio’s Directors and Executive Officers in the Merger” beginning on page [●]. The Aerpio Board was aware of and considered these interests, among other matters, in reaching its decision to approve and declare advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Interests of Aadi’s Directors and Executive Officers in the Merger

Aadi’s directors and executive officers have economic interests in the merger that are different from, or in addition to, those of Aadi’s stockholders generally. These interests include:

•

All of Aadi’s executive officers and its non-employee directors have options, subject to vesting, to purchase shares of Aadi capital stock that will be assumed by Aerpio and converted into and become options to purchase shares of Aerpio’s common stock.

•	Certain of Aadi’s directors and executive officers are expected to become the directors and executive officers of the combined company upon the closing of the merger.

•	All of Aadi’s directors and executive officers are entitled to certain indemnification and liability insurance coverage pursuant to the terms of the merger agreement.

•	Aadi’s director, Mahendra Shah, Ph.D., serves as a Senior Fellow of Vivo Capital. Vivo Capital is an investor in the PIPE financing.

These interests are discussed in more detail in the section entitled “The Merger—Interests of Aadi’s Directors and Executive Officers in the Merger” beginning on page [●]. The Aadi Board was aware of and considered these interests, among other matters, in reaching its decision to approve and declare advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Federal Securities Law Consequences; Resale Restrictions

The issuance of Aerpio common stock in the merger to Aadi’s stockholders and the issuance of Aerpio common stock and Aerpio pre-funded warrants (as well as Aerpio common stock underlying such warrants) to the PIPE investors in the PIPE financing will be effected by means of a private placement, which is exempt from registration under the Securities Act, in reliance on Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D or Regulation S promulgated thereunder and such shares will be “restricted securities.” The shares issued in connection with the merger and the PIPE financing will not be registered under the Securities Act upon issuance and will not be freely transferable. Holders of such shares may not sell their respective shares unless the shares are registered under the Securities Act or an exemption is available under the Securities Act. Additionally, the shares of Aerpio common stock issued in the merger to Aadi’s stockholders will be subject to the resale restrictions under the lock-up agreements, as further described in the section entitled “Agreements Related To The Merger” beginning on page [•] of this proxy statement.

Material U.S. Federal Income Tax Consequences of the Merger, the Issuance of the CVRs and the Reverse Stock Split

The merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code. Aerpio stockholders will not sell, exchange or dispose of any shares of Aerpio common stock as a result of the merger. Thus, there will be no material U.S. federal income tax consequences to Aerpio or its stockholders as a result of the merger. Aerpio stockholders should not recognize gain or loss upon the reverse stock split. Aerpio and Aadi intend to report the issuance of the CVRs, to be received by Aerpio stockholders pursuant to the CVR agreement, as a taxable distribution of property with respect to Aerpio stock. However, the U.S. federal income tax treatment of the CVRs is unclear. There is no legal authority directly addressing the U.S. federal income tax treatment of the receipt of, and payments on, the CVRs, and there can be no assurance that the IRS would not assert, or that a court would not sustain, a position different than what is reported by Aerpio and that could result in adverse U.S. federal income tax consequences to holders of the CVRs.

For a more complete description of the material U.S. federal income tax consequences of the reverse stock split, receipt of the CVRs, merger, including possible alternative treatments of the CVRs, please see the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Reverse Stock Split, Receipt of the CVRs, and Merger” beginning on page [●] of this proxy statement.

Regulatory Approvals

Neither Aerpio nor Aadi is required to make any filings or to obtain approvals or clearances from any antitrust regulatory authorities in the United States or other countries to consummate the merger. In the United States, Aerpio must comply with applicable federal and state securities laws and the Nasdaq rules in connection with the issuance of shares of Aerpio common stock in the merger and the private placement, including the filing with the SEC of this proxy statement.

Anticipated Accounting Treatment

The merger will be treated by Aerpio as a reverse asset acquisition under the acquisition method of accounting in accordance with U.S. generally accepted accounting principles (referred to as “GAAP”). For accounting purposes, Aadi is considered to be the accounting acquirer in this transaction.

Appraisal Rights

Aerpio’s stockholders are not entitled to appraisal rights in connection with the merger.

Summary of Risk Factors

Below is a summary of the principal factors that stockholders should considered when deciding whether to vote or instruct their vote to be cast to approve the proposals described in this proxy statement. This summary does not address all of the risks that Aerpio and Aadi face. Additional discussion of the risks summarized in this risk factor summary, and other risks that Aerpio and Aadi face, can be found below under the heading “Risk Factors” and should be carefully considered, together with other information in this proxy statement.

SELECTED HISTORICAL AND PRO FORMA COMBINED FINANCIAL DATA

The following tables present summary historical financial data for each of Aerpio and Aadi, summary unaudited pro forma condensed combined financial data for Aerpio and Aadi and comparative historical and unaudited pro forma per share data for Aerpio and Aadi.

Selected Historical and Interim Consolidated Financial Data of Aerpio

The following table summarizes Aerpio’s condensed consolidated financial data. Aerpio derived the following consolidated statements of operations data for the years ended December 31, 2020 and 2019, the consolidated balance sheet data as of December 31, 2020 and 2019 and the consolidated statement of cash flows for the years ended December 31, 2020 and 2019 from its audited consolidated financial statements and related notes, included in Aerpio’s Annual Report on Form 10-K for the years ended December 31, 2020 and 2019 and incorporated by reference herein. Aerpio derived the following condensed consolidated statements of operations data for the three months ended March 31, 2021 and 2020, the condensed consolidated balance sheet data as of March 31, 2021 and the condensed consolidated statement of cash flows for the three months ended March 31, 2021 and 2020 from its interim condensed consolidated financial statements and related notes incorporated by reference herein. The following selected financial data have been derived from Aerpio’s consolidated financial statements and should be read in conjunction with “Aerpio’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes incorporated by reference herein. Aerpio’s historical results are not necessarily indicative of the results that may be expected in any future period.

Condensed Consolidated Statement of Operations:

	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2020	2019
	(unaudited)
License revenue	$—	$—	$15,000,000	$—
Operating expenses
Research and development	2,228,002	1,829,042	12,594,823	12,824,402
General and administrative	2,136,591	2,285,891	8,762,222	9,756,185
Restructuring expense	1,238,270	—	—	1,863,495

Total operating expenses	5,602,863	4,114,933	21,357,045	24,444,082

Loss from operations	(5,602,863)	(4,114,933)	(6,357,045)	(24,444,082)
Other income	1,158,088	—	1,813,976	—
Grant income	—	79,900	79,900	142,729
Interest income	3,036	116,370	147,846	1,030,839

Total other income	1,161,124	196,270	2,041,722	1,173,568

Net loss	$(4,441,739)	$(3,918,663)	$(4,315,323)	$(23,270,514)

Net loss per common share
Basic and diluted	$(0.09)	$(0.10)	$(0.10)	$(0.57)

Weighted average number of common shares used in computing net loss per share attributable to common stockholders, basic and diluted	47,282,322	40,588,004	42,624,148	40,588,004

Condensed Consolidated Balance Sheet:

	March 31, 2021	December 31,
		2020	2019
	(unaudited)
Cash and cash equivalents	$39,008,517	$42,604,935	$38,524,536
Working capital (1)	38,870,051	42,852,216	36,236,470
Total assets	41,161,363	44,924,674	39,936,786
Total liabilities	2,129,202	1,866,809	3,401,443
Accumulated deficit	(150,992,584)	(146,550,845)	(142,235,522)
Total stockholders’ equity	39,032,161	43,057,865	36,535,343

Note to table:

(1)	Working capital is defined as current assets less current liabilities

Condensed Consolidated Statement of Cash Flows:

	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2020	2019
	(unaudited)
Net cash used in operating activities	$(3,666,697)	$(3,939,826)	$(5,384,952)	$(23,852,522)
Net cash used in investing activities	—	—	(19,025)	(236,952)
Net cash provided by financing activities	70,279	—	9,484,376	—

Net (decrease) increase in cash and cash equivalents	$(3,596,418)	$(3,939,826)	$4,080,399	$(24,089,474)

Selected Historical Financial Data of Aadi

The following table summarizes Aadi’s financial data. Aadi has derived the statements of operations data for the years ended December 31, 2020 and 2019, the balance sheet data as of December 31, 2020 and 2019 and the statement of cash flows for the years ended December 31, 2020 and 2019 from Aadi’s audited financial statements included elsewhere in this proxy statement. Aadi has derived the condensed statements of operations data for the three months ended March 31, 2021 and 2020, the condensed balance sheet data as of March 31, 2021 and the condensed statement of cash flows for the three months ended March 31, 2021 and 2020 from Aadi’s condensed interim financial statements included elsewhere in this proxy statement. You should read the following selected financial data together with Aadi’s condensed financial statements and the related notes appearing at the end of this proxy statement and “Aadi’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page [●] of this proxy statement. Aadi’s historical results are not necessarily indicative of the results that may be expected in any future period.

Aadi Condensed Statement of Operations and Comprehensive Loss:

	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2020	2019
	(unaudited)
Revenue:
License revenue	$—	$—	$14,000,000	$—
Grant revenue	119,561	110,558	580,014	749,000

Total Revenue	119,561	110,558	14,580,014	749,000

Operating expenses
Research and development	3,643,484	2,641,482	15,008,376	11,064,467
General and administrative	562,639	672,402	2,121,018	1,854,378

Total operating expenses	4,206,123	3,313,884	17,129,394	12,918,845

Loss from operations	(4,086,562)	(3,203,326)	(2,549,380)	(12,169,845)
Other expense
Change in fair value of convertible promissory notes	(1,165,349)	—	(152,519)	—
Interest income (expense), net	(223,732)	(120,469)	(773,773)	(83,935)

Total other expense, net	(1,389,081)	(120,469)	(926,292)	(83,935)

Loss before income tax expense	(5,475,643)	(3,323,795)	(3,475,672)	(12,253,780)
Income tax expense	—	—	(1,800)	(1,300)

Net loss and comprehensive loss	(5,475,643)	(3,323,795)	(3,477,472)	(12,255,080)
Convertible preferred stock cumulative and undeclared dividends	(246,639)	(246,639)	(986,554)	(986,554)

Net loss attributable to common stockholders	$(5,722,282)	$(3,570,434)	$(4,464,026)	$(13,241,634)

Net loss per common share attributable to common stockholders, basic and diluted	$(0.71)	$(0.45)	$(0.56)	$(1.65)

Weighted average number of common shares used in computing net loss per share attributable to common stockholders, basic and diluted	8,015,000	8,015,000	8,015,000	8,015,000

Condensed Balance Sheet:

	March 31, 2021	December 31,
		2020	2019
	(unaudited)
Cash and cash equivalents	$15,018,601	$4,454,730	$15,961,923
Working capital (1)	(17,926,922)	(11,372,951)	(9,313,121)
Total assets	15,465,619	18,824,768	16,658,622
Total liabilities	33,336,911	31,256,376	25,752,288
Accumulated deficit	(38,070,153)	(32,594,510)	(29,117,038)
Total stockholders’ deficit	(17,871,292)	(12,431,608)	(9,093,666)

Note to table:

(1)	Working capital is defined as current assets less current liabilities

Condensed Statement of Cash Flows:

	Three Months ended March 31,		Year ended December 31,
	2021	2020	2020	2019
	(unaudited)
Net cash provided by (used in) operating activities	$10,563,871	$(4,469,612)	$(12,701,559)	$(7,584,076)
Net cash used in investing activities	—	—	—	(35,712)
Net cash provided by financing activities	—	1,000,000	1,194,366	8,075,000

Net increase (decrease) in cash and cash equivalents	$10,563,871	$(3,469,612)	$(11,507,193)	$455,212

Selected Unaudited Pro Forma Combined Financial Data of Aerpio and Aadi

The following unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting under GAAP. For accounting purposes, Aadi will be considered to be acquiring Aerpio and the merger is expected to be accounted for as a reverse asset acquisition. Aadi is considered the accounting acquirer even though Aerpio will be the issuer of the common stock in the merger. To determine the accounting for this transaction under GAAP, a company must assess whether an integrated set of assets and activities should be accounted for as an acquisition of a business or an asset acquisition. The guidance requires an initial screen test to determine if substantially all of the fair value of the gross assets acquired is concentrated in a single asset or group of similar assets. If that screen is met, the set is not a business. In connection with the merger with Aerpio, the merger is expected to be treated as a reverse asset acquisition.

The unaudited pro forma combined balance sheet data as of March 31, 2021 gives effect to the merger as if it took place on March 31, 2021. The unaudited pro forma combined statement of operations and comprehensive loss data for the three months ended March 31, 2021 and the year ended December 31, 2020 gives effect to the merger as if it took place on January 1, 2020. The following information does not give effect to the proposed reverse stock split described in the section entitled “Matters Being Submitted to a Vote of Aerpio’s Stockholders—Proposal 2: Approval of the Amended and Restated Certificate of Incorporation,” beginning on page [●] of this proxy statement. As the range of the reverse stock split has not been determined, it is not considered to be factually supportable for purposes of the unaudited pro forma combined financial data.

Using the estimated total consideration for the merger, management has preliminarily allocated such consideration to the assets acquired and liabilities assumed of Aerpio in the merger based on a preliminary valuation analysis and preliminary purchase price allocation. This preliminary purchase price allocation was used to prepare pro forma adjustments in the unaudited pro forma combined financial statements. The final purchase price allocation will be determined when management has determined the final consideration paid in the merger and completed the detailed valuations and necessary calculations. The final purchase price allocation could differ materially from the preliminary purchase price allocation used to prepare the pro forma adjustments and the unaudited pro forma combined financial statements. The final purchase price allocation may (i) include changes to assets and liabilities included in the pro forma combined financial data and (ii) include changes to the fair value of purchase consideration in the merger.

The unaudited pro forma combined financial information has been prepared in accordance with Article 11, as amended by SEC Final Rule Release No. 33-10786, “Amendments to Financial Disclosures About Acquired and Disposed Businesses.” In accordance with Release No. 33-10786, the unaudited condensed combined pro forma balance sheet and statements of operations reflect transaction accounting adjustments, as well as other adjustments deemed to be directly related to the merger, irrespective of whether or not such adjustments are deemed to be recurring.

The unaudited pro forma condensed combined financial information is based on the assumptions and adjustments that are described in the accompanying Notes. The merger is anticipated to be accounted for as a reverse asset acquisition. Accordingly, the pro forma adjustments are preliminary, subject to further revision as additional information becomes available and additional analyses are performed, and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary estimates and the final accounting, expected to be completed after the closing of the merger, will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial information and the combined company’s future results of operations and financial position. In addition, differences between the preliminary and final amounts will likely occur as a result of the amount of cash used for Aerpio’s operations, changes in the fair value of Aerpio common stock, and other changes in Aerpio’s assets and liabilities.

The unaudited pro forma combined financial information has been prepared for illustrative purposes only and is not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had Aerpio and Aadi been a combined company during the specified periods.

The following selected unaudited pro forma combined financial data should be read in conjunction with the section entitled “Unaudited Pro Forma Combined Financial Statements,” beginning on page [●], Aerpio’s audited consolidated financial statements and the notes thereto included in the section entitled “Aerpio’s Audited Consolidated Financial Statements” in this proxy statement, Aadi’s audited financial statements and the notes thereto beginning on page [●], Aadi’s unaudited condensed financial statements beginning on page [●], the sections entitled “Aadi’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” beginning on page [●], and the other information contained in this proxy statement.

Combined Company Unaudited Pro Forma Condensed Combined Statement of Operations:

	Three Months Ended March 31, 2021	Year Ended December 31, 2020
	(unaudited)	(unaudited)
Revenue
License revenue	$—	$29,000,000
Grant revenue	119,561	659,914

Total revenue	119,561	29,659,914

Operating expenses
Research and development	5,871,486	27,603,199
General and administrative	2,401,357	19,410,798
Impairment of intangible asset	—	67,247,596

Total operating expenses	8,272,843	114,261,593

Loss from operations	(8,153,282)	(84,601,679)
Other income	1,158,088	1,813,976
Interest income, net	3,071	187,328

Total other income	1,161,159	2,001,304

Net loss, before taxes	(6,992,123)	(82,600,375)
Income tax expense	—	(1,800)

Net loss	$(6,992,123)	$(82,602,175)

Net loss per share, basic and diluted	$(0.02)	$(0.26)

Weighted average number of common shares used in computing net loss per share attributable to common stockholders, basic and diluted	317,156,954	312,498,780

Combined Company Unaudited Pro Forma Condensed Combined Balance Sheet

March 31, 2021
(unaudited)
Cash and cash equivalents	$182,662,322
Working capital(1)	162,200,526
Total assets	185,111,430
Total liabilities	22,693,164
Accumulated deficit	(108,805,406)
Total stockholders’ equity	162,418,266

Note to table:

(1)	Working capital is defined as current assets less current liabilities

Comparative Historical and Unaudited Pro Forma Per Share Data

The information below reflects historical per share information for Aerpio and Aadi and unaudited pro forma per share information of the combined company as if Aerpio and Aadi had been combined as of or for the periods presented. This does not give effect to the proposed reverse stock split.

The pro forma book value information reflects the merger as if it had occurred as of the end of the period presented. The net loss per share information reflects the merger as if it had occurred on January 1, 2020.

The unaudited pro forma combined loss per share information does not purport to represent the net loss per share which would have occurred had Aerpio and Aadi been combined during the periods presented, nor earnings (loss) per share for any future data or period. The unaudited pro forma combined book value (stockholders’ equity (deficit)) per share information below does not purport to represent what the value of Aerpio and Aadi would have been had the companies combined during the periods presented.

	As of and for the Three Months Ended March 31, 2021	As of and for the Year Ended December 31, 2020
Aerpio
Book value per common share—historical(1)	$0.82	$0.91
Basic and diluted net loss per common share—historical	$(0.09)	$(0.10)
Cash dividends declared per common share—historical	—	—
Weighted average common shares	47,282,322	42,624,148
Aadi
Book value per common share—historical(1)	$(2.23)	$(1.55)
Basic and diluted net loss per common share—historical	$(0.71)	$(0.56)
Cash dividends declared per common share—historical	—	—
Weighted average common shares	8,015,000	8,015,000
Unaudited Pro Forma Combined
Book value per common share—pro forma(2)	$0.51	—
Basic and diluted net loss per common share—pro forma	$(0.02)	$(0.26)
Cash dividends declared per common share—pro forma	—	—
Weighted average common shares	317,156,954	312,498,780

Notes to table:

(1)	Historical book value per common share is calculated by taking total stockholders’ equity (deficit) divided by total outstanding common shares, as of the end of the period.
(2)	Combined pro forma book value per common share is calculated by taking pro forma combined total stockholder equity divided by pro forma combined total outstanding common shares.

MARKET PRICE AND DIVIDEND INFORMATION

Aerpio common stock began trading on the OTC Markets—OTCQB Tier on August 8, 2017 and subsequently uplisted to the Nasdaq Capital Market on June 26, 2018 under the symbol “ARPO.”

Aadi is a private company and its common stock is not publicly traded. As of June 16, 2021, there were approximately 3 holders of record of Aadi common stock.

On May 14, 2021, just prior to the public announcement of the proposed merger on May 17, 2021, the closing price per share of Aerpio common stock as reported on Nasdaq was $1.16 per share. On [●], 2021, the last practicable date before the printing of this proxy statement, the closing price per share of Aerpio common stock as reported on Nasdaq was $[●], per share.

Following the consummation of the merger, and subject to successful application for initial listing with Nasdaq, Aerpio common stock will continue to be listed on Nasdaq, but will trade under the symbol “AADI” and under the combined company name of “Aadi Bioscience, Inc.”

As of the record date, Aerpio had approximately [●] stockholders of record.

Aerpio has never declared or paid cash dividends on Aerpio common stock. Aerpio currently anticipates that all of its earnings in the foreseeable future will be used for the operation and growth of its business, and does not expect to pay any cash dividends to Aerpio stockholders. Payment of future dividends, if any, will be at the discretion of the Aerpio Board.

RISK FACTORS

You should consider the following factors in evaluating whether to approve the issuance of shares of Aerpio common stock in the merger, the issuance of Aerpio common stock and pre-funded warrants in the PIPE financing and the resulting “change of control” of Aerpio under the Nasdaq rules and the amended and restated certificate of incorporation, including to effect a reverse stock split of Aerpio common stock. These factors should be considered in conjunction with the other information included or incorporated by reference by Aerpio in this proxy statement.

Risks Related to the Merger

If the proposed merger with Aadi is not consummated, Aerpio’s business could suffer materially and Aerpio’s stock price could decline.

The consummation of the proposed merger with Aadi is subject to a number of closing conditions, including the approval by Aerpio’s stockholders, approval by Nasdaq of Aerpio’s application for initial listing of Aerpio common stock in connection with the merger, and other customary closing conditions. Aerpio is targeting a closing of the transaction in the third quarter of 2021.

If the proposed merger is not consummated, Aerpio may be subject to a number of material risks, and its business and stock price could be adversely affected, as follows:

•	Aerpio has incurred and expects to continue to incur significant expenses related to the proposed merger with Aadi even if the merger is not consummated.

•

The merger agreement contains covenants relating to Aerpio’s solicitation of competing acquisition proposals and the conduct of Aerpio’s business between the date of signing the merger agreement and the closing of the merger. As a result, significant business decisions and transactions before the closing of the merger require the consent of Aadi. Accordingly, Aerpio may be unable to pursue business opportunities that would otherwise be in its best interest as a standalone company. If the merger agreement is terminated after Aerpio has invested significant time and resources in the transaction process, Aerpio will have a limited ability to continue its current operations without obtaining additional financing to fund its operations.

•	Aerpio could be obligated to pay Aadi a $2,000,000 termination fee in connection with the termination of the merger agreement, depending on the reason for the termination.

•	Aerpio could be obligated to pay Aadi a $750,000 expense reimbursement in connection with the termination of the merger agreement, depending on the reason for the termination.

•	Aerpio’s collaborators and other business partners and investors in general may view the failure to consummate the merger as a poor reflection on its business or prospects.

•	Some of Aerpio’s suppliers, collaborators and other business partners may seek to change or terminate their relationships with Aerpio as a result of the proposed merger.

•

As a result of the proposed merger, current and prospective employees could experience uncertainty about their future roles within the combined company. This uncertainty may adversely affect Aerpio’s ability to retain its key employees, who may seek other employment opportunities. Additionally, pursuant to the merger agreement, all Aerpio employees will be terminated effective as of the closing.

•	Aerpio’s management team may be distracted from day to day operations as a result of the proposed merger.

•	The market price of Aerpio common stock may decline to the extent that the current market price reflects a market assumption that the proposed merger will be completed.

In addition, if the merger agreement is terminated and the Aerpio Board determines to seek another business combination, it may not be able to find a third party willing to provide equivalent or more attractive consideration than the consideration to be provided by each party in the merger. In such circumstances, the Aerpio Board may elect to, among other things, divest all or a portion of Aerpio’s business, or take the steps necessary to liquidate all of Aerpio’s business and assets, and in either such case, the consideration that Aerpio receives may be less attractive than the consideration to be received by Aerpio pursuant to the merger agreement.

If Aerpio does not successfully consummate the merger or another strategic transaction, the Aerpio Board may decide to pursue a dissolution and liquidation of Aerpio. In such an event, the amount of cash available for distribution to Aerpio’s stockholders will depend heavily on the timing of such liquidation as well as the amount of cash that will need to be reserved for commitments and contingent liabilities.

There can be no assurance that the merger will be completed. If the merger is not completed, the Aerpio Board may decide to pursue a dissolution and liquidation of Aerpio. In such an event, the amount of cash available for distribution to Aerpio’s stockholders will depend heavily on the timing of such decision and, as with the passage of time the amount of cash available for distribution will be reduced as Aerpio continues to fund its operations. In addition, if the Aerpio Board were to approve and recommend, and Aerpio’s stockholders were to approve, a dissolution and liquidation of Aerpio, Aerpio would be required under Delaware corporate law to pay its outstanding obligations, as well as to make reasonable provision for contingent and unknown obligations, prior to making any distributions in liquidation to Aerpio’s stockholders. As a result of this requirement, a portion of Aerpio’s assets may need to be reserved pending the resolution of such obligations, and the timing of any such resolution is uncertain. In addition, Aerpio may be subject to litigation or other claims related to a dissolution and liquidation of Aerpio. If a dissolution and liquidation were pursued, the Aerpio Board, in consultation with its advisors, would need to evaluate these matters and make a determination about a reasonable amount to reserve. Accordingly, holders of Aerpio common stock could lose all or a significant portion of their investment in the event of a liquidation, dissolution or winding up of Aerpio.

The amount of merger consideration may vary depending on the amount of net cash of Aerpio as of a certain determination date prior to closing and the date on which the closing occurs, which could result in Aerpio’s stockholders owning a smaller percentage of the combined company than expected.

Under the terms of the merger agreement, the number of shares of Aerpio common stock to be issued to Aadi’s stockholders at the closing of the merger will be determined based on an exchange ratio, which will be calculated based on the total number of outstanding shares of Aerpio common stock and Aadi common stock, each on a fully-diluted basis, and the respective valuations of Aadi and Aerpio, as of immediately prior to the closing of the merger. If the closing occurs on or before July 26, 2021 and there is no adjustment to the closing valuation of Aerpio (as described below), then immediately following the effective time of the merger, Aadi’s stockholders will own, or hold rights to acquire, 66.8% of the common stock of the combined company, on a fully-diluted basis, and Aerpio’s existing stockholders will own or hold rights to acquire 33.2% of the common stock of the combined company, on a fully-diluted basis. If Aerpio’s net cash is less than $26,000,000 and the closing of the merger occurs prior to July 26, 2021, then Aerpio’s valuation will be equal to the amount of Aerpio’s net cash plus an additional $15,000,000 of enterprise value. The respective valuations of Aadi and Aerpio, and the corresponding ownership percentages of Aadi’s stockholders and existing Aerpio stockholders, may be adjusted upward or downward based on the date the closing occurs and the net cash balance (defined in the merger agreement as cash, cash equivalents and marketable securities minus certain outstanding liabilities) of Aerpio as of a determination date prior to the closing of the merger, and as a result, either Aerpio’s stockholders could own less of the combined company than expected. There can be no assurances as to Aerpio’s level of net cash between now and closing or as to the date the closing will occur.

Aerpio’s net cash may be less than $10,000,000 at the closing of the merger, which would cause a condition to Aadi’s obligation to consummate the merger to fail to be satisfied and may result in the termination of the merger agreement.

Aerpio is required to have a net cash balance of at least $10,000,000 at the closing of the merger as a condition to Aadi’s obligation to consummate the merger. For purposes of the merger agreement, net cash is subject to certain reductions, including, without limitation, accounts payable, accrued expenses (except those related to the merger), current liabilities payable in cash, unpaid expenses related to the merger and certain other unpaid obligations, including outstanding lease obligations. In the event that Aerpio’s net cash falls below this threshold, a condition to the Aadi’s obligation to consummate the merger will fail to be satisfied and Aadi will have the right to terminate the merger agreement at an outside date of February 16, 2022 (subject to extension as provided in the merger agreement) if Aerpio’s net cash continues to be lower than the $10,000,000 threshold.

Aerpio may not consummate the PIPE financing or may fail to receive, substantially concurrently with the closing of the merger, the minimum required PIPE financing proceeds of $50,000,000, which would cause a condition to both parties’ obligations to consummate the merger to fail to be satisfied and may result in the termination of the merger agreement.

The closing of the PIPE financing is expected to occur concurrently with, and is conditioned upon, the closing of the merger. Aerpio is required to have received, or substantially concurrently with the closing of the merger receive, the minimum required PIPE financing proceeds of $50,000,000 as a condition to both Aadi’s and Aerpio’s obligations to consummate the merger. For purposes of the merger agreement, the PIPE financing proceeds must be at least $50,000,000, but the parties expect the PIPE financing to be comprised of an aggregate purchase price of approximately $155,000,000. In the event that the PIPE financing is not consummated or the amount of the PIPE financing proceeds is below $50,000,000, a condition to Aadi’s and Aerpio’s obligations to consummate the merger will fail to be satisfied and Aadi and Aerpio will each have the right to terminate the merger agreement at an outside date of February 16, 2022 (subject to extension as provided in the merger agreement) if the condition continues to fail to be satisfied.

Some of Aerpio’s officers and directors have conflicts of interest that may influence them to support or approve the merger.

Officers and directors of Aerpio participate in arrangements that provide them with interests in the merger that are different from yours, including, among others, their continued service as a director of the combined company, retention and severance benefits, the acceleration of option vesting and continued indemnification. These interests, among others, may influence the officers and directors of Aerpio to support or approve the merger. For a more detailed discussion see “The Merger—Interests of Aerpio’s Directors and Executive Officers in the Merger” beginning on page [●] of this proxy statement.

The merger may be completed even though material adverse changes may result from the announcement of the merger, industry-wide changes and other causes.

In general, either party can refuse to complete the merger if there is a material adverse change affecting the other party between May 16, 2021, the date of the merger agreement, and the closing. However, some types of changes do not permit either party to refuse to complete the merger, even if such changes would have a material adverse effect on Aerpio or Aadi, to the extent they resulted from the following and do not have a materially disproportionate effect on Aerpio or Aadi, as the case may be:

•	the announcement or pendency of the merger agreement or the transactions contemplated thereby;

•

any natural disaster or any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation or armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing;

•

any epidemic or pandemic (including continuation or escalation of the COVID-19 pandemic or orders issued by a Governmental Authority in response to the COVID-19 pandemic) in the United States or any other country or region in the world, or any escalation of the foregoing;

•	any change in generally accepted accounting principles or any change in applicable laws, rules or regulations or the interpretation thereof;

•	general economic or political conditions or conditions generally affecting the industries in which either party and its subsidiaries operate;

•	with respect to Aerpio, any change in the stock price or trading volume of Aerpio common stock; or

•	with respect to Aerpio, subject to certain exceptions, a change in the listing status of Aerpio common stock on Nasdaq.

If adverse changes occur but Aerpio and Aadi must still complete the merger, the combined company’s stock price may suffer.

The market price of the combined company’s common stock may decline as a result of the merger.

The market price of the combined company’s common stock may decline as a result of the merger for a number of reasons including if:

•	the combined company does not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial or industry analysts;

•	the effect of the merger on the combined company’s business and prospects is not consistent with the expectations of financial or industry analysts; or

•	investors react negatively to the effect on the combined company’s business and prospects from the merger.

Aerpio’s stockholders may not realize a benefit from the merger commensurate with the ownership dilution they will experience in connection with the merger.

If the combined company is unable to realize the strategic and financial benefits currently anticipated from the merger, Aerpio’s stockholders will have experienced substantial dilution of their ownership interest without receiving any commensurate benefit. Significant management attention and resources will be required to integrate the two companies. Delays in this process could adversely affect the combined company’s business, financial results, financial condition and stock price following the merger.

During the pendency of the merger, Aerpio may not be able to enter into a business combination with another party and will be subject to contractual limitations on certain actions because of restrictions in the merger agreement.

Covenants in the merger agreement impede the ability of Aerpio or Aadi to make acquisitions or complete other transactions that are not in the ordinary course of business pending completion of the merger. As a result, if the merger is not completed, the parties may be at a disadvantage to their competitors. In addition, while the merger agreement is in effect and subject to limited exceptions, each party is prohibited from soliciting, initiating, encouraging or taking actions designed to facilitate any inquiries or the making of any proposal or offer that could lead to the entering into certain extraordinary transactions with any third party, such as a sale of assets, an acquisition of Aerpio common stock, a tender offer for Aerpio common stock, a merger or other business combination outside the ordinary course of business. Any such transactions could be favorable to such party’s stockholders.

Because the lack of a public market for Aadi common stock makes it difficult to evaluate the fairness of the merger, Aadi’s stockholders may receive consideration in the merger that is greater than or less than the fair market value of Aadi common stock.

The outstanding share capital of Aadi is privately held and is not traded in any public market. The lack of a public market makes it extremely difficult to determine the fair market value of Aadi. Since the percentage of Aerpio’s equity to be issued to Aadi’s stockholders was determined based on negotiations between the parties, it is possible that the value of the Aerpio common stock to be issued in connection with the merger will be greater than the fair market value of Aadi. Alternatively, it is possible that the value of the shares of Aerpio common stock to be issued in connection with the merger will be less than the fair market value of Aadi.

The combined company will incur significant transaction costs as a result of the merger, including investment banking, legal and accounting fees. In addition, the combined company will incur significant consolidation and integration expenses which cannot be accurately estimated at this time. These costs could include the possible relocation of certain operations from Massachusetts to other offices of the combined company as well as costs associated with terminating existing office leases and the loss of benefits of certain favorable office leases. Actual transaction costs may substantially exceed Aadi’s estimates and may have an adverse effect on the combined company’s financial condition and operating results.

Failure of the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code could harm the combined company.

The parties intend for the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, as amended. For a full description of the tax consequences of the merger, see “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [●] of this proxy statement. To comply with the requirements for a Section 368(a) reorganization, certain requirements for the transaction must be met; if such requirements are not satisfied, Aadi’s stockholders could be subject to tax liability.

The merger is expected to result in a limitation on Aerpio’s ability to utilize its net operating loss carryforward.

Under Section 382 of the Code, use of Aerpio’s net operating loss carryforwards (referred to as “NOLs”) will be limited if Aerpio experiences an “ownership change.” For these purposes, an ownership change generally occurs where the aggregate stock ownership of one or more stockholders or groups of stockholders who owns at least 5% of a corporation’s stock increases by more than 50 percentage points over its lowest ownership percentage within a specified testing period. Aerpio is expected to experience an ownership change as a result of the merger and therefore its ability to utilize its NOLs and certain credit carryforwards remaining at the effective time will be limited. The limitation will be determined by the fair market value of Aerpio common stock outstanding prior to the ownership change, multiplied by the applicable federal rate. Limitations imposed on Aerpio’s ability to utilize NOLs could cause U.S. federal and state income taxes to be paid earlier than would be paid if such limitations were not in effect and could cause such NOLs to expire unused, in each case reducing or eliminating the benefit of such NOLs.

Certain stockholders could attempt to influence changes within Aerpio which could adversely affect Aerpio’s operations, financial condition and the value of Aerpio common stock.

Aerpio’s stockholders may from time-to-time seek to acquire a controlling stake in Aerpio, engage in proxy solicitations, advance stockholder proposals or otherwise attempt to effect changes. Campaigns by stockholders to effect changes at publicly-traded companies are sometimes led by investors seeking to increase short-term stockholder value through actions such as financial restructuring, increased debt, special dividends, stock repurchases or sales of assets or the entire company. Responding to proxy contests and other actions by activist stockholders can be costly and time-consuming, and could disrupt Aerpio’s operations and divert the attention of the Aerpio Board and senior management from the pursuit of the proposed merger transaction. These actions could adversely affect Aerpio’s operations, financial condition, Aerpio’s ability to consummate the merger and the value of Aerpio common stock.

Aerpio and Aadi may become involved in securities litigation or stockholder derivative litigation in connection with the merger, and this could divert the attention of Aerpio and Aadi management and harm the combined company’s business, and insurance coverage may not be sufficient to cover all related costs and damages.

Securities litigation or stockholder derivative litigation frequently follows the announcement of certain significant business transactions, such as the sale of a business division or announcement of a business combination transaction. Aerpio and Aadi may become involved in this type of litigation in connection with the merger, and the combined company may become involved in this type of litigation in the future. Litigation often is expensive and diverts management’s attention and resources, which could adversely affect the business of Aerpio, Aadi and the combined company.

Failure to complete the merger may result in Aerpio paying a termination fee or expenses to the other party and could harm the price of Aerpio common stock and the future business and operations of each company.

If the merger is not completed and the merger agreement is terminated under certain circumstances, Aerpio may be required to pay Aadi a termination fee of $2,000,000 and/or an expense reimbursement of up to $750,000. Even if a termination fee or expense reimbursement is not payable in connection with a termination of the merger agreement, Aerpio will have incurred significant fees and expenses, which must be paid whether or not the merger is completed. Further, if the merger is not completed, it could significantly harm the market price of Aerpio common stock.

The exchange ratio is not adjustable based on the market price of Aerpio common stock so the merger consideration at the closing may have greater or lesser value than the market price at the time the merger agreement was signed.

The merger agreement has set the exchange ratio for Aadi common stock, and the exchange ratio is based on the outstanding Aadi common stock and the outstanding Aerpio common stock, in each case immediately prior to the closing of the merger as described under the heading “The Merger—Merger Consideration.” Applying the exchange ratio formula in the merger agreement, Aadi’s stockholders immediately before the merger are expected to own 66.8% of the outstanding capital stock of Aerpio immediately following the merger, and the stockholders of Aerpio immediately before the merger are expected to own approximately 33.2% of the outstanding capital stock of Aerpio immediately following merger, subject to certain assumptions and without giving effect to the PIPE financing. Under certain circumstances further described in the merger agreement, however, these ownership percentages may be adjusted upward or downward based on the date the closing occurs and the cash levels of the respective companies at the closing of the merger, and as a result, Aerpio’s stockholders could own less of the combined company than expected.

Any changes in the market price of Aerpio common stock before the completion of the merger will not affect the number of shares of Aerpio common stock issuable to Aadi’s stockholders pursuant to the merger agreement. Therefore, if before the completion of the merger the market price of Aerpio common stock declines from the market price on the date of the merger agreement, then Aadi’s stockholders could receive merger consideration with substantially lower value than the value of such merger consideration on the date of the merger agreement. Similarly, if before the completion of the merger the market price of Aerpio common stock increases from the market price of Aerpio common stock on the date of the merger agreement, then Aadi’s stockholders could receive merger consideration with substantially greater value than the value of such merger consideration on the date of the merger agreement. The merger agreement does not include a price-based termination right. Because the exchange ratio does not adjust as a result of changes in the market price of Aerpio common stock, for each one percentage point change in the market price of Aerpio common stock, there is a corresponding one percentage point rise or decline, respectively, in the value of the total merger consideration payable to Aadi’s stockholders pursuant to the merger agreement.

Certain provisions of the merger agreement may discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the merger agreement.

The terms of the merger agreement prohibit each of Aerpio and Aadi from soliciting alternative takeover proposals or cooperating with persons making unsolicited takeover proposals, except in limited circumstances when the Aerpio Board determines in good faith that an unsolicited alternative takeover proposal is or is reasonably likely to lead to a superior takeover proposal and that failure to cooperate with the proponent of the proposal would be reasonably likely to be inconsistent with the Aerpio Board’s fiduciary duties.

If the conditions to the merger are not met, the merger may not occur.

Even if the share issuances and amended and restated certificate of incorporation to effect the reverse stock split are approved by Aerpio’s stockholders, specified conditions must be satisfied or waived to complete the merger, including the consummation of the PIPE financing. These conditions are set forth in the merger agreement and described in the section entitled “The Merger Agreement—Conditions to the Completion of the Merger”. Aerpio cannot assure you that all of the conditions will be satisfied or waived. If the conditions are not satisfied or waived, the merger will not occur or will be delayed, and Aerpio and Aadi each may lose some or all of the intended benefits of the merger.

Aerpio stockholders may not receive any payment on the CVRs and the CVRs may otherwise expire valueless.

The merger agreement contemplates that at or prior to completion of the merger, Aerpio, the Holder Representative (as defined in the CVR agreement) and the Rights Agent (as defined in the CVR agreement) will execute and deliver the CVR agreement, pursuant to which each holder of Aerpio common stock as of immediately prior to the effective time of the merger shall be entitled to one contractual CVR issued by Aerpio, subject to and in accordance with the terms and conditions of the CVR agreement, for each share of Aerpio common stock held by such holder. Each CVR shall entitle the holder thereof to receive 90% of the net proceeds (calculated as gross consideration minus certain permitted deductions), if any, under the license agreement, dated June 24, 2018, entered into by and between Aerpio and Gossamer Bio, Inc., as amended by the Amendment No. 1 thereto and any written definitive agreements entered into by Aerpio and a third party prior to the effective time of the merger related to the sale, license, transfer, disposition, divestiture or other monetization transaction (i.e., a royalty transaction) and/or winding down of the Aspen Legacy Business or any Aspen Legacy Assets (each as defined in the merger agreement) (referred to as the “CVR covered agreements”). The CVRs are not transferable, except in certain limited circumstances as will be provided in the CVR agreement, will not be certificated or evidenced by any instrument and will not be registered with the SEC or listed for trading on any exchange or quotation system. The CVRs will not represent any equity or ownership interest in Aerpio or in any constituent company to the merger and will not have any voting or dividend rights, and interest will not accrue on any amounts payable in respect of the CVRs to any holder.

The combined company will be under no contractual obligation to sell, license, or otherwise monetize the Aspen Legacy Business or any Aspen Legacy Assets. If Aerpio is unable to sell, license, or otherwise monetize the Aspen Legacy Business or any Aspen Legacy Assets before the closing of the merger, or does enter into any CVR covered agreements, there may not be any proceeds relating to the CVR covered agreements, no payments will be made under the CVRs, and the CVRs will expire valueless.

Finally, the U.S. federal income tax treatment of the CVRs is unclear. There is no legal authority directly addressing the U.S. federal income tax treatment of the receipt of, and payments on, the CVRs, and there can be no assurance that the IRS would not assert, or that a court would not sustain, a position different than what is reported by Aerpio and that could result in adverse U.S. federal income tax consequences to holders of the CVRs. The CVR agreement is discussed in greater detail in the section entitled “Agreements Related to the Merger—Contingent Value Rights Agreement” on page [●] of this proxy statement.

Risks Related to the Reverse Stock Split

The reverse stock split may not increase Aerpio’s stock price over the long-term.

The principal purpose of the reverse stock split is to increase the per-share market price of Aerpio common stock above the minimum bid price requirement under the Nasdaq rules so that the listing on Nasdaq of the combined company and the shares of Aerpio common stock being issued in the merger will be approved. It cannot be assured, however, that the reverse stock split will accomplish this objective for any meaningful period of time. While it is expected that the reduction in the number of outstanding shares of common stock will proportionally increase the market price of Aerpio common stock, it cannot be assured that the reverse stock split will increase the market price of its common stock by a multiple of the reverse stock split ratio chosen by the Aerpio Board, or result in any permanent or sustained increase in the market price of Aerpio common stock, which is dependent upon many factors, including Aerpio’s business and financial performance, general market conditions, and prospects for future success. Thus, while the stock price of the combined company might meet the continued listing requirements for Nasdaq initially, it cannot be assured that it will continue to do so.

The reverse stock split may decrease the liquidity of Aerpio common stock.

Although the Aerpio Board believes that the anticipated increase in the market price of Aerpio common stock could encourage interest in its common stock and possibly promote greater liquidity for its stockholders, such liquidity could also be adversely affected by the reduced number of shares outstanding after the reverse stock split. The reduction in the number of outstanding shares may lead to reduced trading and a smaller number of market makers for Aerpio common stock.

The reverse stock split may lead to a decrease in Aerpio’s overall market capitalization.

Should the market price of Aerpio common stock decline after the reverse stock split, the percentage decline may be greater, due to the smaller number of shares outstanding, than it would have been prior to the reverse stock split. A reverse stock split is often viewed negatively by the market and, consequently, can lead to a decrease in Aerpio’s overall market capitalization. If the per share market price does not increase in proportion to the reverse stock split ratio, then the value of the combined company, as measured by its stock capitalization, will be reduced. In some cases, the per-share stock price of companies that have effected reverse stock splits subsequently declined back to pre-reverse split levels, and accordingly, it cannot be assured that the total market value of Aerpio common stock will remain the same after the reverse stock split is effected, or that the reverse stock split will not have an adverse effect on Aerpio’s stock price due to the reduced number of shares outstanding after the reverse stock split.

Risks Related to Aerpio

For risks related to the business of Aerpio, please refer to the section entitled “Item 1A. Risk Factors” set forth in Aerpio’s Annual Report on Form 10-K for the year ended December 31, 2020 as filed with the SEC on March 11, 2021, as updated by the subsequent quarterly reports on Form 10-Q.

Risks Related to Aadi

Risks Related to Aadi’s Business, Financial Condition and Capital Requirements

Aadi is a clinical stage biopharmaceutical company, has a limited operating history, has not initiated or completed any large-scale clinical trials, and has no products approved for commercial sale, which may make it difficult for you to evaluate its current business and likelihood of success and viability.

Aadi is a clinical-stage biopharmaceutical company with a limited operating history upon which you can evaluate its business and prospects. Aadi has no products approved for commercial sale and has not generated any revenue. Drug development is a highly uncertain undertaking and involves a substantial degree of risk. Aadi’s Phase 2 registrational study of its drug FYARRO (ABI-009, nab-sirolimus) (referred to as the “AMPECT trial”) for advanced (metastatic or locally advanced) malignant perivascular epithelioid sarcoma (referred to as “PEComa”) has been completed. A rolling New Drug Application (referred to as an “NDA”) submission for its lead product candidate, ABI-009, was completed in May 2021. Based on the AMPECT trial and emerging data for ABI-009 in other solid tumors with tumor-agnostic Tuberous Sclerosis Complex 1 and 2 (referred to as “TSC1 & TSC2”) alterations, and following discussions with the U.S. Food and Drug Administration (referred to as the “FDA”), Aadi plans to initiate a tumor-agnostic registrational trial in cancers harboring TSC1 & TSC2 inactivating alterations by the end of 2021. Its other programs are in early clinical research stages. To date, Aadi has devoted substantially all of its resources to research and development activities, business planning, establishing and maintaining its intellectual property portfolio, hiring personnel, raising capital and providing general and administrative support for these operations.

Aadi has not yet demonstrated its ability to successfully obtain regulatory approvals, manufacture a commercial-scale product or arrange for a third party to do so on its behalf, or conduct sales and marketing activities necessary for successful product commercialization. As a result, it may be more difficult for you to accurately predict Aadi’s likelihood of success and viability than it could be if it had a longer operating history.

In addition, Aadi may encounter unforeseen expenses, difficulties, complications, delays and other known and unknown factors and risks frequently experienced by clinical-stage biopharmaceutical companies in rapidly evolving fields. Aadi may also need to transition from a company with a research and development focus to a company capable of supporting commercial activities. Aadi has not yet demonstrated an ability to successfully overcome such risks and difficulties, or to make such a transition. If Aadi does not adequately address these risks and difficulties or successfully make such a transition, its business will suffer.

Aadi has incurred significant net losses since its inception, and it expects to continue to incur significant net losses for the foreseeable future.

Aadi has incurred significant net losses since its inception, has not generated any revenue from product sales to date and has financed its operations principally through private placements of its convertible preferred stock, federal grants and proceeds from licenses. Aadi’s net losses were $5.5 million for the three months ended March 31, 2021 and $3.5 million for the year ended December 31, 2020. Aadi had an accumulated deficit of $38.1 million as of March 31, 2021 and $32.6 million as of December 31, 2020. These losses have resulted primarily from costs incurred in connection with research and development activities and general and administrative costs associated with Aadi’s operations. Aadi does not expect to generate meaningful revenue from product sales for the foreseeable future, and it expects to continue to incur significant operating expenses for the foreseeable future due to the cost of research and development, including identifying and designing additional product candidates and conducting preclinical studies and clinical trials, and the regulatory approval process for its product candidates. Aadi expects its expenses, and the potential for losses, to increase substantially as it conducts clinical trials of its lead product candidates and seeks to expand its pipeline. The amount of Aadi’s future expenses and potential losses is uncertain.

Even if Aadi succeeds in receiving regulatory approval for and commercializing one or more of its current and future product candidates, Aadi expects to continue to incur significant expenses and increasing operating losses over the next several years and for the foreseeable future. The net losses Aadi incurs may fluctuate significantly from quarter to quarter such that a period-to-period comparison of its results of operations may not be a good indication of its future performance. The size of its future net losses will depend, in part, on the rate of future growth of its expenses and its ability to generate revenue. Aadi’s prior losses and expected future losses have had, and will continue to have, an adverse effect on its working capital, its ability to fund the development of its product candidates, its ability to achieve and maintain profitability and the performance of its stock.

Aadi’s ability to generate revenue and achieve profitability depends significantly on its ability to achieve several objectives relating to the discovery, development and commercialization of its product candidates.

Aadi’s ability to generate product revenue sufficient to achieve profitability depends on the successful discovery, development and eventual commercialization of one or more of its current and future product candidates. To date, Aadi has no products approved for commercial sale and does not anticipate generating any revenue from product sales until after Aadi has received regulatory approval for the commercial sale of a product candidate, if ever. Its ability to generate revenue and achieve profitability depends significantly on its ability, or any current or future collaborator’s ability, to achieve several objectives, including, but not limited to:

•	timely review and regulatory approval of Aadi’s NDA submission for FYARRO for the treatment of advanced malignant PEComa by the FDA;

•

demonstrating the safety and efficacy of ABI-009 to the satisfaction of the FDA and obtaining regulatory approval for ABI-009 and other current and future product candidates, if any, for which there is a commercial market;

•	completing development activities, including planned clinical trials for ABI-009, successfully and on a timely basis;

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its ability to complete investigational new drug application (referred to as an “IND”) enabling studies and successfully submit INDs or IND supplements or comparable applications, that become effective without any objections by the FDA or comparable regulatory authorities before commencing a clinical trial for any of its product candidates;

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establishing and maintaining relationships with contract research organizations (referred to as “CROs”) and clinical sites for the clinical development of ABI-009 and its other future product candidates;

•	timely receipt of regulatory approvals from applicable regulatory authorities for any product candidates for which it successfully completes clinical development;

•	developing or contracting for an efficient and scalable manufacturing process for its product candidates, including obtaining finished products that are appropriately packaged for sale;

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establishing and maintaining commercially viable supply and manufacturing relationships with third parties that can provide adequate, in both amount and quality, products and services to support clinical development and meet the market demand for its product candidates, if approved;

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launching and successfully commercializing product candidates following any regulatory approval, including the development of a commercial infrastructure, whether in-house or with one or more collaborators;

•	negotiating and maintaining an adequate price for its product candidates, both in the United States and in foreign countries where its products are commercialized;

•	a continued acceptable safety profile following any regulatory approval of its product candidates;

•	commercial acceptance of its product candidates by patients, the medical community and third-party payors;

•	satisfying any required post-regulatory approval commitments to applicable regulatory authorities;

•	identifying, assessing and developing new product candidates;

•	obtaining, maintaining and expanding patent protection, trade secret protection and regulatory exclusivity, both in the United States and internationally;

•	protecting its rights in its intellectual property portfolio;

•	defending against third-party interference or infringement claims, if any;

•

entering into and maintaining, on favorable terms, any collaboration, licensing or other arrangements that may be necessary or desirable to develop, manufacture or commercialize its product candidates;

•	obtaining coverage and adequate reimbursement by third-party payors for its product candidates;

•	addressing any competing therapies and technological and market developments; and

•	attracting, hiring and retaining qualified personnel.

Aadi may never be successful in achieving its objectives and, even if it does, may never generate revenue that is significant or large enough to achieve profitability. If Aadi does achieve profitability, it may not be able to sustain or increase profitability on a quarterly or annual basis. Aadi’s failure to become and remain profitable would decrease its value and could impair its ability to maintain or further its research and development efforts, raise additional necessary capital, grow its business or continue its operations and could cause a decline in the value of its common stock.

Even following the merger and PIPE financing, Aadi will require additional capital to finance its operations. If it is unable to raise such capital when needed, or on acceptable terms, it may be forced to delay, reduce and/or eliminate one or more of its research and drug development programs or future commercialization efforts.

Developing pharmaceutical products, including conducting preclinical studies and clinical trials, is a very time-consuming, expensive and uncertain process that takes years to complete. Aadi’s operations have consumed substantial amounts of cash since inception, and Aadi expects its expenses to increase in connection with its ongoing and planned activities, particularly as it seeks regulatory approval for, and the potential commercialization of, ABI-009. Aadi’s expenses could increase beyond its current expectations if it is required by the FDA, the European Medicines Agency (referred to as the “EMA”) or other regulatory agencies to perform clinical trials or preclinical studies in addition to those that it currently anticipates, or if there are any delays in any of its clinical trials or the development of any of its product candidates. Other unanticipated costs may also arise. In addition, even if Aadi obtains regulatory approval for any of its product candidates, including ABI-009, Aadi expects to incur significant commercialization expenses related to sales, marketing, manufacturing and distribution activities and ongoing compliance activities. Because the outcome of Aadi’s rolling NDA submission for the PEComa indication and the design and outcome of Aadi’s planned and anticipated clinical trials is uncertain, it cannot reasonably estimate the actual amount of resources and funding that will be necessary to successfully complete the development and commercialization of ABI-009 for the PEComa indication, if approved, or any other product candidates or other indications it develops. Aadi is not permitted to market or promote ABI-009, or any other product candidate, in the United States before it receives regulatory approval from the FDA. In addition, upon the completion of the merger, Aadi expects to incur additional costs associated with operating as a public company. Accordingly, Aadi will need to obtain substantial additional funding in order to continue its operations.

As of March 31, 2021, Aadi had $15 million in cash and cash equivalents. Based on Aadi’s current operating plan, it believes that the cash and cash equivalents of the combined company following the close of the merger, including the proceeds from the PIPE financing, will enable it to fund its planned operating expenses and capital expenditures into the third quarter of 2021. Aadi’s estimate as to how long it expects the cash and cash equivalents of the combined company to be able to continue to fund its operations is based on assumptions that may prove to be wrong, and it could exhaust its available capital resources sooner than it currently expects. Changing circumstances, some of which may be beyond its control, could cause Aadi to consume capital significantly faster than it currently anticipates, and it may need to seek additional funds sooner than planned.

Aadi plans to use the cash and cash equivalents of the combined company to fund the commercialization of ABI-009 for the PEComa indication, if approved, ongoing and planned clinical trials of ABI-009 for other indications such as the TSC1 & TSC2 indications, for manufacturing operations and to fund its other research for other product candidates and development activities, as well as for working capital and other general corporate purposes. Advancing the development of ABI-009 and any other product candidate will require a significant amount of capital. The existing cash and cash equivalents of the combined company will not be sufficient to fund all of the activities that are necessary to complete the development of ABI-009.

Aadi will be required to obtain further funding to support its continuing operations through public or private equity offerings, debt financings, third-party funding, marketing and distribution arrangements, collaborations with third parties and licensing arrangements or other sources or a combination of these approaches, which may dilute its stockholders or restrict its operating activities. Any additional fundraising efforts may divert its management from their day-to-day activities, which may adversely affect its ability to develop and, if approved, commercialize its product candidates. Adequate additional financing may not be available to Aadi in sufficient amounts or on acceptable terms, or at all. To the extent that Aadi raises additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms may include liquidation or other preferences that adversely affect your rights as a stockholder and the possibility of such issuance may cause the market price of Aadi’s shares to decline. Debt financing may result in imposition of debt covenants, increased fixed payment obligations or other restrictions that may affect the conduct of Aadi’s business. If Aadi raises additional funds through up-front payments or milestone payments pursuant to strategic collaborations with third parties, it may have to relinquish valuable rights to certain of its technologies or its product candidates, or grant licenses on terms that are not favorable to it, which may have a material adverse effect on its business, operating results and prospects. Aadi’s ability to raise additional funds will depend on financial, economic and other factors, many of which are beyond its control. In addition, Aadi may seek additional capital due to favorable market conditions or strategic considerations even if it believes it has sufficient funds for its current or future operating plans.

Aadi’s failure to raise capital as and when needed or on acceptable terms would have a negative impact on its financial condition and its ability to pursue its business strategy, and Aadi may have to significantly delay, reduce the scope of, suspend or eliminate one or more of its research or development programs, clinical trials or future commercialization efforts.

Risks Related to the Discovery, Development and Commercialization of Aadi’s Product Candidates

Aadi is substantially dependent on the success of its lead product candidate, ABI-009, which requires significant clinical testing before submitting a new drug application for regulatory approval and potentially launching commercial sales if approval is granted. If Aadi is unable to complete development of, obtain approval for and commercialize ABI-009 for one or more indications in a timely manner, its business will be harmed.

Aadi’s future success is dependent on its ability to timely and successfully obtain regulatory approval for, and then successfully commercialize, ABI-009, its lead product candidate. Aadi is investing the majority of its efforts and financial resources in the research and development of ABI-009 for multiple indications. ABI-009 is an injectable, albumin-bound nanoparticle form of sirolimus bound to albumin, for the treatment of malignant PEComas, as well as other cancer types with mTOR pathway alterations in the TSC1 & TSC2 genes that are most likely to respond to mTOR treatment.

In May 2021, Aadi completed the filing of a rolling NDA for ABI-009 to the FDA for approval to treat patients with advanced malignant PEComa. Aadi’s NDA is based on results from its AMPECT trial, involving patients for whom there are currently no approved therapies in the United States. In November 2019, Aadi announced top-line results from the AMPECT trial, including that the study achieved its primary endpoint of objective response rate (referred to as the “ORR”) as determined by blinded independent central radiologic review using modified Response

Evaluation Criteria in Solid Tumors (referred to as “RECIST”). ABI-009 will require additional clinical development, expansion of manufacturing capabilities, regulatory approval from the FDA and other regulatory authorities in jurisdictions where Aadi plans to market ABI-009, substantial investment and significant marketing efforts before Aadi can generate any revenues from product sales. Aadi is not permitted to market or promote ABI-009, or any other product candidate, before it receives regulatory approval from the FDA and comparable foreign regulatory authorities, and Aadi may never receive such regulatory approvals.

The success of ABI-009 will depend on several factors, including the following:

•	the successful and timely completion of the required preclinical studies and clinical trials of ABI-009 for current and future indications;

•	INDs going into effect with the FDA for Aadi’s planned and future clinical trials;

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the initiation and successful patient enrollment and completion of additional clinical trials of ABI-009 on a timely basis, including the planned registrational Phase 2 study (referred to as “PRECISION 1”) of ABI-009 in patients with tumor-agnostic TSC1 & TSC2 alterations;

•	maintaining and establishing relationships with CROs and clinical sites for the development of ABI-009 both in the United States and internationally;

•	the type, frequency and severity of adverse events in clinical trials;

•	demonstrating efficacy and safety profiles that are satisfactory to the FDA and any comparable foreign regulatory authority for regulatory approval;

•	the timely receipt of regulatory approval for ABI-009 from applicable regulatory authorities;

•	the extent of any required post-regulatory approval commitments to applicable regulatory authorities;

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the maintenance of existing or the establishment of new supply arrangements with third-party drug product suppliers and manufacturers for clinical development and, if approved, commercialization of ABI-009;

•	obtaining and maintaining patent protection, trade secret protection and regulatory exclusivity, both in the United States and internationally;

•	the protection of Aadi’s rights in its intellectual property portfolio;

•	the successful launch of commercial sales following any regulatory approval;

•	a continued acceptable safety profile following any regulatory approval;

•	commercial acceptance by patients, the medical community and third-party payors; and

•	Aadi’s ability to compete with other therapies.

In addition to advanced malignant PEComa, based on data from the completed AMPECT trial and Aadi’s ongoing expanded access program, Aadi is planning a registrational Phase 2 study, PRECISION 1, of ABI-009 in TSC1 & TSC2 alterations. Aadi completed a Type B meeting with the FDA in which it discussed the initial trial design with the FDA. Aadi plans to file the IND for ABI-009 in tumor-agnostic TSC1 & TSC2 alterations and initiate a registrational clinical trial by the end of 2021. Aadi’s product development costs could increase if it experiences delays. Significant trial delays also could shorten any periods during which Aadi may have the exclusive right to commercialize ABI-009 or allow Aadi’s competitors to bring products to market before Aadi does, which would impair Aadi’s ability to successfully capitalize on ABI-009 and may harm its business, results of operations and prospects. Events that may result in a delay or unsuccessful completion of clinical development of ABI-009 include, among other things:

•	unexpectedly high rate of patients withdrawing consent or being lost to follow-up;

•

feedback from the FDA and foreign regulatory authorities, institutional review boards (referred to as “IRBs”), or a data safety monitoring board, or results from clinical trials that might require modification to a clinical trial protocol;

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imposition of a clinical hold by the FDA or other regulatory authorities, a decision by the FDA, other regulatory authorities, IRBs or Aadi, or a recommendation by a data safety monitoring board to suspend or terminate trials at any time for safety issues or for any other reason;

•	deviations from the trial protocol by clinical trial sites and investigators or failure to conduct the trial in accordance with regulatory requirements;

•	failure of third parties, such as CROs, to satisfy their contractual duties or meet expected deadlines;

•	delays in the testing, validation, manufacturing and delivery of ABI-009 to the clinical trial sites;

•	delays caused by patients dropping out of a trial due to side effects, disease progression or other reasons;

•	unacceptable risk-benefit profile or unforeseen safety issues or adverse drug reactions;

•	failure to demonstrate the efficacy of ABI-009 in this clinical trial;

•	changes in government regulations or administrative actions or lack of adequate funding to continue the trials; or

•	business interruptions resulting from geo-political actions, including war and terrorism, or natural disasters and public health epidemics, such as the COVID-19 outbreak.

An inability by Aadi to timely complete clinical development could result in additional costs to Aadi or impair its ability to generate product revenues or development, regulatory, commercialization and sales milestone payments and royalties on product sales.

Aadi does not have complete control over many of these factors, including certain aspects of clinical development and the regulatory submission process, potential threats to its intellectual property rights and the manufacturing, marketing, distribution and sales efforts of its current or any future collaborators. If Aadi is not successful with respect to one or more of these factors in a timely manner or at all, it could experience significant delays or an inability to successfully commercialize ABI-009, which would materially harm its business. If Aadi does not receive regulatory approvals for ABI-009 or other product candidates, Aadi may not be able to continue its operations.

In addition to ABI-009, Aadi’s prospects depend in part upon discovering, developing and commercializing additional product candidates, which may fail in development or suffer delays that adversely affect their commercial viability.

Aadi’s future operating results are dependent on its ability to successfully discover, develop, obtain regulatory approval for and commercialize product candidates other than ABI-009. All of Aadi’s current product candidates other than ABI-009 are in research or preclinical development. Prior to initiating clinical trials with its other product candidates, Aadi will need to file an IND or similar application to the FDA or regulatory authorities in other jurisdictions. Aadi may not be able to file future INDs for its product candidates on the timelines it expects. For example, Aadi may experience manufacturing delays or other delays with IND-enabling studies. Moreover, Aadi cannot be sure that submission of an IND will result in the FDA allowing further clinical trials to begin, or that, once begun, issues will not arise that result in the suspension or termination of clinical trials. Additionally, even if such regulatory authorities agree with the design and implementation of the clinical trials set forth in an IND, Aadi cannot guarantee that such regulatory authorities will not change their requirements in the future. These considerations also apply to new clinical trials Aadi may submit as amendments to existing INDs or to a new IND. Any failure to file INDs on the timelines Aadi expects or to obtain regulatory clearance for its trials may prevent Aadi from developing its product candidates on a timely basis, if at all. A product candidate can unexpectedly fail at any stage of preclinical and clinical development. The historical failure rate for product candidates is high due to risks relating to safety, efficacy, clinical execution, changing standards of medical care and other unpredictable variables. The results from preclinical studies or early clinical trials of a product candidate may not be predictive of the results that will be obtained in later stage clinical trials of the product candidate.

The success of other product candidates Aadi may develop will depend on many factors, including the following:

•	generating sufficient preclinical data to support the initiation of clinical trials;

•	obtaining regulatory permission to initiate clinical trials;

•	contracting with the necessary parties to conduct preclinical studies and clinical trials;

•	successful enrollment of patients in, and the completion of, clinical trials on a timely basis;

•	the timely manufacture of sufficient quantities of a product candidate for use in clinical trials; and

•	generating sufficient safety and efficacy data to warrant continued development and which are satisfactory to the FDA or any other regulatory authority for marketing approval.

Even if Aadi successfully advances any other product candidates into clinical development, their success will be subject to all of the clinical, regulatory and commercial risks described elsewhere in this “Risk Factors” section. Accordingly, Aadi cannot assure you that it will ever be able to discover, develop, obtain regulatory approval of, commercialize or generate significant revenue from any product candidates.

The preclinical studies and clinical trials of Aadi’s product candidates may not demonstrate safety and efficacy to the satisfaction of the FDA, EMA or other comparable foreign regulatory authorities or otherwise produce positive results, which would prevent, delay, or limit the scope of development, regulatory approval and commercialization.

Before obtaining regulatory approval from the FDA, EMA or other comparable foreign regulatory authorities for the sale of its product candidates, Aadi, among other requirements, must complete preclinical development and extensive clinical trials to demonstrate with substantial evidence the safety and efficacy of such product candidates. Each product candidate must demonstrate an adequate risk versus benefit profile in its intended patient population and for its intended use. Clinical testing is expensive, difficult to design and implement, can take many years to complete and its ultimate outcome is inherently uncertain. A failure of one or more preclinical studies or clinical trials can occur at any stage of the process. The outcome of preclinical studies and early-stage clinical trials may not be predictive of the success of later clinical trials. In addition, initial success in clinical trials may not be indicative of results obtained when such trials are completed. Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses, and many companies in the biopharmaceutical industry that have believed their product candidates performed satisfactorily in preclinical studies and clinical trials have nonetheless failed to obtain regulatory approval of their products. Aadi’s current or future clinical trials may not ultimately be successful or support further clinical development of any of its product candidates.

Aadi may experience numerous unforeseen events during, or as a result of, clinical trials that could delay or prevent its ability to receive regulatory approval or its ability to commercialize its product candidates, including:

•	receipt of feedback from regulatory authorities that require it to modify the design of its clinical trials;

•	negative or inconclusive clinical trial results that may require it to conduct additional clinical trials or abandon certain drug development programs;

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the number of patients required for clinical trials being larger than anticipated, enrollment in these clinical trials being slower than anticipated or participants dropping out of these clinical trials at a higher rate than anticipated;

•	clinical trial sites or Aadi’s CRO failing to comply with regulatory requirements or meet their contractual obligations to it in a timely manner, or at all;

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the suspension or termination of its clinical trials for various reasons, including non-compliance with regulatory requirements or a finding that its product candidates have undesirable side effects or other unexpected characteristics or risks;

•	the cost of clinical trials of Aadi’s product candidates being greater than anticipated;

•	the supply or quality of its product candidates or other materials necessary to conduct clinical trials of Aadi’s product candidates being insufficient or inadequate; and

•	delays due to the recent COVID-19 pandemic, including starting any clinical trials for other indications or programs.

For instance, Aadi does not know whether ABI-009 will perform in current or future clinical trials as it has performed in preclinical studies or prior clinical trials. Product candidates in later-stage clinical trials may fail to demonstrate sufficient safety and efficacy to the satisfaction of the FDA, EMA and other comparable foreign regulatory authorities despite having progressed through preclinical studies and early-stage clinical trials. Additionally, while Aadi is aware of several other approved and clinical-stage mTOR inhibitors being developed by multiple other companies, to Aadi’s knowledge, there are no mTOR inhibitors approved specifically for the treatment of advanced malignant PEComa. As such, the development of ABI-009 and Aadi’s stock price may be impacted by inferences, whether correct or not, that are drawn between the success of its product candidate and those of other companies’ mTOR inhibitors. Regulatory authorities may also limit the scope of later-stage trials until Aadi has demonstrated satisfactory safety, which could delay regulatory approval, limit the size of the patient population to which it may market its product candidates, or prevent regulatory approval.

In some instances, there can be significant variability in safety and efficacy results between different clinical trials of the same product candidate due to numerous factors, including changes in trial protocols, differences in size and type of the patient populations, differences in and adherence to the dose and dosing regimen and other trial protocols and the rate of dropout among clinical trial participants. Patients treated with Aadi’s product candidates may also be undergoing surgical, radiation and chemotherapy treatments and may be using other approved products or investigational new drugs, which can cause side effects or adverse events that are unrelated to its product candidates. As a result, assessments of efficacy can vary widely for a particular patient, and from patient to patient and site to site within a clinical trial. This subjectivity can increase the uncertainty of, and adversely impact, Aadi’s clinical trial outcomes.

Aadi does not know whether any clinical trials it may conduct will demonstrate consistent or adequate efficacy and safety sufficient to obtain approval to market any of its product candidates. If Aadi is required to conduct additional clinical trials or other testing of its product candidates beyond those that it currently contemplates, if it is unable to successfully complete clinical trials of its product candidates or other testing in a timely manner, if the results of these trials or tests are not positive or are only modestly positive or if there are safety concerns, it may (i) incur unplanned costs, (ii) be delayed in seeking and obtaining regulatory approval, if it receives such approval at all, (iii) receive more limited or restrictive regulatory approval, (iv) be subject to additional post-marketing testing requirements or (v) have the drug removed from the market after obtaining regulatory approval. Even if regulatory approval is secured for any of its product candidates, the terms of such approval may limit the scope and use of its product candidates, which may also limit their commercial potential.

Aadi’s product candidates may cause significant adverse events, toxicities or other undesirable side effects when used alone or in combination with other approved products or investigational new drugs that could delay or prevent regulatory approval, prevent market acceptance, limit their commercial potential or result in significant negative consequences.

If Aadi’s product candidates are associated with serious adverse events or other undesirable side effects or have unexpected characteristics in preclinical studies or clinical trials when used alone or in combination with other approved products or investigational new drugs, it may need to conduct additional studies to further evaluate the product candidates’ safety, interrupt, delay or abandon their development or halt clinical trials or limit development to more narrow uses or subpopulations in which the undesirable side effects or other characteristics are less prevalent, less severe or more acceptable from a risk-benefit perspective. Treatment-related side effects could also affect patient recruitment or the ability of enrolled subjects to complete the trial or result in a more restrictive label, delay or denial of regulatory approval or potential product liability claims. Any of these occurrences may prevent Aadi from achieving or maintaining market acceptance of the affected product candidate, could substantially increase the costs of commercializing its product candidates and significantly impact its ability to successfully commercialize its product candidates and generate revenues, and may harm its business, financial condition and prospects significantly. For example, in Aadi’s AMPECT trial of ABI-009, most treatment-related adverse events were mild or moderate, with the most commonly reported adverse events being anemia, edema, infections, mucositis, pain, nail changes, vomiting, thrombocytopenia, hypertension and nausea. Treatment-related adverse events in our other oncology and PAH trials of ABI-009 included thrombocytopenia, diarrhea, fatigue, mucosal inflammation, nausea, anemia, and rash. Additionally, in our first-in-human study of ABI-009 in solid tumors, one patient died of dyspnea which was deemed possibly related to ABI-009.

Patients in Aadi’s completed and planned clinical trials may in the future suffer other significant adverse events or other side effects not observed or anticipated based on its preclinical studies or previous clinical trials. ABI-009 or other product candidates may be used in populations for which safety concerns may be particularly scrutinized by regulatory agencies. In addition, ABI-009 is being studied in combination with other therapies, which may exacerbate adverse events associated with the therapy. Patients treated with ABI-009 or Aadi’s other product candidates may also be undergoing surgical, radiation and/or chemotherapy treatments, which can cause side effects or adverse events that are unrelated to Aadi’s product candidate but may still impact the success of its clinical trials. The inclusion of critically ill patients in Aadi’s clinical trials may result in deaths or other adverse medical events due to other therapies or medications that such patients may be using or due to the gravity of such patients’ illnesses. For example, it is expected that some of the patients enrolled in its ABI-009 clinical trials will die or experience major adverse clinical events either during the course of Aadi’s clinical trials or after such trials, which has occurred in the past.

If further significant adverse events or other side effects are observed in any of Aadi’s current or future clinical trials, Aadi may have difficulty recruiting patients to the clinical trials, patients may drop out of its trials, or it may be required to abandon the trials or its development efforts of that product candidate altogether. Aadi, the FDA, EMA, other comparable regulatory authorities or an institutional review board may suspend or terminate clinical research at any time for various reasons, including noncompliance with regulatory requirements or a finding that the participants are being exposed to unacceptable health risks or adverse side effects. Some potential therapeutics developed in the biotechnology industry that initially showed therapeutic promise in early-stage trials have later been found to cause side effects that prevented their further development. Even if the side effects do not preclude the product candidate from obtaining or maintaining regulatory approval, undesirable side effects may inhibit market acceptance due to its tolerability versus other therapies. Any of these developments could materially harm Aadi’s business, financial condition and prospects.

Further, if any of Aadi’s product candidates obtains regulatory approval, toxicities associated with such product candidates and not seen during clinical testing may also develop after such approval and lead to a requirement to (i) conduct additional clinical safety trials, (ii) add additional contraindications, warnings and precautions to the drug label, (iii) significantly restrict the use of the product, (iv) change the way the product is distributed or administered, (v) implement a risk evaluation and mitigation strategy, or create a medication guide outlining the risks of such side effects for distribution to patients, or (vi) suspend or withdraw the product from the market. Aadi cannot predict whether its product candidates will cause toxicities in humans that would preclude or lead to the revocation of regulatory approval based on preclinical studies or early stage clinical trials.

Results from early preclinical studies and clinical trials of Aadi’s product candidates are not necessarily predictive of the results of later preclinical studies and clinical trials of its product candidates. If Aadi cannot replicate the results from its earlier preclinical studies and clinical trials of its product candidates in its later preclinical studies and clinical trials, Aadi may be unable to successfully develop, obtain regulatory approval for and commercialize its product candidates.

Any results from early preclinical studies and clinical trials of Aadi’s product candidates may not necessarily be predictive of the results from later preclinical studies and clinical trials. Similarly, even if Aadi is able to complete its planned preclinical studies and clinical trials of its product candidates according to its current development timeline, the results from such preclinical studies and clinical trials of its product candidates may not be replicated in subsequent preclinical studies or clinical trial results.

Many companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in late-stage clinical trials after achieving positive results in early-stage development and Aadi cannot be certain that it will not face similar setbacks. These setbacks have been caused by, among other things, preclinical and other nonclinical findings made while clinical trials were underway, or safety or efficacy observations made in preclinical studies and clinical trials, including previously unreported adverse events. Moreover, preclinical, nonclinical and clinical data are often susceptible to varying interpretations and analyses and many companies that believed their product candidates performed satisfactorily in preclinical studies and clinical trials nonetheless failed to obtain FDA or EMA approval.

Additionally, some of Aadi’s ongoing, planned and future clinical trials utilize an open-label study design and may be conducted at a limited number of clinical sites on a limited number of patients. An “open-label” clinical trial is one where both the patient and investigator know whether the patient is receiving the investigational product candidate or either an existing approved drug or placebo. Most typically, open-label clinical trials test only the investigational product candidate and sometimes may do so at different dose levels. Open-label clinical trials are subject to various limitations that may exaggerate any therapeutic effect as patients in open-label clinical trials are aware when they are receiving treatment. Open-label clinical trials may be subject to a “patient bias” where patients perceive their symptoms to have improved merely due to their awareness of receiving an experimental treatment. Moreover, patients selected for early clinical studies often include the most severe sufferers and their symptoms may have been bound to improve notwithstanding the new treatment. In addition, open-label clinical trials may be subject to an “investigator bias” where those assessing and reviewing the physiological outcomes of the clinical trials are aware of which patients have received treatment and may interpret the information of the treated group more favorably given this knowledge. The results from an open-label trial may not be predictive of future clinical trial results with any of its product candidates when studied in a controlled environment with a placebo or active control.

Interim, topline and preliminary data from Aadi’s clinical trials that it announces or publishes from time to time may change as more patient data become available or as additional analyses are conducted, and are subject to audit and verification procedures that could result in material changes in the final data.

From time to time, Aadi may publicly disclose preliminary, interim or topline data from its clinical trials, such as the preliminary data from its completed AMPECT trial of ABI-009 in patients with malignant PEComas. The preliminary data is based on a preliminary analysis of then available data, and the results and related findings and conclusions are subject to change following a more comprehensive review of the data related to the particular study or trial. For example, Aadi may report tumor responses in certain patients that are unconfirmed at the time and which do not ultimately result in confirmed responses to treatment after follow-up evaluations. Aadi also makes assumptions, estimations, calculations and conclusions as part of its analyses of data, and it may not have received or had the opportunity to fully and carefully evaluate all data. As a result, the topline results that Aadi reports may differ from future results of the same studies, or different conclusions or considerations may qualify such results, once additional data have been received and fully evaluated. Topline data also remain subject to audit and verification procedures that may result in the final data being materially different from the preliminary data Aadi previously published. As a result, topline data should be viewed with caution until the final data are available. In addition, Aadi may report interim analyses of only certain endpoints rather than all endpoints. Interim data from clinical trials that Aadi may complete are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data become available. Adverse changes between interim data and final data could significantly harm Aadi’s business and prospects. Further, additional disclosure of interim data by Aadi or by its competitors in the future could result in volatility in the price of Aadi’s common stock.

In addition, the information Aadi chooses to publicly disclose regarding a particular clinical trial is typically selected from a more extensive amount of available information. You or others may not agree with what Aadi determines is the material or otherwise appropriate information to include in its disclosure, and any information it determines not to disclose may ultimately be deemed significant with respect to future decisions, conclusions, views, activities or otherwise regarding a particular product candidate or its business. If the preliminary or topline data that Aadi reports differ from late, final or actual results, or if others, including regulatory authorities, disagree with the conclusions reached, Aadi’s ability to obtain approval for, and commercialize, ABI-009 or any other product candidates may be harmed, which could harm its business, financial condition, results of operations and prospects.

Adverse results of clinical trials conducted by third parties investigating the same product candidates as Aadi in different territories could adversely affect its development of such product candidate.

Lack of efficacy, adverse events, undesirable side effects or other adverse results may emerge in clinical trials conducted by third parties investigating the same product candidates as Aadi in different territories for the same or different indications. For example, pursuant to the exclusive license agreement (referred to as the “EOC License Agreement”) with EOC Pharma (Hong Kong) Limited (referred to as “EOC”) for the development and commercialization of ABI-009 in Greater China, including the Republic of China, Hong Kong, Macau and Taiwan (collectively, referred to as the “EOC Territory”), EOC has been granted the right to develop and commercialize the same compounds licensed to Aadi, as specified in the EOC License Agreement, including ABI-009, in the EOC Territory and, subject to certain restrictions, to collaborate with others for such development and commercialization. Aadi does not have control over EOC’s clinical trials or development program, and adverse findings from or EOC’s conduct of clinical trials could adversely affect Aadi’s development of ABI-009 or the viability of ABI-009 as a product candidate. Aadi may be required to report EOC’s adverse events or unexpected side effects to the FDA or comparable foreign regulatory authorities, which could, among other things, order Aadi to cease further development of ABI-009.

If Aadi experiences delays or difficulties in the enrollment and/or maintenance of patients in clinical trials, its regulatory submissions or receipt of necessary regulatory approvals could be delayed or prevented.

Aadi may not be able to initiate or continue clinical trials for its product candidates if it is unable to locate and enroll a sufficient number of eligible patients to participate in these trials to such trial’s conclusion as required by the FDA, EMA or other comparable foreign regulatory authorities. Orphan indications, in particular, have small populations, and it may be difficult for Aadi to locate and enroll sufficient patients in trials for orphan-designated indications. Patient enrollment is a significant factor in the timing of clinical trials. Aadi’s ability to identify and enroll eligible patients for clinical trials may be limited or may result in slower enrollment than it anticipates. For instance, patients for Aadi’s trials for the TSC1 & TSC2 study are screened using genomic information to identify alterations in the TSC1 & TSC2 genes and utilizing such criteria and/or certain highly specific criteria related to the cancer sub-types may limit patient populations eligible for Aadi’s clinical trials. In particular, because Aadi is focused on patients with specific genetic mutations for certain of its development programs, its ability to enroll eligible patients may be limited or may result in slower enrollment than anticipated. For example, with respect to ABI-009, Aadi cannot be certain how many patients will harbor the TSC1 & TSC2 mutations that ABI-009 is designed to target or that the number of patients enrolled for each mutation will suffice for regulatory approval and inclusion of each such mutation in the approved label. Aadi may also engage third parties to develop companion diagnostics for use in its clinical trials, but such third parties may not be successful in developing such companion diagnostics, furthering the difficulty in identifying patients with the targeted genetic mutations for its clinical trials. If Aadi’s strategies for patient identification prove unsuccessful, it may have difficulty enrolling or maintaining patients appropriate for ABI-009.

Patient enrollment may be affected if Aadi’s competitors have ongoing clinical trials for product candidates that are under development for the same indications as Aadi’s product candidates, and patients who would otherwise be eligible for Aadi’s clinical trials instead enroll in clinical trials of Aadi’s competitors’ product candidates. Also, marketing authorization of competitors in this same class of drugs may impair Aadi’s ability to enroll patients into its clinical trials, delaying or potentially preventing Aadi from completing recruitment for one or more of its trials. Patient enrollment and retention for Aadi’s current or any future clinical trials may be affected by other factors, including:

•	size and nature of the patient population;

•	severity of the disease under investigation;

•	availability and efficacy of approved drugs for the disease under investigation;

•	patient eligibility criteria for the trial in question as defined in the protocol or as mandated by regulatory agencies;

•	perceived risks and benefits of the product candidate under study;

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clinicians’ and patients’ perceptions as to the potential advantages and side effects of the product candidate being studied in relation to other available therapies and product candidates, including any new products that may be approved or other product candidates being investigated for the indications Aadi is investigating;

•	the ability to recruit clinical study investigators with the appropriate competencies and experience;

•	clinicians’ willingness to screen their patients for biomarkers to indicate which patients may be eligible for enrollment in Aadi’s clinical trials;

•	patient referral practices of physicians;

•	the ability to obtain and maintain patient consents;

•	the ability to monitor patients adequately during and after treatment;

•	proximity and availability of clinical trial sites for prospective patients; and

•	factors Aadi may not be able to control, such as current or potential pandemics that may limit patients, principal investigators or staff or clinical site availability (e.g., the COVID-19 pandemic).

Aadi’s inability to enroll a sufficient number of patients for its clinical trials could result in significant delays or may require it to abandon one or more clinical trials altogether. Furthermore, any negative results Aadi may report in clinical trials of its product candidates may make it difficult or impossible to recruit and retain patients in other clinical trials it is conducting. Similarly, negative results reported by Aadi’s competitors about their drug candidates may negatively affect patient recruitment in Aadi’s clinical trials. Enrollment delays in Aadi’s clinical trials may result in increased development costs for its product candidates and jeopardize its ability to obtain regulatory approval for the sale of its product candidates. Furthermore, even if Aadi is able to enroll a sufficient number of patients for its clinical trials, there is a risk that patients enrolled in clinical trials will drop out of the trials before completion or, because they may be late-stage cancer patients, will not survive the full terms of the clinical trials. As a result, Aadi may have difficulty maintaining participation in its clinical trials through the treatment and any follow-up periods. In addition, Aadi relies on clinical trial sites to ensure timely conduct of its clinical trials and, while it has entered into agreements governing their services, Aadi is limited in its ability to compel their actual performance.

Aadi expects to develop ABI-009 and potentially other product candidates in combination with other therapies, which exposes Aadi to additional risks.

Aadi intends to develop ABI-009 and potentially other product candidates, in combination with one or more currently approved or unapproved therapies to treat cancer or other diseases. Patients may not be able to tolerate ABI-009 or any of Aadi’s other product candidates in combination with other therapies or dosing of ABI-009 in combination with other therapies may have unexpected consequences. Even if any of Aadi’s product candidates were to receive regulatory approval or be commercialized for use in combination with other existing therapies, Aadi would continue to be subject to the risks that the FDA, EMA or other comparable foreign regulatory authorities could revoke approval of the therapy used in combination with any of Aadi’s product candidates, or safety, efficacy, manufacturing or supply issues could arise with these existing therapies. In addition, it is possible that existing therapies with which Aadi’s product candidates are approved for use could themselves fall out of favor or be relegated to later lines of treatment. This could result in the need to identify other combination therapies for Aadi’s product candidates, the FDA, EMA or comparable foreign regulatory authorities in other jurisdictions requiring additional clinical trials, or Aadi’s own products being removed from the market or being less successful commercially.

Aadi may also evaluate its product candidates in combination with one or more other cancer therapies that have not yet been approved for marketing by the FDA, EMA or comparable foreign regulatory authorities. Aadi will not be able to market and sell any product candidate in combination with any such unapproved cancer therapies that do not ultimately obtain regulatory approval.

If the FDA, EMA or other comparable foreign regulatory authorities do not approve or revoke their approval of these other therapies, or if safety, efficacy, commercial adoption, manufacturing or supply issues arise with the therapies Aadi chooses to evaluate in combination with ABI-009 or any other product candidate, Aadi may be unable to obtain approval of or successfully market any one or all of the product candidates it develops. These unapproved therapies face the same risks described with respect to Aadi’s product candidates currently in development, including serious adverse effects and delays in their clinical trials. In addition, other companies may also develop their products or product candidates in combination with the unapproved therapies with which Aadi is developing its product candidates for use in combination. Any setbacks in these companies’ clinical trials, including the emergence of serious adverse effects, may delay or prevent the development and approval of Aadi’s product candidates.

Additionally, if the third-party providers of therapies or therapies in development used in combination with Aadi’s product candidates are unable to produce sufficient quantities for clinical trials or for commercialization of Aadi’s product candidates, or if the cost of combination therapies are prohibitive, Aadi’s development and commercialization efforts would be impaired, which would have an adverse effect on Aadi’s business, financial condition, results of operations and growth prospects.

Aadi has limited resources and is currently focusing its efforts on developing ABI-009 for particular indications. As a result, Aadi may fail to capitalize on other indications or product candidates that may ultimately prove to be more profitable or to have a greater likelihood of success.

Aadi is currently focusing its resources and efforts on developing ABI-009 for particular indications and advancing its preclinical programs for certain other product candidates. As a result, because Aadi has limited financial and managerial resources, it may forgo or delay pursuit of opportunities for other indications or with other product candidates that may later prove to have greater commercial potential. Aadi’s resource allocation decisions may cause it to fail to capitalize on viable commercial drugs or profitable market opportunities. Failure to properly assess potential product candidates could result in Aadi’s focus on product candidates with low market potential, which would harm its business, financial condition, results of operations and prospects. Aadi’s spending on current and future research and development activities for ABI-009 and other programs may not yield any commercially viable drugs. If Aadi does not accurately evaluate the likelihood of clinical trial success, commercial potential or target markets for ABI-009 or any of its other product candidates, it may relinquish valuable rights to that product candidate or program through collaboration, licensing or other strategic or royalty arrangements in cases in which it would have been more advantageous for it to retain sole development and commercialization rights to such product candidate or program.

Aadi faces significant competition, and if its competitors develop and market technologies or products more rapidly than it does, or achieve regulatory approval before it does or that are more effective, safer or less expensive than the products it develops, Aadi’s commercial opportunities will be negatively impacted.

The biotechnology and pharmaceutical industries are characterized by rapidly advancing technologies, intense competition and a strong emphasis on proprietary and novel products and product candidates. Aadi’s competitors have developed, are developing or may develop products, product candidates and processes competitive with Aadi’s product candidates and products, if approved. Any product candidates that Aadi successfully develops and commercializes will compete with existing therapies and new therapies that may become available in the future. Aadi believes that a significant number of products are currently under development, and may become commercially available in the future, for the treatment of conditions for which Aadi may attempt to develop product candidates. In addition, Aadi’s products may need to compete with drugs that physicians currently use to treat the indications for which Aadi seeks approval. This may make it difficult for Aadi to replace existing therapies with its products.

In particular, there is intense competition in the field of oncology. Aadi has competitors both in the United States and internationally, including major multinational pharmaceutical companies, established biotechnology companies, specialty pharmaceutical companies, emerging and start-up companies, government agencies, universities and other research institutions. Aadi also competes with these organizations to recruit and retain management, scientists and clinical development personnel, which could negatively affect its level of expertise and its ability to execute its business plan. Aadi will also face competition in establishing clinical trial sites, enrolling subjects for clinical trials and in identifying and in-licensing new product candidates.

Aadi is not aware of any FDA- or EMA -approved products indicated specifically for the treatment of advanced malignant PEComa. Patients with malignant PEComa commonly receive chemotherapy regimens and currently mTOR inhibitors including sirolimus, everolimus, and temsirolimus are recommended in the National Comprehensive Cancer Network (referred to as the “NCCN”) guidelines for treatment of advanced malignant PEComa based on published retrospective data. For tumor agnostic TSC1 & TSC2 inactivating alterations, there are no existing FDA- or EMA-approved products indicated for such use. If ABI-009 receives regulatory approval, it may face competition from other drug candidates in clinical trials that target the mTOR pathway. These may include dual mTORC1/2 inhibitors in clinical trials or next generation mTOR inhibitors in development. Any potential competitors may have significantly greater financial, manufacturing, marketing, drug development, technical and human resources, and commercial expertise than Aadi. Large pharmaceutical and biotechnology companies, in particular, have extensive experience in clinical testing, obtaining regulatory approvals, recruiting patients and manufacturing biotechnology products. These companies also have significantly greater research and marketing capabilities than Aadi does and may also have products that have been approved or are in late stages of development, and collaborative arrangements in Aadi’s target markets with leading companies and research institutions. Established pharmaceutical and biotechnology companies may also invest heavily to accelerate discovery and development of novel compounds or to in-license novel compounds that could make the product candidates that Aadi develops obsolete. Mergers and acquisitions in the pharmaceutical and biotechnology industries may result in even more resources being concentrated among a smaller number of its competitors. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies, as well as in acquiring technologies complementary to, or necessary for, Aadi’s programs. As a result of all of these factors, Aadi’s competitors may succeed in obtaining approval from the FDA, EMA or other comparable foreign regulatory authorities or in discovering, developing and commercializing products in the field before Aadi.

Aadi’s commercial opportunity could be reduced or eliminated if its competitors develop and commercialize products that are safer, more effective, have fewer or less severe side effects, are more convenient, have a broader label, are marketed more effectively, are more widely reimbursed or are less expensive than any products that Aadi may develop. Aadi’s competitors also may obtain regulatory approval from the FDA, EMA or other comparable foreign regulatory authorities for their products more rapidly than Aadi may obtain approval for its products, which could result in its competitors establishing a strong market position before Aadi is able to enter the market. Even if the product candidates Aadi develops achieve regulatory approval, they may be priced at a significant premium over competitive products if any have been approved by then, resulting in reduced competitiveness. Technological advances or products developed by Aadi’s competitors may render its technologies or product candidates obsolete, less competitive or not economical. If Aadi is unable to compete effectively, its opportunity to generate revenue from the sale of any products it may develop, if approved, could be adversely affected.

Changes in methods of product candidate manufacturing or formulation may result in additional costs or delay.

As product candidates progress through preclinical studies and clinical trials to regulatory approval and commercialization, it is common that various aspects of the development program, such as manufacturing methods and formulation, are altered along the way in an effort to optimize yield and manufacturing batch size, minimize costs and achieve consistent quality and results. For example, Aadi may introduce alternative formulations or dosage forms of ABI-009 into the planned PRECISION 1 trial. Such material changes will require regulatory approval before implementation and carry the risk that they will not achieve these intended objectives. Any of these changes could cause Aadi’s product candidates to perform differently and affect the results of planned clinical trials or other future clinical trials conducted with the altered materials. This could delay completion of clinical trials, require the conduct of bridging clinical trials or the repetition of one or more clinical trials, increase clinical trial costs, delay approval of Aadi’s product candidates and jeopardize Aadi’s ability to commercialize its product candidates, if approved, and generate revenue.

Aadi’s product candidates may not achieve adequate market acceptance among physicians, patients, healthcare payors and others in the medical community necessary for commercial success, which would limit the revenue that Aadi generates from its sales.

Even if Aadi’s product candidates receive regulatory approval, the approved product candidates may not gain adequate market acceptance among physicians, patients, third-party payors and others in the medical community. The degree of market acceptance of any of Aadi’s approved product candidates will depend on a number of factors, including, among others:

•	the efficacy and safety profile as demonstrated in clinical trials compared to alternative treatments;

•	the timing of market introduction of the product candidate as well as competitive products;

•	the clinical indications for which a product candidate is approved;

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restrictions on the use of product candidates in the labeling approved by regulatory authorities, such as boxed warnings or contraindications in labeling, or a risk evaluation and mitigation strategy, if any, which may not be required of alternative treatments and competitor products;

•	the potential and perceived advantages of Aadi’s product candidates over alternative treatments;

•	the cost of treatment in relation to alternative treatments;

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the availability of coverage and adequate reimbursement by third-party payors, including government authorities or the willingness of patients to pay out-of-pocket in the absence of third-party payor coverage;

•	the availability of an approved product candidate for use as a combination therapy;

•	the prevalence and severity of any adverse effects associated with any approved product candidate;

•	any restrictions on the use of Aadi’s product candidates together with other medications;

•	relative convenience and ease of administration;

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the willingness of the target patient population to try new therapies and undergo required diagnostic screening to determine treatment eligibility and of physicians to prescribe these therapies and diagnostic tests;

•	the effectiveness of sales and marketing efforts;

•	unfavorable publicity relating to Aadi’s product candidates; and

•	the approval of other new therapies for the same indications.

If any of Aadi’s product candidates is approved but does not achieve an adequate level of acceptance by physicians, hospitals, healthcare payors and patients, Aadi may not generate or derive sufficient revenue from that product candidate and its financial results could be negatively impacted. Before granting reimbursement approval, healthcare payors may require Aadi to demonstrate that its product candidates, in addition to treating target indications, also provide incremental health benefits to patients. Aadi’s efforts to educate the medical community and third-party payors about the benefits of its product candidates may require significant resources and may never be successful.

The market opportunities for ABI-009 and other product candidates Aadi develops, if approved, may be limited to certain smaller patient subsets.

Cancer therapies are sometimes characterized by line of therapy (first-line, second-line, third-line, etc.) and the FDA often approves new therapies initially only for a particular line or lines of use. When cancer is detected early enough, first-line therapy, such as chemotherapy, hormone therapy, surgery, radiation therapy or a combination of these, is sometimes adequate to cure the cancer or prolong life without a cure. Second line therapies often consist of more chemotherapy, radiation, antibody drugs, tumor-targeted small molecules, or a combination of these. Third line therapies can include chemotherapy, antibody drugs and small molecule tumor-targeted therapies, more invasive forms of surgery and new technologies. Aadi’s completed and planned clinical trials for ABI-009 are with patients who may have received one or more prior treatments. There is no guarantee that product candidates that Aadi develops, even if approved, would be approved for first-line or second-line therapy, including FYARRO for the treatment of advanced malignant PEComa, and, prior to any such approvals, Aadi may have to conduct additional clinical trials that may be costly, time-consuming and subject to risk.

The number of patients who have the cancers Aadi is targeting may turn out to be lower than expected. Aadi’s projections of addressable patient populations that may benefit from treatment with its product candidates are based on its estimates, which may prove to be incorrect. Additionally, the potentially addressable patient population for ABI-009 and other product candidates may be limited or may not be amenable to treatment with Aadi’s product candidates. Regulatory approval may limit the market of a product candidate to target patient populations when such biomarker-driven identification and/or highly specific criteria related to the stage of disease progression are utilized. If any of Aadi’s estimates prove to be inaccurate, the market opportunity for any product candidate that it or its strategic partners develop could be significantly diminished and have an adverse material impact on its business.

Even if Aadi obtains significant market share for any approved product, if the potential target populations are small, Aadi may never achieve profitability without obtaining regulatory approval for additional indications.

Aadi may not be successful in growing its product pipeline through acquisitions and in-licenses.

Aadi believes that accessing external innovation and expertise is important to its success; and while Aadi plans to leverage its leadership team’s prior business development experience as it evaluates potential in-licensing and acquisition opportunities to further expand its portfolio, it may not be able to identify suitable licensing or acquisition opportunities, and even if it does, it may not be able to successfully secure such licensing and acquisition opportunities. The licensing or acquisition of third-party intellectual property rights is a competitive area, and several more established companies may pursue strategies to license or acquire third-party intellectual property rights that Aadi may consider attractive or necessary. These companies may have a competitive advantage over Aadi due to their size, capital resources and greater clinical development and commercialization capabilities. In addition, companies that perceive Aadi to be a competitor may be unwilling to assign or license rights to Aadi. Aadi may also be unable to license or acquire third-party intellectual property rights on terms that would allow it to make an appropriate return on its investment, or at all. If Aadi is unable to successfully license or acquire additional product candidates to expand its portfolio, its pipeline, competitive position, business, financial condition, results of operations, and prospects may be materially harmed.

Any product candidates Aadi develops may become subject to unfavorable third-party coverage and reimbursement practices, as well as pricing regulations.

The availability and extent of coverage and adequate reimbursement by third-party payors, including government health administration authorities, private health coverage insurers, managed care organizations and other third-party payors is essential for most patients to be able to afford expensive treatments. Sales of any of Aadi’s product candidates that receive regulatory approval will depend substantially, both in the United States and internationally, on the extent to which the costs of such product candidates will be covered and reimbursed by third-party payors. If reimbursement is not available, or is available only to limited levels, Aadi may not be able to successfully commercialize its product candidates. Even if coverage is provided, the approved reimbursement amount may not be high enough to allow Aadi to establish or maintain pricing sufficient to realize an adequate return on its investment. Coverage and reimbursement may impact the demand for, or the price of, any product candidate for which Aadi obtains regulatory approval. If coverage and reimbursement are not available or reimbursement is available only to limited levels, Aadi may not successfully commercialize any product candidate for which it obtains regulatory approval.

There is significant uncertainty related to third-party payor coverage and reimbursement of newly approved products, which would include any product candidates for which Aadi may obtain regulatory approval. Market acceptance and sales of its product candidates will depend on reimbursement policies and may be affected by healthcare reform measures. Coverage and adequate reimbursement from governmental healthcare programs, such as Medicare and Medicaid in the United States, and commercial payors are critical to new product acceptance. Third-party payors decide which drugs they will pay for and establish reimbursement levels. In the United States, for example, principal decisions about reimbursement for new products are typically made by the Centers for Medicare & Medicaid Services (referred to as “CMS”), an agency within the U.S. Department of Health and Human Services (referred to as “HHS”). CMS decides whether and to what extent a new product will be covered and reimbursed under Medicare, and private third-party payors often follow CMS’s decisions regarding coverage and reimbursement to a substantial degree. However, one third-party payor’s determination to provide coverage for a product candidate does not assure that other payors will also provide coverage for the product candidate. As a result, the coverage determination process is often time-consuming and costly. Factors that payors consider in determining reimbursement are based on whether the product is: (i) a covered benefit under its health plan; (ii) safe, effective and medically necessary; (iii) appropriate for the specific patient; (iv) cost-effective; and (v) neither experimental nor investigational. This process will require Aadi to provide scientific and clinical support for the use of its products to each third-party payor separately, with no assurance that coverage and adequate reimbursement will be applied consistently or obtained in the first instance.

Increasingly, third-party payors are requiring that drug companies provide them with predetermined discounts from list prices and are challenging the prices charged for medical products. Further, such payors are increasingly challenging the price, examining the medical necessity and reviewing the cost effectiveness of medical product candidates. There may be especially significant delays in obtaining coverage and reimbursement for newly approved drugs. Third-party payors may limit coverage to specific product candidates on an approved list, known as a formulary, which might not include all FDA-approved drugs for a particular indication. In addition, many pharmaceutical manufacturers must calculate and report certain price reporting metrics to the government, such as average sales price (referred to as an “ASP”) and best price. Penalties may apply in some cases when such metrics are not submitted accurately and timely. Further, these prices for drugs may be reduced by mandatory discounts or rebates required by government healthcare programs. Aadi may need to conduct expensive pharmaco-economic studies to demonstrate the medical necessity and cost effectiveness of its products. Nonetheless, Aadi’s product candidates may not be considered medically necessary or cost effective. Aadi cannot be sure that coverage and reimbursement will be available for any product that it commercializes and, if reimbursement is available, what the level of reimbursement will be.

Outside the United States, the commercialization of therapeutics is generally subject to extensive governmental price controls and other market regulations, and Aadi believes the increasing emphasis on cost containment initiatives in Europe, Canada and other countries has and will continue to put pressure on the pricing and usage of therapeutics such as Aadi’s product candidates. In many countries, particularly the countries of the European Union, medical product prices are subject to varying price control mechanisms as part of national health systems. In these countries, pricing negotiations with governmental authorities can take considerable time after a product receives regulatory approval. To obtain favorable reimbursement or pricing approval in some countries, Aadi may be required to conduct a clinical trial that compares the cost-effectiveness of its product candidate to other available therapies. In general, product prices under such systems are substantially lower than in the United States. Other countries allow companies to fix their own prices for products but monitor and control company profits. Additional foreign price controls or other changes in pricing regulation could restrict the amount that Aadi is able to charge for its product candidates. Accordingly, in markets outside the United States, the reimbursement for its products may be unavailable or reduced compared with the United States and may be insufficient to generate commercially reasonable revenue and profits. If reimbursement is conditioned upon Aadi’s completion of additional clinical trials, or if pricing is set at unsatisfactory levels, Aadi’s operating results could be materially adversely affected.

If Aadi is unable to establish or sustain coverage and adequate reimbursement for any product candidates from third-party payors, the adoption of those products, the prices of those products and sales revenue will be adversely affected, which, in turn, could adversely affect the ability to market or sell those product candidates, if approved. Coverage policies and third-party payor reimbursement rates may change at any time. Further, due to the COVID-19 pandemic, millions of individuals have lost/will be losing employer-based insurance coverage, which may adversely affect our ability to commercialize our products. It is unclear what effect, if any, the American Rescue Plan will have on the number of covered individuals. Even if favorable coverage and reimbursement status is attained for one or more products for which Aadi receives regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future.

Aadi’s business entails a significant risk of product liability and if it is unable to obtain sufficient insurance coverage such inability could have a material adverse effect on its business and financial condition.

Aadi’s business exposes it to significant product liability risks inherent in the development, testing, manufacturing and marketing of therapeutic treatments. Product liability claims might be brought against Aadi by patients, healthcare providers, or others selling or otherwise coming into contact with its product candidates. For example, Aadi may be sued if any product Aadi develops allegedly causes injury or is found to be otherwise unsuitable during product testing, manufacturing, marketing or sale. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, negligence, strict liability, and a breach of warranties. Claims could also be asserted under state consumer protection acts. If Aadi becomes subject to product liability claims and cannot successfully defend itself against them, Aadi could incur substantial liabilities. Product liability claims could delay or prevent completion of Aadi’s development programs. If Aadi succeeds in marketing products, such claims could result in an FDA, EMA or other regulatory authority investigation of the safety and effectiveness of its products, its (or third-party) manufacturing processes and facilities or its marketing programs. FDA, EMA or other regulatory authority investigations could potentially lead to a recall of Aadi’s products or more serious enforcement action, limitations on the approved indications for which they may be used or suspension or withdrawal of approvals. Regardless of the merits or eventual outcome, liability claims may also result in decreased demand for Aadi’s products, injury to its reputation, costs to defend the related litigation, a diversion of management’s time and its resources and substantial monetary awards to trial participants or patients. Aadi currently has product liability insurance that it believes is appropriate for its stage of development and may need to obtain higher levels prior to marketing any of its product candidates, if approved. Any insurance Aadi has or may obtain may not provide sufficient coverage against potential liabilities. Furthermore, clinical trial and product liability insurance is becoming increasingly expensive. As a result, Aadi may be unable to obtain or maintain sufficient insurance at a reasonable cost to protect it against losses caused by product liability claims that could have an adverse effect on its business and financial condition. Large judgments have been awarded in class action lawsuits based on drugs that had unanticipated side effects. The cost of any product liability litigation or other proceedings, even if resolved in its favor, could be substantial, particularly in light of the size of its business and financial resources. A product liability claim or series of claims brought against Aadi could cause its stock price to decline.

The recent global COVID-19 outbreak has affected and is expected to continue to affect Aadi’s business and operations.

Broad-based business or economic disruptions could adversely affect Aadi’s ongoing or planned research and development activities. To date, the COVID-19 pandemic has caused significant disruptions to the United States and global economy. Further, infections and deaths related to COVID-19 are disrupting certain healthcare and healthcare regulatory systems globally. Such disruptions could divert healthcare resources away from, or materially delay review by, the FDA and comparable foreign regulatory agencies. It is unknown how long these disruptions could continue, were they to occur. Any elongation or de-prioritization of Aadi’s clinical trials or delay in regulatory review resulting from such disruptions could materially adversely affect the development and study of its product candidates. The COVID-19 pandemic caused Aadi to modify business practices (including but not limited to curtailing or modifying employee travel, curtailing or modifying Aadi’s clinical trials, moving to full remote work, and cancelling physical participation in meetings, events, and conferences). For example, Aadi has experienced some clinical development disruptions due to the pandemic, including closures at certain lab facilities, which led to longer than anticipated clinical development times.

As a result of the evolving COVID-19 pandemic, Aadi has experienced and expects to continue to experience disruptions that could severely impact its business, preclinical studies and clinical trials, including:

•	continued delays or difficulties in enrolling and retaining and adequate number of patients in its clinical trials;

•	continued delays or difficulties in clinical site initiation, including difficulties in recruiting clinical site investigators and clinical site staff;

•	delays in receiving authorizations from regulatory authorities to initiate its planned clinical trials;

•

diversion of healthcare resources away from the conduct of clinical trials, including the diversion of hospitals serving as its clinical trial sites and hospital staff supporting the conduct of its clinical trials;

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interruption of key clinical trial activities, such as clinical trial site data monitoring, due to limitations on travel imposed or recommended by federal or state governments, employers and others or interruption of clinical trial subject visits and study procedures, which may impact the integrity of subject data and clinical study endpoints;

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risk that participants enrolled in its clinical trials will contract COVID-19 while the clinical trial is ongoing, which could impact the results of the clinical trial, including by increasing the number of observed adverse events;

•	interruption or delays in the operations of the FDA or other regulatory authorities, which may impact review and approval timelines;

•

interruption of, or delays in receiving, supplies of its product candidates from its contract manufacturing organizations (referred to as “CMOs”) due to staffing shortages, production slowdowns or stoppages and disruptions in delivery systems;

•	interruptions in preclinical studies due to restricted or limited operations at its laboratory facility;

•

delays in necessary interactions with local regulators, ethics committees and other important agencies and contractors due to limitations in employee resources or forced furlough of government employees;

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changes in local regulations as part of a response to the COVID-19 pandemic, which may require changes in the ways in which its clinical trials are conducted, which may result in unexpected costs, or to discontinue such clinical trials altogether;

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limitations on employee resources that would otherwise be focused on the conduct of its preclinical studies and clinical trials, including because of sickness of employees or their families or the desire of employees to avoid contact with large groups of people;

•	interruption or delays to its sourced discovery and clinical activities; and

•	refusal of the FDA to accept data from clinical trials in affected geographies outside the United States.

The extent of the impact of the COVID-19 pandemic on Aadi’s future liquidity and operational performance will depend on certain developments, including the duration and spread of the outbreak, the availability and effectiveness of vaccines, the impact on its clinical trials, patients, and collaboration partners, and the effect on its suppliers.

Risks Related to Regulatory Approval and Other Legal Compliance Matters

Aadi submitted an NDA to the FDA for FYARRO for the treatment of advanced malignant PEComa under the 505(b)(2) regulatory pathway. The FDA may refuse to file its NDA, or conclude that its NDA no longer qualifies for the Section 505(b)(2) regulatory pathway, which may delay or prevent the approval of FYARRO) for commercial use.

Aadi submitted a Section 505(b)(2) NDA to the FDA in May 2021 for FYARRO for the treatment of advanced malignant PEComa. Section 505(b)(2) of the Federal Food, Drug, and Cosmetic Act (referred to as the “FDCA”) was enacted as part of the Drug Price Competition and Patent Term Restoration Act of 1984 (referred to as the “Hatch-Waxman Amendments”), and permits the submission of an NDA where at least some of the information required for approval comes from preclinical studies or clinical trials not conducted by or for the applicant and for which the applicant has not obtained a right of reference. The FDA interprets Section 505(b)(2) of the FDCA to permit the applicant to rely upon the FDA’s previous findings of safety and efficacy for an approved product. The FDA requires submission of information needed to support any changes to a previously approved drug, such as published data or new studies conducted by the applicant or clinical trials demonstrating safety and efficacy. The FDA could require additional information to sufficiently demonstrate safety and efficacy to support approval. If the FDA determines FYARRO does not meet the requirements of Section 505(b)(2), or that additional information is needed to support a marketing application for FYARRO, Aadi could experience delays in obtaining marketing approval. Moreover, even if FYARRO is approved under the Section 505(b)(2) regulatory pathway, the approval may be subject to limitations on the indicated uses for which it may be marketed or to other conditions of approval, or may contain requirements for costly post-marketing testing and surveillance to monitor the safety or efficacy of the product.

Additionally, the FDA must inform Aadi within 60 days of submission if it has accepted its NDA submission and filed it for regulatory review. If the FDA determines that its NDA submission is incomplete or insufficient for filing, the FDA may refuse to file the NDA. The FDA may refuse to file Aadi’s NDA for ABI-009, which may delay or prevent the approval of ABI-009. Any such refusal by the FDA could require Aadi to expend additional time and resources to revise and resubmit its NDA or harm its business and reputation. Furthermore, there is no guarantee that any revised or resubmitted NDA filing Aadi makes will be accepted by the FDA.

Aadi may be unable to obtain United States or foreign regulatory approval for ABI-009 or its other product candidates and, as a result, may be unable to commercialize ABI-009 or its product candidates and its business will be substantially harmed.

Aadi’s product candidates are and will continue to be subject to extensive governmental regulations relating to, among other things, research, testing, development, manufacturing, safety, efficacy, approval, recordkeeping, reporting, labeling, storage, packaging, advertising and promotion, pricing, marketing and distribution of drugs. Rigorous preclinical testing and clinical trials and an extensive regulatory approval process must be successfully completed in the United States and in many foreign jurisdictions before a new drug can be approved for marketing. Satisfaction of these and other regulatory requirements is costly, time consuming, uncertain and subject to unanticipated delays. Aadi cannot provide any assurance that any product candidate it may develop will progress through required clinical testing and obtain the regulatory approvals necessary for it to begin selling them.

Aadi submitted an NDA under Section 505(b)(2) to the FDA in May 2021 for FYARRO for the treatment of advanced malignant PEComa. Aadi has not previously submitted an NDA or similar application for approval to the FDA or any other regulatory authority and it cannot assure that any of its product candidates will receive marketing approval. The time required to obtain approvals from the FDA and other regulatory authorities is unpredictable and requires successful completion of extensive clinical trials which typically takes many years, depending upon numerous factors, including the type, complexity and novelty of the product candidate. The standards that the FDA and its foreign counterparts use when evaluating clinical trial data can, and often does, change during drug development, which makes it difficult to predict with any certainty how they will be applied. Aadi may also encounter unexpected delays or increased costs due to new government regulations, including future legislation or administrative action, or changes in FDA policy during the period of drug development, clinical trials and FDA regulatory review. Regulatory authorities have substantial discretion in the approval process and may refuse to accept any application or may decide that its data are insufficient for approval and require additional preclinical, clinical or other studies. It is possible that none of Aadi’s existing product candidates or any product candidates Aadi may seek to develop in the future will ever obtain regulatory approval.

Additionally, as of March 18, 2021, the FDA noted it is continuing to ensure timely reviews of applications for medical products during the COVID-19 pandemic in line with its user fee performance goals and conducting mission critical domestic and foreign inspections to ensure compliance of manufacturing facilities with FDA quality standards. However, the FDA may not be able to continue its current pace and approval timelines could be extended, including where a pre-approval inspection or an inspection of clinical sites is required and due to the COVID-19 pandemic and travel restrictions the FDA is unable to complete such required inspections during the review period. In 2020 and 2021, a number of companies announced receipt of complete response letters due to the FDA’s inability to complete required inspections for their applications.

Any delay or failure in seeking or obtaining required approvals would have a material and adverse effect on Aadi’s ability to generate revenue from any particular product candidates it is developing and for which it is seeking approval. Furthermore, any regulatory approval to market a drug may be subject to significant limitations on the approved uses or indications for which Aadi may market, promote and advertise the drug or the labeling or other restrictions. In addition, the FDA has the authority to require a Risk Evaluation and Mitigation Strategy (referred to as “REMS”) plan as part of approving an NDA, or after approval, which may impose further requirements or restrictions on the distribution or use of an approved drug. These requirements or restrictions might include limiting prescribing to certain physicians or medical centers that have undergone specialized training, limiting treatment to patients who meet certain safe-use criteria and requiring treated patients to enroll in a registry. These limitations and restrictions may significantly limit the size of the market for the drug and affect reimbursement by third-party payors.

Aadi is also subject to numerous foreign regulatory requirements governing, among other things, the conduct of clinical trials, manufacturing and marketing authorization, pricing and third-party reimbursement. The foreign regulatory approval process varies among countries, and generally includes all of the risks associated with FDA approval described above as well as risks attributable to the satisfaction of local regulations in foreign jurisdictions. Moreover, the time required to obtain approval may differ from that required to obtain FDA approval.

The regulatory approval processes of the FDA, EMA and other comparable foreign regulatory authorities are lengthy, time consuming and inherently unpredictable. If Aadi is ultimately unable to obtain regulatory approval for its product candidates, Aadi will be unable to generate product revenue, and its business will be substantially harmed.

Obtaining approval by the FDA, EMA and other comparable foreign regulatory authorities is unpredictable, typically takes many years following the commencement of clinical trials and depends upon numerous factors, including the type, complexity and novelty of the product candidates involved. In addition, approval policies, regulations or the type and amount of clinical data necessary to gain approval may change during the course of a product candidate’s clinical development and may vary among jurisdictions, which may cause delays in the approval or the decision not to approve an application. Regulatory authorities have substantial discretion in the approval process and may refuse to accept any application or may decide that Aadi’s data are insufficient for approval and require additional preclinical, clinical or other studies. Even if Aadi eventually completes clinical testing and receives approval for its product candidates, the FDA, EMA and other comparable foreign regulatory authorities may approve its product candidates for a more limited indication or a narrower patient population than it originally requested or may impose other prescribing limitations or warnings that limit the product’s commercial potential. Aadi has not obtained regulatory approval for any product candidate, and it is possible that none of its product candidates will ever obtain regulatory approval.

Further, regulatory approval may be delayed for reasons beyond Aadi’s control. For example, a United States federal government shutdown or budget sequestration, such as ones that occurred during 2013, 2018 and 2019, or the current diversion of resources to handle the COVID-19 public health emergency and pandemic may result in significant reductions to the FDA’s budget, employees and operations, which may lead to slower response times and longer review periods, potentially affecting Aadi’s ability to obtain regulatory approval for its product candidates. In addition, the impact of COVID-19 may cause the FDA to allocate additional resources to product candidates focused on treating related illnesses, which could lead to longer approval processes for Aadi’s product candidates. Finally, Aadi’s competitors may file citizens’ petitions with the FDA in an attempt to persuade the FDA that Aadi’s product candidates, or the clinical trials that support their approval, contain deficiencies. Such actions by Aadi’s competitors could delay or even prevent the FDA from approving any of Aadi’s NDAs.

Applications for Aadi’s product candidates could fail to receive regulatory approval for many reasons, including the following:

•	the FDA, EMA or other comparable foreign regulatory authorities may disagree with the design, implementation or results of Aadi’s clinical trials;

•

the FDA, EMA or other comparable foreign regulatory authorities may determine that Aadi’s product candidates are not safe or effective, are only moderately effective or have undesirable or unintended side effects, toxicities or other characteristics that preclude Aadi from obtaining regulatory approval or prevent or limit commercial use;

•	the population studied in the clinical trial may not be sufficiently broad or representative to assure efficacy and safety in the full population for which Aadi seeks approval;

•	the FDA, EMA or other comparable foreign regulatory authorities may disagree with Aadi’s interpretation of data from preclinical studies or clinical trials;

•	Aadi may be unable to demonstrate to the FDA, EMA or other comparable foreign regulatory authorities that its product candidate’s risk-benefit ratio for its proposed indication is acceptable;

•

the FDA, EMA or other comparable foreign regulatory authorities may find deficiencies with or fail to approve the manufacturing processes, test procedures and specifications or facilities of third-party manufacturers with which Aadi contracts for clinical and commercial supplies;

•	the FDA, EMA or other comparable regulatory authorities may fail to approve companion diagnostic tests for Aadi’s product candidates, if required; and

•	the approval policies or regulations of the FDA, EMA or other comparable foreign regulatory authorities may significantly change in a manner rendering Aadi’s clinical data insufficient for approval.

This lengthy approval process, as well as the unpredictability of the results of clinical trials, may result in Aadi failing to obtain regulatory approval to market any of its product candidates, which would significantly harm its business, results of operations and prospects.

The FDA, EMA and other comparable foreign regulatory authorities may not accept data from trials conducted in locations outside of their jurisdiction.

Aadi’s clinical trials have been and may in the future be undertaken in the United States. Aadi may choose to conduct additional clinical trials internationally as well. For example, Aadi may conduct its PRECISION 1 trial of ABI-009 in the United States, Europe and other countries. The acceptance of study data by the FDA, EMA or other comparable foreign regulatory authority from clinical trials conducted outside of their respective jurisdictions may be subject to certain conditions. In cases where data from United States clinical trials are intended to serve as the basis for regulatory approval in foreign countries outside the United States, the standards for clinical trials and approval may be different. There can be no assurance that any United States or foreign regulatory authority would accept data from trials conducted outside of its applicable jurisdiction. If the FDA, EMA or any applicable foreign regulatory authority does not accept such data, it would result in the need for additional trials, which would be costly and time-consuming and delay aspects of Aadi’s business plan, and which may result in its product candidates not receiving approval or clearance for commercialization in the applicable jurisdiction.

Brexit and uncertainty in the regulatory framework as well as future legislation in the United Kingdom (referred to as the “UK”), European Union, and other jurisdictions can lead to disruption in the execution of international multi-center clinical trials, the monitoring of adverse events through pharmacovigilance programs, the evaluation of the benefit-risk profiles of new medicinal products, and determination of marketing authorization across different jurisdictions. Uncertainty in the regulatory framework could also result in disruption to the supply and distribution as well as the import/export both of active pharmaceutical ingredients and finished product. Such a disruption could create supply difficulties for ongoing clinical trials. The cumulative effects of the disruption to the regulatory framework, uncertainty in future regulation, and changes to existing regulations may increase Aadi’s development lead time to marketing authorization and commercialization of products in the European Union and/or the UK and increase its costs. Aadi cannot predict the impact of such changes and future regulation on its business or the results of its operations.

Obtaining and maintaining regulatory approval of Aadi’s product candidates in one jurisdiction does not mean that Aadi will be successful in obtaining regulatory approval of its product candidates in other jurisdictions.

Obtaining and maintaining regulatory approval of Aadi’s product candidates in one jurisdiction does not guarantee that Aadi will be able to obtain or maintain regulatory approval in any other jurisdiction. For example, even if the FDA or EMA grants regulatory approval of a product candidate, comparable regulatory authorities in foreign jurisdictions must also approve the manufacturing, marketing and promotion and reimbursement of the product candidate in those countries. However, a failure or delay in obtaining regulatory approval in one jurisdiction may have a negative effect on the regulatory approval process in others. Approval procedures vary among jurisdictions and can involve requirements and administrative review periods different from those in the United States, including additional preclinical studies or clinical trials as clinical trials conducted in one jurisdiction may not be accepted by regulatory authorities in other jurisdictions. The regulatory approval processes in other countries may implicate all of the risks detailed above regarding FDA approval in the United States, as well as other risks. In many jurisdictions outside the United States, a product candidate must be approved for reimbursement before it can be approved for sale in that jurisdiction. In some cases, the price that Aadi intends to charge for its products is also subject to approval.

Obtaining foreign regulatory approvals and establishing and maintaining compliance with foreign regulatory requirements could result in significant delays, difficulties and costs for Aadi and could delay or prevent the introduction of its products in certain countries. If Aadi or any future collaborator fail to comply with the regulatory requirements in international markets or fail to receive applicable regulatory approvals, Aadi’s target market will be reduced and its ability to realize the full market potential of its product candidates will be harmed.

Following Brexit, to the extent Aadi conducts any operations in the UK, Aadi will be subject to applicable regulatory requirements in the UK. Although the UK is no longer a member of the European Union, European Union law remains applicable in Northern Ireland. There are a number of new marketing authorization routes available in the UK, Great Britain (England, Scotland and Wales) or Northern Ireland, in addition to the national procedure. As with the European Union position, a company can only start to market a medicine in the UK once it has received a marketing authorization. The main legislation that applies to clinical trials in the UK is the UK Medicines for Human Use (Clinical Trials) Regulations 2004, which transposes the Clinical Trials Directive into domestic law. Consequently, the requirements and obligations that relate to the conduct of clinical trials in the UK currently remain largely aligned with the European Union position. It is unclear how future regulatory regime in the UK will impact regulations of products, manufacturers, and approval of product candidates in the UK. In the immediately foreseeable future, the UK regulatory approval process is likely to remain similar to that applicable in the European Union, albeit that the processes for applications will be separate. Longer term, the UK is likely to develop its own legislation that diverges from that in the European Union.

Even if Aadi’s product candidates receive regulatory approval, they will be subject to significant ongoing post-marketing regulatory requirements and oversight.

Even if Aadi receives regulatory approval for its product candidates, they will be subject to ongoing regulatory obligations and continued review by regulatory authorities, which may include imposing significant restrictions on its product candidates, indicated uses or marketing, or imposing ongoing requirements for potentially costly post-approval studies. Any regulatory approvals that Aadi may receive for its product candidates will require the submission of reports to regulatory authorities and on-going surveillance to monitor the safety and efficacy of the product candidate, may contain significant limitations related to use restrictions for specified age groups, warnings, precautions or contraindications, and may include burdensome post-approval study or risk management requirements and regulatory inspection. The FDA has significant post-marketing authority, including, for example, the authority to require labeling changes based on new safety information and to require post-marketing studies or clinical trials to evaluate serious safety risks related to the use of a drug. For example, the FDA may require the submission of a REMS in order to approve Aadi’s product candidates, which could entail requirements for a medication guide, physician training and communication plans or additional elements to ensure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. Any REMS required by the FDA may lead to increased costs to assure compliance with new post-approval regulatory requirements and potential requirements or restrictions on the sale of approved products, all of which could lead to lower sales volume and revenue. In addition, if the FDA or foreign regulatory authorities approve Aadi’s product candidates, the manufacturing processes, labeling, packaging, distribution, adverse event reporting, storage, advertising, promotion, import, export and recordkeeping for its product candidates will be subject to extensive and ongoing regulatory requirements. These requirements include submissions of safety and other post-marketing information and reports, registration, as well as on-going compliance with current good manufacturing practices (referred to as “cGMPs”), good laboratory practices (referred to as “GLPs”) and good clinical practices (referred to as “GCPs”) for any clinical trials that Aadi conducts post-approval. In addition, manufacturers of drug products and their facilities are subject to continual review and periodic, unannounced inspections by the FDA and other regulatory authorities for compliance with cGMP regulations and standards. Accordingly, Aadi and others with whom Aadi works must continue to expend time, money, and effort in all areas of regulatory compliance, including manufacturing, production, and quality control.

Aadi will be required to report certain adverse reactions and production problems, if any, to the FDA and comparable foreign regulatory authorities. If Aadi or a regulatory agency discover previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the facilities where the product is manufactured, a regulatory agency may impose restrictions on that product, the manufacturing facility or Aadi, including requiring recall or withdrawal of the product from the market or suspension of manufacturing. Any new legislation addressing drug safety issues could result in delays in product development or commercialization, or increased costs to assure compliance. In addition, failure to comply with FDA, EMA and other comparable foreign regulatory requirements may subject Aadi to administrative or judicially imposed sanctions, including:

•	delays in or the rejection of product approvals;

•	restrictions on Aadi’s ability to conduct clinical trials, including full or partial clinical holds on ongoing or planned trials;

•	restrictions on the product, manufacturers or manufacturing process;

•	warning letters or untitled letters that would result in adverse publicity;

•	civil and criminal penalties;

•	injunctions;

•	suspension or withdrawal of regulatory approvals;

•	product seizures, detentions or import bans;

•	voluntary or mandatory product recalls and publicity requirements;

•	total or partial suspension of production; and

•	imposition of restrictions on operations, including costly new manufacturing requirements.

The holder of an approved NDA or comparable regulatory approval must submit new or supplemental applications and obtain approval for certain changes to the approved product, product labeling, or manufacturing process and the FDA or comparable foreign regulatory authority may refuse to approve pending applications or supplements to approved applications filed by Aadi.

The occurrence of any event or penalty described above may inhibit Aadi’s ability to commercialize its product candidates, if approved, and generate revenue. If regulatory sanctions are applied or if regulatory approval is withdrawn, the value of the company and its operating results will be adversely affected.

The FDA and other regulatory agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses.

If any of Aadi’s product candidates are approved and Aadi is found to have improperly promoted off-label uses of those products, it may become subject to significant liability. The FDA and other regulatory agencies, including the U.S. Department of Justice, strictly regulate the post-approval marketing and promotional claims that may be made about prescription products, such as Aadi’s product candidates, if approved. In particular, a product may not be promoted for uses that are not approved by the FDA or such other regulatory agencies as reflected in the product’s approved labeling. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant civil, criminal and administrative penalties. As such, Aadi may not promote its products for indications or uses for which they do not have approval. For example, if Aadi receives regulatory approval for ABI-009 as a treatment for advanced malignant PEComa, physicians may, in their practice of medicine, use drug products for their patients in a manner that is inconsistent with the approved label. If Aadi, or any of its contractors or agents acting on behalf of Aadi, is found to have promoted such off-label uses, Aadi may become subject to significant liability. The United States federal government has levied large civil and criminal fines against companies for alleged improper promotion of off-label use and has enjoined several companies from engaging in off-label promotion. The FDA has also requested that companies enter into consent decrees or permanent injunctions under which specified promotional conduct is changed or curtailed. If Aadi cannot successfully manage the promotion of its product candidates, if approved, Aadi could become subject to significant liability, which would materially adversely affect its business and financial condition.

If Aadi is required by the FDA to obtain approval of a companion diagnostic product in connection with approval of any future product in candidates or new indication that it may develop, and if Aadi fails to obtain or faces delays in obtaining FDA approval of such companion diagnostic product, Aadi will not be able to commercialize such product candidate intended for use with such companion diagnostic product and its ability to generate revenue form such product candidate will be materially impaired.

In connection with the development of any future product candidates or new indication Aadi may develop or work with collaborators to develop or obtain access to companion diagnostic tests to identify patient subsets within a disease category who may derive selective and meaningful benefit from Aadi’s programs. Such companion diagnostics would be used during Aadi’s clinical trials as well as in connection with the commercialization of any future product candidates or new indication it may develop. To be successful in developing and commercializing such product candidate in combination with these companion diagnostics, Aadi or its collaborators will need to address a number of scientific, technical, regulatory and logistical challenges. According to FDA guidance, if the FDA determines that a companion diagnostic device is essential to the safe and effective use of a novel therapeutic product or indication, the FDA generally will not approve the therapeutic product or new therapeutic product indication if the companion diagnostic is not also approved or cleared at the same time the product candidate is approved. To date, the FDA has required marketing approval of all companion diagnostic tests for cancer therapies. Various foreign regulatory authorities also regulate in vitro companion diagnostics as medical devices and, under those regulatory frameworks, will likely require the conduct of clinical trials to demonstrate the safety and effectiveness of Aadi’s current diagnostics and any future diagnostics Aadi may develop, which it expects will require separate regulatory clearance or approval prior to commercialization.

The approval of a companion diagnostic as part of the therapeutic product’s labeling limits the use of the therapeutic product to only those patients who express certain biomarkers or the specific genetic alteration that the companion diagnostic was developed to detect. If the FDA, EMA or a comparable regulatory authority requires approval of a companion diagnostic for any future product candidate or new indication that Aadi may develop, whether before or concurrently with approval of such product candidate, Aadi, and/or future collaborators, may encounter difficulties in developing and obtaining approval for these companion diagnostics. Any delay or failure by Aadi or third-party collaborators to develop or obtain regulatory approval of a companion diagnostic could delay or prevent approval or continued marketing of such product candidate. Further, in April 2020, the FDA issued new guidance on developing and labeling companion diagnostics for a specific group of oncology therapeutic products, including recommendations to support a broader labeling claim rather than individual therapeutic products. Aadi will continue to evaluate the impact of this guidance on its companion diagnostic development and strategy. This guidance and future issuances from the FDA and other regulatory authorities may impact Aadi’s development of a companion diagnostic for its product candidates and result in delays in regulatory approval. Aadi may be required to conduct additional studies to support a broader claim. Also, to the extent other approved diagnostics are able to broaden their labeling claims to include Aadi’s approved drug products, Aadi may be forced to abandon its companion diagnostic development plans or it may not be able to compete effectively upon approval, which could adversely impact Aadi’s ability to generate revenue from the sale of its approved products and its business operations.

Additionally, Aadi may rely on third parties for the design, development and manufacture of companion diagnostic tests for its product candidates that may require such tests. If Aadi enters into such collaborative agreements, it will be dependent on the sustained cooperation and effort of its future collaborators in developing and obtaining approval for these companion diagnostics. It may be necessary to resolve issues such as selectivity/specificity, analytical validation, reproducibility, or clinical validation of companion diagnostics during the development and regulatory approval processes. Moreover, even if data from preclinical studies and early clinical trials appear to support development of a companion diagnostic for a product candidate, data generated in later clinical trials may fail to support the analytical and clinical validation of the companion diagnostic. Aadi and its future collaborators may encounter difficulties in developing, obtaining regulatory approval for, manufacturing and commercializing companion diagnostics similar to those Aadi faces with respect to its product candidates, including issues with achieving regulatory clearance or approval, production of sufficient quantities at commercial scale and with appropriate quality standards, and in gaining market acceptance. If Aadi is unable to successfully develop companion diagnostics for any future product candidate or new indication, or experience delays in doing so, the development of such product candidate may be adversely affected, the product candidate may not obtain marketing approval, and Aadi may not realize the full commercial potential of such product candidate after obtaining marketing approval. As a result, Aadi’s business, results of operations and financial condition could be materially harmed. In addition, a diagnostic company with whom Aadi contracts may decide to discontinue selling or manufacturing the companion diagnostic test that it anticipates using in connection with development and commercialization of any such future product candidate or its relationship with such diagnostic company may otherwise terminate. Aadi may not be able to enter into arrangements with another diagnostic company to obtain supplies of an alternative diagnostic test for use in connection with the development and commercialization of any such future product or new indication. or do so on commercially reasonable terms, which could adversely affect and/or delay the development or commercialization of any such future product candidate Aadi may develop.

A Fast Track or Breakthrough Therapy designation for ABI-009 may not lead to a faster development or review process, or Aadi may be unable to maintain or effectively utilize such a designation. Aadi may also seek additional Fast Track designations from the FDA for ABI-009 or any of its other product candidates. Even if one or more of Aadi’s product candidates receive Fast Track designation, Aadi may be unable to obtain or maintain the benefits associated with the Fast Track designation.

In October 2018, Aadi announced that the FDA granted Fast Track designation for ABI-009 for the investigation of the treatment of patients with advanced malignant PEComa. This Fast Track designation does not guarantee that Aadi will qualify for or be able to take advantage of the expedited review procedures or that it will ultimately obtain regulatory approval of ABI-009. Even though Aadi received this Fast Track designation, it may not experience a faster development process, review or approval compared to conventional FDA procedures. The FDA may withdraw the Fast Track designation if it believes that the Fast Track designation is no longer supported by data from Aadi’s clinical development program. Aadi may also seek Fast Track designation for additional cancer indications or other diseases, and it may not be successful in securing such additional designation or in expediting development if such designations were received.

Fast Track designation is designed to facilitate the development and expedite the review of therapies intended for the treatment of a serious or life-threatening condition which demonstrate the potential to address unmet medical needs for the condition. Programs with Fast Track designation may benefit from early and frequent communications with the FDA, potential priority review and the ability to submit a rolling application for regulatory review. Fast Track designation applies to both the product candidate and the specific indication for which it is being studied. If any of Aadi’s product candidates receive Fast Track designation but do not continue to meet the criteria for Fast Track designation, or if Aadi’s clinical trials are delayed, suspended or terminated, or put on clinical hold due to unexpected adverse events or issues with clinical supply, Aadi will not receive the benefits associated with the Fast Track program. The FDA may withdraw any Fast Track Designation at any time. Furthermore, Fast Track designation does not change the standards for approval. Fast Track designation alone does not guarantee qualification for the FDA’s priority review procedures and Aadi may not experience a faster development process, review or approval compared to conventional FDA procedures.

In December 2018, Aadi announced that the FDA granted Breakthrough Therapy designation for ABI-009 for the treatment of patients with advanced malignant PEComa. Aadi may also seek a Breakthrough Therapy designation for ABI-009 for various cancer indications or other diseases. Breakthrough Therapy designation is for a product candidate that is intended, alone or in combination with one or more other drugs or biologics, to treat a serious or life-threatening disease or condition and preliminary clinical evidence indicates that the product candidate may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. A sponsor may request the FDA to designate its product candidate as a Breakthrough Therapy at the time of, or any time after, the submission of an IND for the product candidate. For product candidates that have been designated as a Breakthrough Therapy, the FDA may take actions appropriate to expedite the development and review of the application, which may include holding meetings with the sponsor and the review team throughout the development of the product candidate; providing timely advice to, and interactive communication with, the sponsor regarding the development of the product candidate to ensure that the development program to gather the nonclinical and clinical data necessary for approval is as efficient as practicable; involving senior managers and experienced review staff, as appropriate, in a collaborative, cross-disciplinary review; assigning a cross-disciplinary project lead for the FDA review team to facilitate an efficient review of the development program and to serve as a scientific liaison between the review team and the sponsor; and taking steps to ensure that the design of the clinical trials is as efficient as practicable, when scientifically appropriate, such as by minimizing the number of patients exposed to a potentially less efficacious treatment.

The FDA has broad discretion in determining whether to grant a Fast Track or Breakthrough Therapy designation for a drug. Obtaining a Fast Track or Breakthrough Therapy designation does not change the standards for product approval, but may expedite the development or approval process. There is no assurance that the FDA will grant either such designation for any other indication or product candidate that Aadi may pursue. Even if the FDA does grant either such designation, it may not actually result in faster clinical development or regulatory review or approval. Furthermore, such a designation does not increase the likelihood that ABI-009 will receive regulatory approval in the United States.

Aadi may not be able to obtain or maintain orphan drug designation or obtain or maintain orphan drug exclusivity for its product candidates and, even if it does, such exclusivity may not prevent the FDA, EMA or other comparable foreign regulatory authorities, from approving competing products.

Regulatory authorities in some jurisdictions, including the United States and the European Union, may designate drugs for relatively small patient populations as orphan drugs. Under the Orphan Drug Act, the FDA may designate a product candidate as an orphan drug if it is intended to treat a rare disease or condition, which is generally defined as a patient population of fewer than 200,000 individuals annually in the United States, or a patient population greater than 200,000 in the United States where there is no reasonable expectation that the cost of developing the drug will be recovered from sales in the United States. Aadi’s target indications may include diseases with large patient populations or may include orphan indications. However, there can be no assurances that Aadi will be able to obtain orphan designations for its product candidates.

In the United States, orphan drug designation entitles a party to financial incentives such as opportunities for grant funding towards clinical trial costs, tax advantages and user-fee waivers. In addition, if a product that has orphan drug designation subsequently receives the first FDA approval for the disease for which it has such designation, the product is entitled to orphan drug exclusivity. Orphan drug exclusivity in the United States provides that the FDA may not approve any other applications, including a full NDA, to market the same drug for the same indication for seven years, except in limited circumstances. The applicable exclusivity period is ten years in Europe. The European exclusivity period can be reduced to six years if a drug no longer meets the criteria for orphan drug designation or if the drug is sufficiently profitable so that market exclusivity is no longer justified.

Even if orphan drug designation is granted for a product candidate, Aadi may not be able to obtain or maintain orphan drug exclusivity for that product candidate. Aadi may not be the first to obtain regulatory approval of any product candidate for which it has obtained orphan drug designation for the orphan-designated indication due to the uncertainties associated with developing pharmaceutical products. In addition, exclusive marketing rights in the United States may be limited if Aadi seeks approval for an indication broader than the orphan-designated indication or may be lost if the FDA later determines that the request for designation was materially defective or if Aadi is unable to ensure that it will be able to manufacture sufficient quantities of the product to meet the needs of patients with the rare disease or condition. Further, that the orphan drug exclusivity may not effectively protect an approved product from competition because different drugs with different active moieties may be approved for the same condition. Even after an orphan drug is approved, the FDA can subsequently approve the same drug with the same active moiety for the same condition if the FDA concludes that the later drug is clinically superior in that it is shown to be safer, more effective or makes a major contribution to patient care or the manufacturer of the product with orphan exclusivity is unable to maintain sufficient product quantity. Orphan drug designation neither shortens the development time or regulatory review time of a drug nor gives the product candidate any advantage in the regulatory review or approval process or entitles the product candidate to priority review.

Aadi received orphan drug designation from the FDA for ABI-009 for the treatment of advanced malignant PEComa. Aadi may be unable to obtain regulatory approval for ABI-009 for this orphan population or any other orphan population, or Aadi may be unable to successfully commercialize ABI-009 for such orphan population due to risks that include:

•	the orphan patient populations may change in size;

•	there may be changes in the treatment options for patients that may provide alternative treatments to ABI-009;

•	the development costs may be greater than projected revenue of drug sales for the orphan indications;

•	the regulatory agencies may disagree with the design or implementation of Aadi’s clinical trials;

•	there may be difficulties in enrolling patients for clinical trials;

•	ABI-009 may not prove to be efficacious in the respective orphan patient populations;

•	clinical trial results may not meet the level of statistical significance required by the regulatory agencies; and

•	ABI-009 may not have a favorable risk/benefit assessment in the respective orphan indication.

If Aadi is unable to obtain regulatory approval for ABI-009 for advanced malignant PEComa or any orphan population for which it obtains orphan drug designation or is unable to successfully commercialize ABI-009 for such orphan population, it could harm Aadi’s business prospects, financial condition and results of operations.

Aadi may not be able to obtain orphan drug exclusivity for ABI-009 or for one or more of its product candidates that it may develop in the future, and even if Aadi does, that exclusivity may not prevent the FDA from approving other competing products.

Under the Orphan Drug Act, the FDA may designate a product candidate as an orphan drug if it is a drug or biologic intended to treat a rare disease or condition. A similar regulatory scheme governs approval of orphan product candidates by the EMA in the European Union. Generally, if a product with an orphan drug designation subsequently receives the first marketing approval for the indication for which it has such designation, the product is entitled to a period of marketing exclusivity, which precludes the FDA or the EMA from approving another marketing application for another similar product candidate for the same orphan therapeutic indication for that time period. The applicable period is seven years in the United States and ten years in the European Union. The exclusivity period in the European Union can be reduced to six years if a product no longer meets the criteria for orphan drug designation, in particular if the product is sufficiently profitable so that market exclusivity is no longer justified.

In order for the FDA to grant orphan drug exclusivity to one of our product candidates, the agency must find that the product candidate is indicated for the treatment of a condition or disease that affects fewer than 200,000 individuals in the United States or that affects 200,000 or more individuals in the United States and for which there is no reasonable expectation that the cost of developing and making the product candidate available for the disease or condition will be recovered from sales of the product in the United States. The FDA may conclude that the condition or disease for which Aadi seeks orphan drug exclusivity does not meet this standard. Even if Aadi obtains orphan drug exclusivity for a product candidate, that exclusivity may not effectively protect the product candidate from competition because different product candidates can be approved for the same condition. In addition, even after an orphan drug is approved, the FDA can subsequently approve the same product candidate for the same condition if the FDA concludes that the later product candidate is clinically superior in that it is shown to be safer, more effective or makes a major contribution to patient care compared with the product that has orphan exclusivity. Orphan drug exclusivity may also be lost if the FDA or EMA determines that the request for designation was materially defective or if the manufacturer is unable to assure sufficient quantity of the product to meet the needs of the patients with the rare disease or condition.

Where appropriate, Aadi plans to secure approval from the FDA or comparable foreign regulatory authorities through the use of accelerated registration pathways. If Aadi is unable to obtain such approval, it may be required to conduct additional preclinical studies or clinical trials beyond those that it contemplates, which could increase the expense of obtaining, and delay the receipt of, necessary regulatory approvals. Even if Aadi receives accelerated approval from the FDA, if its confirmatory trials do not verify clinical benefit, or if it does not comply with rigorous post-marketing requirements, the FDA may seek to withdraw accelerated approval.

Where possible, Aadi plans to pursue accelerated development strategies in areas of high unmet need. Aadi may seek an accelerated approval pathway for one or more of its product candidates. Under the accelerated approval provisions in the FFDA, and the FDA’s implementing regulations, the FDA may grant accelerated approval to a product candidate designed to treat a serious or life-threatening condition that generally provides a meaningful therapeutic benefit over available therapies upon a determination that the product candidate has an effect on a surrogate endpoint or intermediate clinical endpoint that is reasonably likely to predict clinical benefit. The FDA considers a clinical benefit to be a positive therapeutic effect that is clinically meaningful in the context of a given disease, such as irreversible morbidity or mortality. For the purposes of accelerated approval, a surrogate endpoint is a marker, such as a laboratory measurement, radiographic image, physical sign, or other measure that is thought to predict clinical benefit, but is not itself a measure of clinical benefit. An intermediate clinical endpoint is a clinical endpoint that can be measured earlier than an effect on irreversible morbidity or mortality that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit. The accelerated approval pathway may be used in cases in which the advantage of a new drug over available therapy may not be a direct therapeutic advantage, but is a clinically important improvement from a patient and public health perspective. If granted, accelerated approval is usually contingent on the sponsor’s agreement to conduct, in a diligent manner, additional post-approval confirmatory studies to verify and describe the drug’s clinical benefit. If such post-approval studies fail to confirm the drug’s clinical benefit, the FDA may withdraw its approval of the drug. In addition, the FDA currently requires as a condition for accelerated approval pre-approval of promotional materials, which could adversely impact the timing of the commercial launch of the product.

Prior to seeking such accelerated approval, Aadi will seek feedback from the FDA and will otherwise evaluate its ability to seek and receive such accelerated approval. There can be no assurance that after Aadi’s evaluation of the feedback and other factors Aadi will decide to pursue or submit an NDA for accelerated approval or any other form of expedited development, review or approval. Similarly, there can be no assurance that after subsequent FDA feedback Aadi will continue to pursue or apply for accelerated approval or any other form of expedited development, review or approval, even if Aadi initially decides to do so. Furthermore, if Aadi decides to submit an application for accelerated approval or under another expedited regulatory designation (e.g., breakthrough therapy designation), there can be no assurance that such submission or application will be accepted or that any expedited development, review or approval will be granted on a timely basis, or at all. The FDA or other comparable foreign regulatory authorities could also require Aadi to conduct further studies prior to considering its application or granting approval of any type. A failure to obtain accelerated approval or any other form of expedited development, review or approval for Aadi’s product candidate would result in a longer time period to commercialization of such product candidate, could increase the cost of development of such product candidate and could harm Aadi’s competitive position in the marketplace.

Aadi may face difficulties from changes to current regulations and future legislation.

Existing regulatory policies may change, and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of Aadi’s product candidates. Aadi cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or abroad. If Aadi is slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if it is not able to maintain regulatory compliance, it may lose any regulatory approval that it may have obtained, and it may not achieve or sustain profitability.

For example, in March 2010, the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010 (referred to as the “ACA”), was passed, which substantially changes the way healthcare is financed by both the government and private insurers, and significantly impacts the United States pharmaceutical industry. In December 2018, CMS published a final rule permitting further collections and payments to and from certain ACA qualified health plans and health insurance issuers under the ACA risk adjustment program in response to the outcome of the federal district court litigation regarding the method CMS uses to determine this risk adjustment. Since then, the ACA risk adjustment program payment parameters have been updated annually. Some of the provisions of the ACA have yet to be implemented, and there have been judicial and Congressional challenges to certain aspects of the ACA, as well as recent efforts by the former Trump administration to repeal or replace certain aspects of the ACA. In June 2021, the Supreme Court held that Texas and other challengers had no legal standing to challenge the ACA, upholding the ACA. It is unclear how this decision and other healthcare reforms will impact Aadi’s business.

In addition, other legislative changes have been proposed and adopted in the United States since the ACA was enacted. These changes included aggregate reductions to Medicare payments to providers of up to 2% per fiscal year, effective April 1, 2013, which, due to subsequent legislative amendments, will stay in effect through 2030, with the exception of a temporary suspension implemented under various COVID-19 relief legislation from May 1, 2020 through the end of 2021, unless additional congressional action is taken. In January 2013, former President Obama signed into law the American Taxpayer Relief Act of 2012, which, among other things, reduced Medicare payments to several providers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. These new laws may result in additional reductions in Medicare and other healthcare funding, which could have a material adverse effect on customers for Aadi’s product candidates, if approved, and accordingly, Aadi’s financial operations.

Moreover, there has been heightened governmental scrutiny recently over the manner in which drug manufacturers set prices for their marketed products, which has resulted in several Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drug products. For example, at the federal level, in September 2018, CMS announced that it will allow Medicare Advantage Plans the option to use step therapy for

Part B drugs beginning January 1, 2019. Additionally, CMS issued a final rule, effective on July 9, 2019, that requires direct-to-consumer television advertisements of prescription drugs and biological products, for which payment is available through or under Medicare or Medicaid, to include in the advertisement the Wholesale Acquisition Cost, or list price, of that drug or biological product if it is equal to or greater than $35 for a monthly supply or usual course of treatment. Prescription drugs and biological products that are in violation of these requirements will be included on a public list. In 2020, at the federal level, under the former Trump administration, HHS and CMS issued various rules that are expected to impact, among others, price reductions from pharmaceutical manufacturers to plan sponsors under Part D, fee arrangements between pharmacy benefit managers and manufacturers, importation of prescription drugs from Canada and other countries, manufacturer price reporting requirements under the Medicaid Drug Rebate Program, including regulations that affect manufacturer-sponsored patient assistance programs subject to pharmacy benefit manager accumulator programs and Best Price reporting related to certain value-based purchasing arrangements. Multiple lawsuits have been brought against the HHS challenging various aspects of these new rules. In January 2021, the Biden administration issued a “regulatory freeze” memorandum that directs department and agency heads to review new or pending rules of the prior administration. It is unclear whether these new regulations will be withdrawn or when they will become fully effective under the current administration. The impact of these lawsuits as well as legislative, executive, and administrative actions of the current administration on Aadi and the pharmaceutical industry as a whole is unclear.

At the state level, legislatures are increasingly passing legislation and states are implementing regulations designed to control spending on, and patient out-of-pocket costs for, drug products. Implementation of cost containment measures or other healthcare reforms that affect the pricing and/or availability of drug products may impact Aadi’s ability to generate revenue, attain or maintain profitability, or commercialize products for which it may receive regulatory approval in the future. At the state level, legislatures have increasingly passed legislation and implemented regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing.

Further, on May 30, 2018, the Trickett Wendler, Frank Mongiello, Jordan McLinn, and Matthew Bellina Right to Try Act of 2017 (Right to Try Act), was signed into law. The law, among other things, provides a federal framework for certain patients to access certain investigational new product candidates that have completed a Phase 1 clinical trial and that are undergoing investigation for FDA approval. Under certain circumstances, eligible patients can seek treatment without enrolling in clinical trials and without obtaining FDA permission under the FDA expanded access program. There is no obligation for a drug manufacturer to make its products available to eligible patients as a result of the Right to Try Act.

Aadi expects that the ACA, as well as other healthcare reform measures that may be adopted in the future, may result in more rigorous coverage criteria and in additional downward pressure on the price that it receives for any approved product. Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payors. The implementation of cost containment measures or other healthcare reforms may prevent Aadi from being able to generate revenue, attain profitability or commercialize Aadi’s product candidates.

Legislative and regulatory proposals have been made to expand post-approval requirements and restrict sales and promotional activities for biotechnology products. Aadi cannot be sure whether additional legislative changes will be enacted, or whether FDA regulations, guidance or interpretations will be changed, or what the impact of such changes on the regulatory approvals of its product candidates, if any, may be. In addition, increased scrutiny by Congress of the FDA’s approval process may significantly delay or prevent regulatory approval, as well as subject Aadi to more stringent product labeling and post-marketing testing and other requirements.

Additionally, the collection and use of health data in the European Union is governed by the General Data Protection Regulation (referred to as the “GDPR”), which extends the geographical scope of European Union data protection law to non-European Union entities under certain conditions and imposes substantial obligations upon companies and new rights for individuals. Failure to comply with the GDPR and the applicable national data protection laws of the European Union Member States may result in fines up to €20.0 million or up to 4% of the total worldwide annual turnover of the preceding financial year, whichever is higher, and other administrative penalties. The GDPR may increase Aadi’s responsibility and liability in relation to personal data that Aadi’s may process, and Aadi may be required to put in place additional mechanisms in an effort to comply with the GDPR. This may be onerous and if Aadi’s efforts to comply with GDPR or other applicable European Union laws and regulations are not successful, it could adversely affect Aadi’s business in the European Union.

Finally, state and foreign laws may apply generally to the privacy and security of information Aadi maintains, and may differ from each other in significant ways, thus complicating compliance efforts. For example, the California Consumer Privacy Act of 2018 (referred to as the “CCPA”), which took effect on January 1, 2020, gives California residents expanded rights to access and require deletion of their personal information, opt out of certain personal information sharing, and receive detailed information about how their personal information is used. In addition, the CCPA (a) allows enforcement by the California Attorney General, with fines set at $2,500 per violation (i.e., per person) or $7,500 per intentional violation and (b) authorizes private lawsuits to recover statutory damages for certain data breaches. While it exempts some data regulated by the Health Insurance Portability and Accountability Act of 1996 (referred to as “HIPAA”) and certain clinical trials data, the CCPA, to the extent applicable to Aadi’s business and operations, may increase Aadi’s compliance costs and potential liability with respect to other personal information Aadi collects about California residents. Some observers note that the CCPA could mark the beginning of a trend toward more stringent privacy legislation in the United States, which could increase Aadi’s potential liability and adversely affect Aadi’s business.

Inadequate funding for the FDA, the Securities and Exchange Commission and other government agencies could hinder their ability to hire and retain key leadership and other personnel, prevent new products and services from being developed or commercialized in a timely manner or otherwise prevent those agencies from performing normal business functions on which the operation of Aadi’s business may rely, which could negatively impact Aadi’s business.

The ability of the FDA to review and approve new products can be affected by a variety of factors, including government budget and funding levels, ability to hire and retain key personnel and accept the payment of user fees, and statutory, regulatory, and policy changes. Average review times at the agency have fluctuated in recent years as a result. In addition, government funding of the Securities and Exchange Commission (referred to as the “SEC”) and other government agencies on which Aadi’s operations may rely, including those that fund research and development activities is subject to the political process, which is inherently fluid and unpredictable.

Disruptions at the FDA and other agencies may also slow the time necessary for new product candidates to be reviewed and/or approved by necessary government agencies, which would adversely affect Aadi’s business. For example, in recent years, including in 2018 and 2019, the United States government shut down several times and certain regulatory agencies, such as the FDA and the SEC, had to furlough critical employees and stop critical activities. If a prolonged government shutdown occurs, it could significantly impact the ability of the FDA to timely review and process Aadi’s regulatory submissions, which could have a material adverse effect on Aadi’s business. Separately, in response to the COVID-19 pandemic, in March 2020, the FDA announced its intention to postpone most inspections of foreign manufacturing facilities and products as well as routine surveillance inspections of domestic manufacturing facilities and provided guidance regarding the conduct of clinical trials. In April 2021, the FDA issued guidance for industry formally announcing plans to employ remote interactive evaluations, using risk management methods, to meet user fee commitments and goal dates and based on updated guidance issued in May 2021, FDA continues to conduct mission-critical inspections on a case-by-case basis, or, where possible to do so safely, has, since July 2020, resumed prioritized domestic inspections, which generally include pre-approval, pre-license, surveillance, and for-cause inspections. Should FDA determine that an inspection is necessary for approval and an inspection cannot be completed during the review cycle due to restrictions on travel, and the FDA does not determine a remote interactive evaluation to be adequate, the agency has stated that it generally intends to issue a complete response letter or defer action on the application until an inspection can be completed. In 2020 and 2021, a number of companies announced receipt of complete response letters due to the FDA’s inability to complete required inspections for their applications While the FDA indicated that it will consider alternative methods for inspections and exercise discretion on a case-by-case basis to approve products based on a desk review, if a prolonged government shutdown occurs, or if global health concerns continue to prevent the FDA or other regulatory authorities from conducting their regular inspections, reviews, or other regulatory activities on a timely basis, it could significantly impact the ability of the FDA to timely review and process Aadi’s regulatory submissions, which could have a material adverse effect on its business. Regulatory authorities outside the U.S. may adopt similar restrictions or other policy measures in response to the COVID-19 pandemic and may experience delays in their regulatory activities. Further, in Aadi’s operations as a public company, future government shutdowns could impact its ability to access the public markets and obtain necessary capital in order to properly capitalize and continue its operations.

If Aadi fails to comply with other United States healthcare laws and compliance requirements, Aadi could become subject to fines or penalties or incur costs that could have a material adverse effect on its business. Further, Aadi’s relationships with healthcare professionals, clinical investigators, CROs and third-party payors in connection with its current and future business activities may be subject to federal and state healthcare fraud and abuse laws, false claims laws, transparency laws, government price reporting, and health information privacy and security laws, which could expose Aadi to significant losses, including, among other things, criminal sanctions, civil penalties, contractual damages, exclusion from governmental healthcare programs, reputational harm, administrative burdens and diminished profits and future earnings.

Healthcare providers and third-party payors play a primary role in the recommendation and prescription of any product candidates for which Aadi obtains regulatory approval. Aadi’s current and future arrangements with healthcare professionals, clinical investigators, CROs, third-party payors and customers may expose it to broadly applicable fraud and abuse and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which Aadi markets, sells and distributes its products for which it obtains regulatory approval. Restrictions under applicable federal and state healthcare laws and regulations may include the following:

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the federal Anti-Kickback Statute prohibits, among other things, persons and entities from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward, or in return for, either the referral of an individual for, or the purchase, order or recommendation of, any good or service, for which payment may be made under a federal healthcare program such as Medicare and Medicaid. A person or entity does not need to have actual knowledge of the federal Anti- Kickback Statute or specific intent to violate it to have committed a violation. Violations are subject to civil and criminal fines and penalties for each violation, plus up to three times the remuneration involved, imprisonment, and exclusion from government healthcare programs. In addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal False Claims Act or federal civil money penalties;

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the federal false claims laws, including the civil False Claims Act, which can be enforced by private citizens through civil whistleblower or qui tam actions, and civil monetary penalties laws, prohibit individuals or entities from, among other things, knowingly presenting, or causing to be presented, to the federal government, claims for payment that are false or fraudulent or making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government. Manufacturers can be held liable under the federal False Claims Act even when they do not submit claims directly to government payors if they are deemed to “cause” the submission of false or fraudulent claims. The federal False Claims Act also permits a private individual acting as a “whistleblower” to bring actions on behalf of the federal government alleging violations of the federal False Claims Act and to share in any monetary recovery;

•	Federal criminal laws that prohibit executing a scheme to defraud any healthcare benefit program or making, or causing to be made, false statements relating to healthcare matters;

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the federal Civil Monetary Penalties Law, which prohibits, among other things, offering or transferring remuneration to a federal healthcare beneficiary that a person knows or should know is likely to influence the beneficiary’s decision to order or receive items or services reimbursable by the government from a particular provider or supplier;

•	the FCPA, the U.K. Bribery Act of 2010, and other local anti-corruption laws that apply to Aadi’s international activities;

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the federal HIPAA, which created new federal criminal statutes that prohibit a person from knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program or obtain, by means of false or fraudulent pretenses, representations or promises, any of the money or property owned by, or under the custody or control of, any healthcare benefit program, regardless of the payor (e.g., public or private) and knowingly and willfully falsifying, concealing or covering up by any trick or device a material fact or making any materially false, fictitious, or fraudulent statements or representations in connection with the delivery of, or payment for, healthcare benefits, items or services relating to healthcare matters; similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

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HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act (referred to as “HITECH”) and their respective implementing regulations, including the Final Omnibus Rule published in January 2013, which impose requirements on certain covered healthcare providers, health plans, and healthcare clearinghouses as well as their respective business associates, independent contractors or agents of covered entities, that perform services for them that involve the creation, maintenance, receipt, use, or disclosure of, individually identifiable health information relating to the privacy, security and transmission of individually identifiable health information. HITECH also created new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorneys’ fees and costs associated with pursuing federal civil actions. In addition, there may be additional federal, state and non-U.S. laws which govern the privacy and security of health and other personal information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance effort;

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the federal Physician Payments Sunshine Act requires applicable manufacturers of covered drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program, with specific exceptions, to annually report to CMS information regarding certain payments and other transfers of value made to covered recipients in the previously year, including physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors), certain other healthcare professionals, and teaching hospitals, as well as information regarding ownership and investment interests held by physicians and their immediate family members. Additionally, beginning with data reported to CMS in 2022, such reporting obligations with respect to payments or other transfers of value made in the previous year to covered recipients have been extended to include new provider types: physician assistants, nurse practitioners, clinical nurse specialists, certified registered nurse anesthetists and anesthesiologist assistants, and certified nurse-midwives. Aadi’s failure to submit required information timely, accurately, and completely may result in significant civil monetary penalties and may increase its liability under other federal laws or regulations; and

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additionally, we are subject to state and foreign equivalents of each of the healthcare laws and regulations described above, among others, some of which may be broader in scope and may apply regardless of the payor. Many U.S. states have adopted laws similar to the federal Anti-Kickback Statute and False Claims Act, and may apply to our business practices, including, but not limited to, research, distribution, sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental payors, including private insurers. In addition, some states have passed laws that require pharmaceutical companies to comply with the April 2003 Office of Inspector General Compliance Program Guidance for Pharmaceutical Manufacturers and/or the Pharmaceutical Research and Manufacturers of America’s Code on Interactions with Healthcare Professionals. Several states also impose other marketing restrictions or require pharmaceutical companies to make marketing or price disclosures to the state and require the registration of pharmaceutical sales representatives. State and foreign laws, including for example the European Union General Data Protection Regulation, which became effective May 2018 also govern the privacy and security of health information in some circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts. There are ambiguities as to what is required to comply with these state requirements and if we fail to comply with an applicable state law requirement we could be subject to penalties. Finally, there are state and foreign laws governing the privacy and security of health information, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance effort.

Because of the breadth of these laws and the narrowness of available statutory and regulatory exceptions or safe harbors, it is possible that some of Aadi’s activities, including those of its contractors or agents who conduct business for or on behalf of Aadi, could be subject to challenge under one or more of such laws. Any action brought against Aadi for violations of these laws or regulations, even successfully defended, could cause Aadi to incur significant legal expenses and divert Aadi’s management’s attention from the operation of its business. Aadi may be subject to private “qui tam” actions brought by individual whistleblowers on behalf of the federal or state governments.

If Aadi were to grow its business and expand its sales organization or rely on distributors outside of the United States, it would be at increased risk of violating these laws or Aadi’s internal policies and procedures. The risk of Aadi being found in violation of these or other laws and regulations is further increased by the fact that many have not been fully interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of interpretations. Any action brought against Aadi for violation of these or other laws or regulations, even if it successfully defends against it, could cause Aadi to incur significant legal expenses and divert its management’s attention from the operation of its business.

Efforts to ensure that Aadi’s current and future business arrangements with third parties will comply with applicable healthcare and data privacy laws and regulations will involve on-going substantial costs. It is possible that governmental authorities will conclude that Aadi’s business practices may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If Aadi’s operations are found to be in violation of any of these laws or any other governmental regulations that may apply to it, it may be subject to significant penalties, including civil, criminal and administrative penalties, damages, fines, disgorgement, imprisonment, exclusion from participation in government funded healthcare programs, such as Medicare and Medicaid, integrity oversight and reporting obligations, contractual damages, reputational harm, diminished profits and future earnings and the curtailment or restructuring of Aadi’s operations. Any of the foregoing consequences could seriously harm Aadi’s business and its financial results. Defending against any such actions can be costly, time-consuming and may require significant financial and personnel resources. Therefore, even if Aadi is successful in defending against any such actions that may be brought against it, its business may be impaired. Further, if any of the physicians or other healthcare providers or entities with whom Aadi expects to do business is found to be not in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, including exclusions from government funded healthcare programs.

Aadi’s employees, independent contractors, consultants, commercial collaborators, principal investigators, CROs, suppliers and vendors may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.

Aadi is exposed to the risk that its employees, independent contractors, consultants, commercial collaborators, principal investigators, CROs, suppliers and vendors may engage in fraud, misconduct or other improper activities. Misconduct by these parties could include intentional, reckless, and negligent conduct that fails to: comply with the regulations of the FDA and other comparable foreign regulatory authorities; provide true, complete and accurate information to the FDA and other comparable foreign regulatory authorities; comply with manufacturing standards Aadi has established; comply with federal and state health care fraud and abuse laws and regulations and similar foreign fraudulent misconduct laws; accurately report financial information or data or disclose unauthorized activities to Aadi. In particular, research, sales, marketing and business arrangements in the health care industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, certain customer incentive programs and other business arrangements. Misconduct by these parties could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to Aadi’s reputation. Aerpio has adopted a code of conduct, which will continue to apply to the combined company as of the closing of the merger, but it is not always possible to identify and deter misconduct by these parties, and the precautions it takes to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting it from governmental investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. If any such actions are instituted against Aadi, and Aadi is not successful in defending itself or asserting its rights, those actions could have a significant impact on its business, including the imposition of significant penalties, including civil, criminal and administrative penalties, damages, fines, disgorgement, imprisonment, exclusion from participation in government funded healthcare programs, such as Medicare and Medicaid, integrity oversight and reporting obligations, contractual damages, reputational harm, diminished profits and future earnings and the curtailment or restructuring of Aadi’s operations.

If Aadi or any contract manufacturers and suppliers Aadi engages fails to comply with environmental, health and safety laws and regulations, Aadi could become subject to fines or penalties or incur costs that could have a material adverse effect on its business.

Aadi and any contract manufacturers and suppliers Aadi engages are subject to numerous federal, state and local environmental, health and safety laws, regulations and permitting requirements, including those governing laboratory procedures, the generation, handling, use, storage, treatment and disposal of hazardous and regulated materials and wastes, the emission and discharge of hazardous materials into the ground, air, and water; and employee health and safety. The operations of Aadi’s contractors may involve the use of hazardous and flammable materials, including chemicals and biological materials. Aadi’s operations also produce hazardous waste products. Aadi generally contracts with third parties for the disposal of these materials and wastes. Aadi cannot eliminate the risk of contamination or injury from these materials. In the event of contamination or injury resulting from Aadi’s use of hazardous materials, including any contamination at its current or past facilities and at third-party facilities, it could be held liable for any resulting damages, and any liability could exceed its resources. Aadi also could incur significant costs associated with civil or criminal fines and penalties.

Although Aadi maintains workers’ compensation insurance to cover it for costs and expenses it may incur due to injuries to its employees resulting from the use of hazardous materials, this insurance may not provide adequate coverage against potential liabilities. Aadi does not maintain insurance for environmental liability or toxic tort claims that may be asserted against it in connection with its storage or disposal of hazardous and flammable materials, including chemicals and biological materials.

In addition, Aadi may incur substantial costs in order to comply with current or future environmental, health and safety laws and regulations. These current or future laws and regulations may impair its research, development or commercialization efforts. Failure to comply with these laws and regulations also may result in substantial fines, penalties or other sanctions.

Aadi’s business activities may be subject to the United States Foreign Corrupt Practices Act (referred to as “FCPA”) and similar anti-bribery and anti-corruption laws of other countries in which Aadi operates, as well as United States and certain foreign export controls, trade sanctions, and import laws and regulations. Compliance with these legal requirements could limit Aadi’s ability to compete in foreign markets and subject Aadi to liability if Aadi violates them.

Aadi’s business activities may be subject to the FCPA and similar anti-bribery or anti-corruption laws, regulations or rules of other countries in which it operates, including the UK Bribery Act. The FCPA generally prohibits companies and their employees and third-party intermediaries from offering, promising, giving or authorizing others to give anything of value, either directly or indirectly, to a non-U.S. government official in order to influence official action or otherwise obtain or retain business. The FCPA also requires public companies to make and keep books and records that accurately and fairly reflect the transactions of the corporation and to devise and maintain an adequate system of internal accounting controls. Aadi’s business is heavily regulated and therefore involves significant interaction with public officials, including officials of non-U.S. governments. Additionally, in many other countries, hospitals are owned and operated by the government, and doctors and other hospital employees are employed by the government and would be considered foreign officials under the FCPA, and often the purchasers of pharmaceuticals are government entities; therefore, Aadi’s dealings with these doctors, hospital employees and purchasers are subject to regulation under the FCPA. Recently, the SEC and DOJ have increased their FCPA enforcement activities with respect to biotechnology and pharmaceutical companies. There is no certainty that all of Aadi’s employees, agents, collaborators, or contractors, or those of its affiliates, will comply with all applicable laws and regulations, particularly given the high level of complexity of these laws. Violations of these laws and regulations could result in fines, criminal sanctions against Aadi, its officers or its employees, disgorgement, and other sanctions and remedial measures, the closing down of its facilities, requirements to obtain export licenses, cessation of business activities in sanctioned countries, implementation of compliance programs, and prohibitions on the conduct of its business. Any such violations could include prohibitions on Aadi’s ability to offer its products in one or more countries and could materially damage its reputation, its brand, its international activities, its ability to attract and retain employees and its business, prospects, operating results and financial condition.

In addition, Aadi’s products may be subject to U.S. and foreign export controls, trade sanctions and import laws and regulations. Governmental regulation of the import or export of Aadi’s products, or Aadi’s failure to obtain any required import or export authorization for its products, when applicable, could harm its international sales and adversely affect its revenue. Compliance with applicable regulatory requirements regarding the export of Aadi’s products may create delays in the introduction of Aadi’s products in international markets or, in some cases, prevent the export of its products to some countries altogether. Furthermore, United States export control laws and economic sanctions prohibit the shipment of certain products and services to countries, governments, and persons targeted by United States sanctions. If Aadi fails to comply with export and import regulations, and such economic sanctions, penalties could be imposed, including fines and/or denial of certain export privileges. Moreover, any new export or import restrictions, new legislation or shifting approaches in the enforcement or scope of existing regulations, or in the countries, persons, or products targeted by such regulations, could result in decreased use of Aadi’s products by, or in Aadi’s decreased ability to export its products to, existing or potential customers with international operations. Any decreased use of Aadi’s products or limitation on its ability to export or sell its products would likely adversely affect its business.

Risks Related to Employee Matters, Managing Aadi’s Growth and Other Risks Related to its Business

Aadi’s success is highly dependent on its ability to attract and retain highly skilled executive officers, key scientific personnel and employees.

To succeed, Aadi must recruit, retain, manage and motivate qualified clinical, scientific, technical and management personnel, and Aadi faces significant competition for experienced personnel. Aadi is highly dependent on the principal members of its management and scientific and medical staff. If Aadi does not succeed in attracting and retaining qualified personnel, particularly at the management level, it could adversely affect Aadi’s ability to execute its business plan and harm its operating results. In particular, the loss of one or more of Aadi’s executive officers or key scientific personnel could be detrimental to it if it cannot recruit suitable replacements in a timely manner. Aadi will need to hire additional personnel as it expands its clinical development and if it initiates commercial activities. Aadi could in the future have difficulty attracting and retaining experienced personnel and may be required to expend significant financial resources in its employee recruitment and retention efforts.

Many of the other biotechnology companies that Aadi competes against for qualified personnel have greater financial and other resources, different risk profiles and a longer history in the industry than Aadi. They also may provide higher compensation, more diverse opportunities and better prospects for career advancement. Some of these characteristics may be more appealing to high-quality candidates than what Aadi has to offer. If Aadi is unable to continue to attract and retain high-quality personnel, the rate and success at which it can discover, develop and commercialize its product candidates will be limited and the potential for successfully growing its business will be harmed.

Additionally, Aadi relies on its scientific and clinical advisors and consultants to assist it in formulating its research, development and clinical strategies. These advisors and consultants are not employees of Aadi and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to Aadi. In addition, these advisors and consultants typically will not enter into non-compete agreements with Aadi. If a conflict of interest arises between their work for Aadi and their work for another entity, Aadi may lose their services. Furthermore, Aadi’s advisors may have arrangements with other companies to assist those companies in developing products or technologies that may compete with Aadi’s. In particular, if Aadi is unable to maintain consulting relationships with these advisors or they provide services to Aadi’s competitors, Aadi’s development and commercialization efforts will be impaired and its business will be significantly harmed.

If Aadi is unable to establish sales or marketing capabilities or enter into agreements with third parties to sell or market its product candidates, Aadi may not be able to successfully sell or market its product candidates that obtain regulatory approval.

Aadi currently does not have and has never had a marketing or sales team or infrastructure for distribution of product candidates. In order to commercialize any product candidates, if approved, Aadi must build marketing, sales, distribution, managerial and other non-technical capabilities or make arrangements with third parties to perform these services for each of the territories in which Aadi may have approval to sell or market its product candidates. There are risks involved with both establishing its own commercial capabilities and entering into arrangements with third parties to perform these services and Aadi may not be successful in accomplishing these required tasks, which may negatively impact the successful commercialization of FYARRO for advanced malignant PEComa, if approved.

Establishing an internal sales or marketing team with technical expertise and supporting distribution capabilities to commercialize Aadi’s product candidates will be expensive and time-consuming and will require significant attention of Aadi’s executive officers to manage. Any failure or delay in the development of Aadi’s internal sales, marketing and distribution capabilities could adversely impact the commercialization of any of its product candidates that Aadi obtains approval to market, if it does not have arrangements in place with third parties to provide such services on its behalf. If the commercial launch of a product candidate for which Aadi recruits a sales team and establishes marketing and other commercialization capabilities is delayed or does not occur for any reason, Aadi would have prematurely or unnecessarily incurred these commercialization expenses. This may be costly, and its investment would be lost if Aadi cannot retain or reposition its commercialization personnel. Alternatively, if Aadi chooses to collaborate, either globally or on a territory-by-territory basis, with third parties that have direct sales forces and established distribution systems, either to augment Aadi’s own sales force and distribution systems or in lieu of Aadi’s own sales force and distribution systems, Aadi will be required to negotiate and enter into arrangements with such third parties relating to the proposed collaboration and such arrangements may prove to be less profitable than commercializing the product on its own. If Aadi is unable to enter into such arrangements when needed, on acceptable terms, or at all, Aadi may not be able to successfully commercialize any of its product candidates that receive regulatory approval, or any such commercialization may experience delays or limitations. Aadi may have little control over such third parties, and any of them may fail to devote the necessary resources and attention to sell and market its products effectively. If Aadi is unable to successfully commercialize its approved product candidates, either on its own or through collaborations with one or more third parties, Aadi’s future product revenue will suffer, and it may incur significant additional losses.

In order to successfully implement Aadi’s plans and strategies, Aadi will need to grow the size of its organization, and it may experience difficulties in managing this growth.

As of June 1, 2021, Aadi had 10 full-time employees, including 8 employees engaged in research and development. In order to successfully implement Aadi’s development and commercialization plans and strategies, and as it transitions into operating as a public company, Aadi expects to need additional managerial, operational, development, sales, marketing, financial and other personnel. Future growth would impose significant added responsibilities on members of management, including:

•	identifying, recruiting, integrating, maintaining and motivating additional employees;

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managing Aadi’s internal development efforts effectively, including the clinical, FDA, EMA and other comparable foreign regulatory agencies’ review process for ABI-009 and any other product candidates, while complying with any contractual obligations to contractors and other third parties Aadi may have; and

•	improving Aadi’s operational, financial and management controls, reporting systems and procedures.

Aadi’s future financial performance and its ability to successfully develop and, if approved, commercialize ABI-009 and other product candidates will depend, in part, on its ability to effectively manage any future growth, and Aadi’s management may also have to divert a disproportionate amount of its attention away from day-to-day activities in order to devote a substantial amount of time to managing these growth activities.

Aadi currently relies, and for the foreseeable future will continue to rely, in substantial part on certain independent organizations, advisors and consultants to provide certain services, including key aspects of clinical development and manufacturing. Aadi cannot assure you that the services of independent organizations, advisors and consultants will continue to be available to Aadi on a timely basis when needed, or that Aadi can find qualified replacements. In addition, if Aadi is unable to effectively manage its outsourced activities or if the quality or accuracy of the services provided by third-party service providers is compromised for any reason, Aadi’s clinical trials may be extended, delayed or terminated, and Aadi may not be able to obtain regulatory approval of ABI-009 and any other product candidates or otherwise advance its business. Aadi cannot assure you that it will be able to manage its existing third-party service providers or find other competent outside contractors and consultants on economically reasonable terms, or at all.

If Aadi is not able to effectively expand its organization by hiring new employees and/or engaging additional third-party service providers, it may not be able to successfully implement the tasks necessary to further develop and commercialize ABI-009 and other product candidates and, accordingly, may not achieve its research, development and commercialization goals.

Aadi’s internal computer systems, or those of any of its CROs, manufacturers, other contractors or consultants or potential future collaborators, may fail or suffer security or data privacy breaches or other unauthorized or improper access to, use of, or destruction of Aadi’s proprietary or confidential data, employee data, or personal data, which could result in additional costs, loss of revenue, significant liabilities, harm to Aadi’s brand and material disruption of Aadi’s operations.

Despite the implementation of security measures in an effort to protect systems that store Aadi’s information, given their size and complexity and the increasing amounts of information maintained on Aadi’s internal information technology systems, and those of its third-party CROs, other contractors (including sites performing its clinical trials) and consultants, these systems are potentially vulnerable to breakdown or other damage or interruption from service interruptions, system malfunction, natural disasters, terrorism, war and telecommunication and electrical failures, as well as security breaches from inadvertent or intentional actions by Aadi’s employees, contractors, consultants, business partners, and/or other third parties, or from cyber-attacks by malicious third parties (including the deployment of harmful malware, ransomware, denial-of-service attacks, social engineering and other means to affect service reliability and threaten the confidentiality, integrity and availability of information), which may compromise Aadi’s system infrastructure or lead to the loss, destruction, alteration or dissemination of, or damage to, Aadi’s data. As the cyber-threat landscape evolves, these attacks are growing in frequency, sophistication and intensity, and are becoming increasingly difficult to detect. To the extent that any disruption or security breach were to result in a loss, destruction, unavailability, alteration or dissemination of, or damage to, Aadi’s data or applications, or for it to be believed or reported that any of these occurred, Aadi could incur liability and reputational damage and the development and commercialization of its product candidates could be delayed. Aadi cannot assure you that its data protection efforts and its investment in information technology, or the efforts or investments of CROs, consultants or other third parties, will prevent significant breakdowns or breaches in systems or other cyber incidents that cause loss, destruction, unavailability, alteration or dissemination of, or damage to, Aadi’s data that could have a material adverse effect upon its reputation, business, operations or financial condition. For example, if such an event were to occur and cause interruptions in Aadi’s operations, it could result in a material disruption of Aadi’s programs and the development of its product candidates could be delayed. In addition, the loss of clinical trial data for Aadi’s product candidates could result in delays in its regulatory approval efforts and significantly increase Aadi’s costs to recover or reproduce the data. Furthermore, significant disruptions of Aadi’s internal information technology systems or security breaches could result in the loss, misappropriation, and/or unauthorized access, use, or disclosure of, or the prevention of access to, data (including trade secrets or other confidential information, intellectual property, proprietary business information, and personal information or individually identifiable health information), which could result in financial, legal, business, and reputational harm to Aadi. For example, any such event that leads to unauthorized access, use, or disclosure of personal information, including personal information regarding Aadi’s clinical trial subjects or employees, could harm Aadi’s reputation directly, compel Aadi to comply with federal and/or state breach notification laws and foreign law equivalents, subject Aadi to mandatory corrective action, and otherwise subject Aadi to liability under laws and regulations that protect the privacy and security of personal information, which could result in significant legal and financial exposure and reputational damages that could potentially have an adverse effect on Aadi’s business.

Some of the federal, state and foreign government requirements include obligations of companies to notify individuals of security breaches involving particular personally identifiable information, which could result from breaches experienced by Aadi or by its vendors, contractors or organizations with which it has formed strategic relationships. Notifications and follow-up actions related to a security incident could impact Aadi’s reputation and cause it to incur significant costs, including legal expenses and remediation costs. For example, the loss of clinical trial data from completed, ongoing or future clinical trials could result in delays in Aadi’s regulatory approval efforts and significantly increase Aadi’s costs to recover or reproduce the lost data. Aadi expects to incur significant costs in an effort to detect and prevent security incidents, and it may face increased costs and requirements to expend substantial resources in the event of an actual or perceived security breach. Aadi also relies on third parties to manufacture its product candidates, and similar events relating to their computer systems could also have a material adverse effect on Aadi’s business. To the extent that any disruption or security incident were to result in a loss, destruction or alteration of, or damage to, Aadi’s data, or inappropriate disclosure of confidential or proprietary information, Aadi could be exposed to litigation and governmental investigations, the further development and commercialization of Aadi’s product candidates could be delayed, and Aadi could be subject to significant fines or penalties for any noncompliance with certain state, federal and/or international privacy and security laws.

Aadi’s insurance policies may not be adequate to compensate it for the potential losses arising from any such disruption, failure or security breach of its systems or third-party systems where information important to its business operations or commercial development is stored. In addition, such insurance may not be available to Aadi in the future on economically reasonable terms, or at all. Further, Aadi’s insurance may not cover all claims made against it and could have high deductibles in any event, and defending a suit, regardless of its merit, could be costly and divert management attention.

Aadi’s current operations are located in California, and Aadi or the third parties upon whom Aadi depends, may be adversely affected by earthquakes, wildfires and other natural disasters, and its business continuity and disaster recovery plans may not adequately protect Aadi from a serious disaster.

Aadi’s current operations are located in California. Any unplanned event, such as flood, fire, explosion, earthquake, extreme weather condition, medical epidemics, such as the COVID-19 outbreak, power shortage, telecommunication failure or other natural or manmade accidents or incidents that result in it being unable to fully utilize its facilities, or the manufacturing facilities of its third-party CMOs, may have a material and adverse effect on its ability to operate its business, particularly on a daily basis, and have significant negative consequences on its financial and operating conditions. Loss of access to these facilities may result in increased costs, delays in the development of its product candidate or interruption of its business operations. Earthquakes, wildfires or other natural disasters could further disrupt its operations and have a material and adverse effect on its business, financial condition, results of operations and prospects. If a natural disaster, power outage or other event occurred that prevented it from using all or a significant portion of its headquarters, that damaged critical infrastructure, such as its research facilities or the manufacturing facilities of its third-party CMOs, or that otherwise disrupted operations, it may be difficult or, in certain cases, impossible, for Aadi to continue its business for a substantial period of time. The disaster recovery and business continuity plans Aadi has in place may prove inadequate in the event of a serious disaster or similar event. Aadi may incur substantial expenses as a result of the limited nature of its disaster recovery and business continuity plans, which, could have a material adverse effect on its business. As part of its risk management policy, Aadi maintains insurance coverage at levels that Aadi believes are appropriate for its business. However, in the event of an accident or incident at these facilities, Aadi cannot assure you that the amounts of insurance will be sufficient to satisfy any damages and losses. If its facilities, or the manufacturing facilities of its third-party CMOs, are unable to operate because of an accident or incident or for any other reason, even for a short period of time, any or all of its research and development programs may be harmed. Any business interruption may have a material and adverse effect on its business, financial condition, results of operations and prospects.

Aadi’s ability to utilize its NOL carryforwards and certain other tax attributes to offset future taxable income may be limited.

Aadi’s NOL carryforwards may be unavailable to offset future taxable income because of restrictions under United States tax law. Aadi’s NOLs generated in tax years beginning before January 1, 2018 are only permitted to be carried forward for 20 taxable years under applicable United States federal tax law, and therefore could expire unused. Under the Tax Cuts and Jobs Act of 2017 (referred to as the “Tax Act”), as modified by the Coronavirus Aid, Relief, and Economic Security Act (referred to as the “CARES Act”), Aadi’s federal NOLs generated in tax years beginning after December 31, 2017 may be carried forward indefinitely, but the deductibility of federal NOLs in tax years beginning after December 31, 2020 is limited to 80% of Aadi’s current year taxable income. NOLs generated in tax years beginning before January 1, 2018 will not be subject to the taxable income limitation and will continue to have a two-year carryback and twenty-year carryforward period.

California recently enacted legislation limiting Aadi’s ability to use its state NOLs for taxable years 2020, 2021, and 2022. It is uncertain if and to what extent various states will conform to the Tax Act. As of December 31, 2020, Aadi had federal NOL carryforwards of approximately $3.5 million, which will begin to expire in 2037. In addition, Aadi has $27.4 million federal NOL carryforwards which do not expire. Aadi also has available California NOL carryforwards of approximately $27.4 million as of December 31, 2020, which begin to expire in 2037.

In addition, under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended (referred to as the “Code”), if a corporation undergoes an “ownership change” (generally defined as a cumulative change in the corporation’s ownership by “5-percent shareholders” that exceeds 50 percentage points over a rolling three-year period), the corporation’s ability to use its pre-change NOLs and certain other pre-change tax attributes to offset its post-change taxable income may be limited. Similar rules may apply under state tax laws. Aadi may have experienced such ownership changes in the past, and it may experience ownership changes in the future as a result of the merger or subsequent shifts in its stock ownership, some of which are outside its control. Aadi has not conducted any studies to determine annual limitations, if any, that could result from such changes in the ownership. Aadi’s ability to utilize its NOLs and certain other tax attributes could be limited by an “ownership change” as described above and consequently, Aadi may not be able to utilize a material portion of its NOLs and certain other tax attributes, which could have a material adverse effect on its cash flows and results of operations.

United States federal income tax reform could materially adversely affect Aadi’s financial condition.

Legislation or other changes in United States and international tax laws could increase Aadi’s tax liability and adversely affect after-tax profitability. For example, the Biden administration has proposed to increase the United States corporate income tax rate to 28% from 21%, increase the United States taxation of international business operations and impose a global minimum tax on corporate income. Such proposed changes, as well as regulations and legal decisions interpreting and applying these changes, may have significant impacts on Aadi’s effective tax rate, cash tax expenses and net deferred tax assets in future periods.

A variety of risks associated with marketing Aadi product candidates internationally could materially adversely affect its business.

Aadi may seek regulatory approval of its product candidates outside of the United States and, accordingly, Aadi expect that it will be subject to additional risks related to operating in foreign countries if it obtains the necessary approvals, including:

•	differing regulatory requirements and reimbursement regimes in foreign countries;

•	unexpected changes in tariffs, trade barriers, price and exchange controls and other regulatory requirements;

•	economic weakness, including inflation, or political instability in particular foreign economies and markets;

•	compliance with tax, employment, immigration and labor laws for employees living or traveling abroad;

•	foreign taxes, including withholding of payroll taxes;

•	foreign currency fluctuations, which could result in increased operating expenses and reduced revenue, and other obligations incident to doing business in another country;

•	difficulties staffing and managing foreign operations;

•	workforce uncertainty in countries where labor unrest is more common than in the United States;

•	potential liability under the FCPA or comparable foreign regulations;

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challenges enforcing Aadi’s contractual and intellectual property rights, especially in those foreign countries that do not respect and protect intellectual property rights to the same extent as the United States;

•	production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad; and

•	business interruptions resulting from geo-political actions, including war and terrorism.

These and other risks associated with Aadi’s international operations may materially adversely affect its ability to attain or maintain profitable operations.

Risks Related to Aadi’s Intellectual Property

Aadi’s success depends on its ability to protect its intellectual property and its proprietary technologies.

Aadi’s commercial success depends in part on its ability to obtain and maintain patent protection and trade secret protection in the United States and other countries for its product candidates, proprietary technologies and their uses, and know-how related to its business, as well as Aadi’s ability to operate without infringing upon the valid and enforceable patents and proprietary rights of others. Aadi generally seeks to protect its proprietary position by filing patent applications in the United States and abroad related to its product candidates, proprietary technologies and their uses that are important to its business. Aadi also seeks to protect its proprietary position by acquiring or in-licensing relevant issued patents or pending applications from third parties. Aadi also relies on trade secrets to protect aspects of its business that are not amenable to, or that Aadi does not consider appropriate for, patent protection.

Pending patent applications cannot be enforced against third parties practicing the technology claimed in such applications unless, and until, patents issue from such applications, and then only to the extent the issued claims cover the technology. There can be no assurance that Aadi’s patent applications or the patent applications of its licensors will result in additional patents being issued in any particular jurisdiction or that issued patents will afford sufficient protection against competitors with similar technology, nor can there be any assurance that the patents issued will not be infringed, designed around or invalidated by third parties.

Even issued patents may later be found invalid or unenforceable or may be modified or revoked in proceedings instituted by third parties before various patent offices or in courts. The degree of future protection for Aadi and its licensors’ proprietary rights is uncertain. Only limited protection may be available and may not adequately protect Aadi’s rights or permit Aadi to gain or keep any competitive advantage. These uncertainties and/or limitations in Aadi’s ability to properly protect the intellectual property rights relating to its product candidates could have a material adverse effect on its financial condition and results of operations.

Although Aadi owns or licenses ten (10) issued patents in the United States, Aadi cannot be certain that the claims in its other United States pending patent applications, corresponding international patent applications and patent applications in certain foreign territories, or those of its licensors, will be considered patentable by the United States Patent and Trademark Office (referred to as the “USPTO”), courts in the United States or by the patent offices and courts in foreign countries, nor can Aadi be certain that the claims in its issued patent will not be found invalid or unenforceable if challenged.

The patent application process is subject to numerous risks and uncertainties, and there can be no assurance that Aadi or any of its current or potential future collaborators will be successful in protecting Aadi’s product candidates by obtaining and defending patents. These risks and uncertainties include the following:

•	the USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other provisions during the patent process, the noncompliance with which can result in abandonment or lapse of a patent or patent application, and partial or complete loss of patent rights in the relevant jurisdiction;

•	patent applications may not result in any patents being issued;

•	if clinical trials encounter delays, the period of time during which Aadi could market its current or future product candidates under patent protection would be reduced;

•	patents may be challenged, invalidated, modified, narrowed, revoked, circumvented, found to be unenforceable, found to be not infringed or otherwise may not provide any competitive advantage;

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Aadi competitors, many of whom have substantially greater resources than Aadi does and many of whom have made significant investments in competing technologies, may seek or may have already obtained patents that could limit, interfere with or eliminate Aadi’s ability to make, use and sell its potential product candidates or design around any Aadi owned, co-owned, or licensed patents;

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since patent applications in the United States and most other countries are confidential for a period of time after filing, Aadi cannot be certain that it was the first to either (i) file any patent application related to its product; or (ii) invent any of the inventions claimed in its patents or patent applications;

•

even when laws provide protection, costly and time-consuming litigation could be necessary to enforce and determine the scope of Aadi’s proprietary rights, and the outcome of such litigation would be uncertain. Moreover, any actions Aadi may bring to enforce its intellectual property against its competitors could provoke them to bring counterclaims against Aadi;

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there may be significant pressure on the United States government and international governmental bodies to limit the scope of patent protection both inside and outside the United States for disease treatments that prove successful, as a matter of public policy regarding worldwide health concerns; and

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countries other than the United States may have patent laws less favorable to patentees than those upheld by United States courts, allowing foreign competitors a better opportunity to create, develop and market competing product candidates.

The patent prosecution process is also expensive, complex, and time-consuming, and Aadi and its licensors may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner or in all jurisdictions where protection may be commercially advantageous. It is also possible that Aadi and its licensors will fail to identify patentable aspects of Aadi’s (or such licensor’s) research and development output before it is too late to obtain patent protection. If Aadi is unable to obtain or maintain patent protection with respect to any of its proprietary products and technology Aadi develops, its business, financial condition, results of operations, and prospects could be materially harmed.

In addition, although Aadi enters into non-disclosure and confidentiality agreements with parties who have access to patentable aspects of Aadi’s research and development output, such as Aadi’s employees, outside scientific collaborators, CROs, third-party manufacturers, consultants, advisors and other third parties, any of these parties may breach such agreements and disclose such output before a patent application is filed, thereby jeopardizing Aadi’s ability to seek patent protection.

Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. As a result, Aadi’s intellectual property may not provide it with sufficient rights to exclude others from commercializing products similar or identical to Aadi’s products.

If the scope of any patent protection Aadi obtains is not sufficiently broad, or if Aadi loses any of its patent protection, Aadi’s ability to prevent its competitors from commercializing similar or identical product candidates would be adversely affected.

The patent position of biopharmaceutical companies generally is highly uncertain, involves complex legal and factual questions, and has been the subject of much litigation in recent years. As a result, the issuance, scope, validity, enforceability and commercial value of Aadi’s patent rights are highly uncertain. No consistent policy regarding the breadth of claims allowed in biotechnology and pharmaceutical patents has emerged to date in the United States or in many foreign jurisdictions. Changes in either the patent laws or interpretation of the patent laws in the United States and other countries may diminish the value of its patents or narrow the scope of its patent protection. The laws of some foreign countries do not protect its proprietary rights to the same extent as the laws of the United States, and Aadi may encounter significant problems in protecting its proprietary rights in these countries. Aadi’s pending and future patent applications and those of its licensors may not result in patents being issued that protect its product candidates or effectively prevent others from commercializing competitive product candidates.

Moreover, the coverage claimed in a patent application can be significantly reduced before the patent is issued, and its scope can be reinterpreted after issuance. Even if patent applications Aadi owns or in-licenses currently or in the future issue as patents, they may not issue in a form that will provide Aadi with any meaningful protection, prevent competitors or other third parties from competing with Aadi, or otherwise provide Aadi with any competitive advantage. Any patents that Aadi owns or in-licenses may be challenged or circumvented by third parties or may be narrowed or invalidated as a result of challenges by third parties. Consequently, Aadi does not know whether its product candidates will be protectable or remain protected by valid and enforceable patents. Aadi’s competitors or other third parties may be able to circumvent Aadi’s patents or the patents of its licensors by developing similar or alternative technologies or products in a non-infringing manner which could materially adversely affect Aadi’s business, financial condition, results of operations and prospects.

The issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability, and Aadi’s patents or the patents of its licensors may be challenged in the courts or patent offices in the United States and abroad. Aadi may be subject to a third-party pre-issuance submission of prior art to the USPTO, or become involved in opposition, derivation, revocation, reexamination, post-grant review (referred to as “PGR”) and inter partes review (referred to as “IPR”), or other similar proceedings challenging Aadi’s owned patent rights. An adverse determination in any such submission, proceeding or litigation could reduce the scope of, or invalidate or render unenforceable, Aadi’s patent rights or put its patent applications at risk of not issuing, allow third parties to commercialize Aadi’s product candidates and compete directly with Aadi, without payment to Aadi, or result in Aadi’s inability to manufacture or commercialize products without infringing third-party patent rights. Moreover, Aadi’s patents or the patents of its licensors may become subject to post-grant challenge proceedings, such as oppositions in a foreign patent office, that challenge Aadi’s priority of invention or other features of patentability with respect to Aadi’s patents and patent applications and those of Aadi’s licensors. Such challenges may result in loss of patent rights, loss of exclusivity or in patent claims being narrowed, invalidated or held unenforceable, which could limit Aadi’s ability to stop others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection of Aadi’s product candidates. Such proceedings also may result in substantial cost and require significant time from Aadi’s scientists and management, even if the eventual outcome is favorable to Aadi. In addition, if the breadth or strength of protection provided by Aadi’s patents and patent applications or the patents and patent applications of Aadi’s licensors is threatened, regardless of the outcome, it could dissuade companies from collaborating with Aadi to license, develop or commercialize current or future product candidates. If any of its patents, if and when issued, covering its product candidates are invalidated or found unenforceable, Aadi’s financial position and results of operations would be materially and adversely impacted. Aadi may not prevail in any lawsuits that Aadi or any third-party initiate and the damages or other remedies awarded if Aadi were to prevail may not be commercially meaningful.

Intellectual property rights do not necessarily address all potential threats to Aadi’s competitive advantage.

The degree of future protection afforded by Aadi’s intellectual property rights is uncertain because intellectual property rights have limitations and may not adequately protect Aadi’s business or permit Aadi to maintain its competitive advantage. For example:

•	others may be able to develop products that are similar to Aadi’s product candidates but that are not covered by the claims of the patents that Aadi owns or licenses;

•	Aadi or its licensors or collaborators might not have been the first to make the inventions covered by the issued patents or patent application that it owns or licenses;

•	Aadi or its licensors or collaborators might not have been the first to file patent applications covering certain of its inventions;

•	others may independently develop similar or alternative technologies or duplicate any of Aadi’s technologies without infringing its intellectual property rights;

•	it is possible that the pending patent applications Aadi owns or licenses will not lead to issued patents;

•	issued patents that Aadi owns or licenses may be held invalid or unenforceable, as a result of legal challenges by Aadi’s competitors;

•

Aadi’s competitors might conduct research and development activities in countries where Aadi does not have patent rights and then use the information learned from such activities to develop competitive products for sale in Aadi’s major commercial markets;

•	Aadi may not develop additional proprietary technologies that are patentable;

•	the patents of others may have an adverse effect on Aadi’s business; and

•	Aadi may choose not to file a patent in order to maintain certain trade secrets or know-how, and a third party may subsequently file a patent covering such intellectual property.

Should any of these events occur, it could significantly harm Aadi’s business, financial condition, results of operations and prospects.

Aadi’s commercial success depends significantly on its ability to operate without infringing the patents and other proprietary rights of third parties. Claims by third parties that Aadi infringes their proprietary rights may result in liability for damages or prevent or delay Aadi’s developmental and commercialization efforts.

Aadi’s commercial success depends in part on avoiding infringement or misappropriation of the patents, intellectual property and proprietary rights of third parties. However, Aadi’s research, development and commercialization activities may be subject to claims that Aadi infringes or otherwise violates patents or other intellectual property rights owned or controlled by third parties. Other entities may have or obtain patents or proprietary rights that could limit Aadi’s ability to make, use, sell, offer for sale or import Aadi’s product candidates and products that may be approved in the future, or impair Aadi’s competitive position. There is a substantial amount of litigation, both within and outside the United States, involving patent and other intellectual property rights in the biopharmaceutical industry, including patent infringement lawsuits, oppositions, reexaminations, IPR proceedings and PGR proceedings before the USPTO and/or corresponding foreign patent offices. Numerous third-party United States and foreign issued patents and pending patent applications exist in the fields in which Aadi is developing product candidates. There may be third-party patents or patent applications with claims to materials, formulations, methods of manufacture or methods for treatment related to the use or manufacture of Aadi’s product candidates.

As the biopharmaceutical industry expands and more patents are issued, the risk increases that Aadi’s product candidates may be subject to claims of infringement of the patent rights of third parties. Because patent applications are maintained as confidential for a certain period of time, until the relevant application is published, Aadi may be unaware of third-party patents that may be infringed by commercialization of any of Aadi’s product candidates, and Aadi cannot be certain that it was the first to file a patent application related to a product candidate or technology. Moreover, because patent applications can take many years to issue, and because patent claims can be revised before issuance, there may be currently-pending patent applications that may later result in issued patents that Aadi’s product candidates may infringe or which such third parties claim are infringed by its technologies. In addition, identification of third-party patent rights that may be relevant to Aadi’s technology is difficult because patent searching is imperfect due to differences in terminology among patents, incomplete databases and the difficulty in assessing the meaning of patent claims. There is also no assurance that there is not prior art of which Aadi is aware, but which Aadi does not believe is relevant to its business, which may, nonetheless, ultimately be found to limit its ability to make, use, sell, offer for sale or import its products that may be approved in the future, or impair its competitive position. In addition, third parties may obtain patents in the future and claim that use of Aadi’s technologies infringes upon these patents. If a patent holder believes one or more of Aadi’s product candidates infringes such holder’s patent rights, the patent holder may sue Aadi even if Aadi has received patent protection. Moreover, Aadi may face patent infringement claims from non-practicing entities that have no relevant drug revenue and against whom its own patent portfolio may thus have no deterrent effect. Any claims of patent infringement asserted by third parties would be time consuming and could:

•	result in costly litigation that may cause negative publicity;

•	divert the time and attention of Aadi’s technical personnel and management;

•	cause development delays;

•	prevent Aadi from commercializing any of its product candidates until the asserted patent expires or is held finally invalid or not infringed in a court of law;

•	require Aadi to develop non-infringing technology, which may not be possible on a cost-effective basis;

•	subject Aadi to significant liability to third parties; or

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require Aadi to enter into royalty or licensing agreements, which may not be available on commercially reasonable terms, or at all, or which might be non-exclusive, which could result in Aadi’s competitors gaining access to the same technology.

Although no third party has asserted a claim of patent infringement against Aadi as of the date of this proxy statement, others may hold proprietary rights that could prevent Aadi’s product candidates from being marketed. For example, various patent offices periodically grant mode of action patents and a third party may have or obtain a patent with claims covering modes of action relevant to Aadi’s product candidates. While these mode of action patents may be difficult to enforce, the third party may assert a claim of patent infringement directed at one of Aadi’s product candidates. Any patent-related legal action or any claim relating to intellectual property infringement that is successfully asserted against Aadi claiming damages and seeking to enjoin commercial activities relating to Aadi’s products or processes could subject Aadi to significant liability for damages, including treble damages and attorney’s fees if it was determined that Aadi willfully infringed, and require Aadi to obtain a license to manufacture or market Aadi’s product candidates. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from Aadi’s business. Aadi cannot predict whether it would prevail in any such actions or that any license required under any of these patents would be made available on commercially acceptable terms, if at all. Moreover, even if Aadi or its current or future strategic partners were able to obtain a license, the rights may be nonexclusive, which could result in Aadi’s competitors gaining access to the same intellectual property. In addition, Aadi cannot be certain that it could redesign its product candidates or processes to avoid infringement, if necessary. Accordingly, an adverse determination in a judicial or administrative proceeding, or the failure to obtain necessary licenses, could prevent or delay Aadi from developing and commercializing its product candidates, which could harm its business, financial condition and operating results. In addition, intellectual property litigation, regardless of its outcome, may cause negative publicity and could prohibit Aadi from marketing or otherwise commercializing its product candidates and technology.

In addition, any uncertainties resulting from the initiation and continuation of any litigation could have material adverse effect on Aadi’s ability to raise additional funds or otherwise have a material adverse effect on Aadi’s business, results of operations, financial condition and prospects.

Aadi may not be successful in obtaining or maintaining necessary rights to its product candidates through acquisitions and in-licenses.

Because Aadi’s development programs may in the future require the use of proprietary rights held by third parties, the growth of Aadi’s business may depend in part on Aadi’s ability to acquire, in-license, or use these third-party proprietary rights. Aadi may be unable to acquire or in-license any compositions, methods of use, processes or other third-party intellectual property rights from third parties that Aadi identifies as necessary for its product candidates. The licensing and acquisition of third-party intellectual property rights is a competitive area, and a number of more established companies may pursue strategies to license or acquire third-party intellectual property rights that Aadi may consider attractive or necessary. These established companies may have a competitive advantage over Aadi due to their size, capital resources and greater clinical development and commercialization capabilities. In addition, companies that perceive Aadi to be a competitor may be unwilling to assign or license rights to Aadi. Moreover, collaboration arrangements are complex and time-consuming to negotiate, document, implement and maintain. Aadi may not be successful in its efforts to establish and implement collaborations or other alternative arrangements should it choose to enter into such arrangements Aadi may also be unable to license or acquire third-party intellectual property rights on terms that would be favorable to it or allow Aadi to make an appropriate return on its investment or at all. Even if Aadi is able to obtain a license to intellectual property of interest, it may not be able to secure exclusive rights, in which case others could use the same rights and compete with Aadi. If Aadi is unable to successfully obtain rights to required third-party intellectual property rights or maintain the existing intellectual property rights Aadi has, it may have to abandon development of the relevant program or product candidate, which could have a material adverse effect on its business, financial condition, results of operations, and prospects.

Aadi may be involved in lawsuits or other proceedings to protect or enforce its patents or intellectual property or its licensors’ patents or intellectual property, which could be expensive, time consuming and unsuccessful. Further, Aadi’s issued patents or its licensors’ patents could be found invalid or unenforceable if challenged in court.

Competitors and other third parties may infringe, misappropriate, or otherwise violate Aadi’s patents and other intellectual property rights. To prevent infringement or unauthorized use, Aadi may be required to file infringement claims, which can be expensive and time-consuming and divert the attention of its management and key personnel from its business operations. In addition, in a patent infringement proceeding, a court may decide that a patent Aadi owns or in-licenses is not valid, is unenforceable and/or is not infringed. If Aadi or any of its potential future collaborators were to initiate legal proceedings against a third party to enforce a patent directed at one of Aadi’s product candidates, the defendant could counterclaim that Aadi’s patent or the patent of its licensors is invalid and/or unenforceable in whole or in part. In patent litigation in the United States, defendant counterclaims alleging invalidity and/or unenforceability are commonplace. Grounds for a validity challenge include an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness, written description, non-enablement, or obviousness-type double patenting. Grounds for an unenforceability assertion could include an allegation that someone connected with prosecution of the patent withheld relevant information from the USPTO or made a misleading statement during prosecution of the patent application.

Third parties may also raise similar invalidity claims before the USPTO or patent offices abroad, even outside the context of litigation. Such mechanisms include re-examination, PGR, IPR, derivation proceedings, and equivalent proceedings in foreign jurisdictions (e.g., opposition proceedings). Such proceedings could result in the revocation of, cancellation of or amendment to Aadi’s patents or its licensors’ patents in such a way that such patents no longer cover Aadi’s technology or platform, or any product candidates that Aadi may develop. The outcome following legal assertions of invalidity and unenforceability is unpredictable. With respect to the validity question, for example, Aadi cannot be certain that there is no invalidating prior art, of which Aadi and the patent examiner were unaware during prosecution. If a third party were to prevail on a legal assertion of invalidity or unenforceability, Aadi would lose at least part, and perhaps all, of the patent protection on its technology or platform, or any product candidates that Aadi may develop. Such a loss of patent protection would have a material adverse impact on Aadi’s business, financial condition, results of operations and prospects.

The outcome following legal assertions of invalidity and/or unenforceability is unpredictable, and prior art could render Aadi’s patents or its licensors’ patents invalid. There is no assurance that all potentially relevant prior art relating to Aadi’s patents and patent applications or the patents and patent applications of its licensors has been found. There is also no assurance that there is not prior art of which Aadi is aware, but which Aadi does not believe affects the validity or enforceability of a claim in its patents and patent applications or the patents and patent applications of its licensors, which may, nonetheless, ultimately be found to affect the validity or enforceability of a claim.

If a defendant were to prevail on a legal assertion of invalidity and/or unenforceability, Aadi may lose at least part, and perhaps all, of the patent protection on such product candidate. In addition, if the breadth or strength of protection provided by Aadi patents and patent applications or the patents and patent applications of its licensors is threatened, it could dissuade companies from collaborating with Aadi to license, develop or commercialize current or future product candidates. Such a loss of patent protection would have a material adverse impact on Aadi’s business.

Even if resolved in Aadi’s favor, litigation or other legal proceedings relating to Aadi’s intellectual property rights may cause Aadi to incur significant expenses and could distract Aadi’s technical and management personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of Aadi’s common stock. Such litigation or proceedings could substantially increase Aadi’s operating losses and reduce the resources available for development activities or any future sales, marketing or distribution activities. Aadi may not have sufficient financial or other resources to conduct such litigation or proceedings adequately. Some of Aadi’s competitors may be able to sustain the costs of such litigation or proceedings more effectively than Aadi can because of their greater financial resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could compromise Aadi’s ability to compete in the marketplace.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation or other legal proceedings relating to Aadi’s intellectual property rights, there is a risk that some of Aadi’s confidential information could be compromised by disclosure during this type of litigation or other proceedings.

In addition, the issuance of a patent does not give Aadi the right to practice the patented invention. Third parties may have blocking patents that could prevent Aadi from marketing Aadi’s own patented product and practicing Aadi’s own patented technology.

Intellectual property litigation may lead to unfavorable publicity that harms Aadi’s reputation and causes the market price of Aadi’s common shares to decline.

During the course of any intellectual property litigation, there could be public announcements of the initiation of the litigation as well as results of hearings, rulings on motions, and other interim proceedings or developments in the litigation. If securities analysts or investors regard these announcements as negative, the perceived value of Aadi’s product candidates, programs or intellectual property could be diminished. Accordingly, the market price of shares of Aadi common stock may decline. Such announcements could also harm Aadi’s reputation or the market for Aadi’s future products, which could have a material adverse effect on Aadi’s business.

Derivation proceedings may be necessary to determine priority of inventions, and an unfavorable outcome may require Aadi to cease using the related technology or to attempt to license rights from the prevailing party.

Derivation proceedings provoked by third parties or brought by Aadi or declared by the USPTO may be necessary to determine the priority of inventions with respect to Aadi’s patents or patent applications or those of

Aadi’s licensors. An unfavorable outcome could require Aadi to cease using the related technology or to attempt to license rights to it from the prevailing party. Aadi’s business could be harmed if the prevailing party does not offer Aadi a license on commercially reasonable terms. Aadi’s defense of derivation proceedings may fail and, even if successful, may result in substantial costs and distract Aadi’s management and other employees. In addition, the uncertainties associated with such proceedings could have a material adverse effect on Aadi’s ability to raise the funds necessary to continue its clinical trials, continue its research programs, license necessary technology from third parties or enter into development or manufacturing partnerships that would help Aadi bring its product candidates to market.

Patent reform legislation could increase the uncertainties and costs surrounding the prosecution of Aadi’s patent applications or those of its licensors and the enforcement or defense of Aadi’s issued patents or those of its licensors.

On September 16, 2011, the Leahy-Smith America Invents Act (referred to as the “Leahy-Smith Act”), was signed into law. The Leahy-Smith Act includes a number of significant changes to United States patent law. These include provisions that affect the way patent applications will be prosecuted and may also affect patent litigation. In particular, under the Leahy-Smith Act, the United States transitioned in March 2013 to a “first inventor to file” system in which, assuming that other requirements of patentability are met, the first inventor to file a patent application will be entitled to the patent regardless of whether a third party was first to invent the claimed invention. A third party that files a patent application in the USPTO after March 2013 but before Aadi could therefore be awarded a patent covering an invention of Aadi even if Aadi had made the invention before it was made by such third party. This will require Aadi to be cognizant going forward of the time from invention to filing of a patent application. Furthermore, Aadi’s ability to obtain and maintain valid and enforceable patents depends on whether the differences between Aadi’s technology and the prior art allow Aadi’s technology to be patentable over the prior art. Since patent applications in the United States and most other countries are confidential for a period of time after filing or until issuance, Aadi may not be certain that it or its licensors are the first to either (1) file any patent application related to Aadi’s product candidates or (2) invent any of the inventions claimed in the patents or patent applications.

The Leahy-Smith Act also includes a number of significant changes that affect the way patent applications will be prosecuted and also may affect patent litigation. These include allowing third-party submission of prior art to the USPTO during patent prosecution and additional procedures to attack the validity of a patent by USPTO administered post-grant proceedings, including PGR, IPR, and derivation proceedings. An adverse determination in any such submission or proceeding could reduce the scope or enforceability of, or invalidate, Aadi’s patent rights, which could adversely affect Aadi’s competitive position.

Because of a lower evidentiary standard in USPTO proceedings compared to the evidentiary standard in United States federal courts necessary to invalidate a patent claim, a third party could potentially provide evidence in a USPTO proceeding sufficient for the USPTO to hold a claim invalid even though the same evidence would be insufficient to invalidate the claim if first presented in a district court action. Accordingly, a third party may attempt to use the USPTO procedures to invalidate Aadi’s patent claims that would not have been invalidated if first challenged by the third party as a defendant in a district court action. Thus, the Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of Aadi’s patent applications or those of Aadi’s licensors and the enforcement or defense of Aadi’s issued patents or those of Aadi’s licensors, all of which could have a material adverse effect on Aadi’s business, financial condition, results of operations and prospects.

Changes in United States patent law, or laws in other countries, could diminish the value of patents in general, thereby impairing Aadi’s ability to protect its product candidates.

As is the case with other pharmaceutical companies, Aadi’s success is heavily dependent on intellectual property, particularly patents. Obtaining and enforcing patents in the pharmaceutical industry involve a high degree of technological and legal complexity. Therefore, obtaining and enforcing pharmaceutical patents is costly, time consuming and inherently uncertain. Changes in either the patent laws or in the interpretations of patent laws in the United States and other countries may diminish the value of Aadi’s intellectual property and may increase the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of issued patents. Aadi cannot predict the breadth of claims that may be allowed or enforced in its patents or in third-party patents. In addition, Congress or other foreign legislative bodies may pass patent reform legislation that is unfavorable to Aadi.

For example, the United States Supreme Court has ruled on several patent cases in recent years, either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. In addition to increasing uncertainty with regard to Aadi’s ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents, once obtained. Depending on decisions by the United States Congress, the United States federal courts, the USPTO, or similar authorities in foreign jurisdictions, the laws and regulations governing patents could change in unpredictable ways that would weaken Aadi’s ability to obtain new patents or to enforce Aadi’s existing patents and the patents Aadi might obtain or license in the future.

Aadi may be subject to claims challenging the inventorship or ownership of its patents and other intellectual property.

Aadi may also be subject to claims that former employees of Aadi or its licensors or other third parties have an ownership interest in Aadi’s patents or other intellectual property. Confidentiality and intellectual property assignment agreements may not be honored and may not effectively assign intellectual property rights to Aadi. The assignment of intellectual property rights under these agreements may not be automatic upon the creation of the intellectual property or the assignment agreements may be breached, and Aadi may be forced to bring claims against third parties, or defend claims that they may bring against it, to determine the ownership of what Aadi regards as its intellectual property. Litigation may be necessary to defend against these and other claims challenging inventorship or ownership. If Aadi fails in defending any such claims, in addition to paying monetary damages, Aadi may lose valuable intellectual property rights. Such an outcome could have a material adverse effect on Aadi’s business. Even if Aadi is successful in defending against such claims, litigation could result in substantial costs and distraction to management and other employees.

Patent terms may be inadequate to protect Aadi’s competitive position on its product candidates for an adequate amount of time.

Patents have a limited lifespan. In the United States, if all maintenance fees are timely paid, the natural expiration of a patent is generally 20 years from its earliest United States non-provisional effective filing date. Various extensions may be available, but the life of a patent, and the protection it affords, is limited. Even if patents covering Aadi’s product candidates are obtained, once the patent life has expired, Aadi may be open to competition from competitive products. Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. As a result, Aadi’s patent portfolio may not provide Aadi with sufficient rights to exclude others from commercializing products similar or identical to Aadi.

If Aadi does not obtain patent term extension for its product candidates, its business may be materially harmed.

Depending upon the timing, duration and specifics of FDA regulatory approval of Aadi’s product candidates, one or more of Aadi’s United States patents or those of Aadi’s licensors may be eligible for limited patent term restoration under the Hatch-Waxman Amendments. The Hatch-Waxman Amendments permit a patent restoration term of up to five years as compensation for patent term lost during product development and the FDA regulatory review process. A maximum of one patent may be extended per FDA approved product as compensation for the patent term lost during the FDA regulatory review process. A patent term extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval and only those claims covering such approved drug product, a method for using it or a method for manufacturing it may be extended. Patent term extension may also be available in certain foreign countries upon regulatory approval of Aadi’s product candidates. However, Aadi may not be granted an extension because of, for example, failing to apply within applicable deadlines, failing to apply prior to expiration of relevant patents or otherwise failing to satisfy applicable requirements. Moreover, the applicable time period or the scope of patent protection afforded could be less than Aadi requests or requires. If Aadi is unable to obtain patent term extension or restoration or the term of any such extension is less than Aadi requests or requires, its competitors may obtain approval of competing products following Aadi’s patent expiration, and Aadi’s revenue could be reduced, possibly materially. Further, if this occurs, Aadi’s competitors may take advantage of Aadi’s investment in development and trials by referencing Aadi’s clinical and preclinical data and launch their product earlier than might otherwise be the case.

Aadi may not be able to protect its intellectual property rights throughout the world.

Although Aadi owns, co-owns, or has licensed at least ten (10) issued patents in the United States and pending patent applications in the United States and other countries, filing, prosecuting and defending patents on its product candidates in all countries and jurisdictions throughout the world would be prohibitively expensive, and Aadi’s intellectual property rights in some countries outside the United States could be less extensive than those in the United States, assuming that rights are obtained in the United States. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States. Consequently, Aadi may not be able to prevent third parties from practicing Aadi’s inventions in all countries outside the United States or from selling or importing products made using Aadi’s inventions in and into the United States or other jurisdictions. In addition, the statutory deadlines for pursuing patent protection in individual foreign jurisdictions. are based on the priority date of each of its patent applications and Aadi may not timely file foreign patent applications.

Competitors may use Aadi’s technologies in jurisdictions where Aadi does not pursue or has not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where Aadi has patent protection, but enforcement is not as strong as that in the United States. These products may compete with Aadi’s product candidates, and Aadi’s patents, the patents of Aadi’s licensors, or other intellectual property rights may not be effective or sufficient to prevent them from competing. Even if Aadi pursues and obtains issued patents in particular jurisdictions, its patent claims or other intellectual property rights may not be effective or sufficient to prevent third parties from so competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in certain foreign jurisdictions. The legal systems of many foreign countries do not favor the enforcement of patents and other intellectual property protection, which could make it difficult for Aadi to stop the infringement of Aadi’s patents or its licensors’ patents or marketing of competing products in violation of Aadi’s proprietary rights. Proceedings to enforce Aadi’s patent rights in foreign jurisdictions could result in substantial costs and divert Aadi’s efforts and attention from other aspects of Aadi’s business, could put Aadi’s patents or the patents of Aadi’s licensors at risk of being invalidated or interpreted narrowly and Aadi’s patent applications or the patent applications of Aadi’s licensors at risk of not issuing and could provoke third parties to assert claims against Aadi. Aadi may not prevail in any lawsuits that it initiates, and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, Aadi’s efforts to enforce its intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that Aadi develops or licenses.

Many countries have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In addition, many countries limit the enforceability of patents against third parties, including government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of such patent. If Aadi is forced to grant a license to third parties with respect to any patents relevant to Aadi’s business, Aadi’s competitive position may be impaired, and Aadi’s business, financial condition, results of operations and prospects may be adversely affected.

Obtaining and maintaining Aadi’s patent protection depends on compliance with various procedural, documentary, fee payment and other requirements imposed by regulations and governmental patent agencies, and Aadi’s patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance fees, renewal fees, annuity fees and various other governmental fees on its owned and in-licensed patents and/or applications will be due to be paid to the USPTO and various foreign patent offices at various points over the lifetime of Aadi’s patents and/or applications and those of Aadi’s licensors and any patent rights Aadi may own or license in the future. Aadi has systems in place to remind it to pay these fees, and, in certain instances, Aadi relies on its licensor partners to pay these fees when due. Additionally, the USPTO and various foreign patent offices require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process and over the lifetime of its owned patents and applications. Aadi employs reputable law firms and other professionals to help it comply, and in many cases, an inadvertent lapse can be cured by payment of a late fee or by other means in accordance with rules applicable to the particular jurisdiction. However, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. If such an event were to occur, competitors or other third parties might be able to enter the market earlier than would otherwise have been the case and it could have a material adverse effect on Aadi’s business, financial condition, results of operations and prospects.

If Aadi’s trademarks and trade names are not adequately protected, then Aadi may not be able to build name recognition in its markets of interest and its business may be adversely affected.

Aadi intends to use registered or unregistered trademarks or trade names to brand and market itself and its products. Aadi’s trademarks or trade names may be challenged, infringed, circumvented or declared generic or determined to be infringing on other marks. Aadi may not be able to protect its rights to these trademarks and trade names, which Aadi needs to build name recognition among potential partners or customers in Aadi’s markets of interest. At times, competitors may adopt trade names or trademarks similar to Aadi’s, thereby impeding Aadi’s ability to build brand identity and possibly leading to market confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other registered trademarks or trademarks that incorporate variations of Aadi’s registered or unregistered trademarks or trade names. Over the long term, if Aadi is unable to establish name recognition based on its trademarks and trade names, then Aadi may not be able to compete effectively, and its business may be adversely affected. Aadi’s efforts to enforce or protect its proprietary rights related to trademarks, trade secrets, domain names, copyrights or other intellectual property may be ineffective and could result in substantial costs and diversion of resources and could adversely affect Aadi’s financial condition or results of operations.

If Aadi is unable to protect the confidentiality of its trade secrets, its business and competitive position would be harmed.

Aadi may also rely on trade secrets to protect aspects of its business that are not amenable to, or that Aadi does not consider appropriate for, patent protection. In addition, Aadi relies on the protection of its trade secrets, including unpatented know-how, technology and other proprietary information to maintain its competitive position. . However, trade secrets are difficult to protect. For example, Aadi may be required to share its trade secrets with third-party licensees, collaborators, consultants, contractors, or other advisors and Aadi has limited control over the protection of trade secrets used by such third parties. Although Aadi has taken steps to protect its trade secrets and unpatented know-how, including by entering into confidentiality agreements with third parties, and confidential information and inventions agreements with employees, consultants and advisors, Aadi cannot provide any assurances that all such agreements have been duly executed or that they have been obtained in all circumstances, and it is possible that any of these parties may breach the agreements and may unintentionally or willfully disclose Aadi’s proprietary information, including its trade secrets, and Aadi may not be able to obtain adequate remedies for such breaches. In addition, these agreements typically restrict the ability of Aadi’s collaborators, advisors, employees and consultants to publish data potentially relating to Aadi’s trade secrets. Aadi’s academic collaborators typically have rights to publish data, provided that Aadi is notified in advance and may delay publication for a specified time in order to secure Aadi’s intellectual property rights arising from the collaboration. In other cases, publication rights are controlled exclusively by Aadi, although in some cases Aadi may share these rights with other parties. Enforcing a claim that a party illegally obtained, disclosed, used or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts inside and outside the United States are less willing or unwilling to protect trade secrets.

Moreover, third parties may still obtain this information or may come upon this or similar information independently, and Aadi would have no right to prevent them from using that technology or information to compete with Aadi. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation or other proceedings, there is a risk that some of Aadi’s confidential information could be compromised by disclosure during this type of litigation or proceedings. If any of these events occurs or if Aadi otherwise loses protection for its trade secrets or confidential or proprietary information, the value of this information may be greatly reduced, and Aadi’s competitive position in the marketplace, business, financial condition, results of operations and prospects may be materially adversely affected. If Aadi does not apply for patent protection prior to such publication or if it cannot otherwise maintain the confidentiality of its proprietary technology and other confidential information, then Aadi’s ability to obtain patent protection or to protect its trade secret information may be jeopardized.

Aadi may be subject to claims that it or its employees, consultants or advisors have wrongfully used or disclosed alleged confidential information or trade secrets.

Aadi has entered into and may enter in the future into non-disclosure and confidentiality agreements to protect the proprietary positions of third parties, such as outside scientific collaborators, CROs, third-party manufacturers, consultants, advisors, potential partners, and other third parties. Aadi may become subject to litigation where a third party asserts that it or its employees, consultants or advisors inadvertently or otherwise breached the agreements and used or disclosed trade secrets or other information proprietary to the third parties. Defense of such matters, regardless of their merit, could involve substantial litigation expense and be a substantial diversion of employee resources from Aadi’s business. Aadi cannot predict whether it would prevail in any such actions. Moreover, intellectual property litigation, regardless of its outcome, may cause negative publicity and could prohibit Aadi from marketing or otherwise commercializing its product candidates and technology. Failure to defend against any such claim could subject Aadi to significant liability for monetary damages or prevent or delay Aadi’s developmental and commercialization efforts, which could adversely affect its business.

Aadi may be subject to claims that it has wrongfully hired an employee from a competitor or that Aadi or its employees have wrongfully used or disclosed alleged confidential information or trade secrets of their former employers.

As is common in the pharmaceutical industry, in addition to Aadi’s employees, Aadi engages the services of consultants to assist Aadi in the development of its product candidates. Many of these consultants, and many of Aadi’s employees, were previously employed at, or may have previously provided or may be currently providing consulting services to, other pharmaceutical companies including competitors or potential competitors of Aadi. Aadi may become subject to claims that it, its employees or a consultant inadvertently or otherwise used or disclosed trade secrets or other information proprietary to their former employers or their former or current clients. Litigation may be necessary to defend against these claims. If Aadi fails in defending any such claims, in addition to paying monetary damages, Aadi may lose valuable intellectual property rights or personnel, which could adversely affect Aadi’s business. Even if Aadi is successful in defending against these claims, litigation could result in substantial costs and be a distraction to Aadi’s management team and other employees.

Aadi’s rights to develop and commercialize its technology and product candidates may be subject, in part, to the terms and conditions of licenses granted to Aadi by others.

Aadi has entered into license agreements with third parties and Aadi may enter into additional license agreements in the future with others to advance Aadi’s research or allow commercialization of product candidates. These and other licenses may not provide exclusive rights to use such intellectual property and technology in all relevant fields of use and in all territories in which Aadi may wish to develop or commercialize its technology and products in the future.

In addition, subject to the terms of any such license agreements, Aadi may not have the right to control the preparation, filing, prosecution, maintenance, enforcement, and defense of patents and patent applications covering the technology that Aadi licenses from third parties. In such an event, Aadi cannot be certain that these patents and patent applications will be prepared, filed, prosecuted, maintained, enforced, and defended in a manner consistent with the best interests of its business. If Aadi’s licensors fail to prosecute, maintain, enforce, and defend such patents, or lose rights to those patents or patent applications, the rights Aadi has licensed may be reduced or eliminated, and Aadi’s rights to develop and commercialize any of its products that are subject of such licensed rights could be adversely affected.

Aadi’s licensors may have relied on third-party consultants or collaborators or on funds from third parties such that Aadi’s licensors are not the sole and exclusive owners of the patents Aadi in-licensed. If other third parties have ownership rights to Aadi’s in-licensed patents, they may be able to license such patents to Aadi’s competitors, and Aadi’s competitors could market competing products and technology. This could have a material adverse effect on Aadi’s competitive position, business, financial conditions, results of operations, and prospects.

It is possible that Aadi may be unable to obtain additional licenses at a reasonable cost or on reasonable terms, if at all. Even if Aadi is able to obtain a license, it may be non-exclusive, thereby giving Aadi’s competitors access to the same technologies licensed to Aadi. In that event, Aadi may be required to expend significant time and resources to redesign its technology, product candidates, or the methods for manufacturing them or to develop or license replacement technology, all of which may not be feasible on a technical or commercial basis. If Aadi is unable to do so, it may be unable to develop or commercialize the affected product candidates, which could harm its business, financial condition, results of operations, and prospects significantly. Aadi cannot provide any assurances that third-party patents do not exist which might be enforced against Aadi’s current technology, manufacturing methods, product candidates, or future methods or products resulting in either an injunction prohibiting Aadi’s manufacture or future sales, or, with respect to Aadi’s future sales, an obligation on Aadi’s part to pay royalties and/or other forms of compensation to third parties, which could be significant.

If Aadi fails to comply with its obligations in the agreements under which Aadi licenses intellectual property rights from third parties or otherwise experiences disruptions to Aadi’s business relationships with its licensors, Aadi could lose license rights that are important to its business.

Disputes may arise between Aadi and its licensors regarding intellectual property subject to a license agreement, including:

•	the scope of rights granted under the license agreement and other interpretation-related issues;

•	whether and the extent to which Aadi’s technology and processes infringe on intellectual property of the licensor that is not subject to the licensing agreement;

•	Aadi’s right to sublicense patents and other rights to third parties;

•	Aadi’s diligence obligations under the license agreement and what activities satisfy those diligence obligations;

•	Aadi’s right to transfer or assign the license;

•	the inventorship and ownership of inventions and know-how resulting from the joint creation or use of intellectual property by Aadi and Aadi’s licensors and partners; and

•	the priority of invention of patented technology.

In addition, the agreements under which Aadi licenses intellectual property or technology from third parties are complex, and certain provisions in such agreements may be susceptible to multiple interpretations. The resolution of any contract interpretation disagreement that may arise could narrow what Aadi believes to be the scope of its rights to the relevant intellectual property or technology, or increase what Aadi believes to be its financial or other obligations under the relevant agreement, either of which could have a material adverse effect on Aadi’s business, financial condition, results of operations, and prospects. Moreover, if disputes over intellectual property that Aadi has licensed prevent or impair its ability to maintain its current licensing arrangements on commercially acceptable terms, Aadi may be unable to successfully develop and commercialize the affected product candidates, which could have a material adverse effect on Aadi’s business, financial conditions, results of operations, and prospects.

In spite of Aadi’s best efforts, Aadi’s licensors might conclude that Aadi has materially breached its license agreements and might therefore terminate the license agreements, thereby removing Aadi’s ability to develop and commercialize products and technology covered by these license agreements. If these in-licenses are terminated, or if the underlying patents fail to provide the intended exclusivity, competitors would have the freedom to seek regulatory approval of, and to market, products identical to Aadi’s. This could have a material adverse effect on Aadi’s competitive position, business, financial conditions, results of operations, and prospects.

The patent protection and patent prosecution for some of Aadi’s product candidates may be dependent on third parties.

While Aadi normally seeks to obtain the right to control prosecution, maintenance and enforcement of the patents relating to Aadi’s product candidates, there may be times when the filing and prosecution activities for patents relating to Aadi’s product candidates are controlled by Aadi’s licensors or collaboration partners, including those licensed to Aadi under its license agreements. If any of Aadi’s licensors or collaboration partners fail to prosecute, maintain and enforce such patents and patent applications in a manner consistent with the best interests of Aadi’s business, including by payment of all applicable fees for patents covering Aadi’s product candidates, Aadi could lose its rights to the intellectual property or its exclusivity with respect to those rights, Aadi’s ability to develop and commercialize those product candidates may be adversely affected and Aadi may not be able to prevent competitors from making, using and selling competing products. Aadi collaborates with other companies and institutions with respect to research and development matters. Also, Aadi relies on numerous third parties to provide it with materials that it uses to develop its technology. If Aadi cannot successfully negotiate sufficient ownership, licensing, and/or commercial rights to any invention that result from its use of any third-party collaborator’s materials, or if disputes arise with respect to the intellectual property developed with the use of a collaborator’s materials, or data developed in a collaborator’s study, Aadi’s ability to capitalize on the market potential of these inventions or developments may be limited or precluded altogether. In addition, even where Aadi has the right to control patent prosecution of patents and patent applications Aadi has licensed to and from third parties, Aadi may still be adversely affected or prejudiced by actions or inactions of its licensees, its licensors and their counsel that took place prior to the date upon which Aadi assumed control over patent prosecution.

Intellectual property discovered through government funded programs may be subject to federal regulations such as “march-in” rights, certain reporting requirements and a preference for United States-based companies. Compliance with such regulations may limit Aadi’s exclusive rights and limit Aadi’s ability to contract with non-United States manufacturers.

Aadi’s licensed patent applications may have been or may be in the future supported through the use of United States government funding awarded by the National Institute of Health or the FDA Office of Orphan Products Development. and the Army Medical Research and Development Command. Although Aadi does not currently own issued patents or pending patent applications that have been generated through the use of United States government funding, it has licensed, or may acquire or license in the future, intellectual property rights that have been generated through the use of United States government funding or grant. Pursuant to the Bayh-Dole Act of 1980, the United States government has certain rights in inventions developed with government funding. These United States government rights include a non-exclusive, non-transferable, irrevocable worldwide license to use inventions for any governmental purpose. In addition, the United States government has the right, under certain limited circumstances, to require Aadi to grant exclusive, partially exclusive, or non-exclusive licenses to any of these inventions to a third party if it determines that: (1) adequate steps have not been taken to commercialize the invention; (2) government action is necessary to meet public health or safety needs; or (3) government action is necessary to meet requirements for public use under federal regulations (also referred to as “march-in rights”). The United States government also has the right to take title to these inventions if the grant recipient fails to disclose the invention to the government or fails to file an application to register the intellectual property within specified time limits. Intellectual property generated under a government funded program is also subject to certain reporting requirements, compliance with which may require Aadi to expend substantial resources. In addition, the United States government requires that any products embodying any of these inventions or produced through the use of any of these inventions be manufactured substantially in the United States. This preference for United States industry may be waived by the federal agency that provided the funding if the owner or assignee of the intellectual property can show that reasonable but unsuccessful efforts have been made to grant licenses on similar terms to potential licensees that would be likely to manufacture substantially in the United States or that under the circumstances domestic manufacture is not commercially feasible. This preference for United States industry may limit Aadi’s ability to contract with non-United States product manufacturers for products covered by such intellectual property.

Risks Related to Aadi’s Reliance on Third Parties

The manufacture of drugs is complex, and Aadi’s third-party manufacturers may encounter difficulties in production. If any of Aadi’s third-party manufacturers encounter such difficulties, Aadi’s ability to provide adequate supply of its product candidates for clinical trials or its products for patients, if approved, could be delayed or prevented.

Manufacturing drugs, especially in large quantities, is complex and highly regulated and may require the use of innovative technologies. Each lot of an approved drug product must undergo thorough testing for identity, strength, quality, purity and efficacy. Manufacturing drugs requires facilities specifically designed for and validated for this purpose, as well as sophisticated quality assurance and quality control procedures. Manufacturing drugs is highly susceptible to product loss due to contamination, equipment failure, improper installation or operation of equipment, vendor or operator error, inconsistency in yields, variability in product characteristics and difficulties in scaling the production process. Slight deviations anywhere in the manufacturing process, including filling, labeling, packaging, storage and shipping and quality control and testing, may result in lot failures, product recalls or spoilage. When changes are made to the manufacturing process, Aadi may be required to provide preclinical and clinical data showing the comparable identity, strength, quality, purity or efficacy of the products before and after such changes. If microbial, viral or other contaminations or impurities are discovered at the facilities of Aadi’s manufacturer, such facilities may need to be closed for an extended period of time to investigate and remedy the contamination or impurity, which could delay clinical trials and adversely harm Aadi’s business. If Aadi’s third-party manufacturers are unable to produce sufficient quantities of consistent quality for clinical trials or for commercialization as a result of these challenges, or otherwise, Aadi’s development and commercialization efforts would be impaired, which would have an adverse effect on its business, financial condition, results of operations and growth prospects.

Aadi depends on intellectual property licensed from third parties and termination of any of these licenses could result in the loss of significant rights, which would harm Aadi’s business.

Aadi is dependent on patents, know-how and proprietary technology, both its own and licensed from others. Aadi entered into a license agreement with Abraxis BioScience, LLC pursuant to which it has licensed exclusive global rights to intellectual property and know-how related to ABI-009. Aadi is required to use commercially reasonable efforts or diligent efforts to commercialize products based on the licensed rights and to pay certain royalties based off its net sales, certain sublicense fees (such as with respect to Aadi’s license agreement with EOC) and certain other fees. Aadi may not meet these requirements, which could result in a loss or termination of any rights under such agreements. Any termination of these licenses will result in the loss of significant rights and will restrict Aadi’s ability to commercialize its product candidates.

Aadi is generally also subject to all of the same risks with respect to protection of intellectual property that it licenses, as it is for intellectual property that it owns, which are described above under “Risks Related to Aadi’s Intellectual Property.” If Aadi or its licensors fail to adequately protect this intellectual property, Aadi’s ability to commercialize products could suffer.

Aadi contracts with qualified third parties for the production of ABI-009 for preclinical studies and clinical trials, and expects to continue to do so for additional clinical trials and ultimately for commercialization. This reliance on third parties, some of which are sole source suppliers, increases the risk that Aadi will not have sufficient quality and quantities of ABI-009 or such quantities at an acceptable cost, which could delay, prevent or impair Aadi’s development or commercialization efforts.

Aadi does not currently have, nor does it plan to acquire, the infrastructure or internal capability to manufacture supplies of its product candidates for use in development and commercialization. Aadi relies, and expects to continue to rely, on third-party manufacturers for the production of Aadi’s product candidates for preclinical studies and clinical trials under the guidance of members of Aadi’s organization. In the case of ABI-009, Aadi relies on a single third-party manufacturer, Fresenius-Kabi, and currently has no alternative manufacturer in place. Aadi does not currently have any long-term supply agreements, and, to date, Aadi has obtained its required drug product on a purchase order basis, which means that aside from any binding purchase orders Aadi has from time to time, Aadi’s supplier could cease supplying to Aadi or change the terms on which it is willing to continue supplying to Aadi at any time. Aadi has supply agreements in place for key raw materials used in the manufacture of ABI-009 such as for the drug substance sirolimus and for human albumin, which are key ingredients in the drug product. In addition, Aadi is presently negotiating a supply agreement with Fresenius-Kabi for the commercial manufacture of ABI-009, but there is no assurance that Aadi will be able to enter into such agreement on acceptable terms, or if at all. If Aadi were to engage another third-party manufacturer, Aadi will be required to verify that the new third-party manufacturer maintains facilities and procedures that comply with quality standards and with all applicable regulations. Aadi will also need to verify, such as through a bridging study, that any new manufacturing process will produce its product candidate or product, if approved, according to the specifications previously submitted to the FDA or another regulatory authority. If Aadi were to experience an unexpected loss of supply of ABI-009 or any other product candidates Aadi may develop in the future for any reason, whether as a result of manufacturing, supply or storage issues or otherwise, Aadi could experience delays, disruptions, suspensions or terminations of, or be required to restart or repeat, any pending or ongoing clinical trials or commercialize its product candidates, including FYARRO for advanced malignant PEComa, if approved, in a timely manner or on budget.

Aadi expects to rely on third-party manufacturers for the commercial supply of ABI-009, if approved, and the continued development of ABI-009 in other indications or any other product candidates Aadi may develop in the future for which Aadi obtains regulatory approval. Aadi may be unable to maintain or establish required agreements with third-party manufacturers or to do so on acceptable terms. Further, any delay in identifying and qualifying a manufacturer for commercial production could delay the potential commercialization of ABI-009, and, in the event that Aadi does not have sufficient product to complete its planned clinical trials, it could delay such trials. Even if Aadi is able to establish agreements with third-party manufacturers, reliance on third-party manufacturers entails additional risks, including:

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the failure of the third party to manufacture ABI-009 or any of Aadi’s other product candidates that it may develop in the future according to Aadi’s schedule and specifications, or at all, including if Aadi’s third-party contractors give greater priority to the supply of other products over Aadi’s product candidates, are constrained by the recent COVID-19 pandemic or otherwise do not satisfactorily perform according to the terms of the agreements between Aadi and them;

•	the termination or nonrenewal of arrangements or agreements by Aadi’s third-party contractors at a time that is costly or inconvenient for Aadi;

•	the breach by the third-party contractors of Aadi’s agreements with them;

•	the failure of third-party contractors to comply with applicable regulatory requirements, including manufacturing drug supply pursuant to strictly-enforced cGMPs;

•	the failure of the third-party contractor to manufacture ABI-009 or any of Aadi’s other product candidates that it may develop in the future according to Aadi’s specifications;

•	the mislabeling of clinical supplies, potentially resulting in the wrong dose amounts being supplied or active drug or placebo not being properly identified;

•

clinical supplies not being delivered to clinical sites on time, leading to clinical trial interruptions, or of drug supplies not being distributed to commercial vendors in a timely manner, resulting in lost sales; and

•	the misappropriation of Aadi’s proprietary information, including Aadi’s trade secrets and know-how.

Aadi does not have complete control over all aspects of the manufacturing process of Aadi’s contract manufacturing partners and is dependent on these contract manufacturing partners for compliance with cGMP regulations for manufacturing both active pharmaceutical ingredients (referred to as “API”) and finished drug products. To date, Aadi has obtained drug substance and drug product from third-party manufacturers to support preclinical and clinical testing of ABI-009. For example, Aadi has obtained its supplies of ABI-009 from a single source supplier, Fresenius-Kabi. Aadi has supply agreements in place for key raw materials used in the manufacture of ABI-009 such as for the drug substance sirolimus and for human albumin, which are key ingredients in the drug product. Aadi is in the process of developing its supply chain for ABI-009 and is presently negotiating a supply agreement with Fresenius-Kabi for the commercial manufacture of ABI-009. As Aadi advances its product candidates through development, it will consider redundant supply for the API and drug product for each of its product candidates to protect against any potential supply disruptions. However, Aadi may be unsuccessful in putting in place such framework agreements or protecting against potential supply disruptions.

Third-party manufacturers may not be able to comply with cGMP regulations or similar regulatory requirements outside of the United States. If Aadi’s CMOs cannot successfully manufacture material that conforms to Aadi’s specifications and the strict regulatory requirements of the FDA, EMA or others, they will not be able to pass a pre-approval inspection or secure and/or maintain regulatory approval for their manufacturing facilities. In addition, Aadi does not have control over the ability of its CMOs to maintain adequate quality control, quality assurance and qualified personnel. Furthermore, many of its CMOs are engaged with other companies to supply and/or manufacture materials or products for such companies, which exposes its manufacturers to regulatory risks for the production of such materials and products. As a result, failure to satisfy the regulatory requirements for the production of those materials and products may affect the regulatory clearance of its CMOs facilities generally. If the FDA, EMA or a comparable foreign regulatory authority does not approve these facilities for the manufacture of ABI-009 or any of Aadi’s other product candidates that it may develop in the future or if it withdraws any such approval in the future, Aadi will need to find alternative manufacturing facilities, and those new facilities would need to be inspected and approved by FDA, EMA or comparable regulatory authority prior to commencing manufacturing, which would significantly impact Aadi’s ability to develop, obtain regulatory approval for or market ABI-009 or any of Aadi’s other product candidates that it may develop in the future, if approved. Aadi’s reliance on CMOs also exposes Aadi to the possibility that they, or third parties with access to their facilities, will have access to and may appropriate its trade secrets or other proprietary information. Aadi’s failure, or the failure of its third-party manufacturers, to comply with applicable regulations could result in sanctions being imposed on the parties, including fines, injunctions, civil penalties, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of product candidates or drugs, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect supplies of ABI-009 or any of Aadi’s other product candidates or drugs that it may develop in the future and harm Aadi’s business and results of operations.

In addition, the manufacture of pharmaceutical products is complex and requires significant expertise and capital investment, including the development of advanced manufacturing techniques and process controls. Manufacturers of pharmaceutical products often encounter difficulties in production, particularly in scaling up and validating initial production and absence of contamination. These problems include difficulties with production costs and yields, quality control, including stability of the product, quality assurance testing, operator error, shortages of qualified personnel, as well as compliance with strictly enforced federal, state and foreign regulations. Furthermore, if contaminants are discovered in Aadi’s supply of ABI-009 or in Aadi’s third-party manufacturing facilities, such manufacturing facilities may need to be closed for an extended period of time to investigate and remedy the contamination. Any stability or other issues relating to the manufacture of Aadi’s product candidates may occur in the future. Further, as product candidates are developed through preclinical studies to late-stage clinical trials towards approval and commercialization, it is common that various aspects of the development program, such as manufacturing methods, are altered along the way in an effort to optimize processes and results. Such changes carry the risk that they will not achieve these intended objectives, and any of these changes could cause its product candidates to perform differently and affect the results of planned clinical trials or other future clinical trials. In addition, quarantines, shelter-in-place and similar government orders, or the perception that such orders, shutdowns or other restrictions on the conduct of business operations could occur, related to COVID-19 or other infectious diseases could impact personnel at Aadi’s third-party manufacturing facilities upon which it relies, or the availability or cost of materials, which could disrupt the supply chain for ABI-009 or any of its product candidates that it may develop in the future. Further, Aadi’s manufacturers may experience manufacturing difficulties due to resource constraints or as a result of labor disputes or unstable political environments. If Aadi’s manufacturers were to encounter any of these difficulties, or otherwise fail to comply with their contractual obligations, Aadi’s ability to provide its product candidate to patients in clinical trials would be jeopardized. Any delay or interruption in the supply of clinical trial supplies could delay the completion of clinical trials, increase the costs associated with maintaining clinical trial programs and, depending upon the period of delay, require Aadi to commence new clinical trials at additional expense or terminate clinical trials completely.

Any of these challenges could delay completion of clinical trials, require bridging clinical trials or the repetition of one or more clinical trials, increase clinical study costs, delay approval of its product candidate, impair commercialization efforts, increase its cost of goods, and have an adverse effect on its business, financial condition, results of operations, and growth prospects. Aadi’s current and anticipated future dependence upon others for the manufacture of ABI-009 and any of Aadi’s other product candidates that it may develop in the future may adversely affect Aadi’s future profit margins and Aadi’s ability to commercialize ABI-009, if approved, or any other product candidates that it may develop in the future that receives regulatory approval on a timely and competitive basis.

Aadi is dependent on a single-source supplier for the drug product ABI-009, and the loss of such supplier could harm its business.

Aadi relies on a single-source supplier, Fresenius-Kabi for its drug product ABI-009. While Aadi has supply agreements in place for key raw materials used in the manufacture of ABI-009 such as for the drug substance sirolimus and for human albumin, which are key ingredients in the drug product, Aadi places purchase orders from Fresenius-Kabi on an as-needed basis. Aadi’s suppliers could discontinue the manufacturing or supply of ABI-009 at any time. Aadi does not carry a significant inventory of ABI-009 or its key raw materials used in the manufacture of ABI-009. Aadi’s suppliers may not be able to meet its demand for their products, either because of acts of nature, the nature of Aadi’s agreements with those manufacturers or Aadi’s relative importance to them as a customer, and Aadi’s manufacturers may decide in the future to discontinue or reduce the level of business they conduct with Aadi either entirely or for a particular territory. The loss of any of the foregoing would require significant time and effort to locate and qualify an alternative source of supply. Though Aadi does not currently have contracts for third parties to provide manufacturing capabilities for ABI-009, if it is successful in reaching the point of manufacturing its products for commercialization, it may rely on a single company for such manufacturing. Any contractual disputes between Aadi and such manufacturer or loss of manufacturing ability by such manufacturer could similarly require significant time, effort and expense to locate and qualify an alternative source of manufacturing, which could materially harm Aadi’s business.

In addition, Aadi might not be able to identify and qualify additional or replacement suppliers for the drug product ABI-009 or for the key raw materials used in the manufacture of ABI-009 quickly or at all or without incurring significant additional costs. Aadi cannot guarantee that it will be able to establish alternative relationships on similar terms, without delay or at all. Aadi may also face regulatory delays or be required to seek additional regulatory clearances or approvals if it experiences any delay or deficiency in the quality of products obtained from suppliers or if Aadi has to replace its suppliers. In addition, Aadi does not currently have arrangements in place for redundant supply of the drug product ABI-009 or for the key raw materials used in the manufacture of ABI-009.

Establishing additional or replacement suppliers for the drug product ABI-009 or for the key raw materials used in the manufacture of ABI-009, if required, or any supply interruption from Aadi’s suppliers, could limit Aadi’s ability to manufacture its products, result in production delays and increased costs and adversely affect its ability to deliver products to Aadi’s customers on a timely basis. Aadi’s inability to obtain sufficient quantities of the drug product ABI-009 or for the key raw materials used in the manufacture of ABI-009 also could adversely affect clinical development of the ABI-009. If Aadi is not able to identify alternate sources of supply for the drug product ABI-009 or for the key raw materials used in the manufacture of ABI-009, Aadi will not be able to obtain, or may be delayed in obtaining, regulatory approvals for Aadi’s product candidates and will not be able to, or may be delayed in Aadi’s efforts to, successfully commercialize its product candidates.

Aadi relies, and expects to continue to rely, on third parties to conduct its preclinical studies and clinical trials and those third parties may not perform satisfactorily, including failing to meet deadlines for the completion of such trials, research and studies.

Aadi does not have the ability to independently conduct all of its preclinical studies and clinical trials. Aadi currently relies on third parties, such as CROs, clinical data management organizations, medical institutions and clinical investigators, to conduct, supervise and monitor Aadi’s current or planned preclinical studies and clinical trials of ABI-009, and Aadi expects to continue to rely upon third parties to conduct additional preclinical studies and clinical trials of ABI-009 and other product candidates it may develop in the future. Aadi enters into agreements with third parties that have a significant role in the conduct of Aadi’s preclinical studies and clinical trials and the subsequent collection and analysis of data. These third parties are not Aadi employees, and except for remedies available to Aadi under its agreements with such third parties, Aadi has limited ability to control the conduct of such third party, the amount or timing of resources that any such third party will devote to Aadi’s preclinical studies and clinical trials and the management of data developed through preclinical studies and clinical trials. Communicating with outside parties can also be challenging, potentially leading to mistakes as well as difficulties in coordinating activities. The third parties Aadi relies on for these services may also (i) have staffing difficulties, (ii) fail to comply with contractual obligations, (iii) experience regulatory compliance issues, (iv) undergo changes in priorities or become financially distressed, or (v) have relationships with other entities, some of which may be Aadi’s competitors, which may draw time and resources from Aadi’s development programs. The third parties with whom Aadi may contract might not be diligent, careful or timely in conducting its preclinical studies or clinical trials, resulting in the preclinical studies and clinical trials being delayed or unsuccessful. Some of these third parties may terminate their engagements with Aadi at any time. If Aadi needs to enter into alternative arrangements with a third party, it would delay Aadi’s drug development activities.

Aadi’s reliance on these third parties for such drug development activities will reduce its control over these activities but will not relieve Aadi of its regulatory responsibilities. For example, Aadi will remain responsible for ensuring that each of its preclinical studies and clinical trials is conducted in accordance with the general investigational plan and protocols for the trial and legal, regulatory, and scientific requirements and standards. Moreover, the FDA requires Aadi and its third parties to comply with applicable GLP and GCP standards, regulations for conducting, monitoring, recording and reporting the results of preclinical studies and clinical trials to assure that the data and reported results are reliable and accurate and for clinical trials that the rights, integrity and confidentiality of trial participants are protected and that they are adequately informed of the potential risks of participating in clinical trials. The EMA also requires Aadi to comply with similar standards. Regulatory authorities enforce these GCP requirements through periodic inspections of trial sponsors, principal investigators and trial sites. If Aadi or any of its CROs fail to comply with applicable GCP requirements, the clinical data generated in Aadi’s preclinical studies and clinical trials may be deemed unreliable and the FDA, EMA or comparable foreign regulatory authorities may require Aadi to perform additional preclinical studies or clinical trials before approving Aadi’s marketing applications. Aadi cannot assure you that upon inspection by a given regulatory authority, such regulatory authority will determine that any of Aadi’s preclinical studies and clinical trials substantially comply with GCP regulations. In addition, Aadi’s clinical trials must be conducted with product candidates produced under current cGMP regulations and will require a large number of test patients. Aadi’s failure or the failure of its CROs to comply with these regulations may require Aadi to repeat clinical trials, which would delay the regulatory approval process and could also subject it to enforcement action up to and including civil and criminal penalties. Aadi is also required to register certain ongoing clinical trials and post the results of certain completed clinical trials on a government-sponsored database, ClinicalTrials.gov, within certain timeframes. Failure to do so can result in fines, adverse publicity and civil and criminal sanctions.

If Aadi cannot contract with acceptable third parties on commercially reasonable terms, or at all, or if these third parties do not successfully carry out their contractual duties or perform preclinical studies and clinical trials in a satisfactory manner, meet expected deadlines or conduct Aadi’s preclinical studies and clinical trials in accordance with legal and regulatory requirements or Aadi’s stated protocols, Aadi will not be able to obtain, or may be delayed in obtaining, regulatory approvals for Aadi’s product candidates and will not be able to, or may be delayed in Aadi’s efforts to, successfully commercialize its product candidates.

Aadi entered into a collaboration agreement with EOC Pharma, and Aadi may form or seek additional strategic alliances or collaborations in the future. Such alliances and collaborations may inhibit future opportunities, or Aadi may not realize the benefits of such collaborations or alliances.

In December 2020, Aadi granted to EOC Pharma (Hong Kong) Limited (referred to as “EOC”) exclusive rights to develop and commercialize ABI-009 in Greater China, including the Republic China, Hong Kong, Macau and Taiwan (collectively, referred to as the “EOC Territory”), pursuant to a license agreement (referred to as the “EOC License”), and Aadi may form or seek strategic alliances, joint ventures or collaborations or enter into licensing arrangements with other third parties that Aadi believes will complement or augment its development and commercialization efforts with respect to ABI-009 or any future product candidates that Aadi may develop. Under the EOC License Agreement, Aadi received an upfront payment and is eligible to receive regulatory and sales-based milestone payments upon the occurrence of certain milestone events totaling

$271 million. Aadi is also eligible to earn tiered royalties based on annual net sales of ABI-009 based upon the royalties Aadi is obligated to pay Abraxis for sales of products in the EOC Territory pursuant to the Abraxis License, plus an additional single-digit percentage that is variable based on the level of annual net sales. EOC will be responsible for development, regulatory submissions, and commercialization in the EOC Territory. Aadi retains its rights outside of the EOC Territory.

Future efforts for additional alliances or collaborations may also require Aadi to incur non-recurring and other charges, increase its near- and long-term expenditures, issue securities that dilute its existing stockholders or disrupt its management and business. In addition, Aadi faces significant competition in seeking appropriate strategic partners, and the negotiation process is time-consuming and complex. Furthermore, Aadi may not be able to realize the benefit of such transactions if Aadi is unable to successfully integrate them with its existing operations and company culture. Aadi cannot be certain that, following a strategic transaction or license, it will achieve the revenues or specific net income that justifies such transaction.

Aadi depends on EOC to develop and commercialize ABI-009 within the EOC Territory, and Aadi has limited control over how EOC will conduct development and commercialization activities for ABI-009.

Under the EOC License Agreement, Aadi relies on EOC for a substantial portion of the financial resources and for the development, regulatory, and commercialization activities for ABI-009 in the EOC Territory, and Aadi has limited control over the amount and timing of resources that EOC devotes to ABI-009. In addition, payments associated with development, regulatory and commercial milestones that Aadi may be eligible to receive, as well as royalties, will be dependent upon further advancement of the ABI-009 by EOC. If these milestones are not met and if ABI-009 is not commercialized in the EOC Territory, Aadi will not receive future revenues from the collaboration. EOC may fail to develop or effectively commercialize ABI-009 for a variety of reasons and the EOC License Agreement subjects Aadi to a number of risks, including:

•	EOC may not commit sufficient resources to the development, regulatory approval, marketing or distribution of ABI-009;

•	EOC may be unable to successfully complete the clinical development of ABI-009 or obtain all necessary approvals from foreign regulatory agencies in the EOC Territory required to market ABI-009;

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EOC may terminate their agreement with Aadi prior to completing development or commercialization of the ABI-009 under the collaboration, in whole or in part, adversely impacting the potential approval and Aadi’s revenue from the licensed product;

•	EOC may fail to manufacture ABI-009 in compliance with requirements of the FDA and similar foreign regulatory agencies and in commercial quantities sufficient to meet market demand;

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there may be disputes between Aadi and EOC, including disagreements regarding the EOC License Agreement with Aadi, that may result in (1) the delay of (or prevent entirely) the achievement of development, regulatory and commercial objectives that would result in milestone payments, (2) the delay or termination of the development or commercialization of ABI-009 in the EOC Territory, (3) costly litigation or arbitration that diverts Aadi’s management’s attention and resources; and/or (4) termination of the underlying license agreement;

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EOC may not comply with applicable regulatory guidelines with respect to developing or commercializing ABI-009, which could adversely impact the development of or sales of ABI-009 and could result in administrative or judicially imposed sanctions, including warning letters, civil and criminal penalties, injunctions, product seizures or detention, product recalls, total or partial suspension of production and refusal to approve any new drug applications;

•	EOC may experience financial difficulties;

•	business combinations or significant changes in either the business strategy of EOC may also adversely affect EOC’s ability to perform its obligations under its license agreement with Aadi;

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EOC may not properly maintain Aadi’s intellectual property rights or may use Aadi’s proprietary information in such a way as to invite litigation that could jeopardize or invalidate Aadi’s proprietary information or expose Aadi to potential litigation;

•	EOC may develop or commercialize ABI-009 in a manner that may adversely impact Aadi’s development or commercialization of ABI-009 and/or future product candidates outside of such collaboration; and

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Although EOC is subject to a limited non-compete obligation, EOC could independently move forward with a competing product candidate developed either independently or in collaboration with others, including Aadi’s competitors.

If EOC does not perform in the manner Aadi expects or fulfill its responsibilities in a timely manner, or at all, the development, regulatory approval, and commercialization efforts related to ABI-009 could be delayed. It may be necessary for Aadi to assume the responsibility at its own expense for the development of ABI-009 in the EOC Territory. In that event, Aadi would likely need to seek additional funding and its potential to generate future revenues from ABI-009 could be significantly reduced and Aadi’s business could be materially and adversely harmed.

Aadi has entered into collaborations with third parties in connection with the development of ABI-009. Even if Aadi believes that the development of such product candidate is promising, Aadi’s partners may choose not to proceed with such development.

Aadi’s existing agreement with EOC, and any future collaboration agreements Aadi may enter into, are generally subject to termination by the counterparty on short notice upon the occurrence of certain circumstances, including, in the case of EOC, without cause subject to a specified notice period. Accordingly, even if Aadi believes that the development of product candidates is worth pursuing, Aadi’s partners may choose not to continue with such development. If any of its collaborations are terminated, Aadi may not receive additional milestones or royalties under those collaborations. In addition, Aadi may be required to devote additional resources to the development of its product candidates or seek a new collaboration partner on short notice, and the terms of any additional collaboration or other arrangements that Aadi establishes may not be favorable to Aadi.

Aadi is also at risk that its current and any potential collaborations or other arrangements may not be successful. Factors that may affect the success of its collaborations include the following:

•	Aadi’s collaboration partners may incur financial and cash flow difficulties that force them to limit or reduce their efforts under their collaboration agreement with Aadi;

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Aadi’s collaboration partners may be pursuing alternative technologies or developing alternative products that are competitive to Aadi’s technology and products, either on their own or in partnership with others;

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Aadi’s collaboration partners may terminate their collaboration with Aadi, which could make it difficult for Aadi to attract new partners or adversely affect perception of Aadi in the business and financial communities; and

•	Aadi’s collaboration partners may pursue higher priority programs or change the focus of their development programs, which could affect their commitment to Aadi.

If Aadi cannot maintain successful collaborations, Aadi’s business, financial condition and operating results may be adversely affected.

If Aadi engages in future acquisitions or strategic partnerships, this may increase Aadi’s capital requirements, dilute Aadi’s stockholders, cause Aadi to incur debt or assume contingent liabilities, and subject Aadi to other risks.

From time to time, Aadi evaluates various acquisition opportunities and strategic partnerships, including licensing or acquiring complementary products, intellectual property rights, technologies or businesses. Any potential acquisition or strategic partnership may entail numerous risks, including:

•	increased operating expenses and cash requirements;

•	the assumption of additional indebtedness or contingent liabilities;

•	the issuance of Aadi’s equity securities;

•	assimilation of operations, intellectual property and products of an acquired company, including difficulties associated with integrating new personnel;

•	the diversion of Aadi’s management’s attention from its existing programs and initiatives in pursuing such a strategic merger or acquisition;

•	retention of key employees, the loss of key personnel and uncertainties in Aadi’s ability to maintain key business relationships;

•	risks and uncertainties associated with the other party to such a transaction, including the prospects of that party and their existing products or product candidates and regulatory approvals; and

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Aadi’s inability to generate revenue from acquired technology and/or products sufficient to meet Aadi’s objectives in undertaking the acquisition or even to offset the associated acquisition and maintenance costs.

In addition, if Aadi undertakes acquisitions or pursue partnerships in the future, it may issue dilutive securities, assume or incur debt obligations, incur large one-time expenses and acquire intangible assets that could result in significant future amortization expense.

If Aadi decides to establish additional collaborations but is not able to establish those collaborations on commercially reasonable terms, Aadi may have to alter its development and commercialization plans.

Aadi’s drug development programs and the potential commercialization of Aadi’s product candidates will require substantial additional cash to fund expenses. Aadi may seek to selectively form collaborations to expand its capabilities, potentially accelerate research and development activities and provide for commercialization activities by third parties. Any of these relationships may require Aadi to incur non-recurring and other charges, increase Aadi’s near- and long-term expenditures, issue securities that dilute Aadi’s existing stockholders, or disrupt Aadi’s management and business.

Aadi would face significant competition in seeking appropriate collaborators and the negotiation process is time-consuming and complex. Whether Aadi reaches a definitive agreement for a collaboration will depend, among other things, upon Aadi’s assessment of the collaborator’s resources and expertise, the terms and conditions of the proposed collaboration and the proposed collaborator’s evaluation of a number of factors. Those factors may include the design or results of clinical trials, the likelihood of approval by the FDA, EMA or comparable foreign regulatory authorities, the potential market for the subject product candidate, the costs and complexities of manufacturing and delivering such product candidate to patients, the potential of competing drugs, the existence of uncertainty with respect to Aadi’s ownership of intellectual property and industry and market conditions generally. The potential collaborator may also consider alternative product candidates or technologies for similar indications that may be available to collaborate on and whether such collaboration could be more attractive than the one with Aadi for its product candidate. Further, Aadi may not be successful in its efforts to establish a collaboration or other alternative arrangements for product candidates because they may be deemed to be at too early of a stage of development for collaborative effort and third parties may not view them as having the requisite potential to demonstrate safety and efficacy.

In addition, there have been a significant number of recent business combinations among large pharmaceutical companies that have resulted in a reduced number of potential future collaborators. Even if Aadi is successful in entering into a collaboration, the terms and conditions of that collaboration may restrict Aadi from entering into future agreements on certain terms with potential collaborators.

If and when Aadi seeks to enter into collaborations, Aadi may not be able to negotiate collaborations on a timely basis, on acceptable terms, or at all. If Aadi is unable to do so, it may have to curtail the development of a product candidate, reduce or delay its development program or one or more of its other development programs, delay its potential commercialization or reduce the scope of any sales or marketing activities, or increase its expenditures and undertake development or commercialization activities at its own expense. If Aadi elects to increase its expenditures to fund development or commercialization activities on its own, it may need to obtain additional capital, which may not be available to it on acceptable terms or at all. If Aadi does not have sufficient funds, it may not be able to further develop its product candidates or bring them to market and generate product revenue.

Aadi may enter into collaborations with third parties for the development and commercialization of product candidates. If those collaborations are not successful, Aadi may not be able to capitalize on the market potential of these product candidates.

If Aadi enters into any collaboration arrangements with any third parties, Aadi will likely have limited control over the amount and timing of resources that its collaborators dedicate to the development or commercialization of Aadi’s product candidates. Aadi’s ability to generate revenues from these arrangements will depend on Aadi’s collaborators’ abilities and efforts to successfully perform the functions assigned to them in these arrangements. Collaborations involving Aadi’s product candidates would pose numerous risks to Aadi, including the following:

•	collaborators have significant discretion in determining the efforts and resources that they will apply to these collaborations and may not perform their obligations as expected;

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collaborators may deemphasize or not pursue development and commercialization of Aadi’s product candidates or may elect not to continue or renew development or commercialization programs based on clinical trial results, changes in the collaborators’ strategic focus, including as a result of a business combination or sale or disposition of a business unit or development function, or available funding or external factors such as an acquisition that diverts resources or creates competing priorities;

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collaborators may delay clinical trials, provide insufficient funding for a clinical trial program, stop a clinical trial or abandon a product candidate, repeat or conduct new clinical trials or require a new formulation of a product candidate for clinical testing;

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collaborators could independently develop, or develop with third parties, products that compete directly or indirectly with Aadi’s product candidates if the collaborators believe that competitive products are more likely to be successfully developed or can be commercialized under terms that are more economically attractive than Aadi’s;

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a collaborator with marketing and distribution rights to multiple products may not commit sufficient resources to the marketing and distribution of Aadi’s product, if approved, relative to other products;

•	Aadi may grant exclusive rights to its collaborators that would prevent Aadi from collaborating with others;

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collaborators may not properly obtain, maintain, defend or enforce Aadi’s intellectual property rights or may use Aadi’s proprietary information and intellectual property in such a way as to invite litigation or other intellectual property related proceedings that could jeopardize or invalidate Aadi’s proprietary information and intellectual property or expose Aadi to potential litigation or other intellectual property related proceedings;

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disputes may arise between the collaborators and Aadi that result in the delay or termination of the research, development or commercialization of Aadi’s product candidates or that result in costly litigation or arbitration that diverts management attention and resources;

•	collaborations may be terminated and, if terminated, may result in a need for additional capital to pursue further development or commercialization of the applicable product candidates;

•	collaboration agreements may not lead to development or commercialization of product candidates in the most efficient manner or at all;

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collaborators may not provide Aadi with timely and accurate information regarding development progress and activities under the collaboration or may limit Aadi’s ability to share such information, which could adversely impact Aadi’s ability to report progress to its investors and otherwise plan Aadi’s own development of its product candidates;

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collaborators may own or co-own intellectual property covering Aadi’s products that results from Aadi collaborating with them, and in such cases, Aadi would not have the exclusive right to develop or commercialize such intellectual property; and

•	a collaborator’s sales and marketing activities or other operations may not be in compliance with applicable laws, resulting in civil or criminal proceedings.

Risks Related to the Combined Company

In determining whether you should vote to approve the proposals contained in this proxy statement, you should carefully read the following risk factors in addition to the risks described above.

The combined company will incur losses for the foreseeable future and might never achieve profitability.

The combined company may never become profitable, even if the combined company is able to complete clinical development for one or more product candidates and eventually commercialize such product candidates. The combined company will need to successfully complete significant research, development, testing and regulatory compliance activities that, together with projected general and administrative expenses, is expected to result in substantial increased operating losses for at least the next several years. Even if the combined company does achieve profitability, it may not be able to sustain or increase profitability on a quarterly or annual basis.

The combined company will need to raise additional financing in the future to fund its operations, which may not be available to it on favorable terms or at all.

The combined company will require substantial additional funds to conduct the costly and time-consuming clinical efficacy trials necessary to pursue regulatory approval of each potential product candidate and to continue the development of FYARRO and future product candidates. The combined company’s future capital requirements will depend upon a number of factors, including: the number and timing of future product candidates in the pipeline; progress with and results from preclinical testing and clinical trials; the ability to manufacture sufficient drug supplies to complete preclinical and clinical trials; the costs involved in preparing, filing, acquiring, prosecuting, maintaining and enforcing patent and other intellectual property claims; and the time and costs involved in obtaining regulatory approvals and favorable reimbursement or formulary acceptance. Raising additional capital may be costly or difficult to obtain and could significantly dilute stockholders’ ownership interests or inhibit the combined company’s ability to achieve its business objectives. If the combined company raises additional funds through public or private equity offerings, the terms of these securities may include liquidation or other preferences that adversely affect the rights of its common stockholders. Further, to the extent that the combined company raises additional capital through the sale of common stock or securities convertible or exchangeable into common stock, its stockholder’s ownership interest in the combined company will be diluted. In addition, any debt financing may subject the combined company to fixed payment obligations and covenants limiting or restricting its ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If the combined company raises additional capital through marketing and distribution arrangements or other collaborations, strategic alliances or licensing arrangements with third parties, the combined company may have to relinquish certain valuable intellectual property or other rights to its product candidates, technologies, future revenue streams or research programs or grant licenses on terms that may not be favorable to it. Even if the combined company were to obtain sufficient funding, there can be no assurance that it will be available on terms acceptable to the combined company or its stockholders.

The combined company’s stock price is expected to be volatile, and the market price of its common stock may drop following the merger.

The market price of the combined company’s common stock following the merger could be subject to significant fluctuations. Market prices for securities of early-stage pharmaceutical, biotechnology, and other life sciences companies have historically been particularly volatile. Some of the factors that may cause the market price of the combined company’s common stock to fluctuate following the merger include:

•	the ability of the combined company to obtain regulatory approvals for product candidates, and delays or failures to obtain such approvals;

•	the failure of any of the combined company’s product candidates, if approved for marketing and commercialization, to achieve commercial success;

•	any inability to obtain adequate supply of the combined company’s product candidates or the inability to do so at acceptable prices;

•	the entry into, or termination of, key agreements, including key licensing, supply or collaboration agreements;

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the initiation of material developments in, or conclusion of, disputes or litigation to enforce or defend any of the combined company’s intellectual property rights or defend against the intellectual property rights of others;

•	changes in laws or regulations applicable to the combined company’s product candidates;

•	the results of current, and any future, nonclinical or clinical trials of the combined company’s product candidates;

•	announcements by commercial partners or competitors of new commercial products, clinical progress (or the lack thereof), significant contracts, commercial relationships, or capital commitments;

•	failure to meet or exceed financial and development projections the combined company may provide to the public;

•	failure to meet or exceed the financial and development projections of the investment community;

•	the perception of the pharmaceutical industry by the public, legislatures, regulators and the investment community;

•	adverse publicity relating to the combined company’s markets, including with respect to other products and potential products in such markets;

•	the introduction of technological innovations or new therapies competing with potential products of the combined company;

•	announcements of significant acquisitions, strategic collaborations, joint ventures or capital commitments by the combined company or its competitors;

•	disputes or other developments relating to proprietary rights, including patents, litigation matters, and the combined company’s ability to obtain patent protection for its technologies;

•	the loss of key employees;

•	significant lawsuits, including patent or stockholder litigation;

•	if securities or industry analysts do not publish research or reports about the combined company’s business, or if they issue an adverse or misleading opinion regarding its business and stock;

•	changes in the market valuations of similar companies;

•	general and industry-specific economic conditions potentially affecting the combined company’s research and development expenditures;

•	sales of its common stock by the combined company or its stockholders in the future;

•	trading volume of the combined company’s common stock;

•	changes in the structure of health care payment systems;

•	adverse regulatory decisions;

•	trading volume of the combined company’s common stock; and

•	period-to-period fluctuations in the combined company’s financial results.

Moreover, the stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of individual companies or the biotechnology sector. These broad market fluctuations may also adversely affect the trading price of the combined company’s common stock.

In the past, following periods of volatility in the market price of a company’s securities, stockholders have often instituted class action securities litigation against those companies. Regardless of the merits or the ultimate results of such litigation, if instituted, such litigation could result in substantial costs and diversion of management’s attention and resources, which could significantly harm the combined company’s profitability and reputation.

Additionally, a decrease in the stock price of the combined company may cause the combined company’s common stock to no longer satisfy the continued listing standards of Nasdaq. If the combined company is not able to maintain the requirements for listing on Nasdaq, it could be delisted, which could have a materially adverse effect on its ability to raise additional funds as well as the price and liquidity of its common stock.

Financial reporting obligations of being a public company in the United States are expensive and time-consuming, and the combined company’s management will be required to devote substantial time to compliance matters.

As a publicly-traded company, the combined company will incur significant additional legal, accounting and other expenses that Aadi did not incur as a privately-held company, including costs associated with public company reporting requirements. The obligations of being a public company in the United States require significant expenditures and will place significant demands on the combined company’s management and other personnel, including costs resulting from public company reporting obligations under the Exchange Act and the rules and regulations regarding corporate governance practices, including those under the Sarbanes-Oxley Act of 2002 (referred to as the “Sarbanes-Oxley Act”), the Dodd-Frank Wall Street Reform and Consumer Protection Act (referred to as the “Dodd-Frank Act”) and the listing requirements of the stock exchange on which the combined company’s securities are listed. These rules require the establishment and maintenance of effective disclosure and financial controls and procedures, internal control over financial reporting and changes in corporate governance practices, among many other complex rules that are often difficult to implement, monitor and maintain compliance with. In addition, the combined company expects these rules and regulations to make it more difficult and more expensive for the combined company to obtain director and officer liability insurance and the combined company may be required to incur substantial costs to maintain the same or similar coverage that Aadi had as a privately-held company. The combined company’s management and other personnel will need to devote a substantial amount of time to ensure that the combined company complies with all of these requirements and to keep pace with new regulations, otherwise the combined company may fall out of compliance and risk becoming subject to litigation or being delisted, among other potential problems.

The sale or availability for sale of a substantial number of shares of common stock of the combined company after the merger and the PIPE financing and after expiration of applicable lock-up periods could adversely affect the market price of such shares after the merger.

Sales of a substantial number of shares of common stock of the combined company in the public market after the merger, the PIPE financing or if existing stockholders of Aerpio and Aadi sell, or indicate an intention to sell, substantial amounts of the combined company’s common stock in the public market after expiration of applicable lock-up periods and other legal restrictions on resale, or the perception that these sales could occur, could adversely affect the market price of such shares and could materially impair the combined company’s ability to raise capital through equity offerings in the future. Aerpio and Aadi are unable to predict what effect, if any, market sales of securities held by significant stockholders, directors or officers of the combined company or the availability of these securities for future sale will have on the market price of the combined company’s common stock after the merger.

The combined company will have broad discretion in the use of proceeds from the PIPE financing and may invest or spend the proceeds in ways with which its stockholders do not agree and in ways that may not increase the value of their investments.

The combined company will have broad discretion over the use of proceeds from the PIPE financing. Its stockholders may not agree with the combined company’s decisions, and its use of the proceeds may not yield any return on its stockholders’ investments. The combined company’s failure to apply the net proceeds of the PIPE financing effectively could compromise its ability to pursue its growth strategy and the combined company might not be able to yield a significant return, if any, on its investment of these net proceeds. The combined company’s stockholders will not have the opportunity to influence its decisions on how to use the net proceeds from the PIPE financing.

Ownership of the combined company’s common stock may be highly concentrated, and it may prevent other stockholders from influencing significant corporate decisions.

Upon completion of the merger, Aadi’s stockholders are estimated to beneficially own or control approximately 66.8% of the combined company, on a fully-diluted basis. Upon completion of the PIPE financing, Aadi’s stockholders are estimated to beneficially own or control approximately 29.6% of the combined company, on a fully diluted basis and the PIPE investors are estimated to beneficially own or control approximately 55.7% of the combined company. Accordingly Aadi’s stockholders and the PIPE investors will have substantial influence over the outcome of any corporate action of the combined company requiring stockholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of the combined company’s assets or any other significant corporate transaction. These stockholders also may exert influence in delaying or preventing a change in control of the combined company, even if such change in control would benefit the other stockholders of the combined company.

The combined company will continue to be a smaller reporting company. The combined company cannot be certain whether the reduced disclosure requirements applicable to smaller reporting companies will make the combined company’s common stock less attractive to investors or otherwise limit the combined company’s ability to raise additional funds.

Aerpio is currently, and the combined company will continue to be upon completion of the merger, a “smaller reporting company” under applicable securities regulations. A smaller reporting company is a company that, as of the last business day of its most recently completed second fiscal quarter, has an aggregate market value of the company’s voting stock held by non-affiliates, or public float, of less than $250 million, or has at least $100 million in revenue and at least $700 million in public float. SEC rules provide that companies with a non-affiliate public float of less than $75 million may only sell shares under a Form S-3 shelf registration statement, during any 12-month period, in an amount less than or equal to one-third of the public float. If the combined company does not meet this public float requirement, any offering by the combined company under a Form S-3 will be limited to raising an aggregate of one-third of the combined company’s public float in any 12-month period. In addition, a smaller reporting company is able to provide simplified executive compensation disclosures in its filings, is exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that an independent registered public accounting firm provide an attestation report on the effectiveness of internal control over financial reporting if its public float is less than $75 million, and has certain other reduced disclosure obligations in their SEC filings, including, among other things, only being required to provide two years of audited financial statements in annual reports. Reduced disclosure in the combined company’s SEC filings due to its status as a smaller reporting company may make it harder for investors to analyze its results of operations and financial prospects.

Aerpio and Aadi do not anticipate that the combined company will pay any cash dividends in the foreseeable future.

The current expectation is the combined company will retain its future earnings, if any, to fund the development and growth of the combined company’s business. As a result, capital appreciation, if any, of the combined company’s common stock will be stockholders’ sole source of gain, if any, for the foreseeable future.

An active trading market for the combined company’s common stock may not develop and its stockholders may not be able to resell their shares of common stock for a profit, if at all.

Prior to the merger, there had been no public market for Aadi’s common stock. An active trading market for the combined company’s shares of common stock may never develop or be sustained. If an active market for its common stock does not develop or is not sustained, it may be difficult for its stockholders to sell their shares at an attractive price or at all.

If equity research analysts do not publish research or reports, or publish unfavorable research or reports, about the combined company, its business or its market, its stock price and trading volume could decline.

The trading market for the combined company’s common stock will be influenced by the research and reports that industry or equity research analysts publish about it and its business. Equity research analysts may elect not to provide research coverage of the combined company’s common stock after the completion of the merger, and such lack of research coverage may adversely affect the market price of its common stock. In the event it does have equity research analyst coverage, the combined company will not have any control over the analysts, or the content and opinions included in their reports. The price of the combined company’s common stock could decline if one or more equity research analysts downgrade its stock or issue other unfavorable commentary or research. If one or more equity research analysts ceases coverage of the combined company or fails to publish reports on it regularly, demand for its common stock could decrease, which in turn could cause its stock price or trading volume to decline.

The combined company must maintain effective internal controls over financial reporting, and if the combined company is unable to do so, the accuracy and timeliness of the combined company’s financial reporting may be adversely affected, which could have a material adverse effect on the combined company’s business and stock price.

The combined company is expected to continue to be an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act, and therefore will be able to take advantage of certain exemptions from various reporting requirements that are applicable to other companies that are not “emerging growth companies” including not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act.

The combined company must maintain effective internal control over financial reporting in order to accurately and timely report its results of operations and financial condition. In addition, as a public company, the Sarbanes-Oxley Act requires, among other things, that the combined company assess the effectiveness of its disclosure controls and procedures quarterly and the effectiveness of the combined company’s internal control over financial reporting at the end of each fiscal year.

The rules governing the standards that must be met for the combined company management to assess the combined company’s internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act are complex and require significant documentation, testing and possible remediation. These stringent standards require that the combined company’s audit committee be advised and regularly updated on management’s review of internal control over financial reporting. The combined company’s management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that are applicable to the combined company as a public company. If the combined company fails to staff the combined company’s accounting, finance and information technology functions adequately or maintain internal control over financial reporting adequate to meet the demands that will be placed upon the combined company as a public company, including the requirements of the Sarbanes-Oxley Act, the combined company’s business and reputation may be harmed and its stock price may decline. Furthermore, investor perceptions of the combined company may be adversely affected, which could cause a decline in the market price of its common stock.

If the combined company fails to attract and retain management and other key personnel, it may be unable to continue to successfully develop or commercialize its product candidates or otherwise implement its business plan.

The combined company’s ability to compete in the highly competitive pharmaceuticals industry depends on its ability to attract and retain highly qualified managerial, scientific, medical, legal, sales and marketing and other personnel. The combined company will be highly dependent on its management and scientific personnel. The loss of the services of any of these individuals could impede, delay or prevent the successful development of the combined company’s product pipeline, completion of its planned clinical trials, commercialization of its product candidates or in-licensing or acquisition of new assets and could impact negatively its ability to implement successfully its business plan. If the combined company loses the services of any of these individuals, it might not be able to find suitable replacements on a timely basis or at all, and its business could be harmed as a result. The combined company might not be able to attract or retain qualified management and other key personnel in the future due to the intense competition for qualified personnel among biotechnology, pharmaceutical and other businesses.

Anti-takeover provisions in the combined company’s charter documents and under Delaware law could make an acquisition of the combined company more difficult and may prevent attempts by the combined company’s stockholders to replace or remove the combined company’s management.

Provisions in the combined company’s amended and restated certificate of incorporation and by-laws may delay or prevent an acquisition or a change in management. These provisions include a classified board of directors, a prohibition on actions by written consent of the combined company’s stockholders, and the ability of the board of directors to issue preferred stock without stockholder approval. In addition, because the combined company will be incorporated in Delaware, it is governed by the provisions of Section 203 of the Delaware General Corporation Law (referred to as the “DGCL”), which prohibits stockholders owning in excess of 15% of the outstanding combined company’s voting stock from merging or combining with the combined company in certain circumstances. Although Aerpio and Aadi believe these provisions collectively will provide for an opportunity to receive higher bids by requiring potential acquirers to negotiate with the combined company’s board of directors, they would apply even if the offer may be considered beneficial by some stockholders. In addition, these provisions may frustrate or prevent any attempts by the combined company’s stockholders to replace or remove then current management by making it more difficult for stockholders to replace members of the board of directors, which is responsible for appointing the members of management.

The by-laws of the combined company will provide that the Court of Chancery of the State of Delaware is the exclusive forum for substantially all disputes between the combined company and its stockholders, which could limit its stockholders’ ability to obtain a favorable judicial forum for disputes with the combined company or its directors, officers or other employees.

The amended and restated by-laws of the combined company will provide that the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the federal district court for the District of Delaware) is the sole and exclusive forum for any state law claims for (i) any derivative action or proceeding brought on the combined company’s behalf, (ii) any action asserting a breach of fiduciary duty owed by any of its directors, officers or other employees or its stockholders to the combined company or its stockholders, (iii) any action asserting a claim against it arising pursuant to any provisions of the DGCL, or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, its amended and restated certificate of incorporation or its by-laws (including the interpretation, validity or enforceability thereof), or (iv) any action asserting a claim against it that is governed by the internal affairs doctrine; provided, that these choice of forum provisions do not apply to suits brought to enforce a duty or liability created by the Securities Act, the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. The choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the combined company or its directors, officers or other employees, which may discourage such lawsuits against the combined company and its directors, officers and other employees. If a court were to find the choice of forum provision contained in the by-laws to be inapplicable or unenforceable in an action, the combined company may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect the combined company’s business and financial condition. Any person or entity purchasing or otherwise acquiring any interest in shares of the combined company’s capital stock shall be deemed to have notice of and to have consented to the provisions of the combined company’s by-laws described above

The combined company will be a California-domiciled public company, and will be required to have at least two or three women on its board of directors by the end of 2021, depending on the size of its board at the time.

The combined company’s success depends in part on its continued ability to attract, retain and motivate highly qualified individuals to its board of directors. As a public company headquartered in California, the combined company will be required to have two or three women on its board of directors by the end of 2021, depending on the size of its board of directors at the time. The combined company has seven seats on its board of directors which will require it to have at least three women on its board of directors by the end of 2021. While it currently has one woman on the board of directors, recruiting and retaining board members carries uncertainty, and failure to comply with this California requirement will result in financial penalties.

The combined company’s employees may engage in misconduct or other improper activities, including violating applicable regulatory standards and requirements or engaging in insider trading, which could significantly harm the combined company’s business.

The combined company is exposed to the risk of employee fraud or other misconduct. Misconduct by employees could include intentional failures to comply with the regulations of the FDA and applicable non-U.S. regulators, provide accurate information to the FDA and applicable non-U.S. regulators, comply with healthcare fraud and abuse laws and regulations in the United States and abroad, report financial information or data accurately or disclose unauthorized activities to the combined company. Employees may also unintentionally or willfully disclose the combined company’s proprietary and/or confidential information to competitors. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Employee misconduct could also involve the improper use of, including trading on, information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to the combined company’s reputation. The combined company is expected to adopt a code of conduct, but it is not always possible to identify and deter employee misconduct, and the precautions the combined company takes to detect and prevent this activity may be ineffective in controlling unknown or unmanaged risks or losses or in protecting the combined company from governmental investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. If any such actions are instituted against the combined company, and the combined company is not successful in defending itself or asserting its rights, those actions could have a significant impact on the combined company’s business, including the imposition of significant fines or other sanctions.

Unfavorable global economic conditions could adversely affect the combined company’s business, financial condition or results of operations.

The combined company’s results of operations could be adversely affected by general conditions in the global economy and in the global financial markets. A severe or prolonged economic downturn could result in a variety of risks to the combined company’s business, including, weakened demand for the combined company’s product candidates and the combined company’s ability to raise additional capital when needed on acceptable terms, if at all. A weak or declining economy could also strain the combined company’s suppliers, possibly resulting in supply disruption, or cause the combined company’s customers to delay making payments for its services. Any of the foregoing could harm the combined company’s business and the combined company cannot anticipate all of the ways in which the current economic climate and financial market conditions could adversely impact its business.

CAUTIONARY INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents incorporated by reference into this proxy statement, contains “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These statements, as they relate to Aerpio or Aadi, the management of either such company or the proposed transaction between Aerpio or Aadi, involve risks and uncertainties that may cause results to differ materially from those set forth in the statements. These statements are based on current plans, estimates and projections, and therefore, you are cautioned not to place undue reliance on them. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of the management of Aerpio, as well as assumptions made by, and information currently available to management. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Aerpio and Aadi undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by law. Forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions, and projections about the business and future financial results of the pharmaceutical industry, and other legal, regulatory and economic developments. We use words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including, but not limited to, those described in the documents Aerpio has filed with the SEC as well as the possibility that (i) risks associated with Aerpio’s ability to obtain the stockholder approval required to consummate the proposed transaction, including approval of the issuance of shares of Aerpio’s common stock in the merger and the resulting “change of control” of Aerpio under Nasdaq rules or the contemplated reverse stock split, or to complete the PIPE financing, and the timing of the closing of the proposed transaction, including the risks that a condition to closing would not be satisfied within the expected timeframe or at all or that the closing of the proposed transaction, including the PIPE financing, will not occur (ii) the response of Aerpio stockholders to the proposed transaction; (iii) risks related to Aerpio’s ability to manage its operating expenses and its expenses associated with the proposed transaction pending closing; (iv) risks related to the failure or delay in obtaining required approvals from any governmental or quasi-governmental entity necessary to consummate the proposed transaction, including continued listing on Nasdaq; (v) the risk that as a result of adjustments to the exchange ratio, Aerpio stockholders and Aadi stockholders could own more or less of the combined company than is currently anticipated; (vi) risks related to the market price of Aerpio common stock relative to the exchange ratio; (vii) unexpected costs, charges, expenditures or expenses resulting from the proposed transaction; (viii) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed transaction; (ix) Aerpio’s ability to retain personnel as a result of the announcement or completion of the proposed transaction; (x) risks associated with the possible failure to realize certain anticipated benefits of the proposed transaction, including with respect to future financial and operating results; (xi) the response of Aerpio’s stockholders to the proposed merger; and (xii) the risk that any potential payment of proceeds pursuant to the CVR agreement may not be distributed at all or result in any value to Aerpio stockholders. Additionally, forward-looking statements related to Aadi’s future expectations are subject to numerous risks and uncertainties. Neither Aerpio nor Aadi gives any assurance that either Aerpio or Aadi will achieve its expectations.

The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties that affect the businesses of Aerpio described in the “Risk Factors” section of this proxy statement, Aerpio’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents filed by Aerpio from time to time with the SEC. See “Where You Can Find More Information” beginning on page [●] of this proxy statement. All forward-looking statements included in this proxy statement are based upon information available to Aerpio and Aadi the date hereof, and neither Aerpio nor Aadi assumes any obligation to update or revise any such forward-looking statements.

All forward-looking statements included in this proxy statement are based upon information available to Aerpio and Aadi on the date hereof. If any of these risks or uncertainties materialize or any of these assumptions prove incorrect, the results of operations of Aerpio, Aadi or the combined company could differ materially from the forward-looking statements. All forward-looking statements in this proxy statement are current only as of the date on which the statements were made. Aerpio and Aadi do not undertake any obligation to publicly update any forward-looking statements to reflect events or circumstances after the date on which any statement is made, the occurrence of unanticipated events or any new information that becomes available in the future, except as required by law.

THE MERGER

This section and the section entitled “The Merger Agreement” beginning on page [●] of this proxy statement describe the material aspects of the merger, including the merger agreement. While Aerpio believes that this description covers the material terms of the merger and the merger agreement, it may not contain all of the information that is important to you. You should read carefully this entire proxy statement, including the merger agreement, which is attached as Annex A to this proxy statement, and the other documents to which Aerpio has referred to or incorporated by reference herein. For a more detailed description of where you can find those other documents, please see the section entitled “Where You Can Find Additional Information” beginning on page [●] of this proxy statement.

Background of the Merger

The following chronology summarizes the key meetings and events that led to the signing of the merger agreement. The following chronology does not purport to catalogue every conversation among the Aerpio Board, the Transaction Committee (as defined below), members of Aerpio management or Aerpio’s representatives and other parties.

Prior to January 2021, Aerpio was a biopharmaceutical company focused on developing compounds that activate Tie2 to treat ocular diseases and diabetic complications. As discussed below, in January 2021, Aerpio announced that Aerpio’s Phase 2 clinical trial of razuprotafib had failed to reach a level deemed sufficient to move to Phase 3 development.

From time to time the Aerpio Board, together with Aerpio management, has considered various strategic business initiatives intended to strengthen Aerpio’s business and enhance stockholder value. These have included licensing or acquiring rights to product candidates, divesting certain product candidates or businesses, or acquisitions of or mergers with other companies with other products, product candidates or technologies.

On October 21, 2019, Aerpio announced that the Aerpio Board had initiated a process to explore and review a range of strategic alternatives focused on maximizing stockholder value from Aerpio’s clinical assets and cash resources and was exploring the potential for an acquisition, company sale, merger, business combination, asset sale, in-license, out-license or other strategic transaction. In addition, Aerpio announced that it had engaged Ladenburg Thalmann & Co. Inc. (referred to as “Ladenburg”), a second financial advisor (referred to as the “second financial advisor”) and Duane Nash, M.D., J.D., M.B.A, an outside consultant, to act as strategic advisors for this process. Aerpio engaged Ladenburg to assist in the strategic review regarding a potential acquisition, company sale, merger or business combination, among other reasons, because Ladenburg is nationally recognized as having investment banking professionals with significant experience in investment banking and mergers and acquisitions transactions involving life sciences companies. Aerpio engaged the second financial advisor to assist with exploring potential asset sales, in-licenses, out-licenses or other strategic transactions involving Aerpio’s assets.

From October 2019 through June 2020, Aerpio and its advisors contacted over 160 parties regarding various types of transactions, with 46 of such parties submitting preliminary proposals (this strategic review process is referred to as the “2019-20 Strategic Process”). While Aerpio had discussions with several of the parties that submitted preliminary proposals, ultimately, no definitive proposals were received that the Aerpio Board believed would enhance stockholder value, and in June, 2020, the Aerpio Board concluded the 2019-20 Strategic Process. Following the conclusion of the 2019-20 Strategic Process, Aerpio focused on completing its Phase 2 clinical trial of razuprotafib.

On December 11, 2020, Aerpio issued a press release announcing statistically significant topline results from its Phase 2 clinical trial of razuprotafib, and that Aerpio expected full dataset results later in the month.

On December 18, 2020, the Aerpio Board held a meeting with members of Aerpio management, Dr. Nash and representatives of Goodwin Procter LLP (referred to as “Goodwin”), Aerpio’s outside legal counsel, present. The Aerpio Board discussed the strategic, financial and operational challenges of operating Aerpio’s business given that Aerpio’s Phase 2 clinical trial of razuprotafib had failed to reach a level deemed sufficient to move to Phase 3 development. The Aerpio Board also discussed the risks and challenges facing Aerpio as a result of its cash burn levels and declining cash position. In addition, the Aerpio Board also reviewed the strategic alternatives that may have been available to Aerpio, including the potential risks and benefits of licensing or acquiring rights to product candidates, divesting certain product candidates or businesses or entering into a business combination transaction with another company, each with a view towards enhancing value for Aerpio stockholders. Following discussion, the Aerpio Board concluded that it was in the best interests of stockholders for Aerpio to explore its broader strategic alternatives, including partnership and in-licensing product opportunities, as well as potential business combinations. The Aerpio Board directed Aerpio management to commence a strategic process with the assistance of financial advisors.

Following these discussions, the Aerpio Board instructed Aerpio management and Dr. Nash to proceed with various strategic actions, including preserving cash available by implementing restructuring plans to prioritize and terminating certain employees for cost reduction purposes. The Aerpio Board also authorized Aerpio management to begin to explore a reverse merger with another company, as well the sale and/or partnering of Aerpio’s legacy assets related to its Phase 2 program of razuprotafib in glaucoma, Phase 2 program of razuprotafib in COVID-19 and Preclinical Tie2 activating antibodies, including the monospecific antibody 1536 and the bispecific antibody that inhibits VEGF and activates Tie2 (referred to as the “Company Assets”) (this strategic review process is referred to as the “2021 Strategic Process”). A reverse merger, which represents a transaction in which an Aerpio subsidiary would merge with and into another company, with Aerpio surviving as the parent company and the other company continuing as an Aerpio subsidiary, was considered as a potential transaction structure, given Aerpio’s cash position and its status as a public company. The Aerpio Board directed Aerpio management to publicly announce that Aerpio would be exploring strategic alternatives.

Additionally, the Aerpio Board approved the re-engagement of Ladenburg to act as a financial advisor to assist Aerpio in its exploration of a reverse merger. Aerpio engaged Ladenburg because (i) of its earlier engagement as a financial advisor in connection with the 2019-20 Strategic Process, (ii) it is nationally recognized as having investment banking professionals with significant experience in investment banking and mergers and acquisitions transactions involving life sciences companies and (iii) if Aerpio were to enter into a business combination transaction (including a reverse merger) before September 2021, Ladenburg would be entitled to a transaction fee under its prior October 2019 engagement letter with Aerpio. In this regard, Aerpio executed a customary engagement letter with Ladenburg on December 21, 2020 on substantially the same terms as the prior engagement letter. The Aerpio Board also directed Aerpio management to work with the second financial advisor to explore opportunities for transactions involving the Company Assets.

Also at the meeting, the Aerpio Board reconstituted an advisory transaction committee (referred to as the “Transaction Committee”), for convenience in order to assist the Aerpio Board in exploring potential strategic alternatives, including a possible business combination transaction. Cheryl Cohen (Chair), Pravin Dugel, M.D., Anupam Dalal, M.D. and Caley Castelein, M.D., all of whom were non-management, independent directors, and have significant experience with merger and acquisition transactions and/or clinical development, were appointed to the Transaction Committee. The Aerpio Board authorized the Transaction Committee to oversee the exploration of strategic alternatives, and, in between meetings of the Aerpio Board, to give direction to Aerpio’s financial and legal advisors and to lead on behalf of Aerpio (or to give guidance to Aerpio’s representatives in connection with) any negotiations with potentially interested parties and periodically to brief the Aerpio Board on the status of the exploration of strategic alternatives.

On January 5, 2021, Aerpio issued a press release announcing that it would explore strategic options for partnering its programs, as well as, the potential for an acquisition, company sale, merger, business combination, asset sale, in-license, out-license or other strategic transaction, and that Ladenburg would continue to act as its financial advisor to assist in the strategic review process.

Following the January 5, 2021 press release, at the direction of the Aerpio Board, Aerpio management, Dr. Nash and Ladenburg proactively reached out to, and responded to inbound interest on behalf of, potential merger counterparties, as discussed below.

From January through March 2021, Ladenburg, Aerpio management and Dr. Nash made outreach to a broad selection of private and public companies in the life sciences industry. These companies consisted of private companies in the initial public offering (referred to as “IPO”) queue, private companies not in the IPO queue, private companies that had failed in earlier attempts at an IPO, companies that might be interested in purchasing certain of the Company Assets, publicly traded ex-U.S. companies seeking a Nasdaq or New York Stock Exchange listing, public companies in the U.S. that were believed to have a strategic fit with Aerpio or were seeking a merger transaction as a de facto financing event, companies identified by Aerpio management and directors, and also companies registering inbound interest resulting from Aerpio’s January 5, 2021 public announcement to consider strategic alternatives. A total of 138 companies were contacted as part of Ladenburg’s and Aerpio’s outreach process. While Aadi was included among the 138 companies in the initial outreach, Aadi declined interest at the time. Sixteen of these companies executed a mutual confidentiality agreement with Aerpio (including two private companies referred to as “Company A” and “Company B”). All of these mutual confidentiality agreements included customary standstill obligations that automatically terminated upon Aerpio’s announcement of the execution of a definitive agreement with a third party to effect a change of control of Aerpio, except for one mutual confidentiality agreement that did not include any standstill obligations. Ladenburg sent 41 of these companies a process letter indicating a deadline of January 29, 2021 for the submission of non-binding written proposals, and 22 companies submitted a proposal. The process letters outlined criteria for Aerpio’s evaluation of merger opportunities as well as other topics to be addressed in any proposals submitted. The process letters indicated that Aerpio’s expected available net cash balance would be approximately $25 million. The process letters also indicated that following evaluation of initial proposals, Aerpio expected to select a limited number of companies to engage in further diligence and be invited to present to the Aerpio Board during the week of February 8, 2021.

On January 15, 2021, the Aerpio Board held a meeting with members of Aerpio management, Dr. Nash and representatives of Goodwin present. Dr. Nash provided an update on the 2021 Strategic Process and the expected timetable. The Aerpio Board discussed key considerations in the selection of potential merger partners for Aerpio. Aerpio management discussed Aerpio’s cash burn and cash position, and plans for reducing operating costs.

By January 29, 2021, of the 41 companies to which Ladenburg sent process letters, 22 companies (including Company A and Company B) submitted first round non-binding written proposals, which described why the particular company believed it would be a good merger partner for Aerpio, a description and current presentation outlining its business opportunity, the competitive landscape, its technology, its management needs, its preliminary valuation splits for a potential merger with Aerpio, its cash forecasts, whether any additional capital would need to be raised before reaching its next set of key milestones, including the amount of any such capital, if required, and certain other matters relevant to any potential transaction, including any required regulatory approvals.

On January 29, 2021, Company B submitted a preliminary non-binding proposal providing for an 80% and 20% ownership split for the Company B and Aerpio equityholders, respectively, in a post-closing company, assuming an Aerpio net cash balance of $25 million at closing. Company B’s proposal indicated that it expected to secure a $35 million concurrent financing.

Also on January 29, 2021, Aerpio entered into a mutual confidentiality agreement with Company B, which included customary standstill obligations that automatically terminated upon Aerpio’s announcement of the execution of a definitive agreement with a third party to effect a change of control of Aerpio.

On January 31, 2021, the Aerpio Board initiated a plan to reduce operating costs and better align its workforce with the needs of its ongoing business, reducing its workforce by seven employees, representing approximately 58% of Aerpio’s workforce.

On February 4, 2021, the Transaction Committee met to discuss, among other things, the first-round proposals. Members of Aerpio management, Dr. Nash and representatives of Ladenburg and Goodwin were present. Aerpio management, Dr. Nash and representatives of Ladenburg discussed the companies and their first-round proposals, including the diligence review of companies conducted by Aerpio management and the companies’ perceived level of interest in a strategic transaction with Aerpio. Representatives of Ladenburg and the Transaction Committee discussed focusing on companies using the following criteria: perceived lower financing risk at closing and ability to raise, concurrent with the closing of the transaction, a financing for the post-closing company (referred to as a “concurrent financing”); compelling therapeutic product pipeline; strong news flows; high-quality existing investors or new investors willing to support a potential transaction; capital structure with no debt or clear path to restructuring current debt; and audited financial statements or the ability to produce audited financial statements for the last two fiscal years. Based on these criteria, the Transaction Committee ultimately decided to invite nine companies to proceed to the next round of the 2021 Strategic Process, which would involve mutual diligence between Aerpio and each of the selected companies as well as a presentation to the Aerpio Board by each selected company. Company A and Company B were included in the nine selected companies.

From February 8 through March 15, 2021, the nine selected companies, including Company A and Company B, presented to the Aerpio Board, Aerpio management and representatives of Ladenburg.

On February 10 and 16, 2021, the Aerpio Board held meetings with members of Aerpio management, Dr. Nash and representatives of Ladenburg and Goodwin present. Aerpio management, Dr. Nash and representatives of Ladenburg provided updates regarding the 2021 Strategic Process and the efforts to narrow the field of potential merger candidates through evaluation of scientific, clinical and business diligence. Aerpio management discussed Aerpio’s cash burn and cash position. The Aerpio Board authorized Aerpio management and its advisors to continue discussions with the potentially interested parties. Aerpio management and Dr. Nash also provided updates on the process for the sale of the Company Assets.

On February 23, 2021, at the direction of the Aerpio Board, Ladenburg sent a non-binding term sheet to Company A. The term sheet proposed a post-closing ownership split of 69.4% and 30.6% for Company A and Aerpio equityholders (on a treasury stock method basis), respectively, and proposed a concurrent financing of no less than $50 million. The term sheet also included the ability for Aerpio to sell the Company Assets and assumed an adjustment to the exchange ratio if Aerpio’s net cash was less than $25 million at closing.

On February 24, 2021, Company A informed Aerpio that Company A was no longer interested in pursuing a transaction with Aerpio because Company A was pursuing other opportunities. There were no further discussions between Company A and Aerpio.

On March 1, 2021, at the suggestion of a prospective investor in Aadi who was aware of Aerpio’s publicly disclosed strategic review process, Dr. Dalal contacted Aadi’s chief executive officer, Neil Desai, to learn about Aadi. Following this discussion, Dr. Dalal connected Dr. Desai with representatives of Ladenburg. Later that day, representatives of Ladenburg had a call with representatives Aadi to discuss Aadi’s interest in a potential reverse merger with Aerpio.

On March 2, 2021, representatives of Ladenburg provided Aadi with a non-confidential presentation regarding Aerpio.

Also on March 2, 2021, at the direction of the Aerpio Board, Ladenburg sent a non-binding term sheet to Company B. The term sheet proposed a post-closing ownership split of 81.1% and 18.9% for Company B and

Aerpio equityholders (on a treasury stock method basis), respectively, and proposed a concurrent financing of no less than $70 million. The term sheet also included the ability for Aerpio to sell the Company Assets and assumed an adjustment to the exchange ratio if Aerpio’s net cash was less than $26 million at closing.

From March 2 through 5, 2021, representatives of Aerpio and representatives of Ladenburg had discussions with representatives of Aadi and representative of Perella Weinberg Partners LP (referred to as “PwP”), a financial advisor to Aadi, regarding various diligence matters.

On March 4, 2021, Aerpio entered into a mutual confidentiality agreement with Aadi, which included customary standstill obligations that automatically terminated upon Aerpio’s announcement of the execution of a definitive agreement with a third party to effect a change of control of Aerpio.

On March 5, 2021, Ladenburg sent a process letter to Aadi requesting information about Aadi, which was substantially similar to the previous process letters sent by Ladenburg, except it did not include a deadline for submission of a proposal.

On March 8, 2021, representatives of Aadi presented an overview of Aadi’s business and the potential commercial opportunity for Aadi to be a reverse merger candidate to the Aerpio Board, Aerpio management and representatives of Ladenburg.

On March 9, 2021, Aadi was provided access to an online data room containing nonpublic information regarding Aerpio.

Also, on March 9, 2021, Aerpio was provided access to an online data room containing nonpublic information regarding Aadi.

From March 10 through May 14, 2021, members of the Aerpio Board and Aerpio management and representatives of Aerpio had discussions with representatives of Aadi in order to gain an understanding and conduct due diligence of Aadi’s drug candidates, clinical and regulatory status, market opportunities and competitive landscape, strength of intellectual property portfolio, timelines and capital requirements.

On March 19, 2021, the Aerpio Board held a meeting with members of Aerpio management, Dr. Nash and representatives of Goodwin present. The Aerpio Board discussed the status of discussions with Company B and the Company B term sheet. The Aerpio Board discussed concerns about Company B’s low amount of available cash and its ability to execute a concurrent financing to support the company post-merger, and that it would not identify to Aerpio the potential investors in the proposed concurrent financing. The Aerpio Board directed Ladenburg to inform Company B that the Aerpio Board had concerns about Company B’s ability to raise the proposed concurrent financing and that the Aerpio Board wanted further assurances in this regard and to know the identity of the lead investors. The Aerpio Board also discussed Aerpio’s cash burn and cash position and that to maximize its cash position relative to the proposals, Aerpio should target executing a merger agreement as soon as practicable to best position itself to close a transaction by the end of summer 2021. The Aerpio Board also discussed the status of the discussions with Aadi. Dr. Nash and Aerpio management reported on their preliminary assessment of scientific due diligence on Aadi. The Aerpio Board directed Aerpio management and its advisors to prioritize due diligence and discussions with Aadi. The Aerpio Board authorized Ladenburg to work with Dr. Castelein and Dr. Dalal to draft a term sheet to send to Aadi and to request a response from Aadi by March 22, 2021. Aerpio management and Dr. Nash also provided an update on the process for the sale of the Company Assets.

Later on March 19, 2021, Dr. Castelein sent a non-binding term sheet to Aadi. The term sheet proposed a post-closing ownership split of 58.1% and 41.9% for Aadi and Aerpio equityholders (on a treasury stock method basis), respectively. The term sheet indicated an assumed $65 million valuation of Aadi and an assumed $46.9 million valuation of Aerpio assuming an Aerpio target net cash balance at closing of approximately

$31.9 million. The term sheet proposed a concurrent financing of no less than $50 million. The term sheet contemplated that Kearny Venture Partners, which includes Dr. Castelein as a partner, and Acuta Capital, which includes Dr. Dalal as a partner, would contribute $15 million to the concurrent financing. The term sheet also included the ability for Aerpio to sell the Company Assets and assumed an adjustment to the exchange ratio if Aerpio’s net cash at closing was less than the target net cash balance. The term sheet provided for an alternative transaction structure that would provide for an accelerated timeline using a simultaneous sign and close structure which would allow the merger and concurrent financing to close on an accelerated basis (referred to as the “alternative structure”). The term sheet included the ability for Aerpio to sell the Company Assets and for the Aerpio stockholders of record at the closing to receive a contingent value right (referred to as a “CVR”) to receive certain payments from the net proceeds related to the disposition of the Aerpio assets. The term sheet provided that Dr. Castelein, Dr. Dalal and two other members of the Aerpio Board would serve as directors of the post-closing company and that Dr. Castelein would serve as the interim chief executive officer of the post-closing combined company. The term sheet included a 30 day mutual exclusivity period with an exception for the sale of the Company Assets. The term sheet indicated that it would expire if not accepted by Aadi by March 21, 2021.

From March 19 through 22, 2021, Dr. Castelein, Dr. Dalal and representatives of Ladenburg had discussions with representatives of Aadi and representatives of PwP regarding the March 19, 2021 term sheet. During these discussions, Aadi indicated that it would not be able to meet Aerpio’s proposed deadline for execution of the term sheet of March 21, 2021. Aadi also indicated that it would provide proposed revisions to the term sheet in the coming days, including an increase in the assumed valuation of Aadi and rejection of the alterative structure in favor of a traditional reverse merger structure which provided for a customary time period between signing and closing during which Aerpio would seek approval of the transaction from Aerpio stockholders (referred to as the “traditional structure”).

On March 22, 2021, the Aerpio Board held a meeting with members of Aerpio management, Dr. Nash and representatives of Ladenburg and Goodwin present. Representatives of Goodwin provided an overview of the fiduciary duties of Aerpio’s directors and the legal standards applicable to their decisions and actions in evaluating and responding to the proposals and the Aerpio Board’s consideration of strategic alternatives. Ladenburg, Dr. Castelein and Dr. Dalal provided an update regarding recent discussions with Aadi regarding the term sheet. The Aerpio Board discussed the expectation that Aadi would seek to increase its assumed valuation and reject the alterative structure in favor of the traditional structure, which would impact Aerpio’s expected net cash balance at closing due to the closing taking place several months following the execution of a merger agreement. Dr. Castelein, a partner in Kearny Venture Partners and a member of the Aerpio Board and Transaction Committee, disclosed that Kearny Venture Partners was a proposed investor in the concurrent financing. Dr. Dalal, a partner in Acuta Capital and a member of the Aerpio Board and Transaction Committee, disclosed that Acuta Capital was a proposed investor in the concurrent financing. Dr. Nash and Aerpio management provided an update on concerns identified in scientific due diligence of Company B.

Dr. Castelein and Dr. Dalal then left the meeting and the remaining directors met in executive session with representatives of Goodwin present. The directors further discussed the 2021 Strategic Process and the status of discussion with Company B and Aadi. The directors determined that due to concerns arising from the due diligence review of Company B and its ability to execute a concurrent financing that Aerpio should deprioritize discussions with Company B and prioritize the negotiations of a term sheet with Aadi. The directors discussed that the Aadi term sheet contemplated that Kearny Venture Partners, which includes Dr. Castelein as a partner, and Acuta Capital, which includes Dr. Dalal as a partner, would participate in the concurrent financing. The directors determined that representatives of Ladenburg should lead the discussions with Aadi, and following the meeting instructed Ladenburg to do so and to seek to have Aadi respond to the term sheet by the end of the week. Following the meeting, each of Dr. Castelein and Dr. Dalal was informed that Ladenburg would be leading further discussions with Aadi regarding a potential transaction with Aerpio.

On March 24, 2021, Company B sent Ladenburg a term sheet on substantially the terms proposed by Aerpio on March 2, 2021 that was executed by Company B.

Also on March 24, 2021, at the direction of the Aerpio Board, Ladenburg sent Aadi a revised term sheet that, among other things, provided for the traditional structure rather than the alterative structure. The revised term sheet proposed a post-closing ownership split of 73.7% and 26.3% for Aadi and Aerpio equityholders (on a treasury stock method basis), respectively. The revised term sheet indicated an assumed valuation of Aadi of $65 million plus the $50 million concurrent financing and an assumed $41 million valuation of Aerpio assuming an Aerpio target net cash balance at closing of approximately $26 million, which accounted for the prolonged timeline for closing under a traditional structure. In addition, the revised term sheet provided that the directors of the post-closing company would consist of such number of members from each company being generally proportional to the post-closing percentage ownership of each company. Otherwise the material terms of the revised term sheet were substantially the same as those of the March 19, 2021 term sheet.

From March 24 through March 28, 2021, Aerpio continued diligence discussions and term sheet negotiations with Aadi. Negotiations focused on valuations, the concurrent financing in the case of Aadi, the treatment of outstanding options to purchase common stock of Aerpio, and projected cash balance and liabilities in the case of Aerpio and the structure of the proposed transaction.

On March 25, 2021, PwP sent Ladenburg a revised term sheet providing for a post-closing ownership split of 76.4% and 23.6% for Aadi and Aerpio equityholders (on a treasury stock method basis), respectively. The revised term sheet indicated an assumed valuation of Aadi of $82.5 million plus the $50 million concurrent financing and an assumed $41 million valuation of Aerpio assuming an Aerpio target net cash balance at closing of approximately $26 million. The revised term sheet also provided that at closing Aerpio’s net cash would not be less than $10 million. The revised term sheet also provided that Dr. Castelein would serve as the chairman of the board of directors of the post-closing company, and that Dr. Desai would be the chief executive officer of the post-closing company. Otherwise the material terms of the revised term sheet were substantially the same as those of the March 24 term sheet.

Also on March 26, 2021, the Aerpio Board held a meeting to discuss, among other things, the term sheets with Company B and Aadi. Members of Aerpio management, Dr. Nash and representatives of Ladenburg and Goodwin were present. Representatives of Ladenburg provided an update on the recent discussions with Company B and Aadi. Dr. Nash and Aerpio management provided an update on their scientific due diligence of Company B and Aadi.

Dr. Castelein and Dr. Dalal then left the meeting and the remaining directors met in executive session with representatives of Goodwin present. The directors further discussed the proposals of Company B and Aadi. Representatives of Goodwin discussed with the directors their fiduciary duties. The directors discussed that based on Aerpio management’s diligence, Company B was viewed as not having clinical validation, faced significant competitive risk and significant uncertainty in its ability to secure a concurrent financing. The directors concluded that based on the criteria and the discussions at the prior Aerpio Board and Transaction Committee meetings, Aadi’s proposal represented the best alternative to further enhance stockholder value. This conclusion was based on, among other things, the directors’ view of the valuation of the potential merger candidates, and that Aadi was the most attractive candidate because of its late-stage pipeline for genetically-defined cancers with alterations in mTOR pathway genes and its lead product candidate, FYARROTM (sirolimus albumin-bound nanoparticles for injectable suspension; nab-sirolimus; ABI-009), its compelling clinical data in the currently unmet indication of PEComa, with its opportunity for near-term commercialization and revenue, as well as FYARRO’s potential to address the large markets of TSC1 and TSC2 tumors, its commitment to a concurrent financing target of no less than $50 million and the directors’ belief that a merger with Aadi would create more value for Aerpio stockholders than any of the other proposals that the Aerpio Board had received or that Aerpio could create as a standalone company. Following discussion, the directors approved the March 26 term sheet with Aadi, which included a 30 day mutual exclusivity period with an exception for the sale of the Company Assets.

From March 26 through 28, 2021, representatives of Aerpio and Aadi finalized the term sheet on the terms approved by the Aerpio Board approved at its March 26 meeting.

On March 28, 2021, Aerpio and Aadi executed the term sheet.

On March 29, 2021, the Aerpio Board held a meeting to, among other things, receive an update on the proposed transaction with Aadi. Members of Aerpio management and representatives of Goodwin were present. Aerpio management provided an update on its due diligence of Aadi and expected timeline for entering into a merger agreement with Aadi.

Also on March 29, 2021, at the direction of the Aerpio Board, Ladenburg informed Company B that Aerpio was no longer interested in pursuing a reverse merger with Company B. There were no further discussions between Company B and Aerpio.

Beginning on April 5, 2021, in connection with its review of Aadi’s preliminary business forecast, Aerpio management engaged external consultants in the fields of epidemiology, medical oncology, intellectual property, medical marketing and oncology commercialization to provide third-party assessments on potential market size, reasonably expected penetration and revenue potential of Aadi’s clinical programs, the costs to be incurred in launching such programs, and their risk profile in order to gauge the assumptions utilized in Aadi’s financial forecast. On May 1, 2021, Aerpio management received Aadi’s final long-range forecast and further evaluated this forecast with its external consultants to finalize its view based on the foregoing criteria, and apply Aerpio management’s judgement, for each of the calendar years ending December 31, 2021 through 2035 (as more fully described in the section titled “—Certain Aerpio Management Unaudited Prospective Financial Information”).

On April 7, 2021, Goodwin provided an initial draft of the merger agreement and CVR agreement to Aadi’s outside legal counsel, Wilson Sonsini Goodrich & Rosati (referred to as “WSGR”).

On April 12, 2021, the Aerpio Board held a meeting with members of Aerpio management and representatives of Ladenburg and Goodwin present. Representatives of Ladenburg and Goodwin provided an update on the recent discussions with Aadi. Dr. Castelein and Dr. Dalal provided an update on the recent discussions regarding the concurrent financing. The Aerpio Board discussed the diligence review of Aadi to date. Aerpio management provided an update on Aerpio’s cash burn and cash position and its expected impact on the determination of net cash at closing under the merger agreement. Representatives of Goodwin discussed key terms of the drafts of the merger agreement, CVR agreement and related documents. The Aerpio Board discussed extending the exclusivity period with Aadi closer to the date of expiration of the initial exclusivity period on April 28, 2021. The Aerpio Board authorized Aerpio management and its advisors to continue discussions with Aadi.

On April 14, 2021, as authorized by the Aerpio Board, Aerpio terminated its engagement of the second financial advisor.

On April 27, 2021, as authorized by the Aerpio Board, Aerpio extended the mutual exclusivity period with Aadi pursuant to which the parties agreed to negotiate exclusively until May 18, 2021.

On April 28, 2021, WSGR provided a revised draft of the merger agreement to Goodwin.

From April 29 through May 16, 2021, representatives of Goodwin, with input from the Aerpio Board and Aerpio management, and Aadi’s representatives and WSGR exchanged drafts and participated in discussions regarding the terms of the merger agreement and related documents. The items negotiated with respect to the merger agreement and related documents included, among other things: the representations and warranties to be made by the parties; the restrictions on the conduct of the parties’ businesses until completion of the transaction; the definitions of material adverse effect; the conditions to completion of the merger; the determination of Aerpio’s net cash balance at closing; the manner by which Aerpio would issue shares of Aerpio common stock to Aadi’s equityholders as consideration for the merger; the terms of the subscription agreement for the concurrent financing and the aggregate amount of the concurrent financing proceeds; the terms of the CVR agreement by which the Aerpio stockholders would be issued a CVR with respect to the sale of the Company Assets; the provisions regarding Aerpio’s employee benefit plans, severance and other compensation matters; the size of the proposed new option plan for the post-closing company; the composition of the board of directors and executive management team of the post-closing company; the remedies available to each party under the merger agreement, including the triggers of the termination fee and expense reimbursement payable to each of the parties; the amounts of the termination fees and expense reimbursements; and which equityholders of each of the parties would be required to execute support agreements and lock-up agreements concurrent with the execution of the merger agreement.

On May 5, 2021, the Aerpio Board approved an analysis of a potential liquidation of Aerpio prepared by Aerpio management, including the potential timeline for liquidation and an estimate, subject to various assumptions, of the amount that would be distributable to Aerpio stockholders in this scenario (which is summarized under the section entitled “—Certain Aerpio Management Unaudited Prospective Financial Information”, and referred to as the “liquidation plan”). The Aerpio Board approved the liquidation plan for use by Ladenburg in conducting its financial analyses of Aerpio.

On May 14, 2021, the Aerpio Board held a meeting with members of Aerpio management and representatives of Ladenburg and Goodwin present. Representatives of Ladenburg provided an update on the recent discussions with Aadi. Representatives of Goodwin reported that the merger agreement and related documents were near final and ready for consideration by the Aerpio Board.

On May 15, 2021, the Aerpio Board held a meeting to discuss the terms of the proposed transaction with Aadi. Members of Aerpio management and representatives of Ladenburg and Goodwin were present. Representatives of Goodwin reviewed the fiduciary duties of the Aerpio Board with respect to the proposed merger with Aadi. Representatives of Goodwin provided an overview of the negotiation process to date with Aadi’s representatives, as well as a presentation regarding the material terms of the draft merger agreement, the draft CVR agreement, the draft stockholder support agreement, draft lock-up agreement and draft subscription agreement. Representatives of Ladenburg and Goodwin discussed with the Aerpio Board that the exchange ratio in the merger agreement which provided for a 66.8% and 33.2% ownership split for the Aadi and Aerpio equityholders in the post-closing company, was based on an assumed $41 million valuation of Aerpio and an assumed $82.5 million valuation for Aadi, before giving effect to the concurrent financing. Representatives of Ladenburg and Goodwin also discussed with the Aerpio Board that Aadi and Aerpio had secured approximately $150 million for the concurrent financing. The Aerpio Board discussed that Aerpio directors Dr. Castelein and Dr. Dalal, who were partners in Kearny Venture Partners and Acuta Capital, respectively, were investors for $10 million and $20 million in the concurrent financing, respectively. Representatives of Ladenburg and Goodwin also discussed with the Aerpio Board that at closing the Aerpio stockholders of record would be issued a CVR regarding the net proceeds from the sale of the Company Assets pursuant to the CVR agreement.

Aerpio management discussed Aerpio’s cash burn and cash position. Aerpio management also discussed the liquidation plan. In the context of reviewing the liquidation plan, the Aerpio Board discussed the risks, challenges, and strategic opportunities facing Aerpio.

The Aerpio Board discussed that Aerpio and Aadi had agreed that Dr. Castelein and Dr. Dalal would serve as directors of the post-closing company, and that Dr. Castelein would serve as the chairman of such board of directors. (See the section entitled “—Interests of Aerpio’s Directors and Executive Officers in the Merger”.)

Representatives of Ladenburg reviewed certain financial matters concerning Aadi and the proposed merger and rendered the oral opinion of Ladenburg, which was subsequently confirmed by the delivery of a written opinion dated May 15, 2021, to the Aerpio Board to the effect that as of the date of such opinion, and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth in its written opinion, the Exchange Ratio (as defined in the merger agreement) was fair, from a financial point of view, to the holders of Aerpio common stock (as more fully described in the section entitled “—Opinion of Aerpio’s Financial Advisor” beginning on page [●] of this proxy statement).

Dr. Castelein and Dr. Dalal then left the meeting and the remaining directors met in executive session with representatives of Goodwin present. The directors further discussed the advantages and risks of the proposed transaction with Aadi that are described in the section entitled “—Aerpio’s Reasons for the Merger” beginning on page [●].

Dr. Castelein and Dr. Dalal then rejoined the meeting. Based on the discussions and deliberations at the Aerpio Board meetings, the Aerpio Board determined unanimously by those directors voting that the merger agreement and the transactions contemplated by the merger agreement were fair to, and in the best interests of, Aerpio and Aerpio stockholders, approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, authorized Aerpio management to execute the merger agreement on behalf of Aerpio, and resolved to recommend that the Aerpio stockholders vote to approve the issuance of the shares of Aerpio common stock in connection with the merger. Dr. Castelein and Dr. Dalal abstained from this vote because of Kearny Venture Partners’ and Acuta Capital’s aforementioned participation in the concurrent financing.

Later on May 15 and 16, 2021, Dr. Castelein and Dr. Dalal had discussions with certain of the other prospective investors in the concurrent financing regarding (i) a potential $5 million increase in the aggregate amount of the concurrent financing to $155 million and (ii) Behzad Aghazadeh, a partner in Avoro Capital Advisors and Avoro Ventures joining the board of director of the post-closing company. Dr. Castelein and Dr. Dalal also discussed these matters with representatives of Aerpio and Aadi.

On May 16, 2021, the Aerpio Board held a meeting with members of Aerpio management and representatives of Goodwin present. Dr. Castelein and Dr. Dalal provided an update on their discussions since the last Aerpio Board meeting. Dr. Castelein and Dr. Dalal then left the meeting and the remaining directors met in executive session with representatives of Goodwin present to further discuss the proposed increase in the concurrent financing and Mr. Aghazadeh joining the board of directors of the post-closing company. Following discussion, these independent directors approved these matters as in the best interests of Aerpio and Aerpio stockholders.

Later on May 16, 2021, the parties finalized and executed the merger agreement, the CVR agreement, the subscription agreements, the stockholder support agreements and the lock-up agreements.

On the morning of May 17, 2021, prior to the opening of trading on the Nasdaq market, Aerpio and Aadi issued a joint press release announcing entry into the merger agreement and that Aerpio had entered into subscription agreements to result in gross proceeds to Aerpio of approximately $155 million.

Following the announcement of entry into the merger agreement, Aerpio management continues to solicit interest from parties that might be interested in acquiring the Company Assets in accordance with the terms of the merger agreement and the CVR agreement.

Aerpio’s Reasons for the Merger; Recommendations of the Aerpio Board of Directors

In the course of its evaluation of the merger, the merger agreement and related agreements, the Aerpio Board held numerous meetings, consulted with Aerpio management, its legal counsel and its financial advisors and reviewed a significant amount of information and, in reaching its decision to approve the merger and the merger agreement, the Aerpio Board considered a number of factors, including, among others, the following factors:

•

Aerpio’s business, financial performance (both past and prospective) and its financial condition, results of operation (both past and prospective), business and strategic objectives, as well as the risks of accomplishing those objectives;

•

Aerpio’s business and financial prospects if it were to remain an independent company and the Aerpio Board’s determination that Aerpio could not continue to operate as an independent company and needed to enter into an agreement with a strategic partner;

•

the possible alternatives to the merger, the range of possible benefits and risks to the Aerpio stockholders of those alternatives and the timing and the likelihood of accomplishing the goal of any of such alternatives and the Aerpio Board’s assessment that the merger presented a superior opportunity to such alternatives for Aerpio stockholders, including a liquidation of Aerpio and the distribution of any available cash;

•

the current plans of Aadi for developing its late-stage pipeline for genetically-defined cancers with alterations in mTOR pathway genes and its lead product candidate, FYARROTM (sirolimus albumin-bound nanoparticles for injectable suspension; nab-sirolimus; ABI-009) and Aadi’s compelling clinical data in the currently unmet indication of PEComa, with its opportunity for near-term commercialization and revenue, as well as FYARRO’s potential to address the large markets of TSC1 and TSC2 tumors and the likelihood that the combined company would possess sufficient financial resources to allow the management team of the combined company to focus on such continued development and anticipated commercialization. The Aerpio Board also considered the possibility that the combined company would be able to take advantage of the potential benefits resulting from the combination of Aerpio’s public company structure with Aadi’s business to raise additional funds in the future, if necessary;

•	the strength of the balance sheet of the combined company, which includes the cash that Aerpio currently holds, plus the gross proceeds from the concurrent financing of approximately $155 million;

•

the ability of Aerpio stockholders to participate in the future growth potential of the combined company following the merger, while potentially receiving 90% of all net proceeds derived from the disposition of Company Assets on account of the CVR agreement to be executed at the closing of the merger;

•	the results of discussions with third parties relating to a variety of strategic transactions, including a licensing transaction and possible business combination or similar transaction with Aerpio;

•

the process undertaken by the Aerpio Board in connection with pursuing a strategic transaction through the 2019-20 Strategic Process and the 2021 Strategic Process and the terms and conditions of the proposed merger, in each case considering the current market dynamics;

•

current financial market conditions, including the impact of the novel coronavirus 2019 pandemic (referred to as “COVID-19”) on global financial markets, and historical market prices, volatility and trading information with respect to Aerpio common stock;

•

the potential for obtaining a superior offer from an alternative purchaser considering the other potential strategic buyers previously identified and contacted by or on behalf of Aerpio and the risk of losing the proposed transaction with Aadi;

•	the terms of the merger agreement, including the parties’ representations, warranties and covenants, the conditions to their respective obligations and the termination rights of the parties;

•

the financial analysis presented by Ladenburg to the Aerpio Board on May 15, 2021 and Ladenburg’s opinion, dated May 15, 2021, to the Aerpio Board that, as of such date, based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth in such opinion, the Exchange Ratio (as defined in the merger agreement) was fair from a financial point of view, to the holders of Aerpio common stock (as more fully described in the section titled “—Opinion of Aerpio’s Financial Advisor”);

•	the risks and delays associated with, and uncertain value and costs to Aerpio stockholders of, liquidating Aerpio, including, without limitation, the uncertainties of continuing cash burn while contingent liabilities are resolved and uncertainty of timing of release of cash until contingent liabilities are resolved;

•

the fact that the liquidation of the Aerpio would result in a payment of approximately $0.58 per share of Aerpio common stock, representing approximately $0.28 less per share than the value of the equity split on a per share basis;

•	Aerpio’s potential inability to maintain its listing on Nasdaq without completing the merger;

•	the likelihood that the merger would be consummated;

•

the merger agreement, subject to the limitations and requirements contained in the merger agreement, provides the Aerpio Board with flexibility to furnish information to and conduct negotiations with third parties in certain circumstances and, upon payment to Aadi of a termination fee of $2,000,000 (which the Aerpio Board believes is reasonable under the circumstances) to terminate the merger agreement, to accept a superior proposal; and

•

the reasonableness of the potential reimbursement of certain transaction expenses of up to $750,000, which could become payable by Aerpio if the merger agreement is terminated in certain circumstances.

In the course of its deliberations, the Aerpio Board also considered, among other things, the following negative factors:

•	the possibility that the merger will not be consummated and the potential negative effect of the public announcement of the merger on Aerpio’s business and stock price;

•	the possibility that Company Assets may not be monetized and the potential that Aerpio stockholders would receive no consideration pursuant to the CVR agreement;

•	the challenges inherent in the combination of the two divergent businesses of the size and scope of Aerpio and Aadi;

•

certain provisions of the merger agreement that could have the effect of discouraging proposals for competing proposals involving Aerpio, including the restrictions on Aerpio’ ability to solicit proposals for competing transactions involving Aerpio and that under certain circumstances Aerpio may be required to pay to Aadi a termination fee of $2,000,000 and/or an expense reimbursement of up to $750,000;

•	the substantial fees and expenses associated with completing the merger, including the costs associated with any related litigation; and

•

the risk that the merger may not be completed despite the parties’ efforts or that the closing may be unduly delayed and the effects on Aerpio as a standalone company because of such failure or delay, and that a more limited range of alternative strategic transactions may be available to Aerpio in such an event and its likely inability to raise additional capital through the public or private sale of equity securities.

Although this discussion of the information and factors considered by the Aerpio Board is believed to include the material factors considered by the Aerpio Board, it is not intended to be exhaustive. In light of the variety of factors considered in connection with their evaluation of the merger and the complexity of these matters, the Aerpio Board did not find it practicable to and did not quantify or attempt to assign any relative or specific weights to the various factors that it considered in reaching its determination that the merger and the merger agreement are advisable and in best interests of Aerpio and Aerpio stockholders. In addition, the Aerpio Board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the Aerpio Board, but rather the Aerpio Board conducted an overall analysis of the factors described above, including discussions with and questioning of Aerpio management, Goodwin and Ladenburg.

Aadi’s Reasons for the Merger

In the course of reaching its decision to approve the merger, the Aadi Board consulted with its senior management, advisors and legal counsel, reviewed a significant amount of information and considered numerous reasons and factors:

•

Aadi’s need for capital to support the clinical development of ABI-009 and the potential to access public market capital, including sources of capital from a broader range of investors than it could otherwise obtain if it continued to operate as a privately-held company;

•

Aadi’s belief that the combined organization’s cash and cash equivalents at the closing of the merger will be sufficient to enable Aadi to advance its pipeline development and to fund the combined organization for several years;

•	the expectation that the merger would be a more time- and cost-effective means to access capital than other options considered;

•	the potential to provide its current stockholders with greater liquidity by owning stock in a public company;

•	the expectation that substantially all of Aadi’s employees, particularly its management, will serve in similar roles at the combined company;

•

the availability of appraisal rights under the DGCL to holders of Aadi’s capital stock who comply with the required procedures under the DGCL, which allow such holders to seek appraisal of the fair value of their shares of Aadi capital stock as determined by the Delaware Court of Chancery;

•	the likelihood that the merger will be consummated on a timely basis; and

•	the terms and conditions of the merger agreement, including, without limitation, the following:

•

the determination that the Exchange Ratio (subject to adjustment based upon the proceeds from the PIPE financing and Aerpio’s net cash) that is not subject to adjustment based on trading prices is appropriate to reflect the expected relative percentage ownership of Aerpio’s stockholders and Aadi’s stockholders (including the Aadi stockholders purchasing shares sold in the PIPE financing) based on the judgment of the Aadi Board;

•

the expectation that the merger will qualify as a transaction described under Section 368(a) of the Code for U.S. federal income tax purposes, with the result that Aadi’s stockholders will generally not recognize taxable gain or loss for U.S. federal income tax purposes upon the exchange of Aadi common stock for Aerpio common stock pursuant to the merger;

•

the support agreements, pursuant to which certain directors, officers and stockholders of Aerpio have agreed, solely in their capacity as stockholders of Aerpio, to vote all of their shares of Aerpio common stock in favor of the adoption or approval, respectively, of the merger agreement and places certain restrictions on the transfer of Aerpio common stock held by the respective signatory stockholders and prohibits signatory stockholders from facilitating any competing Aerpio acquisition proposals;

•

the conclusion of the Aadi Board that the potential termination fee of $2,000,000 by Aerpio to Aadi upon termination of the merger agreement under specified circumstances, and the circumstances when such fee may be payable, were reasonable; and

•

the belief that the other terms of the merger agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, were reasonable in light of the entire transaction.

The Aadi Board also considered a number of uncertainties and risks in deliberations concerning the merger and the related contemplated transactions, including the following:

•

the risk that the merger might not be completed in a timely manner, or at all, and the potential adverse effect of the public announcement of the merger or delay or failure to complete the merger on the reputation of Aadi and the ability of Aadi to obtain financing in the future;

•	the expenses to be incurred in connection with the merger and related administrative challenges associated with combining the companies;

•	the additional public company expenses and obligations that Aadi’s business will be subject to following the merger to which it has not been previously subject;

•	the fact that the representations and warranties in the merger agreement do not survive the closing of the merger and the potential risk of liabilities that may arise post-closing; and

•	various other risks associated with Aadi and the merger, including the risks described in the section entitled “Risk Factors” beginning on page [●] of this proxy statement.

The foregoing reasons and factors considered by the Aadi Board are not intended to be exhaustive but are believed to include all of the material reasons and factors considered by the Aadi Board. In view of the wide variety of reasons and factors considered in connection with its evaluation of the Merger and the complexity of these matters, the Aadi Board did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these reasons and factors. In considering the reasons and factors described above, individual members of the Aadi Board may have given different weight to different reasons and factors. The Aadi Board conducted an overall analysis of the reasons and factors described above, including thorough discussions with, and questioning of, Aadi’s management and Aadi’s legal advisors, and considered the reasons and factors overall to be favorable to, and to support, its determination.

Certain Aerpio Management Unaudited Prospective Financial Information

As a matter of course, Aerpio does not publicly disclose long-term projections of future financial results due to the inherent unpredictability and subjectivity of underlying assumptions and estimates. However, in connection with its evaluation of the merger, the Aerpio Board considered certain unaudited, non-public financial projections with respect to Aadi as developed by Aerpio management, based on discussions with and materials provided by Aadi to Aerpio management. Beginning on April 5, 2021 in connection with its review of Aadi’s preliminary business forecast, Aerpio management engaged external consultants, Tessellon, Inc., a consulting firm with a focus on epidemiology, medical oncology and intellectual property, and Bridge Consulting LLC, a consultant with an expertise in medical marketing and oncology commercialization, to provide third-party assessments on potential market size, reasonably expected penetration and revenue potential of Aadi’s clinical programs, the costs to be incurred in launching such programs, and their risk profile in order to gauge the assumptions utilized in Aadi’s financial forecast. Thereafter, Aerpio management received Aadi’s final long-range forecast and further evaluated this forecast with its external consultants to finalize this forecast with its external consultants to finalize its view based on the foregoing criteria, and apply Aerpio management’s judgement, for each of the calendar years ending December 31, 2021 through 2035, (referred to as the “Aerpio management Aadi projections”). Aadi did not provide, review, or have any input on the Aerpio management Aadi projections. The Aerpio management Aadi projections were provided to the Aerpio Board and Aerpio’s financial advisor. A summary of the Aerpio management Aadi projections is set forth below.

The inclusion of the Aerpio management Aadi projections should not be deemed an admission or representation by Aerpio, its financial advisor or any of their respective officers, directors, affiliates, advisors, or other representatives with respect to such projections. The Aerpio management Aadi projections are not included to influence your views on the merger but solely to provide stockholders access to certain non-public information prepared by Aerpio management that was provided to the Aerpio Board in connection with its evaluation of the merger and to Aerpio’s financial advisor to assist with its financial analyses as described in the section titled “The Merger—Opinion of Ladenburg Thalmann & Co. Inc.” The information from the Aerpio management Aadi projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding Aerpio and Aadi in this proxy statement.

The unaudited prospective financial information included in this document has been prepared by, and is the responsibility of, Aerpio management. The unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, or GAAP. Ernst & Young LLP, Aerpio’s auditor, has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying unaudited prospective financial information and, accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance with respect thereto. The Ernst & Young LLP report incorporated by reference in this proxy statement relates to Aerpio’s previously issued consolidated financial statements and the BDO USA, LLP report included in this proxy statement relates to Aadi’s issued financial statements. The reports of Ernst & Young LLP and BDO USA, LLP do not extend to the unaudited prospective financial information contained in the Aerpio management Aadi projections and should not be read to do so.

The Aerpio management Aadi projections were prepared solely for internal use and in connection with Aerpio’s financial advisor’s work and are subjective in many respects. As a result, these Aerpio management Aadi projections are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Although Aerpio believes its assumptions about Aadi to be reasonable, all financial projections are inherently uncertain, and Aerpio expects that differences will exist between actual and projected results. Although presented with numerical specificity, the Aerpio management Aadi projections reflect numerous variables, estimates, and assumptions made by Aerpio management at the time they were prepared, and also reflect general business, economic, market, and financial conditions and other matters, all of which are difficult to predict and many of which are beyond Aerpio’s control. In addition, the Aerpio management Aadi projections cover multiple years, and this information by its nature becomes subject to greater uncertainty with each successive year. Accordingly, there can be no assurance that the estimates and assumptions made in preparing the Aerpio management Aadi projections will prove accurate or that any of the Aerpio management Aadi projections will be realized.

The Aerpio management Aadi projections included certain assumptions relating to, among other things, Aerpio’s expectations, which may not prove to be accurate, based on information provided by Aadi relating to the PE Coma and TSC1/TSC2 market, revenues, operational expenses and cost of goods sold.

The Aerpio management Aadi projections are subject to many risks and uncertainties and you are urged to review the section titled “Risk Factors” beginning on page [●] of this proxy statement for a description of risk factors relating to the merger and Aadi’s business. You should also read the section titled “Cautionary Note Regarding Forward-Looking Statements” beginning on page [●] of this proxy statement for additional information regarding the risks inherent in forward-looking information such as the Aerpio management Aadi projections. Aerpio management Aadi projections that were derived or extrapolated from projections provided by Aadi’s management were not reviewed or passed upon by Aadi management, its board of directors or its advisors.

The inclusion of the Aerpio management Aadi projections herein should not be regarded as an indication that Aerpio, its financial advisor or any of their respective affiliates or representatives considered or consider the Aerpio management Aadi projections to be necessarily indicative of actual future events, and Aerpio management Aadi projections should not be relied upon as such. The Aerpio management Aadi projections do not take into account any circumstances or events occurring after the date they were prepared. Aerpio does not intend to, and disclaims any obligation to, update, correct, or otherwise revise the Aerpio management Aadi projections to reflect circumstances existing or arising after the date the Aerpio management Aadi projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions or other information underlying the Aerpio management Aadi projections are shown to be in error. Furthermore, the Aerpio management Aadi projections do not take into account the effect of any failure of the merger to be consummated and should not be viewed as accurate or continuing in that context. The statements set forth in this and the foregoing six paragraphs are referred to as “financial projection statements”.

In light of the foregoing factors and the uncertainties inherent in financial projections, stockholders are cautioned not to place undue reliance, if any, on the Aerpio management Aadi projections.

The following table, which is subject to the financial projection statements above, presents a selected summary of the unadjusted Aerpio management Aadi projections that were made available to the Aerpio Board and Aerpio’s financial advisor.

($ in Millions)
	2021	2022	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035
PEComa Revenue(1)	—	$3.8	$6.0	$8.3	$12.9	$17.9	$23.3	$29.1	$35.3	$41.9	$46.3	$48.2	$50.1	$52.1	$54.2
TSCI / TSC2 Revenue(2)	—	—	—	31.8	248.7	500.2	783.3	1,085.1	1,361.4	1,593.5	1,785.2	1,945.5	2,082.9	2,205.2	2,318.3

Total Revenue	—	$3.8	$6.0	$40.1	$261.6	$518.1	$806.6	$1,114.2	$1,396.7	$1,635.4	$1,831.5	$1,993.7	$2,133.0	$2,257.3	$2,372.5
COGS(3)	—	$0.7	$1.1	$7.5	$48.7	$96.4	$150.0	$207.2	$259.8	$304.2	$340.7	$370.8	$396.7	$419.9	$441.3
Royalties	—	0.3	0.4	2.8	20.7	42.8	71.7	108.1	150.5	186.3	215.7	240.1	261.0	279.6	296.9
R&D(4)	25.0	30.4	34.2	45.5	50.5	55.5	60.5	65.5	65.5	65.5	65.5	65.5	65.5	65.5	65.5
SG&A / Commercialization	17.8	48.1	82.3	138.9	144.4	156.3	158.4	155.0	152.8	150.0	148.8	153.6	158.5	163.6	168.8

Net Cash Flows from Operations	($42.9)	($75.6)	($112.0)	($154.6)	($2.7)	$167.1	$365.9	$578.3	$768.0	$929.4	$1,060.8	$1,163.7	$1,251.3	$1,328.8	$1,400.0
Taxes (28%)	—	—	—	—	—	$46.8	$102.5	$161.9	$215.0	$260.2	$297.0	$325.8	$350.4	$372.1	$392.0

Unlevered Free Cash Flow(5)	($42.9)	($75.6)	($112.0)	($154.6)	($2.7)	$120.3	$263.5	$416.3	$553.0	$669.2	$763.7	$837.8	$900.9	$956.7	$1,008.0

Risk Adjusted Unlevered Free Cash Flow(5)	($42.9)	($74.8)	($111.4)	($119.4)	($5.6)	$74.2	$165.7	$263.5	$350.9	$425.6	$486.1	$533.3	$573.4	$608.9	$641.5

(1)	Based on U.S. sales only; PEComa assumed initial 10.0% penetration in 2022 to maximum market penetration of 85.0% in 2031 and assumes a total patient population of 100 patients.
(2)

TSCI / TSC2 assumed to have an initial penetration rate of 1.7% in 2021, which rises to a maximum rate of 83.1% by 2035 with a maximum year-over-year patient population increase of 1.4%. Also assumes a price increase of approximately 4% year-over-year in the U.S. market with a 15% net discount.

(3)	Cost of goods sold assumed to be 18.6% of revenue.
(4)	Research and development assumed to be $65.5 million from 2028 onwards.
(5)

Free cash flows for the years 2024 to 2035 were adjusted downward to account for the probability of success given the probability of success for PE Coma (90%) and TSC1 / TSC2 (63.6%), which was determined by analyzing the “Estimation of clinical trial success rates and related parameters” white paper published in 2018.

Aerpio Management Liquidation Analysis

At the direction of the Aerpio Board, Aerpio management considered the difference in value between the merger value per share versus a liquidation value on a per share basis. Aerpio did not assume any value for the CVRs to be issued to Aerpio’s stockholders of record as of immediately prior to the effective time of the merger. With regards to a liquidation value, Aerpio management considered an appropriate measure of the implied equity value of Aerpio common stock to be the amount of cash available for distribution to Aerpio stockholders in an orderly liquidation of Aerpio. Aerpio management utilized the value ascribed to Aerpio in the Aadi transaction of $41 million, calculated as $26 million in net cash expected at closing plus a $15 million premium or $0.86 per share and compared it to a liquidation value estimated by Aerpio management of $27.5 million, assuming an orderly liquidation occurring in July, 2021, or $0.58 per share. The difference between the merger value of $0.86 per share and the liquidation value per share of $0.58 represented a $0.28 per share difference. Aerpio management’s analysis assumed a liquidation date of July 26, 2021 and that all wind-down costs would be paid in full, all remaining licenses would be terminated, employees would be retained to facilitate wind-down until liquidation date, all employee-related costs would be paid in full, and, to be conservative, that no funds would be retained in reserve for unknown or contingent liabilities. With the Aerpio Board’s consent, Aerpio management provided its liquidation analysis to Ladenburg.

Opinion of Aerpio’s Financial Advisor

As stated above, pursuant to an engagement letter dated December 21, 2020, Aerpio retained Ladenburg to act as a financial advisor in connection with the merger and to render the Opinion to the Aerpio Board as to the fairness of the Exchange Ratio, from a financial point of view, to the stockholders of Aerpio. On May 15, 2021, at the request of the Aerpio Board, Ladenburg rendered the oral opinion, subsequently confirmed by delivery of the written opinion dated May 15, 2021, to the Aerpio Board, that the Exchange Ratio (assumed, at the time, to be 5.5096) was fair, from a financial point of view, to the stockholders of Aerpio as of the date of such Opinion and based upon the various assumptions, qualifications and limitations set forth therein.

The full text of the Opinion is attached as Annex E to this proxy statement and is incorporated by reference. Aerpio encourages its stockholders to read the Opinion in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review by Ladenburg. The summary of the Opinion set forth herein is qualified by reference to the full text of the Opinion. Ladenburg provided its Opinion for the sole benefit and use by the Aerpio Board in its consideration of the merger. The Opinion is not a recommendation to the Aerpio Board or to any stockholder as to how to vote with respect to the proposed merger or to take any other action in connection with the merger or otherwise.

In connection with the Opinion, Ladenburg took into account an assessment of general economic, market and financial conditions as well as its experience in connection with similar transactions and securities valuations generally and, among other things:

•

Reviewed a draft of the merger agreement, dated May 15, 2021, and a draft of the CVR agreement dated May 15, 2021, which would be delivered in connection with the consummation of the merger. Both the merger agreement and the CVR agreement were the most recent drafts made available to Ladenburg prior to delivery of its Opinion;

•

Reviewed and analyzed certain publicly available financial and other information for each of Aerpio and Aadi, respectively, including equity research on comparable companies and on Aerpio, and certain other relevant financial and operating data furnished to Ladenburg by the management of each of Aerpio and Aadi, respectively;

•	Reviewed and analyzed certain relevant historical financial and operating data concerning Aadi furnished to Ladenburg by the management of Aadi;

•	Discussed with certain members of the management of Aerpio the historical and current business operations, financial condition and prospects of Aerpio and Aadi;

•

Reviewed and analyzed certain operating results of Aadi as compared to operating results and the reported price and trading histories of certain publicly traded companies that Ladenburg deemed relevant;

•	Reviewed and analyzed certain financial terms of the merger agreement as compared to the publicly available financial terms of certain selected business combinations that Ladenburg deemed relevant;

•	Reviewed and analyzed certain financial terms of completed initial public offerings for certain companies that Ladenburg deemed relevant;

•	Reviewed certain pro forma financial effects of the merger;

•

Reviewed and analyzed certain internal financial analyses, projections as to cost and expenses, reports, preliminary internal market opportunity assumptions and other information concerning Aadi prepared by the management of Aerpio and its advisors and utilized per instruction of Aerpio (a summary of which is provided below in “Opinion of the Aerpio Financial Advisor – Discounted Cash Flow Analysis” and “The Merger – Certain Aerpio Management Unaudited Prospective Financial Information”); and

•

Reviewed and analyzed such other information and such other factors, and conducted such other financial studies, analyses and investigations, as Ladenburg deemed relevant for the purposes of its Opinion.

In conducting Ladenburg’s review and arriving at Ladenburg’s Opinion, Ladenburg has, with Aerpio’s consent, assumed and relied, without independent verification or investigation, upon the accuracy and completeness of all financial and other information provided to or discussed with Ladenburg by Aerpio and Aadi, respectively (for their respective employees, representatives or affiliates), or which is publicly available or was otherwise reviewed by Ladenburg. Ladenburg has not undertaken any responsibility for the accuracy, completeness or reasonableness of, or independent verification of, such information. Ladenburg has relied upon, without independent verifications, the assessment of Aerpio management and Aadi management as to the viability of, and risks associated with, the current and future products and services of Aadi (including without limitation, the development, testing and marketing of such products and services, the receipt of all necessary governmental and other regulatory approvals for the development, testing and marketing thereof, and the life and enforceability of all relevant patents and other intellectual and other property rights associated with such products and services). In addition, Ladenburg has not conducted, nor has it assumed any obligation to conduct any physical inspection of the properties or facilities of Aerpio or Aadi. Furthermore, Ladenburg has assumed, with Aerpio’s consent, that there will be no further adjustments to the Exchange Ratio between the date hereof and the date the final Exchange Ratio is determined. Ladenburg has, with Aerpio’s consent, relied upon the assumption that all information provided to Ladenburg by Aerpio and Aadi is accurate and complete in all material respects.

Ladenburg expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting Ladenburg’s Opinion of which Ladenburg has become aware after the date of its Opinion. Ladenburg assumed there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of Aerpio or Aadi since the date of the last financial statements made available to Ladenburg. Ladenburg has not obtained any independent evaluations, valuations or appraisals of the assets or liabilities of Aerpio or Aadi, nor has Ladenburg been furnished with such materials. In addition, Ladenburg has not evaluated the solvency or fair value of Aerpio or Aadi under any state or federal laws relating to bankruptcy, insolvency or similar matters. Ladenburg has been informed that the Target Net Cash is expected to be, and Ladenburg has assumed that it will be, $26 million at Closing. Ladenburg’s Opinion does not address any legal, tax or accounting matters related to the merger, as to which Ladenburg has assumed that Aerpio and the Aerpio Board have received such advice from legal, regulatory, tax and accounting advisors as each has determined appropriate. Ladenburg’s Opinion addresses only the fairness of the Exchange Ratio, from a financial point of view, to the Aerpio Stockholders. Ladenburg expresses no view as to any other aspect or implication of the merger or any other agreement or arrangement entered into in connection with the merger. Ladenburg’s Opinion is necessarily based upon economic and market conditions and other circumstances as they existed and could be evaluated by Ladenburg on the date of its Opinion. It should be understood that although subsequent developments may affect Ladenburg’s Opinion, Ladenburg does not have any obligation to update, revise or reaffirm its Opinion and Ladenburg expressly disclaims any responsibility to do so.

Ladenburg did not assign any value to the right of the Aerpio Stockholders to receive contingent cash payments per the CVR agreement, given Ladenburg’s determination that any projections underlying the analysis would be too speculative to use in its analysis of the value of such rights as it relates to the fairness, from a financial point of view, of the Exchange Ratio.

Ladenburg did not consider any potential legislative or regulatory changes currently being considered or recently enacted by the United States or any foreign government, or any domestic or foreign regulatory body, or any changes in accounting methods or generally accepted accounting principles that may be adopted by the Securities and Exchange Commission, the Financial Accounting Standards Board, or any similar foreign regulatory body or board.

For purposes of rendering the Opinion, Ladenburg assumed in all respects material to Ladenburg’s analysis, that the representations and warranties of each party contained in the merger agreement were true and correct, that each party will perform all of the standards of the covenants and agreements required to be performed by it under the merger agreement and that all conditions to the consummation of the merger will be satisfied without waiver or amendment of any term or condition thereof. Ladenburg has assumed that the final form of the merger agreement and the CVR agreement will be substantially similar to the last draft reviewed by Ladenburg. Ladenburg has also assumed that all governmental, regulatory and other consents and approvals contemplated by the merger agreement or otherwise required for the transactions contemplated thereby will be obtained and that in the course of obtaining any of those consents no restrictions will be imposed or waivers made that would have an adverse effect on Aerpio, the Company or the contemplated benefits of the merger. Ladenburg has assumed that the merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. Aerpio has informed Ladenburg, and Ladenburg has assumed, that the merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder.

It is understood that the Ladenburg Opinion is intended for the benefit and use of the Aerpio Board in its consideration of the financial terms of the merger and, except as set forth in Ladenburg’s engagement letter with Aerpio, dated as of December 21, 2020 (referred to as the “Engagement Letter”), may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without Ladenburg’s prior written consent, unless pursuant to applicable law or regulations or required by other regulatory authority by the order or ruling of a court or administrative body, except that this Opinion may be included in its entirety in any filing related to the merger to be filed with the Securities and Exchange Commission and the proxy statement to be mailed to the Aerpio stockholders. The Opinion does not constitute a recommendation to the Aerpio Board of whether or not to approve the merger or to any Aerpio stockholder or any other person as to how to vote with respect to the merger or to take any other action in connection with the merger or otherwise. Ladenburg’s Opinion does not address Aerpio’s underlying business decision to proceed with the merger or the relative merits of the merger compared to other alternatives available to Aerpio. Ladenburg expressed no opinion as to the prices or ranges of prices at which shares or the securities of any person, including Aerpio, will trade at any time, including following the announcement or consummation of the merger. Ladenburg has not been requested to opine as to, and its Opinion does not in any manner address, the amount or nature of compensation to any of the officers, directors or employees of any party to the merger, or any class of such persons, relative to the compensation to be paid to the Aerpio stockholders in connection with the merger or with respect to the fairness of any such compensation.

The issuance of the Opinion was approved by a fairness opinion committee of Ladenburg. The Opinion may not be published or otherwise used or referred to, nor shall any public reference to Ladenburg be made, without Ladenburg’s prior written consent.

Principal Financial Analyses

The following is a summary of the principal financial analyses performed by Ladenburg to arrive at its Opinion. Some of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses. Ladenburg performed certain procedures, including each of the financial analyses described below and reviewed with the Aerpio Board the assumptions on which such analyses were based and other factors, including the historical and projected financial results of Aerpio and Aadi.

Transaction Overview as of the Date of the Opinion

Based upon the Exchange Ratio of 5.5096 at the time of the signing of the merger agreement, it was estimated that at the closing: (a) Aadi equity holders as of immediately prior to the merger (not including the shares issued in the approximately $155 million PIPE financing) will own approximately 66.8% of the fully-diluted shares of Aerpio common stock at the closing of the merger, and (b) the Aerpio equity holders as of immediately prior to the merger (excluding for this purpose certain out-of-the-money Aerpio options) will own approximately 33.2% of the fully-diluted shares of Aerpio common stock at the closing of the merger, in each case, subject to adjustment of the Exchange Ratio as set forth in the merger agreement and described herein.

Implied Equity Value

Ladenburg estimated an implied equity value for Aadi of $82.5 million, which was calculated by multiplying 17,445,870 (the shares of Aadi outstanding) by $4.73 (the implied price per share of Aadi common stock). These combined shares represent the assumed Aadi shares as of the signing of the merger agreement (on a fully-diluted, as-converted treasury stock method basis.

Implied Total Enterprise Value

For purposes of the Opinion, Ladenburg calculated an implied total enterprise value for Aadi of $79.6 million by subtracting an assumed Aadi net cash balance of approximately $2.9 million from the implied equity value of approximately $82.5 million, which was based on Aadi’s projected indebtedness, cash and cash equivalents at closing.

Analysis of Selected Initial Public Offering Transactions

Ladenburg reviewed certain publicly available information for the IPOs of 15 rare oncology focused biopharmaceutical companies which have completed an IPO since May 2017 and whose lead product at the time of IPO was in a Phase 2 or Phase 3 stage of clinical development. Although the companies referred to below were used for comparison purposes, none of these companies are directly comparable to Aadi. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the selected companies below. These companies, which are referred to as the “Selected Precedent IPO Companies,” were:

•	Aileron Therapeutics

•	Aprea Therapeutics, Inc.

•	ARMO Biosciences, Inc.

•	Ayala Pharmaceuticals Inc

•	Forma Therapeutics Holdings, Inc.

•	I-Mab Biopharma Co., Ltd.

•	Immunocore Ltd

•	Kronos Bio Inc

•	Legend Biotech Corporation

•	NuCana plc

•	Poseida Therapeutics Inc

•	Sensei Biotherapeutics, Inc.

•	SpringWorks Therapeutics, Inc.

•	Urogen Pharma Ltd.

•	Y-mAbs Therapeutics

The total enterprise value at IPO is defined as the pre-money equity value plus indebtedness, liquidation value of preferred stock and non-controlling interest, minus cash and cash equivalents at the time of its IPO. The Selected Precedent IPO Companies had total enterprise values between $76.1 million and $5.3 billion. Ladenburg derived a median total enterprise value of $342.5 million for the Selected Precedent IPO Companies. Using the 25th percentile and the 75th percentile of the implied total enterprise values, Ladenburg then calculated a range of implied total equity values for Aadi (by adding an estimated $2.9 million in cash at closing), which was $219.8 million to $527.3 million. This compares to Aadi’s implied equity value as per the merger agreement of approximately $82.5 million.

Selected Precedent IPO Companies

Filing Date	Issuer	Enterprise Value ($M)
2/4/2021	Sensei Biotherapeutics, Inc.	$383.4
2/4/2021	Immunocore Ltd	693.1
10/8/2020	Kronos Bio Inc	525.1
7/9/2020	Poseida Therapeutics Inc	581.4
6/22/2020	Forma Therapeutics Holdings, Inc.	309.9
6/8/2020	Legend Biotech Corporation	5,342.6
5/7/2020	Ayala Pharmaceuticals Inc	114.9
1/21/2020	I-Mab Biopharma Co., Ltd.	523.8
10/4/2019	Aprea Therapeutics, Inc.	152.2
9/13/2019	SpringWorks Therapeutics, Inc.	406.6
9/20/2018	Y-mAbs Therapeutics	281.7
1/29/2018	ARMO Biosciences, Inc.	303.2
9/29/2017	NuCana plc	342.5
6/28/2017	Aileron Therapeutics	149.1
5/5/2017	Urogen Pharma Ltd.	76.1

Analysis of Selected Publicly Traded Companies

Based on its experience and professional judgment and using financial screening sources and databases to find companies that share similar business characteristics to Aadi within the biopharmaceutical industry, Ladenburg selected financial data of 31 publicly traded companies (referred to as the “Selected Publicly Traded Companies”). Each of the Selected Publicly Traded Companies had a lead candidate in a Phase 2 or Phase 3 stage of clinical development and focused on the rare oncology space. Although the companies referred to below were used for comparison purposes, none of those companies is directly comparable to Aadi. Accordingly, an analysis of the results of such a comparison is not purely mathematical but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the selected companies below. The total enterprise values are based on closing stock prices on May 14, 2021. The Selected Publicly Traded Companies were:

•	Adaptimmune Therapeutics plc

•	AnaptysBio, Inc.

•	Ayala Pharmaceuticals, Inc.

•	CEL-SCI Corporation

•	Checkmate Pharmaceuticals, Inc.

•	Constellation Pharmaceuticals, Inc.

•	Exicure, Inc.

•	Forma Therapeutics Holdings, Inc.

•	Geron Corporation

•	ImmunityBio, Inc.

•	Immunocore Holdings plc

•	Iovance Biotherapeutics, Inc.

•	Keros Therapeutics, Inc.

•	Kronos Bio, Inc.

•	Kura Oncology, Inc.

•	Leap Therapeutics, Inc.

•	Legend Biotech Corporation

•	Magenta Therapeutics, Inc.

•	Marker Therapeutics, Inc.

•	NuCana plc

•	Poseida Therapeutics, Inc.

•	Protara Therapeutics, Inc.

•	Sensei Biotherapeutics, Inc.

•	Sesen Bio, Inc.

•	Sierra Oncology, Inc.

•	SpringWorks Therapeutics, Inc.

•	Syros Pharmaceuticals, Inc.

•	TRACON Pharmaceuticals, Inc.

•	Tyme Technologies, Inc.

•	Vaccinex, Inc.

•	Zymeworks Inc.

The Selected Publicly Traded Companies had implied total enterprise values between $17.9 million and $6.1 billion. Ladenburg derived a median implied total enterprise value of $295.5 million for the Selected Publicly Traded Companies. Using the 25th percentile and the 75th percentile of the implied total enterprise values, Ladenburg then calculated a range of implied total equity values for Aadi (by adding an estimated $2.9 million in cash at closing), which was $101.8 million to $909.8 million. This compares to Aadi’s implied equity value as per the merger agreement of approximately $82.5 million.

Selected Publicly Traded Companies

Company Name	Enterprise Value ($M)
ImmunityBio, Inc.	$6,031.5
Legend Biotech Corporation	3,504.8
Iovance Biotherapeutics, Inc.	3,406.6
SpringWorks Therapeutics, Inc.	3,061.1
Immunocore Holdings plc	1,707.8
Kura Oncology, Inc.	1,074.1
Kronos Bio, Inc.	1,021.8
Zymeworks Inc.	916.9
CEL-SCI Corporation	896.9
Keros Therapeutics, Inc.	884.1
Forma Therapeutics Holdings, Inc.	632.7
Constellation Pharmaceuticals, Inc.	594.4
Adaptimmune Therapeutics plc	454.3
Magenta Therapeutics, Inc.	399.9
AnaptysBio, Inc.	334.2
Sesen Bio, Inc.	295.5
Sensei Biotherapeutics, Inc.	277.7
Geron Corporation	274.3
Poseida Therapeutics, Inc.	272.1
Tyme Technologies, Inc.	196.2
Syros Pharmaceuticals, Inc.	166.7
Marker Therapeutics, Inc.	133.6
Sierra Oncology, Inc.	109.8
Exicure, Inc.	88.0
Ayala Pharmaceuticals, Inc.	74.6
TRACON Pharmaceuticals, Inc.	68.4
Checkmate Pharmaceuticals, Inc.	59.9
Vaccinex, Inc.	58.6
Leap Therapeutics, Inc.	50.6
NuCana plc	30.1
Protara Therapeutics, Inc.	17.9

Analysis of Selected Precedent M&A Transactions

Ladenburg reviewed the financial terms, to the extent the information was publicly available, of the eight most recent qualifying merger transactions of companies in the biopharmaceutical industry, which had a lead candidate in the Phase 2 or Phase 3 stage of clinical development and focused on the rare oncology space (referred to as the “Selected Precedent M&A Transactions”). Although the precedent transactions referred to below were used for comparison purposes, none of the target companies is directly comparable to Aadi. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the companies involved and other factors that could affect the merger value of such companies and Aadi to which they are being compared. Ladenburg reviewed the total enterprise values of the target companies (including downstream milestone payments). These transactions, including the date each was closed, were as follows below.

The Selected Precedent M&A Transactions had total implied enterprise values between $20.2 million and $1.8 billion. Ladenburg derived a median total enterprise value of $1,121.3 million for the Selected Precedent M&A Transactions. Using the 25th percentile and the 75th percentile of the implied total enterprise values, Ladenburg then calculated a range of implied total enterprise values for Aadi (by adding an estimated

$2.9 million in cash at closing), which was $423.3 million to $1,522.1 million. This compares to Aadi’s implied equity value as per the merger agreement of approximately $82.5 million.

Selected Precedent M&A Transactions

Announced Date	Target	Acquirer	Implied Enterprise Value ($M)
3/4/2021	Five Prime Therapeutics, Inc.	Amgen Inc.	$1,651.9
1/8/2021	Oncoceutics, Inc.	Chimerix, Inc.	442.4
6/10/2020	Adgero Biopharmaceuticals Holdings, Inc.	DelMar Pharmaceuticals, Inc.	20.2
10/18/2018	Endocyte, Inc.	Novartis AG	1,758.0
5/10/2018	ARMO Biosciences, Inc.	Eli Lilly and Company	1,462.6
2/21/2018	Viralytics Limited	Merck Sharp & Dohme (Holdings) Pty Ltd	354.3
12/21/2016	Tolero Pharmaceuticals, Inc.	Dainippon Sumitomo Pharma America Holdings, Inc.	780.0
5/31/2016	Celator Pharmaceuticals, Inc.	Jazz Pharmaceuticals plc	1,475.0

Discounted Cash Flow Analysis

Ladenburg estimated a range of total enterprise values for Aadi based upon the present value of Aadi’s estimated after-tax unlevered free cash flows. In conducting its diligence, Aerpio enlisted the advisory of external consultants to provide guidance towards certain metrics including potential market size, penetration and revenue potential of Aadi’s clinical programs. Tessellon, Inc., a consulting firm with a focus on epidemiology was engaged to provide insight towards market sizing, drug pricing and forecasted revenue for Aadi’s assets. Bridge Consulting LLC, a consultant with an expertise in commercialization was engaged to provide further insight into costs related to marketing and clinical expenditures. Aerpio utilized the projections and estimates provided by these advisors and then provided certain expenses and added risk adjustments to derive the financial projections for Aadi. Ladenburg then reviewed and analyzed the revenue and expense projections for Aadi as prepared by the management of Aerpio (a summary of which is provided in “The Merger—Certain Aerpio Management Unaudited Prospective Financial Information”).

Tessellon, Inc. and Aerpio provided certain assumptions that supported the market opportunity including eligible population, treated population, penetration rate, asset pricing and cumulative revenue for both PE Coma and TSC1/TSC2. PEComa Revenue outside of the United States was not considered in the financial analysis or projections by Aerpio. Costs related to commercialization expenditures and asset price discount were provided by Aerpio’s advisors. After arriving at a set of projections, Aerpio further adjusted the revenue assumptions in the years 2024 to 2035 by 90% for PEComa and 63.5% for TSC1/TSC2 (calculated by determining the likelihood of approval of each asset) to account for the probability of success given the clinical stage of development of Aadi’s products. Aerpio also applied this probability adjustment to expenses, which consisted of: cost of goods sold, royalty payments, research and development costs, general and administrative and commercialization expenses and then subtracted all the risk-adjusted expenses in the projection period from risk-adjusted revenue. Aerpio then assumed a 28.0% corporate tax rate when calculating unlevered free cash flow.

In performing this discounted cash flow analysis, Ladenburg utilized discount rates ranging from 12.9% to 16.9%, which were selected based on the capital asset pricing model and the estimated weighted average cost of capital of the Selected Publicly Traded Companies. This discounted cash flow analysis assumed that Aadi will have no terminal value after 2035, does not take into account Aadi’s available net operating losses, if any, does not take into account stock based compensation costs, if any, and assigns no value to revenues beyond 2035.

Using the range of discount rates of 12.9% to 16.9%, Ladenburg then calculated a range of implied total equity values for Aadi (by adding an estimated $2.9 million in cash at closing), which was $511.1 million to $821.6 million. This compares to Aadi’s implied equity value of approximately $82.5 million.

The summary set forth above does not purport to be a complete description of all the analyses performed by Ladenburg. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to partial analysis or summary description. Ladenburg did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, notwithstanding the separate factors summarized above, Ladenburg believes, and advised the Aerpio Board, that its analyses must be considered as a whole. Selecting portions of its analyses and the factors considered by it without considering all analyses and factors could create an incomplete view of the process underlying its Opinion. In performing its analyses, Ladenburg made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Aerpio and Aadi. These analyses performed by Ladenburg are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses or securities may actually be sold. Accordingly, such analyses and estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors. None of Aerpio, Aadi, Ladenburg or any other person assumes responsibility if future results are materially different from those projected. The analyses supplied by Ladenburg and its Opinion were among several factors taken into consideration by the Aerpio Board in making its decision to enter into the merger agreement and should not be considered as determinative of such decision.

Ladenburg was selected by the Aerpio Board to render an opinion to the Aerpio Board because Ladenburg is a nationally recognized investment banking firm and because, as part of its investment banking business, Ladenburg is continually engaged in the valuation of businesses and their securities in connection with mergers, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In addition, in the ordinary course of its business, Ladenburg and its affiliates may trade the equity securities of Aerpio for its own account and for the accounts of their customers, and, accordingly, may at any time hold a long or short position in such securities. In the two years preceding the date hereof, Ladenburg has not received any fees from Aerpio, aside from the initial fee related to Ladenburg’s involvement with its prior engagement in 2019 described below. In the two years preceding the date hereof, Ladenburg has not had a relationship with Aadi and has not received any fees from Aadi. Ladenburg and its affiliates may in the future seek to provide investment banking or financial advisory services to Aerpio and Aadi and/or certain of their respective affiliates and expect to receive fees for the rendering of these services.

Pursuant to the engagement letter between Ladenburg and Aerpio as of the time the merger agreement was approved, if the merger is consummated, Ladenburg will be entitled to receive a transaction fee of $1,100,000 payable in cash at the closing of the transaction. Aerpio has also paid Ladenburg an upfront retainer of $150,000 and an Opinion fee of $250,000 upon delivery of its Opinion. Aerpio has also paid Ladenburg $150,000 as a previous retainer in connection with its prior engagement. Additionally, Aerpio has agreed to reimburse Ladenburg for its out-of-pocket expenses and has agreed to indemnify Ladenburg against certain liabilities, including liabilities under the federal securities laws. The terms of the fee arrangement with Ladenburg, which are customary in transactions of this nature, were negotiated at arm’s length between Aerpio and Ladenburg, and the Aerpio Board was aware of the arrangement, including the fact that a portion of the fee payable to Ladenburg is contingent upon the completion of the merger.

Interests of Aerpio’s Directors and Executive Officers in the Merger

In considering the recommendation of the Aerpio Board that you vote in favor of the proposals outlined herein, you should be aware that aside from their interests as Aerpio stockholders, the directors and executive officers of Aerpio have interests in the merger that are different from, or in addition to, those of other Aerpio stockholders generally. Members of the Aerpio Board were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending to Aerpio stockholders to vote in favor of the proposals outlined herein. See the section entitled “Aerpio’s Reasons for the Merger; Recommendations of the Aerpio Board of Directors” on page [●] of this proxy statement. Aerpio stockholders should take these interests into account in deciding whether to vote in favor of the proposals outlined herein. These interests are described in more detail below, and certain of them are quantified in the narrative and tables below.

Pursuant to the merger agreement, it is expected that two of Aerpio’s current directors, Caley Castelein, and Anupam Dalal, will continue to serve on the combined company’s board of directors following the merger. The merger agreement further provides that for a period of six years following the effective time of the merger:

•

Aerpio and the combined company shall indemnify and hold harmless each person who is or has served as a director or officer of Aerpio or Aadi against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that such person is or was a director or officer of Aerpio or Aadi, to the fullest extent permitted under the DGCL for directors or officers of Delaware corporations. In addition, each such director and officer, or former director and officer, is entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation;

•

the provisions of Aerpio’s certificate of incorporation and by-laws with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Aerpio shall not be amended, modified or repealed for a period of six years from the effective time of the merger in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the effective time of the merger, were officers or directors of Aerpio. The amended and restated certificate of incorporation and by-laws of the combined company shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former and present directors and officers than are presently set forth in the certificate of incorporation and by-laws of Aerpio; and

•

Aerpio shall maintain directors’ and officers’ liability insurance policies commencing at the closing time of the merger, on commercially available terms and conditions with coverage limits customary for U.S. public companies similar situated to Aerpio.

In addition to the indemnification obligations required by the certificate of incorporation and by-laws of Aerpio, Aerpio has entered into indemnification agreements with each of its directors and executive officers. These agreements provide for the indemnification of Aerpio’s directors and executive officers for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were agents of Aerpio.

As of June 14, 2021, Aerpio’s executive officers were as follows:

Name	Position
Joseph Gardner, Ph.D.	Principal Executive Officer
Regina Marek	Vice President, Principal Financial and Accounting Officer

Outstanding Aerpio Equity Awards Held by Directors and Executive Officers

Aerpio’s directors and executive officers hold Aerpio options which, pursuant to the merger agreement, will be treated as set forth in the section entitled [●] on page [●] of this proxy statement. The table below sets forth information with respect to the Aerpio options held by each of Aerpio’s directors and executive officers as of

June 14, 2021. All outstanding options held by Aerpio’s directors and executive officers will accelerate and vest as of the effective time.

Holder Name	Option Grant Date		Option Expiration Date	Option Exercise Price ($)	Number of Shares of Common Stock Underlying Option as of 6/14/2021	Number of Vested Shares of Common Stock Underlying Option as of 6/14/2021	Number of Shares of Common Stock Underlying Option that will Accelerate Vesting upon Effective Time of Merger	Total Value of Accelerated Vesting ($)(1)
Caley Castelein	6/20/2018		6/20/2028	4.00	21,400	21,400	—	—
	6/18/2019		6/18/2029	0.96	21,400	21,400	—	—
	6/24/2020		6/24/2030	1.22	52,144	—	52,144	—
	1/31/2021		1/31/2031	1.46	17,857	4,464	13,393	—

Cheryl Cohen	6/20/2018		6/20/2028	4.00	42,800	28,676	14,124	—
	6/18/2019		6/18/2029	0.96	21,400	21,400	—	—
	6/24/2020		6/24/2030	1.22	52,144	—	52,144	—
	1/31/2021		1/31/2031	1.46	17,857	4,464	13,393	—
	6/16/2021	(2)	6/16/2031	1.86	100,000	100,000	—	—

Anupam Dalal	6/20/2018		6/20/2028	4.00	21,400	21,400	—	—
	6/18/2019		6/18/2029	0.96	21,400	21,400	—	—
	6/24/2020		6/24/2030	1.22	52,144	—	52,144	—
	1/31/2021		1/31/2031	1.46	17,857	4,464	13,393	—

Pravin Dugel	10/23/2014		10/23/2024	1.41	16,742	16,742	—	—
	6/20/2018		6/20/2028	4.00	21,400	21,400	—	—
	10/6/2018		10/6/2028	2.05	2,500	2,500	—	—
	6/18/2019		6/18/2029	0.96	21,400	21,400	—	—
	6/24/2020		6/24/2030	1.22	52,144	—	52,144	—
	1/31/2021		1/31/2031	1.46	17,857	4,464	13,393	—

Steven Prelack	6/20/2018		6/20/2028	4.00	21,400	21,400	—	—
	6/18/2019		6/18/2029	0.96	21,400	21,400	—	—
	6/24/2020		6/24/2030	1.22	52,144	—	52,144	—

Joseph Gardner	3/22/2012		3/22/2022	1.66	4,710	4,710	—	—
	3/22/2012		3/22/2022	1.66	23,017	23,017	—	—
	2/18/2014		2/18/2024	2.11	207,628	207,628	—	—
	12/14/2017		12/14/2027	5.50	118,112	118,112	—	—
	12/14/2017		12/14/2027	5.50	16,888	16,888	—	—
	4/23/2018		4/23/2028	3.59	96,065	74,460	21,605	—
	4/23/2018		4/23/2028	3.59	53,935	44,290	9,645	—
	2/15/2019		2/15/2029	3.27	23,107	—	23,107	—
	2/15/2019		2/15/2029	3.27	126,893	87,500	39,393	—
	5/14/2019		5/14/2029	1.04	349,350	174,675	174,675	—
	3/16/2020		3/16/2030	0.52	155,000	45,208	109,792	37,329.28

Regina Marek	8/9/2018		8/9/2028	3.49	80,000	56,667	23,333	—
	2/15/2019		2/15/2029	3.27	25,485	12,985	12,500	—
	2/15/2019		2/15/2029	3.27	4,515	4,515	—	—
	5/14/2019		5/14/2029	1.04	5,457	1	5,456	—
	5/14/2019		5/14/2029	1.04	147,843	76,649	71,194	—
	5/4/2019		5/4/2029	0.5588	44,300	24,917	19,383	5,838.16

Holder Name	Option Grant Date	Option Expiration Date	Option Exercise Price ($)	Number of Shares of Common Stock Underlying Option as of 6/14/2021	Number of Vested Shares of Common Stock Underlying Option as of 6/14/2021	Number of Shares of Common Stock Underlying Option that will Accelerate Vesting upon Effective Time of Merger	Total Value of Accelerated Vesting ($)(1)
	3/16/2020	3/16/2030	0.5201	93,000	27,124	65,876	22,391.25
Kevin Peters	3/22/2012	3/22/2022	1.66	1,912	1,912	—	—
	4/23/2018	4/23/2028	3.59	86,188	65,355	20,833	—
	4/23/2018	4/26/2028	3.59	13,812	13,812	—	—
	2/15/2019	2/15/2029	3.27	32,908	6,268	26,640	—
	2/15/2019	2/15/2029	3.27	92,092	66,649	25,443	—
	5/14/2019	5/14/2029	1.04	2	1	1	—
	5/14/2019	5/14/2029	1.04	6,612	—	6,612	—
	5/14/2019	5/14/2029	1.04	266,548	133,274	133,274	—
	5/14/2019	5/14/2029	1.04	56,638	32,933	23,705	—
	3/16/2020	3/16/2030	0.5201	129,000	37,624	91,376	31,058.70

(1)

The value of options shown in the table is based on the difference between the $0.86 per share price and the exercise price of the options. For options with an exercise price equal to or greater than the per share sale price, the value of acceleration was assumed to be zero.

(2)	These options were granted on June 17, 2021, but are included in this table for completeness.

Executive Severance and Change in Control Provisions of Employment and/or Transition Arrangements

Aerpio previously entered into employment agreements with each of Joseph Gardner, dated as of March 15, 2017, as amended effective as of October 8, 2017, and as further amended effective as of January 31, 2021; and Regina Marek, dated as of November 6, 2019, and a transition agreement with Kevin Peters, dated as of February 9, 2021, as amended effective as of April 1, 2021 (collectively, referred to as the “Aerpio Executive Agreements” and each of Dr. Gardner, Ms. Marek, and Dr. Peters referred to as an “Aerpio executive officer” and collectively, the “Aerpio executive officers”). The merger will constitute a “change in control” under each of the Aerpio Executive Agreements, and we expect that each Aerpio executive officer will be eligible to receive certain severance payments and other benefits in connection with a termination by Aerpio without “cause” or the Aerpio executive officer’s resignation for “good reason” (as such terms are defined in the respective Aerpio Executive Agreement, and each such termination, referred to as a “qualifying termination”) in connection with the merger.

Pursuant to the terms of each Aerpio Executive Agreement, upon a qualifying termination that occurs within 15 months after the merger (referred to as the “protection period”), and subject to the execution and effectiveness of a transition agreement with a general release of claims, each of the Dr. Gardner and Ms. Marek will be eligible to receive (i) an amount equal to 1.5 times the sum of his or her (A) base salary in effect immediately prior to the termination (or, if higher, immediately prior to the merger) and (B) the Aerpio executive officer’s target annual incentive compensation in effect immediately prior to such termination (or, if higher, immediately prior to the merger for Ms. Marek), (ii) if the Aerpio executive officer was participating in Aerpio’s group health plan immediately prior to such termination and elects COBRA health continuation, an amount equal to 18 months of the monthly employer contribution that Aerpio would have made to provide health insurance to the Aerpio executive officer and his or her eligible dependents if the Aerpio executive officer had remained employed by Aerpio, and (iii) full acceleration of vesting of all Aerpio equity awards that are subject solely to time-based vesting.

Pursuant to the terms of Dr. Peters’ Aerpio Executive Agreement, if a change in control (which includes the merger) occurs within 5 months following Dr. Peters’ date of termination from Aerpio, Dr. Peters will be eligible to receive (i) an amount equal to 1.5 times the sum of his (A) base salary in effect immediately prior to the termination and (B) target annual incentive compensation in effect immediately prior to the termination, (ii) if Dr. Peters was participating in Aerpio’s group health plan immediately prior to his termination and elects COBRA health continuation, an amount equal to 18 months of the monthly employer contribution that Aerpio would have made to provide health insurance to Dr. Peters and his eligible dependents if Dr. Peters had remained employed by Aerpio, and (iii) full acceleration of vesting of all Aerpio equity awards that are subject solely to time-based vesting. Further, on March 29, 2021, the Aerpio Board approved adopted resolutions clarifying that Dr. Peters would continue to vest in his equity awards through his period of service with Aerpio as a consultant.

Each of the Aerpio executive officers is subject to certain restrictive covenants, including one-year post-termination non-competition and non-solicitation covenants.

The estimated value of potential severance payments and benefits is set forth in the table below, assuming each Aerpio executive officer is participating in Aerpio’s group health plan immediately prior to the termination and elects COBRA health continuation.

Name	Estimated Value of Cash Severance Payments ($)
Joseph Gardner, Ph.D.	999,350
Regina Marek	589,153
Kevin G. Peters, M.D.	804,680

Executive Retention Bonuses

On January 31, 2021, the Aerpio Board approved certain cash retention payments for its employees, including each of the Aerpio executive officers (collectively, referred to as the “Aerpio Retention Bonuses”). 50% of the Aerpio Retention Bonus will be payable upon shareholder approval of the merger and the remaining 50% will be payable on December 31, 2021, subject to each applicable Aerpio executive officer’s continued employment with Aerpio (or the combined company) on each payment date. If an Aerpio executive officer is terminated without cause (as defined in Aerpio Board written consent approving the Aerpio Retention Bonuses) prior to December 31, 2021, then 100% of the cash retention payment shall be payable upon such termination date. The estimated values of such payments are set forth in the table below.

Name	Retention Bonus ($)
Joseph Gardner, Ph.D.	216,300
Regina Marek	139,500

Termination of Employment

It is anticipated that in connection with the merger, Joseph Gardner and Regina Marek will not be continuing with the combined company following the closing. Therefore, it is expected that Dr. Gardner and Ms. Marek will be entitled to receive payment of the severance and retention bonuses as described above.

Executive Officer Options

As discussed on page [●] of this proxy statement, in accordance with the merger agreement, the Aerpio Board has approved the full acceleration of vesting of outstanding unvested Aerpio options effective as of immediately prior to the effective time of the merger.

Director Options

In exchange for her services, time and effort rendered to Aerpio in connection with the 2019-20 Strategic Process and the 2021 Strategic Process, and her services as chair of the Transaction Committee, Cheryl Cohen, a member of the Aerpio Board and the Transaction Committee, was granted 100,000 Aerpio options on June 17, 2021.

Contingent Value Rights Agreement

Pursuant to the merger agreement, holders of Aerpio common stock of record, including Aerpio’s directors and officers, as of immediately prior to the effective time of the merger (for the avoidance of doubt, not including the PIPE investors), will be entitled to one contingent value right for each outstanding share of Aerpio common stock held by such stockholder as of such date (less applicable withholding taxes), each representing the right to receive contingent payments upon the occurrence of certain events set forth in, and subject to and in accordance with, the terms and conditions of the CVR agreement. In addition, it is currently expected that either Cheryl Cohen or Joseph Gardner, current directors of Aerpio, may serve as the Holder Representative (as defined in the CVR agreement).

PIPE Financing

On May 16, 2021, Aerpio entered into the subscription agreements with the PIPE investors. Pursuant to the subscription agreements, Aerpio agreed to sell shares of Aerpio common stock and Aerpio pre-funded warrants for an aggregate purchase price of $155 million. The PIPE investors include KVP Capital and Acuta Capital Partners, which will invest $10 million and $20 million in the PIPE financing, respectively. Caley Castelein, who serves as a Managing Director of KVP Capital, and Anupam Dalal, who serves as chief investment officer of Acuta Capital Partners, serve as directors of Aerpio.

Interests of Aadi’s Directors and Executive Officers in the Merger

Aadi stockholders should be aware that certain members of the Aadi Board and executive officers of Aadi have interests in the merger that may be different from, or in addition to, interests they may have as Aadi stockholders. The Aadi Board was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the merger agreement, the merger and related transactions.

Ownership Interests

As of June 14, 2021, Aadi’s executive officers and directors and such directors’ affiliated funds beneficially owned, in the aggregate, approximately 71.2% of the shares of Aadi capital stock.

Aadi Equity Incentive Plan

As of June 14, 2021, Aadi’s executive officers and directors collectively owned stock options to purchase a total of 225,000 shares of Aadi common stock. Of such options, 193,750 will be vested within 60 days of June 14, 2021 and 31,250 will remain unvested through such date. All outstanding and exercised options to purchase shares of Aadi common stock will be converted into and become an option to purchase Aerpio common stock at the effective time of the merger.

PIPE Financing

On May 16, 2021, Aerpio entered into the subscription agreements with the PIPE investors. Pursuant to the subscription agreements, Aerpio agreed to sell shares of Aerpio common stock and Aerpio pre-funded warrants for an aggregate purchase price of $155 million. The PIPE investors include Vivo Capital, which will invest $12 million in the PIPE financing. Mahendra Shah, Ph.D., who serves as a Senior Fellow of Vivo Capital, serves as a director of Aadi.

Federal Securities Law Consequences; Resale Restrictions

The issuance of Aerpio common stock in the merger to Aadi’s stockholders and the issuance of Aerpio common stock and Aerpio pre-funded warrants to the PIPE investors in the PIPE financing will be effected by means of a private placement, which is exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D or Regulation S promulgated thereunder and such shares will be “restricted securities.” The shares issued in connection with the merger will not be registered under the Securities Act upon issuance and will not be freely transferable. Holders of such shares may not sell their respective shares unless the shares are registered under the Securities Act or an exemption is available under the Securities Act. The merger agreement provides that Aadi will use commercially reasonable efforts to take such actions and cause the holders of Aadi common stock to provide all documentation, including investor questionnaires to allow Aerpio to issue Aerpio common stock to Aadi’s stockholders in a manner that satisfies the requirements of Rule 506 of Regulation D under the Securities Act or Rule 902 of Regulation S. Additionally, the shares of Aerpio common stock issued in the merger to Aadi’s stockholders will be subject to the resale restrictions under the lock-up agreements, as further described in the section entitled “Agreements Related To The Merger” beginning on page [●] of this proxy statement.

Material U.S. Federal Income Tax Consequences of the Merger, the Issuance of the CVRs and the Reverse Stock Split

The following discussion summarizes certain material U.S. federal income tax considerations of the Merger, the issuance of the CVRs and the Reverse Stock Split that would be expected to apply generally to U.S. Holders (as defined below) of Aerpio common stock. This summary is based upon current provisions of the Code, existing Treasury Regulations under the Code and current administrative rulings and court decisions, all of which are subject to change or different interpretation. Any change, which may or may not be retroactive, could alter the tax consequences to us or our stockholders as described in this summary. No ruling from the U.S. Internal Revenue Service, or the IRS, has been or will be requested in connection with the merger, the issuance of the CVRs or the reverse stock split and there can be no assurance that the IRS will not challenge the statements and conclusions set forth below or a court would not sustain any such challenge.

No attempt has been made to address all U.S. federal income tax consequences of the merger, the issuance of the CVRs or the Reverse Stock Split that may be relevant to particular U.S. Holders, including holders: (i) who are subject to special tax rules such as dealers, brokers and traders in securities, mutual funds, regulated investment companies, real estate investment trusts, insurance companies, banks or other financial institutions or tax-exempt entities; (ii) who acquired their shares in connection with stock options, stock purchase plans or other compensatory transactions; (iii) who hold their shares as a hedge or as part of a hedging, straddle, “conversion transaction”, “synthetic security”, integrated investment or any risk reduction strategy; (iv) who are partnerships, limited liability companies that are not treated as corporations for U.S. federal income tax purposes, S corporations, or other pass-through entities or investors in such pass-through entities; (v) who do not hold their shares as capital assets for U.S. federal income tax purposes (generally, property held for investment within the meaning of Section 1221 of the Code); (vi) who hold their shares through individual retirement or other tax-deferred accounts; or (vii) who have a functional currency for United States federal income tax purposes other than the U.S. dollar.

In addition, the following discussion does not address state, local or foreign tax consequences of the merger, the issuance of the CVRs or the reverse stock split, the Medicare tax on net investment income, U.S. federal estate and gift tax, the alternative minimum tax, the rules regarding qualified small business stock within the meaning of Section 1202 of the Code, or any other aspect of any U.S. federal tax other than the income tax. The discussion generally assumes that for U.S. federal income tax purposes, none of the merger, the reverse stock split or the issuance of the CVRs will be integrated or otherwise treated as part of a unified transaction with any other transaction.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Aerpio common stock that, for U.S. federal income tax purposes, is or is treated as:

•	an individual who is (or is treated as) a citizen or resident of the United States;

•

a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if either (i) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons (within the meaning of Section 7701(a)(30) of the Code) are authorized or have the authority to control all substantial decisions of such trust, or (ii) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes.

HOLDERS OF AERPIO COMMON STOCK ARE ADVISED AND EXPECTED TO CONSULT THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER, THE ISSUANCE OF THE CVRS AND THE REVERSE STOCK SPLIT IN LIGHT OF THEIR PERSONAL CIRCUMSTANCES AND THE CONSEQUENCES OF THE MERGER, THE ISSUANCE OF THE CVRS AND REVERSE STOCK SPLIT UNDER STATE, LOCAL AND FOREIGN TAX LAWS.

Merger

Aerpio and Aadi intend for the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code and agreed to file their tax returns in a manner consistent with such intended treatment, not to take any action which would reasonably be expected to prevent the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, and not to take a position contrary thereto in any administrative audit or appeals proceeding with any taxing authority unless otherwise required by law. Because of the form of the merger, U.S. holders of Aerpio, as of immediately prior to the merger, did not sell, exchange or dispose of any shares of Aerpio common stock as a result of the merger. Thus, there will be no material U.S. federal income tax consequences to Aerpio stockholders, as of immediately prior to the merger, as a result of the merger.

CVRs

There is substantial uncertainty as to the U.S. federal income tax treatment of the CVRs issued pursuant to the CVR Agreement. Specifically, there is no authority directly addressing whether the issuance of contingent value rights with characteristics similar to the CVRs should be treated as a distribution of property with respect to the corporation’s stock, a distribution of equity, a “debt instrument” or an “open transaction” for U.S. federal income tax purposes. The CVRs have certain characteristics similar to a distribution of property, a distribution of equity, a “debt instrument” and an open transaction, and there is no legal authority directly addressing what characteristics are determinative of how contingent value rights with characteristics similar to the CVRs should be taxed. As a result, it is not possible to express a definitive conclusion as to the tax treatment of the issuance of the CVRs and Aerpio has not requested or received an opinion of counsel regarding such treatment. U.S. Holders should consult their tax advisors with respect to the proper characterization of the receipt of the CVRs and any future payments thereunder.

Aerpio and Aadi intend to report the issuance of the CVRs, to be received by Aerpio stockholders pursuant to the CVR agreement, as a taxable distribution of property with respect to Aerpio stock. However, as noted above, such intended treatment and reporting is not free from doubt and may be challenged by the IRS or a court.

Tax Consequences if Treated as a Distribution of Property. If the issuance of the CVRs is treated as a distribution of property, each U.S. Holder would be treated as receiving a distribution in an amount equal to the fair market value of the CVRs issued to such U.S. Holder on the date of issuance of the CVR. This distribution generally should be treated first as a taxable dividend to the extent of the U.S. Holder’s pro rata share of Aerpio’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), then as a non-taxable return of capital to the extent of the U.S. Holder’s basis in its common stock, and finally as capital gain from the sale or exchange of common stock with respect to any remaining value. Aerpio currently has negative accumulated earnings and profits, and expects no current earnings and profits for the 2021 taxable year. Thus, Aerpio expects the distribution of CVRs would be treated as other than a dividend for U.S. federal income tax purposes. However, no assurances can be provided that Aerpio will not have any current earnings and profits for the 2021 taxable year, as this determination will depend on facts and circumstances arising after the distribution of the CVRs. A U.S. Holder’s initial tax basis in such holder’s CVRs would equal the fair market value of such CVRs on the date of their issuance, and the U.S. Holder’s basis in such holder’s common stock will be reduced by such amount. The holding period of such CVRs would begin on the day after the date of issuance. Because Aerpio and Aadi intend to treat the issuance of the CVRs as a distribution of property, U.S. Holders should assume that Aerpio will deliver a Form 1099-DIV notifying them of the portion of the CVR value, if any, that is treated as a dividend for U.S. federal income tax purposes.

Consistent with the above treatment, any future payments received by a U.S. Holder on a CVR could be treated as a non-taxable return of such U.S. Holder’s adjusted tax basis in the CVR to the extent thereof, and payments in excess of such amount likely as ordinary income. U.S. Holders should consult their tax advisors with respect to the proper characterization of any future payments under the CVR Agreement.

Assuming the issuance of the CVRs is treated for U.S. federal income tax purposes as a distribution of property with respect to Aerpio’s stock, the CVRs should generally be treated as capital assets for U.S. federal income tax purposes once issued.

Tax Consequences if Treated as a Distribution of Equity. If the issuance of the CVRs is treated as a distribution of equity, each U.S. Holder would be treated as receiving a distribution in an amount equal to the fair market value of the CVRs issued to such U.S. Holder on the date of the issuance. Furthermore, if the issuance of the CVRs is treated as a distribution of equity, U.S. Holders would generally not recognize gain or loss as a result of the issuance of the CVRs. Depending on the fair market value of the CVRs on the date of their issuance, each U.S. Holder’s tax basis in such holder’s common stock would be allocated between such holder’s common stock and such holder’s CVRs. The holding period of such CVRs would include the U.S. Holder’s holding period of such holder’s common stock. Future payments on a CVR received by a U.S. Holder could be treated as dividends to the extent of the U.S. Holder’s pro rata share of Aerpio’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), then as a non-taxable return of capital to the extent of the U.S. Holder’s basis in the CVR, and finally as capital gain from the sale or exchange of the CVR with respect to any remaining value. As discussed above, Aerpio and Aadi do not intend to report the CVR issuance as a distribution of equity and the IRS or a court may disagree with such treatment.

Tax Consequences if Treated as a Debt Instrument. If the CVRs are treated as one or more “debt instruments,” then payments received with respect to the CVRs would likely be treated as payments in retirement of a “debt instrument,” except to the extent of interest imputed under the Code. If this tax treatment were to apply, interest generally would be imputed under complex rules. In such a case, a U.S. Holder would be required to include any such interest in income on an annual basis, whether or not currently paid. As discussed above, Aerpio and Aadi do not intend to report the CVR issuance as a distribution of a debt instrument but the IRS or a court may disagree with such treatment.

Tax Consequences if Treated as an Open Transaction. If the value of the CVRs on the closing date cannot be “reasonably ascertained”, the receipt of CVRs could be treated as an “open transaction” for U.S. federal income tax purposes. In such a case, each U.S. Holder would not immediately take the CVRs into account in determining whether such holder must recognize gain, if any, on the receipt of the CVRs and such holder would take no tax basis in the CVRs. Rather, the U.S. Holder’s U.S. federal income tax consequences would be determined based on whether the CVRs were treated as a distribution of property or as debt or equity at the time the payments with respect to the CVRs are received or deemed received in accordance with the U.S. Holder’s regular method of accounting. As discussed above, Aerpio and Aadi do not intend to report the CVR issuance as an open transaction for U.S. federal income tax purposes and the IRS or a court may disagree with such treatment.

A holder of Aerpio common stock that is not a U.S. Holder should discuss the consequences of the CVRs with their tax adviser. In particular, any amounts with respect to the issuance of the CVR or any payments on the CVR treated as a dividend or interest for U.S. federal income tax purposes could be subject to U.S. withholding tax of up to 30%.

Alternative Treatment of the Receipt of CVRs and the reverse stock split as a Single Recapitalization. Although the matter is not free from doubt, Aerpio intends to treat the receipt of CVRs and the reverse stock split as separate transactions for U.S. federal income tax purposes. Notwithstanding Aerpio’s position that the receipt of CVRs and the reverse stock split are appropriately treated as separate transactions, it is possible that the IRS or a court could determine that the receipt of the CVRs and the reverse stock split constitute a single “recapitalization” for U.S. federal income tax purposes. In such case, the tax consequences of the receipt of CVRs and the reverse stock split would differ from those described above and would depend in part on many of the same considerations described above, including whether the CVRs should be treated as property, equity or debt instruments or should be subject to the “open transaction” doctrine. In general, if the CVRs are treated as property and are not subject to the “open transaction” doctrine, then a U.S. Holder could be required to recognize gain (but not loss) equal to the lesser of (i) the fair market value of the CVRs received, and (ii) the excess (if any) of (A) the sum of (1) the fair market value of the CVRs received and (2) the fair market value of the common stock received in the reverse stock split, over (B) the U.S. Holder’s adjusted tax basis in the common stock surrendered in the reverse stock split.

PLEASE CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE PROPER CHARACTERIZATION OF THE RECEIPT OF, AND PAYMENTS WITH RESPECT TO, THE CVRs.

Reverse Stock Split

Aerpio stockholders generally will not recognize gain or loss as a result of the reverse stock split, except to the extent an Aerpio stockholder receives cash in lieu of a fractional share of Aerpio common stock. The aggregate adjusted tax basis in the shares of Aerpio common stock received pursuant to the reverse stock split will equal the aggregate adjusted tax basis of the shares of Aerpio common stock exchanged therefor. In general, each Aerpio stockholder’s holding period for the shares of Aerpio common stock received pursuant to the reverse stock split will include the holding period in the shares of Aerpio common stock exchanged therefor. Aerpio stockholders that acquired Aerpio common stock on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.

An Aerpio stockholder that is a U.S. Holder who receives cash in lieu of a fractional share of Aerpio common stock pursuant to the reverse stock split generally will recognize gain or loss equal to the difference between the amount of cash received for such fractional share and the portion of such stockholder’s tax basis in the Aerpio common stock allocated to the fractional share. Gain or loss recognized with respect to cash received in lieu of a fractional share of Aerpio common stock generally will be capital gain or loss, and generally will be long-term capital gain or loss if, as of the effective time of the merger, the stockholder’s holding period for such shares of Aerpio common stock is greater than one year. Long-term capital gains of certain non-corporate taxpayers, including individuals, are generally taxed at preferential rates. The deductibility of capital losses is subject to limitations.

An Aerpio stockholder that is a not a U.S. Holder who receives cash in lieu of a fractional share of Aerpio common stock pursuant to the reverse stock split generally will not be subject to U.S. federal income tax on any gain recognized in connection with such reverse stock split unless:

•

that gain is effectively connected with such holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment);

•	such holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met; or

•

we are or have been a “U.S. real property holding corporation” (referred to as a “USRPHC”) for U.S. federal income tax purposes during the shorter of such holder’s holding period or the 5-year period ending on the date of disposition of the common stock and certain other conditions are met. We believe we are not, and we do not anticipate becoming, a USRPHC for U.S. federal income tax purposes.

The tax consequences to you of reverse stock split will depend on your particular facts and circumstances. Please consult your tax advisors as to the specific tax consequences to you.

THE SPECIAL MEETING

Date, Time and Place

The special meeting of Aerpio’s stockholders will be held at [●] Eastern Time, on [●], 2021 at [URL].

Purpose of the Special Meeting

The purpose of the special meeting is to consider and vote on the following proposals:

1.

To approve the issuance of Aerpio common stock pursuant to the merger agreement and the issuance of Aerpio common stock and Aerpio pre-funded warrants pursuant to the merger agreement and/or the PIPE financing and the resulting change of control of Aerpio pursuant to the Nasdaq rules;

2.	To approve an amended and restated certificate of incorporation of Aerpio;

3.	To approve the equity incentive award plan;

4.	To approve the employee stock purchase plan; and

5.	To adjourn or postpone the special meeting.

If Aerpio is to complete the merger with Aadi, stockholders must approve Proposals 1 and 2. The approval of Proposals 3, 4 or 5 is not a condition to the completion of the merger with Aadi; however, pursuant to the merger agreement, Aerpio and Aadi have each agreed that they will use commercially reasonable efforts to cause Aerpio’s stockholders to approve Proposals 3 and 4.

Record Date; Shares Outstanding and Entitled to Vote

The Aerpio Board has fixed [●], 2021 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. Only holders of record of shares of Aerpio common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting. At the close of business on the record date, Aerpio had [●] shares of Aerpio common stock outstanding and entitled to vote at the special meeting. Each holder of record of shares of common stock on the record date will be entitled to one vote for each share held on all matters to be voted upon at the special meeting.

Quorum

Under the by-laws, the holders of a majority in voting power of the shares of Aerpio common stock issued and outstanding and entitled to vote at the meeting, present virtually or represented by proxy, shall constitute a quorum at any meeting of stockholders. If less than a quorum is present at a meeting, then either (i) the presiding officer of the meeting or (ii) a majority in voting power of the stockholders entitled to vote at the meeting, present virtually or represented by proxy, shall have power to adjourn or postpone the meeting from time to time. The inspector of election appointed for the special meeting will determine whether a quorum is present. The inspector of election will treat abstentions as present for purposes of determining the presence of a quorum.

If a beneficial owner of shares held in “street name” by a bank, broker or other nominee does not provide the organization that holds its shares with specific voting instructions, then, under applicable rules, the organization that holds its shares may generally vote on “discretionary” matters but cannot vote on “non-discretionary” matters. If the organization that holds the beneficial owner’s shares does not receive instructions from such stockholder on how to vote its shares on any proposal to be voted on at the special meeting, that bank, broker or other nominee will inform the inspector of election at the special meeting that it does not have authority to vote on any proposal at the special meeting with respect to such shares, and, furthermore, such shares will not be deemed to be in attendance at the meeting. This is generally referred to as a

“broker non-vote.” However, if the bank, broker or other nominee receives instructions from such stockholder on how to vote its shares as to at least one proposal but not all of the proposals, the shares will be voted as instructed on any proposal which voting instructions have been given but will not be voted on the other, uninstructed proposal(s).

If a quorum is not present, the only business that can be transacted at the special meeting is the adjournment or postponement of the meeting to another date or time.

How to Vote Your Shares

If you hold your shares in your own name, you may submit a proxy by telephone, via the internet or by mail or vote by attending the special meeting via the Internet and voting during the special meeting.

•	Submitting a Proxy by Telephone: You can submit a proxy for your shares by telephone until [●] Eastern Time on [●], 2021 by calling the toll-free telephone number on the enclosed proxy card.

•

Submitting a Proxy via the internet: You can submit a proxy via the internet until 11:59 PM Eastern Time on [●], 2021 by accessing the web site listed on your proxy card and following the instructions you will find on the web site.

•

Submitting a Proxy by Mail: If you choose to submit a proxy by mail, simply mark the enclosed proxy card, date and sign it, and return it in the postage paid envelope provided or return it to [Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717].

By casting your vote in any of the three ways listed above, you are authorizing the individuals listed on the proxy to vote your shares in accordance with your instructions.

If your shares are held in the name of a bank, broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted. Please follow the instructions from the holder of record carefully.

How to Change Your Vote

The proxy accompanying this proxy statement is solicited on behalf of the Aerpio Board for use at the special meeting.

Any Aerpio stockholder of record voting by proxy, other than those Aerpio stockholders who have executed a voting agreement and irrevocable proxy, has the right to revoke the proxy at any time before the polls close at the special meeting by:

•	delivering a written notice stating that he, she or it would like to revoke his, her or its proxy to Aerpio’s Secretary;

•	delivering a duly executed proxy card to Aerpio’s Secretary bearing a later date than the proxy being revoked;

•	submitting a proxy on a later date by telephone or via the internet (only your last telephone or internet proxy will be counted), before [●] Eastern Time on [●], 2021; or

•	attending the special meeting, withdrawing his, her or its proxy, and voting during the special meeting via the Internet. Attendance alone at the special meeting will not revoke a proxy.

If a stockholder of Aerpio has instructed a broker to vote its shares of Aerpio common stock that are held in “street name,” the stockholder must follow directions received from its broker to change those instructions.

Proxies; Counting Your Vote

A majority of the shares entitled to vote, present at the special meeting or represented by proxy constitute a quorum at the special meeting. Stockholders shall have one vote for each share of stock entitled to vote owned by them as of the record date. Assuming the presence of a quorum at the meeting:

•

To approve the issuance of Aerpio common stock pursuant to the merger agreement and the issuance of Aerpio common stock and Aerpio pre-funded warrants pursuant to the subscription agreements and the resulting “change of control” of Aerpio under the Nasdaq rules, the affirmative vote of at least 66 2/3% of the outstanding shares of Aerpio common stock is required. A failure to submit a proxy card or vote at the special meeting, or an abstention will have the same effect as a vote against the approval of this proposal.

•

To approve an amendment and restatement of Aerpio’s certificate of incorporation, including to effect a reverse stock split of Aerpio common stock, the affirmative vote of at least 66 2/3% of the outstanding shares of Aerpio common stock is required. A failure to submit a proxy card or vote at the special meeting, or an abstention will have the same effect as a vote against the approval of this proposal.

•

To approve the adoption of an equity incentive award plan, the affirmative vote of a majority of the votes properly cast for or against at the special meeting is required. A failure to submit a proxy card or vote at the special meeting, or an abstention or “broker non-vote” will have no effect on the outcome of this proposal.

•

To approve the adoption of an employee stock purchase plan, the affirmative vote of a majority of the votes properly cast for or against at the special meeting is required. A failure to submit a proxy card or vote at the special meeting, or an abstention or “broker non-vote” will have no effect on the outcome of this proposal.

•

To consider and vote upon an adjournment or postponement of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposals 1 and 2, the affirmative vote of a majority of the votes properly cast for or against at the special meeting is required. A failure to submit a proxy card or vote at the special meeting, or an abstention or “broker non-vote” will have no effect on the outcome of this proposal.

Appraisal Rights

Aerpio’s stockholders are not entitled to appraisal rights in connection with the merger.

Voting by Aerpio’s Directors, Executive Officers and Certain Stockholders

Certain Aerpio stockholders, including certain directors and officers of Aerpio, owned approximately 1.3% of Aerpio’s fully-diluted common stock and are subject to support agreements, pursuant to which each such stockholder has granted a proxy to Aerpio to vote such stockholder’s shares of Aerpio common stock in favor of the transactions contemplated by the merger agreement, as further described in the section entitled “Agreements Related To The Merger” beginning on page [●] of this proxy statement.

Solicitation of Proxies

Aerpio will bear the cost of soliciting proxies, including the printing, mailing and filing of this proxy statement, the proxy card and any additional information furnished to Aerpio’s stockholders. You will need to obtain your own internet access if you choose to access the proxy materials and/or vote over the internet. Aerpio and Aadi may use the services of its directors, officers and other employees to solicit proxies from Aerpio’s stockholders without additional compensation. In addition, Aerpio has engaged The Proxy Advisory Group, LLC, a proxy solicitation firm, to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements, which are not expected to exceed $45,000 in total. Arrangements will also be made with banks, brokers, nominees, custodians and fiduciaries who are record holders of Aerpio common stock for the forwarding of solicitation materials to the beneficial owners of Aerpio common stock. Aerpio will reimburse these banks, brokers, nominees, custodians and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials.

THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement. A copy of the merger agreement is attached as Annex A to this proxy statement and is incorporated by reference into this proxy statement. The merger agreement has been attached to this proxy statement to provide you with information regarding its terms. The summary of the material terms of the merger agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement. This summary may not contain all of the information about the merger agreement that is important to you. Aerpio urges you to read carefully the merger agreement in its entirety as it is the legal document governing the merger.

Form of the Merger

The merger agreement provides that at the effective time of the merger, the merger subsidiary will be merged with and into Aadi. Upon the consummation of the merger, Aadi will continue as the surviving corporation and will be a wholly-owned subsidiary of Aerpio.

In connection with the merger, Aerpio will be renamed “Aadi Bioscience, Inc.” and will continue trading on Nasdaq under the symbol “AADI”.

Effective Time of the Merger

The merger agreement requires the parties to consummate the merger as promptly as practicable (and in any event within two business days) after all of the conditions to the consummation of the merger contained in the merger agreement are satisfied or waived, including the approval by Aerpio’s stockholders of the issuance of Aerpio common stock and the Aerpio pre-funded warrants in the merger and the PIPE financing and the amended and restated certificate of incorporation of Aerpio effecting the name change of Aerpio to “Aadi Bioscience, Inc.”, the reverse stock split and such other changes as are mutually agreeable to Aerpio and Aadi, Aerpio having a minimum net cash amount of at least $10,000,000 and the consummation of the PIPE financing. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later time as is agreed by Aerpio and Aadi and specified in the certificate of merger. Neither Aerpio nor Aadi can predict the exact timing of the consummation of the merger.

Merger Consideration and Exchange Ratio

At the effective time of the merger:

•

any shares of Aadi common stock held as treasury stock immediately prior to the effective time of the merger shall be canceled and retired and shall cease to exist with no consideration delivered in exchange;

•

each share of Aadi common stock outstanding immediately prior to the effective time of the merger (excluding shares of Aadi common stock held as treasury stock) shall be converted solely into the right to receive a number of shares of Aerpio common stock equal to the Exchange Ratio (as defined in the merger agreement), subject to adjustment to account for the reverse stock split and further adjusted based on Aerpio’s net cash immediately prior to the completion of the merger;

•

if any shares of Aadi capital stock outstanding immediately prior to the effective time of the merger are unvested, then the shares of Aerpio common stock issued in exchange for such shares of Aadi capital stock at the effective time of the merger will to the same extent be unvested and subject to the same repurchase option or risk of forfeiture, and certificates (if any) representing such shares of Aerpio common stock shall accordingly be marked with appropriate legends; and

•	no fractional shares of Aerpio common stock will be issuable to Aadi stockholders pursuant to the merger.

The “Exchange Ratio” means the following ratio (rounded to four decimal places): the quotient obtained by dividing (a) the Aadi Merger Shares by (b) the Aadi Outstanding Shares. For the purposes of calculating the Exchange Ratio:

•	“Aadi Allocation Percentage” means the quotient (rounded to two decimal places) determined by dividing (i) the Aadi Valuation by (ii) the Aggregate Valuation.

•	“Aadi Merger Shares” means the product determined by multiplying (i) the Post-Closing Aerpio Shares by (ii) the Aadi Allocation Percentage.

•

“Aadi Outstanding Shares” means the total number of shares of Aadi common stock outstanding immediately prior to the effective time of the merger expressed on a fully-diluted and as-converted to Aadi common stock basis, and assuming, without limitation or duplication, the issuance of shares of Aadi common stock in respect of all Aadi options (other than Aadi options and restricted stock of Aadi issued with respect to Aadi options and restricted stock of the Aadi to newly hired Aadi employees approved by both the Aerpio Board and the Aadi Board), warrants or other rights to receive such shares, in each case, that will be outstanding immediately after the effective time of the merger.

•	“Aadi Valuation” means $82,500,000.

•	“Aggregate Valuation” means the sum of (i) the Aadi Valuation, plus (ii) the Aerpio Valuation.

•	“Aerpio Allocation Percentage” means the quotient (rounded to two decimal places) determined by dividing (i) the Aerpio Valuation by (ii) the Aggregate Valuation.

•

“Aerpio Outstanding Shares” means the total number of shares of Aerpio common stock outstanding immediately prior to the effective time of the merger expressed on a fully-diluted and as-converted to Aerpio common stock basis (excluding any securities issued in respect of the PIPE financing), and assuming, without limitation or duplication, the issuance of shares of Aerpio common stock in respect of all Aerpio options and any other options, warrants or other rights to receive shares of Aerpio common stock that will be outstanding immediately after the effective time of the merger.

•

“Aerpio Valuation” means the sum of (i) $41,000,000, minus (ii) the Lower Net Cash Amount (if any), plus (iii) the Upper Net Cash Amount (if any); provided, however, that if (i) Net Cash is less than $26,000,000 and (ii) the completion of the merger occurs prior to July 26, 2021, “Aerpio Valuation” shall mean net cash plus $15,000,000.

•	“Lower Net Cash Amount” means if net cash is less than the Lower Target Net Cash, then the amount by which net cash is less than the Target Net Cash.

•	“Lower Target Net Cash” means $24,500,000; provided that such amount shall be reduced by $21,667 for each day the anticipated closing date is after July 26, 2021.

•	“Post-Closing Aerpio Shares” mean the quotient determined by dividing (i) the Aerpio Outstanding Shares by (ii) the Aerpio Allocation Percentage.

•	“Target Net Cash” means $26,000,000; provided that such amount shall be reduced by $21,667 for each day the anticipated closing date is after July 26, 2021.

•	“Upper Net Cash Amount” means, if net cash is greater than the Upper Target Net Cash, then the amount by which net cash is greater than the Target Net Cash.

•	“Upper Target Net Cash” means $27,500,000; provided that such amount shall be reduced by $21,667 for each day the anticipated closing date is after July 26, 2021.

The Exchange Ratio is calculated using a formula intended to allocate to Aadi stockholders (on a fully-diluted basis), a percentage of the combined company. Based on Aadi’s and Aerpio’s capitalization as of May 16, 2021, the Exchange Ratio is currently estimated to be approximately 4.9152 pre-split shares of Aerpio common stock for each share of Aadi common stock, subject to (i) adjustment to account for the effect of the reverse stock split and (ii) an upward or downward adjustment to the extent that Aerpio’s net cash immediately prior to the closing is less than $24,500,000 or greater than $27,500,000 (and as a result, Aerpio stockholders could own more or less of the combined company). In addition, the Aerpio target net cash and lower target net cash and upper target net cash amounts will be reduced by $21,667 per day beginning on July 26, 2021 through the closing date of the merger, potentially resulting in a corresponding adjustment to the exchange ratio and to the ownership percentage of Aadi’s stockholders in the combined company.

Immediately after the merger, based on the Exchange Ratio, it is expected that Aadi’s existing stockholders will own, or hold rights to acquire, approximately 66.8% of the fully-diluted common stock of Aerpio with Aerpio’s existing stockholders owning, or holding rights to acquire, approximately 33.2% of the fully-diluted common stock of Aerpio.

The merger agreement does not include a price-based termination right, and there will be no adjustment to the total number of shares of Aerpio common stock that Aadi’s stockholders will be entitled to receive for changes in the market price of Aerpio common stock after the date the merger agreement was signed. Accordingly, the market value of the shares of Aerpio common stock issued pursuant to the merger will depend on the market value of the shares of Aerpio common stock at the time the merger closes, and could vary significantly from the market value on the date of this proxy statement.

The merger agreement provides that, at the effective time of the merger, Aerpio will deposit with an exchange agent acceptable to Aerpio and Aadi evidence of book-entry shares representing the shares of Aerpio common stock issuable to Aadi’s stockholders.

The merger agreement provides that, promptly after the effective time of the merger, the exchange agent will mail to each record holder of Aadi common stock immediately prior to the effective time of the merger a letter of transmittal and instructions for surrendering and exchanging Aadi stock certificates held by such record holder in exchange for book-entry shares of Aerpio common stock. Upon surrender of an Aadi stock certificate for exchange to the exchange agent, together with a duly executed letter of transmittal and such other documents as the exchange agent or Aerpio may reasonably require, the Aadi stock certificate surrendered will be cancelled and the holder of such Aadi stock certificate will be entitled to receive book-entry shares representing the number of whole shares of Aerpio common stock that such holder has the right to receive pursuant to the provisions of the merger agreement.

From and after the effective time of the merger, until it is surrendered, each certificate that previously evidenced shares of Aadi common stock or shares of Aadi preferred stock will be deemed to represent only the right to receive book-entry shares of Aerpio common stock.

If any Aadi stock certificate has been lost, stolen or destroyed, Aerpio may, in its reasonable discretion, and as a condition precedent to the delivery of any book-entry shares of Aerpio common stock, require the owner of such lost, stolen or destroyed certificate to provide an affidavit with respect to such Aadi stock certificate that includes an obligation of such owner to indemnify Aerpio against any claim suffered by Aerpio related to the lost, stolen or destroyed Aadi stock certificate as Aerpio may reasonably request.

Aerpio will not pay dividends or other distributions on any shares of Aerpio common stock to be issued in exchange for shares of Aadi capital stock represented by any unsurrendered Aadi stock certificate until such Aadi stock certificate is surrendered as provided in the merger agreement.

Determination of Aerpio’s Net Cash

The merger agreement includes a condition to Aadi’s obligation to close the merger that requires Aerpio to have a minimum of $10,000,000 in net cash immediately prior to the completion of the merger (as calculated pursuant to the terms of the merger agreement). The completion of the merger could be delayed if Aadi and Aerpio are not able to agree upon the amount of Aerpio’s net cash as of Aerpio’s net cash determination date.

Under the merger agreement, Aerpio’s “net cash” is defined as, in Aerpio’s determination in a manner consistent with the manner in which such items were historically determined and in accordance with Aerpio’s audited financial statements (including any related notes) and unaudited interim balance sheet, (i) the sum of (without duplication) Aerpio’s cash and cash equivalents minus (ii) the sum of (without duplication) (a) all accounts payable and accrued expenses (other than accrued expenses which are Aerpio’s Transaction Costs (as defined in the merger agreement)) and other current and long-term liabilities payable in cash or other obligation for borrowed money, (b) all payments due as a result of, or accrued in connection with, the transactions contemplated by the merger agreement that are not Aerpio’s Transaction Costs minus (iii) all of Aerpio’s unpaid Transaction Costs minus (iv) 50% of all costs, expenses and liabilities related to Transaction Litigation (as defined in the merger agreement) up to $500,000, and 100% of all costs, expenses and liabilities related to Transaction Litigation exceeding $500,000 will be fully borne by Aerpio and will be deducted from net cash, minus (v) all payables or obligations, whether absolute, contingent or otherwise, related to Aerpio’s lease obligations (net of any rights of Aerpio to receive payments relating to the property subject to such lease obligation under a sublease or otherwise that are reasonably likely to be utilized by Aerpio and/or surviving corporation on or following the completion of the merger) minus (vi) all actual and reasonably projected costs and expenses relating to the winding down of Aerpio’s prior research and development activities, plus (vii) all prepaid Aerpio expenses that are reasonably likely to be utilized by Aerpio and/or surviving corporation on or following the completion of the merger minus (viii) the aggregate costs for obtaining a six year “tail” policy on its directors’ and officers’ liability insurance as set forth in the merger agreement, plus (ix) the amount of any net cash consideration (including as a result of liquidating any non-cash consideration) (less any related liabilities or obligations) received by Aerpio for any Aspen Legacy Transaction (as defined in the merger agreement) prior to the completion of the merger, and minus (x) any liabilities resulting from or in connection with the application of Section 280G of the Code in connection with the transactions contemplated by the merger agreement, and minus (xi) any unpaid costs, expenses, fees or other liabilities, including any indebtedness, occurring prior to or resulting from acts, omissions or circumstance related to Aerpio occurring prior to the completion of the merger and to the extent not already excluded under clauses (i) through (xi) above. Notwithstanding the foregoing, net cash shall not be affected by (y) amounts related to consultants due diligence costs for the benefit of the surviving corporation to the extent such amounts do not exceed $150,000; provided, however, that any amount in excess of $150,000 will be a deduct from net cash, or (z) any portion of the annual director and officer insurance premium renewal due on or about August 1, 2021 that is attributable to the surviving corporation after the anticipated closing date. For the avoidance of doubt, amounts placed in escrow or earnout, contingent or other post-closing payments, including milestone or royalty payments, in connection with the Aspen Legacy Transaction will not adjust net cash unless (and only to the extent that) such amounts are actually received, and no longer subject to any contingency, by Aerpio.

Aerpio’s net cash at the net cash determination date is subject to numerous factors, many of which are outside of Aerpio’s control. If Aerpio and Aadi cannot agree on the amount net cash, the amount of net cash will be determined by an independent auditor of national standing jointly selected by Aerpio and Aadi as set forth in the merger agreement. Furthermore, the Exchange Ratio at the completion of the merger will be subject to adjustment to the extent that Aerpio’s net cash immediately prior to the completion of the merger is less than $24,500,000 or greater than $27,500,000 (and as a result, Aerpio’s stockholders and Aadi’s stockholders could own more or less of the combined company), as described under “The Merger Agreement—Merger Consideration and Exchange Ratio.” If Aerpio’s net cash immediately prior to the completion of the merger is less than $10,000,000, based on the manner of calculating net cash pursuant to the merger agreement, Aerpio would be unable to satisfy a closing condition for the merger, in which case Aadi could elect to waive the condition or choose to not consummate the merger.

Equity Awards

Prior to the completion of the merger, unless otherwise determined by the parties, Aerpio will use commercially reasonable efforts to provide fully executed original separation agreements with each Aerpio employee. Aerpio and Aadi shall cause Aerpio to comply with the terms of any employment, severance, retention, change of control, or similar agreement with the Aerpio employees, including with respect to the acceleration of any Aerpio options held by the Aerpio employees.

Pursuant to the merger agreement, at the effective time of the merger, the shares of Aadi capital stock outstanding immediately prior to the effective time of the merger that are unvested or are subject to a repurchase option or a risk of forfeiture under any applicable restricted stock purchase agreement or other similar agreement with Aadi, shall be substituted for the shares of Aerpio common stock that are to the same extent unvested and subject to the same repurchase option or risk of forfeiture, and certificates (if any) representing such shares of Aerpio common stock shall accordingly be marked with appropriate legends. Aadi shall use its commercially reasonable efforts to take all actions that may be reasonably necessary to ensure that, from and after the effective time of the merger, Aerpio is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

Pursuant to the merger agreement, at the effective time of the merger, each Aadi option that is outstanding and unexercised immediately prior to the effective time of the merger issued under Aadi’s existing employee plan, whether or not vested, shall be substituted for an Aerpio option, and Aerpio shall take all necessary steps to effectuate such substitution. From and after the effective time of the merger, (i) each substituted Aadi option may be exercised solely for shares of Aerpio common stock, (ii) the number of shares of Aerpio common stock subject to each Aadi option assumed by Aerpio shall be determined by multiplying (A) the number of shares of Aadi common stock that were subject to such Aadi option, as in effect immediately prior to the effective time of the merger, by (B) the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Aerpio common stock, (iii) the per share exercise price for the Aerpio common stock issuable upon exercise of each Aadi option assumed by Aerpio shall be determined by dividing (A) the per share exercise price of Aadi common stock subject to such Aadi option, as in effect immediately prior to the effective time of the merger, by (B) the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent and (iv) any restriction on the exercise of any Aadi option assumed by Aerpio shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Aadi option shall otherwise remain unchanged;

Prior to the completion of the merger, the Aerpio Board shall have adopted appropriate resolutions and taken all other actions necessary and appropriate to provide that the vesting of each unexpired, unexercised and unvested Aerpio option, shall be accelerated in full effective as of immediately prior to the effective time of the merger and each unexpired, unexercised, and fully vested Aerpio option shall continue to remain outstanding in accordance with its terms after the effective time of the merger.

As soon as practicable (and in any event within ten days) following the signing of the merger agreement, the Aerpio Board will adopt resolutions and take other actions as may be reasonably necessary or required to provide that (i) each individual participating in an Offering (as defined in the Aerpio employee stock purchase plan) in progress on the date of the merger agreement will not be permitted to (A) increase his or her payroll contribution rate pursuant to the Aerpio employee stock purchase plan from the rate in effect as of the date hereof; or (B) make separate non-payroll contributions to the Aerpio employee stock purchase plan on or following the date hereof, except as may be required by applicable law, and (ii) no individuals will be permitted to newly enroll in the Aerpio employee stock purchase plan following the date of the merger agreement. Prior to the closing date, Aerpio will take all action that may be necessary to, cause any outstanding Offering that is in progress on such date shall terminate and be the final Offering under the Aerpio employee stock purchase plan and the accumulated payroll deductions of each participant under the Aerpio employee stock purchase plan will be returned to the participant by Aerpio pursuant to the terms of the Aerpio employee stock purchase plan, without issuance of any shares of Aerpio common stock

Employees

Prior to the completion of the merger, unless otherwise determined by the parties, Aerpio will use commercially reasonable efforts to provide fully executed original separation agreements with each Aerpio employee. Aerpio and Aadi shall cause Aerpio to comply with the terms of any employment, severance, retention, change of control, or similar agreement, subject to the provisions of such agreements.

Unless otherwise requested by Aadi in writing at least 10 business days prior to the closing date, the Aerpio Board shall take (or cause to be taken) all actions to adopt such resolutions as may be necessary or appropriate to terminate, effective no later than the day prior to the closing date, any Aerpio employee plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code.

Regulatory Approvals

Neither Aerpio nor Aadi is required to make any filings or to obtain approvals or clearances from any antitrust regulatory authorities in the United States or other countries to consummate the merger. In the United States, Aerpio and Aadi must comply with applicable federal and state securities laws and the Nasdaq rules in connection with the issuance of shares of Aerpio common stock in the merger, including the filing with the SEC of this proxy statement and the required stockholder approval for the resulting “change of control” of Aerpio under the Nasdaq rules.

Nasdaq Listing

Aerpio common stock is currently listed on Nasdaq under the symbol “ARPO”. Pursuant to the merger agreement, Aerpio has agreed to use its commercially reasonable efforts to maintain its existing listing on Nasdaq until the effective time of the merger and obtain approval of the listing of the combined corporation on Nasdaq, cause the shares of Aerpio common stock being issued in the merger to be approved for listing on Nasdaq at or prior to the effective time of the merger, and effect the reverse stock split.

Adoption of Aerpio’s Amended and Restated Certificate of Incorporation; Certificate of Incorporation of the Surviving Corporation

Stockholders of record of Aerpio common stock on the record date for the special meeting will be asked to approve the adoption of an amended and restated certificate of incorporation of Aerpio to effect the reverse stock split as contemplated in the merger agreement, which requires the affirmative vote of holders of shares representing 66 2/3% of all shares of Aerpio common stock outstanding on the record date for the special meeting as further described in the section titled “Matters Being Submitted to a Vote of Aerpio’s Stockholders—Proposal 2: Approval of the Amended and Restated Certificate of Incorporation”).

The certificate of incorporation of the surviving corporation will be amended and restated in its entirety in the form attached to this proxy statement as Annex B.

Conditions to the Completion of the Merger

Each party’s obligation to complete the merger is subject to the satisfaction or waiver by each of the parties, at or prior to the merger, of various conditions, which include the following:

•

there must not have been issued, and remain in effect, any temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the merger or any of the other transactions contemplated by the merger agreement by any court of competent jurisdiction or other governmental entity of competent jurisdiction, and no law, statute, rule, regulation, ruling or decree shall be in effect which has the effect of making the consummation of the merger or any of the other transactions contemplated by the merger agreement illegal;

•	the holders of 66 2/3% of the outstanding shares of Aerpio common stock must have approved the issuance of Aerpio common stock in the merger, and the reverse stock split;

•

certain Aadi stockholders must have adopted and approved, among other items, the merger agreement and the merger, waiver of certain rights and investor protective provisions, termination of certain stockholder agreements, corporate name change and conversion of preferred stock, which adoption and approval was obtained on May 16, 2021;

•	Nasdaq must have approved the listing of additional shares of Aerpio common stock, including the shares to be issued in connection with the merger;

•	any waiting period applicable to the consummation of the merger under the HSR Act shall have expired or been terminated;

•

Aerpio shall have received, or substantially concurrently with the completion of the merger will receive, the PIPE financing proceeds of at least $50,000,000 on the terms and conditions set forth in the subscription agreement.

In addition, each party’s obligation to complete the merger is subject to the satisfaction or waiver by that party of the following additional conditions:

•

the representations and warranties regarding certain matters, including matters related to organization, authority, vote required and (a) in the case of Aadi, transaction with affiliates, and (b) in the case of Aerpio, shell status and financial advisors, in the merger agreement must be true and correct in all material respects on the date of the merger agreement and on the closing date of the merger with the same force and effect as if made on the date on which the merger is to be completed or, if such representations and warranties address matters as of a particular date, then as of that particular date;

•

the representations and warranties regarding capitalization matters of the other party in the merger agreement must be true and correct in all respects on the date of the merger agreement and on the closing date of the merger with the same force and effect as if made on the date on which the merger is to be completed or, if such representations and warranties address matters as of a particular date, then as of that particular date, except for such inaccuracies which are de minimis, individually or in the aggregate;

•

the remaining representations and warranties of the other party in the merger agreement must be true and correct on the date of the merger agreement and on the closing date of the merger with the same force and effect as if made on the date on which the merger is to be completed or, if such representations and warranties address matters as of a particular date, then as of that particular date, except in each case, or in the aggregate, where the failure to be so true and correct would not reasonably be expected to have an Aadi Material Adverse Effect or Aerpio Material Adverse Effect (each as defined below), as applicable (without giving effect to any references therein to any Aadi Material Adverse Effect or Aerpio Material Adverse Effect, as applicable, or other materiality qualifications);

•

the other party to the merger agreement must have performed or complied with in all material respects all of such party’s agreements and covenants required to be performed or complied with by it under the merger agreement at or prior to the effective time of the merger; and

•	the other party must have delivered certain certificates and other documents required under the merger agreement for the completion of the merger.

In addition, the obligation of Aerpio and the merger subsidiary to complete the merger is further subject to the satisfaction or waiver of the following conditions:

•

there shall have been no effect that, considered together with all other effects that have occurred, has or would reasonably be expected to have a material adverse effect on the business, financial condition, operations or results of operations of Aadi or its subsidiaries, taken as a whole (referred to as an “Aadi Material Adverse Effect”); provided, however, that effects arising or resulting from the following shall not be taken into account in determining whether there has been an Aadi Material Adverse Effect: (a) the announcement of the merger agreement or the pendency of the transactions contemplated under the merger agreement, (b) any natural disaster or any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation or armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing, (c) any epidemic or pandemic (including continuation or escalation of the COVID-19 pandemic or orders issued by a governmental authority in response to the COVID-19 pandemic) in the United States or any other country or region in the world, or any escalation of the foregoing, (d) any change in GAAP or applicable law or the interpretation thereof, (e) general economic or political conditions or conditions generally affecting the industries in which Aadi and its subsidiaries operate, or (f) any change in the cash position of Aadi and its subsidiaries which results from operations in the ordinary course of business; except in each case with respect to clauses (c), (d), and (f), to the extent disproportionately affecting Aadi and its subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which the Aadi and its subsidiaries operate.

In addition, the obligation of Aadi to complete the merger is further subject to the satisfaction or waiver of the following conditions:

•

there shall have been no effect that, considered together with all other effects that have occurred, has or would reasonably be expected to have a material adverse effect on the business, financial condition, operations or results of operations of Aerpio (referred to as a “Aerpio Material Adverse Effect”); provided, however, that Aerpio arising or resulting from the following shall not be taken into account in determining whether there has been an Aerpio Material Adverse Effect: (a) the announcement of the merger agreement or the pendency of the transactions contemplated under the merger agreement, (b) any change in the stock price or trading volume of Aerpio common stock (it being understood, however, that any effect causing or contributing to any change in stock price or trading volume of Aerpio common stock may be taken into account in determining whether an Aerpio Material Adverse Effect has occurred, unless such effects are otherwise excepted from this definition), (c) the sale or winding down of the Aspen Legacy Business (as defined in the merger agreement) and Aerpio’s operations, and the sale, license or other disposition of the Aspen Legacy Assets in compliance with the terms of the agreement and applicable law, (d) any natural disaster or any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation or armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing, (e) any epidemic or pandemic (including continuation or escalation of the COVID-19 pandemic or orders issued by a governmental authority in response to the COVID-19 pandemic) in the United States or any other country or region in the world, or any escalation of the foregoing, (f) any change in GAAP or applicable law or the interpretation thereof or (g) general economic or political conditions or conditions generally affecting the industries in which Aerpio operates; except, in each case with respect to clauses (d), (e), and (f), to the extent disproportionately affecting Aerpio relative to other similarly situated companies in the industries in which Aerpio operates;

•	Aerpio’s net cash shall have been determined to be at least equal to $10,000,000; and

•	Aerpio shall have taken all actions necessary to cause the individuals agreed to by Aerpio and Aadi to constitute the Aerpio Board.

Representations and Warranties

The merger agreement contains customary representations and warranties of Aerpio and Aadi for a transaction of this type relating to, among other things:

•	corporate organization and power, and similar corporate matters;

•	subsidiaries;

•	authority to enter into the merger agreement and the related agreements;

•	votes required for completion of the merger and approval of the proposals that will come before the special meeting and that will be the subject of Aadi’s stockholders’ consent;

•	except as otherwise specifically disclosed pursuant to in the merger agreement, the fact that the consummation of the merger would not contravene or require the consent of any third party;

•	capitalization;

•	financial statements and with respect to Aerpio, documents filed with the SEC and the accuracy of information contained in those documents;

•	material changes or events;

•	liabilities;

•	title to assets;

•	real property and leaseholds;

•	intellectual property;

•	the validity of material contracts to which the parties or their subsidiaries are a party and any violation, default or breach to such contracts;

•	regulatory compliance, permits and restrictions;

•	legal proceedings and orders;

•	tax matters;

•	employee and labor matters and benefit plans;

•	environmental matters;

•	insurance;

•	transactions with affiliates;

•	any brokerage or finder’s fee or other fee or commission in connection with the merger;

•	privacy and data security;

•	with respect to Aadi, the accredited investor status of the stockholders of Aadi; and

•

with respect to Aerpio, the valid issuance in the merger of Aerpio common stock, no bad actors, the PIPE financing, shell status, affirmation that Aerpio is not a competitor to a certain contracting party of Aadi’s and Exchange Act registration.

The representations and warranties are, in many respects, qualified by materiality and knowledge, and will not survive the merger, but their accuracy forms the basis of one of the conditions to the obligations of Aerpio and Aadi to complete the merger.

No Solicitation

Aerpio agrees that, during the period commencing on the date of the merger agreement and ending on the earlier of the consummation of the merger or the termination of the merger agreement, neither it nor any of its subsidiaries shall, nor shall it or any of its subsidiaries authorize any of its representatives to, directly or indirectly: (i) solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any “acquisition proposal” or “acquisition inquiry” or take any action that could reasonably be expected to lead to an acquisition proposal or acquisition inquiry, (ii) furnish any non-public information regarding Aerpio to any person in connection with or in response to an acquisition proposal or acquisition inquiry, (iii) engage in discussions or negotiations with any person with respect to any acquisition proposal or acquisition inquiry, (iv) approve, endorse or recommend any acquisition proposal, (v) execute or enter into any letter of intent or any contract contemplating or otherwise relating to any acquisition transaction or (vi) publicly propose to do any of the foregoing.

An “acquisition inquiry” means, with respect to a party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Aadi, on the one hand, or Aerpio, on the other hand, to the other party) that could reasonably be expected to lead to an acquisition proposal.

An “acquisition proposal” means, with respect to a party, any offer or proposal, whether written or oral (other than an offer or proposal made or submitted by or on behalf of Aadi or any of its affiliates, on the one hand, or by or on behalf of Aerpio or any of its affiliates, on the other hand, to the other party) contemplating or otherwise relating to or which would reasonably be interpreted to lead to any acquisition transaction with such party other than the Aspen Legacy Transaction.

An “acquisition transaction” means any transaction or series of related transactions involving (other than the Aspen Legacy Transaction):

(a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a party is a constituent entity, (ii) in which a person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of a party or any of its subsidiaries or (iii) in which a party or any of its subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of such party or any of its subsidiaries; or

(b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated book value or the fair market value of the assets of a party and its subsidiaries, taken as a whole, other than the sale, divestiture and/or winding down of the Aspen Legacy Business or the sale, license or other disposition of any or all of the Aspen Legacy Assets by Aerpio.

Notwithstanding the foregoing, prior to the approval of the merger agreement by Aerpio’s stockholders, Aerpio may furnish non-public information regarding Aerpio and its subsidiaries to, and enter into discussions or negotiations with, any person in response to a bona fide written acquisition proposal by such person which the Aerpio Board determines in good faith, after consultation with Aerpio’s outside financial advisors and outside legal counsel, constitutes, or is reasonably likely to result in, a “superior offer” (and is not withdrawn) if: (A) neither Aerpio nor any representative of Aerpio shall have breached the solicitation provisions of the merger agreement described above in any material respect, (B) the Aerpio Board concludes in good faith based on the advice of outside legal counsel, that the failure to take such action would reasonably be likely to violate the Aerpio Board’s fiduciary duties under applicable law, (C) at least two business days prior to initially furnishing any such nonpublic information to, or entering into discussions with, such person, Aerpio gives Aadi written notice of the identity of such person and of Aerpio’s intention to furnish nonpublic information to, or enter into discussions with, such person, (D) Aerpio receives from such person an executed acceptable confidentiality agreement and (E) substantially contemporaneously with furnishing any such nonpublic information to such person, Aerpio furnishes such nonpublic information to Aadi (to the extent such information has not been previously furnished by Aerpio to the Aadi).

A “superior offer” means an unsolicited bona fide written acquisition proposal (with all references to 20% in the definition of acquisition transaction being treated as references to greater than 50% for these purposes) that:

(a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) the merger agreement and (b) is on terms and conditions that the Aerpio Board or the Aadi Board, as applicable, determines in good faith, based on such matters that it deems relevant (including the likelihood of consummation thereof and the financing terms thereof), as well as any written offer by the other party to the merger agreement to amend the terms of the merger agreement, and following consultation with its outside legal counsel and financial advisors, if any, are more favorable, from a financial point of view, to Aerpio’s stockholders or the Aadi’s stockholders, as applicable, than the terms of the transactions contemplated under the merger agreement and is not subject to any financing conditions (and if financing is required, such financing is then fully committed to the third party).

Aerpio shall not enter into any definitive agreement that contemplates or otherwise relates to an acquisition transaction that constitutes a superior offer (referred to as a “Permitted Alternative Agreement”) unless: (i) Aadi shall have received written notice from Aerpio of Aerpio’s intention to enter into such Permitted Alternative Agreement at least four business days in advance, with such notice describing in reasonable detail the reasons for such intention as well as the material terms and conditions of such Permitted Alternative Agreement, including the identity of the counterparty together with copies of the then current draft of such Permitted Alternative Agreement and any other related principal transaction documents, (ii) Aerpio shall have complied in all material respects with its obligations the merger agreement, (iii) the Aerpio Board shall have determined in good faith, after consultation with its outside legal counsel, that the failure to enter into such Permitted Alternative Agreement would reasonably be likely to violate its fiduciary obligations under applicable law and (iv) Aerpio shall concurrently pay to Aadi a termination fee of $2,000,000.

The merger agreement also provides that each party will promptly advise the other of the status and terms of, and keep the other party reasonably informed with respect to, any acquisition proposal or any inquiry, indication of interest or request for information that would reasonably be expected to lead to an acquisition proposal or any material change or proposed material change to that acquisition proposal or inquiry, indication of interest or request for information that would reasonably be expected to lead to an acquisition proposal.

During the period commencing on the date of the merger agreement and ending on the earlier of the consummation of the merger or the termination of the merger agreement, Aadi shall not, and Aadi shall cause each of its affiliates and its or their representatives not to, directly or indirectly: (a) solicit, initiate, seek, encourage, promote or support, any inquiry, proposal or offer from, furnish any information regarding Aadi or any of its subsidiaries to, or participate in any discussions or negotiations with, any third party regarding, or in a manner intended or reasonably likely to facilitate, any acquisition proposal or acquisition inquiry; (b) disclose any information not customarily disclosed to any person concerning the business, properties, assets or technologies of Aadi or any of its subsidiaries, or afford to any person access to their respective properties, assets, technologies, books or records, not customarily afforded such access; (c) assist or cooperate with any person to make any inquiry, offer, proposal or indication of interest regarding any acquisition proposal or acquisition inquiry; or (d)  enter into any contract with any person providing for an acquisition proposal or acquisition inquiry.

Meeting of Aerpio’s Stockholders

Aerpio is obligated under the merger agreement to call, give notice of and hold the special meeting for the purposes of voting on the transactions contemplated by the merger agreement, including the merger and the issuance of shares of Aerpio common stock pursuant to Aerpio’s amended and restated certificate of incorporation, the issuance of shares of Aerpio common stock and Aerpio pre-funded warrants and the resulting change of control of Aerpio pursuant to Nasdaq rules, the adoption of the amended and restated certificate of incorporation, and to the extent required by applicable law or regulation, Aerpio’s amended and restated by-laws, an incentive award plan and an employee stock purchase plan in form and substance as agreed to by Aerpio and Aadi, the approval of a non-binding, advisory vote to approve certain compensation that may become payable to Aerpio’s named executive officers in connection with the merger, if applicable, and the reverse stock split, if deemed necessary.

The special meeting shall be held as promptly as practicable after this proxy statement is “cleared” by the SEC. Aerpio has agreed to take reasonable measures to ensure that all proxies solicited in connection with the special meeting are solicited in compliance with all applicable law and Aerpio’s organizational documents. Aerpio’s obligation to call, give notice of and hold the special meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any superior offer or acquisition proposal, or by any withdrawal or modification of the recommendation of the Aerpio Board for stockholders to approve the matters presented at the special meeting.

Directors and Officers Following the Merger

At and immediately after the effective time of the merger, the combined company will initially have a seven member board of directors. The initial directors to serve on the board of directors of the combined company are expected to be Neil Desai, Ph.D., Richard Maroun, Karin Hehenberger, M.D. Ph.D., Anupam Dalal, M.D., Caley Castelein, M.D., Behzad Aghazadeh, M.D. and a director mutually agreed upon by Aerpio and Aadi. At and immediately after the effective time of the merger, the officers of the combined company shall include Neil Desai, Ph.D., President and Chief Executive Officer of Aadi and Caley Castelein, M.D. is expected to serve as chairman of the board of directors of the combined company.

Indemnification of Officers and Directors

From the effective time of the merger through the sixth anniversary of the date on which the effective time of the merger occurs, each of Aerpio and the surviving corporation shall indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the effective time of the merger, a director or officer of Aerpio or Aadi, respectively (referred to as the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, referred to as “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of Aerpio or of Aadi, whether asserted or claimed prior to, at or after the effective time of the merger, in each case, to the fullest extent permitted under the DGCL. Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Aerpio and the surviving corporation, jointly and severally, upon receipt by Aerpio or the surviving corporation from the D&O Indemnified Party of a request therefor; provided that any such person to whom expenses are advanced provides an undertaking to Aerpio, to the extent then required by the DGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification. Without otherwise limiting the D&O Indemnified Parties’ rights with regards to counsel, following the effective time of the merger, the D&O Indemnified Parties shall be entitled to continue to retain Goodwin or such other counsel selected by the D&O Indemnified Parties.

The provisions of the certificate of incorporation and by-laws of Aerpio with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Aerpio that are presently set forth in the certificate of incorporation and by-laws of Aerpio shall not be amended, modified or repealed for a period of six years from the effective time of the merger in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the effective time of the merger, were officers or directors of Aerpio, unless such modification is required by applicable law. The certificate of incorporation and by-laws of the surviving corporation shall contain, and Aerpio shall cause the certificate of incorporation and by-laws of the surviving corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers as those presently set forth in the certificate of incorporation and by-laws of Aerpio.

From and after the effective time of the merger, (i) the surviving corporation shall fulfill and honor in all respects the obligations of Aadi to its D&O Indemnified parties as of immediately prior to the completion of the merger pursuant to any indemnification provisions under Aadi’s organizational documents and pursuant to any indemnification agreements between Aadi and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the effective time of the merger and (ii) Aerpio shall fulfill and honor in all respects the obligations of Aerpio to its D&O Indemnified Parties as of immediately prior to the completion of the merger pursuant to any indemnification provisions under Aerpio’s organizational documents and pursuant to any indemnification agreements between Aerpio and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the effective time of the merger.

From and after the effective time of the merger, Aerpio shall maintain directors’ and officers’ liability insurance policies, with an effective date as of the closing date, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Aerpio. In addition, Aerpio shall purchase, prior to the effective time of the merger, a six-year prepaid “D&O tail policy” for the non-cancellable extension of the directors’ and officers’ liability coverage of Aerpio’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six years from and after the effective time of the merger with respect to any claim related to any period of time at or prior to the effective time of the merger with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Aerpio’s existing policies as of the date of the merger agreement with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of Aerpio by reason of him or her serving in such capacity that existed or occurred at or prior to the effective time of the merger (including in connection with the merger agreement or the transactions contemplated under the merger agreement or in connection with Aerpio’s initial public offering of shares of Aerpio common stock). During the term of the “tail” policy, Aerpio shall not take any action following the effective time of the merger to cause such “tail” policy to be cancelled or any provision therein to be amended or waived in any manner that would adversely affect in any material respect the rights of their former and current officers and directors.

From and after the effective time of the merger, Aerpio shall pay all expenses, including reasonable attorneys’ fees, that are incurred by the persons referred to in this section in connection with their enforcement of the rights provided to such persons in this section. The provisions of this section are intended to be in addition to the rights otherwise available to the current and former officers and directors of Aerpio and Aadi by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their representatives. In the event Aerpio or the surviving corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Aerpio or the surviving corporation, as the case may be, shall succeed to the obligations set forth in this section. Aerpio shall cause the surviving corporation to perform all of the obligations of the surviving corporation under this section.

Covenants; Conduct of Business Pending the Merger

Aerpio has agreed that, except as expressly contemplated or permitted by the merger agreement, as required by applicable law, as required to comply with any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or any other Law, Order, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19 (referred to as the “COVID-19 Measures”), any reasonable action taken or not taken by Aerpio or any of its subsidiaries in good faith to respond to the actual or anticipated effect on Aerpio or any of its subsidiaries of COVID-19 or the COVID-19 Measures, including changes in relationships with officers, employees, agents, independent contractors, suppliers, customers and other business partners, or unless Aadi shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the period commencing on the date of the merger agreement and continuing until the earlier to occur of the termination of the merger agreement and the effective time of the merger, Aerpio shall use commercially reasonable efforts to conduct its business and operations in the ordinary course of business and in material compliance with all applicable law and the requirements of certain contracts. Aerpio has also agreed that, subject to certain limited exceptions, without the consent of Aadi (which consent shall not be unreasonably withheld, delayed or conditioned), it will not, during the period commencing on the date of the merger agreement and continuing until the earlier to occur of the termination of the merger agreement and the effective time of the merger:

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declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities (except for shares of Aerpio common stock from terminated employees, directors or consultants of Aerpio in accordance with the terms of the relevant award agreements in effect on the date of the merger agreement);

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sell, issue, grant, pledge or otherwise dispose of or encumber or authorize the issuance of: (a) any capital stock or other security (except for Aerpio common stock issued upon the valid exercise or settlement of outstanding Aerpio options or Aerpio warrants as applicable and shares of Aerpio common stock issued in connection with the PIPE financing and Aerpio pre-funded warrants), (b) any option, warrant or right to acquire any capital stock or any other security or (c) any instrument convertible into or exchangeable for any capital stock or other security of Aerpio;

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except as required to give effect to anything in contemplation of the completion of the merger, amend any of its organizational documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the transactions contemplated under the merger agreement;

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(A) lend money to any person, (B) incur or guarantee any indebtedness for borrowed money in excess of $100,000, (C) guarantee any debt securities of others or (D) make any capital expenditure or commitment in excess of $100,000;

•	form any subsidiary or acquire any equity interest or other interest in any other entity or enter into a joint venture with any other entity;

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other than in the ordinary course of business: (A) adopt, establish or enter into any employee plan, (B) cause or permit any employee plan to be amended other than as required by law or in order to make amendments for the purposes of Section 409A of the Code, (C) pay any bonus or make any profit-sharing or similar payment to (except with respect to obligations pursuant to any existing employee plan), or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its employees, directors or consultants or (D) increase the severance or change of control benefits offered to any current or new employees, directors or consultants;

•	enter into any material transaction;

•	acquire any material asset or sell, lease or otherwise irrevocably dispose of any of its assets or properties, or grant any encumbrance with respect to such assets or properties;

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make (inconsistent with past practice), change or revoke any material tax election; file any material amendment to any tax return or adopt or change any material accounting method in respect of taxes; enter into any material tax closing agreement, settle any material tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to or relating to any material tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business;

•	enter into, amend or terminate any material contract;

•	forgive any loans to any person, including its employees, officers, directors or affiliates;

•	other than the incurrence or payment of any Transaction Costs, make any expenditures, or discharge or satisfy any liabilities, in each case, in in excess of $200,000;

•	initiate or settle any legal proceeding;

•	other than as required by law or GAAP, take any action to change accounting policies or procedures; or

•	agree, resolve or commit to do any of the foregoing.

Nothing contained in the merger agreement shall give Aadi, directly or indirectly, the right to control or direct the operations of Aerpio prior to the effective time of the merger. Prior to the effective time of the merger, Aerpio shall exercise, consistent with the terms and conditions of the merger agreement, complete unilateral control and supervision over its business operations.

Aadi has agreed that, except as expressly contemplated or permitted by the merger agreement, as required by applicable law, as required to comply with any COVID-19 Measures, any reasonable action taken or not taken by Aadi or any of its subsidiaries in good faith to respond to the actual or anticipated effect on Aadi or any of its subsidiaries of COVID-19 or the COVID-19 Measures, including changes in relationships with officers, employees, agents, independent contractors, suppliers, customers and other business partners, or unless Aerpio shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the period commencing on the date of the merger agreement and continuing until the earlier to occur of the termination of the merger agreement and the effective time of the merger, Aadi shall, and shall cause its subsidiaries to, use commercially reasonable efforts to conduct its business and operations in the ordinary course of business and in material compliance with all applicable law and the requirements of certain contracts. Aadi has also agreed that, subject to certain limited exceptions, without the consent of Aerpio (which consent may not be unreasonably withheld, conditioned or delayed), it will not, during the period commencing on the date of the merger agreement and continuing until the earlier to occur of the termination of the merger agreement and the effective time of the merger:

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declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock; or repurchase, redeem or otherwise reacquire any shares of Aadi capital stock or other securities (except for shares of Aadi capital stock from terminated employees, directors or consultants of Aadi in accordance with the terms of the relevant award agreements in effect on the date of the merger agreement);

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except in connection with issuances of Aadi options and restricted stock of the Aadi to newly hired Aadi employees approved by both the Aerpio Board and the Aadi Board, sell, issue, grant, pledge or otherwise dispose of or encumber or authorize any of the foregoing actions with respect to: (A) any capital stock or other security of Aadi or any of its subsidiaries (except for shares of outstanding Aadi capital stock issued upon the valid exercise of Aadi options), (B) any option, warrant or right to acquire any capital stock or any other security or (C) any instrument convertible into or exchangeable for any capital stock or other security of the Aadi or any of its subsidiaries;

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except as required to give effect to anything in contemplation of the completion of the merger, amend any of its or its subsidiaries’ organizational documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the transactions contemplated under the merger agreement;

•	acquire any equity interest or other interest in any other entity or enter into a joint venture with any other entity;

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other than in the ordinary course of business: (A) adopt, establish or enter into any employee plan, (B) cause or permit any existing employee plan to be amended other than as required by law or in order to make amendments for the purposes of Section 409A of the Code, (C) pay any bonus or make any profit-sharing or similar payment to (except with respect to obligations pursuant to any existing employee plan), or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its employees, directors or consultants or (D) increase the severance or change of control benefits offered to any current or new employees, directors or consultants;

•	enter into any material transaction, for more than $1.5 million.

•	acquire any material asset or sell, lease or otherwise irrevocably dispose of any of its assets or properties, or grant any encumbrance with respect to such assets or properties;

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make (inconsistent with past practice), change or revoke any material tax election; file any material amendment to any tax return or adopt or change any material accounting method in respect of taxes; enter into any material tax closing agreement, settle any material tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to or relating to any material tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business;

•	enter into, amend or terminate any material contract;

•	forgive any loans to any person, including its employees, officers, directors or affiliates;

•	other than as required by law or GAAP, take any action to change accounting policies or procedures; or

•	agree, resolve or commit to do any of the foregoing.

Nothing contained in the merger agreement shall give Aerpio, directly or indirectly, the right to control or direct the operations of the Aadi prior to the effective time of the merger. Prior to the effective time of the merger, Aadi shall exercise, consistent with the terms and conditions of the merger agreement, complete unilateral control and supervision over its business operations.

Other Agreements

Each of Aerpio and Aadi has agreed to use reasonable best efforts to consummate the transactions contemplated by the merger agreement. In connection therewith, without limiting the generality of the foregoing, each party (i) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such party in connection with the transactions contemplated by the merger agreement (ii) shall use commercially reasonable efforts to obtain each consent required to be obtained (pursuant to any applicable law or material contract, or otherwise) by such party in connection with the transactions contemplated by the merger agreement or for such material contract to remain in full force and effect, (iii) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the transactions contemplated by the merger agreement and (iv) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummation of the merger agreement.

Notwithstanding the generality of the foregoing, each party shall use commercially reasonable efforts to file or otherwise submit, as soon as practicable after the date of the merger agreement, all applications, notices, reports and other documents reasonably required to be filed by such party with or otherwise submitted by such party to any governmental authority with respect to the transactions contemplated by the merger agreement, and to submit promptly any additional information requested by any such governmental authority. To the extent required by applicable law, without limiting the generality of the foregoing, the parties shall, promptly and no later than ten (10) business days after the date of the merger agreement, prepare and file, if any, (a) the notification and report forms required to be filed under the HSR Act and (b) any notification or other document required to be filed in connection with the merger under any applicable foreign law relating to antitrust or competition matters. Aadi and Aerpio shall respond as promptly as is practicable to respond in compliance with: (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation and (ii) any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other governmental authority in connection with antitrust or competition matters.

Pursuant to the merger agreement, Aerpio and Aadi have further agreed that:

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The parties shall not and shall not permit any of their respective subsidiaries or representatives to make any disclosure regarding the transactions contemplated by the merger agreement except under certain limited circumstances;

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Aerpio shall keep Aadi informed of any potential Transaction Litigation (as defined in the merger agreement) and shall not settle or compromise or agree to settle or compromise any Transaction Litigation without Aadi’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed);

•	The parties shall take, or refrain from taking, certain actions with respect to tax matters;

•	Aerpio shall be entitled to place appropriate legends on the book entries and/or certificates evidencing shares of Aerpio common stock to be received in the merger by certain Aadi stockholders;

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Aadi shall use commercially reasonable efforts to terminate, immediately prior to the effective time of the merger and without any liability being imposed on Aerpio or the surviving corporation, certain contracts between Aadi and holders of Aadi capital stock, including such contracts granting any person investor rights, rights of first refusal, registration rights or director registration rights;

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Prior to the effective time of the merger, Aerpio shall take such steps to cause acquisition of Aerpio common stock and any options to purchase Aerpio common stock in connection with the transactions contemplated by the merger agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act;

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Aadi will prepare and deliver to Aerpio at least two business days prior to the completion of the merger a certificate signed by either its Chief Executive Officer or its Chief Financial Officer, listing certain information of Aadi’s stockholders and the allocation of shares to be issued to such stockholders;

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Prior to or as of the effective time of the merger, each of Aerpio and Aadi will use commercially reasonable efforts to cause the Aerpio Board and the stockholders to adopt an incentive award plan and an employee stock purchase plan in form and substance as agreed to by the parties;

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The parties shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to enforce its rights under the subscription agreement, and Aerpio shall keep Aadi informed of any proposal to amend the subscription agreements, shall not amend, modify or waive any provisions of the subscription agreement without Aadi’s prior written consent and shall use commercially reasonable efforts to issue Aerpio common stockholder to holders of Aadi common stock in compliance with Rule 506 of Regulation D under the Securities Act or Rule 902 of Regulation S;

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Within 30 calendar days following the completion of the merger, Aerpio shall submit to or file with the SEC a registration statement for a shelf registration on Form S-1 or Form S-3 (if Aerpio is then eligible to use a Form S-3 shelf registration) covering the resale of Aerpio common stock issued in connection with the merger and use its commercially reasonable efforts to have such registration statement declared effective, subject to certain conditions, and indemnify Aadi’s stockholders, directors and officers and each person who controls such stockholders, subject to certain limitation; and

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Prior to the effective time of the merger, each of Aerpio and Aadi will use commercially reasonable efforts to cause, the executive officers and directors continuing with the surviving corporation following the completion of the merger to execute and deliver lock-up agreements substantially in the form attached to the merger agreement as Exhibit B or Exhibit C, respectively.

Termination

The merger agreement may be terminated prior to the effective time of the merger (whether before or after approval and adoption of the merger agreement by Aadi’s stockholders and whether before or after approval by Aerpio’s stockholders, unless otherwise specified below).

•	by mutual written consent of Aerpio and Aadi;

•	by either Aerpio and Aadi if the merger shall not have been consummated by February 15, 2022 (referred to as the “End Date”); provided, however, that the right to terminate the merger agreement shall not be available to the Aerpio and Aadi if such party’s action or failure to act has been a principal cause of the failure of the merger to occur on or before the End Date and such action or failure to act constitutes a breach of the merger agreement, provided, further, however, that, in the event that the SEC has not “cleared” this proxy statement by the date which is 60 days prior to the End Date, then either Aerpio or Aadi shall be entitled to extend the End Date for an additional 60 days by written notice to the other party;

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by either Aerpio or Aadi if a court of competent jurisdiction or other governmental authority shall have issued a final and nonappealable order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the merger agreement;

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by Aerpio if the Required Company Stockholder Vote (as defined in the merger agreement) shall not have been obtained within two business days after the execution of the merger agreement; provided, however, that once the Required Company Stockholder Vote has been obtained, Aerpio may not terminate this agreement pursuant to this provision;

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by either Aerpio or Aadi if the special meeting (including any adjournments and postponements thereof) shall have been held and completed and the matters required to be presented at the special meeting pursuant to the merger agreement shall not have been approved at the special meeting (or at any adjournment or postponement thereof) by the Required Aspen Stockholder Vote (as defined in the merger agreement); provided, however, that the right to terminate the merger agreement shall not be available to Aerpio where the failure to obtain the Required Aspen Stockholder Vote shall have been caused by the action or failure to act of Aerpio and such action or failure to act constitutes a material breach by Aerpio of the merger agreement;

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by Aadi (at any time prior to the approval of the matters required to be presented at the special meeting pursuant to the merger agreement by the Required Aspen Stockholder Vote) if any of the following circumstances (each of the following, referred to as a “Aerpio triggering event”) shall occur: (a) Aerpio shall have failed to include in this proxy statement the recommendation by the Aerpio Board to approve the matters required to be presented at the special meeting pursuant to the merger agreement, (b) the Aerpio Board or any committee thereof shall have withheld, amended, withdrawn or modified the Aerpio Board’s recommendation, publicly proposed to withhold, amend, withdraw or modify the Aerpio Board’s recommendation in a manner adverse to Aadi, adopt, approve or recommend resolution to withdraw or modify the Aerpio Board’s recommendation in a manner adverse to Aadi, or approved, endorsed or recommended any acquisition proposal, (c) a tender offer or exchange offer or similar transaction constituting an acquisition proposal in respect of Aerpio shall have been commenced by a third party, and within 10 days thereof the Aerpio Board shall have failed to recommend that Aerpio stockholders reject such transaction and reaffirmed the recommendation to approve the matters required to be presented at the special meeting pursuant to the merger agreement, (d) Aerpio shall have entered into any letter of intent or similar document or any contract relating to any acquisition proposal (other than an acceptable confidentiality agreement or (e) Aerpio or any director, officer or agent of Aerpio shall have willfully and intentionally breached the provisions summarized under “Merger Agreement—No Solicitation”.

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by Aadi, upon a breach of any representation, warranty, covenant or agreement set forth in the merger agreement by Aerpio or the merger subsidiary or if any representation or warranty of Aerpio or the merger subsidiary shall have become inaccurate, in either case, such that the closing conditions would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that Aadi is not then in material breach of any representation, warranty, covenant or agreement under the merger agreement; provided, further, that if such inaccuracy in Aerpio’s or merger subsidiary’s representations and warranties or breach by Aerpio or the merger subsidiary is curable by the End Date by Aerpio or the merger subsidiary, then the merger agreement shall not terminate pursuant to this provision as a result of such particular breach or inaccuracy until the earlier of (i) the End Date and (ii) the expiration of a 30-day period commencing upon delivery of written notice from the Aadi to Aerpio or the merger subsidiary of such breach or inaccuracy and its intention to terminate (it being understood that the merger agreement shall not terminate as a result of such particular breach or inaccuracy if such breach by Aerpio or the merger subsidiary is cured prior to such termination becoming effective);

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by Aerpio, upon a breach of any representation, warranty, covenant or agreement set forth in the merger agreement by Aadi or if any representation or warranty of Aadi shall have become inaccurate, in either case, such that the closing conditions would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that Aerpio is not then in material breach of any representation, warranty, covenant or agreement under the merger agreement; provided, further, that if such inaccuracy Aadi’s representations and warranties or breach by Aadi is curable by the End Date by Aadi then the merger agreement shall not as a result of such particular breach or inaccuracy until the earlier of (i) the End Date and (ii) the expiration of a 30-day period commencing upon delivery of written notice from Aerpio to Aadi of such breach or inaccuracy and its intention to terminate (it being understood that this Agreement shall not terminate as a result of such particular breach or inaccuracy if such breach by Aadi is cured prior to such termination becoming effective); or

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by Aerpio (at any time prior to the approval of matters required to be presented at the special meeting pursuant to the merger agreement by the Required Aspen Stockholder Vote) in compliance with all of the requirements set forth in this provision, upon the Aerpio Board authorizing Aerpio to enter into a Permitted Alternative Agreement; provided, however, that Aerpio shall not enter into any Permitted Alternative Agreement unless: (i) Aadi shall have received written notice from Aerpio of Aerpio’s intention to enter into such Permitted Alternative Agreement at least four business days in advance, with such notice describing in reasonable detail the reasons for such intention as well as the material terms and conditions of such Permitted Alternative Agreement, including the identity of the counterparty together with copies of the then current draft of such Permitted Alternative Agreement and any other related principal transaction documents, (ii) Aerpio shall have complied in all material respects with its obligations under the merger agreement, (iii) the Aerpio Board shall have determined in good faith, after consultation with its outside legal counsel, that the failure to enter into such Permitted Alternative Agreement would reasonably be likely to violate its fiduciary obligations under applicable law and (iv)  Aerpio shall concurrently pay to Aadi the a termination fee of $2,000,000.

Termination Fee

Aerpio must pay Aadi a termination fee of $2,000,000 if (i) the merger agreement is terminated by Aerpio or Aadi because of failure to close by End Date or failure to obtain Aerpio’s stockholder approval or by Aadi because of the occurrence of an Aerpio triggering event, (ii) at any time after the date of the merger agreement and prior to the special meeting an acquisition proposal with respect to Aerpio shall have been publicly announced, disclosed or otherwise communicated to the Aerpio Board (and shall not have been withdrawn) and (iii) in the event the merger agreement is terminated because of failure to obtain Aerpio’s stockholder approval, within 12 months after the date of such termination, Aerpio enters into a definitive agreement with respect to an acquisition transaction (with all references to 20% in the definition of acquisition transaction being treated as references to 50% for these purposes) or consummates such a transaction whether or not in respect of the acquisition proposal referred to in clause (ii).

If the merger agreement is terminated by Aadi because an Aerpio triggering event has occurred or because Aerpio or the merger subsidiary has breached any of its representations, warranties, covenants or agreements contained in the merger agreement or if any representation or warranty of Aerpio or the merger subsidiary has become inaccurate, in either case such that the conditions to the completion of the merger would not be satisfied as of the time of such breach or inaccuracy, subject to a 30 day cure period, Aerpio shall reimburse Aadi for all Transaction Costs incurred by Aadi in connection with the merger agreement and the transactions contemplated by the merger agreement, up to a maximum of $750,000, by wire transfer of same-day funds within five (5) business days following the date on which Aadi submits to Aerpio true and correct copies of reasonable documentation supporting such expenses. The expense reimbursement pursuant, to the extent paid, shall be credited against any termination fees which becomes payable to Aadi thereafter.

Amendment

The merger agreement may be amended with the approval of the respective boards of directors of Aadi, the merger subsidiary and Aerpio at any time (whether before or after the adoption and approval of the merger agreement by Aadi’s stockholders or before or after obtaining approval of Aerpio’s stockholders); provided, however, that after any such approval of the merger agreement by a party’s stockholders, no amendment shall be made which by law requires further approval of such stockholders without the further approval of such stockholders. The merger agreement may not be amended except by an instrument in writing signed on behalf of each of Aadi, the merger subsidiary and Aerpio.

AGREEMENTS RELATED TO THE MERGER

Support Agreements

In connection with the execution of the merger agreement, certain Aerpio stockholders entered into the support agreements with Aerpio and Aadi pursuant to which, among other things, each of these stockholders agreed, solely in its capacity as a stockholder, to vote (i) in favor of adoption and approval of (A) the issuance of the shares of Aerpio common stock by virtue of the merger, (B) the issuance of the shares of Aerpio common stock in connection with the PIPE financing and (C) any matter that could reasonably be expected to facilitate the merger, the PIPE financing and all other transactions contemplated by the merger agreement and the subscription agreement; (ii) against any Aerpio acquisition proposal, or any agreement, transaction, or other matter that is intended to, or would reasonably be expected to, impede, interfere with, delay, postpone, discourage or materially and adversely affect the consummation of the merger, the PIPE financing and all other transactions contemplated by the merger agreement and the subscription agreement; and (iii) in favor of any proposal to adjourn or postpone the special meeting to a later date, if there are not sufficient votes for the adoption of the merger agreement on the date on which such special meeting is held. The support agreements grant a proxy to vote such shares in favor of the transactions contemplated by the merger agreement and the subscription agreements. In addition, the support agreements place restrictions on the transfer of the shares of Aerpio held by the respective signatory stockholders and prohibits signatory stockholders from facilitating any Aerpio acquisition proposal, provided that the foregoing does not prevent the fulfilment of fiduciary duties by any Aerpio director or officer consistent with the merger agreement and the subscription agreements, or by any trustee or fiduciary of any employee benefit plan or trust.

As of May 16, 2021, stockholders owning in the aggregate approximately 1.3% of the outstanding shares of Aerpio common stock have entered into voting agreements. The Aerpio stockholders that entered into the support agreements are Dr. Gardner, Ms. Marek, Mr. Prelack, Dr. Dugel, Dr. Dalal, Ms. Cohen and Dr. Castelein.

Lock-Up Agreements

In addition, pursuant to the conditions of the merger agreement, certain Aerpio stockholders and certain Aadi stockholders entered into Aadi lock-up agreements with Aerpio and Aadi pursuant to which, among other things, each of these Aerpio and Aadi stockholders agreed, solely in its capacity as a stockholder, not to, except in limited circumstances (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for Aerpio common stock (including without limitation, Aerpio common stock or such other securities which may be deemed to be beneficially owned by the stockholder in accordance with the rules and regulations of the SEC and securities of Aerpio which may be issued upon exercise of a stock option or warrant or settlement of a restricted stock unit or publicly disclose the intention to make any such offer, sale, pledge, grant, transfer or disposition; (ii) enter into any swap, short sale, hedge or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the stockholder’s shares regardless of whether any such transaction described in the aforementioned clause (i) or this clause (ii) is to be settled by delivery of Aerpio common stock or such other securities, in cash or otherwise or (iii) make any demand for or exercise any right with respect to the registration of any shares of Aerpio common stock or any security convertible into or exercisable or exchangeable for Aerpio common stock; from the completion of the merger until 180 days from the completion of the merger. Pursuant to the merger agreement, certain directors and officers of the combined company will execute lock-up agreements prior to the closing of the merger.

Subscription Agreements

On May 16, 2021, concurrently with the execution of the merger agreement, Aerpio entered into a subscription agreement with the PIPE investors, pursuant to, and on the terms and subject to the conditions of which, the PIPE investors have collectively subscribed for approximately $155.0 million of shares of Aerpio common stock and/or Aerpio pre-funded warrants to purchase Aerpio common stock, provided that each purchaser shall only be entitled to purchase Aerpio pre-funded warrants for such number of shares that would cause such purchaser (together with such purchaser’s affiliates and any person acting as a group together with such purchaser or any of such purchaser’s affiliates) to beneficially own shares in excess of the beneficial ownership limitation, which is 9.9% of the number of shares of Aerpio common stock outstanding immediately after giving effect to the issuance of the securities on the closing date, or such higher percentage, or lower percentage not less than 4.9%, as specified in a notice delivered by the applicable purchaser to Aerpio at least 61 days prior to the effectiveness of such higher or lower percentage (unless such purchaser elects, at the time of the execution of the subscription agreement not to be subject to settlement in Aerpio pre-funded warrants). The Aerpio pre-funded warrants have an exercise price equal to $0.001 per warrant share, shall not be exercisable if it would result in a purchaser exceeding the beneficial ownership limitation and shall expire when exercised in full.

The subscription agreement will terminate with no further force and effect upon the earliest to occur of: (a) such date and time as the merger agreement is terminated in accordance with its terms; (b) the mutual written agreement of the parties to such subscription agreement; (c) if any of the conditions to closing, including the completion of the merger, set forth in the subscription agreement are not satisfied or waived on or prior to the time required by the subscription agreement and, as a result thereof, the transactions contemplated by the subscription agreement fail to occur; and (d) if the completion of the merger has not occurred on or before October 31, 2021, other than as a result of a willful breach of a purchaser’s obligations under the subscription agreement.

The closing of the PIPE financing is expected to occur concurrently with, and is conditioned upon, the closing of the merger. Following the closing of the PIPE financing, the former Aadi stockholders are expected to own approximately 29.6% of the outstanding shares of Aerpio common stock on a fully-diluted basis, the stockholders of Aerpio as of immediately prior to the Effective Time of the merger are expected to own approximately 14.7% of the outstanding shares of Aerpio common stock on a fully-diluted basis and the PIPE investors are expected to own approximately 55.7% of the outstanding shares of Aerpio common stock on a fully-diluted basis.

CVR Agreement

The merger agreement contemplates that, at or prior to the effective time of the merger, Aerpio, the holder representative and the rights agent will execute and deliver a CVR agreement, pursuant to which each holder of Aerpio common stock as of immediately prior to the effective time of the merger shall be entitled to one contractual CVR issued by Aerpio, subject to and in accordance with the terms and conditions of the CVR agreement, for each share of Aerpio common stock held by such holder. Each CVR shall entitle the holder thereof to receive 90% of the net proceeds (calculated as gross consideration minus certain permitted deductions), if any, under the license agreement, dated June 24, 2018, entered into by and between Aerpio and Gossamer Bio, Inc., as amended by the Amendment No. 1 thereto and any written definitive agreements entered into by Aerpio and a third party prior to the effective time of the merger related to the sale, license, transfer, disposition, divestiture or other monetization transaction (i.e., a royalty transaction) and/or winding down of the Aspen Legacy Business or any Aspen Legacy Assets (each as defined in the merger agreement) (referred to as the “CVR covered agreements”). The CVRs are not transferable, except in certain limited circumstances as will be provided in the CVR agreement, will not be certificated or evidenced by any instrument and will not be registered with the SEC or listed for trading on any exchange or quotation system. The CVRs will not represent any equity or ownership interest in Aerpio or in any constituent company to the merger and will not have any voting or dividend rights, and interest will not accrue on any amounts payable in respect of the CVRs to any holder.

The right of any Aerpio stockholder to receive any future payment on or derive any value from the CVRs will be contingent solely upon the combined company receiving consideration under the CVR covered agreements within the time periods specified in the CVR agreement. To the extent the permitted deductions exceed gross consideration for any time period, any excess permitted deductions shall be applied against gross consideration in subsequent time period. If the combined company does not receive any consideration under the covered agreements within the time periods specified in the CVR agreement, no payments will be made under the CVRs, and the CVRs will expire valueless. To the extent any non-cash consideration is received by the combined company, the combined company will make applicable payments upon monetization of such non-cash consideration. Further, the combined company will be entitled to retain for its own benefit the remaining 10% of any such net proceeds (as defined in the CVR agreement, if any) received with respect to the applicable time period.

Any portion of any CVRs payment that remains undistributed to the holders six months after the CVRs payment is received by the rights agent from the combined company will be delivered by the rights agent to the combined company, upon demand, and any holder will thereafter look only to the combined company for payment of its share of such returned CVRs payment, without interest, but such Holder will have no greater rights against the combined company than those accorded to general unsecured creditors of the combined company under applicable law. The combined company may amend certain provisions of the CVR agreement without consent of holders or rights agent if such amendments are not adverse to the interests of the holders. Any amendment that is adverse to the interests of the holders requires the consent of the holder representative and the holders must be notified in general terms of such amendment after it is executed. The CVR agreement will expire upon the earlier of (a) the 20 year anniversary of the completion of the merger, and (b) the time at which the Gossamer license agreement has expired or been terminated and no other amounts are reasonably expected to be owed under any other covered agreement (which the combined company shall notify the holder representative of in writing). The combined company also may terminate the CVR agreement upon a change of control event so long as immediately prior to such termination, the combined company pays out net proceeds under the CVR agreement for the remaining term, at the then existing fair market value of the amounts that remain payable or that may be payable under the CVR agreement. Please review the information in the section entitled “Material U.S. Federal Income Tax Considerations of the Merger, the issuance of the CVRs and the Reverse Stock Split” beginning on page [●] of this proxy statement for a summary of the material U.S. federal income tax consequences of the reverse stock split to U.S. Holders.

MATTERS BEING SUBMITTED TO A VOTE OF AERPIO’S STOCKHOLDERS

Proposal 1: Approval of the Issuance of Aerpio Common Stock in the Merger and the Issuance of Aerpio Common Stock and Aerpio Pre-Funded Warrants in the PIPE Financing and the Resulting Change of Control under the Nasdaq Rules

General

Merger Agreement

At the special meeting, Aerpio’s stockholders will be asked to approve the issuance of Aerpio common stock pursuant to the merger agreement. As previously announced, on May 16, 2021, Aerpio and Aadi entered into the merger agreement, pursuant to which a wholly-owned subsidiary of Aerpio will merge with and into Aadi with Aadi surviving as a wholly-owned subsidiary of Aerpio (referred to as the “merger”). At the effective time of the merger, each share of Aadi common stock, outstanding immediately prior to the effective time of the merger will be converted into the right to receive approximately 4.9152 shares of Aerpio’s common stock, subject to adjustment to account for the effect of a reverse stock split of Aerpio’s common stock, at a ratio mutually agreed to by Aerpio and Aadi in the range of one new share for every [●] to [●] shares outstanding (or any whole number in between), to be implemented immediately prior to and contingent upon the consummation of the merger as discussed in this proxy statement, and further adjusted based on Aerpio’s net cash immediately prior to the closing of the merger. In connection with the merger, Aerpio will change its name to “Aadi Bioscience, Inc.” The merger is intended to qualify as a “reorganization” for U.S. federal income tax purposes. The Aerpio Board unanimously approved the merger agreement and the related transactions, and the consummation of the merger was not subject to approval of the Aerpio stockholders. The full text of the merger agreement is attached to this proxy statement as Annex A.

Support Agreements

Concurrently with the execution of the merger agreement, certain Aerpio stockholders, owning in the aggregate approximately 1.3% of the outstanding shares of Aerpio common stock entered into support agreements with Aerpio and Aadi. The support agreements provide, among other things, that the parties to the support agreements will vote the shares of Aerpio common stock held by them in favor of the transactions contemplated by the merger agreement and grant a proxy to vote such shares in favor of the transactions. In addition, the support agreements place restrictions on the transfer of the shares of Aerpio common stock held by the respective signatory stockholders. In addition, Aadi’s stockholders approved the merger on May 16, 2021 via written consent. The form of Support Agreement is attached as Exhibit A to the Merger Agreement, which is filed as Annex A to this proxy statement.

Lock-up Agreements

Concurrently with the execution of the merger agreement, Aerpio’s current directors who will serve on the board of directors of the combined company and certain stockholders of Aadi, which collectively beneficially own or control an aggregate of approximately 96.08% of Aadi’s voting securities, entered into lock-up agreements with Aerpio, pursuant to which such parties have agreed not to, except in limited circumstances, sell or transfer, or engage in swap or similar transactions with respect to, shares of Aerpio common stock, including, as applicable, shares received in the merger and issuable upon exercise of certain warrants and options, from the closing of the merger until 180 days from the closing date of the merger. Pursuant to the merger agreement, certain directors and executive officers of the combined company will execute lock-up agreements prior to the closing of the merger. The forms of lock-up agreement are attached as Exhibit B and Exhibit C to the merger agreement, which is filed as Annex A to this proxy statement.

Contingent Value Rights Agreement

The merger agreement contemplates that at or prior to completion of the merger, Aerpio, the holder representative and the rights agent will execute and deliver a CVR agreement (referred to as the “CVR agreement”), pursuant to which each holder of Aerpio common stock as of immediately prior to the completion of the merger shall be entitled to one contractual CVR (each referred to as a “CVR”) issued by Aerpio, subject to and in accordance with the terms and conditions of the CVR agreement, for each share of Aerpio common stock held by such holder. Each CVR shall entitle the holder thereof to receive 90% of the net proceeds (calculated as gross consideration minus certain permitted deductions), if any, under the CVR covered agreements. The CVRs are not transferable, except in certain limited circumstances as will be provided in the CVR agreement, will not be certificated or evidenced by any instrument and will not be registered with the SEC or listed for trading on any exchange. The form of CVR agreement is attached as Exhibit E to the merger agreement, which is filed as Annex A to this proxy statement.

PIPE Financing and Subscription Agreements

On May 16, 2021, Aerpio entered into subscription agreements (referred to as the “subscription agreements”) with the purchasers named therein (referred to as the “PIPE investors”). Pursuant to the subscription agreements, Aerpio agreed to sell shares of Aerpio common stock (in the form of shares of common stock and/or pre-funded warrants to acquire common stock of Aerpio (referred to as the “Aerpio pre-funded warrants”)) for an aggregate purchase price of approximately $155.0 million (collectively, referred to as the “PIPE financing”). The closing of the PIPE financing is expected to occur concurrently with, and is conditioned upon, the closing of the merger. Following the closing of the PIPE financing, the former Aadi stockholders are expected to own approximately 29.6% of the outstanding shares of Aerpio common stock on a fully-diluted basis, the stockholders of Aerpio as of immediately prior to the effective time of the merger are expected to own approximately 14.7% of the outstanding shares of Aerpio common stock on a fully-diluted basis and the PIPE investors are expected to own approximately 55.7% of the outstanding shares of Aerpio common stock on a fully-diluted basis. The subscription agreement is filed as Annex C to this proxy statement.

Registration Rights Agreement

At the closing of the PIPE financing, in connection with the subscription agreements, Aerpio intends to enter into a registration rights agreement (referred to as the “registration rights agreement”) with the PIPE investors. Pursuant to the registration rights agreement, Aerpio will prepare and file a resale registration statement with the SEC within 30 calendar days following the closing of the PIPE financing (referred to as the “filing deadline”). Aerpio will use its reasonable best efforts to cause this registration statement to be declared effective by the SEC within 60 calendar days of the closing of the PIPE financing (or within 90 calendar days if the SEC reviews the registration statement).

Aerpio will also agree, among other things, to indemnify the PIPE investors, their officers, directors, members, employees and agents, successors and assigns under the registration statement from certain liabilities and pay all fees and expenses (excluding any legal fees of the selling holder(s), and any underwriting discounts and selling commissions) incident to Aerpio’s obligations under the registration rights agreement. The form of registration rights agreement is attached as Exhibit C to the subscription agreements, which is filed as Annex C to this proxy statement.

The Investors; Certain Interests

The PIPE investors include KVP Capital and Acuta Capital Partners, which will invest $10 million and $20 million in the PIPE financing, respectively. Caley Castelein, who serves as a Managing Director of KVP Capital, and Anupam Dalal, who serves as chief investment officer of Acuta Capital Partners, serve as directors of Aerpio. Due to their relationship with PIPE investors, Caley Castelein and Anupam Dalal have an interest in the share issuance proposal.

Use of Proceeds

Gross proceeds from the PIPE financing are expected to be approximately $155.0 million with net proceeds of approximately $145.7 million, after deducting commissions and estimated offering costs. The combined company will use the net proceeds from the PIPE financing for general corporate working capital purposes.

Reasons for Stockholder Approval

Aerpio common stock is listed on the Nasdaq Global Select Market, and, as such, Aerpio is subject to the applicable rules of the Nasdaq Stock Market LLC (referred to as the “Nasdaq Listing Rules”) including Nasdaq Listing Rule 5635. In order to comply with the Nasdaq Listing Rules and to satisfy conditions under the merger agreement, we are seeking stockholder approval of this Proposal 1. Certain sections of Nasdaq Listing Rule 5635 are generally described below:

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Nasdaq Listing Rule 5635(a) requires stockholder approval in connection with the acquisition of the stock or assets of another company if, due to the present or potential issuance of common stock, the common stock of the issuer has or will have upon issuance voting power equal to or in excess of 20% of the voting power outstanding before the issuance of stock or securities convertible into or exercisable for common stock of the issuer.

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Nasdaq Listing Rule 5635(b) requires stockholder approval for issuances of securities that will result in a “change of control” of the issuer. Nasdaq may deem a change of control to occur when, as a result of an issuance, an investor or a group would own, or have the right to acquire, 20% or more of the outstanding shares of common stock or voting power and such ownership or voting power of an issuer would be the largest ownership position of the issuer.

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Nasdaq Listing Rule 5635(d) requires stockholder approval for transactions other than a public offering involving the sale, issuance or potential issuance by an issuer of common equity securities (or securities convertible into or exercisable for common equity securities) at a price that is less than market value of the stock if the number of equity securities to be issued is or may be equal to 20% or more of the common equity securities, or 20% or more of the voting power, outstanding before the issuance.

We are seeking stockholder approval of the share issuance proposal in order to satisfy the requirements of Nasdaq Listing Rule 5635 with respect to the issuance of the Aerpio common stock in the merger and the issuance of the Aerpio common stock and Aerpio pre-funded warrants in the PIPE financing in excess of the 20% of the voting power outstanding before the issuance.

The merger agreement requires Aerpio to submit this Proposal 1 to our stockholders at the special meeting. Approval of this Proposal 1 will constitute approval pursuant to the Nasdaq Listing Rules.

Dilution

If this Proposal 1 and the charter proposal are approved, existing Aerpio stockholders will suffer significant dilution in ownership interests and voting rights as a result of the issuance of shares of Aerpio common stock in the merger and Aerpio common stock and Aerpio pre-funded warrants in the PIPE financing. Upon consummation of the merger agreement, approximately 96,118,961 shares of Aerpio common stock will be issued to current Aadi stockholders, and upon the closing of the PIPE financing, Aerpio will issue shares of Aerpio common stock and Aerpio pre-funded warrants in an amount equal to approximately $155,000,000. The number of shares of Aerpio common stock and Aerpio pre-funded warrants described above does not give effect to any other future issuances of Aerpio common stock or the reverse stock split. The sale into the public market of these shares also could materially and adversely affect the market price of Aerpio common stock.

Vote Required; Recommendation of Board of Directors

The affirmative vote of the holders of at least 66 2/3% of the outstanding shares of Aerpio common stock as of the record date for the special meeting is required for approval of Proposal 1. A failure to submit a proxy card or vote at the special meeting, or an abstention for Proposal 1 will have the same effect as a vote against the approval of Proposal 1.

THE AERPIO BOARD UNANIMOUSLY (OTHER THAN ABSTENTIONS) RECOMMENDS THAT AERPIO’S STOCKHOLDERS VOTE “FOR” PROPOSAL 1 TO APPROVE THE ISSUANCE OF AERPIO COMMON STOCK PURSUANT TO THE MERGER AGREEMENT AND THE PIPE FINANCING AND THE RESULTING “CHANGE OF CONTROL” OF AERPIO UNDER THE NASDAQ RULES. THE APPROVAL OF EACH OF PROPOSALS 1 AND 2 IS REQUIRED TO CONSUMMATE THE MERGER.

Proposal 2: Approval of the Amended and Restated Certificate of Incorporation

General

Assuming Proposal 1 is approved, the Aerpio stockholders are also being asked to adopt the amended and restated certificate of incorporation of Aerpio in the form attached hereto as Annex B, which, in the judgment of the Aerpio Board, is necessary to adequately address the needs of the combined company.

On [●], 2021, the Aerpio Board approved and declared advisable the Amended and Restated Certificate of Incorporation of Aerpio (referred to as the “Amended and Restated Charter”) and is now submitting the Amended and Restated Charter to Aerpio stockholders for their adoption and approval, as required pursuant to the merger agreement.

The following is a summary of the key changes effected by the Amended and Restated Charter as compared to Aerpio’s current amended and restated certificate of incorporation, but this summary is qualified in its entirety by reference to the full text of the Amended and Restated Charter, a copy of which is included as Annex B:

•	change the combined company’s name to Aadi Bioscience, Inc.;

•

effect the reverse split of the Aerpio common stock (referred to as the “reverse stock split”) at a ratio of a whole number between and including 1:[●] and 1:[●]. Prior to the effectiveness of the merger, the Aerpio Board will determine, with the agreement of Aadi, whether and when, if at all, to effect the reverse stock split and the Aerpio Board will determine the exact reverse split ratio within such range;

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with respect to the removal of directors, or the entire combined company’s board of directors, replace the voting requirement that calls for approval by 66 2/3% of the voting power of the outstanding shares with a voting requirement that calls for approval by a majority of the voting power of the outstanding shares. Directors will continue to be removable only for cause;

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with respect to fixing the size of the combined company’s board of directors and filling any newly created directorships or vacancies on such board, replace the voting requirement that calls for approval by at least 66 2/3% of the directors then in office with a voting requirement that calls for approval by a majority of the directors then in office;

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with respect to calling special meetings of stockholders, replace the requirement that special meetings of stockholders may only be called by the board of directors acting pursuant to a resolution approved by a majority of the directors then in office with a requirement that special meetings of stockholders may be called by the chairperson of the board of directors, the chief executive officer of the combined company, the president of the combined company or the board of directors acting pursuant to a resolution adopted by a majority of the total number of authorized directorships, whether or not there exist any vacancies or other unfilled seats in previously authorized directorships;

•	with respect to affiliate transactions, eliminate the voting requirement that calls for approval by at least 66 2/3% of the directors then in office;

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with respect to amendments to or the repeal of certain provisions of the certificate of incorporation, replace the voting requirement that calls for approval by 66 2/3% of the voting power of the outstanding shares with a voting requirement that calls for approval by a majority of the voting power of the outstanding shares;

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with respect to amendments to the by-laws or repeal of the by-laws, (i) delete the voting requirement that calls for approval by 66 2/3% of the voting power of the outstanding shares and (ii) replace the voting requirement that calls for approval by 66 2/3% of the directors then in office with a voting requirement that calls for approval by at least a majority of the total number of authorized directorships, whether or not there exist any vacancies or other unfilled seats in previously authorized directorships;

•	remove the exclusive forum provision in Aerpio’s current amended and restated certificate of incorporation in light of a corresponding provision in Aerpio’s by-laws that is substantially similar;

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remove provisions, applicable when Aerpio has a majority stockholder, requiring that Aerpio obtain approval from a majority of the voting power attributable to stockholders unaffiliated with the majority stockholder prior to entering into certain transactions or amending the certificate of incorporation;

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delete the prior provisions under Article V (Stockholder Action) related to Section 251(h) of the General Corporation Law of the State of Delaware (referred to as the “DGCL”), which provides that Aerpio would not be subject to the provisions of Section 251(h) of the DGCL;

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delete the prior provisions under Article V (Stockholder Action) related to effecting a Liquidation (as defined in Aerpio’s current amended and restated certificate of incorporation), including the requirement that effecting a Liquidation requires approval by 66 2/3% of the voting power of the outstanding shares;

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remove the requirement that written notice be provided to a director forty-five (45) days prior to any annual or special meeting of stockholders at which such director’s removal from office will be considered; and

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remove certain provisions that are no longer applicable to the combined company, such as the names of the initial members of each class of directors, and make other minor, immaterial changes and clarifications.

If approved, this Proposal 2 would eliminate all currently effective provisions in Aerpio’s amended and restated certificate of incorporation that require approval by a supermajority vote.

Upon the effectiveness of the Amended and Restated Charter effecting the reverse stock split (referred to as the “split effective time”), the issued shares of Aerpio common stock immediately prior to the split effective time will be combined and reclassified into a smaller number of shares within the specified range as determined by the Aerpio Board, such that a stockholder of Aerpio will own one new share of Aerpio common stock for the specified number of shares of issued Aerpio common stock held by that stockholder immediately prior to the split effective time. Aerpio may effect only one reverse stock split in connection with this Proposal 2. This proposed reverse stock split alone will not change the number of authorized shares of common stock or preferred stock, or the par value of the Aerpio common stock or preferred stock. However, upon the effectiveness of the reverse stock split, the number of authorized shares of Aerpio common stock that are not issued or outstanding would increase due to the reduction in the number of shares of Aerpio common stock issued and outstanding as a result of the reverse stock split.

If this Proposal 2 is approved and the Aerpio Board determined to effect a reverse stock split, the reverse stock split will become effective upon the filing of, or at such later time as is specified in, the Amended and Restated Charter.

The Aerpio Board’s reasons for proposing these changes to the current amended and restated certificate of incorporation are set forth below. Aerpio’s current amended and restated certificate of incorporation is posted in its entirety on the investor relations page of Aerpio’s website. All stockholders are encouraged to read the Amended and Restated Charter in its entirety for a more complete description of its terms.

Reasons for the Amendments

The Aerpio Board’s reasons for proposing each of these changes to the Amended and Restated Charter are set forth below.

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Name Change: Currently, Aerpio’s name is Aerpio Pharmaceuticals, Inc. The Aerpio Board believes the name of the combined company should more closely align with the name of the combined operating business and therefore has proposed the name change.

•	Reverse Stock Split: The Aerpio Board believes that a reverse stock split may be desirable for a number of reasons:

•	the reverse stock split is required in order to make sufficient shares of Aerpio common stock available for issuance pursuant to the merger agreement and the PIPE financing;

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the Aerpio Board believes that an investment in Aerpio common stock may not appeal to brokerage firms that are reluctant to recommend lower priced securities to their clients and investors may also be dissuaded from purchasing lower priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks; and

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the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of lower priced stocks and the Aerpio Board believes that most investment funds are reluctant to invest in lower priced stocks.

If the reverse stock split successfully increases the per share price of Aerpio common stock, the Aerpio Board believes this increase may increase trading volume in Aerpio common stock, which could also have a positive impact on Aerpio’s stock price.

The Aerpio Board believes that stockholder adoption and approval of the reverse stock split at a ratio ranging from 1-for-[●] to 1-for-[●], inclusive, with the exact ratio to be determined at a later date by the Aerpio Board (as opposed to adoption of a single reverse stock split ratio or a set of fixed ratios), in order to reduce the number of shares of common stock outstanding, is in the best interests of Aerpio and its stockholders because it provides the Aerpio Board with maximum flexibility to achieve the desired results of the reverse stock split and because it is not possible to predict market conditions at the time the reverse stock split is implemented. If the stockholders approve this Proposal 2, the Aerpio Board will implement the reverse stock split upon a determination that the reverse stock split is in the best interests of Aerpio and its stockholders at that time and upon obtaining the agreement of Aadi. The Aerpio Board will then determine the ratio for the reverse stock split that the Aerpio Board determines to be advisable and in the best interests of Aerpio and its stockholders, considering a number of factors, including relevant market conditions at the time the reverse stock split is to be implemented, existing and expected trading prices for Aerpio common stock and the listing requirements of Nasdaq. All holders of Aerpio common stock will be affected proportionately by the reverse stock split.

•	Merger Agreement: The merger agreement requires Aerpio to submit the approval of the amended and restated certificate of incorporation to Aerpio’s stockholders at the special meeting.

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Supermajority Voting Requirements/Majority Stockholder Provisions: After considering the advantages and disadvantages of a supermajority vote requirement and majority stockholder provisions, the Aerpio Board believes that implementing a simple majority voting standard in all circumstances enhances the ability of the combined company’s stockholders to influence the combined company’s governance structure and is consistent with principles of strong corporate governance. The Aerpio Board has considered that a supermajority voting requirement may have the effect of reducing the accountability of directors to stockholders and could potentially contribute to board and management entrenchment. The Aerpio Board believes that the elimination of the supermajority voting standards and majority stockholder provisions in Aerpio’s current amended and restated certificate of incorporation is appropriate given that many of the original reasons for the implementation of such provisions are no longer relevant and given the Aerpio Board’s belief that removing supermajority voting standards and majority stockholder provisions aligns the combined company’s corporate governance practices with the combined company’s commitment to be transparent and accountable to its stockholders.

The Aerpio Board recognizes that supermajority voting requirements and majority stockholder provisions are, in certain circumstances, intended to protect against self-interested action on the part of large stockholders by requiring broad stockholder support of certain types of governance changes. In this regard, the proposed amendments may make it easier for one or more stockholders to remove directors, engage in certain corporate transactions or effect corporate governance changes in the future. Nevertheless, the Aerpio Board recognizes that many stockholders and others may view supermajority voting provisions as a method to limit a board’s accountability to stockholders or be a way to limit stockholder participation in the corporate governance of the combined company. The Aerpio Board recognizes the benefit of providing stockholders an opportunity to participate in corporate governance and believes that a majority voting standard will provide stockholders with a greater voice in matters impacting the combined company in the long term, including its corporate governance practices. Because approval of a majority of the voting power of the combined company would still be required to effect action under the revised provisions, the Aerpio Board believes this simple majority standard both affords sufficient protection of stockholder interests while allowing greater participation by the combined company’s stockholders in corporate governance matters and demonstrates responsiveness to the prevailing views regarding best corporate governance practices.

Therefore, following careful consideration of the matter, the Aerpio Board has determined it is in the best interests of the combined company and its stockholders to amend the existing certificate of incorporation to (i) remove certain majority stockholder provisions and (ii) eliminate the supermajority vote requirements and replace them with a simple majority standard.

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Exclusive Jurisdiction: Aerpio’s by-laws already contain a substantially similar provision addressing forum selection, therefore the Aerpio Board believes that the exclusive forum provision can be removed from the Amended and Restated Charter.

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Section 251(h): Section 251(h) of the DGCL provides that following consummation of a successful tender offer for a public corporation, and subject to certain statutory provisions, if the acquiring corporation owns at least the amount of shares of each class of stock of the target corporation that would otherwise be required to adopt a merger agreement for the target corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquiring corporation can effect a merger without a vote of the stockholders of the target corporation. Allowing the combined company to utilize Section 251(h) may expedite certain acquisitions and provide for substantially reduced transaction costs in connection with such transactions.

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Special Meeting of Stockholders: This change would allow the chairperson of the board, as well as the chief executive officer and the president of the combined company to call a special meeting of stockholders in addition to the board of directors. Additionally, this would change the requirement for the board of directors to call a meeting from a majority of the directors then in office to a majority of the total number of authorized directorships, whether or not there exist any vacancies or other unfilled seats in previously authorized directorships. Aerpio’s Board has determined that this change is in line with market practice and is in the best interests of Aerpio.

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Liquidation: After considering the advantages and disadvantages of requiring a supermajority vote of stockholders in connection with certain mergers and acquisitions and any liquidation, dissolution or winding-up of the business and affairs of Aerpio, the Aerpio Board has elected to remove this requirement in the Amended and Restated Charter. Aerpio believes that the Aerpio Board is in the best position to assess and approve any mergers, asset sales, or other special transactions or to make determinations regarding liquidations or dissolutions. The delay required to secure supermajority stockholder approval could jeopardize a potential transaction in certain circumstances or prevent immediate or necessary actions by the Aerpio Board. The Aerpio Board believes that it is in the best interest of Aerpio and its stockholders to allow the stockholder voting requirements of the SEC, the Nasdaq and Delaware corporate law to govern in these situations. Additionally, the Aerpio Board has determined that this change is in line with market practice.

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Removal of Certain No Longer Applicable Provisions: These amendments are not substantive in nature and will simplify the amended and restated certificate of incorporation and make it more readable by eliminating provisions that no longer have any applicability. Additionally, these changes will update the current amended and restated certificate of incorporation for the combined company.

Reverse Stock Split

Nasdaq Requirements for Listing on Nasdaq

Aerpio common stock is listed on Nasdaq under the symbol “ARPO.” Aerpio intends to file an initial listing application with Nasdaq, as described below, to seek a listing for the combined company in connection with the merger.

According to Nasdaq rules, an issuer must, in a case such as this, apply for initial inclusion following a transaction whereby the issuer combines with a non-Nasdaq entity, resulting in a change of control of the issuer and potentially allowing the non-Nasdaq entity to obtain a Nasdaq listing. Accordingly, the listing standards of Nasdaq will require Aerpio to have, among other things, a minimum bid price upon the closing of the merger. Therefore, the reverse stock split may be necessary in order to consummate the merger.

One of the effects of the reverse stock split will be to effectively increase the proportion of authorized shares which are unissued relative to those which are issued. This could result in Aerpio’s management being able to issue more shares without further stockholder approval. For example, before the reverse stock split, as of June [●], 2021, Aerpio’s authorized shares of common stock was [●] compared to shares issued and outstanding of [●]. If Aerpio effects the reverse stock split using a [●]:[●] ratio, its authorized shares of common stock immediately prior to the closing of the merger would still be [●] compared to shares issued and outstanding of [●]. Aerpio currently has no plans to issue shares, other than in connection with the merger, the PIPE financing and to satisfy obligations related to Aerpio employee stock options from time to time as the options are exercised. The reverse stock split will not affect the number of authorized shares of Aerpio common stock which will continue to be authorized pursuant to the Amended and Restated Charter.

Potential Increased Investor Interest

On June [●], 2021, Aerpio common stock closed at $[●] per share. An investment in Aerpio common stock may not appeal to brokerage firms that are reluctant to recommend lower priced securities to their clients. Investors may also be dissuaded from purchasing lower priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of lower priced stocks. Also, the Aerpio Board believes that most investment funds are reluctant to invest in lower priced stocks.

Risks Associated with the Aerpio Reverse Stock Split

There are risks associated with the reverse stock split, including that the reverse stock split may not result in an increase in the per share price of Aerpio common stock, nor result in increased trading volume.

Aerpio cannot predict whether the reverse stock split will increase the market price for Aerpio common stock in the future. The history of similar stock split combinations for companies in like circumstances is varied. There is no assurance that:

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the market price per share of Aerpio common stock after the reverse stock split will rise in proportion to the reduction in the number of shares of Aerpio common stock outstanding before the reverse stock split;

•	the reverse stock split will result in a per share price that will attract brokers and investors who do not trade in lower priced stocks;

•	the reverse stock split will result in a per share price that will increase the ability of Aerpio to attract and retain institutional investor;

•	the reverse stock split will result in a per share price that will increase the ability of Aerpio to attract and retain employees; or

•

the market price per share will either exceed or remain in excess of the $1.00 minimum bid price as required by Nasdaq for continued listing, or that Aerpio will otherwise meet the requirements of Nasdaq for inclusion for trading on Nasdaq, including the initial listing minimum bid price upon the closing of the merger.

The market price of Aerpio common stock will also be based on the performance of Aerpio and other factors, some of which are unrelated to the number of shares outstanding. If the reverse stock split is effected and the market price of Aerpio common stock declines, the percentage decline as an absolute number and as a percentage of the overall market capitalization of Aerpio may be greater than would occur in the absence of a reverse stock split. Furthermore, the liquidity of Aerpio common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split.

Principal Effects of the Reverse Split

The Amended and Restated Charter effecting the reverse stock split is set forth in Annex B to this proxy statement.

If this proposal is approved and the reverse stock split is effected, the reverse stock split will be effected simultaneously for all outstanding shares of Aerpio common stock. The reverse stock split will affect all of Aerpio’s stockholders uniformly and will not affect any stockholder’s percentage ownership interest in Aerpio, except to the extent that the reverse stock split results in any of Aerpio’s stockholders owning a fractional share. Shares of Aerpio common stock issued pursuant to the reverse stock split will remain fully paid and nonassessable. The reverse stock split does not affect the total proportionate ownership of Aerpio following the merger. The reverse stock split will not affect Aerpio continuing to be subject to the periodic reporting requirements of the Exchange Act.

As of the split effective time, Aerpio will adjust and proportionately decrease the number of shares of Aerpio common stock subject to issuance upon exercise of, and adjust and proportionately increase the exercise price of, all options and warrants and other rights to acquire Aerpio common stock. In addition, as of the split effective time, Aerpio will adjust and proportionately decrease the total number of shares of Aerpio common stock that may be the subject of future grants under Aerpio’s stock option plans.

By approving the adoption of the Amended and Restated Charter of Aerpio effecting the reverse stock split, stockholders will be approving the combination of a whole number of shares of Aerpio common stock between [●] and including [●] into one share of Aerpio common stock, with the actual ratio to be determined by the Aerpio Board, prior to the effectiveness of the merger. If the Aerpio Board determines to proceed with the reverse stock split, Aerpio will publicly announce the exact ratio selected. The Aerpio Board will not implement any reverse stock split with a split ratio outside this range.

Determination of Reverse Stock Split Ratio

In determining a ratio following the receipt of stockholder approval, the Aerpio Board may consider, among other things, factors such as:

•	the historical trading price and trading volume of Aerpio common stock;

•	the number of shares of Aerpio common stock outstanding;

•	the then prevailing trading price and trading volume of Aerpio common stock and the anticipated impact of the reverse stock split on the trading market for Aerpio common stock;

•	the anticipated impact of a particular ratio on Aerpio’s ability to reduce administrative and transactional costs;

•	the continued listing requirements of the Nasdaq;

•	prevailing industry, general economic and market conditions; and

•	potential devaluation of Aerpio’s market capitalization as a result of a reverse stock split.

The purpose of asking for authorization to implement a reverse stock split at a ratio to be determined by the Aerpio Board, as opposed to a ratio fixed in advance, is to give the Aerpio Board the flexibility to take into account then-current market conditions and changes in price of Aerpio common stock and to respond to other developments that may be deemed relevant, when considering the appropriate ratio.

Procedure for Effecting the Reverse Split and Exchange of Stock Certificates

If Aerpio’s stockholders approve the proposal to adopt the Amended and Restated Charter effecting the reverse stock split, and with the agreement of Aadi, the Aerpio Board still believes that a reverse stock split is in the best interests of Aerpio and its stockholders, then the Aerpio Board will determine the ratio of the reverse stock split to be implemented and Aerpio will file the Amended and Restated Charter with the Secretary of State of the State of Delaware at such time as the Aerpio Board has determined to be the appropriate split effective time and Aerpio shall publicly announce the exact ratio. The Aerpio Board may delay effecting the reverse stock split without resoliciting stockholder approval. Beginning at the split effective time, each certificate representing pre-split shares will be deemed for all corporate purposes to evidence ownership of post-split shares.

As soon as practicable after the split effective time, Aerpio’s stockholders will be notified that the reverse stock split has been effected.

Beneficial Holders of Aerpio Common Stock

Upon the reverse stock split, Aerpio intends to treat stockholders holding Aerpio common stock in “street name,” through a bank, broker or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding Aerpio common stock in “street name.” However, these banks, brokers or other nominees may have different procedures than registered stockholders for processing the reverse stock split. If you hold your shares with a bank, broker or other nominee and if you have any questions in this regard, Aerpio encourages you to contact your nominee.

Registered “Book-Entry” Holders of Aerpio Common Stock

Certain of Aerpio’s registered holders of Aerpio common stock may hold some or all of their shares electronically in book-entry form with Aerpio’s transfer agent. These Aerpio stockholders do not have stock certificates evidencing their ownership of Aerpio common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts. Aerpio stockholders who hold shares electronically in book-entry form with Aerpio’s transfer agent will not need to take action (the exchange will be automatic) to receive shares of post-reverse stock split Aerpio common stock.

Holders of Certificated Shares of Aerpio Common Stock

Aerpio expects that Aerpio’s transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. Aerpio stockholders holding shares of Aerpio common stock in certificated form will be sent a letter of transmittal by Aerpio’s transfer agent after the reverse stock split is consummated. Holders of pre-split shares will be asked to surrender to the exchange agent certificates representing pre-split shares held in certificated form in exchange for a book-entry with the transfer agent representing the appropriate number of post-split shares in accordance with the procedures to be set forth in the letter of transmittal. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Aerpio stockholders will then receive confirmation from Aerpio’s transfer agent that a book-entry has been made for the new post-split shares, representing the number of shares of Aerpio common stock to which such stockholder is entitled as a result of the reverse stock split. Any pre-split shares submitted for transfer, whether pursuant to a sale or other disposition, or otherwise, will automatically be exchanged for post-split shares. Stockholders should not destroy any stock certificate(s) and should not submit any certificate(s) unless and until requested to do so.

If the Aerpio Board does not decide to effect the reverse stock split within twelve months from the date of the special meeting, the authority granted in this proposal to effect the reverse stock split will terminate, and the Aerpio Board will abandon the amendment effecting the reverse stock split.

Fractional Shares

No fractional shares will be issued in connection with the reverse stock split. Stockholders of record who otherwise would be entitled to receive fractional shares because they hold a number of pre-split shares not evenly divisible by the number of pre-split shares for which each post-split share is to be reclassified, will be entitled to a cash payment in lieu thereof at a price equal to the fraction to which the stockholder would otherwise be entitled in an amount based on the closing price of the common stock on Nasdaq on the date immediately preceding the split effective time (as adjusted to give effect to the reverse stock split). The ownership of a fractional interest will not give the holder thereof any voting, dividend, or other rights except to receive payment therefor as described herein.

Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where Aerpio is domiciled, and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the effective date of the split may be required to be paid to the designated agent for each such jurisdiction, unless correspondence has been received by Aerpio or the exchange agent concerning ownership of such funds within the time permitted in such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds will have to seek to obtain them directly from the state to which they were paid.

Accounting Matters

The reverse stock split will not affect the common stock capital account on Aerpio’s balance sheet. However, because the par value per share of Aerpio common stock will remain unchanged on the split effective date, the components that make up the common stock capital account will change by offsetting amounts. Depending on the reverse stock split ratio the Aerpio Board decides to implement, the stated capital component will be reduced and the additional paid-in capital component will be increased with the amount by which the stated capital is reduced. The per share net income or loss and net book value of Aerpio will be increased because there will be fewer shares of Aerpio common stock outstanding. Prior periods’ per share amounts will be restated to reflect the reverse stock split.

Potential Anti-Takeover Effect

Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect, for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Aerpio Board or contemplating a tender offer or other transaction for the combination of Aerpio with another company, the reverse stock split proposal is not being proposed in response to any effort of which Aerpio is aware to accumulate shares of Aerpio common stock or obtain control of Aerpio, other than in connection with the merger, nor is it part of a plan by management to recommend a series of similar amendments to the Aerpio Board and stockholders. Although not designed or intended for such purposes, the effect of the increased proportion of unissued shares to issued shares might be to render more difficult or to discourage a merger, tender offer, proxy contest or change in control of the combined company and the removal of management, which stockholders might otherwise deem favorable. Other than the proposals set forth in this proxy statement being submitted to Aerpio’s stockholders for their consideration at the Aerpio virtual special meeting, the Aerpio Board does not currently contemplate recommending the adoption of any other actions that could be construed to affect the ability of third parties to take over or change control of Aerpio. For more information, please see the sections titled “Risk Factors—Risks related to the Combined Company”, and “Description of Aerpio’s Capital Stock—Anti-Takeover Effects of Provisions of Aerpio’s Charter and By-Laws and Delaware Law.”

No Dissenters’ Appraisal Rights

Under the DGCL, Aerpio stockholders are not entitled to dissenters’ appraisal rights with respect to the reverse stock split, and Aerpio will not independently provide stockholders with any such rights.

Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following is a discussion of material U.S. federal income tax consequences of the reverse stock split that are applicable to U.S. holders (as defined below) of Aerpio common stock but does not purport to be a complete analysis of all potential tax effects. The effects of U.S. federal tax laws other than U.S. federal income tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This summary is based upon current provisions of the Code, existing Treasury regulations, judicial decisions, and published rulings and administrative pronouncements of the IRS, all in effect as of the date hereof and all of which are subject to differing interpretations or change. Any such change or differing interpretation, which may be retroactive, could alter the tax consequences to Aerpio stockholders as described in this summary.

This discussion applies only to Aerpio stockholders who hold their Aerpio common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment), and does not address all U.S. federal income tax consequences relevant to an Aerpio stockholder. In addition, it does not address consequences relevant to Aerpio stockholders that are subject to particular U.S. or non-U.S. tax rules, including, without limitation to Aerpio stockholders that are:

•	brokers, dealers or traders in securities; banks; insurance companies; other financial institutions; or mutual funds;

•	real estate investment trusts; regulated investment companies; tax-exempt organizations or governmental organizations;

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pass-through entities such as partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein), S corporations, disregarded entities for federal income tax purposes and limited liability companies (and investors therein);

•	persons who are not U.S. holders (as defined below);

•	stockholders who are subject to the alternative minimum tax provisions of the Code;

•	persons who hold their shares as part of a hedge, straddle or other risk reduction strategy, wash sale, synthetic security, conversion transaction, or other integrated transaction;

•	persons that have a functional currency other than the U.S. dollar;

•	traders in securities who elect to apply a mark-to-market method of accounting;

•	persons who hold shares of Aerpio common stock that may constitute “qualified small business stock” under Section 1202 of the Code or as “Section 1244 stock” for purposes of Section 1244 of the Code;

•	persons who elect to apply the provisions of Section 1400Z-2 to any gains realized in the reverse stock split;

•	persons who acquired their shares of Aerpio common stock in a transaction subject to the gain rollover provisions of Section 1045 of the Code;

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persons subject to special tax accounting rules as a result of any item of gross income with respect to Aerpio common stock being taken into account in an “applicable financial statement” (as defined in the Code);

•	persons deemed to sell Aerpio common stock under the constructive sale provisions of the Code;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

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persons who acquired their shares of stock pursuant to the exercise of options or otherwise as compensation or through a tax-qualified retirement plan or through the exercise of a warrant or conversion rights under convertible instruments; and

•	certain expatriates or former citizens or long-term residents of the United States.

Aerpio stockholders subject to particular U.S. or non-U.S. tax rules that are described in this paragraph are urged to consult their own tax advisors regarding the consequences to them of the reverse stock split.

If an entity that is treated as a partnership for U.S. federal income tax purposes holds Aerpio common stock, the U.S. federal income tax treatment of a partner in the partnership will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. If you are a partnership or a partner of a partnership holding Aerpio capital stock or any other person not addressed by this discussion, you should consult your tax advisors regarding the tax consequences of the reverse stock split.

In addition, the following discussion does not address: (a) the tax consequences of transactions effectuated before, after or at the same time as the reverse stock split, whether or not they are in connection with the reverse stock split; (b) any U.S. federal non-income tax consequences of the reverse stock split, including estate, gift or other tax consequences; (c) any state, local or non-U.S. tax consequences of the Reverse Split; or (d) the Medicare contribution tax on net investment income. No ruling from the IRS or opinion of counsel, has been or will be requested in connection with the reverse stock split. Aerpio stockholders should be aware that the IRS could adopt a position which could be sustained by a court contrary to that set forth in this discussion.

Definition of “U.S. Holder”

For purposes of this discussion, a “U.S. holder” is a beneficial owner of Aerpio common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation or any other entity taxable as a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

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a trust if either (i) a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more United States persons (within the meaning of Section 7701(a)(30) of the Code) are authorized or have the authority to control all substantial decisions of such trust, or (ii) the trust was in existence on August 20, 1996 and has a valid election in effect under applicable Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes; or

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source.

Treatment of U.S. Holders in the Reverse Stock Split

Tax Consequences of the Reverse Stock Split

Although the matter is not free from doubt, Aerpio intends to treat the reverse stock split and the receipt of the CVRs as separate transactions for U.S. federal income tax purposes, and the following discussion assumes this treatment will be respected.

The reverse stock split is intended to constitute a “recapitalization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code. Assuming the reverse stock split qualifies as a recapitalization within the meaning of Section 368(a) of the Code, an Aerpio U.S. holder should not recognize gain or loss upon the reverse stock split, except with respect to cash received in lieu of a fractional share of Aerpio common stock (which fractional share will be treated as received and then exchanged for such cash). An Aerpio U.S. holder’s aggregate tax basis in the shares of Aerpio common stock received pursuant to the reverse stock split should equal the aggregate tax basis of the shares of the Aerpio common stock surrendered (excluding any portion of such basis that is allocated to any fractional share of Aerpio common stock), and such Aerpio U.S. holder’s holding period in the shares of Aerpio common stock received should include the holding period in the shares of Aerpio common stock surrendered. Treasury Regulations provide detailed rules for allocating the tax basis and holding period of the shares of Aerpio common stock surrendered to the shares of Aerpio common stock received in a recapitalization pursuant to the reverse stock split. Aerpio U.S. holders of shares of Aerpio common stock acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.

A U.S. holder that receives cash in lieu of a fractional share of Aerpio common stock pursuant to the reverse stock split will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. holder’s tax basis in the shares of Aerpio common stock surrendered that is allocated to such fractional share of Aerpio common stock. Any such gain or loss will be long-term capital gain or loss if, as of the effective time of the reverse stock split, the U.S. holder’s holding period for such fractional share exceeds one year. Long-term capital gains of certain non-corporate taxpayers, including individuals, are taxed at preferential rates. The deductibility of capital losses is subject to limitations.

Alternative Treatment of the Reverse Stock Split and the Receipt of the CVRs as a Single Recapitalization

Notwithstanding Aerpio’s position that the reverse stock split and the receipt of the CVRs are appropriately treated as separate transactions, it is possible that the IRS or a court could determine that the reverse stock split and the receipt of the CVRs constitute a single “recapitalization” for U.S. federal income tax purposes. In such case, the tax consequences of the reverse stock split and the receipt of CVRs would differ from those described above. Please see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger, the Issuance of the CVRs and the Reverse Stock Split” beginning on page [●] of this proxy statement for more information.

Information Reporting and Backup Withholding

If the reverse stock split qualifies as a recapitalization within the meaning of Section 368(a) of the Code, each U.S. holder who receives shares of Aerpio common stock in the reverse stock split is required to retain permanent records pertaining to the reverse stock split, and make such records available to any authorized IRS officers and employees. Such records should specifically include information regarding the amount, basis, and fair market value of all transferred property, and relevant facts regarding any liabilities assumed or extinguished as part of such reorganization. U.S. holders who owned immediately before the reverse stock split at least five percent (by vote or value) of the total outstanding stock of Aerpio are required to attach a statement to their tax returns for the year in which the reverse stock split is consummated that contains the information listed in Treasury Regulation Section 1.368-3(b). Such statement must include the U.S. holder’s tax basis in such holder’s Aerpio common stock surrendered in the reverse stock split, the fair market value of such stock, the date of the reverse stock split and the name and employer identification number of Aerpio. U.S. holders are urged to consult with their tax advisors to comply with these rules.

A U.S. holder of Aerpio common stock may be subject to information reporting and backup withholding for U.S. federal income tax purposes on cash paid in lieu of fractional shares in connection with the reverse stock split. Backup withholding will not apply, however, to a U.S. holder who (i) furnishes a correct taxpayer identification number and certifies the holder is not subject to backup withholding on IRS Form W-9 or a substantially similar form, or (ii) certifies the holder is otherwise exempt from backup withholding. If a U.S. holder does not provide a correct taxpayer identification number on IRS Form W-9 or other proper certification, the stockholder may be subject to penalties imposed by the IRS. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the federal income tax liability of a U.S. holder of Aerpio capital stock, if any, provided the required information is timely furnished to the IRS. Aerpio stockholders should consult their tax advisors regarding their qualification for an exemption from backup withholding, the procedures for obtaining such an exemption, and in the event backup withholding is applied, to determine if any tax credit, tax refund or other tax benefit may be obtained.

The foregoing summary is of a general nature only and is not intended to be, and should not be construed to be, legal, business or tax advice to any particular Aerpio stockholder. This summary does not take into account your particular circumstances and does not address consequences that may be particular to you. Therefore, you should consult your tax advisor regarding the particular consequences of the reverse stock split to you.

Vote Required; Recommendation of Board of Directors

The merger agreement requires Aerpio to submit this Proposal 2 to our stockholders at the special meeting, and this Proposal 2 is conditioned on the approval of Proposal 1. If Proposal 1 is not approved, this Proposal 2 will have no effect, even if approved by the Aerpio stockholders, as Aerpio will not amend and restate the amended and restated certificate of incorporation if Proposal 1 is not approved. The affirmative vote of the holders of at least 66 2/3% of the outstanding shares of Aerpio common stock as of the record date for the special meeting is required for approval of Proposal 2. A failure to submit a proxy card or vote at the special meeting, or an abstention for Proposal 2 will have the same effect as a vote against the approval of Proposal 2.

THE AERPIO BOARD UNANIMOUSLY (OTHER THAN ABSTENTIONS) RECOMMENDS THAT AERPIO STOCKHOLDERS VOTE “FOR” PROPOSAL 2 TO AMEND AND RESTATE AERPIO’S CERTIFICATE OF INCORPORATION. THE APPROVAL OF EACH OF PROPOSALS 1 AND 2 IS REQUIRED TO CONSUMMATE THE MERGER.

Proposal 3: Approval of the Equity Incentive Award Plan

General

On [●], 2021, the Aerpio Board adopted and approved the combined company’s 2021 Equity Incentive Plan (referred to as the “2021 Plan”) and is submitting the 2021 Plan to stockholders for their adoption and approval. The approval of the 2021 Plan is not a condition to the completion of the merger with Aadi; however, pursuant to the merger agreement, Aerpio and Aadi have each agreed that they will use commercially reasonable efforts to cause Aerpio’s stockholders to approve the 2021 Plan. The Aerpio Board believes the 2021 Plan advances the combined company’s interests by allowing the combined company to attract and retain the best available personnel for positions of substantial responsibility; to provide additional incentive to employees, directors, and consultants; and to promote the success of the combined company’s business. The Aerpio Board has adopted and approved the 2021 Plan to permit the combined company to continue to use stock-based compensation to align stockholder and participant interests and to motivate participants providing services to the combined company. Aerpio’s stock-based compensation program is currently operated under Aerpio’s 2017 Stock Option and Incentive Plan (referred to as the “Aerpio 2017 Plan”). Upon approval of the 2021 Plan by stockholders at the special meeting, no new awards will be granted under the Aerpio 2017 Plan after the date of the special meeting.

The 2021 Plan Will Allow the Combined Company to Effectively Recruit and Retain Key Talent

The Aerpio Board recommends that Aerpio’s stockholders approve the 2021 Plan because it believes the combined company’s ability to grant equity-based awards is crucial in allowing the combined company to effectively compete for and appropriately motivate and reward key talent. It is in the long-term interest of both the combined company and its stockholders to strengthen the combined company’s ability to attract, retain and motivate employees, officers, nonemployee directors and certain other service providers and to provide additional incentive for those persons through stock ownership and other incentives to improve financial performance, increase profits and strengthen the mutuality of interest between those persons and the combined company’s stockholders.

The 2021 Plan sets reasonable annual limits on the awards that non-employee directors may receive and updates the combined company’s stock-based compensation program to reflect the current best practices in corporate governance, as further described below. In addition, the 2021 Plan provides for annual automatic share increases that will permit the combined company to continue to meet its equity-based award needs in the future without seeking stockholder approval of share reserve increases.

The Share Reserve and Annual Increase Will Meet Our Equity Needs

The number of shares of common stock that Aerpio is asking stockholders approve be initially reserved for issuance under the 2021 Plan is equal to [●] shares, plus the sum of (i) any shares covered by outstanding equity awards granted under the Aerpio 2017 Plan or Aerpio’s 2011 Equity Incentive Plan (referred to as the “Prior Plans”) that expire or terminate without having been exercised in full and any shares issued pursuant to equity awards granted under the Prior Plans that are forfeited to or repurchased by Aerpio and (ii) any shares of common stock subject to equity awards under the Aadi 2014 Equity Incentive Plan (referred to as the “Aadi Plan”) that are assumed by the combined company in connection with the merger, with the number of shares added to the combined company’s 2021 Plan from equity awards granted under Aerpio’s Prior Plans and the Aadi Plan not to exceed [●]. Additionally, the 2021 Plan provides for an annual increase in the number of shares reserved for insurance under the 2021 Plan beginning on January 1, 2022, in an amount equal to the lesser of (i) [●] shares of common stock, (ii) [5]% of the number of shares of common stock outstanding as of the last day of the immediately preceding fiscal year. However, the combined company’s board of directors may act prior to January 1st of a given year to provide that there will be no January 1st increase for such year or that the increase for such year will be a lesser number of Shares than determined under the preceding sentence. The annual increase in the number of shares reserved shall terminate following the increase on January 1, 2031, the first day of the 2031 fiscal year.

In setting the initial share reserve and annual increase, the Aerpio Board and its compensation committee (referred to as the “Compensation Committee”), with the consultation of its compensation consultant, considered a number of factors, including Aerpio’s current and forecasted hiring needs. The Aerpio Board and Compensation Committee believe that the number of shares initially reserved for issuance under the 2021 Plan is sufficient to meet the combined company’s fiscal year 2021 hiring needs. However, the Aerpio Board and Compensation Committee believe that the number of shares initially reserved for issuance under the 2021 Plan will be insufficient to accommodate the growing needs of the combined company’s business and to promote the growth of the combined company’s business in the future. The Aerpio Board and Compensation Committee believe that the 2021 Plan’s annual share reserve increase will provide sufficient shares to meet the combined company’s future hiring needs.

Promotion of Good Corporate Governance Practices

The Aerpio Board and Compensation Committee believe the use of stock-based incentive awards promotes best practices in corporate governance by maximizing stockholder value. By providing participants in the 2021 Plan with a stake in the combined company’s success, the interests of the participants are aligned with those of the combined company’s stockholders. Specific features of the 2021 Plan that are consistent with good corporate governance practices include, but are not limited to:

•	Administration. The Aerpio Board has delegated primary administration authority under the Compensation Committee, which consists entirely of independent non-employee directors.

•

Annual Limits on Compensation to Non-Employee Directors. The 2021 Plan sets reasonable annual limits as to the cash compensation and awards that non-employee directors may receive during each fiscal year.

•	Limited transferability. Awards under the 2021 Plan generally may not be sold, assigned, transferred, pledged, or otherwise encumbered, unless otherwise approved by the administrator.

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Forfeiture Events. Each award under the 2021 Plan will be subject to any clawback policy that, in the future, the combined company is required by applicable stock exchange rules or applicable laws to adopt (including any such clawback policy that is adopted after the grant of the award), and the administrator may require a participant to forfeit, return, or reimburse the combined company for all or a portion of the award and any amounts paid under the award in order to comply with the clawback policy or applicable laws.

Aerpio’s executive officers and directors have an interest in the approval of the 2021 Plan because they are eligible to receive equity awards under the 2021 Plan.

Plan Summary

The following paragraphs summarize the key features of the 2021 Plan and its operation. However, this summary is not a complete description of all of the provisions of the 2021 Plan and is qualified in its entirety by the specific language of the 2021 Plan. A copy of the 2021 Plan is provided as Annex E to this proxy statement.

Purposes of the 2021 Plan. The purposes of the 2021 Plan are to attract and retain the best available personnel for positions of substantial responsibility; to provide additional incentive to employees, directors, and consultants; and to promote the success of the combined company’s business. These incentives are provided through the grant of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock, restricted stock units, performance units or performance shares.

Eligibility. The 2021 Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Code, to the combined company’s employees and any parent and subsidiary corporations’ employees, and for the grant of nonstatutory stock options, restricted stock, restricted stock units, stock appreciation rights, performance units and performance shares to the combined company’s employees, directors and consultants and the combined company’s parent and subsidiary corporations’ employees and consultants. As of January 5, 2021, the combined company had seven non-employee directors and approximately eight employees and 14 consultants.

Authorized Shares. A total of [●] shares of Aerpio’s common stock are reserved for issuance pursuant to the 2021 Plan. In addition, the shares reserved for issuance under the 2021 Plan will also include (i) shares of common stock subject to awards granted under the Prior Plans that, after the effective date of the merger, expire or otherwise terminate without having been exercised in full or are forfeited to or repurchased by Aerpio and (ii) any shares of common stock subject to awards granted under the Aadi Plan that are assumed in the merger (provided that the maximum number of shares that may be added to the 2021 Plan pursuant to (i) and (ii) is [●] shares). The number of shares available for issuance under the 2021 Plan will also include an annual increase on the first day of each fiscal year beginning with the 2022 fiscal year and ending on January 1, 2031, equal to the lesser of:

•	[●] shares;

•	[5]% of the outstanding shares of common stock as of the last day of the immediately preceding fiscal year; or

•	such other amount as the combined company’s board of directors may determine.

As of June 14, 2021, the per share closing price of Aerpio common stock as granted on the Nasdaq Capital Market was $1.98.

If an award expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an exchange program, or, with respect to restricted stock, restricted stock units, performance units or performance shares, is forfeited to or repurchased by the combined company due to failure to vest, the unpurchased shares (or for awards other than stock options or stock appreciation rights, the forfeited or repurchased shares) will become available for future grant or sale under the 2021 Plan (unless the 2021 Plan has terminated). With respect to stock appreciation rights, only the net shares actually issued will cease to be available under the 2021 Plan and all remaining shares under stock appreciation rights will remain available for future grant or sale under the 2021 Plan (unless the 2021 Plan has terminated). Shares that have actually been issued under the 2021 Plan will not be returned to the 2021 Plan except if shares issued pursuant to awards of restricted stock, restricted stock units, performance shares, or performance units are repurchased by or forfeited to the combined company, such shares will become available for future grant under the 2021 Plan. Shares used to pay the exercise price of an award or satisfy the tax withholding obligations related to an award will become available for future grant or sale under the 2021 Plan. To the extent an award is paid out in cash rather than shares, such cash payment will not result in a reduction in the number of shares available for issuance under the 2021 Plan.

Plan Administration. The combined company’s board of directors or one or more committees appointed by the board of directors will administer the 2021 Plan. The compensation committee of the combined company’s board of directors will initially administer the 2021 Plan. In addition, if the combined company determines it is desirable to qualify transactions under the 2021 Plan as exempt under Rule 16b-3 of the Exchange Act, such transactions will be structured to satisfy the requirements for exemption under Rule 16b-3. Subject to the provisions of the 2021 Plan, the administrator has the power to administer the 2021 Plan and make all determinations deemed necessary or advisable for administering the 2021 Plan, including but not limited to, the power to determine the fair market value of the combined company’s common stock, select the service providers to whom awards may be granted, determine the number of shares covered by each award, approve forms of award agreements for use under the 2021 Plan, determine the terms and conditions of awards (including, but not limited to, the exercise price, the time or times at which awards may be exercised, any vesting acceleration or waiver or forfeiture restrictions and any restriction or limitation regarding any award or the shares relating thereto), construe and interpret the terms of the 2021 Plan and awards granted under it, prescribe, amend and rescind rules relating to the 2021 Plan, including creating sub-plans, modify or amend each award, including but not limited to the discretionary authority to extend the post-termination exercisability period of awards (except no option or stock appreciation right will be extended past its original maximum term), and allow a participant to defer the receipt of payment of cash or the delivery of shares that would otherwise be due to such participant under an award. The administrator also has the authority to allow participants the opportunity to transfer outstanding awards to a financial institution or other person or entity selected by the administrator and to institute an exchange program by which outstanding awards may be surrendered or cancelled in exchange for awards of the same type, which may have a higher or lower exercise price and/or different terms, awards of a different type, and/or cash or by which the exercise price of an outstanding award is increased or reduced. The administrator’s decisions, interpretations, and other actions are final and binding on all participants.

Stock Options. Stock options may be granted under the 2021 Plan. The exercise price of options granted under the 2021 Plan must generally be at least be equal to the fair market value of the combined company’s common stock on the date of grant. The term of an option may not exceed ten years. With respect to any participant who owns more than 10% of the voting power of all classes of the combined company’s (or any parent or subsidiary of the combined company’s) outstanding stock, the term of an incentive stock option granted to such participant must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date. The administrator will determine the methods of payment of the exercise price of an option, which may include cash, shares or other property acceptable to the administrator, as well as other types of consideration permitted by applicable law. After the termination of service of an employee, director, or consultant, he or she may exercise his or her option for the period of time stated in his or her option agreement. In the absence of a specified time in an award agreement, if termination is due to death or disability, the option will remain exercisable for twelve months following the termination of service. In all other cases, in the absence of a specified time in an award agreement, the option will remain exercisable for three months following the termination of service. An option, however, may not be exercised later than the expiration of its term. Subject to the provisions of the 2021 Plan, the administrator determines the other terms of options.

Stock Appreciation Rights. Stock appreciation rights may be granted under the 2021 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of the combined company’s common stock between the exercise date and the date of grant. Stock appreciation rights may not have a term exceeding ten years. After the termination of service of an employee, director or consultant, he or she may exercise his or her stock appreciation right for the period of time stated in his or her stock appreciation rights agreement. In the absence of a specified time in an award agreement, if termination is due to death or disability, the stock appreciation rights will remain exercisable for twelve months following the termination of service. In all other cases, in the absence of a specified time in an award agreement, the stock appreciation rights will remain exercisable for three months following the termination of service. However, in no event may a stock appreciation right be exercised later than the expiration of its term. Subject to the provisions of the 2021 Plan, the administrator determines the other terms of stock appreciation rights, including when such rights become exercisable and whether to pay any increased appreciation in cash or with shares of the combined company’s common stock, or a combination thereof, except that the per share exercise price for the shares to be issued pursuant to the exercise of a stock appreciation right will be no less than 100% of the fair market value per share on the date of grant.

Restricted Stock. Restricted stock may be granted under the 2021 Plan. Restricted stock awards are grants of shares of the combined company’s common stock that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee, director, or consultant and, subject to the provisions of the 2021 Plan, will determine the terms and conditions of such awards. The administrator may impose whatever vesting conditions it determines to be appropriate (for example, the administrator may set restrictions based on the achievement of specific performance goals or continued service to us), except the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. Recipients of restricted stock awards generally will have voting and dividend rights with respect to such shares upon grant without regard to vesting, unless the administrator provides otherwise. Shares of restricted stock that do not vest generally will be subject to the combined company’s right of repurchase or forfeiture.

Restricted Stock Units. Restricted stock units may be granted under the 2021 Plan. Restricted stock units are bookkeeping entries representing an amount equal to the fair market value of one share of the combined company’s common stock. Subject to the provisions of the 2021 Plan, the administrator determines the terms and conditions of restricted stock units, including the vesting criteria and the form and timing of payment. The administrator may set vesting criteria based upon the achievement of company-wide, divisional, business unit or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws or any other basis determined by the administrator in its discretion. The administrator, in its sole discretion, may pay earned restricted stock units in the form of cash, in shares or in some combination thereof. In addition, the administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

Performance Units and Performance Shares. Performance units and performance shares may be granted under the 2021 Plan. Performance units and performance shares are awards that will result in a payment to a participant only if performance objectives established by the administrator are achieved or the awards otherwise vest. The administrator will establish performance objectives or other vesting criteria in its discretion, which, depending on the extent to which they are met, will determine the number or the value of performance units and performance shares to be paid out to participants. The administrator may set performance objectives based on the achievement of company-wide, divisional, business unit or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws or any other basis determined by the administrator in its discretion. After the grant of a performance unit or performance share, the administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such performance units or performance shares. Performance units will have an initial value established by the administrator on or prior to the grant date. Performance shares will have an initial value equal to the fair market value of the combined company’s common stock on the grant date. The administrator, in its sole discretion, may pay out earned performance units or performance shares in cash, shares, or in some combination thereof.

Outside Directors. All outside (non-employee) directors will be eligible to receive all types of awards (except for incentive stock options) under the 2021 Plan. To provide a maximum limit on the cash compensation and equity awards that can be made to outside directors, the 2021 Plan provides that in any given fiscal year, an outside director will not be granted cash compensation and equity awards with an aggregate value greater than $750,000 (increased to $1,000,000 in the fiscal year of his or her initial service as an outside director), with the value of each equity award based on its grant date fair value as determined according to GAAP for purposes of this limit. Any cash compensation paid or awards granted to an individual for his or her services as an employee or consultant (other than as an outside director) will not count toward this limit.

Non-Transferability of Awards. Unless the administrator provides otherwise, the 2021 Plan generally does not allow for the transfer of awards and only the recipient of an award may exercise an award during his or her lifetime. If the administrator makes an award transferrable, such award will contain such additional terms and conditions as the administrator deems appropriate.

Certain Adjustments. In the event of certain changes in the combined company’s capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under the 2021 Plan, the administrator will adjust the number and class of shares that may be delivered under the 2021 Plan and/or the number, class and price of shares covered by each outstanding award and the numerical share limits set forth in the 2021 Plan.

Dissolution or Liquidation. In the event of the combined company’s proposed liquidation or dissolution, the administrator will notify participants as soon as practicable and, to the extent not exercised, all awards will terminate immediately prior to the consummation of such proposed transaction.

Merger or Change in Control. The 2021 Plan provides that in the event of a merger or change in control, as defined under the 2021 Plan, each outstanding award will be treated as the administrator determines, without a participant’s consent. The administrator is not required to treat all awards, all awards held by a participant or all awards of the same type similarly. If a successor corporation does not assume or substitute for any outstanding award, then the participant will fully vest in and have the right to exercise all of his or her outstanding options and stock appreciation rights, all restrictions on restricted stock and restricted stock units will lapse, and for awards with performance-based vesting, unless specifically provided for otherwise under the applicable award agreement or other agreement or policy applicable to the participant, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met. If an option or stock appreciation right is not assumed or substituted in the event of a change in control, the administrator will notify the participant in writing or electronically that such option or stock appreciation right will be exercisable for a period of time determined by the administrator in its sole discretion and the option or stock appreciation right will terminate upon the expiration of such period. For awards granted to an outside director, in the event of a change in control, the outside director will fully vest in and have the right to exercise all of his or her outstanding options and stock appreciation rights, all restrictions on restricted stock and restricted stock units will lapse and, for awards with performance-based vesting, unless specifically provided for otherwise under the applicable award agreement or other agreement or policy applicable to the participant, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met.

Clawback. Awards will be subject to any clawback policy of the combined company, and the administrator also may specify in an award agreement that the participant’s rights, payments and/or benefits with respect to an award will be subject to reduction, cancellation, forfeiture and/or recoupment upon the occurrence of certain specified events. The combined company’s board of directors may require a participant to forfeit, return or reimburse the combined company all or a portion of the award and/or shares issued under the award, any amounts paid under the award, and any payments or proceeds paid or provided upon disposition of the shares issued under the award in order to comply with such clawback policy or applicable laws.

Effective Date: Amendment; Termination. The Plan will become effective upon the later of its approval by the Company’s stockholders and the closing of the merger. The administrator has the authority to amend, alter, suspend or terminate the 2021 Plan, provided such action does not materially impair the rights of any participant. No incentive stock options may be granted after the tenth anniversary of the date the Aerpio Board adopted the 2021 Plan.

Summary of U.S. Federal Income Tax Consequences

The following summary is intended only as a general guide to the U.S. federal income tax consequences of participation in the 2021 Plan. The summary is based on existing U.S. laws and regulations as of the record date, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon a participant’s death, or the provisions of the income tax laws of any municipality, state or foreign country in which the participant may reside. As a result, tax consequences for any particular participant may vary based on individual circumstances.

Incentive Stock Options. A participant recognizes no taxable income for federal income tax purposes as a result of the grant or exercise of an option that qualifies as incentive stock option under Section 422 of the Code. If a participant exercises the option and then later sells or otherwise disposes of the shares acquired through the exercise the option after both the two-year anniversary of the date the option was granted and the one-year anniversary of the exercise, the participant will recognize a capital gain or loss equal to the difference between the sale price of the shares and the exercise price, and the combined company will not be entitled to any deduction for federal income tax purposes.

However, if the participant disposes of such shares either on or before the two-year anniversary of the date of grant or on or before the one-year anniversary of the date of exercise (referred to as a “disqualifying disposition”), any gain up to the excess of the fair market value of the shares on the date of exercise over the exercise price generally will be taxed as ordinary income, unless the shares are disposed of in a transaction in which the participant would not recognize a loss (such as a gift). Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the participant upon the disqualifying disposition of the Shares generally should be deductible by the combined company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code.

For purposes of the alternative minimum tax, the difference between the option exercise price and the fair market value of the shares on the exercise date is treated as an adjustment item in computing the participant’s alternative minimum taxable income in the year of exercise. In addition, special alternative minimum tax rules may apply to certain subsequent disqualifying dispositions of the shares or provide certain basis adjustments or tax credits for alternative minimum tax purposes.

Nonstatutory Stock Options. A participant generally recognizes no taxable income as the result of the grant of such an option. However, upon exercising the option, the participant normally recognizes ordinary income equal to the amount that the fair market value of the shares on such date exceeds the exercise price. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of the shares acquired by the exercise of a nonstatutory stock option, any gain or loss (based on the difference between the sale price and the fair market value on the exercise date) will be taxed as capital gain or loss. No tax deduction is available to the combined company with respect to the grant of a nonstatutory stock option or the sale of the shares acquired through the exercise of the nonstatutory stock option.

Stock Appreciation Rights. In general, no taxable income is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant generally will recognize ordinary income in an amount equal to the fair market value of any shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock Awards. A participant acquiring shares of restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the vesting date. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The participant may elect pursuant to Section 83(b) of the Code to accelerate the ordinary income tax event to the date of acquisition by filing an election with the Internal Revenue Service no later than thirty days after the date the shares are acquired. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

Restricted Stock Unit Awards. There are no immediate tax consequences of receiving an award of restricted stock units. A participant who is awarded restricted stock units generally will be required to recognize ordinary income in an amount equal to the fair market value of the shares issued to and/or the cash received by such participant at the end of the applicable vesting period or, if later, the settlement date elected by the administrator or a participant. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Any additional gain or loss recognized upon any later disposition of any shares received would be capital gain or loss.

Performance Shares and Performance Unit Awards. A participant generally will recognize no income upon the grant of a performance share or a performance unit award. Upon the settlement of such awards, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of any unrestricted shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

Section 409A of the Code. Section 409A of the Code (referred to as “Section 409A”) provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards granted under the 2021 Plan with a deferral feature will be subject to the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.

Medicare Surtax. In addition, a participant’s annual “net investment income”, as defined in Section 1411 of the Code, may be subject to a 3.8% federal surtax. Net investment income may include capital gain and/or loss arising from the disposition of shares issued pursuant to awards granted under the 2021 Plan. Whether a participant’s net investment income will be subject to this surtax will depend on the participant’s level of annual income and other factors.

Company Deduction and Section 162(m). The combined company generally will be entitled to a tax deduction in connection with an award under the 2021 Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option) except to the extent such deduction is limited by applicable provisions of the Code. Special rules limit the deductibility of compensation paid to the combined company’s chief executive officer and other “covered employees” as determined under Section 162(m) and applicable guidance. Under Section 162(m), the annual compensation paid to any of these individuals will be deductible only to the extent that it does not exceed $1,000,000.

THE DESCRIPTION ABOVE IS ONLY A SUMMARY OF THE EFFECT OF U.S. FEDERAL INCOME TAXATION ON PARTICIPANTS AND THE COMBINED COMPANY WITH RESPECT TO AWARDS UNDER THE 2021 PLAN. IT IS NOT COMPLETE AND DOES NOT DISCUSS THE IMPACT OF EMPLOYMENT OR OTHER TAX REQUIREMENTS, THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH, OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE, OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

New Plan Benefits

The number of awards that an employee, director, or consultant may receive under the 2021 Plan is in the discretion of the administrator and therefore cannot be determined in advance. The following table sets forth: (i) the aggregate number of shares subject to options granted under the Aerpio 2017 Plan during fiscal year 2020 to each of Aerpio’s named executive officers; executive officers, as a group; directors who are not executive officers, as a group; and all employees who are not executive officers, as a group; and (ii) the average per share exercise price of such options.

Name and Position	Number of Shares Subject to Options Granted in 2020	Average Per Share Exercise Price of Options
Joseph Gardner, Principal Executive Officer	155,000	$0.52
Regina Marek, VP of Finance and Principal Financial and Accounting Officer	93,000	$0.52
Kevin Peters, Former Chief Scientific Officer and Chief Medical Officer	129,000	$0.52
Executive officers of Aerpio as a group	377,000	$0.52
Non-executive directors of Aerpio group	260,720	$1.22
Non-executive officer employees of Aerpio as a group	325,000	$0.52

Vote Required; Recommendation of Board of Directors

The merger agreement requires Aerpio to submit this Proposal 3 to our stockholders at the special meeting. The affirmative vote of the holders of a majority of the shares properly cast for or against at the special meeting is required for approval of Proposal 3 for the purpose of approving the 2021 Plan.

THE AERPIO BOARD UNANIMOUSLY (OTHER THAN ABSTENTIONS) RECOMMENDS THAT AERPIO’S STOCKHOLDERS VOTE “FOR” PROPOSAL 3 TO APPROVE THE EQUITY INCENTIVE AWARD PLAN.

Proposal 4: Approval of the Employee Stock Purchase Plan

General

On [●], 2021, the Aerpio Board adopted and approved the combined company’s 2021 Employee Stock Purchase Plan (referred to as the “2021 ESPP”) and is submitting the 2021 ESPP to stockholders for their adoption and approval. The approval of the 2021 ESPP is not a condition to the completion of the merger with Aadi; however, pursuant to the merger agreement, Aerpio and Aadi have each agreed that they will use commercially reasonable efforts to cause Aerpio’s stockholders to approve the 2021 ESPP. The Aerpio Board has adopted and approved the 2021 ESPP to provide the combined company’s eligible employees an opportunity to purchase the combined company’s common stock at a discount through accumulated contributions of their earned compensation. Aerpio currently operates its Amended and Restated 2017 Employee Stock Purchase Plan (referred to as the “Aerpio ESPP”). Upon approval of the 2021 ESPP by stockholders, the Aerpio ESPP will be terminated. While the 2021 ESPP will become effective the later of its approval by stockholders and the consummation of the merger, the first offering period will commence at a later date determined by the administrator of the 2021 ESPP.

The 2021 ESPP Will Allow the Combined Company to Effectively Recruit and Retain Key Talent

The Aerpio Board recommends that Aerpio’s stockholders approve the 2021 ESPP because it believes that it is important to the combined company’s ability to compete for talent. The 2021 ESPP may become a significant part of the combined company’s overall equity compensation strategy (especially with respect to our nonexecutive employees). If stockholders do not approve the 2021 ESPP, we may not be able to offer competitive compensation to existing employees and qualified candidates, which could prevent us from successfully attracting and retaining highly skilled employees. The Aerpio Board believes that the 2021 ESPP will be an important factor in attracting, motivating, and retaining qualified personnel who are essential to the combined company’s success. The 2021 ESPP provides a significant incentive by allowing employees to purchase shares of the combined company’s common stock at a discount.

Following the 2021 ESPP’s effectiveness, offering periods will not commence under the 2021 ESPP until determined by the combined company’s Board or its compensation committee.

The Share Reserve and Annual Increase Will Meet Our Equity Needs

The 2021 ESPP’s initial share reserve which we are asking the stockholders to approve is [●] shares. Additionally, the 2021 ESPP provides for an annual increase in the number of shares reserved for insurance under the 2021 ESPP beginning on January 1, 2022, in an amount equal to the lesser of (i) [●] shares of common stock, (ii) [1]% of the number of shares of common stock outstanding as of the last day of the immediately preceding fiscal year, or (iii) an amount determined by the administrator of the 2021 ESPP no later than the last day of the immediately preceding fiscal year. However, the board of directors may act prior to January 1st of a given year to provide that there will be no January 1st increase for such year or that the increase for such year will be a lesser number of Shares than determined under the preceding sentence.

Summary of the 2020 Employee Stock Purchase Plan

The following is a summary of the principal features of the 2021 ESPP and its operation. This summary does not contain all of the terms and conditions of the 2021 ESPP and is qualified in its entirety by reference to the 2021 ESPP as set forth in Annex F attached to this proxy statement.

Purpose. The purpose of the 2021 ESPP is to provide eligible employees with an opportunity to purchase shares of the combined company’s common stock through accumulated contributions, which generally will be made through payroll deductions. The 2021 ESPP permits the administrator (as discussed below) to grant purchase rights that qualify for preferential tax treatment under Section 423 of the Code. In addition, the 2021 ESPP authorizes the grant of purchase rights that do not qualify under Code Section 423 pursuant to rules, procedures or sub-plans adopted by the administrator that are designed to achieve desired tax or other objectives. Approximately [●] employees will be eligible to participate in the 2021 ESPP.

Authorized Shares. If Aerpio’s stockholders approve the 2021 ESPP, and subject to adjustment upon certain changes in our capitalization as described in the 2021 ESPP, the maximum number of shares of common stock that will be available for issuance under the 2021 ESPP will be [●] shares. The shares may be authorized, but unissued, or reacquired common stock. The number of shares of common stock available for issuance under the 2021 ESPP will be increased on the first day of each fiscal year beginning with the 2022 fiscal year equal to the least of (i) [●] shares, (ii) one percent (1%) of the outstanding shares of all classes of common stock on the last day of the immediately preceding fiscal year, or (iii) an amount determined by the administrator.

As of June 14, 2021, the per share closing price of Aerpio common stock as quoted on the Nasdaq Capital Market was $1.98.

We currently are unable to determine how long this share reserve may last because the number of shares that will be issued in any year or offering period depends on a variety of factors that cannot be predicted with certainty, including, for example, the number of employees who elect to participate in the 2021 ESPP, the level of contributions made by participants and the future price of shares of common stock.

If Aerpio’s stockholders do not approve the 2021 ESPP, then the 2021 ESPP will not become effective and no shares of common stock will be available for issuance thereunder.

Plan Administration. The combined company’s board of directors or one or more committees appointed by the board of directors will administer the 2021 ESPP. The compensation committee of the combined company’s board of directors will initially administer the 2021 ESPP. Subject to the terms of the 2021 ESPP, the administrator will have full and exclusive discretionary authority to construe, interpret and apply the terms of the 2021 ESPP, to delegate ministerial duties to any of our employees, to designate separate offerings under the 2021 ESPP, to designate subsidiaries and affiliates as participating in the Section 423 Component and the Non-Section 423 Component, to determine eligibility, to adjudicate all disputed claims filed under the 2021 ESPP and to establish such procedures that it deems necessary or advisable for the administration of the 2021 ESPP. The administrator is authorized to adopt rules and procedures in order to: determine eligibility to participate, determine the definition of compensation for the purposes of contributions to the 2021 ESPP, handle contributions to the 2021 ESPP, coordinate the making of contributions to the 2021 ESPP, establish bank or trust accounts to hold contributions to the 2021 ESPP, effect the payment of interest, effect the conversion of local currency, satisfy obligations to pay payroll tax, determine beneficiary designation requirements, implement and determine withholding procedures and determine procedures for the handling of stock certificates that vary with applicable local requirements. The administrator will also be authorized to determine that, to the extent permitted by applicable law, the terms of a purchase right granted under the 2021 ESPP or an offering to citizens or residents of a non-U.S. jurisdiction will be less favorable than the terms of options granted under the 2021 ESPP or the same offering to employees resident solely in the United States. Every finding, decision and determination made by the administrator will, to the full extent permitted by law, be final and binding upon all parties.

Eligibility. Generally, all of our employees will be eligible to participate if they are customarily employed by us, or any participating subsidiary or affiliate, for at least 20 hours per week and more than five months in any calendar year. The administrator, in its discretion, may, prior to an enrollment date, for all options to be granted on such enrollment date in an offering, determine that an employee who (i) has not completed at least two years of service (or a lesser period of time determined by the administrator) since his or her last hire date, (ii) customarily works not more than 20 hours per week (or a lesser period of time determined by the administrator), (iii) customarily works not more than five months per calendar year (or a lesser period of time determined by the administrator), (iv) is a highly compensated employee within the meaning of Section 414(q) of the Code, or (v) is a highly compensated employee within the meaning of Section 414(q) of the Code with compensation above a certain level or is an officer or subject to disclosure requirements under Section 16(a) of the Exchange Act, is or is not eligible to participate in such offering period.

However, an employee may not be granted rights to purchase shares of the combined company’s common stock under the 2021 ESPP if such employee:

•

immediately after the grant would own capital stock and/or hold outstanding options to purchase such stock possessing 5% or more of the total combined voting power or value of all classes of capital stock of ours or of any parent or subsidiary of ours; or

•

holds rights to purchase shares of the combined company’s common stock under all employee stock purchase plans of ours or any parent or subsidiary of ours that accrue at a rate that exceeds $25,000 worth of shares of the combined company’s common stock for each calendar year in which such rights are outstanding at any time.

Offering Periods. The 2021 ESPP will include a component that allows us to make offerings intended to qualify under Section 423 of the Code and a component that allows us to make offerings not intended to qualify under Section 423 of the Code to designated companies, as described in the 2021 ESPP. Offering periods will begin and end on such dates as may be determined by the administrator in its discretion, in each case on a uniform and nondiscriminatory basis, and may contain one or more purchase periods. The administrator may change the duration of offering periods (including commencement dates) with respect to future offerings so long as such change is announced prior to the scheduled beginning of the first offering period affected. No offering period may last more than 27 months.

Contributions. The 2021 ESPP will permit participants to purchase shares of the combined company’s common stock through contributions (in the form of payroll deductions or otherwise to the extent permitted by the administrator) of up to 15% of their eligible compensation, a measure to be determined by the administrator, or such other limit established by the administrator from time to time in its discretion and on a uniform and nondiscretionary basis for all options to be granted on an enrollment date in an offering. Unless otherwise determined by the administrator, during any offering period, a participant may not increase the rate of his or her contributions and may only decrease the rate of his or her contributions (including to 0%) one time.

Exercise of Purchase Right. Amounts contributed and accumulated by the participant will be used to purchase shares of common stock at the end of each purchase period. A participant may purchase a maximum number of shares of common stock during a purchase period as determined by the administrator in its discretion and on a uniform and nondiscriminatory basis. The purchase price of the shares will be determined by the administrator from time to time, in its discretion and on a uniform and nondiscriminatory basis for all options to be granted on an enrollment date, provided that in no event may the purchase price be less than 85% of the lower of the fair market value of a share of common stock on the first trading day of the offering period or on the exercise date, which is generally the last trading day of a purchase period.

Termination of Participation. Participation in the 2021 ESPP generally will terminate when a participating employee’s employment with the combined company or a designated company ceases for any reason, the employee withdraws from the 2021 ESPP or the combined company’s board terminates or amends the 2021

ESPP such that the employee no longer is eligible to participate. An employee may withdraw his or her participation in the 2021 ESPP at any time in accordance with procedures, and prior to any applicable deadline, specified by the administrator. Upon withdrawal from the 2021 ESPP, in general the employee will receive all amounts credited to his or her account without interest (unless otherwise required under applicable law) and his or her payroll withholdings or contributions under the 2021 ESPP will cease.

Non-Transferability. Neither contributions credited to a participant’s account nor rights to purchase shares of common stock and any other rights and interests under the 2021 ESPP may be assigned, transferred, pledged or otherwise disposed of (other than by will, the laws of descent and distribution or beneficiary designation in the event of death). Any attempt at such prohibited disposition will be without effect, except that we may treat such act as an election to withdraw participation.

Certain Transactions. In the event that any dividend or other distribution (whether in the form of cash, common stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of shares of common stock or our other securities, or other change in our corporate structure affecting the common stock occurs (other than any ordinary dividends or other ordinary distributions), the administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the 2021 ESPP in such manner it may deem equitable, will adjust the number and class of common stock that may be delivered under the 2021 ESPP, the purchase price per share, the number of shares of common stock covered by each purchase right under the 2021 ESPP that has not yet been exercised, and the numerical limits of the 2021 ESPP.

In the event of our proposed dissolution or liquidation, any ongoing offering periods will be shortened and will terminate immediately before consummation of the proposed dissolution or liquidation following the purchase of shares of common stock under the shortened offering periods, unless provided otherwise by the administrator. Prior to the new exercise date, the administrator will notify participants regarding the new exercise date and the exercise to occur on such date.

In the event of a merger or “change in control” (as defined in the 2021 ESPP), each outstanding option under the 2021 ESPP will be assumed or substituted for by the successor corporation or its parent or subsidiary. In the event that options are not assumed or substituted for, the offering period will be shortened by setting a new exercise date on which the offering period will end, which will occur prior to the closing of the merger or change in control. Prior to the new exercise date, the administrator will notify participants regarding the new exercise date and the exercise to occur on such date.

Amendment; Termination. The administrator will have the authority to amend, suspend or terminate the 2021 ESPP. The 2021 ESPP automatically will terminate in 2041, unless we terminate it sooner. If the administrator determines that the ongoing operation of the 2021 ESPP may result in unfavorable financial accounting consequences, the administrator may modify, amend or terminate the 2021 ESPP to reduce or eliminate such accounting consequence. If the 2021 ESPP is terminated, the administrator in its discretion may terminate all outstanding offering periods either immediately or after consummation of the purchase of shares of common stock under the 2021 ESPP (which may be adjusted to occur sooner than originally scheduled), or in accordance with their terms. If options are terminated prior to their expiration, then all amounts credited to participants that have not been used to purchase shares of common stock will be returned, without interest (unless otherwise required under applicable law), as soon as administratively practicable.

Summary of U.S. Federal Income Tax Consequences

The following summary is intended only as a general guide to the material U.S. federal income tax consequences of participation in the 2021 ESPP. The summary is based on existing U.S. laws and regulations, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon a participant’s death, or the provisions of the income tax laws of any municipality, state or non-U.S. jurisdiction to which the participant may be subject. As a result, tax consequences for any particular participant may vary based on individual circumstances.

The 2021 ESPP is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Code. Under an employee stock purchase plan that so qualifies, no taxable income will be recognized by a participant, and no deductions will be allowable to the combined company, upon either the grant or the exercise of the purchase rights. Taxable income will not be recognized until there is a sale or other disposition of the shares of common stock acquired under the 2021 ESPP or in the event of the participant’s death while still owning the purchased shares of common stock.

If the participant sells or otherwise disposes of the purchased shares of common stock within two years after the start date of the offering period in which the shares of common stock were acquired or within one year after the actual purchase date of those shares of common stock, then the participant generally will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the shares of common stock on the purchase date exceeded the purchase price paid for those shares of common stock, and we will be entitled to an income tax deduction equal in amount to such excess, for the taxable year in which such disposition occurs. The amount of this ordinary income will be added to the participant’s basis in the shares of common stock, and any resulting gain or loss recognized upon the sale or disposition will be a capital gain or loss. If the shares of common stock have been held for more than one year since the date of purchase, the gain or loss will be long-term.

If the participant sells or disposes of the purchased shares of common stock more than two years after the start date of the offering period in which the shares of The combined company’s common stock were acquired and more than one year after the actual purchase date of those shares of common stock, then the participant generally will recognize ordinary income in the year of sale or disposition equal to the lesser of (a) the amount by which the fair market value of the shares of common stock on the sale or disposition date exceeded the purchase price paid for those shares of common stock, or (b) 15% of the fair market value of the shares of common stock on the start date of that offering period. Any additional gain upon the disposition will be taxed as a long-term capital gain. Alternatively, if the fair market value of the shares of common stock on the date of the sale or disposition is less than the purchase price, there will be no ordinary income and any loss recognized will be a long-term capital loss. We will not be entitled to an income tax deduction with respect to such disposition.

In addition, a participant’s annual “net investment income,” as defined in Section 1411 of the Code, may be subject to a 3.8% U.S. federal surtax. Net investment income may include capital gain and/or loss arising from the disposition of shares of common stock purchased under the 2021 ESPP. Whether a participant’s net investment income will be subject to this surtax will depend on the participant’s level of annual income and other factors.

If the participant still owns the purchased shares of common stock at the time of death, the lesser of (i) the amount by which the fair market value of the shares of common stock on the date of death exceeds the purchase price or (ii) 15% of the fair market value of the shares of common stock on the start date of the offering period in which those shares of common stock were acquired will constitute ordinary income in the year of death.

Plan Benefits

Participation in the 2021 ESPP is voluntary and dependent on each eligible employee’s election to participate, the amount of his or her eligible compensation, and his or her determination as to the portion of his or her eligible compensation to contribute to the 2021 ESPP. Further, the number of shares of common stock that may be purchased under the 2021 ESPP is determined, in part, by the price of our shares of common stock on the first day of each offering period and applicable exercise date of each purchase period. Accordingly, the actual number of shares of common stock that would be purchased by any individual under the 2021 ESPP in the future is not determinable. We have not previously sponsored an employee stock purchase plan, and, therefore, the number of shares of common stock which would have been received by or allocated to our named executive officers, all current executive officers as a group, and all other current employees who may participate in the 2021 ESPP as a group are not determinable. Non-employee directors are not eligible to participate in the 2021 ESPP.

Vote Required; Recommendation of Board of Directors

The merger agreement requires Aerpio to submit this Proposal 4 to our stockholders at the special meeting. The affirmative vote of the holders of a majority of the shares properly cast for or against at the special meeting is required for approval of Proposal 4 for the purpose of approving the 2021 ESPP.

THE AERPIO BOARD UNANIMOUSLY (OTHER THAN ABSTENTIONS) RECOMMENDS THAT AERPIO’S STOCKHOLDERS VOTE “FOR” PROPOSAL 4 TO APPROVE THE EMPLOYEE STOCK PURCHASE PLAN.

Proposal 5: Approval of Possible Adjournment of the Special Meeting

General

If Aerpio fails to receive a sufficient number of votes to approve Proposals 1 or 2, Aerpio may propose to adjourn or postpone the special meeting. Aerpio currently does not intend to propose adjournment or postponement at the special meeting if there are sufficient votes to approve Proposals 1 or 2.

Vote Required; Recommendation of Board of Directors

The affirmative vote of the holders of a majority of the shares properly cast for or against at the special meeting is required for approval of Proposal 5. A failure to submit a proxy card or vote at the special meeting, or an abstention or “broker non-vote” will have no effect on the outcome of Proposal 5.

THE AERPIO BOARD UNANIMOUSLY (OTHER THAN ABSTENTIONS) RECOMMENDS THAT AERPIO’S STOCKHOLDERS VOTE “FOR” PROPOSAL 5 TO ADJOURN OR POSTPONE THE SPECIAL MEETING, IF NECESSARY, IF A QUORUM IS PRESENT, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF PROPOSALS 1 OR 2. THE APPROVAL OF EACH OF PROPOSALS 1 AND 2 IS REQUIRED TO CONSUMMATE THE MERGER.

AERPIO’S BUSINESS

For a description of Aerpio’s business, please refer to the section entitled “Item 1. Business” set forth in Aerpio’s Annual Report on Form 10-K for the year ended December 31, 2020 as filed with the SEC on March 11, 2021, which section is incorporated by reference herein. For a description of legal proceedings Aerpio is party to, please refer to the section entitled “Item 3. Legal Proceedings” set forth in Aerpio’s Annual Report on Form 10-K for the year ended December 31, 2020 as filed with the SEC on March  11, 2021, as updated by the subsequent quarterly reports on Form 10-Q.

AERPIO’S PROPERTY

For a description of Aerpio’s property, please refer to the section entitled “Item 2. Properties” set forth in Aerpio’s Annual Report on Form 10-K for the year ended December 31, 2020 as filed with the SEC on March 11, 2021, which section is incorporated by reference herein.

AADI’S BUSINESS

Overview

Aadi is a clinical-stage biopharmaceutical company developing precision therapies for genetically-defined cancers. Aadi’s initial focus is to bring transformational therapies to cancers driven by alterations in mTOR pathway genes where other mTOR inhibitors have not been approved or have failed due to problems of pharmacology, effective drug delivery to the tumor, or safety. Aadi’s lead drug candidate, ABI-009 (FYARROTM, nab-sirolimus), is an mTOR inhibitor bound to human albumin that has demonstrated significantly higher tumor accumulation, greater mTOR target suppression, and increased tumor growth inhibition over other mTOR inhibitors in preclinical models. Aadi believes these attributes best position ABI-009 to fully exploit the benefits of mTOR inhibition and improve upon the suboptimal efficacy and resistance seen with mTOR inhibitors on the market and active in clinical development. Aadi wholly owns or has exclusive rights to Aadi’s lead drug candidate, ABI-009, with the exception of a development and commercialization out-license agreement in the Greater China region.

ABI-009 leverages the nanoparticle albumin-bound (nab) technology platform first utilized in Abraxane® (nab-paclitaxel) and developed by Aadi’s founder and CEO and former colleagues while at Abraxis Bioscience. Aadi’s approach is to apply nab technology to the molecule sirolimus, a potent inhibitor of the mTOR pathway that is hindered in large part by a poor pharmacologic profile (e.g. poor and variable absorption with incomplete target suppression). The relevance of albumin transport in cancer has been extensively researched and albumin is known to accumulate in tumor tissues due to the leaky capillary system within the tumor, defective lymphatic drainage of tumors, and active caveolae-mediated transport across the tumor blood vessel endothelium. In addition, albumin can be taken up by proliferating tumor cells via endocytosis and macropinocytosis, then catabolized by lysosomal degradation to support de novo protein synthesis, energy generation, and tumor growth. Ultimately, nab technology allows ABI-009 to take advantage of albumin transport pathways to accumulate at high levels in tumors and deliver sirolimus directly into cancer cells where it can effectively inhibit mTOR.

Aadi is evaluating ABI-009 in cancers with known mTOR pathway activation, including tumor agnostic indications targeting specific genomic alterations that activate the mTOR pathway. Aadi has an exclusive license with Abraxis Bioscience, LLC, a wholly owned subsidiary of Celgene Corporation, now Bristol Myers Squibb, under which Aadi obtained exclusive rights to develop, manufacture, and commercialize ABI-009. In May 2021, Aadi completed the filing of a rolling new drug application (referred to as “NDA”), for ABI-009 to the U.S. Food and Drug Administration (referred to as the “FDA”), for approval to treat patients with advanced malignant perivascular epithelioid cell tumors (referred to as “PEComa”). Aadi’s NDA is based on results from Aadi’s

Phase 2 registrational study AMPECT (Advanced Malignant PEComa Trial), in advanced malignant PEComa for which there are currently no approved therapies in the U.S. and for which there has never been a prior prospective clinical trial. In November 2019, Aadi announced top-line results from the AMPECT study, including that the study achieved its primary endpoint of overall response rate (referred to as “ORR”), as determined by blinded independent central radiologic review using modified Response Evaluation Criteria in Solid Tumors, RECIST v1.1. This registrational trial met its primary endpoint demonstrating the efficacy of ABI-009, with an independently assessed ORR of 39% (95% CI: 22%, 58%) and a manageable safety profile.

In December 2017, Aadi received Orphan Drug Designation for ABI-009 for the treatment of patients with advanced malignant PEComa. In October 2018, the FDA granted Fast Track designation for ABI-009 for the investigation of the treatment of patients with advanced malignant PEComa. In December 2018, the FDA granted Breakthrough Therapy Designation for ABI-009 the treatment of patients with advanced malignant PEComa.

Aadi is actively engaged in commercial preparations to support the potential U.S. launch of ABI-009 for the treatment of patients with advanced malignant PEComa, if approved. Aadi intends to build a specialist sales force to target physicians in the U.S. who treat advanced malignant PEComa. In December 2020, Aadi entered into a license agreement with EOC Pharma Limited pursuant to which Aadi granted EOC Pharma Limited exclusive rights to develop and commercialize ABI-009 in Greater China.

In addition to advanced malignant PEComa, based on data from the completed AMPECT trial and Aadi’s ongoing expanded access program, Aadi is planning a registrational Phase 2 study, PRECISION 1, of ABI-009 in tumor-agnostic Tuberous Sclerosis Complex 1 and 2 (TSC1 & TSC2) alterations. Aadi has completed a Type B meeting with the FDA in which Aadi discussed the initial trial design with the FDA. Aadi plans to initiate the PRECISION 1 trial by the end of 2021.

An exploratory mutational analysis was conducted on patients treated with ABI-009 in the AMPECT study in advanced malignant PEComa. In 25 patients with available mutational data, TSC1 or TSC2 alterations were found in 14 patients (56%). In this subset of patients with TSC1 or TSC2 alterations, the response rate was 64% (CI: 34%,87%). Additionally, emerging data from an ongoing Expanded Access Program were presented for patients treated with ABI-009 bearing TSC1 or TSC2 inactivating alterations with malignancies and neoplasms other than advanced malignant PEComa at the American Society of Clinical Oncology (referred to as the “ASCO”), medical meeting in June 2021. Of the eight patients treated with ABI-009, 7 patients were evaluable for response analysis and 1 patient progressed before the first scan. Five of 8 patients (63%, 95% CI: 25%, 92%) achieved a confirmed partial response (PR). Amongst the patients who were mTOR inhibitor-naïve, 5 of 6 (83%, 95% CI: 36%, 99+%) achieved a confirmed PR. Toxicities were manageable and the majority of events were grade one or grade two in severity.

Aadi is building a management team with extensive experience in the discovery, development, and commercialization of cancer therapeutics, including in senior roles at leading pharmaceutical companies. Aadi is supported by the Aadi board and specialized scientific advisory boards, who contribute their deep understanding of drug discovery and development, as well as expertise in building public companies and business development. Furthermore, Aadi’s investor base includes top life science investors including Acuta Capital Partners, KVP Capital, Avoro Capital Advisors, Avoro Ventures, Venrock Healthcare Capital Partners, BVF Partners, Vivo Capital, Alta Bioequities, Rock Springs Capital, RTW Investments, Acorn Bioventures and Serrado Capital. Aadi believes that Aadi’s team is ideally positioned to develop and commercialize ABI-009 and future pipeline assets to ultimately bring significant benefit to cancer patients worldwide.

Aadi’s Strategy

Aadi’s objective is to develop and commercialize innovative drugs that address the serious unmet medical needs of cancer patients and patients with other diseases that are driven by alterations in the mTOR pathway. The principal components of Aadi’s strategy include:

•

Rapidly seek approval for and commercialize Aadi’s lead drug candidate, ABI-009 (FYARROTM, nab-sirolimus) in advanced malignant PEComa. For ABI-009, Aadi is initially targeting advanced malignant PEComa, an ultra-rare sarcoma with no approved therapies. In May 2021, Aadi completed the filing of a rolling NDA submission with the FDA for ABI-009 for the treatment of advanced malignant PEComa based on the positive results from AMPECT, Aadi’s pivotal Phase 2 study in this patient population, which met its primary endpoint. Aadi has also commenced commercial preparations to support the potential launch of ABI-009 for advanced malignant PEComa in the U.S., if approved.

•

Expand the market opportunity for ABI-009 by pursuing development of a tumor-agnostic indication in cancer patients with alterations in the TSC1 or TSC2 genes. Aadi is currently studying ABI-009 in patients with different cancer types having alterations in the TSC1 or TSC2 genes as part of an ongoing expanded access program. Based on data in patients with TSC1 or TSC2 alterations from the completed AMPECT trial and ongoing expanded access program, Aadi plans to initiate pivotal studies in solid tumors driven by TSC1 or TSC2 alterations by the end of 2021. Aadi believes that this approach offers an opportunity to significantly expand the commercial potential of ABI-009 over time.

•

Expand the application of ABI-009 as a monotherapy and combination therapy with other agents. Aadi believes there is a significant opportunity to utilize ABI-009 in other indications as a monotherapy as well as in combination with other targeted therapies, particularly in mTOR adjacent signaling pathways. These additional indications may be important drivers of commercial value and Aadi believes that strategic partnerships, particularly in combination therapies, may be an effective means of developing and commercializing these opportunities. While Aadi is primarily focused in cancer, the mTOR pathway is also relevant in other indications and Aadi may opportunistically study these indications to broaden the application of ABI-009 or satisfy unmet medical needs.

•

Establish capabilities and partnerships to effectively commercialize and maximize the value of ABI-009. Aadi is building Aadi’s capabilities in the U.S. to commercialize Aadi’s products. Aadi has partnered ABI-009 with EOC Pharma Limited for commercialization in Greater China. Outside the U.S. and China, Aadi intends to selectively evaluate strategic partnerships with partners whose development and commercial capabilities complement Aadi’s own.

Importance of the mTOR Pathway in Cancer

mTOR is a serine–threonine kinase that is the key component of two multi-subunit complexes with non-overlapping downstream targets: mTOR Complex 1 (mTORC1) and mTOR Complex 2 (mTORC2). mTORC1 plays a vital role in the regulation of cell growth and division by controlling the balance between anabolic and catabolic cellular processes and facilitates the progression of cell-cycle from G1 to S phase. Due to its key role in anabolic processes needed for cell division, the majority of cancer cells have activation of mTORC1 through one mechanism or another. Thus, the effective inhibition of mTORC1 in cancer cells may inhibit their proliferation. Activation of mTORC1 may occur downstream of the PI3K/AKT or Ras/MEK/ERK pathways, or through inactivating alterations in negative regulators of the mTORC1 pathway, including TSC1 or TSC2. Downstream signaling nodes of mTORC1, specifically S6K and 4EBP1, are key drivers of mTORC1 activity. Decreased phosphorylation of S6K leads to decreased activity, while decreased phosphorylation of 4EBP1 leads to increased activity. Sirolimus (also known as rapamycin) is an allosteric inhibitor of mTOR, which binds to the 12-kDa FK506-binding protein 12 (FKBP12) and the complex directly and strongly inhibits mTORC1.

Fig. 1

Currently approved mTOR inhibitors are limited in their applicability due to poor and variable absorption of the oral drugs (sirolimus and everolimus) or variable conversion from prodrug to active drug (temsirolimus) and premedication requirements (temsirolimus). These drugs have a narrow therapeutic index and a reduction from the labelled dose can result in a decrease in efficacy. Preclinical study comparisons with ABI-009 have shown significantly higher tumor uptake, greater downstream mTOR target suppression and increased suppression of tumor growth for ABI-009 compared to the oral mTOR inhibitors. A literature comparison of the clinical pharmacokinetic profiles of the drugs shows that ABI-009 has a longer half-life, higher peak blood concentration and greater total exposure than the other approved mTOR inhibitors. ABI-009 is administered in cycles that are given weekly for two weeks followed by a week off and does not require therapeutic monitoring to ensure adequate blood levels.

Aadi’s Approach: The Nanoparticle Albumin-Bound (nab) Technology

The nanoparticle albumin-bound, or nab, technology was created and developed by Aadi’s founder and CEO and former colleagues while at Abraxis Bioscience. This technology takes advantage of the protein albumin, a natural carrier of water insoluble molecules (e.g., various nutrients, vitamins and hormones) found in humans. Due to various active and passive transport processes in the body, albumin can accumulate preferentially in different tissues including tumors, areas of inflammation, or areas of tissue remodeling, i.e. at sites of disease. The nab technology takes advantage of these transport properties of albumin and its affinity of binding to certain drug molecules to increase the efficiency with which these molecules may be brought to these sites of disease. The first clinical and commercial validation of this technology is the drug Abraxane®, which is approved in the U.S. and worldwide for the treatment of breast cancer, non-small cell lung cancer and pancreatic cancer. Abraxane has generated >$1.0 billion of sales in the U.S. every year since 2018.

Aadi is applying the nab technology to the molecule sirolimus, a potent inhibitor of the mTOR pathway that is hindered in large part by a poor pharmacologic profile (e.g. poor and variable absorption with incomplete target suppression). The relevance of albumin transport in cancer has been extensively studied and albumin is known to accumulate in tumor tissues due to the leaky capillary system within the tumor, defective lymphatic drainage of tumors, and active caveolae-mediated transport across tumor blood vessel endothelium. In addition, albumin can be taken up by proliferating tumor cells via endocytosis and macropinocytosis, then catabolized by lysosomal degradation to support de novo protein synthesis, energy, and tumor growth. Ultimately, nab technology allows ABI-009 to take advantage of albumin transport pathways to accumulate at high levels in tumors and deliver sirolimus directly to cancer cells where it can effectively inhibit mTOR.

The accumulation of albumin in tumors can be easily visualized by using the dye evans blue which has a high affinity for albumin. Intravenous injection of albumin-evans blue complex in animals bearing tumors resulted in rapid accumulation of the complex within the tumors which could be easily visualized in a few hours after injection. Similarly, a fluorescent labelled albumin when injected into human glioblastoma patients 24-48 hours before surgery resulted in excellent visualization of the tumors during surgery under fluorescent light and allowed the complete resection of the tumor margins in a majority of the patients treated.

Fig. 2 – Albumin Accumulation

Aadi’s Drug Candidate: ABI-009 (FYARROTM; nab-sirolimus)

Aadi’s first drug candidate, ABI-009 (FYARROTM, nab-sirolimus, sirolimus albumin-bound nanoparticles for injectable suspension), is a form of sirolimus (rapamycin) bound to albumin. Sirolimus is a potent inhibitor of the mTOR biological pathway and inhibits downstream signaling from mTOR, that can promote tumor growth. ABI-009 is in the form of nanoparticles of sirolimus bound to human albumin with average size less than 100 nanometers. An artist’s impression of these nanoparticles is shown below.

Fig. 3 Nanoparticle artist impression

The orally available mTOR inhibitors have poor and variable absorption, often require therapeutic drug monitoring, and have incomplete target suppression. The combination of sirolimus with human albumin in ABI-009 achieves higher AUC, Cmax and longer half-life in humans at its clinical dose when compared with published clinical data for other mTOR inhibitors, demonstrating ABI-009’s differentiated clinical pharmacologic and pharmacokinetic profile.

Fig. 4 – ABI-009 PK Profile

These differences in pharmacology can result in advantageous differences in the clinical behavior of ABI-009 when compared to the other mTOR inhibitors. This is effectively illustrated in comparative experiments in animals bearing bladder cancer tumors or liver cancer tumors. Data from these tumor-bearing animal models showed many-fold higher tumor drug levels for ABI-009 at equal dose to the other mTOR inhibitors which was correlated with a greater degree of mTOR target suppression as indicated by inhibition of phosphorylation of S6 and 4EBP1 (downstream signaling nodes of mTORC1 that are known to play a role in downstream activity of mTOR as well as resistance to mTOR suppression), and a correspondingly higher suppression of tumor growth.

Aadi believes that other mTOR inhibitors on the market or active in clinical development do not have the required favorable pharmacological profile to fully exploit the benefits of mTOR inhibition. Aadi believes that ABI-009’s differentiated pharmacologic profile, high tumor accumulation, and ability to effectively inhibit important targets in the mTOR pathway make it a well positioned drug candidate to address resistance and suboptimal efficacy of existing mTOR inhibitors.

Aadi is studying ABI-009 in cancers with known mTOR pathway activation, including tumor agnostic indications targeting specific genomic alterations that activate the mTOR pathway. In addition, Aadi has ongoing studies as well as studies in planning for testing the safety and efficacy of ABI-009 in combination with other targeted agents. Aadi’s ongoing studies and studies in planning are summarized in the figure below.

Fig. 5 – Pipeline

In May 2021, Aadi completed the filing of a rolling new drug application (referred to as an “NDA”) for ABI-009 to the FDA, for approval to treat patients with advanced malignant PEComa. Aadi’s NDA is based on results from Aadi’s Phase 2 registrational study AMPECT, in patients for whom there are currently no FDA approved therapies in the U.S. In November 2019 at CTOS, Aadi announced top-line results from the AMPECT study, including that the study achieved its primary endpoint of ORR, as determined by blinded independent central radiologic review using modified Response Evaluation Criteria in Solid Tumors, RECIST v1.1. The AMPECT study in advanced malignant PEComa is closed to enrollment.

Aadi is planning a registrational Phase 2 study, PRECISION 1, of ABI-009 in tumor-agnostic TSC1 and TSC2 inactivating alterations based on evidence of activity seen in patients with TSC1 and TSC2 inactivating alterations from the completed AMPECT trial (presented at the annual CTOS meeting in 2020) and Aadi’s ongoing Expanded Access Program (presented at the annual ASCO conference in 2021). Aadi has completed a Type B meeting with the FDA in which Aadi discussed the initial trial design with the FDA. Aadi plans to initiate the PRECISION 1 trial by the end of 2021.

Aadi has an ongoing Expanded Access Program that was opened to bridge the access to ABI-009 until market authorization in patients with advanced malignant PEComa and also included patients with various other malignancies having relevant genetic mutations in the mTOR pathway.

In addition, Aadi has other ongoing and planned trials in early stages investigating the dose-finding of ABI-009 in combination with various agents in tumor types including colorectal cancer, sarcoma and other indications. Aadi expects to report data from one or more of these combination studies in the second half of 2022.

ABI-009 for Advanced Malignant PEComa

PEComas are mesenchymal neoplasms, composed of histologically and immunohistochemically distinctive cells, perivascular epithelioid cells (PECs). Most PEComas are clinically benign and do not metastasize, but malignant PEComas can demonstrate local invasion and aggressive metastatic spread. PEComas show a wide anatomical distribution, but most often arise in the retroperitoneum, abdominopelvic region, uterus and gastrointestinal tract, and have a 4:1 female predominance. Malignant PEComas are classified as one of the ultra-rare soft-tissue sarcomas with an estimated annual incidence of roughly 100-300 patients per year in the US, although formal epidemiology studies have yet to be conducted.

There are no FDA approved treatments specifically for malignant PEComa. The disease is often treated with the cytotoxic chemotherapy regimens used in soft tissue sarcomas, which have shown only modest benefit for malignant PEComa. PEComas commonly show evidence of mTORC1 activation at least in part due to loss-of-function mutations in or deletions of the TSC1 or TSC2 genes. In a retrospective analysis, patients with malignant PEComa treated with available mTOR inhibitors (mTORi, sirolimus, everolimus, and temsirolimus) benefited from treatment suggesting that mTORC1 inhibition may be a promising therapeutic approach for malignant PEComa. As a result, available mTOR inhibitors may also be used to treat malignant PEComa.

AMPECT, a pivotal phase 2 open-label clinical trial of ABI-009 in advanced malignant PEComa

The AMPECT trial is the first prospective clinical trial in advanced malignant PEComa. Patients with metastatic or inoperable locally advanced disease were treated with ABI-009 at 100 mg/m2 administered as an IV infusion over 30 minutes on Days 1 and 8 of a 21-day cycle. The primary endpoint for the study was overall response rate evaluated by independent radiology review. Secondary efficacy endpoints included duration of response (DOR), progression free survival (PFS) and overall survival (OS). The sample size estimation assumed an observed overall response rate of 30% for a sample size of 30 patients, which would exclude values less than 14.7% for the lower bound of the 95% confidence interval.

This registrational trial met its primary endpoint demonstrating the efficacy of ABI-009 in this rare disease with no FDA approved alternative treatments, with an independently assessed ORR of 39% (95% CI: 22%, 58%). Disease control (defined as partial response + stable disease ≥12 weeks) was achieved in 71% of patients.

Sixty-seven percent (8/12) of PRs were seen at the first scan after baseline at week six (median time to response 1.4 months, 95% CI: 1.3 to 2.8 months). At the time of the primary analysis (predefined as when all patients had an opportunity to be treated for 6 months), the median for the key secondary endpoint of DOR was not yet reached, with 9 of 12 responders still on treatment (DOR range 4.2+, 27.7+ months). At 1-year of follow-up after the primary analysis date (i.e. 1.5-years after the last patient-initiated treatment), 7/12 responders were still receiving treatment and the median DOR had not been reached after a median follow-up for response of 2.5 years (DOR range 5.6, 42.4+ months).

Figure 6 shows the target tumor responses (waterfall plot). Notably, one patient with a primary renal PEComa metastatic to the lungs and lymph nodes had a partial response (PR) for 10 months that converted to a complete response (CR). Responses were independent of the primary site and were observed in tumors originating in the uterus (3), kidney (3), retroperitoneum (2), pelvis (2), liver (1), and small bowel (1). Notably, 43% (3/7) of patients with uterine PEComa had a partial response. Responses were also observed in 3/4 patients who had previously received chemotherapy.

Fig. 6. Waterfall plot of Maximum Reduction in Target Lesions, One-year Follow-up

Treatment-related adverse events (TRAE) were consistent with those reported for other mTOR inhibitors. The most common hematologic events were anemia and thrombocytopenia, and the most common nonhematologic events were mucositis and fatigue. The details are provided in Table xx below. There were no grade 4 or 5 TRAEs. Pneumonitis occurred in 6/34 (18%) patients and was G1/G2 only, Patient discontinuation due to adverse events occurred on 2/34 (6%) patients (one grade 2 anemia and one grade 1 cystitis). Dose reductions occurred in 13/34 (38%) patients; 11 patients had a one dose reduction from 100 mg/m2 to 75 mg/m2 and 2 patients had two dose reductions to 56 mg/m2.

Table 1

TRAEs	Any Grade >25% n(%)	Grade 3** n(%)
Patients with Any TRAEs	34 (100)
Hematologic TRAEs
Anemia*	16 (47)	4 (12)
Thrombocytopenia*	11 (32)	1 (3)
Nonhematologic TRAEs
Stomatitis/Mucositis*	27 (79)	6 (18)
Fatigue	20 (59)	1 (3)
Rash*	19 (56)	—
Nausea	16 (47)	—
Diarrhea	13 (38)	—
Weight Decreased	13 (38)	—
Hyperglycemia*	12 (35)	3 (9)
Hypertriglyceridemia*	11 (32)	1 (3)

TRAEs	Any Grade >25% n(%)	Grade 3** n(%)
Hypercholesterolemia*	11 (32)	—
Decreased Appetite	11 (32)	—
Dermatitis*	10 (29)	—
Dysgeusia	10 (29)	—
Headache	10 (29)	—
Peripheral Edema	9 (26)	—

*	Indicates Adverse Events of Special Interest and related preferred terms are grouped.
**	Additional G3 TRAEs were 6% hypokalemia, and 3% each of AST/ALT, amylaseñ, hypophosphatemia, insomnia, lipaseñ, lymphocyteò, skin infection, vomiting. No G4 TRAEs were reported

In May 2021, Aadi submitted the final sections of the rolling NDA for ABI-009 to the FDA for approval to treat patients with advanced (metastatic or locally advanced) PEComa. Aadi has requested priority review of the NDA. The NDA submission is based on results from Aadi’s Phase 2 registrational study AMPECT, in patients for whom there are currently no approved therapies in the U.S. In November 2019, Aadi announced top-line results from AMPECT, including that the study achieved its primary endpoint of objective response rate (ORR) as determined by blinded independent central radiologic review using modified RECIST v1.1 criteria.

In December 2017, Aadi received Orphan Drug Designation (ODD) for ABI-009 for the treatment of patients with advanced malignant PEComa. In October 2018, the FDA granted Fast Track designation for ABI-009 for the investigation of the treatment of patients with advanced malignant PEComa. In December 2018, the FDA granted Breakthrough Therapy Designation (BTD) for ABI-009 the treatment of patients with advanced malignant PEComa.

ABI-009 for TSC1 or TSC2 Alterations in Solid Tumors

The TSC1 and TSC2 genes encode for proteins that form a tumor suppressor complex that down regulates mTORC1 activity. Inactivating alterations in the TSC1 or TSC2 genes can result in activation of mTORC1. TSC1 or TSC2 alterations have been reported across a broad range of cancer types. Based on the SEER cancer statistics database and an analysis of mutation frequency by cancer type using the TCGA and cBioPortal databases, Aadi believes there is a significant number of new patients with TSC1 or TSC2 inactivating alterations per year in the U.S (see chart titled “Projected Annual Incidence of Cancers with TSC1 and TSC2 Alterations” below). While there are no therapies approved specifically for TSC1 or TSC2 alterations, numerous case reports show durable responses to mTOR inhibition in patients with these alterations.

Fig. 7

TSC1 and TSC2 Alterations in the AMPECT Study. An exploratory mutational analysis was conducted on patients treated with ABI-009 in the AMPECT study in advanced malignant PEComa. In 25 patients with available mutational analysis, TSC1 or TSC2 alterations were found in 14 patients (56%). In this subset of patients with TSC1 or TSC2 alterations, the response rate was 64% (9/14) (Figure Zz). In particular, TSC2 mutations were significantly associated with response (89% of patients) to ABI-009.

Fig. 8. Spider plot demonstrating change in the sum of target tumor measurements over time, based on mutation status.

*	Arrowheads indicate patients who were still on treatment

TSC1 and TSC2 Alterations in the Expanded Access Program. An Expanded Access Program was opened to bridge the access to ABI-009 until market authorization in patients with advanced malignant PEComa and also included patients with various other malignancies having relevant genetic mutations in the mTOR pathway. Preliminary data was presented at ASCO 2021 showing the emerging results in malignancies and neoplasms bearing TSC1 or TSC2 inactivating alterations in patients with histologies other than advanced malignant PEComa. Of the 8 patients treated with ABI-009, 7 patients were evaluable for response analysis and 1 patient progressed before the first scan. Five of 8 patients (63%, 95% CI: 25%-92%) achieved a confirmed partial response (PR). Amongst the patients who were mTOR inhibitor-naïve, 5 of 6 (83%, 95% CI: 36%-99+%) achieved a confirmed PR. Duration of response at data cutoff ranged from 3.1 to 9.7+ months and 3 of 5 responders continue on treatment. A waterfall plot of tumor response is provided below Figure 9. Figure 10 shows the prior therapy and duration of treatment for each patient. Patients with inactivating alterations in either TSC1 or TSC2 achieved tumor shrinkage and clinical benefit.

Fig. 9

Fig. 10

Treatment-emergent adverse events (TEAE) (≥30%) included edema, infections, mucositis, and pain (71% each), nail changes and vomiting (57% each), and hypertension and nausea (43% each). The majority of the events were G1/G2. Treatment-related serious adverse events (TESAE) were reported in 2 patients and included hyperglycemia and infection (patients #4 and #5) and acute kidney injury (patient #7) possibly secondary to administration of contrast. Dose reductions occurred in 3/8 patients (38%) from 100 mg/m2 to 75 mg/m2.

A recent published case report summarized the results of a patient with malignant PEComa patient with a TSC1 alteration who enrolled in the Expanded Access Program after having progressed through treatment with the mTOR inhibitor everolimus. The patient demonstrated a rapid and durable response to ABI-009. Further investigation of ABI-009 in patients progressing on other mTOR inhibitors is ongoing in the Expanded Access Program. Based on the emerging results for ABI-009 in tumors with TSC1 or TSC2 alterations, Aadi plans to initiate a tumor-agnostic study (all tumor types) in patients whose tumors have inactivating alterations in TSC1 or TSC2 genes by the end of 2021.

ABI-009 for other indications

ABI-009 is currently being tested in early-stage, dose-finding studies to determine the appropriate dose of ABI-009 in combination with various agents in tumor types including colorectal cancer, sarcoma and other indications. Aadi expects to report data from one or more of these combination studies in the second half of 2022 Aadi believes there is a significant opportunity to utilize ABI-009 in other indications as a monotherapy, e.g., in other mTOR pathway mutations, as well as in combination with other targeted therapies, particularly in mTOR adjacent signaling pathways. These additional indications may be an important drivers of commercial value and will be evaluated in the future.

Preclinical profile ABI-009

Aadi demonstrated the antitumor activity of ABI-009 in a series of nonclinical pharmacology studies. ABI-009 exhibited antitumor activity as a single agent and in combination with other therapeutic agents in a wide range of tumor types. As a single agent, ABI-009 significantly inhibited tumor growth of multiple human and mouse tumor models with known mTOR pathway activation including colon, breast, ovarian, bladder, and liver human tumor xenograft models, and in a melanoma mouse tumor model. In addition, the antitumor activity of

ABI-009 was significantly increased in combination with an EGFR tyrosine kinase inhibitor, an AKT inhibitor, doxorubicin, a Hsp90 inhibitor, gemcitabine, and anti-PD1 (programmed cell death protein 1) antibody. In nonclinical PK studies, Aadi has shown that ABI-009 IV administration resulted in significant, rapid, and prolonged sirolimus distribution to different organs and in tumors. As a single agent monotherapy and in combination with other therapies, ABI-009 was well tolerated with limited body weight loss.

In March 2019, at AACR 2019, Aadi presented preclinical data that describes the tumor accumulation, mTOR target inhibition, and antitumor activity of ABI-009 IV in comparison to oral sirolimus and oral everolimus in athymic mice bearing UMUC3 human bladder tumor xenografts. At a clinically relevant dose of 15 mg/kg/week for all agents, ABI-009 resulted in higher drug accumulation in tumors and stronger suppression of mTOR target pS6, which correlated with significantly greater tumor growth inhibition and prolonged survival compared with equal weekly dose of oral sirolimus and everolimus.

Fig. 11

Aadi also determined the antitumor activity of ABI-009 in comparison to oral Rapamune against TSC2-null SNU-398 human liver tumor xenografts. At equal weekly dose of 15 mg/kg/week, ABI-009 IV resulted in significantly greater tumor growth inhibition and longer animal survival, which correlated with stronger suppression of mTOR downstream targets pS6K, pS6, and p4EBP1 as measured by western blot.

Fig. 12

Taken together, the nonclinical studies support the clinical development of ABI-009 as an anticancer therapy.

Commercial Operations

For the potential approval of ABI-009 in advanced malignant PEComa, Aadi has begun to prepare for commercialization in the U.S., and will continue to evaluate potential partners in markets outside the U.S. such as the EOC Pharma Limited license for Greater China described above. Aadi intends to build a specialist sales force to target physicians who are prescribers of treatments for advanced malignant PEComa. Aadi expects that the sales force will be supported by sales management, internal sales support, an internal marketing group, and distribution support. Additionally, the sales and marketing teams will manage relationships with key accounts such as managed care organizations, group purchasing organizations, hospital systems, physician group networks, and government accounts. To develop the appropriate commercial infrastructure, Aadi expects to invest significant amounts of financial and management resources, some of which will be committed prior to approval of ABI-009, which Aadi may never obtain.

For future approvals of ABI-009 in other oncology indications, Aadi intends to retain commercialization rights in the U.S. and leverage its commercial and marketing organization for ABI-009, with appropriate additions or modifications as necessitated by the specific indications pursued, assuming Aadi obtains regulatory approval in the U.S., and consider whether to build Aadi’s own commercial and marketing organization in select markets outside the U.S., or selectively establish partnerships. Accordingly, Aadi will consider entering into relationships with strategic partners that enable the expansion of the ongoing clinical development and/or licenses for development and commercialization or distribution, while retaining significant value for Aadi’s shareholders. These partnerships could focus on specific patient populations and their caregivers, on regional development, or on distribution and sales. In December 2020, Aadi entered into a License Agreement with EOC Pharma Limited pursuant to which Aadi granted EOC Pharma Limited exclusive rights to develop and commercialize ABI-009 in Greater China.

Manufacturing and Supply

Aadi does not own or operate, and have no plans to establish, any manufacturing facilities. Aadi currently relies on third parties to manufacture ABI-009 for preclinical and clinical testing, as well as for future commercial supply of ABI-009.

The Amended and Restated License agreement for ABI-009 with Abraxis/Celgene dated November 2019, transferred the responsibility for manufacturing of ABI-009 to Aadi. ABI-009 was previously manufactured for Aadi by Abraxis/Celgene through their third-party manufacturer, Fresenius-Kabi, USA. As a result of the amendment to the License agreement, Aadi now obtains ABI-009 directly from Fresenius-Kabi, USA.

To date, Aadi has obtained drug substance and drug product from third-party manufacturers to support preclinical and clinical testing of ABI-009. Aadi obtains its supplies of ABI-009 from Fresenius-Kabi on a purchase-order basis and do not currently have a long-term supply arrangement in place. Aadi is presently negotiating a supply agreement with Fresenius-Kabi for the commercial manufacture of ABI-009. Aadi has supply agreements in place for key raw materials used in the manufacture of ABI-009 such as for the drug substance sirolimus and for human albumin, which are key ingredients in the drug product. Aadi does not currently have a validated commercial manufacturing process in place for ABI-009. The validation of the commercial manufacturing process is ongoing and is required to support commercialization of ABI-009, if approved. Aadi expects to continue to evaluate options to cost-effectively produce ABI-009 at contract manufacturing facilities. Aadi does not currently have arrangements in place for redundant supply of the drug product ABI-009 or for the key raw materials used in the manufacture of ABI-009.

Aadi generally expects to rely on third parties for the manufacture or development of any companion diagnostics Aadi may need to develop for ABI-009.

2019 Amended and Restated License Agreement between Abraxis BioScience, LLC and Aadi Bioscience, Inc.

Aadi has exclusively licensed certain intellectual property from Abraxis BioScience, LLC, a wholly owned subsidiary of Celgene Corporation (referred to as “Abraxis”) pursuant to a license agreement (referred to as the “License Agreement”). The material terms of the License Agreement are set forth below.

License

The License Agreement provides for an exclusive worldwide license, excluding certain countries in the Middle East and Asian sub-continent, to develop and commercialize certain pharmaceutical products containing ABI-009 for human use. The License Agreement includes the right to grant sublicenses, subject to specified conditions. The License Agreement contains certain limitations on Aadi’s ability to commercialize products, including a prohibition on seeking regulatory approval for ABI-009 in a jurisdiction in which Abraxis has not sought or obtained approval for Abraxis’ product ABRAXANE, as well as certain limitations on the developing and commercializing ABI-009 as part of combination products.

Aadi has granted Abraxis a non-exclusive license, perpetual, worldwide, sublicensable license to practice certain inventions pertaining to Abraxis’ nab technology or licensed products that Aadi may generate during the term of the License Agreement, subject to Aadi’s exclusive rights to develop and commercialize ABI-009. In addition, Abraxis has the right to control any infringement actions in respect of the licensed patents.

Development and Commercialization

Aadi has agreed to use commercially reasonable efforts to clinically develop and commercialize at least one licensed product for specified indications. Upon receipt of regulatory approval for a licensed product, Aadi has agreed to use commercially reasonable efforts to sell that product. Aadi is responsible for controlling the filing for and obtaining all regulatory approvals, with Abraxis’ support, and for bearing all costs associated with those approvals.

Abraxis Manufacturing and Services

Abraxis provided services to manufacture and supply a limited quantity of licensed products to support Aadi’s submission of a New Drug Application. Aadi is obligated to pay to Abraxis the complete cost of that supply, plus an additional single-digit percentage of such cost. Aadi may further request additional development, manufacturing, or supply services by Abraxis, which, if agreed to by Abraxis, will be performed on a fee for services basis.

Royalties

Aadi is obligated to pay royalties to Abraxis ranging from single-digit to mid-teens based on net sales of products subject to the license. The royalties Aadi is obligated to pay will be reduced, on a country-by-country basis, following the expiration of licensed patents and marketing exclusivity for licensed products. In addition, the royalties may be reduced if Aadi is required to pay royalties to third parties in certain circumstances and subject to specified limitations. Aadi’s royalty obligations will terminate, on a product-by-product and country-by-country basis on the latest of (1) expiration of the last-to-expire patent claim in the country, (2) a specified number of years after the first commercial sale of the product in the country and (3) the date at which there is no longer any marketing or data exclusivity for such product. In addition to the foregoing royalties, Aadi is obligated to pay, on Abraxis’ behalf, certain royalty fees payable by Abraxis to third parties as a result of Aadi’s activities under the License Agreement.

License Fees

Aadi was required to pay an initial fee to Abraxis in connection with the execution of the License Agreement. In addition, Aadi is required to pay to Abraxis a specified percentage of certain payments received from Aadi’s sublicensees.

Term and Termination

The License Agreement will remain in effect until all milestones and royalty payment obligations are paid thereunder. The License Agreement may be terminated by us or Abraxis if the other party materially breaches the License Agreement, subject to a specified cure period, if the other party experiences certain events of financial distress or if all the license products become subject to a regulatory hold or withdrawal of marketing authorizations that are not resolved within a specified period of time. Aadi may terminate the License Agreement at any time by giving written notice to Abraxis. In addition, Abraxis may terminate the License Agreement if Aadi or Aadi’s affiliates challenge the licensed patents in a legal, administrative or arbitration proceeding. If the License Agreement is terminated by Abraxis or by us in certain circumstances, Aadi must assign to Abraxis regulatory filings and approvals and certain data, results and information with respect to the licensed products, as well as trademarks related to the licensed products and to additionally grant Abraxis an exclusive, perpetual, royalty-free, worldwide license under patents and other intellectual property Aadi controls that are necessary or useful to make, use, sell, offer for sale and import licensed products.

2020 License Agreement between EOC Pharma (Hong Kong) Limited and Aadi Bioscience, Inc.

Aadi has granted to EOC Pharma (Hong Kong) Limited (referred to as “EOC”) exclusive rights to develop and commercialize FYARRO (ABI-009) for the Greater China region, pursuant to a license agreement (referred to as the “EOC License”). The material terms of the EOC License are set forth below.

License

The EOC License grants EOC an exclusive license in Greater China, to develop and commercialize FYARRO (ABI-009) for human use in specified indications. The license granted to EOC specifically excludes the right to manufacture the licensed product. The EOC License permits EOC to grant sublicenses in certain circumstances, subject to Aadi’s consent.

EOC has granted us an exclusive, perpetual, sublicensable license to practice certain inventions pertaining to the licensed products outside of Greater China. EOC has granted to us a non-exclusive, perpetual, sublicensable license to practice patents and other intellectual property controlled by EOC that are necessary or useful to make, use, sell, offer for sale and import licensed products, both outside Greater China and within Greater China to the extent necessary for us to perform under the EOC License. In addition, as between us and EOC, Aadi has the right to control any infringement actions in respect of the licensed patents.

Development and Commercialization

EOC has agreed to use commercially reasonable efforts to develop and commercialize the licensed product in Greater China and to obtain and maintain regulatory approval. Initially, Aadi will be the holder of marketing authorization or drug license in respect of the licensed product in Greater China. EOC may obtain the rights to hold the marketing authorization or drug license if permitted by a change in applicable law. EOC is responsible for controlling the filing for and obtaining all regulatory approvals, with Aadi’s reasonable cooperation, and for bearing all costs associated with those approvals.

Supply of Product

Aadi is obligated to manufacture and supply licensed products to EOC for development purposes at Aadi’s cost of goods. Aadi is obligated to manufacture and supply licensed products to EOC for commercial purposes at Aadi’s cost of goods plus an additional specified percentage. The EOC License requires us to prioritize worldwide stocks on a pro-rata basis if Aadi fails to supply sufficient amounts of licensed products to EOC, until EOC’s supply requirements are fulfilled.

Non-Compete

EOC and its affiliates are prohibited from engaging in any development or commercialization of a generic product or other specified chemical compounds similar to the licensed product.

License Fees & Milestone Payments

EOC may be obligated to pay, and Aadi will be entitled to receive, an upfront payment and certain regulatory and sales-based milestone payments based on EOC’s activities under the EOC License totaling up to $271 million.

Royalties

EOC is obligated to pay to us royalties on sales of licensed products in Greater China. These royalties are calculated based upon the royalties Aadi is obligated to pay Abraxis for sales of products in Greater China pursuant to the Abraxis License, plus an additional single-digit percentage that is variable based on the level of annual net sales. The royalties EOC is obligated to pay may be reduced due to generic competition or if EOC is required to pay royalties to third parties in certain circumstances. EOC’s royalty obligations will terminate on the latest of (1) expiration of the last-to-expire patent claim in the country, (2) a specified number of years after the first commercial sale of a license product in the country, and (3) the date at which there is no longer any marketing or data exclusivity for such licensed product.

Term and Termination

The EOC License will remain in effect until all milestones and royalty payment obligations are paid thereunder. The EOC License may be terminated by us or EOC if the other party materially breaches the EOC License, subject to specified notice and cure provisions, or if the other party experiences certain events of financial distress. EOC may terminate the EOC License for convenience by giving a specified number of days prior written notice to us. In addition, Aadi may terminate the EOC License if EOC or its affiliates challenge the licensed patents in a legal, administrative or arbitration proceeding. If the EOC License is terminated by EOC or by us in certain circumstances, EOC must assign to us certain third-party agreements, regulatory filings and approvals and certain data, results and inventory with respect to the licensed products, as well as trademarks related to the licensed products, and EOC have agreed to grant us an exclusive, perpetual, royalty-free, worldwide license under patents and other intellectual property EOC controls that are necessary or useful to make, use, sell, offer for sale and import licensed products.

Competition

The pharmaceutical and biotechnology industries are characterized by rapidly advancing technologies, intense competition and a strong emphasis on proprietary drugs. While Aadi believes that its technology, development experience, and scientific knowledge provide us with competitive advantages, Aadi faces potential competition from many different sources, including major pharmaceutical, specialty pharmaceutical and biotechnology companies, academic institutions and governmental agencies, and public and private research institutions. Any drug candidates that Aadi successfully develops and commercialize will compete with existing drugs and new drugs that may become available in the future. Aadi competes in the segments of the pharmaceutical, biotechnology, and other related markets that address inhibition of kinases in cancer and other rare genetic diseases. There are other companies working to develop therapies in the field of kinase inhibition for cancer and other diseases. These companies include divisions of large pharmaceutical companies and biotechnology companies of various sizes.

Many of the companies against which Aadi is competing or against which Aadi may compete in the future have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals, and marketing approved drugs than Aadi does. Mergers and acquisitions in the pharmaceutical, biotechnology, and diagnostic industries may result in even more resources being concentrated among a smaller number of Aadi’s competitors. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These competitors also compete with us in recruiting and retaining qualified scientific and management personnel and establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, Aadi’s programs.

Aadi could see a reduction or elimination in Aadi’s commercial opportunity if Aadi’s competitors develop and commercialize drugs that are safer, more effective, have fewer or less severe side effects, are more convenient, or are less expensive than any drugs that Aadi or Aadi’s collaborators may develop. Aadi’s competitors also may obtain FDA or other regulatory approval for their drugs more rapidly than Aadi may obtain approval for Aadi’s, which could result in Aadi’s competitors establishing a strong market position before Aadi or Aadi’s collaborators are able to enter the market. The key competitive factors affecting the success of Aadi’s lead drug candidate, if approved, are likely to be its efficacy, safety, convenience, price, the effectiveness of companion diagnostics, the level of generic competition, and the availability of reimbursement from government and other third- party payors. If Aadi receives approval for ABI-009in Aadi’s priority programs for the indications Aadi is targeting, it will compete with other approved drugs, as well as other existing or future drug candidates.

Competition for ABI-009 in Advanced Malignant PEComa

In advanced malignant PEComa, there are no existing FDA approved therapies or drugs that have been studied in prospective clinical trials. Currently, available mTOR inhibitors including sirolimus, everolimus, and temsirolimus are recommended in the NCCN guidelines for treatment of PEComa based on published retrospective data. As of today, Aadi is not aware of any other companies pursuing FDA approval for drugs to treat advanced malignant PEComa.

Competition for ABI-009 in Tumor Agnostic TSC1 and TSC2 Inactivating Alterations

For tumor agnostic TSC1 or TSC2 inactivating alterations, there are no existing FDA approved drugs. If ABI-009 receives marketing approval, it may face competition from available mTOR inhibitors including sirolimus, everolimus, and temsirolimus other drug candidates in clinical trials that target the mTOR pathway, such as for example, dual mTORC1/2 inhibitors or other next-generation mTOR inhibitors.

Intellectual Property

Aadi strives to protect the proprietary technologies that Aadi believes are important to its business, including pursuing and maintaining patent protection intended to cover formulations of ABI-009, its methods of use, related technologies, and other inventions that are important to Aadi’s business. In addition to patent protection, Aadi also relies on trade secrets to protect aspects of its business that are not amenable to, or that Aadi does not consider appropriate for, patent protection, including Aadi’s proprietary method of manufacturing ABI-009.

Aadi’s commercial success depends in part upon Aadi’s ability to obtain and maintain patent and other proprietary protection for ABI-009 and other commercially important technologies, inventions, and know-how related to Aadi’s business, defend and enforce Aadi’s intellectual property rights, in particular, Aadi’s patent rights, preserve the confidentiality of Aadi’s trade secrets, and operate without infringing valid and enforceable intellectual property rights of others.

The patent positions for biotechnology and pharmaceutical companies like us are generally uncertain and can involve complex legal, scientific, and factual issues. Aadi cannot predict whether the patent applications Aadi is currently pursuing will issue as patents in any particular jurisdiction or whether the claims of any issued patents will provide sufficient proprietary protection from competitors. In addition, the coverage claimed in a patent application can be significantly reduced before a patent is issued, and its scope can be reinterpreted and even challenged after issuance. As a result, Aadi cannot guarantee that ABI-009 will be protected or remain protectable by enforceable patents. Moreover, any patents that Aadi holds may be challenged, circumvented, or invalidated by third parties. For more information regarding the risks related to Aadi’s intellectual property please see “Risk Factors—Risks Related to Aadi’s Intellectual Property.

Aadi exclusively licensed an extensive patent portfolio from Abraxis Bioscience LLC (referred to as “Abraxis”), by which Abraxis granted us an exclusive, sublicensable license under Abraxis’ rights to certain patents and patent applications relating to ABI-009. With regard to ABI-009, as of May 24, 2021, Aadi licensed 4 issued U.S. patents with composition of matter and method of use claims covering this product. The first issued U.S. patent is expected to expire in 2029, and the other three are expected to expire in 2030, 2036, and 2036 respectively. In addition, Aadi licensed related patents in Europe, Australia, North America, South America, and Asia that will expire between 2022 and 2036. Aadi also licensed 188 pending U.S. applications and related pending applications in Europe, Australia, North America, South America, Africa, and Asia. In addition, Aadi also licensed three pending Patent Cooperation Treaty (PCT) patent applications directed to composition of matter and new uses related to this product, which if granted, will expire in 2040.

The term of individual patents depends upon the legal term of the patents in the countries in which they are obtained. In most countries in which Aadi files, the patent term is 20 years from the earliest date of filing a non-provisional patent application.

In the U.S., the term of a patent covering an FDA-approved drug may, in certain cases, be eligible for a patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984, commonly referred to as the Hatch-Waxman Act, as compensation for the loss of patent term during FDA regulatory review process. The period of extension may be up to five years, but cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval. Only one patent among those eligible for an extension and only those claims covering the approved drug, a method for using it, or a method for manufacturing it may be extended. Similar provisions are available in Europe and in certain other jurisdictions to extend the term of a patent that covers an approved drug. It is possible that issued U.S. patents covering ABI-009 may be entitled to patent term extensions. If ABI-009 receives FDA approval, Aadi intends to apply for patent term extensions, if available, to extend the term of patents that cover the approved drug candidate. Aadi also intends to seek patent term extensions in any jurisdictions where they are available, however, there is no guarantee that the applicable authorities, including the FDA, will agree with Aadi’s assessment of whether such extensions should be granted, and even if granted, the length of such extensions.

In addition to patent protection, Aadi also relies on trade secret protection for Aadi’s proprietary information that is not amenable to, or that Aadi does not consider appropriate for, patent protection, including, for example, certain aspects of Aadi’s manufacturing processes for the nanoparticle compositions. However, trade secrets can be difficult to protect. Although Aadi takes steps to protect Aadi’s proprietary information, including restricting access to Aadi’s premises and Aadi’s confidential information, as well as entering into agreements with Aadi’s employees, consultants, advisors, and potential collaborators, such individuals may breach such agreements and disclose Aadi’s proprietary information including Aadi’s trade secrets, and Aadi may not be able to obtain adequate remedies for such breaches. In addition, third parties may independently develop the same or similar proprietary information or may otherwise gain access to Aadi’s proprietary information. As a result, Aadi may be unable to meaningfully protect Aadi’s trade secrets and proprietary information. For more information regarding the risks related to Aadi’s intellectual property please see “Risk Factors—Risks Related to Aadi’s Intellectual Property.”

Government Regulation

Government authorities in the United States, at the federal, state, and local level, and other countries extensively regulate, among other things, the research, development, nonclinical and clinical testing, manufacture, quality control, approval, labeling, packaging, storage, record-keeping, promotion, advertising, distribution, post-approval monitoring and reporting, marketing, and export and import of products such as those Aadi is developing. Generally, before a new drug can be marketed, considerable data must be generated, which demonstrate the drug’s quality, safety, and efficacy. Such data must then be organized into a format specific for each regulatory authority, submitted for review and approved by the regulatory authority.

Drugs are also subject to other federal, state, and local statutes and regulations. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, local, and foreign statutes and regulations require the expenditure of substantial time and financial resources. Failure to comply with the applicable regulatory requirements at any time during the product development process, approval process, or after approval, may subject an applicant to administrative or judicial sanctions. These sanctions could include, among other actions, the regulatory authority’s refusal to approve pending applications, withdrawal of an approval, clinical holds, untitled or warning letters, voluntary product recalls or withdrawals from the market, product seizures, total or partial suspension of production or distribution, injunctions, debarment, fines, refusals of government contracts, restitution, disgorgement, or civil or criminal penalties. Any agency or judicial enforcement action could have a material adverse effect on us.

U.S. Drug Development

In the U.S., the FDA regulates drugs under the Federal Food, Drug, and Cosmetic Act (referred to as “FDCA”) and its implementing regulations. Drugs are also subject to other federal, state, and local statutes and regulations. ABI-009 must be approved by the FDA through the NDA process before it may be legally marketed in the U.S. The process required by the FDA before a drug may be marketed in the U.S. generally involves the following:

•

completion of extensive preclinical, sometimes referred to as nonclinical, laboratory tests, animal studies, and formulation studies all performed in accordance with applicable regulations, including the FDA’s good laboratory practice (referred to as “GLP”) regulations;

•	submission to the FDA of an IND, which must become effective before human clinical trials may begin and must be updated annually and amended in accordance with the regulations;

•

performance of adequate and well-controlled human clinical trials in accordance with applicable IND and other clinical trial-related regulations, sometimes referred to as good clinical practices (referred to as “GCPs”) to establish the safety and efficacy of the proposed drug for its proposed indication(s);

•	submission to the FDA of an NDA for a new drug;

•	a determination by the FDA within 60 days of its receipt of an NDA to file the NDA for review;

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satisfactory completion of an FDA pre-approval inspection of the manufacturing facility or facilities at which the active pharmaceutical ingredient (referred to as “API”) and finished drug product are produced to assess compliance with the FDA’s current good manufacturing practice requirements (referred to as “cGMP”);

•	potential FDA audit of the clinical trial sites that generated the data in support of the NDA; and

•	FDA review and approval of the NDA prior to any commercial marketing or sale of the drug in the U.S.

Prior to beginning a clinical trial with a product candidate in the United States, companies must submit an IND to the FDA. An IND is a request for authorization from the FDA to administer an investigational new drug product to humans. The central focus of an IND submission is on the general investigational plan and the protocol(s) for clinical studies. The IND also includes results of animal and in vitro studies assessing the toxicology, pharmacokinetics, pharmacology, and pharmacodynamic characteristics of the product; chemistry, manufacturing, and controls information; and any available human data or literature to support the use of the investigational product. An IND must become effective before human clinical trials may begin. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, raises safety concerns or questions about the proposed clinical trial. In such a case, the IND may be placed on clinical hold and the IND sponsor and the FDA must resolve any outstanding concerns or questions before the clinical trial can begin. Submission of an IND therefore may or may not result in FDA authorization to begin a clinical trial.

Clinical trials involve the administration of the investigational product to human subjects under the supervision of qualified investigators in accordance with GCPs, which include the requirement that all research subjects provide their informed consent for their participation in any clinical study. Clinical trials are conducted under protocols detailing, among other things, the objectives of the study, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated. A separate submission to the existing IND must be made for each successive clinical trial conducted during product development and for any subsequent protocol amendments. Furthermore, an independent IRB for each site proposing to conduct the clinical trial must review and approve the plan for any clinical trial and its informed consent form before the clinical trial begins at that site and must monitor the study until completed. Regulatory authorities, the IRB or the sponsor may suspend a clinical trial at any time on various grounds, including a finding that the subjects are being exposed to an unacceptable health risk or that the clinical trial is unlikely to meet its stated objectives. Some studies also include oversight by an independent group of qualified experts organized by the clinical study sponsor, known as a data safety monitoring board, which may review data and endpoints at designated check points, make recommendations and/or halt the clinical trial if it determines that there is an unacceptable safety risk for subjects or other grounds, such as no demonstration of efficacy. There are also requirements governing the reporting of ongoing clinical studies and clinical study results to public registries.

Human clinical trials are typically conducted in three sequential phases that may overlap or be combined:

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Phase 1: The product candidate is initially introduced into healthy human subjects or patients with the target disease or condition. These studies are designed to test the safety, dosage tolerance, absorption, metabolism and distribution of the investigational product in humans, the side effects associated with increasing doses, and, if possible, to gain early evidence on effectiveness. In the case of some products for severe or life-threatening diseases, especially when the product may be too inherently toxic to ethically administer to healthy volunteers, the initial human testing is often conducted in patients.

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Phase 2: The product candidate is administered to a limited patient population with a specified disease or condition to evaluate the preliminary efficacy, optimal dosages, and dosing schedule and to identify possible adverse side effects and safety risks. Multiple Phase 2 clinical trials may be conducted to obtain information prior to beginning larger and more expensive Phase 3 clinical trials.

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Phase 3: The product candidate is administered to an expanded patient population to further evaluate dosage, to provide statistically significant evidence of clinical efficacy and to further test for safety, generally at multiple geographically dispersed clinical trial sites. These clinical trials are intended to establish the overall risk/benefit ratio of the investigational product and to provide an adequate basis for product approval.

A pivotal study is a clinical study that adequately meets regulatory agency requirements for the evaluation of a drug candidate’s efficacy and safety such that it can serve as the primary basis for approval of the drug. Generally, pivotal studies are also Phase 3 studies but may be Phase 2 studies if the trial design provides a well-controlled and reliable assessment of clinical benefit, particularly in situations where there is an unmet medical need. Post-approval trials, sometimes referred to as Phase 4 clinical trials, may be conducted after initial marketing approval. These trials are used to gain additional experience from the treatment of patients in the intended therapeutic indication. In certain instances, the FDA may mandate the performance of Phase 4 clinical trials.

Progress reports detailing the results of the clinical trials must be submitted at least annually to the FDA and written IND safety reports must be submitted to the FDA and the investigators for serious and unexpected adverse reactions, any finding from other clinical studies, tests in laboratory animals, or in vitro testing that suggests a significant risk for human subjects, or any clinically important increase in the rate of a serious suspected adverse reaction over that listed in the protocol or investigator brochure. The sponsor must submit an IND safety report within 15 calendar days after the sponsor determines that the information qualifies for reporting. The sponsor also must notify the FDA of any unexpected fatal or life-threatening suspected adverse reaction within seven calendar days after the sponsor’s initial receipt of the information. Phase 1, Phase 2, and Phase 3 trials may not be completed successfully within any specified period, if at all. The FDA, the IRB, or the clinical trial sponsor may suspend or terminate a clinical trial at any time on various grounds, including a finding that the research subjects or patients are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the drug has been associated with unexpected serious harm to patients.

Aadi may also suspend or terminate a clinical trial based on evolving business objectives and/or competitive climate. Concurrent with clinical trials, companies usually complete additional animal studies and must also develop additional information about the chemistry and physical characteristics of the drug as well as finalize a process for manufacturing the drug in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the drug candidate and, among other things, cGMPs impose extensive procedural, substantive, and recordkeeping requirements to ensure and preserve the long-term stability and quality of the final drug product. Additionally, appropriate packaging must be selected and tested, and stability studies must be conducted to demonstrate that the drug candidate does not undergo unacceptable deterioration over its shelf life.

A manufacturer of an investigational drug for a serious disease or condition is required to make available, such as by posting on its website, its policy on evaluating and responding to requests for individual patient access to such investigational drug. This requirement applies on the earlier of the first initiation of a Phase 2 or Phase 3 trial of the investigational drug or, as applicable, 15 days after the drug receives a designation as a breakthrough therapy, fast track product, or regenerative advanced therapy.

Aadi may be required to develop and implement additional clinical trial policies and procedures designed to help protect subjects from the COVID-19 virus. For example, in March 2020, the FDA issued a guidance, which has been subsequently updated, on conducting clinical trials during the COVID-19 pandemic, which describes a number of considerations for sponsors of clinical trials impacted by the pandemic, including the requirement to include in the clinical trial report contingency measures implemented to manage the clinical trial and any disruption of the clinical trial as a result of the COVID-19 pandemic, among other. Other COVID-19 related guidance documents issued by FDA include a guidance on good manufacturing practice considerations for responding to COVID-19 infection in employees in drug products manufacturing; manufacturing, supply chain, and drug and biological product inspections during COVID-19 public health emergency; and remote interactive evaluations of drug manufacturing and bioresearch monitoring facilities during the COVID-19 public health emergency. Changes in FDA’s operations and policies, including delays in providing regulatory review or feedback to sponsors or delays in pre-approval inspections, as a result of the COVID-19 public health emergency can materially impact Aadi’s clinical development plans and regulatory approval.

NDA and the FDA Review Process. Following trial completion, trial data are analyzed to assess safety and efficacy. The results of preclinical studies and clinical trials are then submitted to the FDA as part of a NDA, along with proposed labeling for the drug and information about the manufacturing process and facilities that will be used to ensure drug quality, results of analytical testing conducted on the chemistry of the drug, and other relevant information. The NDA is a request for approval to market the drug and must contain adequate evidence of safety and efficacy, which is demonstrated by extensive preclinical and clinical testing. Data may come from company-sponsored clinical trials intended to test the safety and efficacy of a use of a drug, or from a number of alternative sources, including studies initiated by investigators. To support marketing approval, the data submitted must be sufficient in quality and quantity to establish the safety and efficacy of the investigational drug product for a particular indication or indications to the satisfaction of the FDA. FDA approval of an NDA must be obtained before a drug may be offered for sale in the U.S.

The submission of an NDA is subject to the payment of substantial user fees; a waiver of such fees may be obtained under certain limited circumstances. Additionally, no user fees are assessed on NDAs for products designated as orphan drugs, unless the product also includes a non-orphan indication.

The FDA reviews an NDA to determine, among other things, whether a product is safe and effective for its intended use and whether its manufacturing is cGMP-compliant to assure and preserve the product’s identity, strength, quality, and purity. Under the Prescription Drug User Fee Act (PDUFA) guidelines that are currently in effect, the FDA has a goal of ten months from the date of “filing” of a standard NDA for a new molecular entity to review and act on the submission. This review typically takes 12 months from the date the NDA is submitted to FDA because the FDA has approximately two months to make a “filing” decision after the application is submitted. The FDA conducts a preliminary review of all NDAs within the first 60 days after submission, before accepting them for filing, to determine whether they are sufficiently complete to permit substantive review. The FDA does not always meet its PDUFA goal dates for standard and priority NDAs, and the review process is often significantly extended by FDA requests for additional information or clarification. In such event, the NDA must be resubmitted with the additional information. The resubmitted application is also subject to review before the FDA accepts it for filing.

After the NDA submission is accepted for filing, the FDA reviews the NDA to determine, among other things, whether the proposed drug is safe and effective for its intended use, and whether the drug is being manufactured in accordance with cGMP to assure and preserve the drug’s identity, strength, quality, and purity. The FDA may refer applications for novel drugs or drug candidates that present difficult questions of safety or efficacy to an advisory committee, typically a panel that includes clinicians and other experts, for review, evaluation, and a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions. In the course of its review, the FDA may re-analyze the clinical trial data, which could result in extensive discussions between the FDA and the applicant during the review process. The review and evaluation of an NDA by the FDA is extensive and time consuming and may take longer than originally planned to complete, and Aadi may not receive a timely approval, if at all.

Before approving an NDA, the FDA typically conducts a pre-approval inspection of the manufacturing facilities for the new drug to determine whether they comply with cGMPs. The FDA will not approve the drug unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the drug within required specifications. In addition, before approving an NDA, the FDA may also audit data from clinical trials to ensure compliance with GCP requirements. After the FDA evaluates the application, manufacturing process, and manufacturing facilities where the drug product and/or its API will be produced, it may issue an approval letter or a Complete Response Letter. An approval letter authorizes commercial marketing of the drug with specific prescribing information for specific indications. A Complete Response Letter indicates that the review cycle of the application is complete and the application is not ready for approval. A Complete Response Letter usually describes all of the specific deficiencies in the NDA identified by the FDA. The Complete Response Letter may require additional clinical data and/or an additional pivotal clinical trial(s), and/or other significant, expensive and time-consuming requirements related to clinical trials, preclinical studies, or manufacturing. If a Complete Response Letter is issued, the applicant may either resubmit the NDA, addressing all of the deficiencies identified in the letter, challenge the determination set forth in the letter by requesting a hearing, or withdraw the application. Even if such data and information are submitted, the FDA may ultimately decide that the NDA does not satisfy the criteria for approval. Data obtained from clinical trials are not always conclusive and the FDA may interpret data differently than Aadi interprets the same data.

There is no assurance that the FDA will ultimately approve a drug product for marketing in the U.S. and Aadi may encounter significant difficulties or costs during the review process. If a drug receives marketing approval, the approval may be significantly limited to specific diseases, dosages, or patient subgroups, or the indications for use may otherwise be limited, which could restrict the commercial value of the drug. Further, the FDA may require that certain contraindications, warnings, precautions, or adverse events be included in the drug labeling or may condition the approval of the NDA on other changes to the proposed labeling, development of adequate controls and specifications, or a commitment to conduct post-marketing testing or clinical trials, and surveillance to monitor the effects of approved drugs.

If regulatory approval of a product is granted, such approval will be granted for particular indications and may entail limitations on the indicated uses for which such product may be marketed. For example, the FDA may approve the NDA with a Risk Evaluation and Mitigation Strategy (referred to as “REMS”) to ensure the benefits of the product outweigh its risks. A REMS is a safety strategy to manage a known or potential serious risk associated with a medicine and to enable patients to have continued access to such medicines by managing their safe use. It could include medication guides, physician communication plans, or elements to assure safe use, such as restricted distribution methods, patient registries, and other risk minimization tools.

Once approved, the FDA may withdraw the product approval if compliance with pre- and post-marketing requirements is not maintained or if problems occur after the product reaches the marketplace. The FDA may also require one or more Phase 4 post-market studies and surveillance to further assess and monitor the product’s safety and effectiveness after commercialization and may limit further marketing of the product based on the results of these post-marketing studies. In addition, new government requirements, including those resulting from new legislation, may be established, or the FDA’s policies may change, which could impact the timeline for regulatory approval or otherwise impact ongoing development programs.

Any of these limitations on approval or marketing could restrict the commercial promotion, distribution, prescription, or dispensing of drugs. Drug approvals may be withdrawn for non-compliance with regulatory standards or if problems occur following initial marketing.

In May 2021, Aadi completed the submission of the rolling NDA for ABI-009 to the FDA for approval to treat patients with advanced (metastatic or locally advanced) PEComas. Aadi has requested priority review of the NDA. The NDA submission is based on results from Aadi’s Phase 2 registrational study AMPECT, in patients with advanced malignant PEComa, for whom there are currently no approved therapies in the U.S. In November 2019, Aadi announced top-line results from AMPECT, including that the study achieved its primary endpoint of ORR as determined by blinded independent central radiologic review using modified RECIST v1.1 criteria.

FDA Expedited Development and Review Programs. The FDA has various programs, including fast track designation, priority review, accelerated approval, and breakthrough therapy designation, that are intended to expedite or simplify the process for the development and FDA review of drugs that are intended for the treatment of serious or life-threatening diseases or conditions and demonstrate the potential to address unmet medical needs. The purpose of these programs is to provide important new drugs to patients earlier than under standard FDA review procedures.

The FDA has a fast track designation program that is intended to expedite or facilitate the process for reviewing new drug products that meet certain criteria. Specifically, new drugs are eligible for fast track designation if they are intended to treat a serious or life-threatening disease or condition and demonstrate the potential to address unmet medical needs for the disease or condition. With regard to a fast track product, the FDA may consider for review sections of the NDA on a rolling basis before the complete application is submitted, if the sponsor provides a schedule for the submission of the sections of the NDA, the FDA agrees to accept sections of the NDA and determines that the schedule is acceptable, and the sponsor pays any required user fees upon submission of the first section of the NDA.

Any product submitted to the FDA for approval, including a product with a fast track designation, may also be eligible for other types of FDA programs intended to expedite development and review, such as priority review and accelerated approval. A product is eligible for priority review if it has the potential to provide safe and effective therapy where no satisfactory alternative therapy exists or a significant improvement in the treatment, diagnosis, or prevention of a disease compared to marketed products. The FDA will attempt to direct additional resources to the evaluation of an application for a new drug designated for priority review in an effort to facilitate the review. The FDA endeavors to review applications with priority review designations within six months of the filing date as compared to ten months for review of new molecular entity NDAs under its current PDUFA review goals.

Aadi has requested priority review of Aadi’s NDA for ABI-009 for the proposed indication for the treatment of advanced (metastatic or locally advanced) malignant perivascular epithelioid cell tumors. A Priority Review designation means FDA’s goal is to take action on an application within 6 months (compared to 10 months under standard review). The request for priority review of the NDA was included in the submission of the final part of the rolling NDA in May 2021. Acceptance or rejection of the request for priority review usually occurs within 60 days of completion of the NDA submission.

In addition, a product may be eligible for accelerated approval. Drug products intended to treat serious or life-threatening diseases or conditions may be eligible for accelerated approval upon a determination that the product has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity, or prevalence of the condition and the availability or lack of alternative treatments. As a condition of approval, the FDA may require a sponsor of a drug receiving accelerated approval to perform post-marketing studies to verify and describe the predicted effect on irreversible morbidity or mortality, or other clinical endpoint and to submit promotional materials for preapproval and pre-use review, which could adversely impact the timing of the commercial launch of the product. In addition, the drug may be subject to accelerated withdrawal procedures.

The Food and Drug Administration Safety and Innovation Act established a category of drugs referred to as “breakthrough therapies” that may be eligible to receive breakthrough therapy designation. A sponsor may seek FDA designation of a product candidate as a “breakthrough therapy” if the product is intended, alone or in combination with one or more other products, to treat a serious or life-threatening disease or condition and preliminary clinical evidence indicates that the product may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. The designation includes all of the fast track program features, as well as more intensive FDA interaction and guidance. The breakthrough therapy designation is a distinct status from both accelerated approval and priority review, which can also be granted to the same drug if relevant criteria are met. If a product is designated as breakthrough therapy, the FDA will work to expedite the development and review of such drug.

In addition, the FDA may review new drug applications under the Oncology Center of Excellence Real-Time Oncology Review (referred to as “RTOR”), which, according to the FDA, aims to explore a more efficient review process to ensure that safe and effective treatments are available to patients as early as possible, while maintaining and improving review quality. Drugs considered for review under RTOR must be likely to demonstrate substantial improvements over available therapy, which may include drugs previously granted breakthrough therapy designation for the same or other indications, and must have straight-forward study designs and endpoints that can be easily interpreted. RTOR allows the FDA to review much of the data in an NDA earlier, before the applicant formally submits the complete application. This analysis of the pre-submission package gives the FDA and applicants an early opportunity to address data quality and potential review issues and allows the FDA to provide early feedback regarding the most effective way to analyze data to properly address key regulatory questions.

Fast track designation, priority review, accelerated approval, and breakthrough therapy designation do not change the standards for approval, but may expedite the development or approval process. Even if a product qualifies for one or more of these programs, the FDA may later decide that the product no longer meets the conditions for qualification or decide that the time period for FDA review or approval will not be shortened. Aadi may explore some of these opportunities for ABI-009 as appropriate.

Post-Marketing Requirements

Following approval of a new drug, a pharmaceutical company and the approved drug are subject to continuing regulation by the FDA, including, among other things, establishment registration and drug listing, monitoring and recordkeeping activities, reporting to the applicable regulatory authorities of adverse experiences with the drug, providing the regulatory authorities with updated safety and efficacy information, drug sampling and distribution requirements, and complying with promotion and advertising requirements, which include, among others, standards for direct-to-consumer advertising, restrictions on promoting drugs for uses or in patient populations that are not described in the drug’s approved labeling, limitations on industry-sponsored scientific and educational activities, and requirements for promotional activities involving the internet.

In particular, the FDA closely regulates the marketing, labeling, advertising, and promotion of drug products. A company can make only those claims relating to safety and efficacy that are approved by the FDA and in accordance with the provisions of the approved label. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses. Failure to comply with these requirements can result in, among other things, adverse publicity, warning letters, corrective advertising, and potential civil and criminal penalties. Physicians may prescribe, in their independent professional medical judgment, legally available products for uses that are not described in the product’s labeling and that differ from those tested by us and approved by the FDA. Physicians may believe that such off-label uses are the best treatment for many patients in varied circumstances. The FDA does not regulate the behavior of physicians in their choice of treatments. The FDA does, however, restrict manufacturer’s communications on the subject of off-label use of their products. The federal government has levied large civil and criminal fines against companies for alleged improper promotion of off-label use and has enjoined companies from engaging in off-label promotion. The FDA and other regulatory agencies have also required that companies enter into consent decrees or permanent injunctions under which specified promotional conduct is changed or curtailed. However, companies may share truthful and not misleading information that is otherwise consistent with a product’s FDA-approved labelling. Modifications or enhancements to the drug or its labeling or changes of the site or process of manufacture are often subject to the approval of the FDA and other regulators, which may or may not be received or may result in a lengthy review process.

Prescription drug advertising is subject to federal, state, and foreign regulations. In the U.S., the FDA regulates prescription drug promotion, including direct-to-consumer advertising. Prescription drug promotional materials must be submitted to the FDA in conjunction with their first use. Any distribution of prescription drugs and pharmaceutical samples must comply with the U.S. Prescription Drug Marketing Act (referred to as the “PDMA”), a part of the FDCA. The Drug Supply Chain Security Act (referred to as “DSCSA”), enacted in 2013, aims to build an electronic system to identify and trace certain prescription drugs distributed in the U.S. The DSCSA mandates phased-in and resource-intensive obligations for pharmaceutical manufacturers, wholesale distributors, and dispensers over a 10-year period that is expected to culminate in November 2023. The law’s requirements include the quarantine and prompt investigation of a suspect product to determine if it is illegitimate and notifying trading partners and the FDA of any illegitimate product. Drug manufacturers and their collaborators are also required to place a unique product identifier on prescription drug packages. This identifier consists of the National Drug Code, serial number, lot number, and expiration date, in the form of a 2-dimensional data matrix barcode that can be read by humans and machines.

In the U.S., once a drug is approved, its manufacture is subject to comprehensive and continuing regulation by the FDA. FDA regulations require that drugs be manufactured in specific facilities per the NDA approval and in accordance with cGMP. Aadi relies, and expects to continue to rely, on third parties for the production of clinical and commercial quantities of its drugs in accordance with cGMP regulations. cGMP regulations require among other things, quality control and quality assurance as well as the corresponding maintenance of records and documentation and the obligation to investigate and correct any deviations from cGMP. Drug manufacturers and other entities involved in the manufacture and distribution of approved drugs are required to register their establishments with the FDA and certain state agencies and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMP and other laws. Accordingly, manufacturers must continue to expend time, money, and effort in the area of production and quality control to maintain cGMP compliance. These regulations also impose certain organizational, procedural, and documentation requirements with respect to manufacturing and quality assurance activities. NDA holders using contract manufacturers, laboratories or packagers are responsible for the selection and monitoring of qualified firms, and, in certain circumstances, qualified suppliers to these firms. These firms and, where applicable, their suppliers are subject to inspections by the FDA at any time, and the discovery of violative conditions, including failure to conform to cGMP, could result in enforcement actions that interrupt the operation of any such facilities or the ability to distribute drugs manufactured, processed, or tested by them. Discovery of problems with a drug after approval may result in restrictions on a drug, manufacturer, or holder of an approved NDA, including, among other things, recall or withdrawal of the drug from the market, and may require substantial resources to correct.

The FDA also may require post-approval testing, sometimes referred to as Phase 4 testing, risk minimization action plans, and post- marketing surveillance to monitor the effects of an approved drug or place conditions on an approval that could restrict the distribution or use of the drug. Discovery of previously unknown problems with a drug or the failure to comply with applicable FDA requirements can have negative consequences, including adverse publicity, judicial, or administrative enforcement actions. Other potential consequences include, among other things:

•	restrictions on the marketing or manufacturing of the product, complete withdrawal of the product from the market or product recalls;

•	fines, warning letters, or untitled letters;

•	clinical holds on post-approval or Phase 4 clinical studies, if applicable;

•	refusal of the FDA to approve pending applications or supplements to approved applications, or suspension or revocation of product license approvals;

•	product seizure or detention, or refusal to permit the import or export of products;

•	consent decrees, corporate integrity agreements, debarment, or exclusion from federal healthcare programs;

•	mandated modification of promotional materials and labeling and the issuance of corrective information;

•	the issuance of safety alerts, Dear Healthcare Provider letters, press releases, and other communications containing warnings or other safety information about the product; or

•	injunctions or the imposition of civil or criminal penalties

The FDA may withdraw approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Newly discovered or developed safety or effectiveness data may require changes to a drug’s approved labeling, including the addition of new warnings and contraindications, and also may require the implementation of other risk management measures, including a

REMS or the conduct of post-marketing studies to assess a newly discovered safety issue. Also, new government requirements, including those resulting from new legislation, may be established, or the FDA’s policies may change, which could delay or prevent regulatory approval of Aadi’s drugs under development.

Orphan Drug Designation

The FDA may grant orphan drug designation to drugs intended to treat a rare disease or condition that affects fewer than 200,000 individuals in the U.S., or if it affects more than 200,000 individuals in the U.S., there is no reasonable expectation that the cost of developing and marketing the drug for this type of disease or condition will be recovered from sales in the U.S. Orphan drug designation must be requested before submitting an application for marketing approval. Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process. After the grant of an orphan drug designation, FDA may revoke the designation if FDA finds that the request for designation contained an untrue statement of material fact, omitted required material information, or if FDA subsequently finds that the drug had not been eligible for the orphan drug designation at the time of the submission of the request.

In the U.S., orphan drug designation entitles a party to financial incentives such as opportunities for grant funding towards clinical trial costs, tax advantages, and user-fee waivers. In addition, if a product receives the first FDA approval for the indication for which it has orphan designation, the product is entitled to orphan drug exclusivity, which means the FDA may not approve any other application to market the same drug for the same indication for a period of seven years, except in limited circumstances, such as a showing of clinical superiority over the product with orphan exclusivity.

Aadi has received orphan drug designation for ABI-009 for the treatment of PEComas, and thus are not required to pay user fee for the initial NDA.

In the European Union, the European Commission, after receiving the opinion of the European Medicines Agency’s Committee for Orphan Medicinal Products (referred to as “COMP”), grants Orphan Drug Designation to also promote the development of products. The relevant European legislation provides that a product can be designated as an orphan drug by the European Commission if its sponsor can establish: that the product is intended for the diagnosis, prevention, or treatment of (1) a life-threatening or chronically debilitating condition affecting not more than 5 in 10,000 persons in the European Union when the application is made, or (2) a life-threatening, seriously debilitating, or serious and chronic condition in the European Union and that without incentives it is unlikely that the marketing of the product in the European Union would generate sufficient return to justify the necessary investment. For either of these conditions, the applicant must also demonstrate that there exists no satisfactory method of diagnosis, prevention, or treatment of the condition in question that has been authorized in the European Union or, if such method exists, the product has to be of significant benefit compared to products available for the condition. Additionally, designation is granted for products intended for the diagnosis, prevention, or treatment of a life-threatening, seriously debilitating, or serious and chronic condition and when, without incentives, it is unlikely that sales of the drug in the European Union would be sufficient to justify the necessary investment in developing the drug or biological product.

In the European Union, Orphan Drug Designation also entitles a party to financial incentives such as reduction of fees or fee waivers and ten years of market exclusivity is granted following drug or biological product approval. During this market exclusivity period, neither the EMA nor the European Commission or the 27 member states that comprise the European Union can accept an application or grant a marketing authorization for the same therapeutic indication in respect of a “similar medicinal product.” A “similar medicinal product” is defined as a medicinal product containing a similar active substance or substances as contained in an authorized orphan medicinal product, and which is intended for the same therapeutic indication. This period may be reduced to six years if, after five years, the Orphan Drug Designation criteria are no longer met, including where it is shown that the product is sufficiently profitable not to justify maintenance of market exclusivity.

U.S. Patent Term Restoration and Marketing Exclusivity

Depending upon the timing, duration, and specifics of the FDA approval of Aadi’s drug candidate, some of Aadi’s U.S. patents may be eligible for limited patent term extension under the Hatch-Waxman Act. The Hatch-Waxman Act permits a patent restoration term of up to five years as compensation for patent term lost during product development and the FDA regulatory review process. However, patent term restoration cannot extend the remaining term of a patent beyond a total of 14 years from the product’s approval date. The patent term restoration period is generally one-half the time between the effective date of an IND and the submission date of an NDA plus the time between the submission date of an NDA and the approval of that application. The U.S. Patent and Trademark Office (referred to as “USPTO”), in consultation with the FDA, reviews and approves the application for any patent term extension or restoration.

Marketing exclusivity provisions under the FDCA can also delay the submission or the approval of certain marketing applications for competing products. The FDCA provides a five-year period of non-patent marketing exclusivity within the U.S. to the first applicant to obtain approval of an NDA for a new chemical entity. A drug is a new chemical entity if the FDA has not previously approved any other new drug containing the same active moiety, which is the molecule or ion responsible for the action of the drug substance. During the exclusivity period, the FDA may not accept for review an abbreviated new drug application (referred to as “ANDA”) or a 505(b)(2) NDA submitted by another company for another drug based on the same active moiety, regardless of whether the drug is intended for the same indication as the original innovator drug or for another indication. However, an application may be submitted after four years if it contains a certification of patent invalidity or non-infringement to one of the patents listed with the FDA by the innovator NDA holder.

The FDCA also provides three years of marketing exclusivity for an NDA, or supplement to an existing NDA, if new clinical investigations, other than bioavailability studies, that were conducted or sponsored by the applicant are deemed by the FDA to be essential to the approval of the application, for example new indications, dosages, or strengths of an existing drug. This three-year exclusivity covers only the modification for which the drug received approval on the basis of the new clinical investigations and does not prohibit the FDA from approving ANDAs or 505(b)(2) applications for drugs containing the active agent for the original indication or condition of use.

These five-year and three-year exclusivities will not delay the submission or approval of a full NDA. However, an applicant submitting a full NDA would be required to conduct or obtain a right of reference to all of the preclinical studies and adequate and well-controlled clinical trials necessary to demonstrate safety and effectiveness.

Orphan drug exclusivity, as described above, may offer a seven-year period of marketing exclusivity, except in certain circumstances. Pediatric exclusivity is another type of regulatory market exclusivity in the U.S. Pediatric exclusivity, if granted, adds six months to existing exclusivity periods and patent terms. This six-month exclusivity, which runs from the end of other exclusivity protection or patent term, may be granted based on the voluntary completion of a pediatric trial in accordance with an FDA-issued “Written Request” for a pediatric trial.

Other U.S. Regulatory Matters

Manufacturing, sales, promotion, and other activities following drug approval are also subject to regulation by numerous regulatory authorities in addition to the FDA, including, in the U.S., the Centers for Medicare & Medicaid Services (referred to as “CMS”), other divisions of the U.S. Department of Health and Human Services (referred to as “HHS”), the Drug Enforcement Administration for controlled substances, the Consumer Product Safety Commission, the Federal Trade Commission, the Occupational Safety & Health Administration, the Environmental Protection Agency, and state and local governments. In the U.S., sales, marketing, and scientific/educational programs must also comply with state and federal fraud and abuse laws. Pricing and rebate programs must comply with the Medicaid rebate requirements of the U.S. Omnibus Budget Reconciliation Act of 1990 and more recent requirements in the Patient Protection and Affordable Care Act as amended by the Health Care and

Education Reconciliation Act of 2010 (referred to as the “ACA”). If drugs are made available to authorized users of the Federal Supply Schedule of the General Services Administration, additional laws and requirements apply. The handling of any controlled substances must comply with the U.S. Controlled Substances Act and Controlled Substances Import and Export Act. Drugs must meet applicable child-resistant packaging requirements under the U.S. Poison Prevention Packaging Act. Manufacturing, sales, promotion, and other activities are also potentially subject to federal and state consumer protection and unfair competition laws.

Aadi is subject to numerous foreign, federal, state, and local environmental, health, and safety laws and regulations, including those governing laboratory procedures and the handling, use, storage, treatment, and disposal of hazardous materials and wastes. In addition, Aadi’s leasing and operation of real property may subject us to liability pursuant to certain U.S. environmental laws and regulations, under which current or previous owners or operators of real property and entities that disposed or arranged for the disposal of hazardous substances may be held strictly, jointly, and severally liable for the cost of investigating or remediating contamination caused by hazardous substance releases, even if they did not know of and were not responsible for the releases.

The distribution of pharmaceutical drugs is subject to additional requirements and regulations, including extensive record-keeping, licensing, storage, and security requirements intended to prevent the unauthorized sale of pharmaceutical drugs. The failure to comply with regulatory requirements subjects firms to possible legal or regulatory action. Depending on the circumstances, failure to meet applicable regulatory requirements can result in criminal prosecution, fines, or other penalties, injunctions, voluntary recall or seizure of drugs, total or partial suspension of production, denial or withdrawal of product approvals, or refusal to allow a firm to enter into supply contracts, including government contracts. In addition, even if a firm complies with FDA and other requirements, new information regarding the safety or efficacy of a product could lead the FDA to modify or withdraw product approval. Prohibitions or restrictions on sales or withdrawal of future products marketed by us could materially affect Aadi’s business in an adverse way.

Changes in regulations, statutes, or the interpretation of existing regulations could impact Aadi’s business in the future by requiring, for example: (i) changes to Aadi’s manufacturing arrangements; (ii) additions or modifications to product labeling; (iii) the recall or discontinuation of Aadi’s products; or (iv) additional record-keeping requirements. If any such changes were to be imposed, they could adversely affect the operation of Aadi’s business.

Coverage and Reimbursement. Sales of Aadi’s drugs will depend, in part, on the extent to which Aadi’s drugs will be covered by third-party payors, such as government health programs, commercial insurers, and managed healthcare organizations, as well as the level of reimbursement such third-party payors provide for Aadi’s products. Patients and providers are unlikely to use Aadi’s products unless coverage is provided and reimbursement is adequate to cover a significant portion of the cost of Aadi’s products in which Aadi’s products are used. These third-party payors are increasingly reducing reimbursements for medical drugs and services.

In the U.S., no uniform policy of coverage and reimbursement for drugs or biological products exists, and one payor’s determination to provide coverage and adequate reimbursement for a product does not assure that other payors will make a similar determination. In the U.S., the principal decisions about reimbursement for new medicines are typically made by the CMS, an agency within the HHS, as the CMS decides whether and to what extent a new medicine will be covered and reimbursed under Medicare. Private third-party payors tend to follow Medicare coverage and reimbursement limitations to a substantial degree, but also have their own methods and approval process apart from Medicare determinations. Accordingly, decisions regarding the extent of coverage and amount of reimbursement to be provided for ABI-009, if approved, will be made on a payor-by-payor basis. As a result, the coverage determination process may be a time-consuming and costly process that will require us to provide scientific and clinical support for the use of Aadi’s products to each payor separately, with no assurance that coverage and adequate reimbursement will be obtained. Even if Aadi obtains coverage for a given product, the resulting reimbursement payment rates might not be adequate for us to achieve or sustain profitability or may require co-payments that patients find unacceptably high.

Additionally, the containment of healthcare costs has become a priority of federal and state governments, and the prices of drugs have been a focus in this effort. The U.S. government, state legislatures, and foreign governments have shown significant interest in implementing cost-containment programs, including price controls, restrictions on reimbursement, and requirements for substitution of generic drugs. Adoption of price controls and cost-containment measures, and adoption of more restrictive policies in jurisdictions with existing controls and measures, could further limit Aadi’s net revenue and results. Decreases in third-party reimbursement for ABI-009, if approved, or a decision by a third-party payor to not cover ABI-009 could reduce physician usage of such drug and have a material adverse effect on Aadi’s sales, results of operations and financial condition.

The Medicaid Drug Rebate Program (referred to as “MDRP”) requires pharmaceutical manufacturers to enter into and have in effect a national rebate agreement with the Secretary of the HHS as a condition for states to receive federal matching funds for the manufacturer’s outpatient drugs furnished to Medicaid patients. The ACA made several changes to the MDRP, including increasing pharmaceutical manufacturers’ rebate liability by raising the minimum basic Medicaid rebate percentage on most branded prescription drugs of average manufacturer price (referred to as “AMP”) and adding a new rebate calculation for “line extensions” (i.e., new formulations, such as extended release formulations) of solid oral dosage forms of branded products, creating a new methodology by which rebates owed are calculated for drugs that are inhaled, infused, instilled, implanted, or injected, as well as potentially impacting their rebate liability by modifying the statutory definition of AMP. The ACA also expanded the universe of Medicaid utilization subject to drug rebates by requiring pharmaceutical manufacturers to pay rebates on Medicaid managed care utilization and by enlarging the population potentially eligible for Medicaid drug benefits. Pricing and rebate programs must also comply with the Medicaid rebate requirements of the U.S. Omnibus Budget Reconciliation Act of 1990.

The Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (referred to as “MMA”) established the Medicare Part D program to provide a voluntary prescription drug benefit to Medicare beneficiaries. Under Part D, Medicare beneficiaries may enroll in prescription drug plans offered by private entities that provide coverage of outpatient prescription drugs. Unlike Medicare Parts A and B, Part D coverage is not standardized. Part D prescription drug plan sponsors are not required to pay for all covered Part D drugs, and each drug plan can develop its own drug formulary that identifies which drugs it will cover and at what tier or level. However, while all Medicare drug plans must give at least a standard level of coverage set by Medicare, Part D prescription drug plan sponsors are not required to pay for all covered Part D drugs, and each drug plan can develop its own drug formulary that identifies which drugs it will cover and at what tier or level. These Part D prescription drug formularies must include drugs within each therapeutic category and class of covered Part D drugs, though not necessarily all the drugs in each category or class. Any formulary used by a Part D prescription drug plan must be developed and reviewed by a pharmacy and therapeutic committee. Government payment for some of the costs of prescription drugs may increase demand for drugs for which Aadi may obtain marketing approval. However, any negotiated prices for Aadi’s drugs covered by a Part D prescription drug plan will likely be lower than the prices Aadi might otherwise obtain. Moreover, while the MMA applies only to drug benefits for Medicare beneficiaries, private payors often follow Medicare coverage policy and payment limitations in setting their own payment rates. Any reduction in payment that results from the MMA may result in a similar reduction in payments from non-governmental payors.

For a drug product to receive federal reimbursement under the Medicaid or Medicare Part B programs or to be sold directly to U.S. government agencies, the manufacturer must extend discounts to entities eligible to participate in the 340B drug pricing program. The required 340B discount on a given product is calculated based on the AMP and Medicaid rebate amounts reported by the manufacturer. As of 2010, the ACA expanded the types of entities eligible to receive discounted 340B pricing, although, under the current state of the law, with the exception of children’s hospitals, these newly eligible entities will not be eligible to receive discounted 340B pricing on orphan drugs. In addition, as 340B drug pricing is determined based on AMP and Medicaid rebate data, the revisions to the Medicaid rebate formula and AMP definition described above could cause the required 340B discount to increase. In addition, legislation may be introduced that, if passed, would further expand the 340B program to additional covered entities or would require participating manufacturers to agree to provide 340B discounted pricing on drugs used in an inpatient setting.

The American Recovery and Reinvestment Act of 2009 provides funding for the federal government to compare the effectiveness of different treatments for the same illness. The plan for the research was published in 2012 by the HHS, the Agency for Healthcare Research and Quality and the National Institutes for Health, and periodic reports on the status of the research and related expenditures are made to Congress. Although the results of the comparative effectiveness studies are not intended to mandate coverage policies for public or private payors, it is not clear what effect, if any, the research will have on the sales of ABI-009, if any such drug or the condition that they are intended to treat are the subject of a trial. It is also possible that comparative effectiveness research demonstrating benefits in a competitor’s drug could adversely affect the sales of Aadi’s drug candidate. If third-party payors do not consider Aadi’s drugs to be cost-effective compared to other available therapies, they may not cover Aadi’s drugs after approval as a benefit under their plans or, if they do, the level of payment may not be sufficient to allow us to sell Aadi’s drugs on a profitable basis.

In recent years, additional laws have resulted in direct or indirect reimbursement reductions for certain Medicare providers. For example, the Budget Control Act of 2011, among other things, created measures for spending reductions by Congress. These changes included aggregate reductions to Medicare payments to providers of up to 2% per fiscal year, which went into effect in April 2013 and will remain in effect through 2030, with the exception of a temporary suspension implemented under various COVID-19 relief legislation from May 1, 2020 through the end of 2021, unless additional congressional action is taken. The American Taxpayer Relief Act of 2012, among other things, reduced Medicare payments to several providers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. These laws, and future state and federal healthcare reform measures, as discussed further below, may be adopted in the future, any of which may result in additional reductions in Medicare and other healthcare funding and otherwise affect the prices Aadi may obtain for any indication of ABI-009 for which it may obtain regulatory approval or the frequency with which any such product candidate is prescribed or used.

As noted above, the marketability of any products for which Aadi receives regulatory approval for commercial sale may suffer if the government and other third-party payors fail to provide adequate coverage and reimbursement. Aadi expects that an increasing emphasis on cost containment measures in the U.S. will continue to increase the pressure on pharmaceutical pricing. Coverage policies and third-party reimbursement rates may change at any time. Even if favorable coverage and reimbursement status is attained for one or more products for which Aadi receives regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future.

In addition, in some foreign countries, the proposed pricing for a drug must be approved before it may be lawfully marketed. The requirements governing drug pricing vary widely from country to country. For example, the European Union provides options for its member states to restrict the range of medicinal drugs for which their national health insurance systems provide reimbursement and to control the prices of medicinal drugs for human use. A member state may approve a specific price for the medicinal drug or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the medicinal drug on the market. There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceutical drugs will allow favorable reimbursement and pricing arrangements for any of Aadi’s drugs. Historically, drugs launched in the European Union do not follow price structures of the U.S. and generally tend to be significantly lower.

U.S. Healthcare Reform. The ACA has had a significant impact on the healthcare industry. The ACA expanded coverage for the uninsured while at the same time containing overall healthcare costs. With regard to pharmaceutical products, the ACA, among other things, addressed a new methodology by which rebates owed by manufacturers under the MDRP are calculated for drugs that are inhaled, infused, instilled, implanted, or injected, increased the minimum Medicaid rebates owed by manufacturers under the MDRP and extended the rebate program to individuals enrolled in Medicaid managed care organizations, established annual fees and taxes on manufacturers of certain branded prescription drugs, and a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 70% (increased pursuant to the Bipartisan Budget Act of 2018, effective as of 2019) point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs to be covered under Medicare Part D. Under the American Rescue Plan Act of 2021, effective January 1, 2024, the statutory cap on Medicaid Drug Rebate Program rebates that manufacturers pay to state Medicaid programs will be eliminated. Elimination of this cap may require pharmaceutical manufacturers to pay more in rebates than it receives on the sale of products, which could have a material impact on Aadi’s business.

The ACA requires pharmaceutical manufacturers of branded prescription drugs to pay a branded prescription drug fee to the federal government. Each such manufacturer is required to pay a prorated share of the branded prescription drug fee based on the dollar value of its branded prescription drug sales to certain federal programs identified in the law. The ACA also expanded the 340B program to include additional types of covered entities. Federal law requires that any company that participates in the Medicaid rebate program also participate in the 340B program in order for federal funds to be available for the manufacturer’s drugs under Medicaid. The 340B program requires participating manufacturers to agree to charge statutorily defined covered entities no more than the 340B “ceiling price” for the manufacturer’s covered outpatient drugs. In addition, in order to be eligible to have its products paid for with federal funds under the Medicaid programs and purchased by certain federal grantees and agencies, a manufacturer also must participate in the Department of Veterans Affairs Federal Supply Schedule (referred to as “FSS”) pricing program, established by Section 603 of the Veterans Health Care Act of 1992. Under this program, the manufacturer is obligated to make products available for procurement on an FSS contract and charge a price to four federal agencies—the Department of Veterans Affairs, the Department of Defense, the Public Health Service, and the Coast Guard—that is at least 24% less than the Non-Federal Average Manufacturing Price for the prior fiscal year.

Since the enactment of the ACA, there have been judicial and Congressional challenges to certain aspects of the ACA, and Aadi expects there will be additional challenges and amendments to the ACA in the future. For example, in November 2020, the United States Supreme Court held oral arguments on the ACA case from the U.S. Court of Appeals for the 5th Circuit, which upheld the District Court ruling that the individual mandate is unconstitutional. In June 2021, the Supreme Court held that Texas and other challengers had no legal standing to challenge the ACA, upholding the ACA. In January 2021, President Biden also issued an executive order to initiate a special enrollment period to allow people to obtain health insurance coverage through the ACA marketplace, and instructs certain governmental agencies to review and reconsider their existing policies and rules that limit access to healthcare, among others. Aadi cannot predict how other litigation, healthcare reform measures of the Biden administration, or what other regulations will ultimately be implemented at the federal or state level, or the effect of any future legislation or regulation may have on Aadi’s business.

Moreover, there has been heightened governmental scrutiny over the manner in which manufacturers set prices for their marketed products, which has resulted in several Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drug products. At the federal level, for example, in September 2018, CMS announced that it will allow Medicare Advantage Plans the option to use step therapy for Part B drugs beginning January 1, 2019. Additionally, CMS issued a final rule, effective on July 9, 2019, that requires direct-to-consumer television advertisements of prescription drugs and biological products, for which payment is available through or under Medicare or Medicaid, to include in the advertisement the Wholesale Acquisition Cost, or list price, of that drug or biological product if it is equal to or greater than $35 for a monthly supply or usual course of treatment. Prescription drugs and biological products that are in violation of these requirements will be included on a public list.

In 2020, at the federal level, under the Trump administration, HHS and CMS issued various rules that are expected to impact, among others, price reductions from pharmaceutical manufacturers to plan sponsors under Part D, fee arrangements between pharmacy benefit managers and manufacturers, importation of prescription drugs from Canada and other countries, manufacturer price reporting requirements under the Medicaid Drug Rebate Program, including regulations that affect manufacturer-sponsored patient assistance programs subject to pharmacy benefit manager accumulator programs and Best Price reporting related to certain value-based purchasing arrangements. Multiple lawsuits have been brought against the HHS challenging various aspects of these new rules. In January 2021, the Biden administration issued a “regulatory freeze” memorandum that directs department and agency heads to review new or pending rules of the prior administration. It is unclear whether these new regulations will be withdrawn or when they will become fully effective under the current administration. The impact of these lawsuits as well as legislative, executive, and administrative actions of the current administration on us and the biopharmaceutical industry as a whole is unclear. At the state level, legislatures have increasingly passed legislation and implemented regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures and, in some cases, designed to encourage importation from other countries and bulk purchasing.

Aadi expects that additional federal and state healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare drugs and services, and in turn could significantly reduce the projected value of certain development projects and reduce Aadi’s profitability and may increase Aadi’s regulatory burdens and operating costs.

Moreover, on May 30, 2018, the Right to Try Act, was signed into law. The law, among other things, provides a federal framework for certain patients to access certain investigational new drug products that have completed a Phase I clinical trial and that are undergoing investigation for FDA approval. Under certain circumstances, eligible patients can seek treatment without enrolling in clinical trials and without obtaining FDA permission under the FDA expanded access program. There is no obligation for a drug manufacturer to make its drug products available to eligible patients as a result of the Right to Try Act, but the manufacturer must develop an internal policy and respond to patient requests according to that policy.

Other Healthcare Laws. For Aadi’s product and any product candidates that obtain regulatory approval and are marketed in the U.S., Aadi’s arrangements, directly or indirectly, with third-party payors, healthcare providers, and customers may expose us to broadly applicable fraud and abuse and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which Aadi markets, sells, and distributes any products for which it obtains marketing approval. Aadi’s employees, consultants, and commercial partners may engage in misconduct or other improper activities, including non-compliance with regulatory standards and requirements. Federal and state healthcare laws and regulations that may affect Aadi’s ability to conduct business, include, without limitation:

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FDA, Department of Justice, and other government authority prohibitions against the advertisement, promotion and labeling of Aadi’s products for off-label uses, or uses outside the specific indications approved by the FDA;

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the federal Anti-Kickback Statute, which broadly prohibits, among other things, any person from knowingly and willfully offering, soliciting, receiving or providing remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual for, or the purchase, order or recommendation of, any good or service for which payment may be made under federal healthcare programs, such as Medicare or Medicaid. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it to have committed a violation;

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the federal False Claims Act, which prohibits, among other things, individuals or entities from knowingly presenting, or causing to be presented, false claims, or knowingly using false statements, to obtain payment from the federal government. These laws have been interpreted to apply to arrangements between manufacturers, on the one hand, and prescribers, purchasers, and other healthcare-related professionals on the other. They can apply to manufacturers who provide inaccurate information on coverage, coding, and reimbursement of their products to persons who bill third-party payers. In addition, manufacturers have been prosecuted or faced civil and criminal liability under these laws for a variety of alleged promotional and marketing activities, including violations of the federal Anti-Kickback Statute and engaging in off-label promotion that caused claims to be submitted for non-covered off-label uses. Private individuals can bring False Claims Act “qui tam” actions, on behalf of the government and such individuals, commonly known as “whistleblowers,” may share in amounts paid by the entity to the government in fines or settlement;

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the Health Insurance Portability and Accountability Act of 1996 (referred to as “HIPAA”), as amended, which among other things, also created criminal liability for knowingly and willfully falsifying or concealing a material fact or making a materially false statement in connection with the delivery of or payment for healthcare benefits, items or services. Similar to the U.S. federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

•	Federal criminal laws that prohibit executing a scheme to defraud any healthcare benefit program or making, or causing to be made, false statements relating to healthcare matters;

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the federal Civil Monetary Penalties Law, which prohibits, among other things, offering or transferring remuneration to a federal healthcare beneficiary that a person knows or should know is likely to influence the beneficiary’s decision to order or receive items or services reimbursable by the government from a particular provider or supplier;

•	the Foreign Corrupt Practices Act, the U.K. Bribery Act of 2010, and other local anti-corruption laws that apply to Aadi’s international activities;

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the federal Physician Payment Sunshine Act (referred to as “Open Payments”), and implementing regulations, which require applicable group purchasing organizations and manufacturers of covered drugs, medical devices, biologicals and medical supplies for which payment is available under Medicare, Medicaid, or the Children’s Health Insurance Program to report annually to the CMS information related to certain payments or other transfers of value made to covered recipients, including licensed physicians, certain other healthcare professionals, and teaching hospitals, including ownership and investment interests held by physicians and their immediate family members. Additionally, beginning with data reported to CMS in 2022, such reporting obligations with respect to payments or other transfers of value made in the previous year to covered recipients have been extended to include new provider types: physician assistants, nurse practitioners, clinical nurse specialists, certified registered nurse anesthetists and anesthesiologist assistants, and certified nurse-midwives;

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analogous state and foreign law equivalents of each of the above federal laws, such as anti-kickback and false claims laws which may apply to items or services reimbursed by any third-party payor, including commercial insurers or patients; state laws that require pharmaceutical manufacturers to comply with the industry’s voluntary compliance guidelines and the applicable compliance guidance promulgated by the federal government or otherwise restrict payments that may be made to healthcare providers and other potential referral sources; state laws that require manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures; consumer protection and unfair competition laws, which broadly regulate marketplace activities and activities that potentially harm customers, foreign and state laws, including the E.U. General Data Protection Regulation (referred to as “GDPR”), governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts; and state laws related to insurance fraud in the case of claims involving private insurers.

The scope and enforcement of each of these laws are uncertain and subject to rapid change in the current environment of healthcare reform. Federal and state enforcement bodies have recently increased their scrutiny of interactions between healthcare companies and healthcare providers, which has led to a number of investigations, prosecutions, convictions, and settlements in the healthcare industry. It is possible that governmental authorities will conclude that Aadi’s business practices may not comply with current or future statutes, regulations, or case law involving applicable fraud and abuse or other healthcare laws and regulations. If Aadi’s operations, including those of Aadi’s contractors or agents who conduct business for or on Aadi’s behalf, are found to be in violation of any of these laws or any other related governmental regulations that may apply to us, Aadi may be subject to significant civil, criminal, and administrative penalties, damages, fines, imprisonment, disgorgement, exclusion of drugs from government funded healthcare programs, such as Medicare and Medicaid, reputational harm, additional oversight, and reporting obligations if Aadi becomes subject to a corporate integrity agreement or similar settlement to resolve allegations of non-compliance with these laws and the curtailment or restructuring of Aadi’s operations. If any of the physicians or other healthcare providers or entities with whom Aadi expects to do business is found to be not in compliance with applicable laws, they may be subject to similar actions, penalties, and sanctions, which may also adversely affect Aadi’s business. Ensuring business arrangements comply with applicable healthcare laws, as well as responding to possible investigations by government authorities, can be time- and resource-consuming and can divert a company’s attention from the business.

Privacy and Data Protection Laws

Aadi is subject to laws and regulations covering data privacy and the protection of health-related and other personal information. Federal, state, and foreign laws also govern the privacy and security of health information in some circumstances. These data privacy and security laws may differ from each other in significant ways and often are not pre-empted by HIPAA, which may complicate compliance efforts in states or jurisdictions Aadi conducts business. For example, California recently enacted the California Consumer Privacy Act (referred to as “CCPA”), which creates new individual privacy rights for California consumers, as defined in the law, and places increased privacy and security obligations on entities handling personal data of consumers or households. The CCPA will require covered companies to provide certain disclosures to consumers about its data collection, use and sharing practices, and to provide affected California residents with ways to opt-out of certain sales or transfers of personal information. The CCPA went into effect on January 1, 2020 and became enforceable by the California Attorney General on July 1, 2020. While there is currently an exception for protected health information that is subject to HIPAA and clinical trial regulations, as currently written, the CCPA may impact Aadi’s business activities. California also passed the California Privacy Rights Act, which imposes additional data protection obligations on companies doing business in California. These and other applicable state and foreign privacy laws, as well as uncertain changes in future regulation and legislation, could impact Aadi’s business strategies, increase Aadi’s potential liability, increase Aadi’s compliance costs, and adversely affect Aadi’s business.

The collection and use of personal health data in the European Union are governed by the provisions of the Data Protection Directive, and as of May 2018, the General Data Protection Regulation. This directive imposes several requirements relating to the consent of the individuals to whom the personal data relates, the information provided to the individuals, notification of data processing obligations to the competent national data protection authorities, and the security and confidentiality of the personal data. The Data Protection Directive and GDPR also impose strict rules on the transfer of personal data out of the European Union to the U.S. Failure to comply with the requirements of the Data Protection Directive, the GDPR, and the related national data protection laws of the European Union member states may result in fines and other administrative penalties. The GDPR introduces new data protection requirements in the European Union and substantial fines for breaches of the data protection rules. The GDPR regulations may impose additional responsibility and liability in relation to personal data that Aadi processes and Aadi may be required to put in place additional mechanisms ensuring compliance with the new data protection rules. This may be onerous and adversely affect Aadi’s business, financial condition, results of operations, and prospects.

Foreign Regulatory Matters

European Drug Development. In Europe, any future drug products for which Aadi receives marketing authorization will also be subject to extensive regulatory requirements. As in the U.S., medicinal products can only be marketed if a marketing authorization from the competent regulatory agencies has been obtained. Similar to the U.S., the various phases of preclinical and clinical research in Europe are subject to significant regulatory controls. Although the European Union Clinical Trials Directive 2001/20/EC (referred to as “Clinical Trials Directive”) has sought to harmonize the EU clinical trials regulatory framework, setting out common rules for the control and authorization of clinical trials in the EU, the EU member states have transposed and applied the provisions of the Clinical Trials Directive differently. This has led to significant variations in the member state regimes. Under the current regime, before a clinical trial can be initiated, it must be approved in each of the EU member states where the trial is to be conducted by two distinct bodies: the National Competent Authority (referred to as “NCA”) and one or more Ethics Committees (referred to as “ECs”). Under the current regime, all suspected unexpected serious adverse reactions to the investigated drug that occur during the clinical trial have to be reported to the NCA and ECs of the member state where they occurred.

In 2014, a new Clinical Trials Regulation 536/2014 (referred to as the “Clinical Trials Regulation”), replacing the current Directive, was adopted. The Clinical Trials Regulation will become directly applicable in all EU member states (without national implementation) once the EU Portal and Database are fully functional. The implementation of the Clinical Trials Regulation depends on confirmation of full functionality of the Clinical Trials Information System through an independent audit, which commenced in September 2020. This system is currently planned to go live in December 2021. The Clinical Trials Regulation seeks to simplify and streamline the approval of clinical trials in the European Union. For example, the sponsor can submit a single application for approval of a clinical trial via the EU Portal. As part of the application process, the sponsor will propose a reporting member state, which will coordinate the validation and evaluation of the application. The reporting member state shall consult and coordinate with the other member states in which the clinical trial will take place, also referred to as the Member States Concerned. If an application is rejected, it can be amended and resubmitted through the EU Portal. If an approval is issued, the sponsor can start the clinical trial in all Member States Concerned. However, a Member State Concerned can in limited circumstances declare an “opt-out” from an approval. In such a case, the clinical trial cannot be conducted in that member state. The Clinical Trials Regulation also aims to streamline and simplify the rules on safety reporting and introduces enhanced transparency requirements such as mandatory submission of a summary of the clinical trial results to the EU Database.

European Drug Review and Approval. In the European Economic Area (referred to as “EEA”), which is comprised of the 27 EU member states plus Norway, Iceland, and Liechtenstein, medicinal products can only be commercialized after obtaining approval of an EU marketing authorization application (referred to as “MAA”). There are two types of marketing authorizations. The first is the community or centralized EU MAA, which is issued by the European Commission through the Centralized Procedure, based on the opinion of the Committee for Medicinal Products for Human Use (referred to as “CHMP”) of the European Medicines Agency and which is valid throughout the entire territory of the EEA. The Centralized Procedure is mandatory for certain types of drugs, such as biotechnology medicinal drugs, orphan medicinal drugs, and medicinal drugs containing a new active substance indicated for the treatment of AIDS, cancer, neurodegenerative disorders, diabetes, auto-immune, and viral diseases. The Centralized Procedure is optional for drugs containing a new active substance not yet authorized in the EEA, or for drugs that constitute a significant therapeutic, scientific, or technical innovation or which are in the interest of public health in the EU.

National EU MAAs, which are issued by the competent authorities of the member states of the EEA and only cover their respective territory, are available for drugs not falling within the mandatory scope of the Centralized Procedure. Where a drug has already been authorized for marketing in a member state of the EEA, this National EU MAA can be recognized in another member states through the Mutual Recognition Procedure. If the drug has not received a National EU MAA in any member state at the time of application, it can be approved simultaneously in various member states through the Decentralized Procedure. Under the Decentralized Procedure an identical dossier is submitted to the competent authorities of each of the member states in which the EU MAA is sought, one of which is selected by the applicant as the Reference Member State (referred to as “RMS”). The competent authority of the RMS prepares a draft assessment report, a draft summary of the drug characteristics (referred to as “SPC”), and a draft of the labeling and package leaflet, which are sent to the other member states, or the Member States Concerned, for their approval. If the Member States Concerned raise no objections, based on a potential serious risk to public health, to the assessment, SPC, labeling, or packaging proposed by the RMS, the drug is subsequently granted a national EU MAA in all the member states, i.e., in the RMS and the Member States Concerned.

Under the above described procedures, before granting the EU MAA, the EMA or the competent authorities of the member states of the EEA make an assessment of the risk-benefit balance of the drug on the basis of scientific criteria concerning its quality, safety, and efficacy.

European Chemical Entity Exclusivity. In Europe, new chemical entities, sometimes referred to as new active substances, qualify for eight years of data exclusivity upon marketing authorization and an additional two years of market exclusivity. This data exclusivity, if granted, prevents regulatory authorities in the EU from referencing the innovator’s data to assess a generic application for eight years, after which generic marketing authorization can be submitted, and the innovator’s data may be referenced, but not approved for two years. The overall ten-year period will be extended to a maximum of 11 years if, during the first eight years of those ten years, the marketing authorization holder obtains an authorization for one or more new therapeutic indications which, during the scientific evaluation prior to their authorization, are held to bring a significant clinical benefit in comparison with existing therapies.

Brexit and the Regulatory Framework in the United Kingdom. On June 23, 2016, the electorate in the United Kingdom (referred to as “UK”) voted in favor of leaving the EU, commonly referred to as Brexit. Thereafter, on March 29, 2017, the country formally notified the EU of its intention to withdraw pursuant to Article 50 of the Lisbon Treaty. The UK formally left the EU on January 31, 2020. A transition period began on February 1, 2020, during which EU pharmaceutical law remains applicable to the UK, and end on December 31, 2020. Although the UK is no longer a member of the EU, EU law remains applicable in Northern Ireland. There are a number of new marketing authorization routes available in the UK, Great Britain (England, Scotland and Wales) or Northern Ireland, in addition to the national procedure. As with the EU position, a company can only start to market a medicine in the UK once it has received a marketing authorization. The main legislation that applies to clinical trials in the UK is the UK Medicines for Human Use (Clinical Trials) Regulations 2004, which transposes the Clinical Trials Directive into domestic law. Consequently, the requirements and obligations that relate to the conduct of clinical trials in the UK currently remain largely aligned with the EU position. It is unclear how future regulatory regime in the UK will impact regulations of products, manufacturers, and approval of product candidates in the UK.

Other Foreign Countries. For other countries outside of the U.S. and the European Union, the requirements governing the conduct of clinical trials, drug approval or marketing authorization, pricing, and reimbursement vary from country to country. In all cases, clinical trials must be conducted in accordance with GCP requirements and the applicable regulatory requirements and the ethical principles that have their origin in the Declaration of Helsinki, which is a statement of ethical principles for medical research involving human subjects, including research on identifiable human material and data, developed by the World Medical Association.

If Aadi fails to comply with applicable foreign regulatory requirements, Aadi may be subject to, among other things, fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions, and criminal prosecution.

Employees

Aadi has operated by leveraging skilled experts, consultants, contract research organizations, and contractors to manage Aadi’s clinical operations, manufacturing, R&D and other functions under the leadership and direction of Aadi’s management. Aadi will expand its infrastructure to manage its operations, including commercial with additional full-time employees.

As of June 1, 2021, Aadi had 10 full-time employees, 7 of whom hold masters degrees or higher and 4 of whom hold Ph.D. degrees. Of these employees, 8 were engaged in R&D activities and 2 were engaged in general and administrative (referred to as “G&A”) activities as well as R&D activities. None of Aadi’s employees are represented by labor unions or covered by collective bargaining agreements.

Corporate Information and Organizational Transactions

Aadi, LLC was formed in September 2011 and commenced operations in 2014 after completion of the licensing agreement with Abraxis Bioscience, LLC, a wholly-owned subsidiary of Celgene Corporation (now Bristol Myers Squibb). Aadi LLC converted to Aadi Bioscience, Inc. and was incorporated in the State of Delaware on February 27, 2017.

Aadi’s principal executive offices are located at 17383 Sunset Blvd., Suite A250, Pacific Palisades, CA 90272. Aadi’s corporate website address is www.aadibio.com. Aadi’s website and the information contained on, or that can be accessed through, the website will not be deemed to be incorporated by reference in, and are not considered part of, this filing. You should not rely on any such information in making your decision whether to purchase Aadi common stock.

Legal Proceedings

Aadi is not currently a party to any material legal proceedings. From time to time, Aadi may become involved in other litigation or legal proceedings relating to claims arising from the ordinary course of business.

AERPIO’S MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

For Aerpio’s management’s discussion and analysis of financial condition and results of operations, please refer to the section entitled “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth in Aerpio’s Annual Report on Form 10-K for the year ended December 31, 2020 as filed with the SEC on March 11, 2021, as updated by the subsequent quarterly reports on Form 10-Q.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT AERPIO’S MARKET RISK

For quantitative and qualitative disclosures about Aerpio’s market risk, please refer to the section entitled “Item 7A. Quantitative and Qualitative Disclosures About Market Risk” set forth in Aerpio’s Annual Report on Form 10-K for the year ended December 31, 2020 as filed with the SEC on March 11, 2021, as updated by the subsequent quarterly reports on Form 10-Q.

AADI’S MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of financial condition and results of operations should be read together with Aadi’s financial statements, accompanying notes and other financial information appearing elsewhere in this proxy statement. This Management’s Discussion and Analysis contains forward-looking statements that involve risks and uncertainties. Aadi’s actual results may differ materially from those anticipated or projected in these forward-looking statements as a result of certain factors.

Additional information on factors relating to such statements is included in this proxy statement under the headings “Cautionary Information Regarding Forward-Looking Statements” on page [●]. Additional information on certain risk factors applicable to Aadi’s business, financial condition and results of operations is included in this proxy statement under the heading “Risk Factors—Risks Related to Aadi” beginning on page [●]. Operating results are not necessarily indicative of results that may occur in future periods. All forward-looking statements included in this proxy statement are based on information available to Aadi as of the date hereof, and Aadi assumes no obligation to update any such forward-looking statement.

Overview

Aadi is a clinical-stage biopharmaceutical company focused on development and commercialization of precision therapies for genetically-defined cancers with alterations in mTOR pathway genes. Aadi’s primary goal is to bring transformational outcomes to cancer patients with mTOR pathway driver alterations where other mTOR inhibitors have not or cannot be effectively exploited due to problems of pharmacology, effective drug delivery, safety, or effective targeting to the disease site. Aadi’s lead drug candidate, ABI-009 (FYARROTM, nab-sirolimus), is an mTOR inhibitor bound to human albumin that has demonstrated significantly higher tumor accumulation, mTOR target suppression and superior efficacy over other mTOR inhibitors in preclinical models.

Aadi wholly owns or has exclusive rights to Aadi’s lead drug product candidate, ABI-009, with the exception of a development and commercialization out-license agreement in the Greater China region. Aadi has an exclusive license with Abraxis BioScience, LLC, a wholly owned subsidiary of Celgene Corporation, now Bristol Myers Squibb, under which it obtained exclusive rights to develop, manufacture and commercialize FYARRO (ABI-009). In May 2021, Aadi completed the filing of a rolling new drug application (referred to as an “NDA”) for ABI-009 to the U.S. Food and Drug Administration (referred to as the “FDA”) for approval to treat patients with advanced malignant perivascular epithelioid cell tumors (referred to as “PEComa”). Aadi’s NDA is based on results from Aadi’s Phase 2 registrational study AMPECT (Advanced Malignant PEComa Trial), in advanced malignant PEComa for which there are currently no approved therapies in the U.S. and for which there has never been a prior prospective clinical trial. In November 2019, Aadi announced top-line results from the AMPECT study, including that the study achieved its primary endpoint of overall response rate (referred to as “ORR”), as determined by blinded independent central radiologic review using modified Response Evaluation Criteria in Solid Tumors. This registrational trial met its primary endpoint demonstrating the efficacy of ABI-009, with an independently assessed ORR of 39% (95% CI: 22%, 58%) and a manageable safety profile.

In December 2017, Aadi received Orphan Drug Designation for ABI-009 for the treatment of patients with advanced malignant PEComa. In October 2018, the FDA granted Fast Track designation for ABI-009 for the investigation of the treatment of patients with advanced malignant PEComa. In December 2018, the FDA granted Breakthrough Therapy Designation for ABI-009 for the treatment of patients with advanced malignant PEComa.

Since Aadi’s formation in September 2011, it has devoted substantially all of its resources to conducting research and development activities, including drug discovery, preclinical studies and clinical trials of its product candidates, including developing ABI-009, building and maintaining its intellectual property portfolio, developing third-party manufacturing capabilities, business planning, raising capital and providing general and administrative support for such operations. From inception through December 31, 2020, Aadi received gross proceeds of $1.2 million in initial seed financing, $24.4 million from the sale of Series A convertible preferred stock, which included the conversion of $4.4 million in convertible notes and the issuance of $9.1 million of convertible promissory notes, which were still outstanding as of December 31, 2020 and March 31, 2021. Aadi has generated revenues from federal grants, primarily with the National Institute of Health and the FDA, and from a territory license agreement with EOC Pharma (Hong Kong) Limited (referred to as “EOC”). Aadi does not have any products approved for sale, and it has not generated any revenue from product sales.

Aadi has incurred net losses in each year since inception. Aadi expects to continue to incur expenses in connection with its ongoing activities, if and as Aadi:

•	continues to advance the development of ABI-009 through additional clinical trials;

•	seeks to identify and advance development of additional clinical indications for ABI-009;

•	seeks to obtain regulatory approvals for ABI-009 and any other product candidates that successfully complete clinical trials;

•	identifies, acquires or in-licenses other product candidates and technologies;

•	establishes additional product collaborations and commercial manufacturing relationships with third parties;

•

expands its operational, financial and management systems and personnel, including personnel to support Aadi’s clinical development and future commercialization efforts and, if the merger is approved, its operations as a public company; and

•	maintains, protects, leverages and expands its intellectual property portfolio, including patents, trade secrets and know-how.

Aadi’s net losses may fluctuate significantly from quarter-to-quarter and year-to-year, depending on the timing of its preclinical studies, clinical trials and its expenditures on other research and development activities.

As of June 21, 2021, the issuance date of Aadi’s financial statements for the year ended December 31, 2020 and three months ended March 31, 2021, Aadi expects that its cash balance and collection of receivable balances would enable it to fund its operating expense and capital requirements into the third quarter of 2021. The future viability of Aadi is largely dependent on its ability to generate cash from operating activities and to raise additional capital to finance its operations. Aadi’s failure to raise capital as needed will have a negative impact on its financial condition and its ability to continue to pursue its business strategies. Aadi believes that, based on its current operating plan, its cash and cash equivalents as of March 31, 2021, and collection of receivable balances, will enable it to fund its operating expenses and capital expenditure requirements into September 2021. Accordingly, there is substantial doubt about Aadi’s ability to continue as a going concern as Aadi does not believe that its cash, cash equivalents and investments will be sufficient to fund operations for at least twelve months from the date of issuance of these financial statements.

Recent Developments

The Merger

On May 16, 2021, Aerpio entered into the merger agreement with Aadi and Aspen Merger Subsidiary, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Aadi (referred to as “merger subsidiary”), pursuant to which, and subject to the satisfaction or waiver of the conditions set forth in the merger agreement, Aadi will be merged with and into merger sub at the effective time of the merger, with Aadi continuing after the merger as the surviving company and a wholly-owned subsidiary of Aerpio. At the effective time of the merger, each outstanding share of Aadi capital stock will be converted into the right to receive shares of Aerpio common stock, par value $0.0001, as set forth in the merger agreement. Upon closing of the merger, the combined company will be named Aadi Bioscience, Inc. and will continue to be listed on the Nasdaq.

Under the exchange ratio formula in the merger agreement, immediately following the effective time of the merger, the former Aadi securityholders are expected to own approximately 66.8% of the outstanding shares of Aerpio common stock on a fully-diluted basis and securityholders of Aerpio as of immediately prior to the effective time of the merger are expected to own approximately 33.2% of the outstanding shares of Aerpio common stock on a fully-diluted basis (prior to giving effect to the PIPE financing described elsewhere in this proxy statement).

Business Impact of the COVID-19 Pandemic

In December 2019, a strain of coronavirus was reported in Wuhan, China and began to spread globally, including to the United States and Europe, in the following months. The World Health Organization has declared COVID-19 to be a global pandemic. The full impact of the COVID-19 pandemic is inherently uncertain at the time of this report. The COVID-19 pandemic has resulted in travel restrictions and, in some cases, prohibitions of non-essential activities, disruption and shutdown of businesses and greater uncertainty in global financial markets. As COVID-19 has spread, it has significantly impacted the health and economic environment around the world, and many governments have closed most public establishments, including restaurants, workplaces and schools. Aadi’s ongoing clinical trials have been, and may continue to be, affected by the closure of offices, or country borders, among other measures being put in place around the world. The inability to travel and conduct face-to-face meetings can also make it more difficult to enroll new patients in ongoing or planned clinical trials. Any of these circumstances will potentially have a negative impact on Aadi’s financial results and the timing of Aadi’s clinical trials.

The COVID-19 pandemic has caused Aadi to modify business practices (including but not limited to curtailing or modifying employee travel, moving to full remote work and cancelling physical participation in meetings, events, and conferences), and may take further actions as may be required by government authorities or that are determined to be in the best interests of Aadi’s employees, patients and business partners.

The extent of the impact of the COVID-19 pandemic on Aadi’s future liquidity and operational performance will depend on certain developments, including the duration and spread of the outbreak, the availability and effectiveness of vaccines, the impact on Aadi’s clinical trials, patients and collaboration partners, and the effect on Aadi’s suppliers. Aadi is continuing to monitor the potential impact of the pandemic, but it cannot be certain what the overall impact will be on its business, financial condition, results of operations and prospects.

Components of Results of Operations

Revenue

EOC Pharma License Revenue. In December 2020, Aadi entered into the EOC License Agreement (referred to as the “EOC license agreement”) with EOC pursuant to which, Aadi granted EOC exclusive rights to develop and commercialize ABI-009 in Greater China, including the Republic of China, Hong Kong, Macau and Taiwan (referred to as the “licensed territory”) for human use in specified indications. EOC is obligated to pay royalties to Aadi on sales of licensed products in the licensed territory. Under the terms of the EOC license agreement, EOC has agreed to use commercially reasonable efforts to develop and commercialize ABI-009 in the licensed territory and to obtain and maintain regulatory approval.

Unless earlier terminated, the EOC license agreement will remain in effect until all milestones are achieved and royalty payment obligations are fulfilled as provided for in the agreement. Prior to the expiration of the EOC license agreement, EOC has the right to terminate the agreement for any reason upon a specified number of days advance written notice. Either party may terminate the EOC license agreement in the event that the other party materially breaches the agreement and fails to cure the breach, or experiences certain events of financial distress. Aadi may terminate the EOC license agreement if EOC or its affiliates challenge the licensed patents in a legal, administrative or arbitration proceeding.

Aadi received a $14.0 million upfront payment in January 2021 and is eligible to receive up to an additional $257.0 million in the aggregate upon achievement of certain development, regulatory and sales milestones, as well as tiered royalties on net sales in the licensed territory, which royalties are potentially subject to various reductions. EOC is responsible for controlling the filing for and obtaining all regulatory approvals, with Aadi’s reasonable cooperation, and for bearing all costs associated with those approvals.

Aadi assessed the EOC license agreement in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 606 and concluded that EOC is a customer. Additionally, Aadi identified the license of ABI-009 provided to EOC as the sole performance obligation. The $14.0 million upfront payment received from EOC is non-refundable and non-creditable and is considered fixed consideration.

Both the milestones and royalty payments under the EOC license agreement are considered variable consideration. Under the “most-likely” method, Aadi will apply a constraint to these amounts until it has received notification from EOC that the milestones and royalty payments have been achieved.

Grant Revenue. Aadi’s grant revenues are derived from federal grants, primarily with the National Institute of Health and the FDA. Aadi has determined that the government agencies providing grants to Aadi are not customers. Grant revenue is recognized when there is reasonable assurance of compliance with the conditions of the grant and reasonable assurance that the grant revenue will be received. Aadi recognizes grant revenues as reimbursable grant costs are incurred. The costs associated with these reimbursements are reflected as a component of research and development expense in the accompanying statements of operations and comprehensive loss.

With respect to grant revenue derived from reimbursement of direct out-of-pocket expenses for research costs associated with federal contracts, where Aadi acts as principal with discretion to choose suppliers, bears credit risk and performs part of the services required in the transaction, Aadi records revenue for the gross amount of the reimbursement. The costs associated with these reimbursements are reflected as a component of research and development expense in the accompanying statements of operations and comprehensive loss.

Operating Expenses

Research and Development Expenses. Research and development expenses, which consist primarily of costs associated with Aadi’s product research and development efforts, are expensed as incurred. Research and development expenses consist primarily of:

•	employee related costs, including salaries, benefits and stock-based compensation expense for employees engaged in scientific research and development functions;

•	third-party contract costs relating to research, formulation, manufacturing, nonclinical studies and clinical trial activities;

•	external costs of outside consultants who assist with technology development, regulatory affairs, clinical development and quality assurance;

•	payments made under Aadi’s third-party licensing agreements; and

•	allocated facility-related costs.

Costs for certain activities, such as manufacturing, nonclinical studies and clinical trials are generally recognized based on the evaluation of the progress of completion of specific tasks using information and data provided by Aadi’s vendors and collaborators. Research and development activities are central to Aadi’s business. Aadi expects to increase its investment in research and development in order to advance its product candidates through clinical trials. As a result, Aadi expects that its research and development expenses will increase substantially in the foreseeable future as it continues to invest in research and development activities, pursues clinical development of its product candidates and expands its product candidate pipeline.

The process of commercialization and conducting the necessary preclinical and clinical research to obtain regulatory approval is costly and time-consuming. Product candidates in later stages of clinical development generally have higher development costs than those in earlier stages of clinical development, primarily due to the increased size and duration of later-stage clinical trials. Accordingly, to the extent that Aadi’s product candidates continue to advance into clinical trials, including larger and later-stage clinical trials, Aadi’s expenses will increase substantially and may become more variable. Aadi may never succeed in achieving marketing approval for any of Aadi’s product candidates. Aadi anticipates it will make determinations as to which other programs, if any, to pursue and how much funding to direct to each program on an ongoing basis in response to the development and regulatory success of each product candidate, and ongoing assessments as to each product candidate’s commercial potential. Successful development of any future product candidates is highly uncertain and may not result in approved products. At this time, Aadi cannot reasonably estimate or know the nature, timing and estimated costs of the efforts that will be necessary to complete the development of its product candidates. Aadi is also unable to predict when, if ever, material net cash inflows will commence from sales of its product candidates. The duration, costs and timing of clinical trials and development of Aadi’s product candidates will depend on a variety of factors, including:

•	the scope, rate of progress and expense of clinical trials and other research and development activities;

•	clinical trial results;

•	uncertainties in clinical trial enrollment rate or design;

•	significant and changing government regulation;

•	the timing and receipt of any regulatory approvals;

•	the FDA’s or other regulatory authority’s influence on clinical trial design;

•	establishing commercial manufacturing capabilities or making arrangements with third-party manufacturers;

•	commercializing Aadi’s product candidates, if and when approved, whether alone or in collaboration with others;

•	obtaining and maintaining patent and trade secret protection and regulatory exclusivity for Aadi’s product candidates;

•	continued applicable safety profiles of the products following approval; and

•	retention of key research and development personnel.

A change in the outcome of any of these variables with respect to the development of a product candidate could significantly change the costs, timing and viability associated with the development of that product candidate. For example, if the FDA, or another regulatory authority were to require Aadi to conduct clinical trials beyond those that Aadi currently anticipates will be required for the completion of clinical development of a product candidate, or if Aadi experiences significant delays in enrollment in any of its clinical trials, Aadi could be required to expend significant additional financial resources and time on the completion of clinical development.

General and Administrative Expenses. General and administrative expenses consist primarily of salaries and related benefits, including stock-based compensation, related to Aadi’s executive, finance, business development and other corporate functions. Other general and administrative expenses include professional fees for legal, auditing, tax and business consulting services, insurance costs, intellectual property and patent costs, facility costs and travel costs. Aadi expects that general and administrative expenses will increase in the future as Aadi expands its operating activities. Additionally, if Aadi completes the merger, the combined company will incur significant additional expenses associated with being a public company, that Aadi did not incur as a privately-held company, including costs (i) to comply with the rules and regulations of the SEC and those of the Nasdaq, (ii) for legal, accounting and other expenses, (iii) for additional insurance, (iv) for investor relations activities and (v) for other administrative and professional services.

Other Income (Expense). Other income (expense) consists of the change in fair value of convertible promissory notes and interest expense related to such notes. These expenses are partially offset by interest income earned on cash and investment held by Aadi.

Income Taxes. Since its formation in 2011, Aadi has not recorded any U.S. federal or state income tax benefits for the net losses it has incurred in each year or its earned tax credits, due to Aadi’s uncertainty of realizing a benefit from those items. As of December 31, 2020, Aadi had federal and state net operating loss carryforwards of approximately $31.0 million and $27.4 million, respectively. Of the amount of federal net operating loss carryforwards, $27.4 million can be carried forward indefinitely. The remaining federal and state loss carryforwards begin to expire in 2037, unless previous utilized. Aadi also has federal and state research credit carryforwards of approximately $2.3 million and $1.5 million, respectively, as of December 31, 2020. The federal and New Jersey research credit carryforwards will begin to expire in 2037 and 2027, respectively, unless previously utilized. The California research credit will carry forward indefinitely.

Results of Operations

Comparison of the three months ended March 31, 2021 and 2020

The following table summarizes Aadi’s results of operations for the periods indicated:

	Three Months Ended March 31,
	2021	2020	Increase (Decrease)
	(unaudited)
Revenue
Grant revenue	$119,561	$110,558	$9,003

Total revenue	119,561	110,558	9,003

Operating expenses:
Research and development expenses	3,643,484	2,641,482	1,002,002
General and administrative expenses	562,639	672,402	(109,763)

Total operating expenses	4,206,123	3,313,884	892,239

Loss from operations	(4,086,562)	(3,203,326)	(883,236)

Other income (expense), net	(1,389,081)	(120,469)	(1,268,612)

Net loss and comprehensive loss	$(5,475,643)	$(3,323,795)	$(2,151,848)

Revenue. Grant revenue is recognized as earned based on contract work performed. Grant revenue amounts can vary from period to period depending on the funding and work performed. Grant revenue increased in the three months ended March 31, 2021 compared to the three months ended March 31, 2020, primarily due to an increase in the eligible expenses for grant reimbursement incurred during the 2021 period compared to 2020.

Research and development expenses. Research and development expenses for the three months ended March 31, 2021 increased $1.0 million compared to the three months ended March 31, 2020. The following table summarizes Aadi’s research and development expenses for the three months ended March 31, 2021 and 2020:

	Three Months Ended March 31,
	2021	2020	Increase (Decrease)
	(unaudited)
External clinical development costs	$999,625	$1,052,215	$(52,590)
Clinical drug product manufacturing costs	1,779,751	519,849	1,259,902
Personnel related	521,339	533,174	(11,835)
Consultants	269,446	461,282	(191,836)
Facility costs	36,528	38,659	(2,131)
Non-cash stock-based compensation	25,280	18,802	6,478
Other	11,515	17,501	(5,986)

Total research and development expenses	$3,643,484	$2,641,482	$1,002,002

Research and development expenses were $3.6 million for the three months ended March 31, 2021, an increase of $1.0 million, compared to $2.6 million for the three months ended March 31, 2020. The increase was primarily due to an increase in clinical drug product manufacturing costs of $1.3 million due to the timing of Aadi’s drug batch manufacturing and partially offset by a $0.2 million decrease in consulting expenses.

General and administrative expenses. General and administrative expenses were $0.6 million for the three months ended March 31, 2021, a decrease of $0.1 million compared to $0.7 million for the three months ended March 31, 2020. The change was primarily driven by decreased advertising and promotional expenses of $0.2 million, partially offset by an increase in consulting expense of $0.1 million.

Other income (expense), net. Other expenses, net was $1.4 million for the three months ended March 31, 2021, an increase of $1.3 million compared to $0.1 million for the three months ended March 31, 2020. The increase in other expenses, net was primarily driven by a $1.2 million increase in non-cash expense related to the change in fair value of the convertible promissory notes.

Comparison of the years ended December 31, 2020 and 2019

The following table summarizes Aadi’s results of operations for the periods indicated:

	Year Ended December 31,
	2020	2019	Increase (Decrease)
Revenue
License revenue	$14,000,000	$—	$14,000,000
Grant revenue	580,014	749,000	(168,986)

Total revenue	14,580,014	749,000	13,831,014

Operating expenses:
Research and development expenses	15,008,376	11,064,467	3,943,909
General and administrative expenses	2,121,018	1,854,378	266,640

Total operating expenses	17,129,394	12,918,845	4,210,549

Loss from operations	(2,549,380)	(12,169,845)	9,620,465

Other income (expense), net	(926,292)	(83,935)	(842,357)

Loss before income taxes	(3,475,672)	(12,253,780)	8,778,108

Income tax expense	(1,800)	(1,300)	(500)

Net loss and comprehensive loss	$(3,477,472)	$(12,255,080)	$8,777,608

Revenues. Revenue for the year ended December 31, 2020 increased $13.8 million compared to the year ended December 31, 2019. The following table summarizes Aadi’s revenue for the years ended December 31, 2020 and 2019:

	Year Ended December 31,
	2020	2019	Increase (Decrease)
Revenue
License revenue	$14,000,000	$—	$14,000,000
Grant revenue	580,014	749,000	(168,986)

Total revenue	14,580,014	749,000	13,831,014

License revenue for the year ended December 31, 2020 increased by $14.0 million compared to the year ended December 31, 2019. This change was due to the $14.0 million upfront payment received from EOC recognized as license revenue under the EOC license agreement.

Grant revenue is recognized as earned based on contract work performed. Grant revenue amounts can vary from period to period depending on the funding and work performed. Grant revenue decreased during the year ended December 31, 2020 compared to the year ended December 31, 2021, primarily due to a decrease in the eligible expenses for grant reimbursement incurred during the 2020 period compared to 2019.

Research and development expenses. Research and development expenses for the year ended December 31, 2020 increased $3.9 million compared to the year ended December 31, 2019. The following table summarizes Aadi’s research and development expenses for the years ended December 31, 2020 and 2019:

	Year Ended December 31,
	2020	2019	Increase (Decrease)
External clinical development costs	$4,445,864	$5,891,867	$(1,446,003)
Clinical drug product manufacturing costs	3,803,118	1,619,651	2,183,467
Personnel related	2,212,117	1,714,749	497,368
License expense	2,800,000	—	2,800,000
Consultants	1,437,767	1,505,563	(67,796)
Facility costs	147,695	106,540	41,155
Non-cash stock-based compensation	93,792	68,516	25,276
Other	68,023	157,581	(89,558)

Total research and development expenses	$15,008,376	$11,064,467	$3,943,909

Research and development expenses were $15.0 million for the year ended December 31, 2020, an increase of $3.9 million, compared to $11.1 million for the year ended December 31, 2019. The increase was primarily due to an increase in license expense of $2.8 million and a $2.2 million increase in clinical drug product manufacturing costs due to the timing of Aadi’s drug batch manufacturing, partially offset by a $1.5 million decrease in clinical study expenses.

General and administrative expenses. General and administrative expenses were $2.1 million for the year ended December 31, 2020, an increase of $0.2 million, compared to $1.9 million for the year ended December 31, 2019. The change was primarily driven by increased advertising and promotional expenses of $0.2 million and increased personnel related expenses of $0.1 million, partially offset by decreased legal and consulting expense of $0.1 million.

Other income (expense), net. Other expenses, net was $0.9 million for the year ended December 31, 2020, an increase of $0.8 million compared to the $0.1 million for the year ended December 31, 2019. The increase in other expense, net was primarily driven by a $0.7 million increase in interest expense related to the convertible promissory notes issued in 2019 and 2020 and a $0.2 million increase in non-cash expense related to the change in fair value of the convertible promissory notes.

Liquidity and Capital Resources

Overview

Aadi has no products approved for commercial sale and has not generated any revenue from product sales. Aadi has never been profitable and has incurred operating losses in each year since inception. As a result, Aadi will need substantial additional financing to support its continuing operations. Until such time that Aadi can generate significant revenue from product sales, if ever, Aadi expects to finance its operations through a combination of public or private equity offerings, debt financings, or other sources, which may include collaborations with third parties. Arrangements with collaborators or others may require Aadi to relinquish rights to certain of its technologies or product candidates. The amount and timing of Aadi’s future funding requirements will depend on many factors, including the pace and results of its development efforts. In addition, Aadi may never successfully complete development of any of its product candidates, obtain adequate patent protection for its technology, obtain necessary regulatory approval for its product candidates or achieve commercial viability for any approved product candidates. Adequate additional financing may not be available to Aadi on acceptable terms, or at all. Aadi’s failure to raise capital as and when needed would have a negative impact on its financial condition and ability to pursue its business strategy. Aadi will need to generate significant revenue to achieve profitability and may never do so.

Aadi has incurred net losses in each year since inception. Aadi had an accumulated deficit of $38.1 million at March 31, 2021 and $32.6 million as of December 31, 2020. Aadi’s net losses were $5.5 million and $3.3 million for the three months ended March 31, 2021 and 2020, respectively, and $3.5 million and $12.3 million for the years ended December 31, 2020 and 2019, respectively. These losses have resulted principally from costs incurred in connection with research and development activities and general and administrative costs associated with Aadi’s operations. Aadi does not expect to generate meaningful revenue from product sales for the foreseeable future, and Aadi expects to continue to incur significant expenses and operating losses for the foreseeable future due to the cost of research and development, including identifying and designing product candidates and conducting preclinical studies and clinical trials, and the regulatory approval process for its product candidates. Aadi expects its expenses, and the potential for losses, to increase substantially as it conducts clinical trials of its lead product candidates and seeks to expand its pipeline.

From inception through December 31, 2020, Aadi received gross proceeds of $1.2 million in initial seed financing, $24.1 million from the sale of Series A convertible preferred stock, which included the conversion of $4.4 million in convertible notes, and the issuance of $9.1 million of convertible promissory notes, which were still outstanding as of December 31, 2020 and March 31, 2021.

In March 2020, Aadi received loan proceeds in the amount of $0.2 million under the Paycheck Protection Program. The Paycheck Protection Program, established as part of the Coronavirus Aid, Relief and Economic Security Act, provides for loans to qualifying businesses. On April 29, 2021, the Company received notification from the Small Business Association that the Company’s forgiveness application of the PPP Loan was approved in full, and the Company had no further obligations related to the PPP Loan.

Sources of Liquidity

Aadi has historically funded its operations primarily through seed financing, the sale of its Series A preferred stock, sale of convertible promissory notes and proceeds from collaborators.

As of March 31, 2021 and December 31, 2020, Aadi had cash and cash equivalents totaling $15.0 million and $4.5 million, respectively.

The following table summarizes Aadi’s sources and uses of cash for each of the periods presented below:

	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2020	2019
	(unaudited)
Net cash provided by (used) in operating activities	$10,563,871	$(4,469,612)	$(12,701,559)	$(7,584,076)
Net cash used in investing activities	—	—	—	(35,712)
Net cash provided by financing activities	—	1,000,000	1,194,366	8,075,000

Net increase (decrease) in cash and cash equivalents	$10,563,871	$(3,469,612)	$(11,507,193)	$455,212

Cash Flows

Net cash provided by (used) in operating activities

Aadi’s net cash used in operating activities primarily results from Aadi’s net loss adjusted for non-cash expenses, changes in working capital components, amounts due to contract research organizations to conduct clinical research and employee-related expenditures for research and development and general and administrative activities. The cash flows from operating activities will continue to be affected by spending to advance and support Aadi’s product candidates in the clinic and other operating and general administrative activities.

For the three months ended March 31, 2021, operating activities provided cash of $10.6 million primarily as the result of a net loss of $5.5 million, offset by $14.6 million in working capital, primarily driven by the receipt of the $14.0 million upfront payment from EOC under the EOC license agreement, and $1.4 million in non-cash expenses related to the change in fair value of convertible promissory notes, interest expense on convertible promissory notes, stock-based compensation expense and depreciation expense.

For the three months ended March 31, 2020, operating activities used cash of $4.5 million primarily as the result of a net loss of $3.3 million, offset by $1.3 million in working capital and $0.2 million in non-cash expenses related to interest expense on convertible promissory notes, stock-based compensation expense and depreciation expense.

For the year ended December 31, 2020, operating activities used cash of $12.7 million primarily as the result of a net loss of $3.5 million, offset by $10.3 million in working capital, primarily driven by revenue and related receivable of the $14.0 million upfront payment from EOC under the EOC license agreement, and $1.1 million in non-cash expenses related to the change in fair value of convertible promissory notes, interest expense on convertible promissory notes, stock-based compensation expense and depreciation expense.

For the year ended December 31, 2019, operating activities used cash of $7.6 million primarily as the result of a net loss of $12.3 million, partially offset by $4.5 million in working capital and $0.2 million in non-cash expenses related to interest expense on convertible promissory notes, stock-based compensation expense and depreciation expense.

Net cash used in investing activities

There were no cash flows from investing activities during the three months ended March 31, 2021 or 2020.

There were no cash flows from investing activities during the year ended December 31, 2020. During the year ended December 31, 2019, investing activities used $36,000 of cash relating to purchases of furniture and fixtures.

Net cash (used in) provided by financing activities

There were no cash flows from investing activities during the three months ended March 31, 2021. Net cash provided by financing activities for the three months ended March 31, 2020 was $1.0 million related to the issuance of convertible promissory notes.

For the year ended December 31, 2020, financing activities provided cash of $1.2 million from the issuance of a $1.0 million convertible promissory note and $0.2 million received from a Paycheck Protection Program loan.

For the year ended December 31, 2019, financing activities provided cash of $8.1 million from the issuance of $8.1 million convertible promissory notes.

Future Capital Requirements

Aadi has not generated any revenue from product sales. Aadi does not know when, or if, it will generate any revenue from product sales. Aadi does not expect to generate any revenue from product sales unless and until Aadi obtains regulatory approval for and commercializes any of its product candidates. At the same time, Aadi expects its expenses to increase in connection with its ongoing development and manufacturing activities, particularly as Aadi continues the research, development, manufacture and clinical trials of, and seeks regulatory approval for its product candidates. As of June 21, 2021, the issuance date of Aadi’s financial statements for the year ended December 31, 2020 and three months ended March 31, 2021, Aadi expects that its cash balance and collection of receivable balances would enable it to fund its operating expense and capital requirements into the third quarter of 2021. The future viability of Aadi is largely dependent on its ability to generate cash from operating activities and to raise additional capital to finance its operations. Accordingly, there is substantial doubt about Aadi’s ability to continue as a going concern as Aadi does not believe that its cash, cash equivalents and investments will be sufficient to fund operations for at least twelve months from the date of issuance of these financial statements.

Assuming the merger and the transactions related thereto are consummated, including the PIPE investment in Aerpio, Aadi expects that its existing cash will be sufficient to fund its operating expenses and capital expenditure requirements for at least the next 12 months from the date of this filing. Immediately after the merger, the combined company expects to receive gross proceeds of approximately $155.0 million from the financing contemplated by the PIPE investment. Upon the closing of the merger, Aadi expects to incur additional costs associated with operating as an SEC registrant. In addition, Aadi anticipates that it will need substantial additional funding in connection with its continuing operations.

Aadi’s future capital requirements will depend on many factors, including the following:

•

the initiation, type, number, scope, results, costs and timing of, Aadi’s ongoing and planned preclinical studies and clinical trials of its existing product candidate or clinical trials of other potential product candidates it may choose to pursue in the future, including feedback received from regulatory authorities;

•	the costs and timing of manufacturing for current or future product candidates, including commercial scale manufacturing if any product candidate is approved;

•	the costs, timing and outcome of regulatory review of current or future product candidates;

•	the costs of obtaining, maintaining and enforcing Aadi’s patents and other intellectual property rights;

•	Aadi’s efforts to enhance operational systems and hire additional personnel to satisfy Aadi’s obligations as a public company, including enhanced internal controls over financial reporting;

•	the costs associated with hiring additional personnel and consultants as Aadi’s business grows, including additional executive officers and clinical development personnel;

•	the terms and timing of establishing and maintaining collaborations, licenses and other similar arrangements;

•	the timing and amount of the milestone or other payments Aadi must make to current and future licensors;

•	the costs and timing of establishing or securing sales and marketing capabilities if current or future product candidates are approved;

•	Aadi’s ability to achieve sufficient market acceptance, coverage and adequate reimbursement from third-party payors and adequate market share and revenue for any approved products;

•	patients’ willingness to pay out-of-pocket for any approved products in the absence of coverage and/or adequate reimbursement from third-party payors;

•	costs associated with any products or technologies that Aadi may in-license or acquire; and

•	delays or issues with any of the above, including the risk that each of which may be exacerbated by the ongoing COVID-19 pandemic.

Identifying potential product candidates and conducting preclinical studies and clinical trials is a time-consuming, expensive and uncertain process that takes many years to complete, and Aadi may never generate the necessary data or results required to obtain marketing approval and achieve product sales. In addition, Aadi’s product candidates, if approved, may not achieve commercial success. Aadi’s commercial revenues, if any, will be derived from sales of product candidates that Aadi expects to be commercially available in 2022, if at all. Accordingly, Aadi will need to continue to rely on additional financing to achieve its business objectives. Adequate additional financing may not be available to Aadi on acceptable terms, or at all.

Until such time, if ever, as Aadi can generate substantial product revenue, Aadi expects to finance its cash needs through a combination of equity offerings, debt financings, collaborations, strategic alliances, licensing arrangements and other marketing and distribution arrangements. To the extent that Aadi raises additional capital through the sale of equity or convertible debt securities, the ownership interest of its stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of its common stockholders. Debt financing, if available, may involve agreements that include covenants limiting or restricting Aadi’s ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends and may require the issuance of warrants, which could potentially dilute stockholders’ ownership interest. If Aadi raises additional funds through collaborations, strategic alliances or licensing arrangements with third parties, Aadi may have to relinquish valuable rights to its technologies, future revenue streams, research programs or grant licenses on terms that may not be favorable to Aadi. Aadi’s ability to raise additional funds will depend on financial, economic and other factors, many of which are beyond its control. If Aadi is unable to raise additional funds through equity or debt financings when needed, Aadi may be required to delay, limit, reduce or terminate its product development or future commercialization efforts or grant rights to develop and market its product candidates that it would otherwise prefer to develop and market itself. Because of the numerous risks and uncertainties associated with the development and commercialization of Aadi’s product candidates, Aadi is unable to estimate the amounts of increased capital outlays and operating expenditures associated with Aadi’s current and anticipated preclinical studies and clinical trials.

Contractual Obligations and Commitments

In April 2019, Aadi entered into a twenty-eight-month facility lease agreement for 2,760 square feet of office space in Los Angeles, California. The lease commenced on May 1, 2019 and is scheduled to expire on August 31, 2021. The lease contains an option to extend the term for one additional three-year period. The lease includes four months of rent abatement and a rent escalation clause. Rent expense is being recorded on a straight-line basis. Rent expense related to this lease was $45,000 for each of the three months ended March 31, 2021 and 2020 and was $0.2 million and $0.1 million for the years ended December 31, 2020 and 2019, respectively.

Aadi also has contracts with various organizations to conduct research and development activities, including clinical trial organizations to manage clinical trial activities and manufacturing companies to manufacture the drug product used in the clinical trials. The scope of the services under these research and development contracts can be modified and the contracts cancelled by Aadi upon written notice. In the event of a cancellation, Aadi would be liable for the cost and expenses incurred to date as well as any close out costs of the service arrangement.

Critical Accounting Policies and Significant Judgments and Estimates

The preparation of financial statements in conformity with GAAP requires Aadi to make estimates and judgments that affect the reported amounts of assets, liabilities and expenses. On an ongoing basis, Aadi evaluates these estimates and judgments. Aadi bases its estimates on historical experience and on various assumptions that Aadi believes to be reasonable under the circumstances. These estimates and assumptions form the basis for making judgments about the carrying values of assets and liabilities and the recording of expenses that are not readily apparent from other sources. Actual results may differ materially from these estimates under different assumptions or conditions.

While Aadi’s significant accounting policies are described in more detail in Note 3 to the financial statements appearing elsewhere in this proxy statement and are important to understanding and evaluating Aadi’s reported financial results, Aadi believes the following accounting policies to be the most critical to the judgments and estimates used in the preparation of the financial statements. The discussion below is not intended to be a comprehensive list of Aadi’s accounting policies.

Revenue Recognition

Revenue Under License Agreement. Aadi generates revenues from payments received under license agreements. Under such license agreements, Aadi recognizes revenue when it transfers promised goods or services to partners in an amount that reflects the consideration to which Aadi expects to be entitled in exchange for those goods or services. To determine revenue recognition for contracts with partners, Aadi performs the following five steps: (i) identifies the promised goods or services in the contract; (ii) identifies the performance obligations in the contract, including whether they are distinct in the context of the contract; (iii) determines the transaction price, including the constraint on variable consideration; (iv) allocates the transaction price to the performance obligations in the contract; and (v) recognizes revenue when (or as) Aadi satisfies the performance obligations.

For revenue from such license agreements, Aadi generally collects an upfront license payment from the license partner and is also entitled to receive event-based payments subject to the license partner’s achievement of specified development, regulatory and sales-based milestones. In addition, Aadi is generally entitled to royalties if products under the license agreement are commercialized.

Transaction price for a contract represents the amount to which Aadi is entitled in exchange for providing goods and services to the partner. Transaction price does not include amounts subject to uncertainties unless it is probable that there will be no significant reversal of revenue when the uncertainty is resolved. Apart from the upfront license payment, all other fees Aadi may earn under such license agreements are subject to significant uncertainties of product development. Achievement of many of the event-based development and regulatory milestones may not be probable until such milestones are actually achieved. This generally relates to milestones such as obtaining regulatory approvals and successful completion of clinical trials. With respect to other development milestones, e.g. dosing of a first patient in a clinical trial, achievement could be considered probable prior to its actual occurrence, based on the progress towards commencement of the trial. Aadi does not include any amounts subject to uncertainties into the transaction price until it is probable that the amount will not result in a significant reversal of revenue in the future. At the end of each reporting period Aadi re-evaluates the probability of achievement of such milestones and any related constraint, and if necessary, adjusts the estimate of the overall transaction price.

Because such agreements generally only have one type of performance obligation, a license, which is generally all transferred at the same time as agreement inception, allocation of the transaction price among multiple performance obligations is not required.

Upfront amounts allocated to licenses are recognized as revenue when the licenses are transferred to the partners. Development milestones and other fees are recognized in revenue when their occurrence becomes probable.

Research and Development Costs

Research and development expenses consist of costs incurred in performing research and development activities, including salaries and benefits, materials and supplies, preclinical expenses, stock-based compensation expense, contract services and other external development expenses. Aadi records research and development activities conducted by third-party service providers, which include work related to preclinical studies, clinical trials and contract manufacturing activities, to research and development expense as incurred. Aadi is required to estimate the amount of services provided but not yet invoiced and include these expenses in accrued expenses in the balance sheet and within research and development expenses in the statements of operations and comprehensive loss. These expenses are a significant component of Aadi’s research and development expenses and require significant estimates and judgments. Aadi accrues for these expenses based on factors such as estimates of the work completed and in accordance with agreements established with its third-party service providers. As actual expenses become known, Aadi adjusts its accrued expenses.

Off-Balance Sheet Arrangements

During the periods presented Aadi did not have and Aadi does not currently have, any off-balance sheet arrangements, as defined under SEC rules, such as relationships with unconsolidated entities or financial partnerships, which are often referred to as structured finance or special purpose entities, established for the purpose of facilitating financing transactions that are not required to be reflected on its balance sheets.

Recently Issued Accounting Pronouncements

For a summary of recently adopted accounting standards applicable to Aadi’s financial statements, please see Note 3 “Summary of Significant Accounting Policies” included in the section entitled “Notes to Aadi’s Audited Financial Statements” in this proxy statement.

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

On May 16, 2021, Aerpio entered into an Agreement and Plan of Merger (referred to as the “merger agreement”) with Aadi, a Delaware corporation, and Aspen Merger Subsidiary, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Aerpio which will merge with and into Aadi, with Aadi surviving as a wholly-owned subsidiary of Aerpio (referred to as the “merger”). Upon consummation of the merger, the historical financial statements of Aadi will become the historical financial statements of the combined company. The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”

In the unaudited pro forma combined financial information, the merger was accounted for using the acquisition method under GAAP. For accounting purposes, Aadi is considered to be acquiring Aerpio and the merger is expected to be accounted for as a reverse asset acquisition. Aadi will be considered the accounting acquirer even though Aerpio will be the issuer of the common stock in the merger. To determine the accounting for this transaction under GAAP, a company must assess whether an integrated set of assets and activities should be accounted for as an acquisition of a business or an asset acquisition. The guidance requires an initial screen test to determine if substantially all of the fair value of the gross assets acquired is concentrated in a single asset or group of similar assets. If that screen is met, the set is not a business. In connection with the acquisition of Aerpio, the acquisition is expected to be treated as a reverse asset acquisition.

The following unaudited pro forma condensed combined balance sheet as of March 31, 2021 and the unaudited pro forma condensed combined statements of operations and comprehensive loss for the three months ended March 31, 2021 and the year ended December 31, 2020 present the combination of the financial information of Aerpio and Aadi after giving effect to the following transactions:

•	Merger accounted for as a reverse asset acquisition;

•	Aadi Convertible Promissory Notes conversion; and

•	PIPE and related adjustments.

Collectively these transactions are referred to as the “Transaction Accounting Adjustments,” described in the accompanying notes. Aerpio and Aadi are collectively referred to herein as the “Companies,” and the Companies, subsequent to the merger, are referred to herein as the “combined company.”

The unaudited pro forma combined balance sheet data as of March 31, 2021 gives effect to the merger as if it took place on March 31, 2021. The unaudited pro forma combined statement of operations and comprehensive loss data for the three months ended March 31, 2021 and the year ended December 31, 2020 gives effect to the merger as if it took place on January 1, 2020. The unaudited pro forma combined balance sheet and statement of operations and comprehensive loss do not give effect to the proposed reverse stock split described in the section entitled “Matters Being Submitted to a Vote of Aerpio’s Stockholders—Proposal 2: Approval of the Amended and Restated Certificate of Incorporation,” beginning on page [●] of this proxy statement. As the range of the reverse stock split has not been determined, it is not considered to be factually supportable for purposes of the unaudited pro forma combined financial information.

The merger is expected to be accounted for as a reverse asset acquisition in accordance with GAAP. After giving effect to the anticipated merger, Aadi is expected to own, directly or indirectly, the majority of the issued and outstanding equity interests of Aerpio. Legacy Aerpio equity holders are anticipated to hold a portion of the common stock of the combined company. Under this method of accounting, Aadi will be deemed to be the accounting acquirer for financial reporting purposes. This determination was primarily based on the expectations that, immediately following the merger: (i) Aadi stockholders will own a substantial majority of the voting rights; (ii) Aadi’s executive management team will become the management of the combined company; and (iii) the combined company will be named Aadi Bioscience, Inc. and be headquartered in Pacific Palisades, California, and all ongoing operations of the combined company will be those of Aadi. As a result of the merger, the net assets of Aerpio will be recorded at their acquisition-date fair value in the consolidated financial statements of Aadi and the reported operating results prior to the merger will be those of Aadi.

The historical financial statements of Aerpio and Aadi have been adjusted to give pro forma effect to reflect Transaction Accounting Adjustments, as well as other adjustments deemed to be directly related to the merger, irrespective of whether or not such adjustments is deemed to be recurring.

The unaudited pro forma combined financial information is based on assumptions and adjustments that are described in the accompanying notes. Accordingly, the pro forma adjustments reflected in the unaudited pro forma combined financial information are preliminary and based on estimates, subject to further revision as additional information becomes available and additional analyses are performed, and have been made solely for the purpose of providing the unaudited pro forma combined financial information. The preliminary Transaction Accounting Adjustments reflected in the unaudited pro forma combined financial information are subject to change as additional information becomes available and analyses are performed. Any subsequent changes to the preliminary Transaction Accounting Adjustments could have a material impact on the accompanying unaudited pro forma combined financial information and the combined company’s future results of operations and financial position. In addition, differences between the preliminary and final Transaction Accounting Adjustments and the exchange ratio will likely occur as a result of the amount of cash used in Aerpio’s operations from the date of the unaudited pro forma combined balance sheet through the consummation of the merger as well as other changes in Aerpio’s assets and liabilities and changes in Aerpio’s stock price between March 31, 2021 and the closing date of the merger.

The unaudited pro forma combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the integration of the two companies. The unaudited pro forma combined financial information has been prepared for illustrative purposes only and is not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had Aerpio and Aadi been a combined company during the specified periods.

The unaudited pro forma combined financial information, including the notes thereto, should be read in conjunction with the separate historical consolidated financial statements of Aerpio and Aadi and the section of this proxy statement entitled “Aadi’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Aerpio’s historical interim condensed consolidated financial statements for the three months ended March 31, 2021 and 2020 and the audited consolidated financial statements for year ended December 31, 2020 and 2019 and its Management’s Discussion and Analysis of Financial Condition and Results of Operations are incorporated by reference into this proxy statement. Aadi’s historical interim condensed financial statements for the three months ended March 31, 2021 and 2020 and the audited financial statements for the years ended December 31, 2020 and 2019 are included elsewhere in this proxy statement.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

As of March 31, 2021

	Aadi	Aerpio	Transaction Accounting Adjustments	Note 5	Pro Forma Combined Total
Assets
Current assets:
Cash and cash equivalents	$15,018,601	$39,008,517	$155,000,000	(a)	$182,662,322
			(9,300,000)	(b)
			(4,774,537)	(c)
			(7,864,674)	(c)
			(4,425,585)	(d)
Accounts receivable	119,561	—	—		119,561
Prepaid research and development contracts	—	257,081	—		257,081
Other current assets	233,829	1,733,655	(150,756)	(e)	1,816,728

Total current assets	15,371,991	40,999,253	128,484,448		184,855,692
Furniture and equipment, net	18,532	104,950	—		123,482
Operating lease right-of-use assets, net	75,096	37,160	—		112,256
Deposits	—	20,000	—		20,000

Total assets	$15,465,619	$41,161,363	$128,484,448		$185,111,430

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$7,108,646	$2,090,031	$(1,253,174)	(c)	$7,945,503
Payable to related party	14,439,473	—	—		14,439,473
Convertible notes payable	11,519,775	—	(10,201,907)	(f)	—
			(1,317,868)	(g)
Current portion of operating lease liability	72,910	39,171	—		112,081
Other current liabilities	158,109	—	—		158,109

Total current liabilities	33,298,913	2,129,202	(12,772,949)		22,655,166
Other liabilities	37,998	—	—		37,998

Total liabilities	33,336,911	2,129,202	(12,772,949)		22,693,164
Commitments and contingencies
Stockholders’ equity (deficit):
Common stock	802	4,737	18,059	(a)	31,725
			220	(f)
			7,113	(h)
			794	(i)
Preferred stock	794		(794)	(i)	—
Additional paid-in capital	20,197,265	190,020,008	154,981,941	(a)	271,191,947
			(9,300,000)	(b)
			(4,774,537)	(c)
			(150,756)	(e)
			10,201,687	(f)
			(7,113)	(h)
			(90,356,488)	(k)
			379,940	(n)
Accumulated deficit	(38,070,153)	(150,992,584)	(4,425,585)	(d)	(108,805,406)
			1,317,868	(g)
			150,992,584	(j)
			(67,247,596)	(l)
			(379,940)	(n)

Total stockholders’ equity (deficit)	(17,871,292)	39,032,161	141,257,397		162,418,266

Total liabilities and stockholders’ equity	$15,465,619	$41,161,363	$128,484,448		$185,111,430

The accompanying notes are an integral part of the unaudited pro forma combined financial statements.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS

For the three months ended March 31, 2021

	Aadi	Aerpio	Transaction Accounting Adjustments	Note 5	Pro Forma Combined Total
Revenue
Grant revenue	$119,561	$—	$—		$119,561

Total revenue	119,561	—	—		119,561

Operating expenses
Research and development	3,643,484	2,228,002	—		5,871,486
General and administrative	562,639	2,136,591	(151,879)	(n)	2,401,357
			(145,994)	(c)
Restructuring expense	—	1,238,270	(1,238,270)	(c)	—

Total operating expenses	4,206,123	5,602,863	(1,536,143)		8,272,843

Loss from operations	(4,086,562)	(5,602,863)	1,536,143		(8,153,282)
Other income	—	1,158,088	—		1,158,088
Change in fair value of convertible promissory notes	(1,165,349)	—	1,165,349	(p)	—
Interest (expense) income, net	(223,732)	3,036	223,767	(p)	3,071

Total other (expense) income	(1,389,081)	1,161,124	1,389,116		1,161,159

Net loss and comprehensive loss	(5,475,643)	(4,441,739)	2,925,259		(6,992,123)
Convertible preferred stock cumulative and undeclared dividends	(246,639)	—	246,639	(d)	—

Net loss attributable to common stockholders	$(5,722,282)	$(4,441,739)	$3,171,898		$(6,992,123)

Net loss per common share attributable to common stockholders, basic and diluted	$(0.71)	$(0.09)			$(0.02)

Weighted average number of common shares used in computing net loss per share attributable to common stockholders, basic and diluted	8,015,000	47,282,322	261,859,632	(q)	317,156,954

The accompanying notes are an integral part of the unaudited pro forma combined financial statements.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS

For the year ended December 31, 2020

	Aadi	Aerpio	Transaction Accounting Adjustments	Note 5	Pro Forma Combined Total
Revenue
License revenue	$14,000,000	$15,000,000	$—		$29,000,000
Grant revenue	580,014	—	79,900	(m)	659,914

Total revenue	14,580,014	15,000,000	79,900		29,659,914
Operating expenses
Research and development	15,008,376	12,594,823	—		27,603,199
General and administrative	2,121,018	8,762,222	7,995,739	(c)	19,410,798
			531,819	(n)
Impairment of intangible asset	—	—	67,247,596	(l)	67,247,596

Total operating expenses	17,129,394	21,357,045	75,775,154		114,261,593

Loss from operations	(2,549,380)	(6,357,045)	(75,695,254)		(84,601,679)
Other income	—	1,813,976	—		1,813,976
Change in fair value of convertible promissory notes	(152,519)	—	152,519	(o)	—
Grant income	—	79,900	(79,900)	(m)	—
Interest (expense) income	(773,773)	147,846	813,255	(o)	187,328

Total other (expense) income	(926,292)	2,041,722	885,874		2,001,304

Net and comprehensive loss, before tax	(3,475,672)	(4,315,323)	(74,809,380)		(82,600,375)
Income tax expense	(1,800)	—	—		(1,800)

Net and comprehensive loss	(3,477,472)	(4,315,323)	(74,809,380)		(82,602,175)
Convertible preferred stock cumulative and undeclared dividends	(986,554)	—	986,554	(d)	—

Net loss attributable to common stockholders	$(4,464,026)	$(4,315,323)	$(73,822,826)		$(82,602,175)

Net loss per common share attributable to common stockholders, basic and diluted	$(0.56)	$(0.10)			$(0.26)

Weighted average number of common shares used in computing net loss per share attributable to common stockholders, basic and diluted	8,015,000	42,624,148	261,859,632	(q)	312,498,780

The accompanying notes are an integral part of the unaudited pro forma combined financial statements.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

1. Description of the Merger and Basis of Presentation

Description of the Merger

On May 16, 2021, Aerpio entered into an agreement and plan of merger (“merger agreement”) with Aadi Bioscience, Inc. (“Aadi”), a Delaware corporation, and Aspen Merger Subsidiary, Inc. (“merger sub”), a Delaware corporation and a direct, wholly-owned subsidiary of Aerpio, pursuant to which, subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Aadi, with Aadi surviving as a wholly-owned subsidiary of Aerpio (the “merger”). If the merger is completed, the business of Aadi will continue as the business of the combined company. Following the merger, Aadi will survive the merger as a wholly owned subsidiary of Aerpio, and Aerpio will change its name to Aadi Bioscience, Inc.

Subject to the terms and conditions set forth in the merger agreement, Aadi will merge with merger sub in exchange for the issuance to Aadi a number of shares of Aerpio’s common stock to be determined at the closing of the merger based on an exchange ratio (“exchange ratio”).

Based on the outstanding share capital of Aadi as of the date of the merger, Aerpio expects to issue 89,287,493 shares of Aerpio common stock in exchange for 100% of the outstanding common stock, preferred stock and conversion of the convertible promissory notes of Aadi. Following the closing of the merger, and prior to giving effect to the PIPE, the shareholders of Aadi are expected to hold approximately 66.8% of the outstanding shares of Aerpio common stock (on a fully diluted basis). The relative percentage ownership of the combined company was derived using a stipulated value of Aadi of approximately $82.5 million and a stipulated value of Aerpio of approximately $41.0 million. The valuation of Aerpio was determined based on a projected net cash and cash equivalents balance minus outstanding liabilities, as defined in the merger agreement, of $26.0 million as of a determination date prior to the closing of the merger, but subject to adjustment as described below, plus an additional $15.0 million of enterprise value. If Aerpio’s actual net cash is between $24.5 million and $27.5 million, no adjustment will be made to the ownership percentages based on Aerpio’s net cash. If Aerpio’s net cash is less than $24.5 million, the ownership percentage of Aadi’s stockholder in the combined company will be increased based on the difference between Aerpio’s actual net cash and the Aerpio target net cash. If Aerpio’s net cash is greater than $27.5 million, the ownership percentage of Aadi’s stockholder in the combined company will be decreased based on the difference between Aerpio’s actual net cash and the Aerpio target net cash. For example, if Aerpio’s net cash and cash equivalents was $23.5 million at closing, Aadi’s ownership would increase to 68.2% and there would be a $2.5 million decrease in the net assets acquired. If Aerpio’s net cash and cash equivalents was $28.5 million at closing, Aadi’s ownership would decrease to 65.5% and there would be a $2.5 million increase in the net assets acquired. In addition, the Aerpio target net cash, lower target net cash and upper target net cash amounts will be reduced by $21,667 per day beginning on July 26, 2021 through the closing date of the merger.

Subject to the terms and conditions set forth in the merger agreement, each share of Aadi’s common stock, preferred stock and the convertible promissory notes issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive approximately 4.9152 shares of Aerpio’s common stock, subject to adjustment to account for the reverse stock split. This exchange ratio is an estimate only and is based upon Aadi’s capitalization as of May 16, 2021. The final exchange ratio will be determined pursuant to a formula described in more detail in the merger agreement.

Each outstanding and unexercised stock option with respect to Aadi’s Stock Incentive Plan will be converted into options to purchase a number of shares of Aerpio at an exchange rate of 4.9152 and have the same criteria outlined in the respective grant award.

Each outstanding and unexercised option with respect to Aerpio’s common stock under Aerpio’s 2011 and 2017 Stock Incentive Plans will be converted into options to purchase a number of shares of Aadi’s common stock under the same criteria outlined in the respective grant awards.

Basis of Presentation

The unaudited pro forma combined financial information was prepared in accordance with GAAP and pursuant to the rules and regulations of Article 11 of SEC Regulation S-X. The unaudited pro forma combined balance sheet as of March 31, 2021 was prepared using the historical condensed consolidated balance sheets of Aerpio and Aadi as of March 31, 2021. The unaudited pro forma combined statement of operations and comprehensive loss for the three months ended March 31, 2021 and the unaudited pro forma combined statement of operations and comprehensive loss for the year ended December 31, 2020 was prepared using the condensed and or consolidated historical statements of operations and comprehensive loss of Aerpio and Aadi for the three months ended March 31, 2021 and the year ended December 31, 2020 and gives effect to the merger as if it occurred on January 1, 2020.

The merger is expected to be accounted for as a reverse asset acquisition because Aadi had been determined to be the accounting acquirer in accordance with GAAP. The determination was primarily based on the evaluation of the following facts and circumstances:

•	The pre-combination equity holders of Aadi will be the largest single voting interest block in the combined company;

•	Senior management of Aadi will comprise the senior management of the combined company; and

•	Operations of Aadi will comprise the ongoing operations of the combined company.

Under the reverse asset acquisition method of accounting, management of Aerpio and Aadi have made a preliminary estimated purchase price calculated as described in Note 2 to the unaudited pro forma combined financial information. The net tangible and intangible assets acquired and liabilities assumed in connection with the transaction are at their estimated acquisition date fair values. The reverse asset acquisition method of accounting is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. A final determination of these estimated fair values, which cannot be made prior to the completion of the transaction, will be based on the actual net tangible and intangible assets of Aerpio that exist as of the date of completion of the merger.

Management has made significant estimates and assumptions in its determination of the Transaction Accounting Adjustments. As the unaudited pro forma combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma combined financial information do not reflect the income tax effects of the pro forma adjustments as any change in the deferred tax balance would be offset by an increase in the valuation allowance given that Aadi incurred significant losses during the historical periods presented.

2. Preliminary Purchase Price

Pursuant to the merger agreement, at the closing of the merger, Aerpio expects to issue to Aadi common shareholders, preferred shareholders, convertible promissory note holders a number of shares of Aerpio common stock and stock options, respectively, representing approximately 66.8% of the outstanding shares of Aerpio common stock of the combined company (on a fully diluted basis), prior to giving effect to the PIPE. The estimated preliminary purchase price is calculated based on the fair value of the Aerpio common stock of the combined company that Aadi stockholders will own as of the closing date of the transaction because, with no active trading market for shares of Aadi, the fair value of the Aerpio common stock represents a more reliable measure of the fair value of consideration transferred in the merger. Accordingly, the accompanying unaudited pro forma combined financial information reflects an estimated purchase price of approximately $99.7 million, which consists of the following:

Estimated number of common shares of the combined company to be owned by Aerpio stockholders (1)	47,371,482
Multiplied by the fair value per share of Aerpio common stock (2)	$2.00

Estimated fair value of Aerpio common stock	$94,742,964
Estimated Aadi transaction costs (3)	4,925,293

Estimated purchase price	$99,668,257

(1)

The final purchase price will be determined based on the number of shares of Aerpio common stock of the combined company that Aerpio stockholders own as of the closing date of the merger. For purposes of this unaudited pro forma combined financial information, the estimated number of shares represents 47,371,482 shares of Aerpio common stock outstanding as of March 31, 2021.

(2)

The estimated purchase price was based on the last average of the high and low trading prices as reported on NASDAQ within five business days prior to June 14, 2021. The final purchase price will be based on the number of shares and fair market value of Aerpio common stock outstanding immediately prior to the closing of the merger could result in a purchase price different from that assumed in this unaudited pro forma combined financial information, and that difference may be material. A 10% and 20% increase (decrease) to the Aerpio share price from the $2.00 per share price assumed in the unaudited pro forma combined financial information would increase (decrease) the estimated purchase price by $9.5 million and $18.9 million, respectively.

(3)	The estimated Aadi transaction costs consist primarily of legal expenses to be incurred by Aadi. The transaction costs have been reflected as an increase in the estimated purchase price.

For purposes of this pro forma analysis, the above estimated purchase price has been allocated based on a preliminary estimate of the fair value of assets and liabilities to be acquired.

Preliminary Purchase Price Allocation:	March 31, 2021 Pro forma
Cash and cash equivalents	$31,143,843
Prepaid research and development contracts	257,081
Other current assets	1,733,655
Furniture and equipment, net	104,950
Operating lease right-of-use assets, net	37,160
Intangible asset (1)	67,247,596
Deposits	20,000
Accounts payable and accrued expenses	(836,857)
Current portion of operating lease liability	(39,171)

Net assets acquired	$99,668,257

(1)

The preliminary fair value estimate of the intangible asset relates to contingent cash flows expected from Aerpio’s outlicensing arrangement, of which 90% of any future net cash proceeds will be remitted to the former shareholders of Aerpio (in accordance with the contingent value rights agreement). The fair value determination of the intangible asset is subject to change based upon finalization of a Monte Carlo valuation and final purchase price allocation of Aadi transaction costs that will be primarily allocated to the intangible asset fair value determination. The final intangible asset valuation could differ significantly from the current estimate and will be reflected on the balance sheet upon determination of the fair value.

The actual purchase consideration will vary based on the net cash calculation prior to closing of the merger, the exchange ratio, and Aerpio’s share price at closing of the merger as described above, and that difference could be material. As such, the estimated purchase consideration reflected in these unaudited pro forma combined financial information does not purport to represent what the actual purchase consideration will be when the merger is completed.

Consequently, the financial statements of Aadi reflect the operations of the acquirer for accounting purposes together with a deemed issuance of shares, equivalent to the shares held by the former stockholders of the legal acquirer. The accompanying unaudited pro forma combined financial information is derived from the historical financial statements of Aerpio and Aadi, and include adjustments to give pro forma effect to reflect the accounting for the transaction in accordance with GAAP. The historical financial statements of Aadi shall become the historical financial statements of the combined company.

3. Shares of Aerpio Common Stock Issued to Aadi’s Stockholders upon Closing of the Merger

At the closing of the merger, Aadi’s common stockholders, preferred stockholders and convertible promissory note holders will be issued shares of Aerpio common stock as consideration for the merger of Aadi. Based on the Aerpio common stock outstanding as of March 31, 2021, the number of shares of Aadi common stock outstanding immediately prior to the closing of the merger was estimated for the purpose of the unaudited pro forma combined financial information to be 18,165,587. Based on that estimate and the preliminary estimated exchange ratio of 4.9152 determined in accordance with the terms of the merger agreement, Aerpio expects to issue 89,287,493 shares of Aerpio common stock in the merger, determined as follows:

Shares
Aadi:
Aadi common shareholders	8,015,000
Aadi preferred stock	7,945,870
Convertible promissory notes	2,204,717

Total Aadi common equivalent shares pre-close	18,165,587
Exchange ratio	4.9152

Total Aadi merger common shares	89,287,493

As the reverse stock split is a range and is not definitive and will occur immediately prior to the consummation of the merger, the exchange ratio and estimated shares of Aerpio’s common stock issued to Aadi’s security holders have not been adjusted to give retrospective effect to the reverse stock split.

4. Pro Forma Net Loss Per Share

Basic loss per share represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the merger, assuming the shares were outstanding at the beginning of the periods presented.

Diluted loss per common share is the same as basic loss per common share for all periods presented because the effects of potentially dilutive items were anti-dilutive given the pro forma combined net loss. The following common share equivalent securities have been excluded from the calculation of weighted-average common shares outstanding because the effect is anti-dilutive for the periods presented:

Anti-dilutive common share equivalents:	March 31, 2020
Stock Options of Aadi	1,390,000
Stock Options of Aerpio	4,485,326
Warrants to purchase Aerpio common stock	600,000

Total anti-dilutive common share equivalents	6,475,326

The information below reflects historical per share information for Aerpio and Aadi and unaudited pro forma per share information of the combined company as if Aerpio and Aadi had been combined as of or for the periods presented. This does not give effect for the proposed reverse stock split. The net loss per share information reflects the merger as if it had occurred on January 1, 2020.

The unaudited pro forma combined loss per share information does not purport to represent the net loss per share which would have occurred had Aerpio and Aadi been combined during the periods presented, nor earnings (loss) per share for any future data or period.

	As of and for the Three Months Ended March 31, 2021	As of and for the Year Ended December 31, 2020
Aerpio
Basic and diluted net loss per common share—historical	$(0.09)	$(0.10)
Cash dividends declared per common share—historical	—	—
Weighted average common shares	47,282,322	42,624,148
Aadi
Basic and diluted net loss per common share—historical	$(0.71)	$(0.56)
Cash dividends declared per common share—historical	—	—
Weighted average common shares	8,015,000	8,015,000
Unaudited Pro Forma Combined
Basic and diluted net loss per common share—pro forma	$(0.02)	$(0.26)
Cash dividends declared per common share—pro forma	—	—
Weighted average common shares	317,156,954	312,498,780

5. Pro Forma Adjustments

The unaudited pro forma combined financial information includes pro forma adjustments that reflect Transaction Accounting Adjustments, as well as other adjustments deemed to be directly related to the merger, irrespective of whether or not such adjustments is deemed to be recurring.

Based on Aadi management’s review of Aerpio’s summary of significant accounting policies, the nature and amount of any adjustments to the historical financial statements of Aerpio to conform to the accounting policies of Aadi are not expected to be significant. Aerpio does not anticipate declaring and paying any cash dividends prior to the closing of the merger.

The unaudited pro forma combined financial information does not reflect the proposed reverse stock split that is expected to be effected prior to consummation of the merger as a range for the reverse stock split has not been determined and, therefore, is not considered factually supportable for inclusion within the unaudited pro forma combined financial statements.

The pro forma adjustments, based on preliminary estimates that may change significantly as additional information is obtained, are as follows:

(a)

Represents the anticipated proceeds from the issuance of the PIPE, per the terms of the Subscription Agreement. The accounting treatment under Accounting Standards Codification (ASC) 480 – Distinguishing Liabilities from Equity, and ASC 815 – Derivatives and Hedging, is in process related to the PIPE, including the accounting classification of the pre-funded warrants. However, for purposes of these pro formas, the preliminary accounting for the PIPE financing, including the pre-funded warrants, has been classified as equity. As the reverse stock split will occur immediately prior to the consummation of the merger and the final split ratio has not been determined as of the date of this filing the pro forma combined common stock capital accounts have not been adjusted to give retrospective effect to the reverse stock split. The reverse stock split will not affect the pro forma combined common stock capital accounts, however, because the par value per share will remain unchanged on the effective date of the reverse stock split, the components that make up the common stock capital accounts will change by offsetting amounts. Depending on the size of the reverse stock split that Aerpio and Aadi decide to implement, the common stock account will be decreased and additional paid-in capital will be increased by offsetting amounts.

(b)

Represents anticipated costs to be incurred, related to the issuance of equity in conjunction with the PIPE. The anticipated equity issuance costs of $9.3 million are netted against the anticipated proceeds within additional paid-in capital.

(c)

Represents anticipated cash paid related to transaction costs expected to be incurred through the consummation of the merger. Of the aggregate $12.6 million of incremental transaction costs, approximately $4.7 million relate to Aadi and have been reflected as an increase to the preliminary purchase price and will be allocated based on the acquired assets and liabilities relative fair value in the unaudited combined pro forma balance sheet.

The remaining $7.9 million of incremental transaction costs relate to Aerpio. The transaction costs of Aerpio include approximately $0.5 million in employee retention bonuses for Aerpio employees that will be reflected as pre-merger compensation expense of Aerpio. The transaction costs of Aerpio include $2.3 million of anticipated transaction costs related to employment agreements of Aerpio’s executives which include double-trigger provisions that require the benefits to be paid upon a change in control and the subsequent termination expected to occur shortly thereafter. Finally, the remaining anticipated Aerpio transaction costs include $5.1 million of estimated transaction costs primarily consisting of legal, auditor and other professional fees directly incremental to the merger.

The aggregate amount of Aerpio transaction costs of $8.0 million is reflected as general and administrative expense in the pro forma combined statement of operations for the year ended December 31, 2020. Included within restructuring expense and general and administrative expenses on the statement of operations and comprehensive loss for the three months ended March 31, 2021 are expenses of $1.3 million and $0.1 million, respectively, of expenses previously incurred related to the merger. Included within general and administrative expense for the year ended December 31, 2020 are expenses of $0.2 million of expenses previously incurred related to the merger. The Aerpio transaction costs have been reflected as a decrease of $1.3 million to accounts payable and accrued expenses for the expense recognized in the three months ended March 31, 2021 but have not been paid, and a decrease to Aerpio’s cash balance of $7.9 million prior to acquisition by Aadi. The transaction related costs incurred in 2020 by Aerpio have been paid in full prior to March 31, 2021. The transaction costs of Aadi have been reflected as an adjustment to additional paid-in-capital.

(d)

Represents anticipated dividends on Aadi’s preferred stock of $4.4 million to be paid at closing, and elimination of the dividend impact on the December 31, 2020 and March 31, 2021 pro forma combined statement of operations and comprehensive loss.

(e)

Represents an adjustment of Aadi’s deferred transaction costs that were incurred and paid during the three months ended March 31, 2021 and will be reflected in additional paid-in capital upon the closing of the merger.

(f)	Represents conversion of Aadi’s convertible promissory notes into 2.1 million common shares utilizing a fixed conversion price of $4.80.

(g)

Represents the cumulative fair value adjustment on the convertible promissory notes previously recognized by Aadi. Per the expected terms of the merger, only the convertible promissory notes principal and accrued interest will be converted to common stock upon the closing of the merger.

(h)	Represents change in common stock par value due to exchange of Aerpio common stock for Aadi’s common stock upon closing of the merger.

Common Shares
Aadi:
Aadi common shareholders	8,015,000
Aadi preferred stock	7,945,870
Convertible promissory notes	2,204,717

Total Aadi common shares pre-close	18,165,587
Exchange ratio	4.9152

Total Aadi common shares subsequent to the merger	89,287,493
Aerpio common shareholders	47,371,482
PIPE investors	180,587,139

Total common shares	317,246,114

Par value per common share	$0.0001

Par value of common shares	$31,725

(i)	Represents conversion of Aadi’s preferred stock to common stock on a 1 for 1 basis.

(j)	Represents the elimination of Aerpio’s accumulated deficit balance.

(k)	Represents the elimination of Aerpio’s historical common stock and additional paid-in-capital, net of the fair value of the common stock retained by Aerpio shareholders.

Elimination of Aerpio’s historical equity	$(190,024,745)
Fair value of the common stock retained by Aerpio shareholders	99,668,257

$(90,356,488)

(l)

Represents the adjustment to record the excess of the preliminary purchase price over the anticipated net tangible assets acquired as expense within accumulated deficit. Due to the uncertainty related to the recoverability of the intangible asset acquired from Aerpio, the full amount of the excess purchase price over the net tangible assets acquired has been expensed for pro forma purposes.

(m)

Represents the reclassification of reimbursable grant proceeds previously recorded by Aerpio in grant income to grant revenue to conform with Aadi’s accounting policy for presentation of grant reimbursements within the statement of operations and comprehensive loss.

(n)

Represents a one-time post-combination stock-based compensation expense of $0.5 million related to the change-in-control provision to accelerate the unvested share-based awards of certain Aerpio employees, in contemplation with the merger. This amount is reflected in the pro forma combined statement of operations for the twelve months ended December 31, 2020. Included within this amount is $0.1 million of stock-based compensation expense previously recognized in the Aerpio consolidated statement of operations for the three months ended March 31, 2021. The net impact of the impact on stock-based compensation was recognized as a reduction to accumulated deficit on the March 31, 2021 pro forma combined balance sheet.

(o)

Represents the elimination of the Aadi fair value adjustment of $0.2 million to the convertible promissory notes and related interest previously recorded of $0.8 million, as the convertible promissory notes were converted in conjunction with the merger.

(p)

Represents the elimination of the Aadi fair value adjustment of $1.2 million to the convertible promissory notes and related interest previously recorded of $0.2 million, as the convertible promissory notes were converted in conjunction with the merger.

(q)	Calculation of pro forma adjustment of weighted-average shares outstanding—basic and diluted:

	March 31, 2021	December 31, 2020
Historical Aadi weighted-average shares of common stock outstanding	8,015,000	8,015,000
Impact of Aadi’s convertible preferred stock assuming conversion as of January 1, 2020	7,945,870	7,945,870
Impact of Aadi’s convertible promissory notes outstanding as of January 1, 2020	2,204,717	2,204,717

Total	18,165,587	18,165,587
Application of exchange ratio to historical Aadi weighted-average shares outstanding	4.9152	4.9152

Adjusted Aadi weighted-average shares outstanding	89,287,493	89,287,493
Historical Aerpio weighted-average shares of common stock outstanding	47,282,322	42,624,148
Impact of Aerpio’s common stock purchase agreement (concurrent financing)	180,587,139	180,587,139

Total weighted average shares outstanding	317,156,954	312,498,780

Less: Historical Aadi weighted-average shares of common stock outstanding	8,015,000	8,015,000
Less: Historical Aerpio weighted-average shares of common stock outstanding	47,282,322	42,624,148

Total weighted average shares outstanding—pro forma adjustment	261,859,632	261,859,632

EXECUTIVE OFFICERS AND DIRECTORS FOLLOWING THE MERGER

Termination of Current Executive Officers of Aerpio

The employment of the current executive officers of Aerpio is expected to be terminated upon the consummation of the merger. However, if necessary, certain executive officers may provide transitional services to the combined company following the consummation of the merger.

Executive Officers and Directors of the Combined Company Following the Consummation of the Merger

The merger agreement provides that promptly after closing of the merger, Aerpio shall take all action necessary to cause the resignation of all members of the existing Aerpio board of directors except for Caley Castelein, M.D. and Anupam Dalal, M.D., the two current Aerpio directors who will continue to serve on the combined company’s board of directors, and it is expected that Dr. Castelein will serve as the chairman of the combined company’s board of directors.

The combined company’s board of directors will initially be fixed at seven members, consisting of (i) three members designated by Aerpio, namely Caley Castelein, M.D., Anupam Dalal, M.D. and Behzad Aghazadeh, M.D., (ii) three members designated by Aadi, namely Neil Desai, Ph.D., Richard Maroun and Karin Hehenberger, M.D., Ph.D. and one additional director to be mutually agreed upon by Aerpio and Aadi prior to the closing. The staggered board structure of the current Aerpio Board will remain in place for the combined company following the consummation of the merger.

The following table lists the names and ages as of June 14, 2021, and positions of the individuals who are expected to serve as executive officers and directors of the combined company upon consummation of the merger:

Name	Age	Position(s)
Executive Officers
Neil Desai Ph.D.	56	President and Chief Executive Officer

Non-Employee Directors
Caley Castelein, M.D.	50	Director
Anupam Dalal, M.D.	49	Director
Behzad Aghazadeh, M.D.	49	Director
Richard Maroun	66	Director
Karin Hehenberger	48	Director

Executive Officers

Neil Desai, Ph.D. Dr. Desai is the founder of Aadi and has served as Aadi’s President, Chief Executive Officer and Chairman of Aadi’s board of directors since Aadi’s founding in October 2011. From October 2010 to October 2016, Dr. Desai served as Vice President, Strategic Platforms at Celgene Corporation (now Bristol Myers Squibb), a global biopharmaceutical company. Prior to Celgene, Dr. Desai served as Senior Vice President, Global Research and Development at Abraxis BioScience, Inc., a biotechnology company, from November 2008 until Abraxis BioScience was acquired by Celgene Corporation in October 2010 and as Vice President, Research & Development at Abraxis BioScience from March 1999 to October 2008. Dr. Desai has also previously served in positions of increasing seniority at American BioScience, Inc. and its predecessor companies. Dr. Desai holds a M.S and Ph.D. in Chemical Engineering from the University of Texas at Austin, and a B.S. in Chemical Engineering from the University Institute of Chemical Technology in Mumbai, India. We believe Dr. Desai is qualified to serve as a director based on his leadership track record, broad experience in the life sciences industry, and his service as Aadi’s President and Chief Executive Officer.

Non-Employee Directors

Caley Castelein M.D. Dr. Castelein has served on Aerpio’s board of directors since March 2017. Dr. Castelein is the Founder and has been a Managing Director for Kearny Venture Partners since 2006. Dr. Castelein is also the Founder and has been the Managing Director for KVP Capital since 2013. He is a director for ViewRay, Boreal and Newbridge Pharmaceuticals. Previously, Dr. Castelein served on the board of directors of Alivecor from April 2015 to March 2020. Dr. Castelein received his M.D. from the University of California, San Francisco and his A.B. in Biology from Harvard University. We believe that Dr. Castelein is qualified to serve as a director based on his industry experience and service on multiple company boards.

Anupam Dalal, M.D. Dr. Dalal has served on Aerpio’s board of directors since November 2011. Since August 2016, Dr. Dalal has been working at Acuta Capital. From 2006 to 2016, Dr. Dalal was the Managing Director of Kearny Venture Partners. He was a Founder and Managing Member of KVP Capital. He served as a director of Akebia Therapeutics from 2008 to 2016. Dr. Dalal received an M.D. from the University of California in San Francisco with honors; an M.B.A., with distinction, from Harvard Business School; and a B.A. in Economics, Phi Beta Kappa and highest honors, from the University of California at Berkeley. We believe that Dr. Dalal is qualified to serve as a director based on his industry experience.

Behzad Aghazadeh, M.D. Dr. Aghazadeh currently is the Managing Partner and Portfolio Manager of Avoro Capital Advisors, a global life sciences investment firm with a focus on supporting emerging biotechnology companies, which he joined in July 2011. From March 2017 to October 2020, Dr. Aghazadeh served as Executive Chairman of the board of directors of Immunomedics, Inc., a public biopharmaceutical company (now a subsidiary of Gilead Sciences, Inc.). Dr. Aghazadeh additionally serves on the board of directors of Scribe Therapeutics Inc., a private molecular engineering company developing advanced technologies for CRISPR-based genetic medicine. We believe that Dr. Aghazadeh is qualified to serve as a director based on his more than 20 years of experience in the biopharmaceutical industry, including more than 15 years as an institutional investor and previously six years at Booz Allen as a general management consultant to senior executive teams in the healthcare sector.

Richard Maroun. Mr. Maroun has served on Aadi’s board of directors since February 2017. Since June 2014, Mr. Maroun has served as Partner, General Counsel at Frazier Healthcare Partners, a private equity and venture capital firm. Prior to joining Frazier, Mr. Maroun was Senior Vice President and General Counsel of Aptalis Pharma US, Inc. from 2012 through February 2014. Previously, Mr. Maroun has served in numerous senior executive roles for APP Pharmaceuticals, Inc., a fully-integrated pharmaceutical company, including as Executive Vice President, Chief Administrative Officer, General Counsel, and Business Development Officer. Mr. Maroun has also previously held senior positions with Abraxis Bioscience, Inc., a biotechnology company, and American BioScience, Inc., a company involved in the research and development of novel drug compounds. Prior to joining American BioScience, Mr. Maroun was a Director of Merrill Lynch, Pierce, Fenner & Smith, and before that he was a Senior Tax Manager of Deloitte & Touche LLP. In May 2021, Mr. Maroun has been nominated to serve as a member of the board of directors of Lazard Healthcare Acquisition Corp. I, a newly organized blank check company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Mr. Maroun also currently serves as a board member or advisor of several privately-held companies funded by Frazier Healthcare Partners, including Community Care Health Network, LLC, Parata Systems, Inc., Orthotic Holdings, Inc., and AppianRx, and was previously a member of the board of directors of Organovo Holdings, Inc., a publicly traded biotechnology company, from August 2016 to July 2020. Mr. Maroun holds a LL.M. in Taxation from Boston University School of Law, a J.D. from Santa Clara University School of Law, and a B.S. degree in economics from John Carroll University. We believe Mr. Maroun is qualified to serve as a director based on his extensive leadership experience in the life sciences industry, his experience in mergers, acquisitions, and finance, and his legal and accounting expertise.

Karin Hehenberger, M.D., Ph.D. Dr. Hehenberger has served as Chief Executive Officer of Lyfebulb, Inc., a patient engagement platform, since January 2014. From 2011 to 2013, Dr. Hehenberger served in various roles at Coronado Biosciences, Inc. (now Fortress Biotech, Inc.), including Senior Vice President of Scientific Affairs and, most recently, Chief Medical Officer. Dr. Hehenberger has previously served in several management positions including as Vice President, Metabolics Strategy and Business Development at Johnson & Johnson, and Senior Vice President Strategic Alliances at Juvenile Diabetes Research Foundation (referred to as “JDRF”), a nonprofit funder of type 1 diabetes research. Dr. Hehenberger previously served as Senior Director of Scientific Communications at Eyetech Pharmaceuticals, Inc., a biopharmaceutical company, and Senior Investment Director and Partner at Scandinavian Life Science Venture. Dr. Hehenberger serves on the board of directors of the American Diabetes Association, the Rolf Luft Foundation for Diabetes Research, and Diamyd Medical. Dr. Hehenberger holds a M.D. and Ph.D. from Karolinksa Institute in Stockholm, Sweden. Dr. Hehenberger did her JDRF post-doctoral fellowship at the Joslin Diabetes Center at Harvard Medical School. We believe Dr. Hehenberger is qualified to serve as a director based on her extensive industry knowledge and her medical and life sciences expertise.

In accordance with Aerpio’s certificate of incorporation and by-laws, the Aerpio Board is divided into three classes, with members of each class holding office for staggered three-year terms. The director classes for Aerpio are currently as follows:

•	Class I Directors (term ending in 2024): Caley Castelein, M.D. and Cheryl Cohen

•	Class II Directors (term ending in 2022): Anupam Dalal, M.D. and Pravin Dugel, M.D.

•	Class III Directors (term ending in 2023): Joseph Gardner, Ph.D. and Steven Prelack

The combined company’s board of directors will initially be fixed at seven members, consisting of (i) three members designated by Aerpio, namely Caley Castelein, M.D., Anupam Dalal, M.D. and Behzad Aghazadeh, M.D., (ii) three members designated by Aadi, namely Neil Desai, Ph.D., Richard Maroun and Karin Hehenberger, M.D., and (iii) one additional director to be mutually agreed upon by Aerpio and Aadi. Upon consummation of the merger, it is anticipated that the combined company’s directors listed above will be appointed to the three staggered director classes of the combined company’s board of directors as follows:

•	Class I Directors (term ending in 2024): Caley Castelein, M.D. and Neil Desai, Ph.D.

•	Class II Directors (term ending in 2022): Anupam Dalal, M.D. and Karin Hehenberger, M.D., Ph.D.

•	Class III Directors (term ending in 2023): Behzad Aghazadeh, M.D., Richard Maroun and one additional director to be identified by Aerpio and Aadi.

Family Relationships

There are no family relationships among any of the current Aerpio directors and executive officers, and there are no family relationships among any of the proposed combined company directors and officers. Except as provided in the merger agreement, there are no arrangements or understandings with another person under which the directors and executive officers of the combined company were or are to be selected as a director or executive officer. Additionally, no director or executive officer of the combined company is involved in legal proceedings which require disclosure under Item 401 of Regulation S-K.

Director Independence

Rule 5605 of the Nasdaq rules requires a majority of a listed company’s board of directors to be comprised of independent directors. In addition, the Nasdaq rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent under the Exchange Act. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act, and compensation committee members must also satisfy the independence criteria set forth in Rule 10C-1 under the Exchange Act. Under Rule 5605(a)(2) of the Nasdaq rules, a director will only qualify as an “independent director” if, in the opinion of the Aerpio Board, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or otherwise be an affiliated person of the listed company or any of its subsidiaries. In order to be considered independent for purposes of Rule 10C-1, the board must consider, for each member of a compensation committee of a listed company, all factors specifically relevant to determining whether a director has a relationship to such company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (1) the source of compensation of the director, including any consulting advisory or other compensatory fee paid by such company to the director; and (2) whether the director is affiliated with Aerpio or any of its subsidiaries or affiliates.

Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, the Aerpio Board believes that each of the directors of the combined company, with the exception of Dr. Desai, will be an “independent director” as defined under Rule 5605(a)(2) of the Nasdaq rules following the consummation of the transaction with Aadi.

Compensatory Arrangements with Executive Officers of the Combined Company Following the Consummation of the Merger

Aadi and Dr. Desai are currently party to an employment agreement, dated as of January 1, 2017 (referred to as the “Desai Employment Agreement”). Dr. Desai’s employment under the Desai Employment Agreement is at will and may be terminated at any time by Aadi or him. The Desai Employment Agreement provides for Dr. Desai’s position as chief executive officer of Aadi, an initial annual base salary equal to $350,000, eligibility for a discretionary annual bonus of up to 40% of annual base salary and entitlement to participate in benefit plans that are generally available to Aadi’s executive employees. Effective as of March 23, 2021, the Aadi Board approved an adjustment to Dr. Desai’s annual base salary to $394,000. Pursuant to the Desai Employment Agreement, in the event that Dr. Desai’s employment is terminated by Aadi without “cause” or by Dr. Desai for “good reason,” then subject to Dr. Desai’s execution and non-revocation of a general release and separation agreement in favor of Aadi and its affiliates, Aadi will provide Dr. Desai with (i) salary continuation payments equal to his then applicable base salary for 12 months following his termination of employment plus (ii) the sum of all performance bonuses paid to Dr. Desai for Aadi’s fiscal year immediately preceding the fiscal year in which his termination of employment occurred. In addition, Dr. Desai is subject to non-solicitation covenants during his employment and for 12 months thereafter, as well as confidentiality and intellectual property assignment obligations.

DESCRIPTION OF AERPIO’S CAPITAL STOCK

The following description of Aerpio common stock and preferred stock summarizes the material terms and provisions of Aerpio common stock and preferred stock. The following description of Aerpio’s capital stock does not purport to be complete and is subject to, and qualified in its entirety by, Aerpio’s amended and restated certificate of incorporation, referred to in this section as the certificate of incorporation, and Aerpio’s amended and restated by-laws, as may be amended, referred to in this section as the by-laws, which are incorporated by reference to Exhibits 3.1 and 3.2, respectively, of Aerpio’s Annual Report on Form 10-K for the year ended December 31, 2020 as filed with the SEC on March 11, 2021 and Exhibit 3.1 of Aerpio’s Current Report on Form 8-K, as filed with the SEC on May 17, 2021 and by applicable law, and does not include changes resulting from the adoption of Aerpio’s amended and restated certificate of incorporation to effect a reverse stock split of Aerpio common stock. The terms of Aerpio common stock and preferred stock may also be affected by Delaware law.

Authorized Capital Stock

The authorized capital stock of Aerpio consists of (i) 300,000,000 shares of Aerpio common stock, par value $0.0001 per share, of which [●] shares have been issued and are outstanding as of [●], 2021 (referred to as the “capitalization date”) and (ii) 10,000,000 shares of preferred stock, par value $0.0001 per share (referred to as “Aerpio preferred stock”), of which no shares have been issued and are outstanding as of the capitalization date. Aerpio does not hold any shares of its capital stock in its treasury.

Common Stock

Dividends

The holders of outstanding shares of Aerpio common stock are entitled to receive dividends out of assets or funds legally available for the payment of dividends of such times and in such amounts as the Aerpio Board from time to time may determine.

Voting

Holders of Aerpio common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. There is no cumulative voting of the election of directors then standing for election.

Distributions on Liquidation

Upon liquidation, dissolution or winding up of Aerpio, the assets legally available for distribution to stockholders are distributable ratably among the holders of Aerpio common stock after payment of liquidation preferences, if any, on any outstanding payment of other claims of creditors. Each outstanding share of Aerpio common stock is duly and validly issued, fully paid and non-assessable.

Other Rights

Aerpio common stock is not entitled to pre-emptive rights and is not subject to conversion or redemption.

Relationship to Preferred Stock

Shares of Aerpio preferred stock may be issued from time to time in one or more series, each of which will have such distinctive designation or title as shall be determined by Aerpio’s board of directors prior to the issuance of any shares thereof. Aerpio preferred stock will have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of Aerpio preferred stock as may be adopted from time to time by the board of directors prior to the issuance of any shares thereof. Subject to the terms of any Aerpio preferred stock designation that we may adopt from time to time, the number of authorized shares of Aerpio preferred stock may be decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a supermajority (66 2/3%) of the voting power of all the then outstanding shares of Aerpio’s capital stock entitled to vote generally in the election of the directors, voting together as a single class, plus a supermajority (66 2/3%) of the voting power of the outstanding shares of each class entitled to vote thereon as a class.

While we do not currently have any plans for the issuance of additional Aerpio preferred stock, the issuance of such Aerpio preferred stock could adversely affect the rights of the holders of common stock and, therefore, reduce the value of the common stock. It is not possible to state the actual effect of the issuance of any shares of Aerpio preferred stock on the rights of holders of the common stock until the board of directors determines the specific rights of the holders of the Aerpio preferred stock; however, these effects may include:

•	Restricting dividends on the common stock;

•	Diluting the voting power of the common stock;

•	Impairing the liquidation rights of the common stock; or

•	Delaying or preventing a change in control of Aerpio without further action by the stockholders.

Other than in connection with shares of Aerpio preferred stock (as explained above), which Aerpio preferred stock is not currently designated nor contemplated by Aerpio, Aerpio does not believe that any provision of Aerpio’s amended and restated certificate of incorporation or by-laws would delay, defer or prevent a change in control.

Listing

Aerpio common stock is listed on Nasdaq under the symbol “ARPO.” On [●], 2021, the last reported sale price for Aerpio common stock on Nasdaq was $[●] per share. As of [●], Aerpio had approximately [●] stockholders of record.

Transfer Agent and Registrar

The transfer agent and registrar for Aerpio common stock is American Stock Transfer and Trust Company.

Registration Rights

Registration Rights Agreement

In connection with the merger and private placement offering in March 2017 (referred to as the “Offering”), Aerpio entered into a registration rights agreement pursuant to which Aerpio filed a registration statement with the SEC (referred to as the “Registration Statement”) covering (a) the shares of Aerpio common stock issued in the Offering, (b) the shares of Aerpio common stock issuable upon exercise of certain warrants, (c) the shares of Aerpio common stock issued in exchange for the equity securities of Aerpio outstanding prior to the merger and (d) 1,000,000 shares of Aerpio common stock, or collectively, the Registrable Shares. If Aerpio fails to maintain the Registration Statement continuously effective as to all Registrable Shares included in such Registration Statement or the holders of Registrable Shares cannot use the Registration Statement to resell the Registrable Shares for a period of more than 15 trading days (other than suspension of the Registration Statement in connection with its post-effective amendment in connection with filing Aerpio’s Annual Report on Form 10-K for the time reasonably required to respond to any comments from the SEC or during a permitted blackout period as described in the registration rights agreement), Aerpio will make payments to each holder of Registrable Shares as monetary penalties at a rate equal to 12% of the Offering price per annum for each share affected during the period; provided, however, that in no event will the aggregate of any such penalties exceed 5% of the Offering price per share. No monetary penalties will accrue after the Registrable Shares may be resold without volume or other limitations under Rule 144 or another exemption from registration under the Securities Act.

Aerpio must keep the Registration Statement effective for five years from the date it is declared effective by the SEC or until (i) the Registrable Shares have been sold in accordance with such effective Registration Statement or (ii) the Registrable Shares have been previously sold in accordance with Rule 144. Aerpio must comply with the informational requirements of Rule 144 so long as any shares of common stock issued in the Offering are subject to Rule 144, regardless of whether we are subject to filing requirements under the Exchange Act.

Aerpio will pay all expenses in connection with any registration obligation provided in the Registration Rights Agreement, including, without limitation, all registration, filing, stock exchange fees, printing expenses, all fees and expenses of complying with applicable securities laws, and the fees and disbursements of our counsel and of Aerpio’s independent accountants and reasonable fees and disbursements of counsel to the investors. Each investor will be responsible for its own sales commissions, if any, transfer taxes and the expenses of any attorney or other advisor such investor decides to employ.

Aerpio Registration Rights Agreement

In addition, Aerpio entered into a separate registration rights agreement with certain of the pre-merger stockholders of Aerpio and their affiliates, which is referred to as the “Aerpio Registration Rights Agreement.” The rights granted to such stockholders under the Aerpio Registration Rights Agreement take effect following such time as the Registration Statement described above no longer remains effective. Such stockholders are entitled to rights with respect to the registration of these securities under the Securities Act. The Aerpio Registration Rights Agreement includes demand registration rights, short-form registration rights and piggyback registration rights. All fees, costs and expenses of underwritten registrations under this agreement will be borne by us and all selling expenses, including underwriting discounts and selling commissions, will be borne by the holders of the shares being registered.

Following the date on which the Aerpio Registration Rights Agreement takes effect, Aerpio will be required, upon the written request of the holders of 30% of the registrable securities under the Aerpio Registration Rights Agreement, to file a registration statement on Form S-1 (if Form S-3 is not then available to us to use) and use commercially reasonable efforts to effect the registration of all or a portion of these shares for public resale. Aerpio is required to effect only two registrations pursuant to this provision of the Aerpio Registration Rights Agreement. In addition, if Aerpio is eligible to file a registration statement on Form S-3, upon the written request of the holders of at least 20% of the registrable securities, Aerpio will be required to use commercially reasonable efforts to effect a registration of such shares. Aerpio is required to effect only two registrations in any twelve-month period pursuant to this provision of the Aerpio Registration Rights Agreement. The right to have such shares registered on Form S-3 is further subject to other specified conditions and limitations. If Aerpio registers any of its securities either for its own account or for the account of other security holders, the holders of these shares are entitled to include their shares in the registration. Subject to certain exceptions contained in the Aerpio Registration Rights Agreement, Aerpio and the underwriters may limit the number of shares included in the underwritten offering to the number of shares which Aerpio and the underwriters determine in Aerpio’s sole discretion will not jeopardize the success of the offering. The Aerpio Registration Rights Agreement contains customary cross-indemnification provisions, under which Aerpio is obligated to indemnify holders of registrable securities in the event of material misstatements or omissions in the registration statement attributable to Aerpio, and they are obligated to indemnify Aerpio for material misstatements or omissions attributable to them.

Anti-Takeover Effects of Aerpio’s Charter and By-laws and Delaware Law

Certain provisions of Delaware law and Aerpio’s amended and restated certificate of incorporation and by-laws may have the effect of making the following transactions more difficult: acquisition of Aerpio by means of a tender offer; acquisition of Aerpio by means of a proxy contest or otherwise; or removal of Aerpio’s incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in Aerpio’s best interests, including transactions that might result in a premium over the price of Aerpio common stock.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of Aerpio to first negotiate with Aerpio’s Board. Aerpio believes that the benefits of increased protection of Aerpio’s potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure Aerpio outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Delaware Anti-Takeover Statute

Aerpio is subject to Section 203 of the DGCL, which prohibits a person deemed an “interested stockholder” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date such person becomes an interested stockholder unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the Board, such as discouraging takeover attempts that might result in a premium over the price of Aerpio common stock.

Undesignated Preferred Stock

The ability to authorize undesignated Preferred Stock makes it possible for Aerpio’s board of directors to issue Preferred Stock with voting or other rights or preferences that could impede the success of any attempt to change control of our company. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of Aerpio.

Special Stockholder Meetings

Aerpio’s by-laws provide that a special meeting of stockholders may be called only by a majority of Aerpio’s Board then in office.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Aerpio’s by-laws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board or a committee of the Board.

Elimination of Stockholder Action by Written Consent

Aerpio’s amended and restated certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting.

Classified Board; Election and Removal of Directors

Aerpio’s Board is divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by Aerpio’s stockholders, with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because Aerpio’s stockholders do not have cumulative voting rights, Aerpio’s stockholders holding a majority of the shares of Aerpio common stock outstanding will be able to elect all of Aerpio’s directors. In addition, Aerpio’s directors may not be removed without cause, and removal of Aerpio’s directors for cause will require a supermajority (66 2/3%) stockholder vote. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of Aerpio, because it generally makes it more difficult for stockholders to replace a majority of the directors.

Choice of Forum

Aerpio’s amended and restated certificate of incorporation provides that, unless Aerpio consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, then the United States District Court for the District of Delaware) will be the exclusive forum for any derivative action or proceeding brought on Aerpio’s behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the DGCL or Aerpio’s amended and restated certificate of incorporation or by-laws; or any action asserting a claim against us that is governed by the internal affairs doctrine (referred to as the “Delaware Forum Provision”). The Delaware Forum Provision will not apply to any causes of action arising under the Securities Act or the Securities Exchange Act of 1934.

Aerpio’s by-laws provide that, unless Aerpio consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the United States District Court for the District of Delaware) will be the sole and exclusive forum for any state law claims for (i) any derivative action or proceeding brought on behalf of Aerpio, (ii) any action asserting a claim of, or a claim based on, a breach of a fiduciary duty owed by any current or former director, officer, employee or stockholder of Aerpio to Aerpio or Aerpio’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, the amended and restated certificate of incorporation or the by-laws (including the interpretation, validity or enforceability thereof), or (iv) any action asserting a claim governed by the internal affairs doctrine. Unless Aerpio consents in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.

Amendment of Charter and By-law Provisions

The amendment of any of the above provisions in Aerpio’s amended and restated certificate of incorporation and by-laws, except for the provision making it possible for Aerpio’s Board to issue convertible Preferred Stock, would require a supermajority (66 2/3% and majority of the minority, if applicable) stockholder vote.

Sale or Liquidation

Aerpio’s amended and restated certificate of incorporation includes provisions that require the approval of a supermajority (66 2/3% and majority of the minority, if applicable) vote of the outstanding shares of Aerpio’s capital stock in order to consummate a liquidation event.

The provisions of the Delaware General Corporation Law, Aerpio’s amended and restated certificate of incorporation and Aerpio’s by-laws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the price of Aerpio common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in Aerpio’s management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

PRINCIPAL STOCKHOLDERS OF AERPIO

The following table sets forth information relating to the beneficial ownership of Aerpio common stock at June 14, 2021 by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of the outstanding shares of Aerpio common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all current directors and executive officers as a group.

The number of shares beneficially owned by each entity, person, director or executive officer is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days of June 14, 2021 through the exercise of any stock option, warrants or other rights. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Aerpio common stock held by such persons.

The percentage of shares beneficially owned is computed on the basis of 47,371,482 shares of Aerpio common stock outstanding as of June 14, 2021. Shares of Aerpio common stock that a person has the right to acquire within 60 days of June 14, 2021 are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. Unless otherwise indicated below, the address for each beneficial owner listed in the table is c/o Aerpio Pharmaceuticals, Inc., 9987 Carver Road, Suite 420, Cincinnati, Ohio 45242.

	Shares Beneficially Owned
	Number	Percentage
5% Stockholders:
Satter Entities(1)	5,621,835	11.9%
Entities affiliated with OrbiMed Private Investments V, LP(2)	5,193,946	11.0%
Entities affiliated with Avoro Capital Advisors, LLC(3)	4,500,000	9.5%
Entities affiliated with The Vanguard Group, Inc.(4)	2,711,579	5.7%
Named Executive Officers and Directors:
Steven Prelack(5)	107,095	*
Caley Castelein(6)	391,475	*
Cheryl Cohen(7)	133,292	*
Anupam Dalal(8)	113,431	*
Pravin Dugel(9)	129,351	*
Joseph Gardner(10)	1,593,140	3.3%
Kevin Peters(11)	829,021	1.7%
Regina Marek(12)	301,436	*
All directors and executive officers as a group (8 persons) (13)	3,598,241	7.2%

*	Indicates beneficial ownership of less than 1% of the total outstanding Aerpio common stock.
(1)

Based solely on a Schedule 13D/A filed with the SEC on November 23, 2020, consists of 5,621,835 shares of Aerpio common stock that are held by Satter Management Co., L.P., for which Muneer A. Satter has sole voting and dispositive power over all such shares. The address of Satter Management Co., L.P. is 676 North Michigan Avenue, Suite 4000, Chicago, Illinois 60611.

(2)

Based solely on a Schedule 13D/A filed with the SEC on November 12, 2020, consists of 5,193,946 shares of Aerpio common stock owned directly by OrbiMed Private Investments V, LP, or OPI V. OrbiMed Capital GP V LLC, or GP V, is the general partner of OPI V. OrbiMed Advisors LLC, or OrbiMed, pursuant to its authority as the managing member of GP V, may be deemed to indirectly beneficially own the Shares held by OPI V. By virtue of such relationships, GP V and OrbiMed may be deemed to have voting and investment power over the shares held by OPI V and as a result may be deemed to have beneficial ownership of such shares. Each of GP V and OrbiMed disclaims beneficial ownership of the shares held by OPI V, except to the extent of its pecuniary interest therein, if any. The address of OrbiMed Investments and OrbiMed Associates is c/o OrbiMed Advisors LLC, 601 Lexington Avenue, 54th Floor, New York, New York 10022.

(3)

Based solely on a Schedule 13D filed with the SEC on June 4, 2021, consists of 4,500,000 shares of Aerpio common stock that are held by Avoro Capital Advisors LLC (referred to as “Avoro Capital”) and Behzad Aghazadeh. According to the Schedule 13D, each of Avoro Capital and Behzad Aghazadeh has sole voting power and sole dispositive power with regard to 4,500,000 shares of Aerpio common stock. The principal business address of each of Avoro Capital and Behzad Aghazadeh is 110 Greene Street, Suite 800, New York, NY 10012.

(4)

Based solely on a Schedule 13G filed with the SEC on February 10, 2021, consists of 2,711,579 shares of Aerpio common stock that are held by The Vanguard Group, Inc. and its subsidiaries listed on Appendix A of Schedule 13G (collectively, referred to as “Vanguard”). According to Schedule 13G, Vanguard had the sole power to dispose of 2,698,373 shares of Aerpio common stock; the shared power to vote 2,964 shares of Aerpio common stock; and the shared power to dispose of 13,206 shares of Aerpio common stock. The address of Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(5)

Consists of (i) 12,151 shares of Aerpio common stock held directly by Steven Prelack and (ii) 94,944 shares of Aerpio common stock issuable directly to Steven Prelack upon the exercise of options within 60 days of June 14, 2021.

(6)

Consists of (i) 287,603 shares of Aerpio common stock held directly by Caley Castelein and (ii) 103,872 shares of Aerpio common stock issuable upon the exercise of options within 60 days of June 14, 2021.

(7)	Consists of (i) 6,237 shares of Aerpio common stock held directly by Cheryl Cohen and (ii) 125,272 shares of Aerpio common stock issuable upon the exercise of options within 60 days of June 14, 2021.
(8)	Consists of (i) 9,559 shares of Aerpio common stock held directly by Anupam Dalal and (ii) 103,872 shares of Aerpio common stock issuable upon the exercise of options within 60 days of June 14, 2021.
(9)	Consists of (i) 6,237 shares of Aerpio common stock held directly by Pravin Dugel and (ii) 123,114 shares of Aerpio common stock issuable upon the exercise of options within 60 days of June 14, 2021.
(10)

Consists of (i) 453,019 shares of Aerpio common stock held directly by Joseph Gardner, (ii) 150,000 shares of Aerpio common stock held in a family trust for the benefit of Dr. Gardner’s children and (iii) 990,121 shares of common stock issuable upon the exercise of options within 60 days of June 14, 2021.

(11)

Consists of (i) 320,536 shares of Aerpio common stock held directly by Kevin Peters and (ii) 508,485 shares of Aerpio common stock issuable upon the exercise of options within 60 days of June 14, 2021.

(12)	Consists of (i) 11,625 shares of Aerpio common stock held directly by Regina Marek and (ii) 289,811 shares of Aerpio common stock issuable upon the exercise of options within 60 days of June 14, 2021.
(13)	Includes an aggregate of 2,339,491 shares issuable upon exercise of stock options within 60 days of June 14, 2021 held by our executive officers and directors as a group.

PRINCIPAL STOCKHOLDERS OF AADI

The following table sets forth information relating to the beneficial ownership of Aadi common stock prior to the merger on an as-converted to common stock basis to reflect the beneficial ownership of shares of Aadi common stock based on shares outstanding at June 14, 2021 by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of the outstanding shares of Aadi common stock;

•	each of Aadi’s directors;

•	each of Aadi’s named executive officers; and

•	all current directors and executive officers as a group.

The number of shares beneficially owned by each entity, person, director or executive officer is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days of June 14, 2021 through the exercise of any stock option, warrants or other rights. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by such person.

The percentage of shares beneficially owned prior to the merger is based on 18,125,182 shares of Aadi common stock outstanding as of June 14, 2021, assuming the conversion of all outstanding shares of Aadi Series Seed preferred stock and Aadi Series A preferred stock, on a one-for-one basis into shares of Aadi common stock, and all outstanding convertible notes. Unless otherwise indicated, the address for the following stockholders is: c/o Aadi Bioscience, Inc., 17383 Sunset Boulevard, Suite A250, Pacific Palisades, CA 90272.

	Shares Beneficially Owned
	Number	Percentage
5% Stockholders:
3B Future Health Fund S.A. SICAR(1)	1,302,088	7.18%
Anishka Irrevocable 2016 Trust dated October 19, 2016(2)	2,016,703	11.13%
Celgene Corporation(3)	1,263,156	6.97%
Decheng Capital China Life Sciences USD Fund II, L.P.(4)	1,651,308	9.11%
Hermeda Industrial Co., Limited(5)	2,923,976	16.13%
Neil Prafulla Desai, Trustee of the Anishka Family Trust(6)	6,050,108	33.38%
Vivo Panda Fund, L.P.(7)	1,594,486	8.80%
Named Executive Officers and Directors:
Neil Desai(8)	8,160,561	44.79%
Carlo Montagner(9)	313,128	1.72%
Rick Maroun(10)	50,000	* %
Mahendra Shah(11)	1,594,486	8.80%
Zhenyu Xiao(12)	2,923,976	16.13%
All directors and executive officers as a group (5 persons)(13)	13,042,151	71.19%

*	Indicates beneficial ownership of less than 1% of the total outstanding common stock.
(1)

Consists of (i) 584,794 shares of common stock held by 3B Future Health Fund S.A. SICAR (referred to as “3B Future Health”) and (ii) 717,294 shares of common stock issuable upon conversion of a convertible promissory note held by 3B Future Health. The address of 3B Future Health is 412F, Route d’Esch Luxembourg, Luxembourg 2086.

(2)

Consists of 2,016,703 shares of common stock held by the Anishka Irrevocable 2016 Trust dated October 19, 2016 (referred to as the “Anishka Irrevocable Trust”). Dr. Desai, Aadi’s President and Chief Executive Officer and Chairman of the Aadi Board, disclaims, for purposes of Section 16 of the Securities

Exchange Act of 1934, as amended, beneficial ownership of the securities held in the Anishka Irrevocable Trust, except to the extent of any pecuniary interest therein, and this report shall not be deemed an admission that Dr. Desai is the beneficial owner of such securities for purposes of Section 16 or for any other purposes. The address of the Anishka Irrevocable Trust is 1343 Luna Vista Drive, Pacific Palisades, California 90272.
(3)	Consists of 1,263,156 shares of common stock held by Celgene Corporation. The address of Celgene Corporation is 86 Morris Avenue, Summit, New Jersey 07901.
(4)

Consists of (i) 1,173,683 shares of common stock held by Decheng Capital China Life Sciences USD Fund II, L.P. (referred to as “Decheng”) and (ii) 477,625 shares of common stock issuable upon conversion of a convertible promissory note held by Decheng. The address of Decheng is 3000 Sand Hill Road, Building 2, Suite 110, Menlo Park, California 94025.

(5)

Consists of 2,923,976 shares of common stock held by Hermeda Industrial Co., Limited (referred to as “Hermeda”). Zhenyu Xiao, Ph.D. is the managing director of Hermeda and has sole voting and investment power over the shares held by Hermeda. The address of Hermeda is No. 1289 Yishan Road, Room 308, Building A, Shanghai, China 200233.

(6)

Consists of 6,050,108 shares of common stock held by Neil Prafulla Desai, Trustee of the Anishka Family Trust (referred to as the “Anishka Family Trust”). Dr. Desai is a trustee of the Anishka Family Trust and has voting and investment power over the shares held by the Anishka Family Trust. The address of the Anishka Family Trust is 1343 Luna Vista Drive, Pacific Palisades, California 90272.

(7)

Consists of (i) 877,192 shares of common stock held by Vivo Panda Fund, L.P. (referred to as “Vivo”) and (ii) 717,294 shares of common stock issuable upon conversion of a convertible promissory note held by Vivo. Vivo Panda, LLC (referred to as “Vivo LLC”) is the sole general partner of Vivo. Dr. Shah, a member of Aadi’s Board, is a managing member of Vivo LLC and has shared voting and investment power over the shares beneficially owned by Vivo. Each of Vivo LLC and Dr. Shah disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein. The address of all entities affiliated with Vivo is 505 Hamilton Ave., Ste. 207, Palo Alto, California 94301.

(8)

Consists of (i) 2,016,703 shares of common stock held indirectly by the Anishka Irrevocable Trust, (ii) 6,050,108 shares of common stock held in the Anishka Family Trust, and (iii) 93,750 shares of common stock issuable upon the conversion of options within 60 days of June 14, 2021.

(9)

Consists of (i) 166,666 shares of common stock held indirectly by Montagner Zembrzuski Investments Pty Ltd, (ii) 96,462 shares of common stock held indirectly by Specialised Therapeutics Australia Pty Ltd., and (iii) 50,000 shares of common stock issuable directly to Carlo Montagner upon the conversion of options within 60 days of June 14, 2021. Mr. Montagner has voting and investment power over the shares held by Montagner Zembrzuski Investments Pty Ltd and Specialised Therapeutics Australia Pty Ltd., respectively.

(10)	Consists of 50,000 shares of common stock issuable directly to Rick Maroun upon the conversion of options within 60 days of June 14, 2021.
(11)	Consists of (i) 877,192 shares of common stock held indirectly by Vivo and (ii) 717,294 shares of common stock issuable upon conversion of a convertible promissory note held by Vivo.
(12)	Consists of 2,923,976 shares of common stock held indirectly by Hermeda.
(13)	Includes an aggregate of 193,750 shares issuable upon exercise of stock options within 60 days of June 14, 2021 held by our executive officers and directors as a group.

PRINCIPAL STOCKHOLDERS OF THE COMBINED COMPANY

The following table sets forth information relating to the beneficial ownership of the combined company’s common stock after the merger, assuming the closing of the merger occurred on June 14, 2021, for:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of the outstanding shares of the combined company’s common stock;

•	each of the combined company’s directors;

•	each of the combined company’s named executive officers; and

•	all of the combined company’s current directors and executive officers as a group.

The number of shares beneficially owned by each entity, person, director or executive officer is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days of June 14, 2021 through the exercise of any stock option, warrants or other rights. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by such person.

The following table assumes (i) no exercise of outstanding options to purchase shares of Aerpio common stock or Aadi common stock prior to the closing of the merger, (ii) an exchange ratio of 4.9152, (iii) that the closing of the merger occurred on June 14, 2021, (iv) that immediately prior to the merger, Aerpio will have [●] shares of its common stock outstanding (after giving effect to the issuance of the securities in the PIPE financing) and Aadi will have 18,125,182 shares of its common stock outstanding, (v) a reverse stock split of [●]-for-1, to be implemented immediately prior to the effective time of the merger, (vi) the [●] shares of Aerpio common stock being reduced to [●] shares as a result of the reverse stock split, and (vii) the [●] shares of Aadi common stock being increased to a total of [●] shares as a result of the exchange ratio. Based on these assumptions, there will be a total of [●] shares of combined company common stock outstanding upon the closing of the merger, after giving effect to the PIPE financing and the reverse stock split.

Shares of the combined company’s common stock that may be acquired by an individual or group within 60 days of June 14, 2021, pursuant to the exercise of options or warrants, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of the combined company’s common stock of any other person shown in the table. Unless otherwise indicated, the address for the following stockholders is: c/o Aadi Bioscience, Inc., 17383 Sunset Boulevard, Suite A250, Pacific Palisades, CA 90272.

Shares Beneficially Owned
	Number	Percentage
5% Stockholders:
[●](1)	[●]	[●]%
[●](2)	[●]	[●]%
[●](3)	[●]	[●]%
[●](4)	[●]	[●]
Named Executive Officers and Directors:
Neil Desai(5)	[●]	[●]
Caley Castelein, M.D.(6)	[●]	[●]
Anupam Dalal, M.D.(7)	[●]	[●]
Behzad Aghazadeh, M.D.(8)	[●]	[●]
Richard Maroun(9)	[●]	[●]
Karin Hehenberger, M.D., Ph.D.(10)	[●]	[●]
All directors and executive officers as a group (6 persons)(11)	[●]	[●]%

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Aerpio files reports, proxy statements and other information with the SEC as required by the Exchange Act. You can review Aerpio’s electronically filed reports, proxy and information statements on the SEC’s web site at http://www.sec.gov or on Aerpio’s web site at http://www.aerpio.com. Information included on Aerpio’s web site is not a part of this proxy statement.

You should rely only on the information contained in this proxy statement or on information to which Aerpio has referred you. Aerpio has not authorized anyone else to provide you with any information. Aerpio provided the information concerning Aerpio, and Aadi provided the information concerning Aadi, appearing in this proxy statement.

If you have more questions about this proxy statement, the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact Aerpio’s proxy solicitor at:

The Proxy Advisory Group, LLC

18 East 41st Street, Suite 2000

New York, NY 10017-6219

Stockholders Call: (212) 616-2181

HOUSEHOLDING

Stockholders residing in the same household who hold their stock through a bank or broker may receive only one copy of the proxy materials and annual report in accordance with a notice sent earlier by their bank or broker unless their bank or broker has received contrary instructions from one or more of the stockholders. This practice will continue unless instructions to the contrary are received by your bank or broker from one or more of the stockholders within the household. Aerpio will promptly deliver a separate copy of the proxy materials and annual report to such stockholders if you make a written or oral request to Aerpio’s corporate secretary at 9987 Carver Road, Suite 420, Cincinnati, Ohio 45242, or by calling (513) 985-1920.

If you hold your shares in “street name” and reside in a household that received only one copy of the proxy materials, you can request to receive a separate copy in the future by following the instructions sent by your bank or broker. If your household is receiving multiple copies of the proxy materials, you may request that only a single set of materials be sent by following the instructions sent by your bank or broker.

FUTURE STOCKHOLDER PROPOSALS

Requirements for Stockholder Proposals to be Brought Before the Annual Meeting

You may submit proposals for consideration at the 2022 annual stockholder meeting, in the event Aerpio holds a 2021 annual meeting. Our by-laws provide that, for nominations of persons for election to our Board or other proposals to be considered at an annual meeting of stockholders, a stockholder must give written notice to our Secretary at 9987 Carver Road, Suite 420, Cincinnati, Ohio 45242, not later than the close of business 90 days, nor earlier than the close of business 120 days, prior to the first anniversary of the date of the preceding year’s annual meeting. However, the by-laws also provide that in the event there was no annual meeting in the preceding year or the date of the annual meeting is more than 30 days before or after such anniversary date, notice must be delivered on or before the 10th day following the day on which public announcement of the date of such meeting is first made.

As to any proposal other than the nomination of a director, the stockholder must be of record at the time the notice is made and state (i) as to each proposal that the stockholder seeks to bring before the meeting, a brief description of such proposal, the reasons for making the proposal at the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the by-laws of Aerpio, the language of the proposed amendment) and any material interest that the stockholder has in the proposal; and (ii) (A) the name and address of the stockholder giving the notice on whose behalf the proposal is made, (B) the class (and, if applicable, series) and number of shares of stock of Aerpio that are, directly or indirectly, owned beneficially or of record by the stockholder, (C) any option, warrant, convertible security, stock appreciation right or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class (or, if applicable, series) of shares of stock of Aerpio or with a value derived in whole or in part from the value of any class (or, if applicable, series) of shares of stock of Aerpio, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of Aerpio or otherwise (each, referred to as a “Derivative Instrument”) directly or indirectly owned beneficially or of record by such stockholder and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of stock of Aerpio of the stockholder, (D) any proxy, contract, arrangement, understanding or relationship pursuant to which such stockholder has a right to vote any securities of Aerpio, (E) any proportionate interest in shares of Aerpio or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder is a general partner or beneficially owns, directly or indirectly, an interest in a general partner, (F) any performance-related fees (other than an asset-based fee) that such stockholder is entitled to, based on any increase or decrease in the value of the shares of stock of Aerpio or Derivative Instruments, (G) any other information relating to such stockholder, if any, required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations of the Securities and Exchange Commission thereunder, (H) a representation that the stockholder is a holder of record of Aerpio entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business, (I) a certification as to whether or not the stockholder has complied with all applicable federal, state and other legal requirements in connection with the stockholder’s acquisition of shares of capital stock or other securities of Aerpio and the stockholder’s acts or omissions as a stockholder (or beneficial owner of securities) of Aerpio, and (J) whether the stockholder intends to deliver a proxy statement and form of proxy to holders of at least the percentage of Aerpio’s voting shares required under applicable law to carry the proposal. The information required to be included in a notice shall be provided as of the date of such notice. The information required to be included in a notice shall not include any ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is directed to prepare and submit the notice on behalf of a beneficial owner of the shares held of record by such broker, dealer, commercial bank, trust company or other nominee and who is not otherwise affiliated or associated with such beneficial owner.

As to proposals regarding the nomination of members of the board, any nomination must be made by a stockholder of record at the time the notice is made and state (i) as to each nominee that the stockholder proposes for election or reelection as a director, (A) all information relating to such nominee that would be required to be disclosed in solicitations of proxies for the election of such nominee as a director pursuant to Regulation 14A under the Exchange Act and such nominee’s written consent to serve as a director if elected, and (B) a description of all direct and indirect compensation and other material monetary arrangements, agreements or understandings during the past three years, and any other material relationship, if any, between or concerning such stockholder, or any of their respective affiliates or associates, on the one hand, and the proposed nominee or any of his or her affiliates or associates, on the other hand; and (ii) (A) the name and address of the stockholder giving the notice on whose behalf the nomination is made, (B) the class (and, if applicable, series) and number of shares of stock of Aerpio that are, directly or indirectly, owned beneficially or of record by the stockholder, (C) any option, warrant, convertible security, stock appreciation right or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class (or, if applicable, series) of shares of stock of Aerpio or a Derivative Instrument directly or indirectly owned beneficially or of record by such stockholder and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of stock of Aerpio of the stockholder, (D) any proxy, contract, arrangement, understanding or relationship pursuant to which such stockholder has a right to vote any securities of Aerpio, (E) any proportionate interest in shares of Aerpio or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder is a general partner or beneficially owns, directly or indirectly, an interest in a general partner, (F) any performance-related fees (other than an asset-based fee) that such stockholder is entitled to based on any increase or decrease in the value of the shares of stock of Aerpio or Derivative Instruments, (G) any other information relating to such stockholder, if any, required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations of the SEC thereunder, (H) a representation that the stockholder is a holder of record of Aerpio entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination, (I) a certification as to whether or not the stockholder has complied with all applicable federal, state and other legal requirements in connection with the stockholder’s acquisition of shares of capital stock or other securities of Aerpio and the stockholder’s acts or omissions as a stockholder (or beneficial owner of securities) of Aerpio, and (J) whether the stockholder intends to deliver a proxy statement and form of proxy to holders of a sufficient number of holders of Aerpio’s voting shares reasonably believed by such stockholder to be sufficient to elect such nominee or nominees or otherwise to solicit proxies or votes from stockholders in support of such nomination. Aerpio may require any proposed nominee to furnish such other information as may be reasonably requested by Aerpio to determine the eligibility of the proposed nominee to serve as an independent director of Aerpio or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of the nominee. The information required to be included in a notice shall be provided as of the date of such notice. The information required to be included in a notice shall not include any ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is directed to prepare and submit the notice on behalf of a beneficial owner of the shares held of record by such broker, dealer, commercial bank, trust company or other nominee and who is not otherwise affiliated or associated with such beneficial owner.

The advance notice requirements for the 2022 annual meeting follows: a stockholder’s notice shall be timely if delivered to our Secretary at the address set forth above not later than the close of business 90 days, nor earlier than the close of business 120 days, prior to the first anniversary of the date of the preceding year’s annual meeting.

Requirements for Stockholder Proposals to be Considered for Inclusion in Aerpio’s Proxy Materials

In addition to the requirements stated above, any stockholder who wishes to submit a proposal for inclusion in our proxy materials must comply with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in our proxy materials relating to our 2022 annual meeting of stockholders, all applicable requirements of Rule 14a-8 must be satisfied and we must receive such proposals no later than February 9, 2022. Such proposals must be delivered to our Secretary, c/o Aerpio Pharmaceuticals, Inc., 9987 Carver Road, Suite 420, Cincinnati, Ohio 45242.

INFORMATION INCORPORATED BY REFERENCE

Certain information has been “incorporated by reference” into this proxy statement, which means that Aerpio has disclosed important information to you by referring you to another document filed separately with the SEC. The documents incorporated by reference into this proxy statement contain important information that you should read about Aerpio.

The following documents are incorporated by reference into this proxy statement:

(a)	Aerpio’s Annual Report on Form 10-K for the year ended December 31, 2020 as filed with the SEC on March 11, 2021;

(b)	Aerpio’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 as filed with the SEC on May 17, 2021;

(c)	Aerpio’s Definitive Proxy Statement on Schedule 14A as filed with the SEC on June 9, 2021; and

(d)	Aerpio’s Current Report on Form 8-K as filed with the SEC on May 17, 2021.

Aerpio is delivering to its stockholders with this proxy statement the aforementioned annual report in accordance with Item 13(b)(2) of Schedule 14A. In addition, all reports and other documents that Aerpio subsequently files pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this proxy statement and prior to the special meeting will be deemed to be incorporated by reference into this proxy statement and to be part of this proxy statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

Documents incorporated by reference are also available, without charge. You may obtain documents incorporated by reference in this proxy statement by requesting them in writing or by telephone at the following address:

Aerpio Pharmaceuticals, Inc.

Attn: Secretary

9987 Carver Road

Cincinnati, OH 45242

Tel: (513) 985-1920

E-mail: info@Aerpio.com

THE PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY OFFER OR SOLICITATION IN THAT JURISDICTION. THE INFORMATION CONTAINED IN THIS PROXY STATEMENT SPEAKS ONLY AS OF THE DATE INDICATED ON THE COVER OF THIS PROXY STATEMENT UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

AERPIO HAS NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION ABOUT THE PROPOSED MERGER OR AERPIO THAT IS DIFFERENT FROM OR ADDS TO THE INFORMATION CONTAINED IN THIS PROXY STATEMENT OR IN THE DOCUMENTS AERPIO HAS PUBLICLY FILED WITH THE SEC. AERPIO IS NOT RESPONSIBLE FOR, AND CAN PROVIDE NO ASSURANCES AS TO THE RELIABILITY OF, ANY INFORMATION OTHER THAN THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT

AERPIO’S AUDITED CONSOLIDATED FINANCIAL STATEMENTS

For Aerpio’s audited consolidated financial statements, please refer to the section entitled “Financial Statements” set forth in Aerpio’s Annual Report on Form 10-K for the year ended December 31, 2020 as filed with the SEC on March 11, 2021.

Aadi Bioscience, Inc.

Index to Financial Statements

For the years ended December 31, 2020 and 2019

Independent Auditor’s Report

Stockholders and Board of Directors

Aadi Bioscience, Inc.

Pacific Palisades, California

Opinion

We have audited the financial statements of Aadi Bioscience, Inc. (the “Company”), which comprise the balance sheets as of December 31, 2020 and 2019, and the related statements of operations and comprehensive loss, stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes to the financial statements.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 1 to the financial statements, the Company has suffered recurring losses from operations, has a net capital deficiency, and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued or available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion.

Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ BDO USA, LLP

San Diego, California

June 21, 2021

Financial Statements

Aadi Bioscience, Inc.

Balance Sheets

December 31,	2020	2019
Assets
Current assets
Cash and cash equivalents	$4,454,730	$15,961,923
Accounts receivable	14,148,829	284,896
Prepaid expenses and other current assets	81,429	58,873

Total current assets	18,684,988	16,305,692

Property and equipment, net	20,773	29,736
Other non-current assets	—	36,958
Operating lease right-of-use assets	119,007	286,236

Total assets	$18,824,768	$16,658,622

Liabilities and stockholders’ deficit
Current liabilities
Accounts payable	$2,391,996	$3,177,459
Accrued liabilities	4,098,899	2,234,519
Payable to related party	14,314,473	11,853,678
Convertible promissory notes payable at fair value to related party	9,029,032	8,164,885
Operating lease liabilities, current portion	124,723	188,272
Other current liabilities	98,816	—

Total current liabilities	30,057,939	25,618,813
Convertible promissory notes payable at fair value	1,101,627	—
Operating lease liabilities	—	133,475
Other long-term liabilities	96,810	—

Total liabilities	31,256,376	25,752,288

Commitments and contingencies (Note 9)
Stockholders’ equity (deficit)
Series Seed preferred stock, $0.0001 par value, 734,218 shares authorized, issued, and outstanding at December 31, 2020 and 2019; aggregate liquidation preference of $1,101,327 at December 31, 2020 and 2019	73	73
Series A preferred stock, $0.0001 par value; 7,211,948 shares authorized; 7,211,652 shares issued and outstanding; aggregate liquidation preference of $28,432,867 and $27,446,313 at December 31, 2020 and 2019, respectively	721	721
Common stock, $0.0001 par value; 20,000,000 shares authorized; 8,015,000 shares issued and outstanding at December 31, 2020 and 2019	802	802
Additional paid-in capital	20,161,306	20,021,776
Accumulated deficit	(32,594,510)	(29,117,038)

Total stockholders’ deficit	(12,431,608)	(9,093,666)

Total liabilities and stockholders’ deficit	$18,824,768	$16,658,622

See accompanying notes to financial statements.

Aadi Bioscience, Inc.

Statements of Operations and Comprehensive Loss

Year ended December 31,	2020	2019
Revenue
License revenue	$14,000,000	$—
Grant revenue	580,014	749,000

Total revenue	14,580,014	749,000

Operating expenses
Research and development (includes related party amounts of $2,460,795 and $1,325,871, respectively)	15,008,376	11,064,467
General and administrative	2,121,018	1,854,378

Total operating expenses	17,129,394	12,918,845

Loss from operations	(2,549,380)	(12,169,845)
Other income (expense)
Change in fair value of convertible promissory notes	(152,519)	—
Interest income	40,744	5,950
Interest expense (includes related party amounts of $734,241 and $89,885, respectively)	(814,517)	(89,885)

Total other expense, net	(926,292)	(83,935)

Loss before income tax expense	(3,475,672)	(12,253,780)
Income tax expense	(1,800)	(1,300)

Net loss and comprehensive loss	(3,477,472)	(12,255,080)
Convertible preferred stock cumulative and undeclared dividends	(986,554)	(986,554)

Net loss attributable to common stockholders	$(4,464,026)	$(13,241,634)

Net loss per share attributable to common stockholders, basic and diluted	$(0.56)	$(1.65)

Weighted-average shares of common stock outstanding, basic and diluted	8,015,000	8,015,000

See accompanying notes to financial statements.

Aadi Bioscience, Inc.

Statements of Stockholders’ Equity (Deficit)

	Series Seed Preferred Stock		Series A Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Additional Pain-In Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
Balance as of January 1, 2019	734,218	$73	7,211,652	$721	8,015,000	$802	$19,915,634	$(16,861,958)	$3,055,272

Share-based compensation expense	—	—	—	—	—	—	106,142	—	106,142
Net loss	—	—	—	—	—	—	—	(12,255,080)	(12,255,080)

Balance as of December 31, 2019	734,218	$73	7,211,652	$721	8,015,000	$802	$20,021,776	$(29,117,038)	$(9,093,666)

Share-based compensation expense	—	—	—	—	—	—	139,530	—	139,530
Net loss	—	—	—	—	—	—	—	(3,477,472)	(3,477,472)

Balance as of December 31, 2020	734,218	$73	7,211,652	$721	8,015,000	$802	$20,161,306	$(32,594,510)	$(12,431,608)

See accompanying notes to financial statements.

Aadi Bioscience, Inc.

Statements of Cash Flows

Year ended December 31,	2020	2019
Cash flows from operating activities
Net loss	$(3,477,472)	$(12,255,080)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation expense	139,530	106,142
Non-cash interest expense (includes related party amounts of $734,241 and $89,885, respectively)	814,517	89,885
Non-cash lease expense	167,230	105,431
Change in fair value of convertible promissory notes (includes related party amounts of $129,906 and $0, respectively)	152,519	—
Depreciation expense	8,960	5,976
Changes in operating assets and liabilities:
Accounts receivable	(13,863,933)	(39,703)
Prepaid expenses and other current assets	(22,556)	(44,706)
Operating lease liability	(197,024)	(69,920)
Other non-current assets	36,958	(36,958)
Accounts payable and accrued liabilities	1,078,917	3,238,986
Payable to related party	2,460,795	1,315,871

Net cash used in operating activities	(12,701,559)	(7,584,076)

Cash flows from investing activities
Purchases of property and equipment	—	(35,712)

Net cash used in investing activities	—	(35,712)

Cash flows from financing activities
Proceeds from issuance of convertible promissory notes	1,000,000	8,075,000
Proceeds from Payroll Protection Program loan	194,366	—

Net cash provided by financing activities	1,194,366	8,075,000

Net increase (decrease) in cash and cash equivalents	(11,507,193)	455,212
Cash and cash equivalents as of beginning of year	15,961,923	15,506,711

Cash and cash equivalents as of end of year	$4,454,730	$15,961,923

Supplemental disclosure of cash flow information:
Cash paid for taxes	$1,800	$1,300

Supplemental disclosure of non-cash activity:
Right-of-use assets obtained in exchange for operating lease liabilities	$—	$391,668

See accompanying notes to financial statements.

Aadi Bioscience, Inc.

Notes to Financial Statements

1.	Business and Business Organization

Description of Business

Aadi LLC was originally formed in the State of Delaware on September 29, 2011. Aadi LLC converted to Aadi Bioscience, Inc. (“Aadi” or the “Company”) and was incorporated in the State of Delaware on February 27, 2017. The Company is a privately-held, clinical stage biopharmaceutical company focused on development and commercialization of precision medicines targeted to rare mutation-driven diseases. Aadi’s initial focus is on the development of nab-sirolimus (sirolimus albumin-bound nanoparticles for injectable suspension, or “ABI-009”) for diseases driven by mTOR pathway activation through mutations or deletions of specific genes such as TSC1, TSC2 or PTEN. ABI-009 has a markedly different pharmacological and pharmacokinetic profile compared to any other mTOR inhibitor. ABI-009 is licensed to Aadi by Abraxis BioScience, LLC, a wholly owned subsidiary of Celgene Corporation, now Bristol Myers Squibb (“Celgene”), for all therapeutic areas including oncology, cardiovascular, and metabolic related diseases.

The Company commenced operations in 2014. Those operations have consisted principally of performing research and development activities and raising capital. The Company’s activities are subject to significant risks and uncertainties, including failing to secure additional funding before sustainable revenues and profit from operations are achieved.

Going Concern

Management is required to perform a two-step analysis over its ability to continue as a going concern. Management must first evaluate whether there are conditions and events that raise substantial doubt about the Company’s ability to continue as a going concern (step 1). If management concludes that substantial doubt is raised, management is also required to consider whether its plans alleviate that doubt (step 2).

The Company has experienced net losses and negative cash flows from operating activities since its inception and expects to continue to incur net losses into the foreseeable future. The Company had an accumulated deficit of $32.6 million as of December 31, 2020 and used $12.7 million of cash in operations during the year ended December 31, 2020. To date, these operating losses have been funded primarily from outside sources of invested capital through the issuance of convertible promissory notes, grant funding, the sale of securities, and proceeds from license agreements. As of December 31, 2020, the Company had cash and cash equivalents of $4.5 million. Management expects operating losses and negative cash flows to continue for the foreseeable future as the Company continues to incur costs related to research and development efforts. Management has prepared cash flow forecasts which indicate that based on the Company’s expected operating losses and negative cash flows, there is substantial doubt about the Company’s ability to continue as a going concern within twelve months after the date that the financial statements are issued.

Management’s ability to continue as a going concern is dependent upon its ability to raise additional funding. Management has plans to raise additional capital to fulfill its operating and capital requirements for the next 12 months. The Company’s plans include continuing to fund its operating losses and capital funding needs through debt and equity financing, grant funding, or through collaborations or partnerships with other companies. These financing options may not be available on a timely basis or on terms acceptable to the Company. If the Company is not able to secure adequate additional funding in a timely manner or on favorable terms, the Company may be forced to make reductions in spending, extend payment terms with suppliers, liquidate assets where possible, suspend or curtail planned programs, or explore a sale of the Company. Any of these actions could have a material adverse effect on the Company’s business, results of operations and future prospects.

Aadi Bioscience, Inc.

Notes to Financial Statements

These financial statements have been prepared assuming the Company will continue as a going concern, which contemplates continuity of operations, the realization of assets and the satisfaction of liabilities in the normal course of business. These financial statements do not reflect any adjustments that might result if the Company is unable to continue as a going concern. Other than revenues from payments received under a license agreement, the Company has not generated any substantial revenues and has not yet achieved profitable operations, nor has it ever generated positive cash flows from operations. There is no assurance that profitable operations, if achieved, could be sustained on a continuing basis. Further, the Company’s future operations are dependent on the success of the Company’s efforts to raise additional capital, the timing and receipt of any regulatory approvals, and the market acceptance of the Company’s products. There can be no assurance that these efforts will be successful.

COVID-19

In December 2019, a strain of coronavirus was reported in Wuhan, China and began to spread globally, including to the United States and Europe, in the following months. The World Health Organization has declared COVID-19 to be a global pandemic. The full impact of the COVID-19 pandemic is inherently uncertain at the time of this report. The COVID-19 pandemic has resulted in travel restrictions and, in some cases, prohibitions of non-essential activities, disruption and shutdown of businesses, and greater uncertainty in global financial markets. As COVID-19 has spread, it has significantly impacted the health and economic environment around the world, and many governments have closed most public establishments, including restaurants, workplaces, and schools. Aadi’s ongoing clinical trials have been, and may continue to be, affected by the closure of offices, or country borders, among other measures being put in place around the world. The inability to travel and conduct face-to-face meetings can also make it more difficult to enroll new patients in ongoing or planned clinical trials. Any of these circumstances will potentially have a negative impact on our financial results and the timing of our clinical trials.

The COVID-19 pandemic has caused the Company to modify business practices (including but not limited to curtailing or modifying employee travel, moving to full remote work, and cancelling physical participation in meetings, events, and conferences), and may take further actions as may be required by government authorities or that are determined to be in the best interests of the Company’s employees, patients, and business partners.

The extent of the impact of the COVID-19 pandemic on Aadi’s future liquidity and operational performance will depend on certain developments, including the duration and spread of the outbreak, the availability and effectiveness of vaccines, the impact on our clinical trials, patients, and collaboration partners, and the effect on our suppliers.

2.	Related Party Transactions

Celgene License Agreement

On April 9, 2014, the Company entered into a license agreement (the “Celgene License Agreement”) with a wholly-owned subsidiary of Celgene, for exclusive rights for certain patents and a non-exclusive license for certain technology and know-how pertaining to ABI-009. The Celgene License Agreement will remain in effect from the effective date of April 9, 2014 until expiration of all milestone and royalty payment obligations under the agreement, unless terminated by either of the parties upon giving an advance notice as specified in the Celgene License Agreement. Under the terms of the Celgene License Agreement, Celgene agreed to supply the Company with licensed products of ABI-009 necessary for clinical or non-clinical development.

Aadi Bioscience, Inc.

Notes to Financial Statements

Celgene had the option to terminate the Celgene License Agreement and all of the Company’s related rights and licenses upon the occurrence of each of the following: (a) successful completion of the first Phase 2 Trial for a licensed product (“First Trigger Event”), or (b) if Celgene elects not to exercise its option upon the First Trigger Event, then upon the acceptance by the Food and Drug Administration or the European Medicines Agency, as applicable, of the first New Drug Application either in the United States or European Union, whichever occurs first, for a licensed product (“Second Trigger Event”). Celgene could also terminate the Celgene License Agreement upon written notice to the Company at any time following the occurrence of the First Trigger Event and prior to the occurrence of the Second Trigger Event (an “Early Exercise”). In each case, the termination would be subject to a payment to the Company by Celgene equal to the valuation of the Company as per the terms of the Celgene License Agreement. On October 3, 2016, the Celgene License Agreement was amended to include an option extension payment that allowed Celgene the option of paying $3.0 million to the Company to extend the period of time that Celgene had to Early Exercise. The Company has certain milestones that it is required to meet as specified in the Celgene License Agreement. If the Company fails to meet these milestones and cannot agree upon new terms and conditions, Celgene may terminate the Celgene License Agreement.

The Company paid Celgene a non-refundable initial fee of $125,000 in cash during 2014. Celgene is entitled to receive certain development milestone payments, royalties on net sales from licensed products under the agreement and any sublicense fees. No payments were made related to milestone, royalties, or sublicense fees under this agreement in 2020 or 2019 and no milestone, royalty, or sublicense related obligations were outstanding as of December 31, 2019.

On May 1, 2019, Celgene terminated its rights to elect an option to terminate the Celgene License Agreement upon the occurrence of a First Trigger Event, Second Trigger Event or Early Exercise. As a result, the Company is free to negotiate and enter into any agreement with respect to an acquisition of all or substantially all of the business or assets of the Company whether by merger, sale of equity or assets, or otherwise and to consummate the same as it sees fit.

On November 15, 2019, Celgene and the Company entered into an amendment to the Celgene License Agreement (the “Amended Celgene License Agreement”) to terminate certain of Celgene’s ABI-009 product supply obligations and to transfer control over certain regulatory filings under the original Celgene License Agreement from Celgene to the Company. The Amended Celgene License Agreement also waived the obligations related to certain development milestone payments and waived the liability related to 2016 and 2017 licensed drug manufacturing costs of $1.2 million and $2.7 million, respectively. This elimination of the liability related to prior year CMC costs was recorded as a reduction to the research and development expense for the year ended December 31, 2019 in the statements of operations and comprehensive loss.

On December 8, 2020, the Company entered into a license agreement (“EOC License Agreement”) with EOC Pharma (Hong Kong) Limited (“EOC Pharma”) under which the Company will receive $14.0 million in non-refundable upfront consideration as partial payment for the rights and licenses granted to EOC by the Company for the further development and commercialization of ABI-009 in the People’s Republic of China, Hong Kong Special Administration Region, Macao Special Administrative Region and Taiwan (the “Licensed Territory”). In accordance with the Celgene License Agreement, the Company is required to pay 20% of all sublicense fees to Celgene. As such, the Company recognized $2.8 million of license expense with a related party, which was recorded in research and development expense in the statements of operations and comprehensive loss for the year ended December 31, 2020, and a corresponding $2.8 million sublicense payable in payable to related party in the balance sheet as of December 31, 2020. Refer to Note 4 for additional information on the EOC License Agreement.

Aadi Bioscience, Inc.

Notes to Financial Statements

The Company recognized $1.0 million and $5.2 million of product development related costs during the years ended December 31, 2020 and 2019, respectively. The $5.2 million 2019 product development costs were partially offset by $3.9 million waived costs from the Amended License Agreement for prior year product development costs. During the current period the Company recognized $1.3 million reduction in product development costs resulting from a change in estimate. Aadi had a $14.3 million payable to related party as of December 31, 2020, $2.8 million of which relates to the sublicense fee for the EOC Pharma upfront payment, and $11.9 million of which relates to a related party liability as of December 31, 2019, for amounts due to Celgene.

Convertible Promissory Notes

The Company issued convertible promissory notes to existing equity holders in October 2019 (refer to Note 5 for additional information regarding the convertible promissory notes).

3.	Summary of Significant Accounting Policies

Basis of Presentation

The accounting and reporting policies of the Company are in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), which is based on the accrual method of accounting.

Segment Information

Operating segments are defined as components of an enterprise about which separate discrete information is available for evaluation by the chief operating decision maker, or decision-making group, in deciding how to allocate resources and in assessing performance. The Company views its operations and manages its business in one operating segment, which is the business of developing and commercializing proprietary therapeutics. All the assets and operations of the Company’s sole operating segment are located in the United States.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that impact the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities in the Company’s financial statements and accompanying notes. In the opinion of management, all adjustments, consisting of normal recurring accruals, considered necessary for a fair presentation have been included. Although these estimates are based on the Company’s knowledge of current events and actions it may undertake in the future, actual results may materially differ from these estimates and assumptions.

Concentration of Credit Risk

Financial instruments, which potentially subject the Company to concentration of credit risk, consist primarily of cash and cash equivalents and certain investments in money market funds. The Company maintains deposits in federally insured financial institutions in excess of federally insured limits. Management believes that the Company is not exposed to significant credit risk due to the financial position of the depository institutions in which those deposits are held. The Company has not experienced any losses on deposits since inception.

Aadi Bioscience, Inc.

Notes to Financial Statements

Cash and Cash Equivalents

The Company considers all highly liquid marketable securities purchased with original maturities of three months or less at the purchase date to be cash equivalents. As of December 31, 2020 and 2019, cash equivalents included money market investments totaling $3.0 million and $12.0 million, respectively.

Fair Value Option

As permitted under the FASB Accounting Standards Codification (“ASC”) Topic 825, Financial Instruments, (“FASB ASC Topic 825”), the Company has elected the fair value option to account for its convertible promissory notes issued. In accordance with FASB ASC Topic 825, the Company records these convertible promissory notes at fair value with changes in fair value recorded in the statements of operations and comprehensive loss. As a result of applying the fair value option, direct costs and fees related to the convertible promissory notes were recognized in earnings as incurred and not deferred.

Fair Value of Financial Instruments

The accounting guidance defines fair value, establishes a consistent framework for measuring fair value, and expands disclosure for each major asset and liability category measured at fair value on either a recurring or nonrecurring basis. Fair value is defined as an exit price representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the accounting guidance establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1:    Observable inputs, such as quoted prices in active markets

Level 2:    Inputs, other than the quoted prices in active markets that are observable either directly or indirectly

Level 3:    Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions which reflect those that a market participant would use

Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of fair value assets and liabilities and their placement within the fair value hierarchy levels.

In determining the fair value of its financial instruments, the Company considers the source of observable market data inputs, liquidity of the instrument, the credit risk of the counterparty to the contract, and its risk of nonperformance. In the case fair value is not observable, for the items subject to fair value measurements, the Company applies valuation techniques deemed the most appropriate under the U.S. GAAP guidance based on the nature of the assets and liabilities being measured.

The carrying amounts of cash equivalents, accounts receivable, prepaid expenses, accounts payable, and accrued liabilities are reasonable estimates of their fair value because of the short maturity of these items.

Aadi Bioscience, Inc.

Notes to Financial Statements

The following table sets forth the fair value of the Company’s financial assets and liabilities, allocated into the Level 1, Level 2 and Level 3 hierarchy that were measured at fair value on a recurring basis:

	Fair Value Measurements as of December 31, 2020
	Level 1	Level 2	Level 3	Total
Assets:
Money market funds	$3,040,583	$—	$—	$3,040,583

Liabilities:
Convertible promissory notes	$—	$—	$10,130,659	$10,130,659

	Fair Value Measurements as of December 31, 2019
	Level 1	Level 2	Level 3	Total
Assets:
Money market funds	$12,000,000	$—	$—	$12,000,000

Liabilities:
Convertible promissory notes	$—	$—	$8,164,885	$8,164,885

As further described in Note 5, the Company issued convertible promissory notes in October 2019 and January 2020 (collectively the “Convertible Notes”). The Company elected the fair value option to account for the Convertible Notes. The fair value was estimated using a scenario-based analysis based on the probability-weighted value of expected future investment returns, considering possible outcomes available to the noteholders including conversions in subsequent equity financings, change of control transactions, settlement, and dissolution. The Company adjusts the carrying value of its Convertible Notes to their estimated fair value at each reporting date, with any related increases or decreases in the fair value recorded as a change in fair value of convertible promissory notes in the statements of operations and comprehensive loss.

As of December 31, 2020 and 2019, the significant unobservable inputs used in the fair value measurement of the Convertible Notes included an expected settlement date in June 2021 and June 2020, respectively, and an estimated discount rate of 25%. Other significant unobservable inputs include the relative weighting applied to the possible outcomes available to the noteholders including conversions in subsequent equity financings, change of control transactions, settlement, and dissolution.

There are significant judgments, assumptions and estimates inherent in the determination of the fair value of the convertible promissory notes described above. These include determination of a valuation method and selection of the possible outcomes available to the Company, including the determination of timing and expected future investment returns for such scenarios, as well as the likelihood of repayment, conversion, and dissolution. The related judgments, assumptions and estimates are highly interrelated and changes in any one assumption could necessitate changes in another. Any changes in the probability of a particular outcome would require a related change to the probability of another outcome.

Aadi Bioscience, Inc.

Notes to Financial Statements

The following table provides a reconciliation of the Convertible Notes (refer to Note 5) measured at fair value using significant unobservable inputs (Level 3):

Convertible Notes (Level 3)
Balance as of January 1, 2019	$—
Issuance of convertible notes	8,075,000
Accrual of interest	89,885
Change in fair value of convertible promissory notes	—

Balance as of December 31, 2019	$8,164,885
Issuance of convertible notes	1,000,000
Accrual of interest	813,255
Change in fair value of convertible promissory notes	152,519

Balance as of December 31, 2020	$10,130,659

There have been no transfers between levels during the reporting periods.

Property and Equipment, Net

Property and equipment, which consist of computers, furniture and fixtures, and office equipment, are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets (generally five years).

Leases

At the inception of a contractual arrangement, the Company determines whether the contract contains a lease by assessing whether there is an identified asset and whether the contract conveys the right to control the use of the identified asset in exchange for consideration over a period of time. If both criteria are met, the Company records the associated lease liability and corresponding right-of-use asset upon commencement of the lease using the implicit rate or a discount rate based on a credit-adjusted secured borrowing rate commensurate with the term of the lease. The Company does not recognize assets or liabilities for leases with lease terms of less than 12 months.

The Company additionally evaluates leases at their inception to determine if they are to be accounted for as an operating lease or a finance lease. A lease is accounted for as a finance lease if it meets one of the following five criteria: the lease has a purchase option that is reasonably certain of being exercised, the present value of the future cash flows is substantially all of the fair market value of the underlying asset, the lease term is for a significant portion of the remaining economic life of the underlying asset, the title to the underlying asset transfers at the end of the lease term, or if the underlying asset is of such a specialized nature that it is expected to have no alternative uses to the lessor at the end of the term. Leases that do not meet the finance lease criteria are accounted for as an operating lease. Operating lease assets represent a right to use an underlying asset for the lease term and operating lease liabilities represent an obligation to make lease payments arising from the lease. Operating lease liabilities with a term greater than one year and their corresponding right-of-use assets are recognized on the balance sheets at the commencement date of the lease based on the present value of lease payments over the expected lease term.

Aadi Bioscience, Inc.

Notes to Financial Statements

Certain adjustments to the right-of-use asset may be required for items such as initial direct costs paid or incentives received. As the Company’s leases do not typically provide an implicit rate, the Company utilizes the appropriate incremental borrowing rate, determined as the rate of interest that the Company would have to pay to borrow on a collateralized basis over a similar term and in a similar economic environment. For finance leases, depreciation expense is recognized for the leased asset acquired and interest expense is recognized related to the portion of the financing in the statements of operations. For operating leases, lease cost is recognized on a straight-line basis over the lease term and variable lease payments are recognized as operating expenses in the period in which the obligation for those payments is incurred. Variable lease payments primarily include common area maintenance, utilities, real estate taxes, insurance, parking, and other operating costs that are passed on from the lessor in proportion to the space leased by the Company. The Company has elected the practical expedient to not separate between lease and non-lease components.

Accounts Receivable

Accounts receivable as of December 31, 2020 and 2019 represents grant revenue recognized to date, but for which payment has not yet been received from the funding agency. The December 31, 2020 balance also includes $14.0 million receivable related to the EOC Pharma upfront payment. Estimates for allowances for doubtful accounts are determined based on existing contractual obligations and historical payment patterns. No allowance for doubtful accounts was recorded as of December 31, 2020 and 2019.

Revenue Recognition

Revenue Under License Agreement

The Company generates revenues from payments received under a license agreement. Under such license agreements, the Company recognizes revenue when it transfers promised goods or services to partners in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. To determine revenue recognition for contracts with partners, the Company performs the following five steps: (i) identifies the promised goods or services in the contract; (ii) identifies the performance obligations in the contract, including whether they are distinct in the context of the contract; (iii) determines the transaction price, including the constraint on variable consideration; (iv) allocates the transaction price to the performance obligations in the contract; and (v) recognizes revenue when (or as) the Company satisfies the performance obligations.

For revenue from such license agreements, the Company generally collects an upfront license payment from the license partner and is also entitled to receive event-based payments subject to the license partner’s achievement of specified development, regulatory and sales-based milestones. In addition, the Company is generally entitled to royalties if products under the license agreement are commercialized.

Transaction price for a contract represents the amount to which the Company is entitled in exchange for providing goods and services to the partner. Transaction price does not include amounts subject to uncertainties unless it is probable that there will be no significant reversal of revenue when the uncertainty is resolved. Apart from the upfront license payment, all other fees the Company may earn under such license agreements are subject to significant uncertainties of product development. Achievement of many of the event-based development and regulatory milestones may not be probable until such milestones are actually achieved. This generally relates to milestones such as obtaining regulatory approvals and successful completion of clinical trials. With respect to other development milestones, e.g. dosing of a first patient in a clinical trial, achievement could be considered probable prior to its actual occurrence, based on the progress towards commencement of the trial.

Aadi Bioscience, Inc.

Notes to Financial Statements

The Company does not include any amounts subject to uncertainties into the transaction price until it is probable that the amount will not result in a significant reversal of revenue in the future. At the end of each reporting period, the Company re-evaluates the probability of achievement of such milestones and any related constraint, and if necessary, adjusts the estimate of the overall transaction price.

Because such agreements generally only have one type of performance obligation, a license, which is generally all transferred at the same time as agreement inception, allocation of the transaction price among multiple performance obligations is not required.

Upfront amounts allocated to licenses are recognized as revenue when the licenses are transferred to the partners. Development milestones and other fees are recognized in revenue when their occurrence becomes probable.

Grant Revenue

The Company’s grant revenues are derived from federal grants, primarily with the National Institute of Health and the Food and Drug Administration. The Company has determined that the government agencies providing grants to the Company are not customers. Grant revenue is recognized when there is reasonable assurance of compliance with the conditions of the grant and reasonable assurance that the grant revenue will be received. The Company recognizes grant revenues as reimbursable grant costs are incurred. The costs associated with these reimbursements are reflected as a component of research and development expense in the accompanying statements of operations and comprehensive loss.

With respect to grant revenue derived from reimbursement of direct out-of-pocket expenses for research costs associated with federal contracts, where the Company acts as principal with discretion to choose suppliers, bears credit risk, and performs part of the services required in the transaction, the Company records revenue for the gross amount of the reimbursement. The costs associated with these reimbursements are reflected as a component of research and development expense in the accompanying statements of operations and comprehensive loss.

Research and Development Costs

Research and development expenses consist of costs incurred in performing research and development activities, including salaries and benefits, materials and supplies, preclinical expenses, stock-based compensation expense, contract services, and other external development expenses. The Company records research and development activities conducted by third-party service providers, which include work related to preclinical studies, clinical trials, and contract manufacturing activities, to research and development expense as incurred. The Company is required to estimate the amount of services provided but not yet invoiced and include these expenses in accrued expenses in the balance sheet and within research and development expenses in the statements of operations and comprehensive loss. These expenses are a significant component of the Company’s research and development expenses and require significant estimates and judgments. The Company accrues for these expenses based on factors such as estimates of the work completed and in accordance with agreements established with its third-party service providers. As actual expenses become known, the Company adjusts its accrued expenses.

Commitments and Contingencies

The Company recognizes a liability with regard to loss contingencies when it believes it is probable a liability has occurred, and the amount can be reasonably estimated. If some amount within a range of loss appears at the

Aadi Bioscience, Inc.

Notes to Financial Statements

time to be a better estimate than any other amount within the range, the Company accrues that amount. When no amount within the range is a better estimate than any other amount the Company accrues the minimum amount in the range. The Company has not recorded any such liabilities as of December 31, 2020 and 2019.

Income Taxes

Income taxes have been accounted for using the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates applicable to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance against deferred tax assets is recorded if, based upon the weight of all available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

Share Based Compensation

Share-based compensation expense represents the cost of the grant date fair value of employee, non-employee, officer, and director stock option grants, estimated in accordance with the applicable accounting guidance, recognized on a straight-line basis over the vesting period. The vesting period generally approximates the expected service period of the awards. Forfeitures are recognized and accounted for as they occur.

The fair value of stock options is estimated using a Black-Scholes-Merton valuation model on the date of grant. This method requires certain assumptions be used as inputs, such as the fair value of the underlying common stock, expected term of the option before exercise, expected volatility of the Company’s common stock, expected dividend yield, and a risk-free interest rate. Options granted during the year have a maximum contractual term of ten years. The Company has limited historical stock option activity and therefore estimates the expected term of stock options granted to employees, officers, and directors using the simplified method, which represents the average of the contractual term of the stock option and its weighted-average vesting period. For options granted to non-employees, the Company uses the remaining contractual life. The expected volatility of stock options is based upon the historical volatility of a number of publicly traded companies in similar stages of clinical development. The Company has historically not declared or paid any dividends and does not currently expect to do so in the foreseeable future. The risk-free interest rates used are based on the U.S. Treasury yield in effect at the time of grant for zero-coupon U.S. treasury notes with maturities approximately equal to the expected term of the stock options.

Common Stock Valuation

Due to the absence of an active market for the Company’s common stock, the Company utilized methodologies in accordance with the framework of Standards 9 and 10 of the Uniform Standards of Professional Appraisal Practice, the Statement on Standards for Valuation Services as set forth by the American Institute of Certified Public Accountants (“AICPA”), the Statement of U.S. GAAP Codification of Accounting Standards Codification Topic 820: Fair Value Measurements and Disclosures, and the AICPA Accounting and Valuation Guide for the Valuation of Privately-Held-Company Equity Securities Issued as Compensation, to estimate the fair value of its common stock. In determining the exercise prices for options granted, the Company has considered the fair value of the common stock as of the grant date. The fair value of the common stock has been

Aadi Bioscience, Inc.

Notes to Financial Statements

determined based upon a variety of factors, including the illiquid nature of the common stock, arm’s-length sales of the Company’s common stock, the effect of the rights and preferences of the preferred stockholders, and the prospects of a liquidity event. Among other factors are the Company’s financial position and historical financial performance, the status of technological developments within the Company’s research, the composition and ability of the current research and management team, an evaluation or benchmark of the Company’s competition, and the current business climate in the marketplace. Significant changes to the key assumptions underlying the factors used could result in different fair values of common stock at each valuation date.

Net Loss Per Share

Basic and diluted net loss attributable to common stock is presented in conformity with the two-class method required for participating securities as the Series A convertible preferred stock is considered a participating security. The Company’s participating securities do not have a contractual obligation to share in the Company’s losses. As such, the net loss was attributed entirely to common stock.

Basic net loss per share is calculated by dividing the net loss attributable to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted average number of common shares and common share equivalents outstanding for the period. Common stock equivalents are only included when their effect is dilutive. The Company’s potentially dilutive securities, which include convertible preferred stock and outstanding stock options under the Company’s equity incentive plan have been excluded from the computation of diluted net loss per share as they would be anti-dilutive. For all periods presented, there is no difference in the number of shares used to calculate basic and diluted shares outstanding due to the Company’s net loss position.

The following table sets forth the outstanding potentially dilutive securities that have been excluded in the calculation of diluted net loss per share because their inclusion would be anti-dilutive:

December 31,	2020	2019
Series Seed convertible preferred stock	734,218	734,218
Series A convertible preferred stock	7,211,652	7,211,652
Common stock options	1,232,500	1,040,000

Recently Adopted Accounting Pronouncements

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (FASB ASC Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement (“ASU 2018-13”), which eliminates, modifies, and adds disclosure requirements on fair value measurements. The standard is effective for annual periods beginning after December 15, 2019, including interim periods within those fiscal years, and early adoption is permitted. The amendments on changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements, and the narrative description of measurement uncertainty should be applied prospectively for only the most recent interim or annual period presented in the initial fiscal year of adoption. All other amendments should be applied retrospectively to all periods presented upon their effective date. The adoption of ASU 2018-13 did not have a material impact on the Company’s financial statements and disclosures.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (FASB ASC Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”), as part of its simplification initiative to reduce the cost and

Aadi Bioscience, Inc.

Notes to Financial Statements

complexity in accounting for income taxes. The amendments in ASU 2019-12 removes certain exceptions related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. ASU 2019-12 also amends other aspects of the guidance to help simplify and promote consistent application of U.S. GAAP. The guidance is effective for interim and annual periods beginning after December 15, 2020, with early adoption permitted. The Company early adopted the new standard in 2020 and the adoption of the standard did not have a material impact on the Company’s financial statements and disclosures.

In February 2016, the FASB issued ASU 2016-02, Leases (FASB ASC Topic 842) (“ASU 2016-02”). The FASB subsequently issued ASU 2018-10, Codification Improvements to Topic 842, Leases, ASU 2018-11, Leases (FASB ASC Topic 842): Targeted Improvements, and ASU 2019-01, Leases (FASB ASC Topic 842): Codification Improvements, to further amend ASU 2016-02. ASU 2016-02, as amended, provides revised guidance related to the accounting and reporting of leases, including a requirement for lessees to recognize most leases on the balance sheet. The recognition, measurement and presentation of expenses and cash flows arising from a lease by a lessee will depend on its classification as a finance or operating lease. For public entities, the guidance is effective for fiscal years beginning after December 15, 2018, with early adoption permitted. Companies may adopt retrospectively as of the earliest period presented or retrospectively at the beginning of the period of adoption through a cumulative-effect adjustment, in each case with a number of practical expedients that entities may elect to apply. The Company adopted ASC 842 as of January 1, 2019, electing the alternative modified transition method that allows for a cumulative-effect adjustment in the period of adoption and did not restate prior periods. The Company elected the package of practical expedients permitted under the transition guidance. See Note 9 for further disclosure on the Company’s leasing arrangements.

Accounting Pronouncements Not Yet Adopted

In August 2020, the FASB issued ASU 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40). This new guidance is intended to reduce the complexity of accounting for convertible instruments. The guidance also addresses how convertible instruments are accounted for in the diluted earnings per share calculation and requires enhanced disclosures about the terms of convertible instruments. Entities may adopt ASU 2020-06 using either a partial retrospective or fully retrospective method of transition. This ASU is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years for smaller reporting companies. The Company is currently evaluating the impact the adoption of ASU 2018-13 will have on the Company’s financial statements.

4.	EOC License Agreement

In December 2020, the Company entered into the EOC License Agreement with EOC Pharma for the further development and commercialization of ABI-009 in the Licensed Territory. Under the terms of the EOC License Agreement, Aadi granted to EOC Pharma an exclusive, royalty-bearing license to develop and commercialize the product in the Licensed Territory.

Unless earlier terminated, the term of the EOC License Agreement continues until the expiration of the royalty obligations. Prior to the expiration of the EOC License Agreement, EOC Pharma has the right to terminate the agreement for any reason upon 120 days advance written notice. Either party may terminate the EOC License Agreement in the event that the other party breaches the agreement and fails to cure the breach, becomes insolvent or challenges certain of the intellectual property rights licensed under the agreement.

Aadi Bioscience, Inc.

Notes to Financial Statements

The Company received a $14.0 million upfront payment in January 2021 and is eligible to receive an additional $257.0 million in the aggregate upon achievement of certain development, regulatory, and sales milestones, as well as tiered royalties on net sales in the Licensed Territory. Under the terms of the EOC License Agreement, EOC Pharma will fund all research, development, regulatory, marketing and commercialization activities in the defined Licensed Territory.

The Company assessed the EOC License Agreement with EOC Pharma in accordance with FASB ASC Topic 606 and concluded that EOC Pharma is a customer. Additionally, the Company identified the license of ABI-009 provided to EOC Pharma as the sole performance obligation. The $14.0 million upfront payment received from EOC Pharm is non-refundable and non-creditable and is considered fixed consideration. For the year ended December 31, 2020, the Company recognized $14.0 million as license revenue under the EOC License Agreement.

Both the milestones and royalty payments under the EOC License Agreement are considered variable consideration. Under the “most-likely” method, the Company will apply a constraint to these amounts until it has received notification from EOC Pharma that the milestones and royalty payments have been achieved.

5.	Convertible Notes

The Company received $8.1 million in October 2019 and $1.0 million in January 2020 for the proceeds from the issuance of Convertible Notes. The October 2019 convertible notes were issued to existing equity holders. The Convertible Notes originally had a maturity date of one year from the date of issuance and bear an escalating interest rate of 6% per annum for the first four months following the effective date of the loan agreement, 8% per annum for the fifth and sixth months, and 10% per annum for the remaining six months of the note term until maturity at twelve months. The Convertible Notes contain certain redemption features, including conversion to preferred stock upon the closing of the Company’s next issuance of preferred stock resulting in net proceeds to the Company of at least $25.0 million (“Qualified Financing”). The Convertible Notes will convert into a variable, whole number of preferred shares equal to the number obtained by dividing the principal plus accrued interest of the Convertible Notes by 80% of the price per share paid by cash investors in the Qualifying Financing if converted in the first four months following the effective date of the loan agreement, 75% if converted in months five or six, and 70% if converted later than six months. The Convertible Notes also contain a mandatory prepayment provision that requires the Company to pay the outstanding principal, plus accrued and unpaid interest together with a premium in the event that a qualified liquidity event occurred. The premium is equal to 120% of the outstanding principal amount to be prepaid in the event the liquidity event occurs within four months of the note date, 130% between the fifth and sixth month, and 140% if after the sixth month but prior to maturity.

In November 2020, the Company entered into an amendment to the original Convertible Notes, whereby the term was extended from one year to two years. The amendment was accounted for under debt modification accounting.

6.	Payroll Protection Program Loan

On March 27, 2020, President Trump signed into law the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”). The CARES Act, among other things, includes provisions relating to refundable payroll tax credits, deferment of employer side social security payments, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations and technical corrections to

Aadi Bioscience, Inc.

Notes to Financial Statements

tax depreciation methods for qualified improvement property. The CARES Act also appropriated funds for the Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”) loans that are forgivable in certain situations to promote continued employment, as well as Economic Injury Disaster Loans to provide liquidity to small businesses harmed by COVID-19.

In May 2020, Aadi was approved for a $194,366 SBA PPP loan, as provided for in the CARES Act (“PPP Loan”). Under certain conditions, the PPP Loan and accrued interest are forgivable after a twenty-four-week covered period as long as the loan proceeds were used for eligible expenses, including payroll, benefits, rent and utilities, and the company maintains certain payroll levels. The amount of loan forgiveness is subject to reduction if the Company terminates employees or reduces salaries during the twenty-four-week covered period. The unforgiven portion of the loan is payable over two years at an interest rate of 1%, with a deferral of payments for the ten months following the end of the twenty-four-week covered period. While the Company currently believes that the use of the loan proceeds will meet the conditions for forgiveness of the loan by the SBA, forgiveness of the loan has not been granted by the SBA and therefore the PPP Loan is accounted for as a liability in other current liabilities and other long-term liabilities on the balance sheet as of December 31, 2020.

7.	Stockholders’ Equity (Deficit)

Under the Amended and Restated Certificate of Incorporation dated March 29, 2017, the Company had a total of 27,946,166 shares of capital stock authorized for issuance, consisting of 20,000,000 shares of Common Stock, par value of $0.0001 per share, and 7,946,166 shares of Preferred Stock, par value of $0.0001 per share. Of the 7,946,166 shares of authorized Preferred Stock, 734,218 are designated Series Seed Preferred Stock and 7,211,948 shares are designated Series A Preferred Stock.

Series Seed Preferred Stock

On February 23, 2017, the Company converted from a limited liability company to a corporation and at that time converted 734,218 membership units into shares of Series Seed Preferred Stock. As of December 31, 2020, and 2019, all of the 734,218 shares of designated Series Seed Preferred Stock were issued and outstanding.

Series A Preferred Stock

In February and March 2017, the Company sold and issued in a private placement 5,847,940 shares of Series A Preferred Stock at $3.42 per share (the “Series A Financing”). Upon the closing of the Series A Financing, convertible notes issued in 2015 converted into 482,426 shares of Series A Preferred Stock at 85% of the $3.42 price per share (the “Series A Original Issue Price”) paid by the Series A Financing investors. Convertible notes issued in 2017 converted into 881,286 shares of Series A Preferred Stock at the Series A Original Issue Price. As of December 31, 2020, and 2019, of the 7,211,948 shares designated as Series A Preferred Stock, 7,211,652 shares were issued and outstanding.

Common Stock

On February 23, 2017, the Company converted from a limited liability company to a corporation and at that time converted 8,015,000 membership units to shares of Common Stock. As of December 31, 2020, and 2019, of the authorized 20,000,000 shares of Commons Stock, 8,015,000 shares were issued and outstanding. The voting, dividend, and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers, and preferences of the holders of the Preferred Stock. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders.

Aadi Bioscience, Inc.

Notes to Financial Statements

The Company’s preferred stock has the following characteristics:

Dividends

Holders of Series A Preferred Stock, in preference to the holders of Common Stock and Series Seed Preferred Stock, shall be entitled to receive cumulative dividends at the annual accrual rate of 4% of the Series A Original Issue Price. Such dividends shall accrue from day to day, however, shall be payable only when and if declared by the Company’s Board of Directors. There have been no dividends declared by the board as of December 31, 2020 and 2019. Upon conversion of the shares of Series A Preferred Stock into Common Stock, the Company shall pay accrued but unpaid dividends on the Series A Preferred Stock converted either in shares of Common Stock at the fair market value in effect at the time of conversion or in cash, as determined by the Board of Directors.

Liquidation

The holders of the Series A Preferred Stock are entitled to receive liquidation preferences at the Series A Original Issue Price of $3.42, plus all accrued but unpaid dividends, whether or not declared. Liquidation payments to the holders of Series A Preferred Stock have priority and are made in preference to any payments to the holders of Series Seed Preferred Stock and Common Stock.

After full payment of the liquidation preference to the holders of the Series A Preferred Stock, the remaining assets, if any, will be distributed ratably to the holders of the Series Seed Preferred Stock at an amount per share equal to the greater of (a) the Series Seed Original Issue Price of $1.50 (the “Series Seed Original Issue Price”), plus any dividends accrued or declared but unpaid, or (b) such amount per share as would have been payable had all shares of Series Seed Preferred Stock been converted into Common Stock.

After full payment of the liquidation preference to the holders of the Series A Preferred Stock and Series Seed Preferred Stock, the remaining assets, if any, will be distributed ratably to the holders of the Series A Preferred Stock, Series Seed Preferred Stock, and Common Stock on an as-if-converted to Common Stock basis.

Conversion Rights

The shares of Series A Preferred Stock and Series Seed Preferred are convertible, at the option of the holder of such Series A Preferred Stock and Series Seed Preferred, at any time, into such number of shares of common stock as is determined by dividing the original issue price for such series of Series A Preferred Stock or Series Seed Preferred Stock, as applicable, by the conversion price for such series in effect at the time of conversion. The conversion price for the Series A Preferred Stock and Series Seed Preferred Stock, as applicable, initially means the original issue price for such series. The initial conversion price for the Series A Preferred Stock, and the rate at which shares of Series A Preferred Stock may be converted into shares of common stock, shall be subject to adjustment for dividends, stock splits, and other distributions. The conversion rate at December 31, 2020 and 2019 for the Series A Preferred Stock and Series Seed Preferred Stock was 1:1.

Each share of Series A Preferred Stock and Series Seed Preferred Stock is automatically converted into common stock at the then effective conversion rate (A) at any time upon the affirmative election of the holders of at least a majority of the outstanding shares of the Series A Preferred Stock, or (B) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company in which (i) the

Aadi Bioscience, Inc.

Notes to Financial Statements

public offering price per share is at least three times the applicable Series A Original Issue Price (subject to appropriate adjustment in the event of a stock split, stock dividend, combination, reclassification, or similar event affecting the Series A Preferred Stock), (ii) the gross cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least $30 million and (iii) the Company’s shares have been listed for trading on the New York Stock Exchange, NASDAQ Global Select Market or NASDAQ Global Market.

Redemption Rights

The holders of Preferred Stock do not have any redemption rights.

Voting

Each holder of Series A Preferred Stock or Series Seed Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of common stock into which the shares of Series A Preferred Stock or Series Seed Preferred Stock held by such holder are convertible. Except as provided by law or by the other provisions of the Company’s governance documents, holders of Series A Preferred Stock and Series Seed Preferred Stock shall vote together with the holders of Common Stock as a single class.

8.	Share-Based Compensation

Stock Option Plan

In February 2017, the Company approved the Amended and Restated 2014 Equity Incentive Plan (the “Amended and Restated 2014 Plan”). The Amended and Restated 2014 Plan provides for the issuance of 1,485,000 shares of Common Stock to officers, directors, employees, non-employee directors, and consultants of the Company. The Amended and Restated 2014 Plan allows for the grant of incentive stock options, non-statutory stock options, stock appreciation rights, restricted stock unit awards and other stock awards. There were 252,500 and 445,000 options remaining available for future issuance under the Amended and Restated 2014 Plan as of December 31, 2020 and 2019, respectively.

The options that are granted from the Amended and Restated 2014 Plan are exercisable at various dates as determined upon grant and will expire no more than ten years from their date of grant. Stock options generally vest over a four-year term. The exercise price of each option shall be determined by the Board of Directors, although generally options have an exercise price equal to the fair market value of the Company’s stock on the date of the option grant. In the case of incentive stock options, the exercise price shall not be less than 100% of the fair market value of the Company’s common stock at the time the option is granted. For holders of more than 10% of the Company’s total combined voting power of all classes of stock, incentive stock options may not be granted at less than 110% of the fair market value of the Company’s common stock at the date of grant and for a term not to exceed five years.

Aadi Bioscience, Inc.

Notes to Financial Statements

The following table summarizes the option activity for the year ended December 31, 2020:

	Options	Weighted Average Exercise Price	Weighted- Average Remaining Contractual Term (in Years)	Aggregate Intrinsic Value
Outstanding as of January 1, 2020	1,040,000	$0.59	7.59	$515,750
Granted	227,500	1.08	9.39
Exercised	—	—	—
Cancelled	(27,500)	0.79	—
Forfeited	(7,500)	0.73	—

Outstanding as of December 31, 2020	1,232,500	$0.67	7.26	$505,250

Vested and exercisable as of December 31, 2020	769,267	$0.53	6.27	$416,555
Vested and expected to vest as of December 31, 2020	1,232,500	$0.67	7.26	$505,250

All exercisable options are vested, and all outstanding options are vested or expected to vest.

The fair value of stock options granted during the years ended December 31, 2020 and 2019 was estimated at the grant date using the following assumptions:

December 31,	2020	2019
Weighted average grant date fair value (per share)	$0.81	$0.58
Risk-free interest rate	0.34% - 0.80%	1.83% - 2.63%
Expected volatility	89.57% - 92.52%	93.53% - 96.61%
Expected term (in years)	5.3 - 6.3	6.3-10.0
Expected dividend yield	0%	0%

The Company recognized stock-based compensation of $139,530 and $106,142 for the years ended December 31, 2020 and 2019, respectively. The total unrecognized compensation cost related to outstanding unvested stock-based awards as of December 31, 2020 was $255,522, which is expected to be recognized over a weighted-average remaining service period of 1.49 years.

Common Stock Reserved for Future Issuance

Common stock reserved for future issuance consisted of the following as of December 31, 2020 and 2019:

December 31,	2020	2019
Common stock options granted and outstanding	1,232,500	1,040,000
Common stock reserved for future option grants	252,500	445,000

	1,485,000	1,485,000

9.	Commitments and Contingencies

Operating Lease

In April 2019, the Company entered into a twenty-eight-month facility lease agreement for 2,760 square feet of office space in Los Angeles, California. The lease commenced on May 1, 2019 and is scheduled to expire on

Aadi Bioscience, Inc.

Notes to Financial Statements

August 31, 2021. The lease contains an option to extend the term for one additional three-year period. The lease includes four months of rent abatement and a rent escalation clause. Rent expense is being recorded on a straight-line basis. Rent expense related to this lease was $182,600 and $121,800 for the years ended December 31, 2020 and 2019, respectively.

The following table summarizes information related to leases:

December 31,	2020	2019
Assets:
Operating lease right-of-use assets	$119,007	$286,236

Total right-of-use assets	$119,007	$286,236

Liabilities:
Operating lease liabilities, current	$124,723	$188,272
Operating lease liabilities, non-current	—	133,475

Total operating lease liabilities	$124,723	$321,747

The future minimum lease payments required under the operating lease as of December 31, 2020, are summarized as follows:

Year Ending December 31, 2021	$127,476
2022	—
2023	—
2024	—

Total minimum lease payments	$127,476

Less: amount representing interest	$(2,753)

Present value of operating lease liabilities	$124,723

Less: operating lease liabilities, current	$(124,723)

Operating lease liabilities, non-current	$—

Remaining lease term (in years)	0.7
Incremental borrowing rate	6.8%

10.	Income Taxes

The income tax provision for the years ended December 31, 2020 and 2019 is as follows:

December 31,	2020	2019
Federal
Current	$—	$—
Deferred	—	—

State
Current	1,800	1,300
Deferred	—	—

Provision expense for income taxes	$1,800	$1,300

Aadi Bioscience, Inc.

Notes to Financial Statements

A reconciliation of the total income tax provision tax rate to the statutory federal income tax rate of 21% for the years ended December 31, 2020 and 2019, respectively are as follows:

Year ended December 31,	2020		2019
Income taxes at statutory rates	$(729,996)	21.0%	$(2,570,673)	21.0%
State income tax, net of federal benefit	(85,560)	2.5%	(245,522)	2.0%
Nondeductible interest	171,048	(4.9%)	18,876	(0.2%)
Other permanent items	56,618	(1.6%)	17,827	(0.2%)
Research credit	(999,859)	28.8%	(1,325,049)	10.8%
Change in valuation allowance	1,589,549	(45.7%)	4,105,841	(33.5%)

Income tax expense	$1,800	0.1%	$1,300	0.0%

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities as of December 31, 2020 and 2019, respectively are as follows:

December 31,	2020	2019
Deferred tax assets
Net operating loss carryforward	$7,265,000	$5,137,000
Research and development tax credits	2,782,000	1,776,000
Accrued liabilities	—	1,681,000
Other	227,000	96,000

Total gross deferred tax assets	10,274,000	8,690,000
Valuation allowance	(10,255,000)	(8,666,000)

Total gross deferred tax assets, net of valuation allowance	19,000	24,000

Deferred tax liabilities
Other	(19,000)	(24,000)

Total gross deferred tax liabilities	(19,000)	(24,000)

Net deferred tax assets / (liabilities)	$—	$—

Deferred income tax assets and liabilities are recorded for differences between the financial statement and tax basis of the assets and liabilities that will result in taxable or deductible amounts in the future based on enacted laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

The Company has evaluated the available evidence supporting the realization of its gross deferred tax assets, including the amount and timing of future taxable income, and has determined it is more likely than not that the assets will not be realized. As a result, the Company has concluded that a full valuation allowance against its deferred tax assets is necessary at this time.

As of December 31, 2020, the Company had federal and state net operating loss carryforwards of approximately $30,961,000 and $27,441,000, respectively. Of the amount of federal net operating loss carryforwards, $27,414,000 can be carried forward indefinitely. The remaining federal and state loss

Aadi Bioscience, Inc.

Notes to Financial Statements

carryforwards begin to expire in 2037, unless previous utilized. The Company also has federal and state research credit carryforwards of approximately $2,303,000 and $1,486,000, respectively, as of December 31, 2020. The federal and New Jersey research credit carryforwards will begin to expire in 2037 and 2027, respectively, unless previously utilized. The California research credit will carry forward indefinitely. The increase in the valuation allowance is $1,589,000 and $4,106,000 for the years ended December 31, 2020 and 2019, respectively.

Pursuant to Section 382 and 383 of the Internal Revenue Code (IRC), utilization of the Company’s net operating loss carryforwards and research credits may be subject to annual limitations in the event of any significant future changes in its ownership structure. These annual limitations may result in the expiration of net operating loss carryforwards and research credits prior to utilization. As of December 31, 2020, the Company has not completed an IRC Section 382 study. When this analysis is finalized, the Company plans to update its unrecognized tax benefits accordingly. The Company does not expect this analysis to be completed within the next 12 months. Due to the existence of the valuation allowance, future changes in the Company’s unrecognized tax benefits will not impact the Company’s effective tax rate.

Uncertain tax positions are evaluated based upon the facts and circumstances that exist at each reporting period. Subsequent changes in judgement based upon new information may lead to changes in recognition, derecognition, and measurement. Adjustment may result, for example, upon resolution of an issue with the taxing authorities or expiration of a statute of limitations barring an assessment for an issue.

The Company recognizes a tax benefit from an uncertain tax position when it is more likely than not that the position will be sustained upon examination by tax authorities.

The following table summarizes the changes to the Company’s gross unrecognized tax benefits for the years ended December 31, 2020 and 2019, respectively:

Year Ended December 31,	2020	2019
Beginning balance as of the beginning of the year	$2,210,000	$776,450
Increases (decreases) related to prior year positions	—	—
Increases related to current year positions	194,000	1,433,550

Balance as of the end of the year	$2,404,000	$2,210,000

Due to the existence of the valuation allowance, future recognition of previously unrecognized tax benefits will not impact the Company’s effective tax rate. The Company’s practice is to recognize interest and penalties related to income tax matters in income tax expense. The Company is subject to taxation in the United States, California and New Jersey. The Company’s tax years from inception are subject to examination by the United States California and New Jersey authorities due to the carryforward of unutilized NOLs and research and development credits.

The Company had no accrued interest or penalties related to income tax matters in the Company’s balance sheet as of December 31, 2020, and has not recognized interest or penalties in the Company’s statement of operations and comprehensive loss for the year ended December 31, 2020. Further, the Company is not currently under examination by any federal, state or local tax authority.

The CARES Act provides sweeping tax changes in response to the COVID-19 pandemic. Some of the more significant provisions are removal of certain limitations on utilization of net operating losses, increasing the loss

Aadi Bioscience, Inc.

Notes to Financial Statements

carryback period for certain losses to five years, and increasing the ability to deduct interest expense, as well as amending certain provisions of the previously enacted Tax Cuts and Jobs Act. As of December 31, 2020, the Company has not recorded any material adjustments to its income tax provision related to the provisions within the CARES Act. The Company will continue to analyze the impact that the CARES Act will have, if any, on its financial position, results of operations or cash flows.

11.	Subsequent Events

We have evaluated subsequent events through June 21, 2021, the date the financial statements were available for issuance.

On May 16, 2021, the Company entered into an agreement and plan of merger (“Merger Agreement” or “Merger”) with Aerpio Pharmaceuticals, Inc. (“Aerpio”), a Delaware corporation. If the Merger is completed, the business of Aadi will continue as the business of the combined company.

The Merger Agreement was approved by the members of the board of directors of the Company (the “Board”).

In connection with the Merger Agreement, Aerpio has entered into subscription agreements to raise an aggregate amount of approximately $155.0 million in a Private Investment in Public Equity (“PIPE”) financing in shares of common stock and pre-funded warrants to purchase Aerpio common stock. The PIPE financing is expected to be consummated concurrently with the closing of the Merger, subject to customary closing conditions, and is contingent on the closing of the Merger.

The closing of the Merger is subject to approval of the Aerpio’s shareholders and the satisfaction of certain closing conditions, including, among others, obtaining the requisite approval of the stockholders of Aerpio, Aerpio’s cash and cash equivalents maintaining a balance equal to or greater than $10.0 million and the completion of the PIPE financing. The Merger is intended to qualify as a tax-free reorganization for U.S. federal income tax purposes.

If Aerpio is unable to satisfy the closing conditions in Aadi’s favor or if other applicable closing conditions are not satisfied, Aadi will not be obligated to complete the Merger. The Merger Agreement provides Aerpio and Aadi with specified termination rights, and further provides that, upon termination of the Merger Agreement, under specified circumstances, Aerpio may be required to pay the Aadi a termination fee of $2.0 million. In addition, in connection with certain terminations of the Merger Agreement, Aerpio may be required to pay Aadi’s out-of-pocket fees and expenses up to $750,000.

If the Merger is consummated, on a pro forma basis, current shareholders of Aadi will own approximately 66.8% and current shareholders of Aerpio will own approximately 33.2% of the combined company upon the closing of the Merger, without giving effect to the proposed PIPE. Following the closing of the anticipated PIPE financing, the former Aadi shareholders are expected to own approximately 29.6% of the outstanding shares of Aerpio common stock, on a fully-diluted basis, the shareholders of Aerpio (as of immediately prior to the closing of the Merger) are expected to own approximately 14.7% of the outstanding shares of Aerpio common stock, on a fully-diluted basis, and the PIPE investors are expected to own approximately 55.7% of the outstanding shares of Aerpio common stock, on a fully-diluted basis.

The Merger Agreement contemplates contingent value rights which entitle the holder to receive a defined percentage of net proceeds, if any, received by the newly combined company with respect to certain Aerpio assets which will be executed at or prior to the effective time of the Merger.

Aadi Bioscience, Inc.

Index to Financial Statements

As of March 31, 2021 (unaudited) and December 31, 2020

and for the three months ended March 31, 2020 and 2019 (unaudited)

Aadi Bioscience, Inc.

Condensed Balance Sheets

	March 31, 2021	December 31, 2020
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$15,018,601	$4,454,730
Accounts receivable	119,561	14,148,829
Prepaid expenses and other current assets	233,829	81,429

Total current assets	15,371,991	18,684,988

Property and equipment, net	18,532	20,773
Operating lease right-of-use assets	75,096	119,007

Total assets	$15,465,619	$18,824,768

Liabilities and stockholders’ deficit

Current liabilities
Accounts payable	$3,586,319	$2,391,996
Accrued liabilities	3,522,327	4,098,899
Payable to related party	14,439,473	14,314,473
Convertible promissory notes payable at fair value (includes related party amounts of $10,271,022 and $9,029,032, respectively)	11,519,775	9,029,032
Operating lease liabilities, current portion	72,910	124,723
Other current liabilities	158,109	98,816

Total current liabilities	33,298,913	30,057,939

Convertible promissory notes payable at fair value	—	1,101,627
Other long-term liabilities	37,998	96,810

Total liabilities	33,336,911	31,256,376

Commitments and contingencies (Note 9)

Stockholders’ equity (deficit)
Series Seed preferred stock, $0.0001 par value, 734,218 shares authorized, issued, and outstanding as of March 31, 2021 and December 31, 2020; aggregate liquidation preference of $1,101,327 as of March 31, 2021 and December 31, 2020	73	73
Series A preferred stock, $0.0001 par value; 7,211,948 shares authorized; 7,211,652 shares issued and outstanding; aggregate liquidation preference of $28,679,506 and $28,432,867 as of March 31, 2021 and December 31, 2020, respectively	721	721
Common stock, $0.0001 par value; 20,000,000 shares authorized; 8,015,000 shares issued and outstanding as of March 31, 2021 and December 31, 2020	802	802
Additional paid-in capital	20,197,265	20,161,306
Accumulated deficit	(38,070,153)	(32,594,510)

Total stockholders’ deficit	(17,871,292)	(12,431,608)

Total liabilities and stockholders’ deficit	$15,465,619	$18,824,768

See accompanying notes to financial statements.

Aadi Bioscience, Inc.

Condensed Statements of Operations and Comprehensive Loss

Three Months ended March 31,	2021	2020
	(unaudited)
Revenue
Grant revenue	$119,561	$110,558

Total revenue	119,561	110,558

Operating expenses
Research and development (includes related party amounts of $125,000 and $468,750, respectively)	3,643,484	2,641,482
General and administrative	562,639	672,402

Total operating expenses	4,206,123	3,313,884

Loss from operations	(4,086,562)	(3,203,326)

Other income (expense)
Change in fair value of convertible promissory notes	(1,165,349)	—
Interest income	514	28,291
Interest expense (includes related party amounts of $199,110 and $136,596, respectively)	(224,246)	(148,760)

Total other expense	(1,389,081)	(120,469)

Net loss and comprehensive loss	(5,475,643)	(3,323,795)
Convertible preferred stock cumulative and undeclared dividends	(246,639)	(246,639)

Net loss attributable to common stockholders	$(5,722,282)	$(3,570,434)

Net loss per share attributable to common stockholders, basic and diluted	$(0.71)	$(0.45)

Weighted-average shares of common stock outstanding, basic and diluted	8,015,000	8,015,000

See accompanying notes to financial statements.

Aadi Bioscience, Inc.

Condensed Statements of Stockholders’ Equity (Deficit)

For the Three Months Ended March 31, 2020 (unaudited)
	Series Seed Preferred Stock		Series A Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Additional Pain-In Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
Balance as of January 1, 2020	734,218	$73	7,211,652	$721	8,015,000	$802	$20,021,776	$(29,117,038)	$(9,093,666)

Share-based compensation expense	—	—	—	—	—	—	29,150	—	29,150
Net loss	—	—	—	—	—	—	—	(3,323,795)	(3,323,795)

Balance as of March 31, 2020	734,218	$73	7,211,652	$721	8,015,000	$802	$20,050,926	$(32,440,833)	$(12,388,311)

For the Three Months Ended March 31, 2021 (unaudited)
	Series Seed Preferred Stock		Series A Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Additional Pain-In Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
Balance as of January 1, 2021	734,218	$73	7,211,652	$721	8,015,000	$802	$20,161,306	$(32,594,510)	$(12,431,608)

Share-based compensation expense	—	—	—	—	—	—	35,959	—	35,959
Net loss	—	—	—	—	—	—	—	(5,475,643)	(5,475,643)

Balance as of March 31, 2021	734,218	$73	7,211,652	$721	8,015,000	$802	$20,197,265	$(38,070,153)	$(17,871,292)

See accompanying notes to financial statements.

Aadi Bioscience, Inc.

Condensed Statements of Cash Flows

Three Months ended March 31,	2021	2020
	(unaudited)
Cash flows from operating activities
Net loss	$(5,475,643)	$(3,323,795)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Share-based compensation expense	35,959	29,150
Non-cash interest expense (includes related party amounts of $199,110 and $136,596, respectively)	224,246	148,760
Non-cash lease expense	43,911	40,623
Change in fair value of convertible promissory notes (includes related party amounts of $1,042,880 and $0, respectively)	1,165,349	—
Depreciation expense	2,241	2,241
Changes in operating assets and liabilities:
Accounts receivable	14,029,268	169,339
Prepaid expenses and other current assets	(1,644)	(31,350)
Operating lease liability	(51,812)	(46,713)
Other non-current assets	—	36,957
Accounts payable and accrued liabilities	466,996	(1,963,574)
Payable to related party	125,000	468,750

Net cash provided by (used in) operating activities	10,563,871	(4,469,612)

Cash flows from financing activities
Proceeds from issuance of convertible promissory notes	—	1,000,000

Net cash provided by financing activities	—	1,000,000

Net increase (decrease) in cash and cash equivalents	10,563,871	(3,469,612)
Cash and cash equivalents as of beginning of year	4,454,730	15,961,923

Cash and cash equivalents as of three months ended	$15,018,601	$12,492,311

Supplemental disclosure of non-cash activity:
Deferred transaction costs included in accounts payable and accrued liabilities	$150,756	$—

See accompanying notes to financial statements.

Aadi Bioscience, Inc.

Notes to Condensed Financial Statements

(Unaudited)

1.	Business and Business Organization

Description of Business

Aadi LLC was originally formed in the State of Delaware on September 29, 2011. Aadi LLC converted to Aadi Bioscience, Inc. (“Aadi” or the “Company”) and was incorporated in the State of Delaware on February 27, 2017. The Company is a privately-held, clinical stage biopharmaceutical company focused on development and commercialization of precision medicines targeted to rare mutation-driven diseases. Aadi’s initial focus is on the development of nab-sirolimus (sirolimus albumin-bound nanoparticles for injectable suspension, or “ABI-009”) for diseases driven by mTOR pathway activation through mutations or deletions of specific genes such as TSC1, TSC2 or PTEN. ABI-009 has a markedly different pharmacological and pharmacokinetic profile compared to any other mTOR inhibitor. ABI-009 is licensed to Aadi by Abraxis BioScience, LLC, a wholly owned subsidiary of Celgene Corporation, now Bristol Myers Squibb (“Celgene”), for all therapeutic areas including oncology, cardiovascular, and metabolic related diseases.

The Company commenced operations in 2014. Those operations have consisted principally of performing research and development activities and raising capital. The Company’s activities are subject to significant risks and uncertainties, including failing to secure additional funding before sustainable revenues and profit from operations are achieved.

Going Concern

Management is required to perform a two-step analysis over its ability to continue as a going concern. Management must first evaluate whether there are conditions and events that raise substantial doubt about the Company’s ability to continue as a going concern (step 1). If management concludes that substantial doubt is raised, management is also required to consider whether its plans alleviate that doubt (step 2).

The Company has experienced net losses since its inception and expects to continue to incur net losses into the foreseeable future. The Company had an accumulated deficit of $38.1 million as of March 31, 2021 and net loss of $5.5 million for the three months ended March 31, 2021. To date, these operating losses have been funded primarily from outside sources of invested capital through the issuance of convertible promissory notes, grant funding, the sale of securities, and proceeds from license agreements. As of March 31, 2021, the Company had cash and cash equivalents of $15.0 million. Management expects operating losses and negative cash flows to continue for the foreseeable future as the Company continues to incur costs related to research and development efforts. Management has prepared cash flow forecasts which indicate that based on the Company’s expected operating losses and negative cash flows, there is substantial doubt about the Company’s ability to continue as a going concern within twelve months after the date that the financial statements are issued.

Management’s ability to continue as a going concern is dependent upon its ability to raise additional funding. Management has plans to raise additional capital to fulfill its operating and capital requirements for the next 12 months. The Company’s plans include continuing to fund its operating losses and capital funding needs through debt and equity financing, grant funding, or through collaborations or partnerships with other companies. These financing options may not be available on a timely basis or on terms acceptable to the Company. If the Company is not able to secure adequate additional funding in a timely manner or on favorable terms, the Company may be forced to make reductions in spending, extend payment terms with suppliers, liquidate assets where possible, suspend or curtail planned programs, or explore a sale of the Company. Any of these actions could have a material adverse effect on the Company’s business, results of operations and future prospects.

Aadi Bioscience, Inc.

Notes to Condensed Financial Statements

(Unaudited)

These financial statements have been prepared assuming the Company will continue as a going concern, which contemplates continuity of operations, the realization of assets and the satisfaction of liabilities in the normal course of business. These financial statements do not reflect any adjustments that might result if the Company is unable to continue as a going concern. Other than revenues from payments received under a license agreement, the Company has not generated any substantial revenues and has not yet achieved profitable operations, nor has it ever generated positive cash flows from operations. There is no assurance that profitable operations, if achieved, could be sustained on a continuing basis. Further, the Company’s future operations are dependent on the success of the Company’s efforts to raise additional capital, the timing and receipt of any regulatory approvals, and the market acceptance of the Company’s products. There can be no assurance that these efforts will be successful.

COVID-19

In December 2019, a strain of coronavirus was reported in Wuhan, China and began to spread globally, including to the United States and Europe, in the following months. The World Health Organization has declared COVID-19 to be a global pandemic. The full impact of the COVID-19 pandemic is inherently uncertain at the time of this report. The COVID-19 pandemic has resulted in travel restrictions and, in some cases, prohibitions of non-essential activities, disruption and shutdown of businesses, and greater uncertainty in global financial markets. As COVID-19 has spread, it has significantly impacted the health and economic environment around the world, and many governments have closed most public establishments, including restaurants, workplaces, and schools. Aadi’s ongoing clinical trials have been, and may continue to be, affected by the closure of offices, or country borders, among other measures being put in place around the world. The inability to travel and conduct face-to-face meetings can also make it more difficult to enroll new patients in ongoing or planned clinical trials. Any of these circumstances will potentially have a negative impact on our financial results and the timing of our clinical trials.

The COVID-19 pandemic has caused the Company to modify business practices (including but not limited to curtailing or modifying employee travel, moving to full remote work, and cancelling physical participation in meetings, events, and conferences), and may take further actions as may be required by government authorities or that are determined to be in the best interests of the Company’s employees, patients, and business partners.

The extent of the impact of the COVID-19 pandemic on Aadi’s future liquidity and operational performance will depend on certain developments, including the duration and spread of the outbreak, the availability and effectiveness of vaccines, the impact on our clinical trials, patients, and collaboration partners, and the effect on our suppliers.

2.	Related Party Transactions

Celgene License Agreement

On April 9, 2014, the Company entered into a license agreement (the “Celgene License Agreement”) with a wholly-owned subsidiary of Celgene, for exclusive rights for certain patents and a non-exclusive license for certain technology and know-how pertaining to ABI-009. The Celgene License Agreement will remain in effect from the effective date of April 9, 2014 until expiration of all milestone and royalty payment obligations under the agreement, unless terminated by either of the parties upon giving an advance notice as specified in the Celgene License Agreement. Under the terms of the Celgene License Agreement, Celgene agreed to supply the Company with licensed products of ABI-009 necessary for clinical or non-clinical development.

Aadi Bioscience, Inc.

Notes to Condensed Financial Statements

(Unaudited)

Celgene had the option to terminate the Celgene License Agreement and all of the Company’s related rights and licenses upon the occurrence of each of the following: (a) successful completion of the first Phase 2 Trial for a licensed product (“First Trigger Event”), or (b) if Celgene elects not to exercise its option upon the First Trigger Event, then upon the acceptance by the Food and Drug Administration or the European Medicines Agency, as applicable, of the first New Drug Application either in the United States or European Union, whichever occurs first, for a licensed product (“Second Trigger Event”). Celgene could also terminate the Celgene License Agreement upon written notice to the Company at any time following the occurrence of the First Trigger Event and prior to the occurrence of the Second Trigger Event (an “Early Exercise”). In each case, the termination would be subject to a payment to the Company by Celgene equal to the valuation of the Company as per the terms of the Celgene License Agreement. On October 3, 2016, the Celgene License Agreement was amended to include an option extension payment that allowed Celgene the option of paying $3.0 million to the Company to extend the period of time that Celgene had to Early Exercise. The Company has certain milestones that it is required to meet as specified in the Celgene License Agreement. If the Company fails to meet these milestones and cannot agree upon new terms and conditions, Celgene may terminate the Celgene License Agreement.

The Company paid Celgene a non-refundable initial fee of $125,000 in cash during 2014. Celgene is entitled to receive certain development milestone payments, royalties on net sales from licensed products under the agreement and any sublicense fees. No payments were made related to milestones or royalties under this agreement during the three months ended March 31, 2021 or 2020.

On May 1, 2019, Celgene terminated its rights to elect an option to terminate the Celgene License Agreement upon the occurrence of a First Trigger Event, Second Trigger Event or Early Exercise. As a result, the Company is free to negotiate and enter into any agreement with respect to an acquisition of all or substantially all of the business or assets of the Company whether by merger, sale of equity or assets, or otherwise and to consummate the same as it sees fit.

On November 15, 2019, Celgene and the Company entered into an amendment to the Celgene License Agreement (the “Amended Celgene License Agreement”) to terminate certain of Celgene’s ABI-009 product supply obligations and to transfer control over certain regulatory filings under the original Celgene License Agreement from Celgene to the Company. The Amended Celgene License Agreement also waived the obligations related to certain development milestone payments and waived the liability related to 2016 and 2017 licensed drug manufacturing costs of $1.2 million and $2.7 million, respectively.

On December 8, 2020, the Company entered into a license agreement (“EOC License Agreement”) with EOC Pharma (Hong Kong) Limited (“EOC Pharma”) under which the Company received $14.0 million in non-refundable upfront consideration as partial payment for the rights and licenses granted to EOC by the Company for the further development and commercialization of ABI-009 in the People’s Republic of China, Hong Kong Special Administration Region, Macao Special Administrative Region and Taiwan (the “Licensed Territory”). In accordance with the Celgene License Agreement, the Company is required to pay 20% of all sublicense fees to Celgene. As such, the Company recognized $2.8 million of license expense with a related party in the fourth quarter of 2020 and had a corresponding $2.8 million sublicense payable in payable to related party in the balance sheet as of March 31, 2021 and December 31, 2020. Refer to Note 4 for additional information on the EOC License Agreement.

Aadi Bioscience, Inc.

Notes to Condensed Financial Statements

(Unaudited)

Convertible Promissory Notes

The Company issued convertible promissory notes to existing equity holders in October 2019 (refer to Note 5 for additional information regarding the convertible promissory notes).

3.	Summary of Significant Accounting Policies

Basis of Presentation

The accounting and reporting policies of the Company are in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), which is based on the accrual method of accounting.

Segment Information

Operating segments are defined as components of an enterprise about which separate discrete information is available for evaluation by the chief operating decision maker, or decision-making group, in deciding how to allocate resources and in assessing performance. The Company views its operations and manages its business in one operating segment, which is the business of developing and commercializing proprietary therapeutics. All the assets and operations of the Company’s sole operating segment are located in the United States.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that impact the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities in the Company’s financial statements and accompanying notes. In the opinion of management, all adjustments, consisting of normal recurring accruals, considered necessary for a fair presentation have been included. Although these estimates are based on the Company’s knowledge of current events and actions it may undertake in the future, actual results may materially differ from these estimates and assumptions.

Concentration of Credit Risk

Financial instruments, which potentially subject the Company to concentration of credit risk, consist primarily of cash and cash equivalents and certain investments in money market funds. The Company maintains deposits in federally insured financial institutions in excess of federally insured limits. Management believes that the Company is not exposed to significant credit risk due to the financial position of the depository institutions in which those deposits are held. The Company has not experienced any losses on deposits since inception.

Cash and Cash Equivalents

The Company considers all highly liquid marketable securities purchased with original maturities of three months or less at the purchase date to be cash equivalents. As of March 31, 2021 and December 31, 2020, cash equivalents included money market investments totaling $3.0 million.

Fair Value Option

As permitted under the FASB Accounting Standards Codification (“ASC”) Topic 825, Financial Instruments, (“FASB ASC Topic 825”), the Company has elected the fair value option to account for its

Aadi Bioscience, Inc.

Notes to Condensed Financial Statements

(Unaudited)

convertible promissory notes issued. In accordance with FASB ASC Topic 825, the Company records these convertible promissory notes at fair value with changes in fair value recorded in the statements of operations and comprehensive loss. As a result of applying the fair value option, direct costs and fees related to the convertible promissory notes were recognized in earnings as incurred and not deferred.

Fair Value of Financial Instruments

The accounting guidance defines fair value, establishes a consistent framework for measuring fair value, and expands disclosure for each major asset and liability category measured at fair value on either a recurring or nonrecurring basis. Fair value is defined as an exit price representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the accounting guidance establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1: Observable inputs, such as quoted prices in active markets

Level 2: Inputs, other than the quoted prices in active markets that are observable either directly or indirectly

Level 3: Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions which reflect those that a market participant would use

Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of fair value assets and liabilities and their placement within the fair value hierarchy levels.

In determining the fair value of its financial instruments, the Company considers the source of observable market data inputs, liquidity of the instrument, the credit risk of the counterparty to the contract, and its risk of nonperformance. In the case fair value is not observable, for the items subject to fair value measurements, the Company applies valuation techniques deemed the most appropriate under the U.S. GAAP guidance based on the nature of the assets and liabilities being measured.

The carrying amounts of cash equivalents, accounts receivable, prepaid expenses, accounts payable, and accrued liabilities are reasonable estimates of their fair value because of the short maturity of these items.

Aadi Bioscience, Inc.

Notes to Condensed Financial Statements

(Unaudited)

The following table sets forth the fair value of the Company’s financial assets and liabilities, allocated into the Level 1, Level 2 and Level 3 hierarchy that were measured at fair value on a recurring basis:

	Fair Value Measurements as of March 31, 2021
	Level 1	Level 2	Level 3	Total
Assets:
Money market funds	$3,040,820	$—	$—	$3,040,820

Liabilities:
Convertible promissory notes	$—	$—	$11,519,775	$11,519,775

	Fair Value Measurements as of December 31, 2020
	Level 1	Level 2	Level 3	Total
Assets:
Money market funds	$3,040,583	$—	$—	$3,040,583

Liabilities:
Convertible promissory notes	$—	$—	$10,130,659	$10,130,659

As further described in Note 5, the Company issued convertible promissory notes in October 2019 and January 2020 (collectively the “Convertible Notes”). The Company elected the fair value option to account for the Convertible Notes. The fair value was estimated using a scenario-based analysis based on the probability-weighted value of expected future investment returns, considering possible outcomes available to the noteholders including conversions in subsequent equity financings, change of control transactions, settlement, and dissolution. The Company adjusts the carrying value of its Convertible Notes to their estimated fair value at each reporting date, with any related increases or decreases in the fair value recorded as a change in fair value of convertible promissory notes in the statements of operations and comprehensive loss.

As of March 31, 2021 and December 31, 2020, the significant unobservable inputs used in the fair value measurement of the Convertible Notes included an expected settlement date in July 2021 and June 2021, respectively, and an estimated discount rate of 25%. Other significant unobservable inputs include the relative weighting applied to the possible outcomes available to the noteholders including conversions in subsequent equity financings, change of control transactions, settlement, and dissolution.

There are significant judgments, assumptions and estimates inherent in the determination of the fair value of the convertible promissory notes described above. These include determination of a valuation method and selection of the possible outcomes available to the Company, including the determination of timing and expected future investment returns for such scenarios, as well as the likelihood of repayment, conversion, and dissolution. The related judgments, assumptions and estimates are highly interrelated and changes in any one assumption could necessitate changes in another. Any changes in the probability of a particular outcome would require a related change to the probability of another outcome.

Aadi Bioscience, Inc.

Notes to Condensed Financial Statements

(Unaudited)

The following table provides a reconciliation of the Convertible Notes (refer to Note 5) measured at fair value using significant unobservable inputs (Level 3):

Convertible Notes (Level 3)
Balance as of December 31, 2020	$10,130,659
Accrual of interest	223,767
Change in fair value of convertible promissory notes	1,165,349

Balance as of March 31, 2021	$11,519,775

There have been no transfers between levels during the reporting periods.

Property and Equipment, Net

Property and equipment, which consist of computers, furniture and fixtures, and office equipment, are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets (generally five years).

Leases

The Company accounts for leases in accordance with ASC 842. At the inception of a contractual arrangement, the Company determines whether the contract contains a lease by assessing whether there is an identified asset and whether the contract conveys the right to control the use of the identified asset in exchange for consideration over a period of time. If both criteria are met, the Company records the associated lease liability and corresponding right-of-use asset upon commencement of the lease using the implicit rate or a discount rate based on a credit-adjusted secured borrowing rate commensurate with the term of the lease. The Company does not recognize assets or liabilities for leases with lease terms of less than 12 months.

The Company additionally evaluates leases at their inception to determine if they are to be accounted for as an operating lease or a finance lease. A lease is accounted for as a finance lease if it meets one of the following five criteria: the lease has a purchase option that is reasonably certain of being exercised, the present value of the future cash flows is substantially all of the fair market value of the underlying asset, the lease term is for a significant portion of the remaining economic life of the underlying asset, the title to the underlying asset transfers at the end of the lease term, or if the underlying asset is of such a specialized nature that it is expected to have no alternative uses to the lessor at the end of the term. Leases that do not meet the finance lease criteria are accounted for as an operating lease. Operating lease assets represent a right to use an underlying asset for the lease term and operating lease liabilities represent an obligation to make lease payments arising from the lease. Operating lease liabilities with a term greater than one year and their corresponding right-of-use assets are recognized on the balance sheets at the commencement date of the lease based on the present value of lease payments over the expected lease term.

Certain adjustments to the right-of-use asset may be required for items such as initial direct costs paid or incentives received. As the Company’s leases do not typically provide an implicit rate, the Company utilizes the appropriate incremental borrowing rate, determined as the rate of interest that the Company would have to pay to borrow on a collateralized basis over a similar term and in a similar economic environment. For finance leases, depreciation expense is recognized for the leased asset acquired and interest expense is recognized related to the

Aadi Bioscience, Inc.

Notes to Condensed Financial Statements

(Unaudited)

portion of the financing in the statements of operations. For operating leases, lease cost is recognized on a straight-line basis over the lease term and variable lease payments are recognized as operating expenses in the period in which the obligation for those payments is incurred. Variable lease payments primarily include common area maintenance, utilities, real estate taxes, insurance, and other operating costs that are passed on from the lessor in proportion to the space leased by the Company. The Company has elected the practical expedient to not separate between lease and non-lease components.

Accounts Receivable

Accounts receivable as of March 31, 2021 and December 31, 2020 represents grant revenue recognized to date, but for which payment has not yet been received from the funding agency. The December 31, 2020 balance also includes $14.0 million receivable related to the EOC Pharma upfront payment. Estimates for allowances for doubtful accounts are determined based on existing contractual obligations and historical payment patterns. No allowance for doubtful accounts was recorded as of March 31, 2021 and December 31, 2020.

Revenue Recognition

Revenue Under License Agreement

The Company generates revenues from payments received under a license agreement. Under such license agreements, the Company recognizes revenue when it transfers promised goods or services to partners in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. To determine revenue recognition for contracts with partners, the Company performs the following five steps: (i) identifies the promised goods or services in the contract; (ii) identifies the performance obligations in the contract, including whether they are distinct in the context of the contract; (iii) determines the transaction price, including the constraint on variable consideration; (iv) allocates the transaction price to the performance obligations in the contract; and (v) recognizes revenue when (or as) the Company satisfies the performance obligations.

For revenue from such license agreements, the Company generally collects an upfront license payment from the license partner and is also entitled to receive event-based payments subject to the license partner’s achievement of specified development, regulatory and sales-based milestones. In addition, the Company is generally entitled to royalties if products under the license agreement are commercialized.

Transaction price for a contract represents the amount to which the Company is entitled in exchange for providing goods and services to the partner. Transaction price does not include amounts subject to uncertainties unless it is probable that there will be no significant reversal of revenue when the uncertainty is resolved. Apart from the upfront license payment, all other fees the Company may earn under such license agreements are subject to significant uncertainties of product development. Achievement of many of the event-based development and regulatory milestones may not be probable until such milestones are actually achieved. This generally relates to milestones such as obtaining regulatory approvals and successful completion of clinical trials. With respect to other development milestones, e.g. dosing of a first patient in a clinical trial, achievement could be considered probable prior to its actual occurrence, based on the progress towards commencement of the trial. The Company does not include any amounts subject to uncertainties into the transaction price until it is probable that the amount will not result in a significant reversal of revenue in the future. At the end of each reporting period, the Company re-evaluates the probability of achievement of such milestones and any related constraint, and if necessary, adjusts the estimate of the overall transaction price.

Aadi Bioscience, Inc.

Notes to Condensed Financial Statements

(Unaudited)

Because such agreements generally only have one type of performance obligation, a license, which is generally all transferred at the same time as agreement inception, allocation of the transaction price among multiple performance obligations is not required.

Upfront amounts allocated to licenses are recognized as revenue when the licenses are transferred to the partners. Development milestones and other fees are recognized in revenue when their occurrence becomes probable.

Grant Revenue

The Company’s grant revenues are derived from federal grants with the Food and Drug Administration. The Company has determined that the government agencies providing grants to the Company are not customers. Grant revenue is recognized when there is reasonable assurance of compliance with the conditions of the grant and reasonable assurance that the grant revenue will be received. The Company recognizes grant revenues as reimbursable grant costs are incurred. The costs associated with these reimbursements are reflected as a component of research and development expense in the accompanying statements of operations and comprehensive loss.

With respect to grant revenue derived from reimbursement of direct out-of-pocket expenses for research costs associated with federal contracts, where the Company acts as principal with discretion to choose suppliers, bears credit risk, and performs part of the services required in the transaction, the Company records revenue for the gross amount of the reimbursement. The costs associated with these reimbursements are reflected as a component of research and development expense in the accompanying statements of operations and comprehensive loss.

Research and Development Costs

Research and development expenses consist of costs incurred in performing research and development activities, including salaries and benefits, materials and supplies, preclinical expenses, stock-based compensation expense, contract services, and other external development expenses. The Company records research and development activities conducted by third-party service providers, which include work related to preclinical studies, clinical trials, and contract manufacturing activities, to research and development expense as incurred. The Company is required to estimate the amount of services provided but not yet invoiced and include these expenses in accrued expenses in the balance sheet and within research and development expenses in the statements of operations and comprehensive loss. These expenses are a significant component of the Company’s research and development expenses and require significant estimates and judgments. The Company accrues for these expenses based on factors such as estimates of the work completed and in accordance with agreements established with its third-party service providers. As actual expenses become known, the Company adjusts its accrued expenses.

Commitments and Contingencies

The Company recognizes a liability with regard to loss contingencies when it believes it is probable a liability has occurred, and the amount can be reasonably estimated. If some amount within a range of loss appears at the time to be a better estimate than any other amount within the range, the Company accrues that amount. When no amount within the range is a better estimate than any other amount the Company accrues the minimum amount in the range. The Company has not recorded any such liabilities as of March 31, 2021 and December 31, 2020.

Aadi Bioscience, Inc.

Notes to Condensed Financial Statements

(Unaudited)

Income Taxes

Income taxes have been accounted for using the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates applicable to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance against deferred tax assets is recorded if, based upon the weight of all available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

Share Based Compensation

Share-based compensation expense represents the cost of the grant date fair value of employee, non-employee, officer, and director stock option grants, estimated in accordance with the applicable accounting guidance, recognized on a straight-line basis over the vesting period. The vesting period generally approximates the expected service period of the awards. Forfeitures are recognized and accounted for as they occur.

The fair value of stock options is estimated using a Black-Scholes-Merton valuation model on the date of grant. This method requires certain assumptions be used as inputs, such as the fair value of the underlying common stock, expected term of the option before exercise, expected volatility of the Company’s common stock, expected dividend yield, and a risk-free interest rate. Options granted during the year have a maximum contractual term of ten years. The Company has limited historical stock option activity and therefore estimates the expected term of stock options granted to employees, officers, and directors using the simplified method, which represents the average of the contractual term of the stock option and its weighted-average vesting period. For options granted to non-employees, the Company uses the remaining contractual life. The expected volatility of stock options is based upon the historical volatility of a number of publicly traded companies in similar stages of clinical development. The Company has historically not declared or paid any dividends and does not currently expect to do so in the foreseeable future. The risk-free interest rates used are based on the U.S. Treasury yield in effect at the time of grant for zero-coupon U.S. treasury notes with maturities approximately equal to the expected term of the stock options.

Common Stock Valuation

Due to the absence of an active market for the Company’s common stock, the Company utilized methodologies in accordance with the framework of Standards 9 and 10 of the Uniform Standards of Professional Appraisal Practice, the Statement on Standards for Valuation Services as set forth by the American Institute of Certified Public Accountants (“AICPA”), the Statement of U.S. GAAP Codification of Accounting Standards Codification Topic 820: Fair Value Measurements and Disclosures, and the AICPA Accounting and Valuation Guide for the Valuation of Privately-Held-Company Equity Securities Issued as Compensation, to estimate the fair value of its common stock. In determining the exercise prices for options granted, the Company has considered the fair value of the common stock as of the grant date. The fair value of the common stock has been determined based upon a variety of factors, including the illiquid nature of the common stock, arm’s-length sales of the Company’s common stock, the effect of the rights and preferences of the preferred stockholders, and the prospects of a liquidity event. Among other factors are the Company’s financial position and historical financial performance, the status of technological developments within the Company’s research, the composition and

Aadi Bioscience, Inc.

Notes to Condensed Financial Statements

(Unaudited)

ability of the current research and management team, an evaluation or benchmark of the Company’s competition, and the current business climate in the marketplace. Significant changes to the key assumptions underlying the factors used could result in different fair values of common stock at each valuation date.

Deferred Transaction Costs

The Company has deferred transaction costs consisting of legal, accounting, and other fees and costs directly attributable to its planned merger. The deferred transaction costs will be offset against the proceeds received upon the completion of the merger. In the event the merger agreement is terminated, all of the deferred transaction costs will be expensed within the Company’s statements of operations and comprehensive loss. As of March 31, 2021, $150,756 of deferred transaction costs were recorded within other current assets on the balance sheet. No such costs were recorded on the balance sheet as of December 31, 2020.

Net Loss Per Share

Basic and diluted net loss attributable to common stock is presented in conformity with the two-class method required for participating securities as the Series A convertible preferred stock is considered a participating security. The Company’s participating securities do not have a contractual obligation to share in the Company’s losses. As such, the net loss was attributed entirely to common stock.

Basic net loss per share is calculated by dividing the net loss attributable to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted average number of common shares and common share equivalents outstanding for the period. Common stock equivalents are only included when their effect is dilutive. The Company’s potentially dilutive securities, which include convertible preferred stock and outstanding stock options under the Company’s equity incentive plan have been excluded from the computation of diluted net loss per share as they would be anti-dilutive. For all periods presented, there is no difference in the number of shares used to calculate basic and diluted shares outstanding due to the Company’s net loss position.

The following table sets forth the outstanding potentially dilutive securities that have been excluded in the calculation of diluted net loss per share because their inclusion would be anti-dilutive:

	March 31, 2021	December 31, 2020
Series Seed convertible preferred stock	734,218	734,218
Series A convertible preferred stock	7,211,652	7,211,652
Common stock options	1,232,500	1,232,500

Accounting Pronouncements Not Yet Adopted

In August 2020, the FASB issued ASU 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40). This new guidance is intended to reduce the complexity of accounting for convertible instruments. The guidance also addresses how convertible instruments are accounted for in the diluted earnings per share calculation and requires enhanced disclosures about the terms of convertible instruments. Entities may adopt ASU 2020-06 using either a partial retrospective or fully retrospective method of transition. This ASU is effective for fiscal years beginning after

Aadi Bioscience, Inc.

Notes to Condensed Financial Statements

(Unaudited)

December 15, 2023, including interim periods within those fiscal years for smaller reporting companies. The Company is currently evaluating the impact the adoption of ASU 2018-13 will have on the Company’s financial statements.

4.	EOC License Agreement

In December 2020, the Company entered into the EOC License Agreement with EOC Pharma for the further development and commercialization of ABI-009 in the Licensed Territory. Under the terms of the EOC License Agreement, Aadi granted to EOC Pharma an exclusive, royalty-bearing license to develop and commercialize the product in the Licensed Territory.

Unless earlier terminated, the term of the EOC License Agreement continues until the expiration of the royalty obligations. Prior to the expiration of the EOC License Agreement, EOC Pharma has the right to terminate the agreement for any reason upon 120 days advance written notice. Either party may terminate the EOC License Agreement in the event that the other party breaches the agreement and fails to cure the breach, becomes insolvent or challenges certain of the intellectual property rights licensed under the agreement.

The Company received a $14.0 million upfront payment in January 2021 and is eligible to receive an additional $257.0 million in the aggregate upon achievement of certain development, regulatory, and sales milestones, as well as tiered royalties on net sales in the Licensed Territory. Under the terms of the EOC License Agreement, EOC Pharma will fund all research, development, regulatory, marketing and commercialization activities in the defined Licensed Territory.

The Company assessed the EOC License Agreement with EOC Pharma in accordance with FASB ASC Topic 606 and concluded that EOC Pharma is a customer. Additionally, the Company identified the license of ABI-009 provided to EOC Pharma as the sole performance obligation. The $14.0 million upfront payment received from EOC Pharma is non-refundable and non-creditable and is considered fixed consideration.

Both the milestones and royalty payments under the EOC License Agreement are considered variable consideration. Under the “most-likely” method, the Company will apply a constraint to these amounts until it has received notification from EOC Pharma that the milestones and royalty payments have been achieved.

5.	Convertible Notes

The Company received $8.1 million in October 2019 and $1.0 million in January 2020 for the proceeds from the issuance of Convertible Notes. The October 2019 convertible notes were issued to existing equity holders. The Convertible Notes originally had a maturity date of one year from the date of issuance and bear an escalating interest rate of 6% per annum for the first four months following the effective date of the loan agreement, 8% per annum for the fifth and sixth months, and 10% per annum for the remaining six months of the note term until maturity at twelve months. The Convertible Notes contain certain redemption features, including conversion to preferred stock upon the closing of the Company’s next issuance of preferred stock resulting in net proceeds to the Company of at least $25.0 million (“Qualified Financing”). The Convertible Notes will convert into a variable, whole number of preferred shares equal to the number obtained by dividing the principal plus accrued interest of the Convertible Notes by 80% of the price per share paid by cash investors in the Qualifying Financing if converted in the first four months following the effective date of the loan agreement, 75% if converted in months five or six, and 70% if converted later than six months. The Convertible Notes also contain a

Aadi Bioscience, Inc.

Notes to Condensed Financial Statements

(Unaudited)

mandatory prepayment provision that requires the Company to pay the outstanding principal, plus accrued and unpaid interest together with a premium in the event that a qualified liquidity event occurred. The premium is equal to 120% of the outstanding principal amount to be prepaid in the event the liquidity event occurs within four months of the note date, 130% between the fifth and sixth month, and 140% if after the sixth month but prior to maturity.

In November 2020, the Company entered into an amendment to the original Convertible Notes, whereby the term was extended from one year to two years. The amendment was accounted for under debt modification accounting.

6.	Payroll Protection Program Loan

On March 27, 2020, President Trump signed into law the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”). The CARES Act, among other things, includes provisions relating to refundable payroll tax credits, deferment of employer side social security payments, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations and technical corrections to tax depreciation methods for qualified improvement property. The CARES Act also appropriated funds for the Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”) loans that are forgivable in certain situations to promote continued employment, as well as Economic Injury Disaster Loans to provide liquidity to small businesses harmed by COVID-19.

In May 2020, Aadi was approved for a $194,366 SBA PPP loan, as provided for in the CARES Act (“PPP Loan”). Under certain conditions, the PPP Loan and accrued interest are forgivable after a twenty-four-week covered period as long as the loan proceeds were used for eligible expenses, including payroll, benefits, rent and utilities, and the company maintains certain payroll levels. The amount of loan forgiveness is subject to reduction if the Company terminates employees or reduces salaries during the twenty-four-week covered period. The unforgiven portion of the loan is payable over two years at an interest rate of 1%, with a deferral of payments for the ten months following the end of the twenty-four-week covered period. In April 2021, Aadi submitted its application for full loan forgiveness. As of March 31, 2021, the SBA has not forgiven the SBA Loan and therefore the PPP Loan is accounted for as a liability in other current liabilities and other long-term liabilities on the balance sheet as of March 31, 2021 and December 31, 2020.

7.	Stockholders’ Equity (Deficit)

Under the Amended and Restated Certificate of Incorporation dated March 29, 2017, the Company had a total of 27,946,166 shares of capital stock authorized for issuance, consisting of 20,000,000 shares of Common Stock, par value of $0.0001 per share, and 7,946,166 shares of Preferred Stock, par value of $0.0001 per share. Of the 7,946,166 shares of authorized Preferred Stock, 734,218 are designated Series Seed Preferred Stock and 7,211,948 shares are designated Series A Preferred Stock.

Series Seed Preferred Stock

On February 23, 2017, the Company converted from a limited liability company to a corporation and at that time converted 734,218 membership units into shares of Series Seed Preferred Stock. As of March 31, 2021 and December 31, 2020, all of the 734,218 shares of designated Series Seed Preferred Stock were issued and outstanding.

Aadi Bioscience, Inc.

Notes to Condensed Financial Statements

(Unaudited)

Series A Preferred Stock

In February and March 2017, the Company sold and issued in a private placement 5,847,940 shares of Series A Preferred Stock at $3.42 per share (the “Series A Financing”). Upon the closing of the Series A Financing, convertible notes issued in 2015 converted into 482,426 shares of Series A Preferred Stock at 85% of the $3.42 price per share (the “Series A Original Issue Price”) paid by the Series A Financing investors. Convertible notes issued in 2017 converted into 881,286 shares of Series A Preferred Stock at the Series A Original Issue Price. As of March 31, 2021 and December 31, 2020, of the 7,211,948 shares designated as Series A Preferred Stock, 7,211,652 shares were issued and outstanding.

Common Stock

On February 23, 2017, the Company converted from a limited liability company to a corporation and at that time converted 8,015,000 membership units to shares of Common Stock. As of March 31, 2021 and December 31, 2020, of the authorized 20,000,000 shares of Commons Stock, 8,015,000 shares were issued and outstanding. The voting, dividend, and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers, and preferences of the holders of the Preferred Stock. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders.

The Company’s preferred stock has the following characteristics:

Dividends

Holders of Series A Preferred Stock, in preference to the holders of Common Stock and Series Seed Preferred Stock, shall be entitled to receive cumulative dividends at the annual accrual rate of 4% of the Series A Original Issue Price. Such dividends shall accrue from day to day, however, shall be payable only when and if declared by the Company’s Board of Directors. There have been no dividends declared by the board as of March 31, 2021 and December 31, 2020. Upon conversion of the shares of Series A Preferred Stock into Common Stock, the Company shall pay accrued but unpaid dividends on the Series A Preferred Stock converted either in shares of Common Stock at the fair market value in effect at the time of conversion or in cash, as determined by the Board of Directors.

Liquidation

The holders of the Series A Preferred Stock are entitled to receive liquidation preferences at the Series A Original Issue Price of $3.42, plus all accrued but unpaid dividends, whether or not declared. Liquidation payments to the holders of Series A Preferred Stock have priority and are made in preference to any payments to the holders of Series Seed Preferred Stock and Common Stock.

After full payment of the liquidation preference to the holders of the Series A Preferred Stock, the remaining assets, if any, will be distributed ratably to the holders of the Series Seed Preferred Stock at an amount per share equal to the greater of (a) the Series Seed Original Issue Price of $1.50 (the “Series Seed Original Issue Price”), plus any dividends accrued or declared but unpaid, or (b) such amount per share as would have been payable had all shares of Series Seed Preferred Stock been converted into Common Stock.

After full payment of the liquidation preference to the holders of the Series A Preferred Stock and Series Seed Preferred Stock, the remaining assets, if any, will be distributed ratably to the holders of the Series A Preferred Stock, Series Seed Preferred Stock, and Common Stock on an as-if-converted to Common Stock basis.

Aadi Bioscience, Inc.

Notes to Condensed Financial Statements

(Unaudited)

Conversion Rights

The shares of Series A Preferred Stock and Series Seed Preferred are convertible, at the option of the holder of such Series A Preferred Stock and Series Seed Preferred, at any time, into such number of shares of common stock as is determined by dividing the original issue price for such series of Series A Preferred Stock or Series Seed Preferred Stock, as applicable, by the conversion price for such series in effect at the time of conversion. The conversion price for the Series A Preferred Stock and Series Seed Preferred Stock, as applicable, initially means the original issue price for such series. The initial conversion price for the Series A Preferred Stock, and the rate at which shares of Series A Preferred Stock may be converted into shares of common stock, shall be subject to adjustment for dividends, stock splits, and other distributions. The conversion rate as of March 31, 2021 and December 31, 2020 for the Series A Preferred Stock and Series Seed Preferred Stock was 1:1.

Each share of Series A Preferred Stock and Series Seed Preferred Stock is automatically converted into common stock at the then effective conversion rate (A) at any time upon the affirmative election of the holders of at least a majority of the outstanding shares of the Series A Preferred Stock, or (B) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company in which (i) the public offering price per share is at least three times the applicable Series A Original Issue Price (subject to appropriate adjustment in the event of a stock split, stock dividend, combination, reclassification, or similar event affecting the Series A Preferred Stock), (ii) the gross cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least $30 million and (iii) the Company’s shares have been listed for trading on the New York Stock Exchange, NASDAQ Global Select Market or NASDAQ Global Market.

Redemption Rights

The holders of Preferred Stock do not have any redemption rights.

Voting

Each holder of Series A Preferred Stock or Series Seed Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of common stock into which the shares of Series A Preferred Stock or Series Seed Preferred Stock held by such holder are convertible. Except as provided by law or by the other provisions of the Company’s governance documents, holders of Series A Preferred Stock and Series Seed Preferred Stock shall vote together with the holders of Common Stock as a single class.

8.	Share-Based Compensation

Stock Option Plan

In February 2017, the Company approved the Amended and Restated 2014 Equity Incentive Plan (the “Amended and Restated 2014 Plan”). The Amended and Restated 2014 Plan provides for the issuance of 1,485,000 shares of Common Stock to officers, directors, employees, non-employee directors, and consultants of the Company. The Amended and Restated 2014 Plan allows for the grant of incentive stock options, non-statutory stock options, stock appreciation rights, restricted stock unit awards and other stock awards. There were 252,500 options remaining available for future issuance under the Amended and Restated 2014 Plan as of March 31, 2021 and December 31, 2020.

Aadi Bioscience, Inc.

Notes to Condensed Financial Statements

(Unaudited)

The options that are granted from the Amended and Restated 2014 Plan are exercisable at various dates as determined upon grant and will expire no more than ten years from their date of grant. Stock options generally vest over a four-year term. The exercise price of each option shall be determined by the Board of Directors, although generally options have an exercise price equal to the fair market value of the Company’s stock on the date of the option grant. In the case of incentive stock options, the exercise price shall not be less than 100% of the fair market value of the Company’s common stock at the time the option is granted. For holders of more than 10% of the Company’s total combined voting power of all classes of stock, incentive stock options may not be granted at less than 110% of the fair market value of the Company’s common stock at the date of grant and for a term not to exceed five years.

During the three months ended March 31, 2021, there were no stock options granted, exercised or cancelled.

The weighted average grant date fair value of options granted during the three months ended March 31, 2020 was $0.82 per share. The fair value of stock options granted during the three months ended March 31, 2020 was estimated at the grant date using the following assumptions:

Three Months Ended March 31,	2020
Risk-free interest rate	0.67% - 0.80%
Expected volatility	92.15% - 92.52%
Expected term (in years)	6.25 - 6.25
Expected dividend yield	0%

The Company recognized stock-based compensation of $35,959 and $29,150 for the three months ended March 31, 2021 and 2020, respectively. The total unrecognized compensation cost related to outstanding unvested stock-based awards as of March 31, 2021 was $219,563, which is expected to be recognized over a weighted-average remaining service period of 1.51 years.

Common Stock Reserved for Future Issuance

Common stock reserved for future issuance consisted of the following as of March 31, 2021 and December 31, 2020:

	March 31, 2021	December 31, 2020
Common stock options granted and outstanding	1,232,500	1,232,500
Common stock reserved for future option grants	252,500	252,500

	1,485,000	1,485,000

9.	Commitments and Contingencies

Operating Lease

In April 2019, the Company entered into a twenty-eight-month facility lease agreement for 2,760 square feet of office space in Los Angeles, California. The lease commenced on May 1, 2019 and is scheduled to expire on August 31, 2021. The lease contains an option to extend the term for one additional three-year period. The lease includes four months of rent abatement and a rent escalation clause. Rent expense is being recorded on a straight-line basis. Rent expense related to this lease was $45,660 for the three months ended March 31, 2021 and 2020.

Aadi Bioscience, Inc.

Notes to Condensed Financial Statements

(Unaudited)

The following table summarizes information related to leases:

	March 31, 2021	December 31, 2020
Assets:
Operating lease right-of-use assets	$75,096	$119,007

Total right-of-use assets	$75,096	$119,007

Liabilities:
Operating lease liabilities, current	$72,910	$124,723
Operating lease liabilities, non-current	—	—

Total operating lease liabilities	$72,910	$124,723

The future minimum lease payments required under the operating lease as of March 31, 2021, are summarized as follows:

Year Ending December 31, 2021 (remaining 9 months)	$73,915
2022	—
2023	—
2024	—

Total minimum lease payments	$73,915

Less: amount representing interest	$(1,005)

Present value of operating lease liabilities	$72,910

Less: operating lease liabilities, current	$(72,910)

Operating lease liabilities, non-current	$—

Remaining lease term (in years)	0.4
Incremental borrowing rate	6.8%

10.	Subsequent Events

We have evaluated subsequent events through June 21, 2021, the date the financial statements were available for issuance.

Payroll Protection Program Loan

On April 29, 2021, the Company received notification from the Small Business Association that the Company’s forgiveness application of the PPP Loan was approved in full, and the Company had no further obligations related to the PPP Loan.

Aerpio Merger Agreement

On May 16, 2021, the Company entered into an agreement and plan of merger (“Merger Agreement” or “Merger”) with Aerpio Pharmaceuticals, Inc. (“Aerpio”), a Delaware corporation. If the Merger is completed, the business of Aadi will continue as the business of the combined company.

Aadi Bioscience, Inc.

Notes to Condensed Financial Statements

(Unaudited)

The Merger Agreement was approved by the members of the board of directors of the Company (the “Board”).

In connection with the Merger Agreement, Aerpio has entered into subscription agreements to raise an aggregate amount of approximately $155.0 million in a Private Investment in Public Equity (“PIPE”) financing in shares of common stock and pre-funded warrants to purchase Aerpio common stock. The PIPE financing is expected to be consummated concurrently with the closing of the Merger, subject to customary closing conditions, and is contingent on the closing of the Merger.

The closing of the Merger is subject to approval of the Aerpio’s shareholders and the satisfaction of certain closing conditions, including, among others, obtaining the requisite approval of the stockholders of Aerpio, Aerpio’s cash and cash equivalents maintaining a balance equal to or greater than $10.0 million and the completion of the PIPE financing. The Merger is intended to qualify as a tax-free reorganization for U.S. federal income tax purposes.

If Aerpio is unable to satisfy the closing conditions in Aadi’s favor or if other applicable closing conditions are not satisfied, Aadi will not be obligated to complete the Merger. The Merger Agreement provides Aerpio and Aadi with specified termination rights, and further provides that, upon termination of the Merger Agreement, under specified circumstances, Aerpio may be required to pay the Aadi a termination fee of $2.0 million. In addition, in connection with certain terminations of the Merger Agreement, Aerpio may be required to pay Aadi’s out-of-pocket fees and expenses up to $750,000.

If the Merger is consummated, on a pro forma basis, current shareholders of Aadi will own approximately 66.8% and current shareholders of Aerpio will own approximately 33.2% of the combined company upon the closing of the Merger, without giving effect to the proposed PIPE. Following the closing of the anticipated PIPE financing, the former Aadi shareholders are expected to own approximately 29.6% of the outstanding shares of Aerpio common stock, on a fully-diluted basis, the shareholders of Aerpio (as of immediately prior to the closing of the Merger) are expected to own approximately 14.7% of the outstanding shares of Aerpio common stock, on a fully-diluted basis, and the PIPE investors are expected to own approximately 55.7% of the outstanding shares of Aerpio common stock, on a fully-diluted basis.

The Merger Agreement contemplates contingent value rights which entitle the holder to receive a defined percentage of net proceeds, if any, received by the newly combined company with respect to certain Aerpio assets which will be executed at or prior to the effective time of the Merger.

ANNEX A

AGREEMENT AND PLAN OF MERGER

among:

AERPIO PHARMACEUTICALS, INC.;

ASPEN MERGER SUBSIDIARY, INC.; and

AADI BIOSCIENCE, INC.

Dated as of May 16, 2021

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

		Page
11.7	Notices	78

11.8	Cooperation	79

11.9	Severability	79

11.10	Other Remedies; Specific Performance	79

11.11	No Third Party Beneficiaries	79

Exhibits:

Exhibit A	Form of Aspen Stockholder Support Agreement

Exhibit B	Form of Company Lock-Up Agreement

Exhibit C	Form of Aspen Lock-Up Agreement

Exhibit D	Form of Subscription Agreement

Exhibit E	Form of CVR Agreement

-iv-

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of May 16, 2021, by and among AERPIO PHARMACEUTICALS, INC., a Delaware corporation (“Aspen”), ASPEN MERGER SUBSIDIARY, INC., a Delaware corporation and wholly owned subsidiary of Aspen (“Merger Sub”), and AADI BIOSCIENCE, INC., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Section 1.

RECITALS

A.    Aspen and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the DGCL. Upon consummation of the Merger, Merger Sub will cease to exist and the Company will become a wholly owned subsidiary of Aspen.

B.    The Parties, and any Affiliate thereof, intend that the Merger qualify as a tax free “reorganization” within the meaning of Section 368(a) of the Code and that this Agreement constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3.

C.    The Aspen Board has unanimously (other than abstentions) (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Aspen and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions, including the authorization and issuance of shares of Aspen Common Stock to the stockholders of the Company pursuant to the terms of this Agreement, the change of control of Aspen, and other actions contemplated by this Agreement, and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Aspen vote to approve the Aspen Stockholder Matters.

D.    The Merger Sub Board has unanimously (i) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Merger Sub and its sole stockholder, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholder of Merger Sub vote to adopt this Agreement and thereby approve the Contemplated Transactions.

E.    The Company Board has unanimously (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of the Company vote to adopt this Agreement and thereby approve the Contemplated Transactions.

F.    At the Closing, the certificate of incorporation of Aspen shall be amended and restated in the form to be mutually agreed between the Company and Aspen (the “Aspen A&R Charter”) and the bylaws of Aspen shall be amended and restated in the form to be mutually agreed between the Company and Aspen (the “Aspen A&R Bylaws”).

G.    Concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Company’s willingness to enter into this Agreement, the officers and directors of Aspen (solely in their capacity as stockholders of Aspen) listed on Section A of the Aspen Disclosure Schedule are executing support agreements in favor of the Company in substantially the form attached hereto as Exhibit A (the “Aspen Stockholder Support Agreement”), pursuant to which such Persons have, subject to the terms and conditions set forth therein, agreed to vote all of their shares of capital stock of Aspen in favor of the approval of this Agreement and thereby approve the Contemplated Transactions and against any competing proposals.

H.    Concurrently with the execution and delivery of this Agreement and as a condition and inducement to Aspen’s willingness to enter into this Agreement, the officers, directors and stockholders of the Company listed on Section B of the Company Disclosure Schedule (solely in their capacity as stockholders of the Company) are executing lock-up agreements in substantially the form attached hereto as Exhibit B (collectively, the “Company Lock-Up Agreements”).

I.    Concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Company’s willingness to enter into this Agreement, the officers and directors of Aspen listed on Section C of the Aspen Disclosure Schedule (solely in their capacity as stockholders of Aspen) are executing lock-up agreements in substantially the form attached hereto as Exhibit C (collectively, the “Aspen Lock-Up Agreements”).

J.    The Company shall use its best efforts to take all lawful action to obtain and deliver to Aspen, as expeditiously as possible, and in any event no later than six (6) hours following the execution of this Agreement, action by written consent signed by the Company stockholders listed in Section C of the Company Disclosure Schedule, in form and substance reasonably acceptable to Aspen, in order to obtain the Required Company Stockholder Vote (each, a “Company Stockholder Written Consent” and collectively, the “Company Stockholder Written Consents”).

J.    Contemporaneously with the execution and delivery of this Agreement, Aspen will be entering into the Subscription Agreements, substantially in the form attached hereto as Exhibit D, with certain investors (each a “PIPE Investor” and collectively the “PIPE Investors”), pursuant to which, among other things, the PIPE Investors have agreed to subscribe for, and Aspen has agreed to issue to the PIPE Investors, shares of Aspen Common Stock and Aspen Pre-Funded Warrants in exchange for an aggregate purchase price of at least $50,000,000 (the “PIPE Investment Amount”), on the terms and subject to the conditions set forth in the Subscription Agreements (the “PIPE Investment”).

AGREEMENT

The Parties, intending to be legally bound, agree as follows:

Section 1. Definitions and Interpretative Provisions.

1.1    Definitions.

a)    For purposes of the Agreement (including this Section 1):

“Acceptable Confidentiality Agreement” means a confidentiality agreement containing terms not materially less restrictive in the aggregate to the counterparty thereto than the terms of the Confidentiality Agreement, except such confidentiality agreement need not contain any standstill, non-solicitation or no hire provisions. Notwithstanding the foregoing, a Person who has previously entered into a confidentiality agreement with Aspen relating to a potential Acquisition Proposal shall not be required to enter into a new or revised confidentiality agreement, and such existing confidentiality agreement shall be deemed to be an Acceptable Confidentiality Agreement.

“Acquisition Inquiry” means, with respect to a Party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by the Company, on the one hand, or Aspen, on the other hand, to the other Party) that could reasonably be expected to lead to an Acquisition Proposal.

“Acquisition Proposal” means, with respect to a Party, any offer or proposal, whether written or oral (other than an offer or proposal made or submitted by or on behalf of the Company or any of its Affiliates, on the one hand, or by or on behalf of Aspen or any of its Affiliates, on the other hand, to the other Party) contemplating or otherwise relating to or which would reasonably be interpreted to lead to any Acquisition Transaction with such Party other than the Aspen Legacy Transaction.

“Acquisition Transaction” means any transaction or series of related transactions involving (other than the Aspen Legacy Transaction):

(a)    any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a Party is a constituent Entity, (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of a Party or any of its Subsidiaries or (iii) in which a Party or any of its Subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of such Party or any of its Subsidiaries; or

(b)    any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated book value or the fair market value of the assets of a Party and its Subsidiaries, taken as a whole, other than the sale, divestiture and/or winding down of the Aspen Legacy Business or the sale, license or other disposition of any or all of the Aspen Legacy Assets by Aspen.

“Affiliate” has the meaning given to such term in Rule 145 under the Securities Act.

“Allocation Certificate” has the meaning set forth in Section 6.18.

“Anticipated Closing Date” means the anticipated Closing Date, as agreed upon by Aspen and the Company at least ten (10) days prior to the Aspen Stockholder Meeting (the “Determination Date”).

“Aspen Associate” means any current or former employee, independent contractor, officer or director of Aspen or any of its Subsidiaries.

“Aspen Board” means the board of directors of Aspen.

“Aspen Capitalization Representations” means the representations and warranties of Aspen and Merger Sub set forth in Sections 4.6(a) and 4.6(d).

“Aspen Closing Price” means the quotient (rounded to two decimal places) determined by dividing (i) the Aspen Valuation by (ii) the Aspen Outstanding Shares.

“Aspen Common Stock” means the common stock, $0.001 par value per share, of Aspen.

“Aspen Contract” means any Contract: (a) to which Aspen is a party, (b) by which Aspen is or may become bound or under which Aspen has, or may become subject to, any obligation or (c) under which Aspen has or may acquire any right or interest.

“Aspen Covered Person” means, with respect to Aspen as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any Person listed in the first paragraph of Rule 506(d)(1).

“Aspen Employee Plan” means any Employee Plan that Aspen or any of its Subsidiaries sponsors, contributes to, or provides benefits under or through such plan, or has any obligation to contribute to or provide benefits under or through such plan.

“Aspen Fundamental Representations” means the representations and warranties of Aspen and Merger Sub set forth in Sections 4.1(a), 4.1(b), 4.3, 4.4, 4.21 and 4.26.

“Aspen Fully-Diluted Shares” means the total number of shares of Aspen Common Stock outstanding immediately prior to the Effective Time expressed on a fully-diluted basis, assuming the issuance of Aspen

Common Stock in respect of all Aspen Options, Aspen Warrants, and other outstanding options, warrants or rights to receive such shares, in each case, outstanding as of immediately prior to the Effective Time.

“Aspen In-the-Money Price” means the volume weighted average price of Aspen Common Stock for a five (5) trading day period, starting with the opening of trading on the first trading day of such period to the closing of the second to last trading day prior to the Effective Time, as reported by Nasdaq (or, in the event Nasdaq does not report such information, as is mutually agreed upon by the Parties).

“Aspen IP Rights” means all Intellectual Property owned, licensed or controlled by Aspen that is necessary for the operation of the business of Aspen as presently conducted.

“Aspen IP Rights Agreement” means any instrument or agreement governing, related or pertaining to any Aspen IP Rights.

“Aspen Legacy Assets” means all assets, technology and Intellectual Property of Aspen as they existed at any time prior to the date of this Agreement, including for purposes of clarity, and the tangible and intangible assets, in each case to the extent primarily used in or primarily related to Aspen’s (a) Phase 2 program of razuprotafib in glaucoma, (b) Phase 2 program of razuprotafib in COVID-19 and (c) Preclinical Tie2 activating antibodies. The business of Aspen with respect to the operation of such items (a)-(c) prior to the Closing, the “Aspen Legacy Business”).

“Aspen Legacy Transaction” has the meaning set forth in Section 5.1(c).

“Aspen Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of the Aspen Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, financial condition, operations or results of operations of Aspen; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a Aspen Material Adverse Effect: (a) the announcement of the Agreement or the pendency of the Contemplated Transactions, (b) any change in the stock price or trading volume of Aspen Common Stock (it being understood, however, that any Effect causing or contributing to any change in stock price or trading volume of Aspen Common Stock may be taken into account in determining whether a Aspen Material Adverse Effect has occurred, unless such Effects are otherwise excepted from this definition), (c) the sale or winding down of the Aspen Legacy Business and Aspen’s operations, and the sale, license or other disposition of the Aspen Legacy Assets in compliance with the terms of the agreement and applicable law, (d) any natural disaster or any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation or armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing, (e) any epidemic or pandemic (including continuation or escalation of the COVID-19 pandemic or orders issued by a Governmental Authority in response to the COVID-19 pandemic) in the United States or any other country or region in the world, or any escalation of the foregoing, (f) any change in GAAP or applicable Law or the interpretation thereof or (g) general economic or political conditions or conditions generally affecting the industries in which Aspen operates; except, in each case with respect to clauses (d), (e), and (f), to the extent disproportionately affecting Aspen relative to other similarly situated companies in the industries in which Aspen operates.

“Aspen Options” means options to purchase shares of Aspen Common Stock issued by Aspen under any Aspen Stock Plan.

“Aspen Pre-Funded Warrants” means the pre-funded warrants to purchase Aspen Common Stock, in substantially the form attached to the Subscription Agreement.

“Aspen Stockholder Support Agreements” has the meaning set forth in the recitals.

“Aspen Registered IP” means all Aspen IP Rights that are owned or exclusively licensed by Aspen that are registered, filed or issued under the authority of, with or by any Governmental Authority, including all patents, registered copyrights and registered trademarks and all applications for any of the foregoing.

“Aspen Triggering Event” shall be deemed to have occurred if: (a) Aspen shall have failed to include in the Proxy Statement the Aspen Board Recommendation, (b) the Aspen Board or any committee thereof shall have made an Aspen Board Adverse Recommendation Change or approved, endorsed or recommended any Acquisition Proposal, (c) a tender offer or exchange offer or similar transaction constituting an Acquisition Proposal in respect of Aspen shall have been commenced by a third party, and within 10 days thereof the Board of Directors of Aspen shall have failed to recommend that Aspen stockholders reject such transaction and reaffirmed the Aspen Board Recommendation, (d) Aspen shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement permitted pursuant to Section 5.4), or (e) Aspen or any director, officer or agent of Aspen shall have willfully and intentionally breached the provisions set forth in Section 5.4.

“Aspen Unaudited Interim Balance Sheet” means the unaudited balance sheet of Aspen as of March 31, 2021, included in Aspen’s Report on Form 10-Q for the fiscal quarter ended March 31, 2021, as filed with the SEC.

“Aspen Warrants” means the outstanding warrants to purchase Aspen Common Stock set forth in Section 4.6(a) of the Aspen Disclosure Schedule.

“Business Day” means any day other than a day on which banks in the State of New York are authorized or obligated to be closed.

“California Law” means the California Corporations Code, as amended.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Public Law 116-136) and all rules, any regulations and guidance issued by any Governmental Authority with respect thereto, in each case as in effect from time to time.

“Cash and Cash Equivalents” means all (a) unrestricted cash and cash equivalents and (b) marketable securities, in each case determined in accordance with GAAP, consistently applied.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as set forth in Section 4980B of the Code and Part 6 of Title I of ERISA, and as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Associate” means any current or former employee, independent contractor, officer or director of the Company or any of its Subsidiaries.

“Company Board” means the board of directors of the Company.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Capitalization Representations” means the representations and warranties of the Company set forth in Sections 3.6(a) and 3.6(d).

“Company Common Stock” means the common stock, $0.0001 par value per share, of the Company.

“Company Contract” means any Contract: (a) to which the Company or any of its Subsidiaries is a Party, (b) by which the Company or any of its Subsidiaries is or may become bound or under which the Company or any of its Subsidiaries has, or may become subject to, any obligation or (c) under which the Company or any of its Subsidiaries has or may acquire any right or interest.

“Company Employee Plan” means any Employee Plan that the Company or any of its Subsidiaries sponsors, contributes to, or provides benefits under or through such plan, or has any obligation to contribute to or provide benefits under or through such plan, or if such plan provides benefits to or otherwise covers any current or former employee, officer, director or other service provider of the Company or any of its Subsidiaries (or their spouses, dependents, or beneficiaries).

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Sections 3.1(a), 3.1(b), 3.2, 3.3, 3.4 and 3.21.

“Company IP Rights” means all Intellectual Property owned, licensed, or controlled by the Company or its Subsidiaries that is necessary for or used in the operation of the business of the Company and its Subsidiaries as presently conducted.

“Company IP Rights Agreement” means any instrument or agreement governing, related to or pertaining to any Company IP Rights.

“Company Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of a Company Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, financial condition, operations or results of operations of the Company or its Subsidiaries, taken as a whole; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a Company Material Adverse Effect: (a) the announcement of the Agreement or the pendency of the Contemplated Transactions, (b) any natural disaster or any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation or armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing, (c) any epidemic or pandemic (including continuation or escalation of the COVID-19 pandemic or orders issued by a Governmental Authority in response to the COVID-19 pandemic) in the United States or any other country or region in the world, or any escalation of the foregoing, (d) any change in GAAP or applicable Law or the interpretation thereof, (e) general economic or political conditions or conditions generally affecting the industries in which the Company and its Subsidiaries operate, or (f) any change in the cash position of the Company and its Subsidiaries which results from operations in the Ordinary Course of Business; except in each case with respect to clauses (c), (d), and (f), to the extent disproportionately affecting the Company and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which the Company and its Subsidiaries operate.

“Company Options” means options or other rights to purchase shares of Company Capital Stock issued by the Company.

“Company Registered IP” means all Company IP Rights that are owned or exclusively licensed by the Company that are registered, filed or issued under the authority of, with or by any Governmental Authority, including all patents, registered copyrights and registered trademarks and all applications and registrations for any of the foregoing.

“Company Stockholder Written Consent” has the meaning set forth in the recitals.

“Company Unaudited Interim Balance Sheet” means the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of March 31, 2021 provided to Aspen prior to the date of the Agreement.

“Confidentiality Agreement” means the Confidentiality Agreement dated March 4, 2021, between the Company and Aspen.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” means the Merger and the other transactions contemplated by the Agreement, including but not limited to the Nasdaq Reverse Split, the PIPE Investment and the CVR Agreement.

“Contract” means, with respect to any Person, any (written or verbal) agreement, contract, subcontract, lease (whether for real or personal property), mortgage, license, sublicense or other legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable Law.

“COVID-19” means the COVID-19 pandemic, including any evolutions or mutations of the COVID-19 disease, and any further epidemics or pandemics arising therefrom.

“Determination Date” has the meaning set forth in the definition of “Anticipated Closing Date.”

“DGCL” means the General Corporation Law of the State of Delaware.

“Effect” means any effect, change, event, circumstance, or development.

“Effectiveness Deadline” has the meaning set forth in Section 6.21.

“Employee Plan” means (A) an employee benefit plan within the meaning of Section 3(3) of ERISA whether or not subject to ERISA; (B) stock option plans, stock purchase plans, bonus (including annual bonus and retention bonus) or incentive plans, severance pay plans, programs or arrangements, deferred compensation arrangements or agreements, employment agreements, compensation plans, programs, agreements or arrangements, change in control plans, programs or arrangements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements, not described in (A) above; and (C) plans or arrangements providing compensation to employee and non-employee directors.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, lease, license, option, easement, reservation, servitude, adverse title, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction or encumbrance of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Enforceability Exceptions” means the (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

“Entity” means any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.

“Environmental Law” means any federal, state, local or foreign Law relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Entity, any other Person that is, or within the past 6 years, would be considered a single employer with such Entity or part of the same “controlled group” as such Entity under Sections 414(b),(c),(m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Fund” has the meaning set forth in Section 2.8(a) of this Agreement.

“Exchange Ratio” means, subject to Section 2.5(f), the following ratio (rounded to four decimal places): the quotient obtained by dividing (a) the Company Merger Shares by (b) the Company Outstanding Shares, in which:

•	“Aggregate Valuation” means the sum of (i) the Company Valuation, plus (ii) the Aspen Valuation.

•	“Aspen Allocation Percentage” means the quotient (rounded to two decimal places) determined by dividing (i) the Aspen Valuation by (ii) the Aggregate Valuation.

•

“Aspen Outstanding Shares” means, subject to Section 2.5(f), the total number of shares of Aspen Common Stock outstanding immediately prior to the Effective Time expressed on a fully-diluted and as-converted to Aspen Common Stock basis (excluding any securities issued in respect of PIPE Investment), and assuming, without limitation or duplication, the issuance of shares of Aspen Common Stock in respect of all Aspen Options with an exercise price that is less than the Aspen In-the-Money Price (whether or not then vested or exercisable), calculated using the treasury stock method of accounting, Aspen Warrants with an exercise price that is less than the Aspen In-the-Money Price, or other rights to receive such shares, in each case, that will be outstanding immediately after the Effective Time.

•

“Aspen Valuation” means the sum of (i) $41,000,000, minus (ii) the Lower Net Cash Amount (if any), plus (iii) the Upper Net Cash Amount (if any); provided, however, that if (i) Net Cash is less than $26,000,000 and (ii) Closing occurs prior to July 26, 2021, “Aspen Valuation” shall mean Net Cash plus $15,000,000.

•	“Company Allocation Percentage” means the quotient (rounded to two decimal places) determined by dividing (i) the Company Valuation by (ii) the Aggregate Valuation.

•	“Company Merger Shares” means the product determined by multiplying (i) the Post-Closing Aspen Shares by (ii) the Company Allocation Percentage.

•

“Company Outstanding Shares” means the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time expressed on a fully-diluted and as-converted to Company Common Stock basis, and assuming, without limitation or duplication, the issuance of shares of Company Common Stock in respect of all Company Options (other than Company Options and restricted stock of the Company issued with respect to Approved New Hire Grants), warrants or other rights to receive such shares, in each case, that will be outstanding immediately after the Effective Time.

•	“Company Valuation” means $82,500,000.

•	“Lower Net Cash Amount” means if Net Cash is less than the Lower Target Net Cash, then the amount by which Net Cash is less than the Target Net Cash.

•	“Lower Target Net Cash” means $24,500,000; provided that such amount shall be reduced by $21,667 for each day the Anticipated Closing Date is after July 26, 2021.

•	“Post-Closing Aspen Shares” mean the quotient determined by dividing (i) the Aspen Outstanding Shares by (ii) the Aspen Allocation Percentage.

•	“Target Net Cash” means $26,000,000; provided that such amount shall be reduced by $21,667 for each day the Anticipated Closing Date is after July 26, 2021.

•	“Upper Net Cash Amount” means, if Net Cash is greater than the Upper Target Net Cash, then the amount by which Net Cash is greater than the Target Net Cash.

•	“Upper Target Net Cash” means $27,500,000; provided that such amount shall be reduced by $21,667 for each day the Anticipated Closing Date is after July 26, 2021.

“Filing Deadline” has the meaning set forth in Section 6.21.

“Good Clinical Practice” or “GCP” means the applicable requirements for the design, conduct, performance, monitoring, auditing, recording, analysis, and reporting of clinical trials, protection of human subjects, financial disclosure by clinical investigators, and institutional review boards, including as promulgated by FDA at 21 C.F.R. Parts 50, 54, 56 and 312, as well as the International Conference on Harmonization Guideline E6(R2) Good Clinical Practice, or any comparable applicable Laws outside the United States.

“Good Laboratory Practice” or “GLP” means the applicable requirements for conducting non-clinical studies, including as promulgated by FDA at 21 C.F.R. Part 58, or any comparable applicable Laws outside the United States.

“Governmental Authority” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) federal, state, local, municipal, supra-national, foreign or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, bureau, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Tax authority) or (d) self-regulatory organization (including Nasdaq).

“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, variance, exception, order, clearance, registration, qualification, approval or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law or (b) right under any Contract with any Governmental Authority.

“Hazardous Materials” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including without limitation, crude oil or any fraction thereof, and petroleum products or by-products.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property” means (a) United States, foreign and international patents, patent applications, including all provisionals, nonprovisionals, substitutions, divisionals, continuations, continuations-in-part, reissues, extensions, supplementary protection certificates, reexaminations, term extensions, certificates of invention and the equivalents of any of the foregoing, statutory invention registrations, invention disclosures and inventions (collectively, “Patents”), (b) trademarks, service marks, trade names, domain names, corporate names, brand names, URLs, trade dress, logos and other source identifiers, including registrations and applications for registration thereof, (c) copyrights, including registrations and applications for registration thereof, (d) software, including all source code, object code and related documentation, formulae, trade secrets, know-how, confidential information and other proprietary rights and intellectual property, whether patentable or not and (e) all United States and foreign rights arising under or associated with any of the foregoing.

“IRS” means the United States Internal Revenue Service.

“Key Employee” means, with respect to the Company or Aspen, an executive officer of such Party or any employee of such Party that reports directly to the board of directors of such Party or to the Chief Executive Officer or Chief Accounting Officer of such Party.

“Knowledge” means, with respect to an individual, that such individual is actually aware of the relevant fact or such individual would reasonably be expected to know such fact in the ordinary course of the performance of such individual’s employment responsibilities. Any Person that is an Entity shall have Knowledge if any officer or director of such Person as of the date such knowledge is imputed has or should reasonably be expected to have Knowledge of such fact or other matter.

“Law” means any federal, state, national, supra-national, foreign, local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority (including under the authority of Nasdaq or the Financial Industry Regulatory Authority).

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Merger Sub Board” means the board of directors of Merger Sub.

“Multiemployer Plan” means (a) a “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA or (b) a plan which if maintained or administered in or otherwise subject to the laws of the United States would be described in paragraph (a).

“Multiple Employer Plan” means (a) a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 3(40) of ERISA or (b) a plan which if maintained or administered in or otherwise subject to the laws of the United States would be described in paragraph (a).

“Multiple Employer Welfare Arrangement” means (a) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA or (b) a plan which if maintained or administered in or otherwise subject to the laws of the United States would be described in paragraph (a) of this definition.

“Nasdaq” means The Nasdaq Stock Market.

“Net Cash” means as of the Cash Determination Time and, as applicable, determined in a manner consistent with the manner in which such items were historically determined and in accordance with Aspen’s audited financial statements (including any related notes) and unaudited interim balance sheet, Aspen’s (i) the sum of (without duplication) Aspen’s Cash and Cash Equivalents minus (ii) the sum of (without duplication) (a) all accounts payable and accrued expenses (other than accrued expenses which are Aspen’s Transaction Costs) and other current and long-term liabilities payable in cash or other obligation for borrowed money, (b) all payments due solely as a result of the Contemplated Transactions that are not Aspen’s Transaction Costs minus (iii) all of Aspen’s unpaid Transaction Costs minus (iv) 50% of all costs, expenses and liabilities related to Transaction Litigation up to $500,000, and 100% of all costs, expenses and liabilities related to Transaction Litigation exceeding $500,000 will be fully borne by Aspen and will be deducted from Net Cash, minus (v) all payables or obligations, whether absolute, contingent or otherwise, related to Aspen’s lease obligations listed on Schedule I of the Aspen Disclosure Schedule (net of any rights of Aspen to receive payments relating to the property subject to such lease obligation under a sublease or otherwise that are reasonably likely to be utilized by Aspen and/or Surviving Corporation on or following the Closing) minus (vi) all actual and reasonably projected costs and expenses relating to the winding down of Aspen’s prior research and development activities calculated in a manner consistent with the calculations included in, Schedule I of the Aspen Disclosure Schedule, plus (vii) all prepaid Aspen expenses that are reasonably likely to be utilized by Aspen and/or Surviving Corporation on or following the Closing and listed on Schedule I of the Aspen Disclosure Schedule minus (viii) the aggregate costs for obtaining the D&O tail insurance policy under Section 7.9(d), plus (ix) the amount of any net cash consideration (including as a result of liquidating any non-cash consideration) (less any related liabilities or obligations) received by Aspen for any Aspen Legacy Transaction prior to Closing, and minus (x) any Liabilities resulting from or in connection with the application of Section 280G of the Code in connection with the Contemplated Transactions, and minus (xi) any unpaid costs, expenses, fees or other liabilities, including any indebtedness, occurring prior to or resulting from acts, omissions or circumstance related to Aspen occurring prior to the Closing and to the extent not already excluded under clauses (i) through (xi) above. Notwithstanding the foregoing, Net Cash shall not be affected by (y) amounts related to consultants due diligence costs for the benefit of the Surviving Corporation to the extent such amounts do not exceed $150,000; provided, however, that any amount in excess of $150,000 will be a deduct from Net Cash, or (z) any portion of the annual D&O premium renewal due on or about August 1, 2021 that is attributable to the Surviving Corporation after the Anticipated Closing Date. For illustrative purposes only, a sample statement of Net Cash as of the date described therein is set forth on Schedule I of the Aspen Disclosure Schedule. For the avoidance of doubt, amounts placed in escrow or earnout, contingent or other post-closing payments, including milestone or royalty payments, in connection with the Aspen Legacy Transaction will not adjust Net Cash unless (and only to the extent that) such amounts are actually received, and no longer subject to any contingency, by Aspen.

“Order” means any judgment, order, writ, injunction, ruling, decision or decree of (that is binding on a Party), or any plea agreement, corporate integrity agreement, resolution agreement, or deferred prosecution agreement with, or any settlement under the jurisdiction of, any court or Governmental Authority.

“Ordinary Course of Business” means, in the case of each of the Company and Aspen, such actions taken in the ordinary course of its normal operations and consistent with its past practices, including such actions as required to comply with, or advisable under, any COVID-19 Measures; provided, however, that during the Pre-Closing Period, the Ordinary Course of Business of Aspen shall also include actions required to effect and effecting, in one or more transactions, or the sale, license or other disposition of any or all of the Aspen Legacy Assets; provided, however, that to the extent such sale, license or other disposition results in ongoing post-Closing obligations to Aspen or Company, prior written consent of the Company to the terms of such sale, license or other disposition shall be obtained pursuant to Section 5.1(c) of this Agreement.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of association or incorporation or organization or limited partnership or limited liability company, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all bylaws, regulations and similar documents or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Party” or “Parties” means the Company, Merger Sub and Aspen.

“Permitted Alternative Agreement” means a definitive agreement that contemplates or otherwise relates to an Acquisition Transaction that constitutes a Superior Offer.

“Permitted Encumbrance” means (a) any liens for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Company Unaudited Interim Balance Sheet or the Aspen Unaudited Interim Balance Sheet, as applicable, in accordance with GAAP (b) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company or any of its Subsidiaries or Aspen, as applicable, (c) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (d) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Law and (e) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies.

“Person” means any individual, Entity or Governmental Authority.

“Personal Data” means any data or information in any medium relating to an identified or identifiable individual, browser, or device and any other data or information that constitutes personal information or personally identifiable information under any applicable Law and includes, but is not limited to, a natural person’s first and last name, home or other physical address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number or other government-issued identification number, biometric information, credit card or other financial information, or customer or account number, IP address, cookie information or other unique identifiers. An identifiable individual is one who can be identified, directly or indirectly, in particular by reference to an identification number or to one or more factors specific to his/her physical, physiological, mental, economic, cultural or social identity. Personal Data shall include Protected Health Information as defined under the Health Insurance Portability and Accountability Act of 1996 as amended (“HIPAA”) at 45 CFR 164.103.

“PIPE Investment” has the meaning specified in the Recitals hereto.

“PIPE Investment Amount” has the meaning specified in the Recitals hereto.

“PIPE Investor” has the meaning set forth in the Recitals.

“Privacy Laws” means (a) all Laws relating to the processing of Personal Data, data privacy, data or cyber security, breach notification, or data localization; (b) all regulatory and self-regulatory guidelines and published interpretations by Governmental Authorities

“Prospectus” has the meaning set forth in Section 6.21.

“Registrable Shares” has the meaning set forth in Section 6.21.

“Representatives” means directors, officers, employees, agents, attorneys, accountants, investment bankers, advisors and representatives.

“Resale Shelf Registration Statement” has the meaning set forth in Section 6.21.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Subscription Agreement” means the Subscription Agreement attached hereto as Exhibit D, among Aspen and the PIPE Investors, pursuant to which such PIPE Investors have agreed to purchase the number of shares of Aspen Common Stock and Aspen Pre-Funded Warrants set forth therein in connection with the PIPE Investment.

“Subsequent Transaction” means any Acquisition Transaction (with all references to 20% in the definition of Acquisition Transaction being treated as references to 50% for these purposes).

An Entity shall be deemed to be a “Subsidiary” of a Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

“Superior Offer” means an unsolicited bona fide written Acquisition Proposal (with all references to 20% in the definition of Acquisition Transaction being treated as references to greater than 50% for these purposes) that: (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) the Agreement and (b) is on terms and conditions that the Aspen Board or the Company Board, as applicable, determines in good faith, based on such matters that it deems relevant (including the likelihood of consummation thereof and the financing terms thereof), as well as any written offer by the other Party to the Agreement to amend the terms of the Agreement, and following consultation with its outside legal counsel and financial advisors, if any, are more favorable, from a financial point of view, to Aspen’s stockholders or the Company’s stockholders, as applicable, than the terms of the Contemplated Transactions and is not subject to any financing conditions (and if financing is required, such financing is then fully committed to the third party).

“Tax” means any U.S. federal, state or local, non-U.S. or other tax, including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, imputed underpayment, escheat, unclaimed property tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax, customs duty, alternative or add-on minimum or other tax of any kind whatsoever, including any liability incurred or borne by virtue of the application of Treasury Regulation Section 1.1502-6 (or any similar or corresponding provision of state, local or non-U.S. Law), as a transferee or successor, by contract or otherwise by operation of Law, and including any fine, penalty, addition to tax or interest imposed by a Governmental Authority with respect thereto, whether disputed or not.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Transaction Costs” means with respect to any Person, the sum of (a) the cash cost of any change of control payments or severance payments that are or become due to any employee of such Person and its Subsidiaries in connection with the consummation of the Contemplated Transactions and that are unpaid as of the Closing, (b) the cash cost of any retention payments that are or become due to any employee of such Person and its Subsidiaries in connection with the consummation of the Contemplated Transactions and that are unpaid as of the Closing, (c) any costs, fees and expenses incurred by such Person and its Subsidiaries, or for which such Person and its Subsidiaries is liable, in connection with the negotiation, preparation and execution of this Agreement and the consummation of the Contemplated Transactions and that are unpaid as of the Closing, including brokerage fees and commissions, finders’ fees or financial advisory fees, or any fees and expenses of counsel or accountants payable by such Person and its Subsidiaries, (d) the employer portion of any payroll, employment or similar Taxes incurred in connection with the payments described in the foregoing clauses (a) through (c), (e) only with respect to Aspen: (i) fees paid to the SEC in connection with filing the Proxy Statement, and any amendments and supplements thereto, (ii) any fees and expenses in connection with the printing, mailing and distribution of the Proxy Statement and any amendments and supplements thereto, and (iii) the aggregate costs for obtaining the D&O tail insurance policy under Section 7.9(d).

“Transaction Litigation” means any Legal Proceeding (including any class action or derivative litigation) asserted, threatened in writing or commenced by, on behalf of or in the name of, against or otherwise involving Aspen, the Aspen Board, any committee thereof or any of Aspen’s directors or officers, in each case to the extent relating directly or indirectly to this Agreement, the Merger or any of the Contemplated Transactions or disclosures of a party relating to the Transactions (including any such Legal Proceeding based on allegations that

Aspen’s entry into this Agreement or the terms and conditions of this Agreement or any of the Transactions constituted a breach of the fiduciary duties of any member of the Aspen Board or any officer of Aspen).

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

b)    Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
2021 Plans	6.3(a)

409A Plan	3.17(h)

Agreement	Preamble

Approved New Hire Grants	5.2(b)(ii)

Aspen	Preamble

Aspen A&R Bylaws	Recitals

Aspen A&R Charter	Recitals

Aspen Board Adverse Recommendation Change	6.3(b)

Aspen Board Recommendation	6.3(b)

Aspen Closing Price	1.1(a)

Aspen Disclosure Schedule	Section 4

Aspen Employee Plan	4.17(c)

Aspen ESPP	4.6(c)

Aspen Intervening Event	6.3(c)

Aspen Lock-Up Agreements	Recitals

Aspen Material Contract	4.13(a)

Aspen Permits	4.14(b)

Aspen Product Candidates	4.14(d)

Aspen Regulatory Permits	4.14(d)

Aspen Real Estate Leases	4.11

Aspen SEC Documents	4.7(a)

Aspen Stock Plans	4.6(c)

Aspen Stockholder Matters	6.3(a)

Aspen Stockholder Meeting	6.3(a)

Aspen Stockholder Support Agreement	Recitals

Capitalization Date	4.6(a)

Cash and Cash Equivalents	1.1(a)

Certificate of Merger	2.3

Certification	4.7(a)

Closing	2.3

Term	Section
Closing Date	2.3

Company	Preamble

Company Board Recommendation	6.2(c)

Company Disclosure Schedule	Section 3

Company Employee Plan	3.17(d)

Company Financials	3.7(a)

Company Material Contract	3.13(a)

Company Plan	3.6(c)

Company Permits	3.14(b)

Company Preferred Stock	3.6(a)

Company Product Candidates	3.14(d)

Company Real Estate Leases	3.11

Company Regulatory Permits	3.14(d)

Company Stock Certificate	2.7

Company Termination Fee	10.3(b)

Costs	6.9(a)

COVID-19 Measures	5.1(a)

CVR	2.6(a)

CVR Agreement	2.6(a)

D&O Indemnified Parties	6.9(a)

Disqualification Event	4.22

Dissenting Shares	2.10(a)

Drug Regulatory Agency	3.14(c)

Effective Time	2.3

Effectiveness Deadline	6.21

End Date	10.1(b)

Exchange Agent	2.8(a)

Exchange Fund	2.8(a)

FDA	3.14(c)

Filing Deadline	6.21

Form S-4	6.1(a)

GAAP	3.7(a)

Grant Date	3.6(f)

Health Care Laws	3.14(a)

Term	Section
ICH	3.14(a)

Investor Agreements	6.15

Liability	3.9

Merger	Recitals

Merger Sub	Preamble

Nasdaq Reverse Split	6.18

Notice Period	6.2(d)

PIPE Investment	Recitals

PIPE Investment Amount	Recitals

PIPE Investor	Recitals

Pre-Closing Period	5.1(a)

Prospectus	6.21

Proxy Statement	6.1(a)

Registrable Shares	6.21

Required Company Stockholder Vote	3.4

Required Aspen Stockholder Vote	4.4

Resale Shelf Registration Statement	6.21

Stockholder Notice	6.2(b)

Surviving Corporation	2.1

1.2    Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Sections, Exhibits and Schedules are to Sections, Exhibits and Schedules of this Agreement unless otherwise specified. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine gender. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The word “or” is not exclusive. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References to any statute are to that statute and to the rules and regulations promulgated thereunder, in each case as amended, modified, re-enacted thereof, substituted, from time to time. References to “$” and “dollars” are to the currency of the United States. All accounting terms used herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP unless otherwise expressly specified. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.” Except as otherwise specifically indicated, for purposes of measuring the beginning and ending of time periods in this Agreement (including for purposes of “Business Day” and for hours in a day or Business Day), the time at which a thing, occurrence or event shall begin or end shall be deemed to occur in the Eastern time zone of the United States. The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement. The Parties agree that the Company Disclosure Schedule or Aspen Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in Section 3 or Section 4, respectively. The disclosures in any section or subsection of the Company Disclosure Schedule or the Aspen Disclosure Schedule shall qualify other sections and subsections in Section 3 or Section 4, respectively, to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. The words “delivered” or “made available” mean, with respect to any documentation, (a) that prior to 5:00 p.m. (New York City time) on the date that is the calendar day prior to the date of this Agreement, a copy of such material has been posted to and made available by a Party to the other Party and its Representatives in the electronic data room maintained by such disclosing Party for the purposes of the Contemplated Transactions or (b) delivered by or on behalf of a Party of its Representatives to the other Party or its Representatives via electronic mail or in hard copy form prior to the execution of this Agreement.

Section 2. Description of Transaction

2.1    The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

2.2    Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and in the applicable provisions of the DGCL. As a result of the Merger, the Company will become a wholly owned subsidiary of Aspen.

2.3    Closing; Effective Time. Unless this Agreement is earlier terminated pursuant to the provisions of Section 10.1, and subject to the satisfaction or waiver of the conditions set forth in Sections 7, 8 and 9, the consummation of the Merger (the “Closing”) shall take place remotely by the electronic exchange of documents, as promptly as practicable (but in no event later than the second Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 7, 8 and 9, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), unless another time, date and place is mutually agreed upon by Aspen and the Company in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.” At the Closing, the Parties shall cause the Merger to be consummated by executing and filing with the Secretary of State of the State of Delaware a certificate of merger with respect to the Merger, satisfying the applicable requirements of the DGCL and in form and substance as agreed to by the Parties (the “Certificate of Merger”). The Merger shall become effective at the time of the filing of such Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such Certificate of Merger with the consent of Aspen and the Company (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

2.4    Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time:

(a)    the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety in the Merger to read as set forth on Exhibit A to the Certificate of Merger, until thereafter amended as provided by the DGCL and such certificate of incorporation; provided, however, that immediately prior to the Effective Time, the Company shall file an amendment to its certificate of incorporation to change the name of the Company to Aadi Subsidiary, Inc. or such other name as the Company may reasonably determine prior to filing such amendment, such that following the Merger, the name of the Surviving Corporation will be Aadi Subsidiary, Inc. or such other name as the Company may reasonably determine prior to filing such amendment;

(b)    the certificate of incorporation of Aspen shall be amended and restated in the form of the Aspen A&R Charter by filing the Aspen A&R Charter with the Secretary of State of the State of Delaware and the bylaws of Aspen shall be amended and restated in the form of the Aspen A&R Bylaws, in order to (i) change the name of Aspen to “Aadi Bioscience, Inc.”, (ii) as contemplated by Section 6.18, effect the Nasdaq Reverse Split, and (iii) make such other changes as are mutually agreeable to Aspen and the Company, until thereafter amended as provided by the DGCL and such certificate of incorporation;

(c)    the bylaws of the Surviving Corporation shall be amended and restated in their entirety to read identically to the bylaws of Merger Sub as in effect immediately prior to the Effective Time (except that the name of the Surviving Corporation in such bylaws shall reflect the name identified Section 2.4(a)), until thereafter amended as provided by the DGCL and such bylaws;

(d)    the directors and officers of Aspen, each to hold office in accordance with the certificate of incorporation and bylaws of Aspen, shall be as set forth in Section 6.14; and

(e)    the directors and officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, shall be the directors and officers of Aspen as set forth in Section 6.14, after giving effect to the provisions of Section 6.14.

2.5    Conversion of Shares.

(a)    At the Effective Time, by virtue of the Merger and without any further action on the part of Aspen, Merger Sub, the Company or any stockholder of the Company or Aspen:

(i)    any shares of Company Capital Stock held as treasury stock immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(ii)    subject to Section 2.5(c), each share of Company Capital Stock outstanding immediately prior to the Effective Time (excluding shares to be canceled pursuant to Section 2.5(a)(i) and excluding Dissenting Shares) shall be converted solely into the right to receive a number of shares of Aspen Common Stock equal to the Exchange Ratio (the “Merger Consideration”).

(b)    If any shares of Company Capital Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option or a risk of forfeiture under any applicable restricted stock purchase agreement or other similar agreement with the Company, then the shares of Aspen Common Stock issued in exchange for such shares of Company Capital Stock at the Effective Time will to the same extent be unvested and subject to the same repurchase option or risk of forfeiture, and certificates (if any) representing such shares of Aspen Common Stock shall accordingly be marked with appropriate legends. The Company shall use its commercially reasonable efforts to take all actions that may be reasonably necessary to ensure that, from and after the Effective Time, Aspen is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

(c)    No fractional shares of Aspen Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued, with no cash being paid for any fractional share eliminated by such rounding.

(d)    All Company Options outstanding immediately prior to the Effective Time under the Company Plan shall be treated in accordance with Section 6.5.

(e)    Each share of common stock, $0.01 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such shares of common stock of the Surviving Corporation.

(f)    If, between the time of calculating the Exchange Ratio and the Effective Time, the outstanding shares of Company Capital Stock or Aspen Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split (including the Nasdaq Reverse Split to the extent such split has not previously been taken into account in calculating the Exchange Ratio), combination or exchange of shares or other like change, the Exchange Ratio shall, to the extent necessary, be equitably adjusted to reflect such change to the extent necessary to provide the holders of Company Capital Stock, Company Options and Aspen Common Stock with the same economic effect as contemplated by this Agreement prior to such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or other like change; provided, however, that nothing herein will be construed to permit the Company or Aspen to take any action with respect to Company Capital Stock or Aspen Common Stock, respectively, that is prohibited or not expressly permitted by the terms of this Agreement.

2.6    Contingent Value Right

(a)    Holders of Aspen Common Stock of record as of immediately prior to the Effective Time (for the avoidance of doubt, not including the PIPE Investors) shall be entitled to one contractual contingent value right (a “CVR”) issued by Aspen subject to and in accordance with the terms and conditions of the CVR Agreement, attached hereto as Exhibit E (the “CVR Agreement”), for each share of Aspen Common Stock held by such holders. Notwithstanding anything herein to the contrary, the Parties shall be entitled to modify the CVR Agreement, prior to the execution thereof, to accommodate any reasonable comments by the Rights Agent.

(b)    At or prior to the Effective Time, Aspen shall authorize and duly adopt, execute and deliver, and will ensure that Rights Agent (as defined in the CVR Agreement) execute and deliver, the CVR Agreement, subject to any reasonable revisions to the CVR Agreement that are requested by such Rights Agent (provided that such revisions are not, individually or in the aggregate, detrimental or adverse, taken as a whole, to any holder of CVR). Aspen and the Company shall cooperate, including by making changes to the form of CVR Agreement, as necessary to shall ensure that the CVRs are, and Aspen shall not issue or distribute any CVRs unless such issuance and distribution is, not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or “blue sky” laws.

(c)    Aspen, the Rights Agent shall, at or prior to the Effective Time, duly authorize, execute and deliver the CVR Agreement.

2.7    Closing of the Company’s Transfer Books. At the Effective Time: (a) all shares of Company Capital Stock outstanding immediately prior to the Effective Time shall be treated in accordance with Section 2.5(a), and all holders of certificates representing shares of Company Capital Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Capital Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Capital Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Capital Stock outstanding immediately prior to the Effective Time (a “Company Stock Certificate”) is presented to the Exchange Agent or to the Surviving Corporation, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Sections 2.5 and 2.8.

2.8    Surrender of Certificates.

(a)    On or prior to the Closing Date, the Parties shall agree upon and select a reputable bank, transfer agent or trust company to act as exchange agent in the Merger (the “Exchange Agent”). At the Effective Time, Aspen shall deposit with the Exchange Agent evidence of book-entry shares representing the shares of Aspen Common Stock issuable pursuant to Section 2.5(a) in exchange for shares of Company Capital Stock. The

Aspen Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund.”

(b)    Promptly after the Effective Time, the Parties shall cause the Exchange Agent to mail to the Persons who were record holders of shares of Company Capital Stock that were converted into the right to receive the Merger Consideration: (i) a letter of transmittal in customary form and containing such provisions as Aspen may reasonably specify (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Exchange Agent) and (ii) instructions for effecting the surrender of Company Stock Certificates in exchange for book-entry shares of Aspen Common Stock. Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Aspen: (A) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor book-entry shares representing the Merger Consideration (in a number of whole shares of Aspen Common Stock) that such holder has the right to receive pursuant to the provisions of Section 2.5(a); and (B) the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 2.8(b), each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive book-entry shares of Aspen Common Stock representing the Merger Consideration. If any Company Stock Certificate shall have been lost, stolen or destroyed, Aspen may, in its reasonable discretion and as a condition precedent to the delivery of any shares of Aspen Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an applicable affidavit with respect to such Company Stock Certificate that includes an obligation of such owner to indemnify Aspen against any claim suffered by Aspen related to the lost, stolen or destroyed Company Stock Certificate as Aspen may reasonably request. In the event of a transfer of ownership of a Company Stock Certificate that is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a Person other than the Person in whose name such Company Stock Certificate so surrendered is registered if such Company Stock Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the transfer or establish to the reasonable satisfaction of Aspen that such Taxes have been paid or are not applicable.

(c)    No dividends or other distributions declared or made with respect to Aspen Common Stock with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Aspen Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Company Stock Certificate or provides an affidavit of loss or destruction in lieu thereof in accordance with this Section 2.8 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar Laws, to receive all such dividends and distributions, without interest).

(d)    Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates as of the date that is one year after the Closing Date shall be delivered to Aspen upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 2.8 shall thereafter look only to Aspen for satisfaction of their claims for Aspen Common Stock, and any dividends or distributions with respect to shares of Aspen Common Stock.

(e)    Each of the Exchange Agent, Aspen and the Surviving Corporation shall be entitled to deduct and withhold from any consideration deliverable pursuant to this Agreement such amounts as are required to be deducted or withheld from such consideration under the Code or under any other applicable Law. To the extent such amounts are so deducted or withheld, and remitted to the appropriate Tax authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f)    No Party shall be liable to any holder of any Company Stock Certificate or to any other Person with respect to any shares of Aspen Common Stock (or dividends or distributions with respect thereto) or for any cash amounts delivered to any public official pursuant to any applicable abandoned property Law, escheat Law or similar Law.

2.9    Calculation of Net Cash.

(a)    No later than the Determination Date, Aspen will deliver to the Company a schedule (the “Net Cash Schedule”) setting forth, in reasonable detail, Aspen’s good faith, estimated calculation of Net Cash (the “Net Cash Calculation” and the date of delivery of such schedule being the “Delivery Date”) as of the close of business on the last Business Day prior to the Anticipated Closing Date (the “Cash Determination Time”) prepared and certified by Aspen’s Chief Financial Officer. Aspen shall make available to the Company, as reasonably requested by the Company, the work papers and back-up materials used or useful in preparing the Net Cash Schedule and, if reasonably requested by the Company, Aspen’s accountants and counsel at reasonable times and upon reasonable notice. The Net Cash Calculation shall include Aspen’s determination, as of the Cash Determination Time, of the defined terms in Section 1.1(a) necessary to calculate the Exchange Ratio.

(b)    No later than three (3) days after the Delivery Date (the last day of such period, the “Response Date”), the Company shall have the right to dispute any part of the Net Cash Calculation by delivering a written notice to that effect to Aspen (a “Dispute Notice”). Any Dispute Notice shall identify in reasonable detail and to the extent known the nature and amounts of any proposed revisions to the Net Cash Calculation and will be accompanied by reasonably detailed materials supporting the basis for such revisions.

(c)    If, on or prior to the Response Date, the Company notifies Aspen in writing that it has no objections to the Net Cash Calculation or, if on the Response Date, the Company fails to deliver a Dispute Notice as provided in Section 2.9(b), then the Net Cash Calculation as set forth in the Net Cash Schedule shall be deemed to have been finally determined for purposes of this Agreement and to represent the Net Cash at the Cash Determination Time for purposes of this Agreement.

(d)    If the Company delivers a Dispute Notice on or prior to the Response Date, then Representatives of Aspen and the Company shall promptly meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of Net Cash, which agreed upon Net Cash amount shall be deemed to have been finally determined for purposes of this Agreement and to represent the Net Cash at the Cash Determination Time for purposes of this Agreement.

(e)    If Representatives of Aspen and the Company are unable to negotiate an agreed-upon determination of Net Cash as of the Cash Determination Time pursuant to Section 2.9(d) within three days after delivery of the Dispute Notice (or such other period as Aspen and the Company may mutually agree upon), then any remaining disagreements as to the calculation of Net Cash shall be referred to an independent auditor of recognized national standing jointly selected by Aspen and the Company. If the parties are unable to select an independent auditor within five (5) days, then either Aspen or the Company may thereafter request that the Boston, Massachusetts Office of the American Arbitration Association (“AAA”) make such selection (either the independent auditor jointly selected by both parties or such independent auditor selected by the AAA, the “Accounting Firm”). Aspen and the Company shall promptly deliver to the Accounting Firm the work papers and back-up materials used in preparing the Net Cash Schedule and the Dispute Notice, and Aspen and the Company shall use commercially reasonable efforts to cause the Accounting Firm to make its determination within five (5) Business Days of accepting its selection. Aspen and the Company shall be afforded the opportunity to present to the Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided, however, that no such presentation or discussion shall occur without the presence of a Representative of each of Aspen and the Company. The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm. The determination of the amount of Net Cash made by the Accounting Firm shall be made in writing delivered to each of Aspen and the Company, shall be final and binding on Aspen and the Company and shall (absent manifest error) be deemed to have been finally determined for purposes of this Agreement and to represent the Net Cash at the Cash Determination Time for purposes of this Agreement. The Parties shall delay the Closing until the resolution of the matters described in this Section 2.9(e). The fees and expenses of the Accounting Firm shall be allocated between Aspen and the Company in the same proportion that the disputed amount of the Net Cash that was unsuccessfully disputed by such Party (as finally determined by the Accounting Firm) bears to the total disputed amount of the Net Cash amount. If this Section 2.9(e) applies as to the determination of the Net Cash at the Cash Determination Time described in Section 2.9(a), upon resolution of the matter in accordance with this Section 2.9(e), the Parties shall not be required to determine Net Cash again even though the Closing Date may occur later than the Anticipated Closing Date, except that either Aspen and the Company may request a redetermination of Net Cash if the Closing Date is more than 30 days after the Anticipated Closing Date.

2.10    Appraisal Rights.

(a)    Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who have exercised and perfected appraisal rights for such shares of Company Capital Stock in accordance with the DGCL or Chapter 13 of California Law (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration described in Section 2.5 attributable to such Dissenting Shares. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Company Capital Stock held by them in accordance with the DGCL or California Law, unless and until such stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the DGCL or California Law. All Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have effectively withdrawn or lost their right to appraisal of such shares of Company Capital Stock under the DGCL or California Law (whether occurring before, at or after the Effective Time) shall thereupon be deemed to be converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without interest, attributable to such Dissenting Shares upon their surrender in the manner provided in Section 2.5.

(b)    The Company shall give Aspen prompt written notice of any demands by dissenting stockholders received by the Company, withdrawals of such demands and any other instruments served on the Company and any material correspondence received by the Company in connection with such demands, and the Company shall have the right to direct all negotiations and proceedings with respect to such demands; provided that Aspen shall have the right to participate in such negotiations and proceedings. The Company shall not, without Aspen’s prior written consent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

2.11     Further Action. If, at any time after the Effective Time, any further action is determined by the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of the Company, then the officers and directors of the Surviving Corporation shall be fully authorized, and shall use their and its commercially reasonable efforts (in the name of the Company, in the name of Merger Sub, in the name of the Surviving Corporation and otherwise) to take such action.

2.12    Intended Tax Treatment. For United States federal income tax purposes (and applicable state and local), the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”). The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3.

2.13    Withholding. The Parties and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Capital Stock or any other Person such amounts as such Party or the Exchange Agent reasonably determines it is required to deduct and withhold under the Code or any other Law with respect to the making of such payment. To the extent that amounts are so withheld and paid to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

Section 3. Representations and Warranties of the Company.

Subject to Section 3, except as set forth in the written disclosure schedule delivered by the Company to Aspen (the “Company Disclosure Schedule”), the Company represents and warrants to Aspen and Merger Sub as follows:

3.1    Due Organization; Subsidiaries.

(a)    Each of the Company and its Subsidiaries is a corporation or other legal entity duly incorporated or otherwise organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted, (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used and (iii) to perform its obligations under all Contracts by which it is bound, except where the failure to have such power or authority would not reasonably be expected to prevent or materially delay the ability of the Company to consummate the Contemplated Transactions.

(b)    Each of the Company and its Subsidiaries is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Company Material Adverse Effect.

(c)    The Company has no Subsidiaries, except for the Entities identified in Section 3.1(c) of the Company Disclosure Schedule; and neither the Company nor any of the Entities identified in Section 3.1(c) of the Company Disclosure Schedule owns any capital stock of, or any equity, ownership or profit sharing interest of any nature in, or controls directly or indirectly, any other Entity other than the Entities identified in Section 3.1(c) of the Company Disclosure Schedule. Neither the Company nor any of its Subsidiaries is and or has otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. Neither the Company nor any of its Subsidiaries has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Neither the Company nor any of its Subsidiaries has, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

3.2    Organizational Documents. The Company has delivered or made available to Aspen accurate and complete copies of the Organizational Documents of the Company and each of its Subsidiaries in effect as of the date of this Agreement. Neither the Company nor any of its Subsidiaries is in material breach or violation of its respective Organizational Documents in any material respect.

3.3    Authority; Binding Nature of Agreement. The Company and each of its Subsidiaries have all necessary corporate power and authority to enter into and to perform its obligations under this Agreement, to perform its obligations hereunder and, subject to receipt of the Required Company Stockholder Vote, to consummate the Contemplated Transactions. The Company Board (at meetings duly called and held or by a written consent in lieu of a meeting) has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of the Company and its stockholders, (ii) authorized, approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of the Company vote to approve and adopt this Agreement and thereby approve the Contemplated Transactions. This Agreement has been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by Aspen and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

3.4    Vote Required. The affirmative vote (or written consent) of each of (i) the holders of a majority of the shares of Company Common Stock and Company Preferred Stock each outstanding on the record date for the Company Stockholder Written Consent and entitled to vote thereon, voting as a single class, and (ii) the holders of at least sixty percent (60%) of the outstanding shares of the Series A Preferred Stock voting as a single class on an as-converted to Company Common Stock basis (the “Required Company Stockholder Vote”), is the only vote of the holders of any class or series of Company Capital Stock necessary to adopt and approve this Agreement and approve the Contemplated Transactions.

3.5    Non-Contravention; Consents.

(a)    Subject to compliance with the HSR Act and any foreign antitrust Law, and to obtaining the Required Company Stockholder Vote and the filing of the Certificate of Merger required by the DGCL, neither (x) the execution, delivery or performance of this Agreement by the Company, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(i)    contravene, conflict with or result in a violation of any of the provisions of the Company’s Organizational Documents;

(ii)    contravene, conflict with or result in a material violation of, or give any Governmental Authority or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any Order by which the Company or its Subsidiaries, or any of the assets owned or used by the Company or its Subsidiaries, is subject except as would not reasonably be expected to be material to the Company or its business;

(iii)    contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or its Subsidiaries except as would not reasonably be expected to be material to the Company or its business;

(iv)    contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Material Contract, or give any Person the right to: (A) declare a default or exercise any remedy under any Company Material Contract, (B) any material payment, rebate, chargeback, penalty or change in delivery schedule under any Company Material Contract, (C) accelerate the maturity or performance of any Company Material Contract or (D) cancel, terminate or modify any term of any Company Material Contract, except in the case of any non-material breach, default, penalty or modification; or

(v)    result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Company or its Subsidiaries (except for Permitted Encumbrances).

(b)    Except for (i) the Required Company Stockholder Vote, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iii) any required filings under the HSR Act and any foreign antitrust Law and (iv) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, neither the Company nor any of its Subsidiaries was, is, or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or (y) the consummation of the Contemplated Transactions which if individually or in the aggregate were not given or obtained, would reasonably be expected to prevent or materially delay the ability of the Company to consummate the Contemplated Transactions.

(c)    The Company Board has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Contemplated Transactions. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement, or any of the Contemplated Transactions.

3.6    Capitalization.

(a)    The authorized Company Capital Stock as of the date of this Agreement consists of (i) 20,000,000 shares of Company Common Stock, par value $0.0001 per share, of which 8,015,000 shares have been issued and are outstanding as of the date of this Agreement and (ii) 7,946,166 shares of preferred stock, par value $0.0001 per share (the “Company Preferred Stock”), of which 7,945,870 shares have been issued and are outstanding as of the date of this Agreement, consisting of 734,218 shares of Series Seed Preferred Stock and 7,211,652 shares of Series A Preferred Stock. The Company does not hold any shares of its capital stock in its treasury.

(b)    All of the outstanding shares of Company Common Stock and Company Preferred Stock and all outstanding securities of the Subsidiaries as set out in Section 3.6(b) of the Company Disclosure Schedule have been duly authorized and validly issued, and are fully paid and nonassessable. Except as set forth in the Investor Agreements, none of the outstanding shares of Company Common Stock or Company Preferred Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding shares of Company Common Stock or Company Preferred Stock is subject to any right of first refusal in favor of the Company. Except as contemplated herein and in the Investor Agreements, there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock or Company Preferred Stock. The Company is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock or other securities. Section 3.6(b) of the Company Disclosure Schedule accurately and completely lists all repurchase rights held by the Company with respect to shares of Company Common Stock (including shares issued pursuant to the exercise of stock options) and specifies which of those repurchase rights are currently exercisable. Each share of Company Preferred Stock is convertible into one share of Company Common Stock.

(c)    Except for the Company’s Amended and Restated 2014 Equity Incentive Plan (the “Company Plan”), the Company does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. As of the date of this Agreement, the Company has reserved 1,485,000 shares of Company Common Stock for issuance under the Company Plan, of which no shares have been issued and are currently outstanding, 1,345,000 have been reserved for issuance upon exercise of Company Options granted under the Company Plan, and 140,000 shares of Company Common Stock remain available for future issuance pursuant to the Company Plan. Section 3.6(c) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the name of the optionee, (ii) the number of shares of Company Common Stock subject to such Company Option at the time of grant, (iii) the number of shares of Company Common Stock subject to such Company Option as of the date of this Agreement, (iv) the exercise price of such Company Option, (v) the date on which such Company Option was granted, (vi) the applicable vesting schedule, including any acceleration provisions and the number of vested and unvested shares as of the date of this Agreement, (vii) the date on which such Company Option expires and (viii) whether such Company Option is intended to be an “incentive stock option” (as defined in the Code) or a non-qualified stock option. The Company has made available to Aspen an accurate and complete copy of the Company Plan and forms of all stock option agreements approved for use thereunder. No vesting of Company Options will accelerate in connection with the closing of the Contemplated Transactions.

(d)    Except for the outstanding Company Options or as set forth on Section 3.6(d) of the Company Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company or any of its Subsidiaries, (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company or any of its Subsidiaries, (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which the Company or any of its Subsidiaries is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company or any of its Subsidiaries. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company or any of its Subsidiaries.

(e)    All outstanding shares of Company Common Stock, Company Preferred Stock, Company Options and other securities of the Company have been issued and granted in material compliance with (i) all applicable securities laws and other applicable Law and (ii) all requirements set forth in applicable Contracts.

(f)    With respect to Company Options granted pursuant to the Company Plan, (i) each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Company Board (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, (ii) each Company Option grant was made in all material respects in accordance with the terms of the Company Plan and all other applicable Law and (iii) the per share exercise price of each Company Option was not less than the fair market value of a share of Company Common Stock on the applicable Grant Date.

3.7    Financial Statements.

(a)    Section 3.7(a) of the Company Disclosure Schedule includes true and complete copies of (i) the Company’s audited consolidated balance sheets at December 31, 2019 and December 31, 2020, (ii) the Company Unaudited Interim Balance Sheet, (iii) the Company’s audited consolidated statements of income, cash flow and stockholders’ equity for the years ended December 31, 2019 and December 31, 2020 and (iv) the Company’s unaudited statements of income, cash flow and stockholders’ equity for the three months ended March 31, 2021 (collectively, the “Company Financials”). The Company Financials (A) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except as may be indicated in the footnotes to such Company Financials and that unaudited financial statements may not have notes thereto and other presentation items that may be required by GAAP and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated and (B) fairly present, in all material respects, the financial position and operating results of the Company and its consolidated Subsidiaries as of the dates and for the periods indicated therein.

(b)    Each of the Company and its Subsidiaries maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and its Subsidiaries in conformity with GAAP and to maintain accountability of the Company’s and its Subsidiaries’ assets, (iii) access to the Company’s and its Subsidiaries’ assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for the Company’s and its Subsidiaries’ assets is compared with the existing assets at regular intervals and appropriate action is taken with respect to any differences. The Company and each of its Subsidiaries maintains internal control over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(c)    Section 3.7(c) of the Company Disclosure Schedule lists, and the Company has delivered to Aspen accurate and complete copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) effected by the Company or any of its Subsidiaries since January 1, 2019.

(d)    Since January 1, 2019, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of the Company, the Company Board or any committee thereof. Since January 1, 2019, neither the Company nor its independent auditors have identified (i) any significant deficiency or material weakness in the design or operation of the system of internal accounting controls utilized by the Company and its Subsidiaries, (ii) any fraud, whether or not material, that involves the Company, any of its Subsidiaries, the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.

3.8    Absence of Changes. Except as set forth on Section 3.8 of the Company Disclosure Schedule, between December 31, 2020 and the date of this Agreement, the Company has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any (a) Company Material Adverse Effect or (b) action, event or occurrence that would have required consent of Aspen pursuant to Section 5.2(b) of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement.

3.9    Absence of Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, unmatured or otherwise (each a “Liability”), in each case, of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for: (a) Liabilities disclosed, reflected or reserved against in the Company Unaudited Interim Balance Sheet, (b) normal and recurring current Liabilities that have been incurred by the Company or its Subsidiaries since the date of the Company Unaudited Interim Balance Sheet in the Ordinary Course of Business (none of which relates to any breach of contract, breach of warranty, tort, infringement, or violation of Law), (c) Liabilities for performance of obligations of the Company or any of its Subsidiaries under Company Contracts, (d) Liabilities incurred in connection with the Contemplated Transactions, (e) Liabilities which would not, individually or in the aggregate, reasonably be expected to be material to the Company (none of which relates to any breach of contract, breach of warranty, tort, infringement, or violation of Law), and (f) Liabilities listed in Section 3.9 of the Company Disclosure Schedule.

3.10    Title to Assets. Each of the Company and its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all tangible assets reflected on the Company Unaudited Interim Balance Sheet and (b) all other tangible assets reflected in the books and records of the Company or any of its Subsidiaries as being owned by the Company or such Subsidiary. All of such assets are owned or, in the case of leased assets, leased by the Company or any of its Subsidiaries free and clear of any Encumbrances, other than Permitted Encumbrances.

3.11    Real Property; Leasehold. Neither the Company nor any of its Subsidiaries owns or has ever owned any real property. The Company has made available to Aspen (a) an accurate and complete list of all real properties with respect to which the Company directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by the Company or any of its Subsidiaries and (b) copies of all leases under which any such real property is possessed (the “Company Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder.

3.12    Intellectual Property.

(a)    Section 3.12(a) of the Company Disclosure Schedule is an accurate, true and complete listing of all material Company Registered IP.

(b)    Section 3.12(b) of the Company Disclosure Schedule identifies (i) all material Company Contracts pursuant to which material Company IP Rights are licensed to the Company or any of its Subsidiaries (other than (A) any non-customized software that (1) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software and (2) is not incorporated into, or material to the development, manufacturing, or distribution of, any of the Company’s or any of its Subsidiaries’ products or services, (B) any Intellectual Property licensed on a non-exclusive basis ancillary to the purchase or use of equipment, reagents or other materials, (C) any confidential information provided under confidentiality agreements and (D) agreements between Company and its employees in Company’s standard form thereof), (ii) the corresponding Company Contract pursuant to which such Company IP Rights are licensed to the Company or any of its Subsidiaries and (iii) whether the license or licenses granted to the Company or any of its Subsidiaries are exclusive or non-exclusive.

(c)    Section 3.12(c) of the Company Disclosure Schedule accurately identifies each material Company Contract pursuant to which any Person has been granted any license or covenant not to sue under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company IP Rights (other than (i) any confidential information provided under confidentiality agreements and (ii) any Company IP Rights non-exclusively licensed to academic collaborators, suppliers or service providers for the sole purpose of enabling such academic collaborator, supplier or service providers to provide services for the Company’s benefit).

(d)    Except as set forth on Section 3.12(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is bound by, and no Company IP Rights are subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company or any of its Subsidiaries to use, exploit, assert, or enforce any Company IP Rights anywhere in the world.

(e)    The Company or one of its Subsidiaries exclusively owns all right, title, and interest to and in Company IP Rights (other than (i) Company IP Rights exclusively and non-exclusively licensed to the Company or one of its Subsidiaries, or co-owned rights each as identified in Section 3.12(c) of the Company Disclosure Schedule, (ii) any non-customized software that (A) is licensed to the Company or any of its Subsidiaries solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software and (B) is not incorporated into, or material to the development, manufacturing, or distribution of, any of the Company’s or any of its Subsidiaries’ products or services and (iii) any Intellectual Property licensed on a non-exclusive basis ancillary to the purchase or use of equipment, reagents or other materials), in each case, free and clear of any Encumbrances (other than Permitted Encumbrances). Without limiting the generality of the foregoing:

(i)    To the Knowledge of the Company, all documents and instruments necessary to register or apply for or renew registration of Company Registered IP have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Authority.

(ii)    To the Knowledge of the Company, each Person who is or was an employee or contractor of the Company or any of its Subsidiaries and who is or was involved in the creation or development of any Company IP Rights purported to be owned by the Company has signed a valid, enforceable agreement containing a present assignment of such Intellectual Property to the Company or such Subsidiary and confidentiality provisions protecting trade secrets and confidential information of the Company and its Subsidiaries.

(iii)    To the Knowledge of the Company, no current or former stockholder, officer, director, or employee of the Company or any of its Subsidiaries has any claim, right (whether or not currently exercisable), or interest to or in any Company IP Rights purported to be owned by the Company.

(iv)    Except as set forth on Section 3.12(e) of the Company Disclosure Schedule, no funding, facilities, or personnel of any Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any Company IP Rights in which the Company or any of its Subsidiaries has an ownership interest.

(v)    The Company and each of its Subsidiaries has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information that the Company or such Subsidiary holds, or purports to hold, as confidential or a trade secret.

(vi)    Neither the Company nor any of its Subsidiaries has assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Company IP Rights to any other Person.

(vii)    To the Knowledge of the Company, the Company IP Rights constitute all Intellectual Property necessary for the Company and its Subsidiaries to conduct its business as currently conducted and planned to be conducted.

(f)    The Company has delivered or made available to Aspen, a complete and accurate copy of all material Company IP Rights Agreements. With respect to each of the material Company IP Rights Agreements: (i) each such agreement is valid and binding on the Company or its Subsidiaries, as applicable, subject to the Enforceability Exceptions and in full force and effect, (ii) the Company has not received any written notice of termination or cancellation under such agreement, or received any written notice of breach or default under such agreement, which breach has not been cured or waived and (iii) except as set forth in Section 3.12(f) of the Company Disclosure Schedule, to the Knowledge of the Company, neither the Company nor its Subsidiaries, nor any other party to any such agreement, is in breach or default thereof in any material respect.

(g)    The manufacture, marketing, license, sale, offering for sale, importation, use or intended use or other disposal of any product or technology as currently licensed or sold or under development by the Company or any of its Subsidiaries does not violate any material license or agreement between the Company or its Subsidiaries and any third party, and, to the Knowledge of the Company, does not infringe or misappropriate any valid and issued Patent right of any other Person, other than any Company IP licensed to Aspen by any other Person, which infringement or misappropriation would reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, no third party is infringing upon any Patents owned by Company within the Company IP Rights, misappropriating or otherwise violating any license or agreement with the Company or its Subsidiaries relating to any Company IP Rights.

(h)    As of the date of this Agreement, Company is not a party to any Legal Proceeding (including, but not limited to, opposition, interference or other proceeding in any patent or other government office) contesting the validity, enforceability, claim construction, ownership or right to use, sell, offer for sale, license or dispose of any Company IP Rights. Neither the Company nor any of its Subsidiaries has received any written notice asserting that any Company IP Rights or the proposed use, sale, offer for sale, license or disposition of products, methods, or processes claimed or covered thereunder conflicts with or infringes or misappropriates or violates the rights of any other Person or that the Company or any of its Subsidiaries have otherwise infringed, misappropriated or otherwise violated any Intellectual Property of any Person. None of the Company IP Rights is subject to any outstanding order of, judgment of, decree of or agreement with any Governmental Authority that limits the ability of the Company to exploit any Company IP Rights.

(i)    To the Company’s Knowledge, each item of Company IP Rights that is Company Registered IP is and at all times has been filed and maintained in compliance with all applicable Law and all filings, payments, and other actions required to be made or taken to maintain such item of Company Registered IP in full force and effect have been made by the applicable deadline. To the Knowledge of the Company, all Company Registered IP that is issued or granted is valid and enforceable subject to the Enforceability Exceptions.

(j)    To the Knowledge of the Company, no trademark (whether registered or unregistered) or trade name owned, used, or applied for by the Company or any of its Subsidiaries conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used, or applied for by any other Person. None of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which the Company or any of its Subsidiaries has or purports to have an ownership interest has been impaired as determined by the Company or any of its Subsidiaries in accordance with GAAP.

(k)    Except as set forth in Sections 3.12(b), 3.12(c) or 3.12(k) of the Company Disclosure Schedule or as contained in license, distribution and service agreements entered into in the ordinary course of business by Company (i) neither the Company nor any of its Subsidiaries is bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation, or similar claim which is material to the Company and its Subsidiaries, taken as a whole and (ii) neither the Company nor any of its Subsidiaries has ever assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property right, which assumption, agreement or responsibility remains in force as of the date of this Agreement.

(l)    Neither the Company nor any of its Subsidiaries is party to any Contract that, as a result of such execution, delivery and performance of this Agreement, will cause the grant of any license or other right to any Company IP Rights, result in breach of, default under or termination of such Contract with respect to any Company IP Rights, or impair the right of the Company or the Surviving Corporation and its Subsidiaries to use, sell or license or enforce any Company IP Rights or portion thereof, except for the occurrence of any such grant or impairment that would not individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

3.13    Agreements, Contracts and Commitments.

(a)    Section 3.13(a) of the Company Disclosure Schedule lists the following Company Contracts in effect as of the date of this Agreement, (each, a “Company Material Contract” and collectively, the “Company Material Contracts”):

(i)    each Company Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;

(ii)    each Company Contract containing (A) any covenant limiting the freedom of the Company, its Subsidiaries or the Surviving Corporation to engage in any line of business or compete with any Person, or limiting the development, manufacture or distribution of the Company’s products or services (B) any most-favored pricing arrangement, (C) any exclusivity provision or (D) any non-solicitation provision;

(iii)    each Company Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $50,000 pursuant to its express terms and not cancelable without penalty;

(iv)    each Company Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity;

(v)    each Company Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $50,000 or creating any material Encumbrances with respect to any assets of the Company or any of its Subsidiaries or any loans or debt obligations with officers or directors of the Company;

(vi)    each Company Contract requiring payment by or to the Company after the date of this Agreement in excess of $50,000 pursuant to its express terms relating to: (A) any distribution agreement (identifying any that contain exclusivity provisions), (B) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of the Company, (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which the Company has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which the Company has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by the Company or (D) any Contract to license any patent, trademark registration, service mark registration, trade name or copyright registration to or from any third party to manufacture or produce any product, service or technology of the Company or any Contract to sell, distribute or commercialize any products or service of the Company, in each case, except for Company Contracts entered into in the Ordinary Course of Business;

(vii)    each Company Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to the Company in connection with the Contemplated Transactions;

(viii)    each Company Real Estate Lease;

(ix)    each Company Contract to which the Company is a party or by which any of its assets and properties is currently bound, which involves annual obligations of payment by, or annual payments to, the Company in excess of $50,000; or

(x)    any other Company Contract that is not terminable at will (with no penalty or payment) by the Company or its Subsidiaries, as applicable, and (A) which involves payment or receipt by the Company or its Subsidiaries after the date of this Agreement under any such agreement, contract or commitment of more than $50,000 in the aggregate, or obligations after the date of this Agreement in excess of $50,000 in the aggregate or (B) that is material to the business or operations of the Company and its Subsidiaries, taken as a whole.

(b)    The Company has delivered or made available to Aspen accurate and complete copies of all Company Material Contracts, including all amendments thereto. Except as set forth in Section 3.13(b) of the Company Disclosure Schedule, there are no Company Material Contracts that are not in written form. Neither the Company nor any of its Subsidiaries has, nor to the Company’s Knowledge, as of the date of this Agreement has any other party to a Company Material Contract, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Company Material Contract in such manner as would permit any other party to cancel or terminate any such Company Material Contract, or would permit any other party to seek damages which would reasonably be expected to have a Company Material Adverse Effect. As to the Company and its Subsidiaries, as of the date of this Agreement, each Company Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. No Person is renegotiating, or has a right pursuant to the terms of any Company Material Contract to change, any material amount paid or payable to the Company under any Company Material Contract or any other material term or provision of any Company Material Contract.

3.14    Compliance; Permits; Restrictions.

(a)    The Company and each of its Subsidiaries are, and since January 1, 2016 have been, in material compliance with all applicable Health Care Laws including (i) the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.) and Public Health Service Act (42 U.S.C. § 201 et seq.) and their implementing regulations; (ii) Good Clinical Practice, or GCP, regulations for studies that are submitted to regulatory authorities to support product approval ; and (iii) Laws regulating the use or disclosure of Personal Data collected in the conduct of clinical trials, including Protected Health Information (all of the foregoing, collectively “Health Care Laws”). No investigation, claim, suit, proceeding, audit, Order, inspection, enforcement or other materially adverse action by any Governmental Authority is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries. There is no agreement or Order binding upon the Company or any of its Subsidiaries which (i) is reasonably likely to have a material adverse effect on the Company’s ability to comply with or perform any covenant or obligation under this Agreement or (ii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.

(b)    The Company and its Subsidiaries hold all required Governmental Authorizations which are material to the operation of the business of the Company and its Subsidiaries as currently conducted (the “Company Permits”). Section 3.14(b) of the Company Disclosure Schedule identifies each Company Permit. Each of the Company and its Subsidiaries is in material compliance with the terms of the Company Permits. No Legal Proceeding is pending or, to the Knowledge of the Company, threatened, which seeks to revoke, suspend, or terminate any Company Permit. The rights and benefits of each Company Permit will be available to the Surviving Corporation or its Subsidiaries, as applicable, immediately after the Effective Time on terms substantially identical to those enjoyed by the Company and its Subsidiaries as of the date of this Agreement and immediately prior to the Effective Time.

(c)    There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened with respect to an alleged material violation by the Company or any of its Subsidiaries of any Health Care Laws, including Food and Drug Administration (“FDA”) regulations adopted thereunder, or any other similar Law promulgated by the FDA or other comparable Governmental Authority responsible for regulation of the research, development, testing, manufacturing, processing, storage, labeling, sale, marketing, advertising, distribution and importation or exportation of drug products and drug product candidates (“Drug Regulatory Agency”).

(d)    The Company and each of its Subsidiaries holds all required Governmental Authorizations issuable by any Drug Regulatory Agency necessary for the conduct of the business of the Company or such Subsidiary as currently conducted, and, as applicable, the development, testing, manufacturing, processing, storage, labeling, sale, marketing, advertising, distribution and importation or exportation, as currently conducted, of any of its product candidates (the “Company Product Candidates”) (collectively, the “Company Regulatory Permits”) and no such Company Regulatory Permit has been revoked, withdrawn, suspended, cancelled or terminated. The Company and each of its Subsidiaries have timely maintained and are in compliance in all material respects with the Company Regulatory Permits and have not, since January 1, 2016, received any written notice or other written communication from any Drug Regulatory Agency regarding (A) any material violation of or failure to comply materially with any term or requirement of any Company Regulatory Permit or (B) any revocation, withdrawal, suspension, cancellation, or termination of any Company Regulatory Permit.

(e)    All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, the Company or its Subsidiaries, or in which the Company or its Subsidiaries or their respective current product candidates, including the Company Product Candidates, have participated, were and, if still pending, are being conducted in all material respects in compliance in all material respects with the applicable regulations of the Drug Regulatory Agencies and other applicable Health Care Laws, including, without limitation, 21 C.F.R. Parts 50, 54, 56, 58 and 312. Neither the Company nor any of its Subsidiaries has received any notices, correspondence, or other communications from any Drug Regulatory Agency, including an Institutional Review Board (“IRB”) or similar body responsible for oversight of human subjects research, requiring, or to the Knowledge of the Company threatening to initiate, any action to place a clinical hold order on, or otherwise restrict, terminate, or suspend any clinical studies conducted by or on behalf of, or sponsored by, the Company or any of its Subsidiaries or in which the Company or any of its Subsidiaries or their respective current product candidates, including the Company Product Candidates, have participated. To the Knowledge of the Company, no clinical investigator, researcher, or clinical staff participating in any clinical study conducted by or on behalf of the Company or its Subsidiaries has been disqualified from participating in studies involving the Company Product Candidates, and no such administrative action to disqualify such clinical investigators, researchers or clinical staff has been threatened or is pending.

(f)    Neither the Company nor any of its Subsidiaries, and to the Knowledge of the Company, no contract manufacturer with respect to any Company Product Candidate, is the subject of any pending or, to the

Knowledge of the Company, threatened investigation in respect of its business or product candidates by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. Neither the Company, nor to the Knowledge of the Company, any officer, employee or agent of the Company or any of its Subsidiaries, and no contract manufacturer with respect to any Company Product Candidate has committed any acts, made any statement, or failed to make any statement, in each case in respect of its business or product candidates, that would violate the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto. None of the Company, any of its Subsidiaries, and to the Knowledge of the Company, any contract manufacturer with respect to any Company Product Candidate, or any of their respective officers, employees or agents has been convicted of any crime or engaged in any conduct that could result in a debarment or exclusion (i) under 21 U.S.C. Section 335a or (ii) any similar applicable Law. To the Knowledge of the Company, no debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or product candidates are pending or threatened against the Company, any of its Subsidiaries, and to the Knowledge of the Company, any contract manufacturer with respect to any Company Product Candidate, or any of their respective officers, employees or agents.

(g)    All manufacturing operations conducted by, or to the Knowledge of the Company, for the benefit of, the Company or its Subsidiaries in connection with any Company Product Candidate, since January 1, 2016, have been and are being conducted in compliance in all material respects with applicable Health Care Laws, including the FDA’s standards for current good manufacturing practices, including applicable requirements in 21 C.F.R. Parts 210, 211, and the respective counterparts thereof promulgated by Governmental Authorities in countries outside the United States.

(h)    No manufacturing site owned by the Company or its Subsidiaries, and to the Knowledge of the Company, no manufacturing site of a contract manufacturer, with respect to any Company Product Candidate, (i) is subject to a Drug Regulatory Agency shutdown or import or export prohibition or (ii) has received any Form FDA 483, notice of violation, warning letter, untitled letter, or similar correspondence or notice from the FDA or other Governmental Authority alleging or asserting noncompliance with any applicable Law, in each case, that have not been complied with or closed to the satisfaction of the relevant Governmental Authority, and, to the Knowledge of the Company, neither the FDA nor any other Governmental Authority is considering such action.

3.15    Legal Proceedings; Orders.

(a)    There is no pending Legal Proceeding and, to the Knowledge of the Company, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves the Company or any of its Subsidiaries, any Company Associate (in his or her capacity as such) or any of the material assets owned or used by the Company or its Subsidiaries or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

(b)    There is no Order to which the Company or any of its Subsidiaries, or any of the material assets owned or used by the Company or any of its Subsidiaries, is subject. To the Knowledge of the Company, no officer or other Key Employee of the Company or any of its Subsidiaries is subject to any Order that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company or any of its Subsidiaries or to any material assets owned or used by the Company or any of its Subsidiaries.

3.16    Tax Matters.

(a)    The Company and each of its Subsidiaries have timely filed all federal income Tax Returns and other material Tax Returns that they were required to file under applicable Law. All such Tax Returns were correct and complete in all material respects and have been prepared in material compliance with all applicable

Law. Subject to exceptions as would not be material, no claim has ever been made in writing by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any such Subsidiary is subject to taxation by that jurisdiction.

(b)    All material Taxes due and owing by the Company and each of its Subsidiaries (whether or not shown on any Tax Return) have been paid. Since the date of the Company Unaudited Interim Balance Sheet, neither the Company nor any of its Subsidiaries has incurred any material Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.

(c)    The Company and each of its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(d)    There are no Encumbrances for material Taxes (other than Taxes not yet due and payable or for Taxes that are being contested in good faith, in each case, for which adequate reserves have been established in accordance with GAAP) upon any of the assets of the Company or any of its Subsidiaries.

(e)    No deficiencies for material Taxes with respect to the Company or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Authority in writing. There are no pending (or, based on written notice, threatened) material audits, assessments or other actions for or relating to any liability in respect of Taxes of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries (or any of their predecessors) has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency.

(f)    Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code in the last five years.

(g)    Neither the Company nor any of its Subsidiaries is a party to any material Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than customary indemnification provisions in commercial contracts entered into in the Ordinary Course of Business with vendors, customers, lenders, or landlords.

(h)    Neither the Company nor any of its Subsidiaries has ever been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is the Company). Neither the Company nor any of its Subsidiaries has any material Liability for the Taxes of any Person (other than the Company and any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law) or as a transferee or successor.

(i)    Since January 1, 2016, neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(j)    Neither the Company nor any of its Subsidiaries has entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).

(k)    Neither the Company nor any of its Subsidiaries has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(l)    Neither the Company nor any of its Subsidiaries has been, is, or immediately prior to the Closing Date will be, treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.

(m)    Neither the Company nor any of its Subsidiaries, has taken or agreed to take any action not contemplated by this Agreement and/or any ancillary document that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment. To the Knowledge of the Company, no facts or circumstances exist that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(n)    Neither the Company nor any of its Subsidiaries has deferred, extended or delayed the payment of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act or any similar provision of state, local, or non-U.S. law, or and any executive order relating to the deferral of any payroll or similar Taxes, any Treasury regulations or other official guidance promulgated under any of the foregoing. The Company and each of its Subsidiaries has properly complied with and duly accounted for all credits received under Sections 7001 through 7005 of the Families First Coronavirus Response Act (Public Law 116-127) and Section 2301 of the CARES Act. Section 3.16(n) of the Company Disclosure Schedule is an accurate and complete listing of any Tax deferrals or Tax credits the Company and each of its Subsidiaries has affirmatively applied for, filed for or otherwise claimed pursuant to the CARES Act.

3.17    Employee and Labor Matters; Benefit Plans.

(a)    The employment of each of the Company’s and any of its Subsidiaries’ employees is terminable by the Company or the applicable Subsidiary at will. The Company has made available to Aspen accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of Company Associates to the extent currently effective and material.

(b)    No officer or Key Employee of the Company or any of its Subsidiaries has indicated that he or she presently intends to terminate his or her employment with the Company or the applicable Subsidiary, nor has any such officer or Key Employee threatened or expressed any intention to do so.

(c)    Neither the Company nor any of its Subsidiaries is a party to, bound by, or has a duty to bargain under, any collective bargaining agreement or other Contract with a labor organization representing any of its employees, and there are no labor organizations representing or, to the Knowledge of the Company, purporting to represent or seeking to represent any employees of the Company or its Subsidiaries.

(d)    Section 3.17(d) of the Company Disclosure Schedule lists all material Company Employee Plans. True, complete and correct copies of the following documents, with respect to each Company Employee Plan, where applicable, have previously been made available to Aspen: (i) all documents embodying or governing such Company Employee Plan (or for unwritten Company Employee Plans a written description of the material terms of such Company Employee Plan) and any funding medium for the Company Employee Plan; (ii) the most recent IRS determination or opinion letter; (iii) the most recently filed Form 5500; (iv) the most recent actuarial valuation report; (v) the most recent summary plan description (or other descriptions provided to employees) and all modifications thereto; and (vi) all non-routine correspondence to and from any governmental agency.

(e)    Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter with respect to such qualified status from the IRS. To the Knowledge of the Company, nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Employee Plan or the exempt status of any related trust.

(f)    Each Company Employee Plan has been established, administered, maintained and operated in compliance, in all material respects, with its terms and all applicable Law, including the Code, ERISA, and the Affordable Care Act. No Legal Proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of the Company, threatened with respect to any Company Employee Plan. All payments and/or contributions required to have been made with respect to all Company Employee Plans either have been made or have been accrued in accordance with the terms of the applicable Company Employee Plan and applicable Law.

(g)    Neither the Company nor any of its ERISA Affiliates has, within the past 6 years, maintained, contributed to, or been required to contribute to (i) any employee benefit plan that is or was subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) a Multiemployer Plan, (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iv) any Multiple Employer Plan, or (v) any Multiple Employer Welfare Arrangement. Neither the Company nor any of its ERISA Affiliates has ever incurred any liability under Title IV of ERISA that has not been paid in full. No Company Employee Plan provides for medical or other welfare benefits beyond termination of service or retirement, other than pursuant to (i) COBRA or an analogous state law requirement or (ii) continuation coverage through the end of the month in which such termination or retirement occurs. Neither the Company nor any of its Subsidiaries sponsors or maintains any self-funded medical or long-term disability employee benefit plan. No Company Employee Plan is subject to any Law of a foreign jurisdiction outside of the United States.

(h)    No Company Options or other equity-based awards issued or granted by the Company are subject to the requirements of Code Section 409A. Each Company Employee Plan that constitutes in any part a “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) (each, a “Company 409A Plan”) complies in all material respects, in both form and operation, with the requirements of Code Section 409A and the guidance thereunder. No payment to be made under any Company 409A Plan is or, when made in accordance with the terms of the Company 409A Plan, will be subject to the penalties of Code Section 409A(a)(1).

(i)    The Company and each of its Subsidiaries is in material compliance with all applicable federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work, and in each case, with respect to the employees of the Company and its Subsidiaries: (i) has withheld and reported all material amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing and (iii) is not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). There are no actions, suits, claims or administrative matters pending or, to the Knowledge of the Company or any of its Subsidiaries, threatened or reasonably anticipated against the Company or any of its Subsidiaries relating to any employee, employment agreement or Company Employee Plan (other than routine claims for benefits). To the Knowledge of the Company or any of its Subsidiaries, there are no pending or threatened or reasonably anticipated claims or actions against the Company, any of its Subsidiaries, any Company trustee or any trustee of any Subsidiary under any workers’ compensation policy or long-term disability policy. Neither the Company nor any Subsidiary thereof is a party to a conciliation agreement, consent decree or other agreement or Order with any federal, state, or local agency or Governmental Authority with respect to employment practices.

(j)    Neither the Company nor any of its Subsidiaries has any material liability with respect to any misclassification within the past four years of: (i) any Person as an independent contractor rather than as an employee, (ii) any employee leased from another employer or (iii) any employee currently or formerly classified as exempt from overtime wages. Neither the Company nor any of its Subsidiaries has taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law, or incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied.

(k)    There has never been, nor is there any threat of, any strike, slowdown, work stoppage, lockout, job action, union, organizing activity, question concerning representation or any similar activity or dispute, affecting the Company or any of its Subsidiaries. No event has occurred within the past six months, and no condition or circumstance exists, that might directly or indirectly be likely to give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, job action, union organizing activity, question concerning representation or any similar activity or dispute.

(l)    Neither the Company nor any of its Subsidiaries is, nor, to the Company’s Knowledge, has the Company or any of its Subsidiaries been, engaged in any unfair labor practice within the meaning of the National Labor Relations Act. There is no Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of the Company or any of its Subsidiaries, threatened or reasonably anticipated relating to any employment contract, privacy right, labor dispute, wages and hours, leave of absence, plant closing notification, workers’ compensation policy, long-term disability policy, harassment, retaliation, immigration, employment statute or regulation, safety or discrimination matter involving any Company Associate, including charges of unfair labor practices or discrimination complaints.

(m)    There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party or by which it is bound to compensate any of its employees for excise taxes paid pursuant to Section 4999 or Section 409A of the Code.

(n)    Neither the Company nor any of its Subsidiaries is a party to any Contract that could, due to the Merger (either alone or in conjunction with any other event) (i) result in the payment of any “parachute payment” within the meaning of Section 280G of the Code or (ii) result in, or cause the accelerated vesting, payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or other service provider of the Company or any of its Subsidiaries.

3.18    Environmental Matters. Since January 1, 2019, the Company and each of its Subsidiaries has complied with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in compliance that, either individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received since January 1, 2019, any written notice or other communication (in writing or otherwise), whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that the Company or any of its Subsidiaries is not in compliance with any Environmental Law and, to the Knowledge of the Company, there are no circumstances that would reasonably be expected to prevent or interfere with the Company’s or any of its Subsidiaries’ compliance in any material respects with any Environmental Law in the future, except where such failure to comply would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company: (i) no current or prior owner of any property leased or controlled by the Company or any of its Subsidiaries has received since January 1, 2019, any written notice or other communication relating to property owned or leased at any time by the Company or any of its Subsidiaries, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company or any of its Subsidiaries is not in material compliance with or violated any Environmental Law relating to such property and (ii)  neither the Company nor any of its Subsidiaries has any material liability under any Environmental Law.

3.19     Insurance. The Company has delivered or made available to Aspen accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company and each of its Subsidiaries. Each of such insurance policies is in full force and effect and the Company and each of its Subsidiaries are in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2019, neither the Company nor any of its Subsidiaries has received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy or (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. The Company and each of its Subsidiaries have provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending against the Company or any of its Subsidiaries for which the Company or such Subsidiary has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed the Company or any of its Subsidiaries of its intent to do so.

3.20    No Financial Advisors. Except as set forth on Section 3.20 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

3.21    Transactions with Affiliates. Section 3.21 of the Company Disclosure Schedule describes any material transactions or relationships, since January 1, 2019, between, on one hand, the Company or any of its Subsidiaries and, on the other hand, any (a) executive officer or director of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any of such executive officer’s or director’s immediate family members, (b) owner of more than five percent (5%) of the voting power of the outstanding Company Capital Stock or (c) to the Knowledge of the Company, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than the Company or its Subsidiaries) in the case of each of (a), (b) or (c) that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

3.22    Privacy and Data Security. The Company has materially complied with all applicable Privacy Laws and the applicable terms of any Company Material Contracts relating to privacy, security, collection or use of Personal Data of any individuals (including clinical trial participants, patients, patient family members, caregivers or advocates, physicians and other health care professionals, clinical trial investigators, researchers, pharmacists) that interact with the Company in connection with the operation of the Company’s business, except for such noncompliance as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has implemented and maintains reasonable written policies and procedures, satisfying the requirements of applicable Privacy Laws, concerning the privacy, security, collection and use of Personal Data (the “Privacy Policies”) and has complied with the same, except for such noncompliance that has not, to the Knowledge of the Company had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, as of the date hereof, no claims have been asserted or threatened against the Company by any Person alleging a violation of Privacy Laws, Privacy Policies and/or the applicable terms of any Company Contracts relating to privacy, security, collection or use of Personal Data of any individuals. To the Knowledge of the Company, there have been no data security incidents, Personal Data breaches or other adverse events or incidents related to Personal Data or Company data in the custody or control of the Company or any service provider acting on behalf of the Company, in each case where such incident, breach or event would result in a notification obligation to any Person under applicable law or pursuant to the terms of any Company Contract.

3.23    Accredited Investor Status. Prior to the date of this Agreement each holder of Company Capital Stock has previously represented to the Company, or the company otherwise had a reasonable basis on which to conclude, that he, she or it is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the SEC under the Securities Act or is not a “U.S. person” within the meaning of Regulation S, Rule 902, promulgated by the SEC under the Securities Act.

3.24    No Other Representations or Warranties. The Company hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, neither Aspen nor any other person on behalf of Aspen makes any express or implied representation or warranty with respect to Aspen or with respect to any other information provided to the Company, any of its Subsidiaries or stockholders or any of their respective Affiliates in connection with the transactions contemplated hereby, and (subject to the express representations and warranties of Aspen set forth in Section 4 (in each case as qualified and limited by the Aspen Disclosure Schedule)) none of the Company, its Subsidiaries or any of their respective Representatives or stockholders, has relied on any such information (including the accuracy or completeness thereof).

Section 4. Representations and Warranties of Aspen and Merger Sub.

Subject to Section 10.1(h), except (i) as set forth in the written disclosure schedule delivered by Aspen to the Company (the “Aspen Disclosure Schedule”) or (ii) as disclosed in the Aspen SEC Documents filed with the SEC prior to the date hereof and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system (but (A) without giving effect to any amendment thereof filed with, or furnished to the SEC on or after the date hereof and (B) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), it being understood that any matter disclosed in the Aspen SEC Documents shall not be deemed disclosed for the purposes of Sections 4.1(a), 4.1(b), 4.3, 4.4, 4.5 or 4.6 and (y) shall be deemed to be disclosed in a section of the Aspen Disclosure Schedule only to the extent that it is reasonably apparent form a reading of such Aspen SEC Document that it is applicable to such section of the Aspen Disclosure Schedule, Aspen and Merger Sub represent and warrant to the Company as follows:

4.1    Due Organization; Subsidiaries.

(a)    Each of Aspen and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted, (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used and (iii) to perform its obligations under all Contracts by which it is bound. Since the date of its incorporation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement, except where the failure to have such power or authority would not reasonably be expected to prevent or materially delay the ability of Aspen and Merger Sub to consummate the Contemplated Transactions.

(b)    Aspen is licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Aspen Material Adverse Effect.

(c)    Except as set forth on Section 4.1(c) of the Aspen Disclosure Schedule, Aspen has no Subsidiaries other than Merger Sub and Aspen does not own any capital stock of, or any equity ownership or profit sharing interest of any nature in, or control directly or indirectly, any other Entity other than Merger Sub. Aspen is not and has not otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. Aspen has not agreed and is not obligated to make, nor is Aspen bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Aspen has not, at any time, been a general partner of, and has not otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

(d)    Other than Merger Sub and Aerpio Therapeutics, LLC, a Delaware limited liability company, Aspen does not have, and has never had, any Subsidiaries.

4.2    Organizational Documents. Aspen has delivered or made available to the Company accurate and complete copies of Aspen’s Organizational Documents in effect as of the date of this Agreement. Aspen is not in material breach or violation of its Organizational Documents in any material respect.

4.3    Authority; Binding Nature of Agreement. Each of Aspen and Merger Sub has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement, to perform its obligations hereunder and, subject to the receipt of the Required Aspen Stockholder Vote, to consummate the Contemplated Transactions. The Aspen Board (at meetings duly called and held) has: (a) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Aspen and its stockholders, (b) authorized, approved and declared advisable this Agreement and the Contemplated Transactions, including the issuance of shares of Aspen Common Stock to the stockholders of the Company pursuant to the terms of this Agreement and the treatment of the Aspen Options pursuant to this Agreement; and (c) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Aspen vote to approve this Agreement and the Contemplated Transactions, including the issuance of shares of Aspen Common Stock to the stockholders of the Company pursuant to the terms of this Agreement. The Merger Sub Board (by unanimous written consent) has: (x) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Merger Sub and its sole stockholder, (y) deemed advisable and approved this Agreement and the Contemplated Transactions and (z) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholder of Merger Sub vote to adopt this Agreement and thereby approve the Contemplated Transactions. This Agreement has been duly executed and delivered by Aspen and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of Aspen and Merger Sub, enforceable against each of Aspen and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions. Prior to the execution of the Aspen Stockholder Support Agreements, the Aspen Board approved the Aspen Stockholder Support Agreements and the transactions contemplated thereby.

4.4    Vote Required. The affirmative vote of (a) at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Aspen’s capital stock is the only vote of the holders of any class or series of Aspen’s capital stock necessary to approve an Aspen Legacy Transaction (if applicable) and the issuance of the shares of Aspen Common Stock to the stockholders of the Company pursuant to the terms of this Agreement and the issuance of the shares of Aspen Common Stock and Aspen Pre-Funded Warrants to the PIPE Investors in connection with the PIPE Investment and (b) a majority of the shares of Aspen Common Stock entitled to vote thereon is the only vote of the holders of any class or series of Aspen’s capital stock necessary to approve an amendment to Aspen’s certificate of incorporation to effect the Nasdaq Reverse Split (collectively, the “Required Aspen Stockholder Vote”).

4.5    Non-Contravention; Consents.

(a)    Subject to compliance with the HSR Act and any foreign antitrust Law, obtaining the Required Aspen Stockholder Vote and the filing of the Certificate of Merger required by the DGCL, neither (x) the execution, delivery or performance of this Agreement by Aspen or Merger Sub, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(i)    contravene, conflict with or result in a violation of any of the provisions of the Organizational Documents of Aspen or Merger Sub;

(ii)    contravene, conflict with or result in a material violation of, or give any Governmental Authority or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any Order to which Aspen or any of the assets owned or used by Aspen, is subject except as would not reasonably be expected to be material to Aspen or its business;

(iii)    contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Aspen or that otherwise relates to the business of Aspen, or any of the assets owned, leased or used by Aspen except as would not reasonably be expected to be material to Aspen or its business;

(iv)    contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Aspen Material Contract, or give any Person the right to: (A) declare a default or exercise any remedy under any Aspen Material Contract, (B) any material payment, rebate, chargeback, penalty or change in delivery schedule under any such Aspen Material Contract, (C) accelerate the maturity or performance of any Aspen Material Contract or (D) cancel, terminate or modify any term of any Aspen Material Contract, except in the case of any non-material breach, default, penalty or modification; or

(v)    result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Aspen (except for Permitted Encumbrances).

(b)    Except for (i) any Consent set forth on Section 4.5 of the Aspen Disclosure Schedule under any Aspen Contract, (ii) the Required Aspen Stockholder Vote, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (iv) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, Aspen was not, is not, and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or (y) the consummation of the Contemplated Transactions which if individually or in the aggregate were not given or obtained, would reasonably be expected to prevent or materially delay the ability of Aspen to consummate the Contemplated Transactions.

(c)    The Aspen Board and the Merger Sub Board have taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Contemplated Transactions. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement or any of the other Contemplated Transactions.

4.6    Capitalization.

(a)    The authorized capital stock of Aspen consists of (i) 300,000,000 shares of Aspen Common Stock, par value $0.0001 per share, of which 47,371,482 shares have been issued and are outstanding as of May 13, 2021 (the “Capitalization Date”) and (ii) 10,000,000 shares of preferred stock, par value $0.0001 per share, of which no shares have been issued and are outstanding as of the Capitalization Date. Aspen does not hold any shares of its capital stock in its treasury. As of the Capitalization Date, there are outstanding Aspen Warrants to purchase 600,000 shares of Aspen Common Stock. Section 4.6(a) of the Aspen Disclosure Schedule lists, as of the Capitalization Date (A) each record holder of issued and outstanding Aspen Warrants, (B) the number and type of shares subject to each such Aspen Warrant, (C) the exercise price of each such Aspen Warrant, (D) the termination date of each such Aspen Warrant and (E) whether and to what extent any holders of Aspen Warrants shall be required to exercise such Aspen Warrants prior to the Effective Time.

(b)    All of the outstanding shares of Aspen Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable and are free of any Encumbrances. None of the outstanding shares of Aspen Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right. None of the outstanding shares of Aspen Common Stock is subject to any right of first refusal in favor of Aspen. Except as contemplated herein, there is no Aspen Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Aspen Common Stock. Aspen is not under any obligation, nor is Aspen bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Aspen Common Stock or other securities. Section 4.6(b) of the Aspen Disclosure Schedule accurately and completely describes all repurchase rights held by Aspen with respect to shares of Aspen Common Stock (including shares issued pursuant to the exercise of stock options) and specifies which of those repurchase rights are currently exercisable.

(c)    Except for the Aspen 2011 Equity Incentive Plan and the Aspen 2017 Stock Option and Incentive Plan (collectively, the “Aspen Stock Plans”) and the Aspen 2017 Employee Stock Purchase Plan (the

“Aspen ESPP”), and except as set forth on Section 4.6(c) of the Aspen Disclosure Schedule, Aspen does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. As of the date of this Agreement, Aspen has reserved 10,392,112 shares of Aspen Common Stock for issuance under the Aspen Stock Plans, of which 376,256 shares have been issued and are currently outstanding, 4,555,756 shares have been reserved for issuance upon exercise or settlement of Aspen Options, as applicable, granted under the Aspen Stock Plans, and 5,460,100 shares remain available for future issuance pursuant to the Aspen Stock Plans. As of the date of this Agreement, Aspen has reserved 1,350,000 shares of Aspen Common Stock for future issuance pursuant to the Aspen ESPP. Section 4.6(c) of the Aspen Disclosure Schedule sets forth the following information with respect to each Aspen Option outstanding as of the date of this Agreement, as applicable: (i) the name of the holder, (ii) the number of shares of Aspen Common Stock subject to such Aspen Option at the time of grant, (iii) the number of shares of Aspen Common Stock subject to such Aspen Option as of the date of this Agreement, (iv) the exercise price of such Aspen Option, (v) the date on which such Aspen Option was granted, (vi) the applicable vesting schedule, including any acceleration provisions and the number of vested and unvested shares as of the date of this Agreement, (vii) the date on which such Aspen Option expires and (viii) whether such Aspen Option is intended to be an “incentive stock option” (as defined in the Code) or a non-qualified stock option. Aspen has made available to the Company accurate and complete copies of equity incentive plans pursuant to which Aspen has equity-based awards, the forms of all award agreements evidencing such equity-based awards and evidence of board and stockholder approval of the Aspen Stock Plans and any amendments thereto.

(d)    Except for the outstanding Aspen Options and Aspen Warrants or as set forth on Section 4.6(d) of the Aspen Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Aspen, (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Aspen, (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Aspen is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Aspen. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Aspen.

(e)    All outstanding shares of Aspen Common Stock, Aspen Options, Aspen Warrants and other securities of Aspen have been issued and granted in material compliance with (i) all applicable securities laws and other applicable Law and (ii) all requirements set forth in applicable Contracts.

(f)    With respect to Aspen Options granted pursuant to the Aspen Stock Plans, each Aspen Option grant was made in all material respects in accordance with the terms of the Aspen Stock Plan pursuant to which it was granted and, all other applicable Law and regulatory rules or requirements.

4.7    SEC Filings; Financial Statements.

(a)    Aspen has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act since January 1, 2019 (the “Aspen SEC Documents”). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the Aspen SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and, to Aspen’s Knowledge, as of the time they were filed, none of the Aspen SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of January 1, 2018, all material statements, reports, schedules, forms and other documents required to have been filed by Aspen or its officers with the SEC have been so filed on a timely basis. The certifications and statements required by (i) Rule 13a-14 under the

Exchange Act and (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Aspen SEC Documents (collectively, the “Certifications”) are accurate and complete and comply as to form and content with all applicable Laws. As used in this Section 4.7, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b)    The financial statements (including any related notes) contained or incorporated by reference in the Aspen SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto, (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments) applied on a consistent basis unless otherwise noted therein throughout the periods indicated and (iii) fairly present, in all material respects, the financial position of Aspen as of the respective dates thereof and the results of operations and cash flows of Aspen for the periods covered thereby. Other than as expressly disclosed in the Aspen SEC Documents filed prior to the date hereof, there has been no material change in Aspen’s accounting methods or principles that would be required to be disclosed in Aspen’s financial statements in accordance with GAAP. The books of account and other financial records of Aspen and each of its Subsidiaries are true and complete in all material respects.

(c)    Aspen’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act), (ii) to the Knowledge of Aspen, “independent” with respect to Aspen within the meaning of Regulation S-X under the Exchange Act and (iii) to the Knowledge of Aspen, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

(d)    Except as set forth on Section 4.7(d) of the Aspen Disclosure Schedule, Aspen has not received any comment letter from the SEC or the staff thereof or any correspondence from Nasdaq or the staff thereof relating to the delisting or maintenance of listing of the Aspen Common Stock on Nasdaq. Aspen has not disclosed any unresolved comments in the Aspen SEC Documents.

(e)    Since January 1, 2019, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, or general counsel of Aspen, the Aspen Board or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act. Since January 1, 2019, neither Aspen nor its independent auditors have identified (i) any significant deficiency or material weakness in the design or operation of the system of internal accounting controls utilized by Aspen, (ii) any fraud, whether or not material, that involves Aspen, Aspen’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Aspen or (iii) any claim or allegation regarding any of the foregoing.

(f)    Except as set forth on Section 4.7(f) of the Aspen Disclosure Schedule, Aspen is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and governance rules and regulations of Nasdaq.

(g)    Aspen maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance (i) that Aspen maintains records that in reasonable detail accurately and fairly reflect Aspen’s transactions and dispositions of assets, (ii) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (iii) that receipts and expenditures are made only in accordance with authorizations of management and the Aspen Board and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Aspen’s assets that could have a material effect on Aspen’s financial statements. Aspen has evaluated the effectiveness of Aspen’s internal control over financial reporting and, to the extent required by applicable Law, presented in any applicable Aspen SEC Document that is a report on Form 10-K or Form 10-Q (or any amendment thereto) its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. Aspen has disclosed to Aspen’s auditors and the Audit Committee of the Aspen Board (and made available to the Company a summary of the significant aspects of such disclosure) (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Aspen’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Aspen’s or its Subsidiaries’ internal control over financial reporting. Except as disclosed in the Aspen SEC Documents filed prior to the date hereof, Aspen has not identified any material weaknesses in the design or operation of Aspen’s internal control over financial reporting.

(h)    Aspen’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Aspen in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Aspen’s management as appropriate to allow timely decisions regarding required disclosure and to make the Certifications.

4.8    Absence of Changes. Except as set forth on Section 4.8 of the Aspen Disclosure Schedule, between December 31, 2020 and the date of this Agreement, Aspen has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any (a) Aspen Material Adverse Effect or (b) action, event or occurrence that would have required consent of the Company pursuant to Section 5.1(b) of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement.

4.9    Absence of Undisclosed Liabilities. Aspen does not have any Liability of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for: (a) Liabilities disclosed, reflected or reserved against in the Aspen Unaudited Interim Balance Sheet, (b) normal and recurring current Liabilities that have been incurred by Aspen since the date of the Aspen Unaudited Interim Balance Sheet in the Ordinary Course of Business (none of which relates to any breach of contract, breach of warranty, tort, infringement, or violation of Law), (c) Liabilities for performance of obligations of Aspen under Aspen Contracts, (d) Liabilities incurred in connection with the Aspen Legacy Transaction or the Contemplated Transactions, (e) Liabilities which would not, individually or in the aggregate, reasonably be expected to be material to Aspen (none of which relates to any breach of contract, breach of warranty, tort, infringement, or violation of Law), and (f) Liabilities described in Section 4.9 of the Aspen Disclosure Schedule.

4.10    Title to Assets. Aspen owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all tangible assets reflected on the Aspen Unaudited Interim Balance Sheet and (b) all other tangible assets reflected in the books and records of Aspen as being owned by Aspen. All of such assets are owned or, in the case of leased assets, leased by Aspen free and clear of any Encumbrances, other than Permitted Encumbrances.

4.11    Real Property; Leasehold. Aspen does not own and has never owned any real property. Aspen has made available to the Company (a) an accurate and complete list of all real properties with respect to which Aspen directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by Aspen and (b) copies of all leases under which any such real property is possessed (the

“Aspen Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder.

4.12    Intellectual Property.

(a)    Section 4.12(a) of the Aspen Disclosure Schedule is an accurate, true and complete listing of all material Aspen Registered IP.

(b)    Section 4.12(b) of the Aspen Disclosure Schedule identifies (i) all material Aspen Contracts pursuant to which material Aspen IP Rights are licensed to Aspen (other than (A) any non-customized software that (1) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software and (2) is not incorporated into, or material to the development, manufacturing, or distribution of, any of Aspen products or services, (B) any Intellectual Property licensed on a non-exclusive basis ancillary to the purchase or use of equipment, reagents or other materials, (C) any confidential information provided under confidentiality agreements and (D) agreements between Aspen and its employees in Aspen’s standard form thereof) and (ii) whether the license or licenses granted to Aspen are exclusive or non-exclusive.

(c)    Section 4.12(c) of the Aspen Disclosure Schedule accurately identifies each material Aspen Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Aspen IP Rights (other than (i) any confidential information provided under confidentiality agreements and (ii) any Aspen IP Rights non-exclusively licensed to academic collaborators, suppliers or service providers for the sole purpose of enabling such academic collaborator, supplier or service providers to provide services for Aspen’s benefit).

(d)    Aspen has delivered, or made available to the Company, a complete and accurate copy of all material Aspen IP Rights Agreements.

(e)    Neither the manufacture, marketing, license, offering for sale, sale, importation, use or intended use or other disposal of any product or technology as currently licensed or sold or under development by Aspen, to the Knowledge of Aspen, infringes or misappropriates any valid and issued Patent right of any other Person, other than any Aspen IP licensed to Company by any other Person, which infringement or misappropriation would reasonably be expected to have a Aspen Material Adverse Effect. To the Knowledge of Aspen, no third party is infringing upon any Patents owned by Aspen within the Aspen IP Rights, or violating any license or agreement with Aspen relating to any Aspen IP Rights.

(f)    As of the date of this Agreement, Aspen is not a party to any Legal Proceeding (including, but not limited to, opposition, interference or other proceeding in any patent or other government office) contesting the validity, ownership or right to use, sell, offer for sale, license or dispose of any Aspen Registered IP. Aspen has not received any written notice asserting that any Aspen Registered IP or the proposed use, sale, offer for sale, license or disposition of any products, methods, or processes claimed or covered thereunder conflicts with or infringes or misappropriates or violates the rights of any other Person or that Aspen or any of its Subsidiaries have otherwise infringed, misappropriated or otherwise violated any Intellectual Property of any Person.

(g)    To the Knowledge of Aspen, no trademark (whether registered or unregistered) or trade name owned, used, or applied for by Aspen conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used, or applied for by any other Person except as would not have a Aspen Material Adverse Effect. None of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which Aspen has or purports to have an ownership interest has been impaired as determined by Aspen in accordance with GAAP.

(h)    Except as may be set forth in the Contracts listed on Section 4.12(b) or 4.12(c) of the Aspen Disclosure Schedule or as contained in license, distribution and service agreements entered into in the Ordinary Course of Business by Aspen (i) Aspen is not bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation, or similar claim which is material to Aspen taken as a whole and (ii) Aspen has never assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property right, which assumption, agreement or responsibility remains in force as of the date of this Agreement.

4.13    Agreements, Contracts and Commitments.

(a)    Section 4.13 of the Aspen Disclosure Schedule identifies each Aspen Contract that is in effect as of the date of this Agreement, and is (any such Contract, an “Aspen Material Contract” and collectively, the “Aspen Material Contracts”):

(i)    each Aspen Contract relating to any material bonus, deferred compensation, severance, incentive compensation, pension, profit-sharing or retirement plans, or any other employee benefit plans or arrangements;

(ii)    each Aspen Contract requiring payments by Aspen after the date of this Agreement in excess of $50,000 pursuant to its express terms relating to the employment of, or the performance of employment-related services by, any Person, including any employee, consultant or independent contractor, or Entity providing employment related, consulting or independent contractor services, not terminable by Aspen or its Subsidiaries on ninety (90) calendar days’ or less notice without liability, except to the extent general principles of wrongful termination Law may limit Aspen’s, its Subsidiaries’ or such successor’s ability to terminate employees at will;

(iii)    each Aspen Contract relating to any agreement or plan, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the Contemplated Transactions (either alone or in conjunction with any other event, such as termination of employment), or the value of any of the benefits of which will be calculated on the basis of any of the Contemplated Transactions;

(iv)    each Aspen Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;

(v)    each Aspen Contract containing (A) any covenant limiting the freedom of Aspen, its Subsidiaries or the Surviving Corporation to engage in any line of business or compete with any Person, or limiting the development, manufacture or distribution of Aspen’s products or services (B) any most-favored pricing arrangement, (C) any exclusivity provision or (D) any non-solicitation provision;

(vi)    each Aspen Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $50,000 pursuant to its express terms and not cancelable without penalty;

(vii)    each Aspen Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity;

(viii)    each Aspen Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $50,000 or creating any material Encumbrances with respect to any assets of Aspen or any of its Subsidiaries or any loans or debt obligations with officers or directors of Aspen;

(ix)    each Aspen Contract requiring payment by or to Aspen after the date of this Agreement in excess of $50,000 pursuant to its express terms relating to: (A) any distribution agreement (identifying any that contain exclusivity provisions), (B) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of Aspen, (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which Aspen has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which Aspen has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by Aspen or (D) any Contract to license any patent, trademark registration, service mark registration, trade name or copyright registration to or from any third party to manufacture or produce any product, service or technology of Aspen or any Contract to sell, distribute or commercialize any products or service of Aspen, in each case, except for Aspen Contracts entered into in the Ordinary Course of Business;

(x)    each Aspen Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to Aspen in connection with the Contemplated Transactions;

(xi)    each Aspen Real Estate Lease;

(xii)    each Aspen Contract that is a material contract as defined in Item 601(b)(10) of Regulation S-K as promulgated under the Securities Act;

(xiii)    each Aspen Contract to which Aspen is a party or by which any of its assets and properties is currently bound, which involves annual obligations of payment by, or annual payments to, Aspen in excess of $50,000; or

(xiv)    any other Aspen Contract that is not terminable at will (with no penalty or payment) by Aspen or its Subsidiaries, as applicable, and (A) which involves payment or receipt by Aspen or its Subsidiaries after the date of this Agreement under any such agreement, contract or commitment of more than $50,000 in the aggregate, or obligations after the date of this Agreement in excess of $50,000 in the aggregate or (B) that is material to the business or operations of Aspen and its Subsidiaries, taken as a whole.

(b)    Aspen has delivered or made available to the Company accurate and complete copies of all Aspen Material Contracts, including all amendments thereto. Except as set forth in Section 4.13(b) of the Aspen Disclosure Schedule, there are no Aspen Material Contracts that are not in written form. Aspen has not nor, to Aspen’s Knowledge as of the date of this Agreement, has any other party to a Aspen Material Contract, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Aspen Material Contract in such manner as would permit any other party to cancel or terminate any such Aspen Material Contract, or would permit any other party to seek damages which would reasonably be expected to have a Aspen Material Adverse Effect. As to Aspen, as of the date of this Agreement, each Aspen Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. No Person is renegotiating, or has a right pursuant to the terms of any Aspen Material Contract to change, any material amount paid or payable to Aspen under any Aspen Material Contract or any other material term or provision of any Aspen Material Contract.

4.14    Compliance; Permits; Restrictions.

(a)    Aspen is, and since January 1, 2016, has been in material compliance with all applicable Health Care Laws. No investigation, claim, suit, proceeding, audit, Order, inspection, enforcement or other materially adverse action by any Governmental Authority is pending or, to the Knowledge of Aspen, threatened against Aspen. There is no agreement or Order binding upon Aspen which (i) is reasonably likely to have a material adverse effect on Aspen’s ability to comply with or perform any covenant or obligation under this

Agreement or (ii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.

(b)    Each of Aspen and Merger Sub holds all required Governmental Authorizations which are material to the operation of the business of Aspen and Merger Sub as currently conducted (collectively, the “Aspen Permits”). Section 4.14(b) of the Aspen Disclosure Schedule identifies each Aspen Permit. Each of Aspen and Merger Sub is in material compliance with the terms of the Aspen Permits. No Legal Proceeding is pending or, to the Knowledge of Aspen, threatened, which seeks to revoke, suspend, or terminate any Aspen Permit. The rights and benefits of each Aspen Permit will be available to Aspen and Surviving Corporation immediately after the Effective Time on terms substantially identical to those enjoyed by Aspen and Merger Sub as of the date of this Agreement and immediately prior to the Effective Time.

(c)    There are no Legal Proceedings pending or, to the Knowledge of Aspen, threatened with respect to an alleged material violation by Aspen any Health Care Laws including, FDA regulations adopted thereunder, or any other similar Law promulgated by a Drug Regulatory Agency.

(d)    Each of Aspen and Merger Sub holds all required Governmental Authorizations issuable by any Drug Regulatory Agency necessary for the conduct of the business of Aspen and Merger Sub as currently conducted, and, as applicable, the development, testing, manufacturing, processing, storage, labeling, sale, marketing, advertising, distribution and importation or exportation, as currently conducted, of any of its product candidates (the “Aspen Product Candidates”) (the “Aspen Regulatory Permits”) and no such Aspen Regulatory Permit has been revoked, withdrawn, suspended, cancelled or terminated. Aspen has timely maintained and is in compliance in all material respects with the Aspen Regulatory Permits and neither Aspen nor Merger Sub has, since January 1, 2016, received any written notice or other written communication from any Drug Regulatory Agency regarding (A) any material violation of or failure to comply materially with any term or requirement of any Aspen Regulatory Permit or (B) any revocation, withdrawal, suspension, cancellation, or termination of any Aspen Regulatory Permit.

(e)    All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, Aspen or in which Aspen or its respective product candidates, including the Aspen Product Candidates, have participated were and, if still pending, are being conducted in all material respects in accordance with standard medical and scientific research procedures and in compliance in all material respects with the applicable regulations of the Drug Regulatory Agencies and other applicable Health Care Laws, including, without limitation, 21 C.F.R. Parts 50, 54, 56, 58 and 312. Other than as set forth on Section 4.14(e) of the Aspen Disclosure Schedule, neither Aspen nor Merger Sub has received any notices, correspondence, or other communications from any Drug Regulatory Agency, including an IRB or similar body responsible for the oversight of human subjects research, requiring or, to the Knowledge of Aspen, any action to place a clinical hold order on, or otherwise restrict, terminate, or suspend any clinical studies conducted by or on behalf of, or sponsored by, Aspen or in which Aspen or its current product candidates, including the Aspen Product Candidates, have participated. To the Knowledge of Aspen, no clinical investigator, researcher, or clinical staff participating in any clinical study conducted by or on behalf of Aspen has been disqualified from participating in studies involving the Aspen Product Candidates, and no such administrative action to disqualify such clinical investigators, researchers or clinical staff has been threatened or is pending.

(f)    Neither Aspen nor, to the Knowledge of Aspen, no contract manufacturer with respect to any Aspen Product Candidate is the subject of any pending or, to the Knowledge of Aspen, threatened investigation in respect of its business or product candidates by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. To the Knowledge of Aspen, Aspen and any contract manufacturer with respect to any Aspen Product Candidate has not committed any acts, made any statement, or failed to make any statement, in each case in respect of its business or product candidates that would violate FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto. None of Aspen, and to the Knowledge of Aspen, any contract manufacturer with respect to any Aspen Product Candidate, or any of their respective officers, employees or agents has been convicted of any crime or engaged in any conduct that could result in a debarment or exclusion (i) under 21 U.S.C. Section 335a or (ii) any similar applicable Law. To the Knowledge of Aspen, no material debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or product candidates are pending or threatened against Aspen, and to the Knowledge of Aspen, any contract manufacturer with respect to any Aspen Product Candidate, or any of its officers, employees or agents.

(g)    All manufacturing operations conducted by, or to the Knowledge of Aspen, for the benefit of, Aspen in connection with any Aspen Product Candidate, since January 1, 2016, have been and are being conducted in compliance in all material respects with applicable Laws, including the FDA’s standards for current good manufacturing practices, including applicable requirements in 21 C.F.R. Parts 210 and 211, and the respective counterparts thereof promulgated by Governmental Authorities in countries outside the United States.

(h)    No manufacturing site owned by Aspen, and to the Knowledge of Aspen, no manufacturing site of a contract manufacturer, with respect to any Aspen Product Candidate, (i) is subject to a Drug Regulatory Agency shutdown or import or export prohibition or (ii) has received any Form FDA 483, notice of violation, warning letter, untitled letter, or similar correspondence or notice from the FDA or other Governmental Authority alleging or asserting noncompliance with any applicable Law, in each case, that have not be complied with or closed to the satisfaction of the relevant Governmental Authority, and, to the Knowledge of Aspen, neither the FDA nor any other Governmental Authority is considering such action.

4.15    Legal Proceedings; Orders.

(a)    Except as set forth in Section 4.15 of the Aspen Disclosure Schedule, there is no pending Legal Proceeding and, to the Knowledge of Aspen, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves Aspen or any Aspen Associate (in his or her capacity as such) or any of the material assets owned or used by Aspen or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

(b)    There is no Order to which Aspen, or any of the material assets owned or used by Aspen is subject. To the Knowledge of Aspen, no officer or other Key Employee of Aspen is subject to any Order that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of Aspen or to any material assets owned or used by Aspen.

4.16    Tax Matters.

(a)    Each of Aspen and Merger Sub has timely filed all federal income Tax Returns and other material Tax Returns that they were required to file under applicable Law. All such Tax Returns were correct and complete in all material respects and have been prepared in material compliance with all applicable Law. Subject to exceptions as would not be material, no claim has ever been made by a Governmental Authority in a jurisdiction where Aspen does not file Tax Returns that Aspen is subject to taxation by that jurisdiction.

(b)    All material Taxes due and owing by Aspen (whether or not shown on any Tax Return) have been paid. Since the date of the Aspen Unaudited Interim Balance Sheet, Aspen has not incurred any material Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.

(c)    Each of Aspen and Merger Sub has withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(d)    There are no Encumbrances for material Taxes (other than Taxes not yet due and payable or for Taxes that are being contested in good faith, in each case, for which adequate reserves have been established in accordance with GAAP) upon any of the assets of Aspen.

(e)    No deficiencies for material Taxes with respect to Aspen have been claimed, proposed or assessed by any Governmental Authority in writing. There are no pending (or, based on written notice, threatened) material audits, assessments or other actions for or relating to any liability in respect of Taxes of Aspen. Aspen has not waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency.

(f)    Aspen is not a party to any material Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than customary indemnification provisions in commercial contracts entered into in the Ordinary Course of Business with vendors, customers, lenders and landlords.

(g)    Aspen has never been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is Aspen). Aspen does not have any material Liability for the Taxes of any Person (other than Aspen and Merger Sub) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law) or as a transferee or successor.

(h)    Since January 1, 2016, Aspen has not distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(i)    Aspen has not entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).

(j)    Aspen has not taken or agreed to take any action not contemplated by this Agreement and/or any ancillary document that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment. To the Knowledge of Aspen, no facts or circumstances exist that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(k)    Aspen does not have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(l)    Aspen has not been, is not, or immediately prior to the Closing Date will not be, treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.

(m)    Aspen has not deferred, extended or delayed the payment of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act or any similar provision of state, local, or non-U.S. law, or and any executive order relating to the deferral of any payroll or similar Taxes, any Treasury regulations or other official guidance promulgated under any of the foregoing. Aspen has properly complied with and duly accounted for all credits received under Sections 7001 through 7005 of the Families First Coronavirus Response Act (Public Law 116-127) and Section 2301 of the CARES Act. Section 4.17(m) of the Aspen Disclosure Schedule is an accurate and complete listing of any Tax deferrals or Tax credits Aspen has affirmatively applied for, filed for or otherwise claimed pursuant to the CARES Act.

4.17    Employee and Labor Matters; Benefit Plans.

(a)    The employment of Aspen’s employees is terminable by Aspen at will. Aspen has made available to the Company accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of Aspen Associates to the extent currently effective and material.

(b)    Aspen is not a party to, bound by, and does not have a duty to bargain under, any collective bargaining agreement or other Contract with a labor organization representing any of its employees, and there are no labor organizations representing or, to the Knowledge of Aspen, purporting to represent or seeking to represent any employees of Aspen.

(c)    Section 4.17(c) of the Aspen Disclosure Schedule lists all material Aspen Employee Plans. True, complete and correct copies of the following documents, with respect to each Aspen Employee Plan, where applicable, have previously been made available to the Company: (i) all documents embodying or governing such Aspen Employee Plan (or for unwritten Aspen Employee Plans a written description of the material terms of such Aspen Employee Plan) and any funding medium for the Aspen Employee Plan; (ii) the most recent IRS determination or opinion letter; (iii) the most recently filed Form 5500; (iv) the most recent actuarial valuation report; (v) the most recent summary plan description (or other descriptions provided to employees) and all modifications thereto; and (vi) all non-routine correspondence to and from any governmental agency.

(d)    Each Aspen Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter with respect to such qualified status from the IRS. To the Knowledge of Aspen, nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such Aspen Employee Plan or the exempt status of any related trust.

(e)    Each Aspen Employee Plan has been established, maintained and operated in compliance, in all material respects, with its terms all applicable Law, including the Code ERISA and the Affordable Care Act. No Legal Proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of Aspen, threatened with respect to any Aspen Employee Plan. All payments and/or contributions required to have been made with respect to all Aspen Employee Plans either have been made or have been accrued in accordance with the terms of the applicable Aspen Employee Plan and applicable Law.

(f)    Neither Aspen nor any of its ERISA Affiliates has, within the past 6 years, maintained, contributed to, or been required to contribute to (i) any employee benefit plan that is or was subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) a Multiemployer Plan, (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iv) any Multiple Employer Plan, or (v) any Multiple Employer Welfare Arrangement. Neither Aspen nor any of its ERISA Affiliates has ever incurred any liability under Title IV of ERISA that has not been paid in full.

(g)    Except as set forth in Section 4.17(g) of the Aspen Disclosure Schedule, no Aspen Employee Plan provides for medical or other welfare benefits beyond termination of service or retirement, other than (i) pursuant to COBRA or an analogous state law requirement or (ii) continuation coverage through the end of the month in which such termination or retirement occurs. Aspen does not sponsor or maintain any self-funded medical or long-term disability benefit plan.

(h)     No Aspen Employee Plan is subject to any law of a foreign jurisdiction outside of the United States.

(i)    Each Aspen Employee Plan that constitutes in any part a “”nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) (each, a “Aspen 409A Plan”) complies in all material respects, in both form and operation, with the requirements of Code Section 409A and the guidance thereunder. No payment to be made under any Aspen 409A Plan is or, when made in accordance with the terms of the Aspen 409A Plan, will be subject to the penalties of Code Section 409A(a)(1).

(j)    Aspen is in material compliance with all applicable federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work, and in each case, with respect to the employees of Aspen: (i) has withheld and reported all material amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing and (iii) is not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). There are no actions, suits, claims or administrative matters pending or, to the Knowledge of Aspen, threatened or reasonably anticipated against Aspen relating to any employee, employment agreement or Aspen Employee Plan (other than routine claims for benefits). To the Knowledge of Aspen, there are no pending or threatened or reasonably anticipated claims or actions against Aspen, any Aspen trustee or any trustee of any Subsidiary under any workers’ compensation policy or long-term disability policy. Aspen is not a party to a conciliation agreement, consent decree or other agreement or Order with any federal, state, or local agency or Governmental Authority with respect to employment practices.

(k)    Aspen has no material liability with respect to any misclassification within the past four years of: (i) any Person as an independent contractor rather than as an employee, (ii) any employee leased from another employer or (iii) any employee currently or formerly classified as exempt from overtime wages. Aspen has not taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law, or incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied.

(l)    There has never been, nor is there currently any threat of, any strike, slowdown, work stoppage, lockout, job action, union, organizing activity, question concerning representation or any similar activity or dispute, affecting Aspen. No event has occurred within the past six months, and no condition or circumstance exists, that might directly or indirectly be likely to give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, job action, union organizing activity, question concerning representation or any similar activity or dispute.

(m)    Aspen is not, nor, to Aspen’s Knowledge, has Aspen been, engaged in any unfair labor practice within the meaning of the National Labor Relations Act. There is no Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of Aspen, threatened or reasonably anticipated relating to any employment contract, privacy right, labor dispute, wages and hours, leave of absence, plant closing notification, workers’ compensation policy, long-term disability policy, harassment, retaliation, immigration, employment statute or regulation, safety or discrimination matter involving any Aspen Associate, including charges of unfair labor practices or discrimination complaints.

(n)    There is no contract, agreement, plan or arrangement to which Aspen or any of its Subsidiaries is a party or by which it is bound to compensate any of its employees for excise taxes paid pursuant to Section 4999 or Section 409A of the Code.

(o)    Except as set forth in Section 4.17(o) of the Aspen Disclosure Schedule, neither Aspen nor any of its Subsidiaries is a party to any Contract that could, due to the Merger (either alone or in conjunction with any other event) (i) result in the payment of any “parachute payment” within the meaning of Section 280G of the Code or (ii) result in, or cause the accelerated vesting, payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or other service provider of Aspen or any of its Subsidiaries.

4.18    Environmental Matters. Since January 1, 2019, Aspen has complied with all applicable Environmental Laws, which compliance includes the possession by Aspen of all permits and other Governmental

Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in compliance that, either individually or in the aggregate, would not reasonably be expected to result in a Aspen Material Adverse Effect. Aspen has not received since January 1, 2019, any written notice or other communication (in writing or otherwise), whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that Aspen is not in compliance with any Environmental Law, and, to the Knowledge of Aspen, there are no circumstances that would reasonably be expected to prevent or interfere with Aspen’s compliance in any material respects with any Environmental Law in the future, except where such failure to comply would not reasonably be expected to have a Aspen Material Adverse Effect. To the Knowledge of Aspen: (i) no current or prior owner of any property leased or controlled by Aspen has received since January 1, 2019, any written notice or other communication relating to property owned or leased at any time by Aspen, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that such current or prior owner or Aspen is not in material compliance with or violated any Environmental Law relating to such property and (ii) Aspen has no material liability under any Environmental Law.

4.19    Insurance. Aspen has delivered or made available to the Company accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Aspen and Merger Sub. Each of such insurance policies is in full force and effect and Aspen and Merger Sub are in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2019, Aspen has not received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy or (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. Each of Aspen and Merger Sub has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending against Aspen for which Aspen has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed Aspen of its intent to do so.

4.20    Transactions with Affiliates. Except as set forth in the Aspen SEC Documents filed prior to the date of this Agreement, since the date of Aspen’s last proxy statement filed in 2020 with the SEC, no event has occurred that would be required to be reported by Aspen pursuant to Item 404 of Regulation S-K promulgated by the SEC. Section 4.20 of the Aspen Disclosure Schedule identifies each Person who is (or who may be deemed to be) an Affiliate of Aspen as of the date of this Agreement.

4.21    No Financial Advisors. Except as set forth on Section 4.21 of the Aspen Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Aspen.

4.22    Valid Issuance; No Bad Actor . The Aspen Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable. (i) To the Knowledge of Aspen as of the date of this Agreement, and (ii) as of the Closing, no “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualification Event”) is applicable to Aspen or, to Aspen’s Knowledge, any Aspen Covered Person, except for a Disqualification Event as to which Rule 506(d)(2)(ii–iv) or (d)(3), is applicable.

4.23    Privacy and Data Security. Aspen and its Subsidiaries have materially complied with all applicable Privacy Laws and the applicable terms of any Aspen Material Contracts relating to privacy, security, collection or use of Personal Data of any individuals (including clinical trial participants, patients, patient family members, caregivers or advocates, physicians and other health care professionals, clinical trial investigators, researchers, pharmacists) that interact with Aspen or any of its Subsidiaries in connection with the operation of Aspen’s and its Subsidiaries’ business, except for such noncompliance as has not had, and would not reasonably be expected to have, individually or in the aggregate, an Aspen Material Adverse Effect. Aspen has implemented and maintains reasonable Privacy Policies and has complied with its Privacy Policies, except for such noncompliance as has not to the Knowledge of Aspen had, and would not reasonably be expected to have, individually or in the aggregate, an Aspen Material Adverse Effect. To the Knowledge of Aspen, as of the date hereof, no claims have been asserted or threatened against Aspen by any Person alleging a violation of Privacy Laws, Privacy Policies and/or the applicable terms of any Aspen Contracts relating to privacy, security, collection or use of Personal Data of any individuals. To the Knowledge of Aspen, there have been no data security incidents, Personal Data breaches or other adverse events or incidents related to Personal Data or Aspen data in the custody or control of Aspen or any service provider acting on behalf of Aspen, in each case where such incident, breach or event would result in a notification obligation to any Person under applicable law or pursuant to the terms of any Aspen Contract.

4.24    PIPE Investment. Aspen has delivered to the Company true, correct and complete copy of the fully executed Subscription Agreements as in effect as of the date hereof, pursuant to which the PIPE Investors have collectively committed, on the terms and subject to the conditions therein, to purchase shares of Aspen Common Stock and Aspen Pre-Funded Warrants. Each of the Subscription Agreements is, as of the date hereof, in full force and effect (assuming, with respect to each PIPE Investor and the Company, that each such Subscription Agreement has been duly authorized, executed and delivered by each applicable PIPE Investor), and as of the date hereof, none of the Subscription Agreements has been withdrawn, rescinded or terminated or otherwise amended or modified in any respect. Aspen is not in material breach of any of the representations or warranties of Aspen, or terms or conditions set forth in any of the Subscription Agreements.

4.25    Listed Entity. Neither Aspen nor any of its Affiliates is a “Listed Entity.” For purposes of this Section 4.25, “Listed Entity” has the meaning given thereto in Section 4.25 of the Aspen Disclosure Schedule.

4.26    Shell Status. Aspen is not an issuer identified in Rule 144(i)(1)(i) of the Securities Act. As of the date of this Agreement, Aspen is not subject to the limitations set forth in Rule 144(i)(1)(i) of the Securities Act.

4.27    No Other Representations or Warranties. Aspen hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, neither the Company nor any of its Subsidiaries nor any other person on behalf of the Company or its Subsidiaries makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or with respect to any other information provided to Aspen, Merger Sub or stockholders or any of their respective Affiliates in connection with the transactions contemplated hereby, and (subject to the express representations and warranties of the Company set forth in Section 3 (in each case as qualified and limited by the Company Disclosure Schedule)) none of Aspen, Merger Sub or any of their respective Representatives or stockholders, has relied on any such information (including the accuracy or completeness thereof).

Section 5. Certain Covenants of the Parties.

5.1    Operation of Aspen’s Business.

(a)    Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth on Section 5.1(a) of the Aspen Disclosure Schedule, (iii) as required by applicable Law, (iv) as required to comply with any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or any other Law, Order, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19 (“COVID-19 Measures”), (v) any reasonable action taken or not taken by Aspen or any of its Subsidiaries in good faith to respond to the actual or anticipated effect on Aspen or any of its Subsidiaries of COVID-19 or the COVID-19 Measures, including changes in relationships with officers, employees, agents, independent contractors, suppliers, customers and other business partners, or (vi) unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 10 and the Effective Time (the “Pre-

Closing Period”), Aspen shall use commercially reasonable efforts to conduct its business and operations in the Ordinary Course of Business and in material compliance with all applicable Law and the requirements of all Contracts that constitute Aspen Material Contracts.

(b)    Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 5.1(b) of the Aspen Disclosure Schedule, (iii) as required by applicable Law, (iv) as required to comply with any COVID-19 Measures, (v) any reasonable action taken or not taken by Aspen or any of its Subsidiaries in good faith to respond to the actual or anticipated effect on Aspen or any of its Subsidiaries of COVID-19 or the COVID-19 Measures, including changes in relationships with officers, employees, agents, independent contractors, suppliers, customers and other business partners, or (vi) with the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, Aspen shall not:

(i)    declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities (except for shares of Aspen Common Stock from terminated employees, directors or consultants of Aspen in accordance with the terms of the relevant award agreements in effect on the date of this Agreement);

(ii)    sell, issue, grant, pledge or otherwise dispose of or encumber or authorize the issuance of: (A) any capital stock or other security (except for Aspen Common Stock issued upon the valid exercise or settlement of outstanding Aspen Options or Aspen Warrants as applicable and shares of Aspen Common Stock issued in connection with the PIPE Investment and Aspen Pre-Funded Warrants), (B) any option, warrant or right to acquire any capital stock or any other security or (C) any instrument convertible into or exchangeable for any capital stock or other security of Aspen;

(iii)    except as required to give effect to anything in contemplation of the Closing, amend any of its Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

(iv)    (A) lend money to any Person, (B) incur or guarantee any indebtedness for borrowed money in excess of $100,000, (C) guarantee any debt securities of others or (D) make any capital expenditure or commitment in excess of $100,000;

(v)    form any Subsidiary or acquire any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;

(vi)    other than in the Ordinary Course of Business: (A) adopt, establish or enter into any Aspen Employee Plan, (B) cause or permit any Aspen Employee Plan to be amended other than as required by law or in order to make amendments for the purposes of Section 409A of the Code, (C) pay any bonus or make any profit-sharing or similar payment to (except with respect to obligations pursuant to any Aspen Employee Plan), or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its employees, directors or consultants or (D) increase the severance or change of control benefits offered to any current or new employees, directors or consultants;

(vii)    enter into any material transaction;

(viii)    acquire any material asset or sell, lease or otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties;

(ix)    make (inconsistent with past practice), change or revoke any material Tax election; file any material amendment to any Tax Return or adopt or change any material accounting method in respect of Taxes; enter into any material Tax closing agreement, settle any material Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business;

(x)    enter into, amend or terminate any Aspen Material Contract;

(xi)    forgive any loans to any Person, including its employees, officers, directors or Affiliates;

(xii)    other than the incurrence or payment of any Transaction Costs, make any expenditures, or discharge or satisfy any liabilities, in each case, in excess of $200,000;

(xiii)    initiate or settle any Legal Proceeding;

(xiv)    other than as required by Law or GAAP, take any action to change accounting policies or procedures; or

(xv)    agree, resolve or commit to do any of the foregoing.

Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of Aspen prior to the Effective Time. Prior to the Effective Time, Aspen shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

(c)    Notwithstanding any provision herein to the contrary (including the foregoing provisions of this Section 5.1), Aspen may engage in the sale, license, transfer, disposition, divestiture or other monetization transaction (i.e., a royalty transaction) and/or winding down of, and/or the sale, license, transfer, disposition, divestiture or other monetization transaction (i.e., a royalty transaction) or other disposition of any Aspen Legacy Assets (each, an “Aspen Legacy Transaction”); provided, however, that to the extent any Aspen Legacy Transaction results in material obligations of Aspen that will extend beyond Closing, or to the extent any consideration paid in respect thereof is in anything other than immediately available cash, Aspen shall procure prior written consent of the Company prior to entering into any Aspen Legacy Transaction, which consent will not be unreasonably withheld or delayed. Notwithstanding anything to the contrary herein, Aspen (i) shall permit the Company and its counsel to review and comment on the transaction documents related to the Aspen Legacy Transaction; (ii) shall consider any such comments in good faith and shall accept all reasonable additions, deletions or changes suggested by the Company and its counsel in connection therewith; and (iii) shall not sign any agreements, contracts or other definitive documents (not including term sheets or letters of intent) related to Aspen Legacy Transaction without first providing the Company and its counsel the opportunity to exercise their rights under clauses (i) and (ii) above.

5.2    Operation of the Company’s Business.

(a)    Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 5.2(a) of the Company Disclosure Schedule, (iii) as required by applicable Law, (iv) as required to comply with any COVID-19 Measures, (v) any reasonable action taken or not taken by the Company or any of its Subsidiaries in good faith to respond to the actual or anticipated effect on the Company or any of its Subsidiaries of COVID-19 or the COVID-19 Measures, including changes in relationships with officers, employees, agents, independent contractors, suppliers, customers and other business partners, or (vi) unless Aspen shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to conduct its business and operations in the Ordinary Course of Business and in material compliance with all applicable Law and the requirements of all Contracts that constitute Company Material Contracts.

(b)    Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 5.2(b) of the Company Disclosure Schedule, (iii) as required by applicable Law, (iv) as required to comply with any COVID-19 Measures, (v) any reasonable action taken or not taken by the Company or any of its Subsidiaries in good faith to respond to the actual or anticipated effect on the Company or any of its Subsidiaries of COVID-19 or the COVID-19 Measures, including changes in relationships with officers, employees, agents, independent contractors, suppliers, customers and other business partners, or (vi) with the prior written consent of Aspen (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, the Company shall not, nor shall it cause or permit any of its Subsidiaries to, do any of the following:

(i)    declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock; or repurchase, redeem or otherwise reacquire any shares of Company Capital Stock or other securities (except for shares of Company Common Stock from terminated employees, directors or consultants of the Company in accordance with the terms of the relevant award agreements in effect on the date of this Agreement);

(ii)    except in connection with issuances of Company Options and restricted stock of the Company to newly hired Company employees approved by both the Aspen Board and the Company Board (the “Approved New Hire Grants”), sell, issue, grant, pledge or otherwise dispose of or encumber or authorize any of the foregoing actions with respect to: (A) any capital stock or other security of the Company or any of its Subsidiaries (except for shares of outstanding Company Common Stock issued upon the valid exercise of Company Options), (B) any option, warrant or right to acquire any capital stock or any other security or (C) any instrument convertible into or exchangeable for any capital stock or other security of the Company or any of its Subsidiaries;

(iii)    except as required to give effect to anything in contemplation of the Closing, amend any of its or its Subsidiaries’ Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

(iv)    acquire any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;

(v)    other than in the Ordinary Course of Business: (A) adopt, establish or enter into any Company Employee Plan, (B) cause or permit any Company Employee Plan to be amended other than as required by law or in order to make amendments for the purposes of Section 409A of the Code, (C) pay any bonus or make any profit-sharing or similar payment to (except with respect to obligations pursuant to any Company Employee Plan), or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its employees, directors or consultants or (D) increase the severance or change of control benefits offered to any current or new employees, directors or consultants;

(vi)    enter into any material transaction, for more than $1.5 million.

(vii)    acquire any material asset or sell, lease or otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties;

(viii)    make (inconsistent with past practice), change or revoke any material Tax election; file any material amendment to any Tax Return or adopt or change any material accounting method in respect of Taxes; enter into any material Tax closing agreement, settle any material Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business;

(ix)    enter into, amend or terminate any Company Material Contract;

(x)    forgive any loans to any Person, including its employees, officers, directors or Affiliates;

(xi)    other than as required by Law or GAAP, take any action to change accounting policies or procedures; or

(xii)    agree, resolve or commit to do any of the foregoing.

Nothing contained in this Agreement shall give Aspen, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

5.3    Access and Investigation.

(a)    Subject to the terms of the Confidentiality Agreement, which the Parties agree will continue in full force following the date of this Agreement, during the Pre-Closing Period, upon reasonable notice, Aspen, on the one hand, and the Company, on the other hand, shall and shall use commercially reasonable efforts to cause such Party’s Representatives to: (a) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries, (b) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request and (c) permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary. Any investigation conducted by either Aspen or the Company pursuant to this Section 5.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other Party. The Company shall use reasonable best efforts to work in good faith to satisfy the covenants set forth in Section 5.3(a) of the Company Disclosure Schedule. Notwithstanding the foregoing, satisfying such covenants shall in no event be a condition to Closing nor shall the failure to satisfy such covenants prior to the Closing Date be a breach of this Agreement or constitute a Company Material Adverse Effect.

(b)    Notwithstanding anything herein to the contrary in this Section 5.3, no access or examination contemplated by this Section 5.3 shall be permitted to the extent that it would require any Party or its Subsidiaries to waive the attorney-client privilege or attorney work product privilege, or violate any applicable Law; provided, that such Party or its Subsidiary (i) shall be entitled to withhold only such information that may not be provided without causing such violation or waiver, (ii) shall provide to the other Party all related information that may be provided without causing such violation or waiver (including, to the extent permitted, redacted versions of any such information) and (iii) shall enter into such effective and appropriate joint-defense agreements or other protective arrangements as may be reasonably requested by the other Party in order that all such information may be provided to the other Party without causing such violation or waiver.

5.4    No Solicitation.

(a)    Aspen agrees that, during the Pre-Closing Period, neither it nor any of its Subsidiaries shall, nor shall it or any of its Subsidiaries authorize any of its Representatives to, directly or indirectly: (i) solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry, (ii) furnish any non-public information regarding Aspen to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry, (iii) engage in discussions (other than to inform any Person of the existence of the provisions contained in this Section 5.4) or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry, (iv) approve, endorse or recommend any Acquisition Proposal (subject to Section 6.2 and Section 6.3), (v) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction or (vi) publicly propose to do any of the foregoing; provided, however, that, notwithstanding anything contained in this Section 5.4 and subject to compliance with this Section 5.4, prior to the approval of this Agreement by Aspen’s stockholders (i.e., the Required Aspen Stockholder Vote in the case of Aspen), Aspen may furnish non-public information regarding Aspen and its Subsidiaries to, and enter into discussions or negotiations with, any Person in response to a bona fide written Acquisition Proposal by such Person which Aspen’s board of directors determines in good faith, after consultation with Aspen’s outside financial advisors and outside legal counsel, constitutes, or is reasonably likely to result in, a Superior Offer (and is not withdrawn) if: (A) neither Aspen nor any Representative of Aspen shall have breached this Section 5.4 in any material respect, (B) the board of directors of Aspen concludes in good faith based on the advice of outside legal counsel, that the failure to take such action would reasonably be likely to violate the board of directors’ fiduciary duties under applicable Law, (C) at least two (2) Business Days prior to initially furnishing any such nonpublic information to, or entering into discussions with, such Person, Aspen gives the Company written notice of the identity of such Person and of Aspen’s intention to furnish nonpublic information to, or enter into discussions with, such Person, (D) Aspen receives from such Person an executed Acceptable Confidentiality Agreement and (E) substantially contemporaneously with furnishing any such nonpublic information to such Person, Aspen furnishes such nonpublic information to the Company (to the extent such information has not been previously furnished by Aspen to the Company). Without limiting the generality of the foregoing, Aspen acknowledges and agrees that, in the event any Representative of Aspen takes any action that, if taken by Aspen, would constitute a breach of this Section 5.4, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 5.4 by Aspen for purposes of this Agreement.

(b)    If any Party or any Representative of such Party receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then such Party shall promptly (and in no event later than one (1) Business Day after such Party becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the other Party orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the material terms thereof). Such Party shall keep the other Party reasonably informed with respect to the status and material terms of any such Acquisition Proposal or Acquisition Inquiry and any material modification thereto.

(c)    During the Pre-Closing Period, the Company shall not, and the Company shall cause each of its Affiliates and its or their Representatives not to, directly or indirectly: (a) solicit, initiate, seek, encourage, promote or support, any inquiry, proposal or offer from, furnish any information regarding the Company or any of its Subsidiaries to, or participate in any discussions or negotiations with, any third party regarding, or in a manner intended or reasonably likely to facilitate, any Acquisition Proposal or Acquisition Inquiry; (b) disclose any information not customarily disclosed to any person concerning the business, properties, assets or technologies of the Company or any of its Subsidiaries, or afford to any Person access to their respective properties, assets, technologies, books or records, not customarily afforded such access; (c) assist or cooperate with any person to make any inquiry, offer, proposal or indication of interest regarding any Acquisition Proposal or Acquisition Inquiry; or (d) enter into any Contract with any person providing for an Acquisition Proposal or Acquisition Inquiry.

(d)    Each Party shall immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry as of the date of this Agreement and request the destruction or return of any nonpublic information provided to such Person.

5.5    Notification of Certain Matters. During the Pre-Closing Period, each of the Company, on the one hand, and Aspen, on the other hand, shall promptly notify the other (and, if in writing, furnish copies of) if any of the following occurs: (a) any notice or other communication is received from any Person alleging that the

Consent of such Person is or may be required in connection with any of the Contemplated Transactions, (b) any Legal Proceeding against or involving or otherwise affecting such Party or its Subsidiaries is commenced, or, to the Knowledge of such Party, threatened against such Party or, to the Knowledge of such Party, any director, officer or Key Employee of such Party, (c) such Party becomes aware of any inaccuracy in any representation or warranty made by such Party in this Agreement or (d) the failure of such Party to comply with any covenant or obligation of such Party; in each case that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Sections 7, 8 and 9, as applicable, impossible or materially less likely. No such notice shall be deemed to supplement or amend the Company Disclosure Schedule or the Aspen Disclosure Schedule for the purpose of (x) determining the accuracy of any of the representations and warranties made by the Company in this Agreement or (y) determining whether any condition set forth in Section 7, 8 or 9 has been satisfied. Any failure by either Party to provide notice pursuant to this Section 5.5 shall not be deemed to be a breach for purposes of Section 8.2 or 9.2, as applicable, unless such failure to provide such notice was knowing and intentional.

Section 6. Additional Agreements of the Parties.

6.1    Proxy Statement.

(a)    As promptly as practicable after the date of this Agreement, Aspen shall prepare and file with the SEC a proxy statement relating to the Aspen Stockholder Meeting to be held in connection with the Merger and the PIPE Investment (together with any amendments thereof or supplements thereto, the “Proxy Statement”). Each of the Parties shall furnish all information concerning itself and their Affiliates, as applicable, to the other Parties as the other Parties may reasonably request in connection with such actions and the preparation of the Proxy Statement. Aspen shall promptly respond to any SEC comments on the Proxy Statement, but in no event shall Aspen take longer than 20 Business Days to respond.

(b)    Aspen (i) shall permit the Company and its counsel to review and comment on the Proxy Statement and all exhibits, amendments or supplements thereto (or other related documents); (ii) shall consider any such comments in good faith and shall accept all reasonable additions, deletions or changes suggested by the Company and its counsel in connection therewith; and (iii) shall not file the Proxy Statement or any exhibit, amendment or supplement thereto without the prior written consent of the Company, not to be unreasonably withheld, conditioned or delayed. As promptly as practicable after receipt thereof, Aspen shall provide to the Company and its counsel notice and a copy of all correspondence (or, to the extent such correspondence is oral, a summary thereof), including any comments from the SEC or its staff, between Aspen or any of its representatives, on the one hand, and the SEC, or its staff or other government officials, on the other hand, with respect to the Proxy Statement, and, in each case, shall consult with the Company and its counsel concerning any such correspondence. Aspen shall not file any response letters to any comments from the SEC without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed. Aspen will advise the Company, promptly after it receives notice thereof, of the time when the Proxy Statement or any amendment or supplement thereto has been filed with the SEC and the time when all SEC comments to the Proxy Statement have been cleared.

(c)    Aspen and the Company shall comply with all applicable provisions of and rules under the Securities Act and Exchange Act and all applicable Laws of the State of Delaware and Nasdaq, in the preparation, filing and distribution of the Proxy Statement (or any amendment or supplement thereto), as applicable, the solicitation of proxies under the Proxy Statement and the calling and holding of Aspen Stockholder Meeting. Aspen covenants and agrees that the Proxy Statement (or any amendment or supplement thereto) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company covenants and agrees that the information supplied by or on behalf of the Company or its Subsidiaries to Aspen for inclusion in the Proxy Statement (including the Company Financials) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make such information, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Aspen makes no covenant, representation or warranty with respect to statements made in the Proxy Statement (or any amendment or supplement thereto), if any, based on information provided by the Company or its Subsidiaries or any of their Representatives for inclusion therein.

(d)    As soon as practicable following the date on which all comments to the Proxy Statement have been cleared, each of the Parties shall use commercially reasonable efforts to cause the Proxy Statement to be mailed to Aspen’s stockholders and, pursuant thereto, shall call an Aspen Stockholder Meeting in accordance with its Organizational Documents and the DGCL and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the issuance of shares of Aspen Common Stock to the stockholders of the Company in the Merger, the approval of the PIPE Investment and other matters presented to Aspen Stockholders for approval or adoption at the Aspen Stockholder Meeting, including, without limitation, the matters described in Section 6.3. If Aspen, Merger Sub or the Company become aware of any event or information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Proxy Statement, then such Party, as the case may be, shall promptly inform the other Parties thereof and shall cooperate with such other Parties in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to Aspen’s stockholders.

(e)    The Company shall reasonably cooperate with Aspen and provide, and cause its Representatives to provide, Aspen and its Representatives, with all true, correct and complete information regarding the Company or its Subsidiaries that is required by Law to be included in the Proxy Statement.

(f)    As promptly as reasonably practicable following the date of this Agreement the Company will furnish to Aspen audited financial statements for each of its fiscal years required to be included in the Proxy Statement (the “Company Audited Financial Statements”) and the Company will furnish to Aspen unaudited interim financial statements for each interim period completed prior to Closing that would be required to be included in the Proxy Statement or any periodic report due prior to the Closing if the Company were subject to the periodic reporting requirements under the Securities Act or the Exchange Act (the “Company Interim Financial Statements”). Each of the Company Audited Financial Statements and the Company Interim Financial Statements will be suitable for inclusion in the Proxy Statement and prepared in accordance with GAAP as applied on a consistent basis during the periods involved (except in each case as described in the notes thereto) and on that basis will present fairly, in all material respects, the financial position and the results of operations, changes in stockholders’ equity, and cash flows of the Company as of the dates of and for the periods referred to in the Company Audited Financial Statements or the Company Interim Financial Statements, as the case may be.

6.2    Company Stockholder Written Consent.

(a)    Promptly after the execution of this Agreement, the Company shall use its best efforts to take all lawful action to obtain the approval by written consent from Company stockholders sufficient for the Required Company Stockholder Vote in lieu of a meeting pursuant to Section 228 of the DGCL, for purposes of (i) adopting and approving this Agreement and the Contemplated Transactions, (ii) acknowledging that the approval given thereby is irrevocable and that such stockholder is aware of its rights to demand appraisal for its shares pursuant to Section 262 of the DGCL and Chapter 13 of California Law, a copy of which will be attached thereto, and that such stockholder has received and read a copy of Section 262 of the DGCL and Chapter 13 of California Law and (iii) acknowledging that by its approval of the Merger it is not entitled to appraisal rights with respect to its shares in connection with the Merger and thereby waives any rights to receive payment of the fair value of its capital stock under the DGCL or California Law. Under no circumstances shall the Company assert that any other approval or consent is necessary by its stockholders to approve this Agreement and the Contemplated Transactions.

(b)    Reasonably promptly following receipt of the Required Company Stockholder Vote, the Company shall prepare and mail a notice (the “Stockholder Notice”) to every stockholder of the Company that did not execute the Company Stockholder Written Consent. The Stockholder Notice shall (i) be a statement to the effect that the Company Board determined that the Merger is advisable in accordance with Section 251(b) of the DGCL and in the best interests of the stockholders of the Company and approved and adopted this Agreement, the Merger and the other Contemplated Transactions, (ii) provide the stockholders of the Company to whom it is sent with notice of the actions taken in the Company Stockholder Written Consent, including the adoption and approval of this Agreement, the Merger and the other Contemplated Transactions in accordance with Section 228(e) of the DGCL and the certificate of incorporation and bylaws of the Company and (iii) include a description of the appraisal rights of the Company’s stockholders available under the DGCL and California Law, along with such other information as is required thereunder and pursuant to applicable Law. All materials (including any amendments thereto) submitted to the stockholders of the Company in accordance with this Section 6.2(b) shall be subject to Aspen’s advance review and reasonable approval which approval shall not be unreasonably withheld, delayed or conditioned.

(c)    The Company agrees that, subject to Section 6.2(d): (i) the Company Board shall recommend that the Company’s stockholders vote to adopt and approve this Agreement and the Contemplated Transactions and shall use commercially reasonable efforts to solicit such approval as set forth in Section 6.2(a) (the recommendation of the Company Board that the Company’s stockholders vote to adopt and approve this Agreement being referred to as the “Company Board Recommendation”) and (ii) the Company Board Recommendation shall not be withdrawn or modified (and the Company Board shall not publicly propose to withdraw or modify the Company Board Recommendation) in a manner adverse to Aspen, and no resolution by the Company Board or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Aspen or to adopt, approve or recommend (or publicly propose to adopt, approve or recommend) any Acquisition Proposal shall be adopted or proposed.

(d)    The Company’s obligation to solicit the consent of its stockholders to sign the Company Stockholder Written Consent in accordance with Section 6.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal.

6.3    Aspen Stockholder Meeting.

(a)    Aspen shall take all action necessary under applicable Law to call, give notice of and hold a meeting of the holders of Aspen Common Stock to consider and vote to approve:

(i)    the Contemplated Transactions, including the issuance of shares of Aspen Common Stock to the stockholders of the Company pursuant to the terms of this Agreement;

(ii)    the issuance of shares of Aspen Common Stock and Aspen Pre-Funded Warrants to the PIPE Investors in connection with the PIPE Investment;

(iii)    the change of control of Aspen resulting from the Merger pursuant to the Nasdaq rules;

(iv)     the adoption and approval of the amendments to the Aspen A&R Charter and, to the extent required by applicable law or regulation, Aspen A&R Bylaws;

(v)    an incentive award plan and an employee stock purchase plan of Aspen in form and substance as agreed to by the Parties (the “2021 Plans”) each reserving for issuance an amount, to be determined by the Company in consultation with Aspen, of shares of Aspen Fully-Diluted Shares after giving effect to the Closing;

(vi)    in accordance with Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, seeking advisory approval of a proposal to Aspen’s stockholders for a non-binding, advisory vote to approve certain compensation that may become payable to Aspen’s named executed officers in connection with the completion of the Merger, if applicable; and

(vii)    if deemed necessary by the Parties, an amendment to Aspen’s certificate of incorporation to effect the Nasdaq Reverse Split (the matters contemplated by the clauses 6.3(a)(i)—(vii) are referred to as the “Aspen Stockholder Matters,” and such meeting, the “Aspen Stockholder Meeting”).

The Aspen Stockholder Meeting shall be held as promptly as practicable after the Proxy Statement is “cleared” by the SEC. Aspen shall take reasonable measures to ensure that all proxies solicited in connection with the Aspen Stockholder Meeting are solicited in compliance with all applicable Law and Aspen’s Organizational Documents. Notwithstanding anything to the contrary contained herein, if on the date of the Aspen Stockholder Meeting, or a date preceding the date on which the Aspen Stockholder Meeting is scheduled, Aspen reasonably believes that (i) it will not receive proxies sufficient to obtain the Required Aspen Stockholder Vote, whether or not a quorum would be present or (ii) it will not have sufficient shares of Aspen Common Stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Aspen Stockholder Meeting, Aspen may postpone or adjourn, or make one or more successive postponements or adjournments of, the Aspen Stockholder Meeting as long as the date of the Aspen Stockholder Meeting is not postponed or adjourned more than an aggregate of 30 calendar days in connection with any postponements or adjournments, provided, however, that more than one such postponement or adjournment shall not be permitted without the Company’s prior written consent, not to be unreasonably withheld or delayed.

(b)    Aspen agrees that, subject to Section 6.3(c): (i) the Aspen Board shall recommend that the holders of Aspen Common Stock vote to approve the Aspen Stockholder Matters and shall use commercially reasonable efforts to solicit such approval within the timeframe set forth in Section 6.3(a) above, (ii) the Proxy Statement shall include a statement to the effect that the Aspen Board recommends that Aspen’s stockholders vote to approve the Aspen Stockholder Matters (the recommendation of the Aspen Board being referred to as the “Aspen Board Recommendation”) and (iii) the Aspen Board Recommendation shall not be withheld, amended, withdrawn or modified (and the Aspen Board shall not publicly propose to withhold, amend, withdraw or modify the Aspen Board Recommendation) in a manner adverse to the Company, and no resolution by the Aspen Board or any committee thereof to withdraw or modify the Aspen Board Recommendation in a manner adverse to the Company or to adopt, approve or recommend (or publicly propose to adopt, approve or recommend) any Acquisition Proposal shall be adopted or proposed (the actions set forth in the foregoing clause (iii), collectively, a “Aspen Board Adverse Recommendation Change”).

(c)    Notwithstanding anything to the contrary contained in Section 6.3(b), and subject to compliance with Section 5.4 and Section 6.3, at any time prior to the approval of Aspen Stockholder Matters by the Required Aspen Stockholder Vote, (i) Aspen receives a written Acquisition Proposal and, after consultation with outside legal counsel, the Aspen Board shall have determined, in good faith, that such Acquisition Proposal is a Superior Offer or (ii) as a result of a material development or change in circumstances that was not known to, or reasonably foreseeable by, the Aspen board prior to the date hereof (other than any such event, development or change (A) to the extent related to any Acquisition Proposal, Acquisition Inquiry or the consequences thereof or (B) that would not be taken into account when determining whether an Aspen Material Adverse Effect or a Company Material Adverse Effect has occurred) that affects the business, assets or operations of Aspen that occurs or arises after the date of this Agreement (a “Aspen Intervening Event”), the Aspen Board may make a Aspen Board Adverse Recommendation Change if, but only if: (y) in the receipt of and on account of such Superior Offer, the Aspen Board determines in good faith, based on the advice of its outside legal counsel, that the failure to make a Aspen Board Adverse Recommendation Change would reasonably be likely to violate its fiduciary duties under applicable Law; provided that (1) the Company receives written notice from Aspen confirming that the Aspen Board has determined to change its recommendation during the Notice Period, which notice shall include a description in reasonable detail of the reasons for such Aspen Board Adverse Recommendation Change, and written copies of any relevant proposed transaction agreements with any party making a potential Superior Offer, (2) during any Notice Period, the Company shall be entitled to deliver to Aspen one or more counterproposals to such Acquisition Proposal and Aspen will, and cause its Representatives to, negotiate with the Company in good faith (to the extent the Company desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the applicable Acquisition Proposal ceases to constitute a Superior Offer and (3) in the event of any material amendment to any Superior Offer (including any revision in price or percentage of the combined company that Aspen’s stockholders would receive as a result of such potential Superior Offer), Aspen shall be required to provide the Company with notice of such material amendment and the Notice Period shall be extended, if applicable, to ensure that at least two (2) Business Days remain in the Notice Period following such notification during which the parties shall comply again with the requirements of this Section 6.3(c) and the Aspen Board shall not make a Aspen Board Adverse Recommendation Change prior to the end of such Notice Period as so extended (it being understood that there may be multiple extensions) or (z) in the case of a Aspen Intervening Event, Aspen promptly notifies the Company, in writing, within the Notice Period before making a Aspen Board Adverse Recommendation Change, which notice shall state expressly the material facts and circumstances related to the applicable Aspen Intervening Event and that the Aspen Board intends to make a Aspen Board Adverse Recommendation Change.

(d)    Aspen’s obligation to call, give notice of and hold the Aspen Stockholder Meeting in accordance with Section 6.3(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or Acquisition Proposal, or by any withdrawal or modification of the Aspen Board Recommendation.

(e)    Nothing contained in this Agreement shall prohibit Aspen or the Aspen Board from complying with Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided however, that any disclosure made by Aspen or the Aspen Board pursuant to Rules 14d-9 and 14e-2(a) shall be limited to a statement that Aspen is unable to take a position with respect to the bidder’s tender offer unless the Aspen Board determines in good faith, after consultation with its outside legal counsel, that such statement would reasonably be likely to violate its fiduciary duties under applicable Law.

6.4    Efforts; Regulatory Approvals.

(a)    The Parties shall use reasonable best efforts to consummate the Contemplated Transactions. Without limiting the generality of the foregoing, each Party: (i) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Contemplated Transactions as set forth on Section 6.4(i) of the Aspen Disclosure Schedule or the Company Disclosure Schedule, respectively, (ii) shall use commercially reasonable efforts to obtain each Consent required to be obtained (pursuant to any applicable Law or Material Contract, or otherwise) by such Party in connection with the Contemplated Transactions or for such Material Contract to remain in full force and effect as set forth on Section 6.4(ii) of the Aspen Disclosure Schedule or the Company Disclosure Schedule, respectively, (iii) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Contemplated Transactions and (iv) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummation of this Agreement.

(b)    Notwithstanding the generality of the foregoing, each Party shall use commercially reasonable efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all applications, notices, reports and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Authority with respect to the Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Authority. To the extent required by applicable Law, without limiting the generality of the foregoing, the Parties shall, promptly and no later than ten (10) Business Days after the date of this Agreement, prepare and file, if any, (a) the notification and report forms required to be filed under the HSR Act and (b) any notification or other document required to be filed in connection with the Merger under any applicable foreign Law relating to antitrust or competition matters. The Company and Aspen shall respond as promptly as is practicable to respond in compliance with: (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation and (ii) any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other Governmental Authority in connection with antitrust or competition matters.

(c)    Without limiting the generality of the foregoing, the Parties shall, promptly and no later than ten (10) Business Days after the date of this Agreement, prepare and file, if any, (a) the notification and report forms required to be filed under the HSR Act and (b) any notification or other document required to be filed in connection with the Merger under any applicable foreign Law relating to antitrust or competition matters. The Company and Aspen shall respond as promptly as is practicable to respond in compliance with: (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation and (ii) any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other Governmental Authority in connection with antitrust or competition matters.

6.5    Company Options.

(a)    Subject to Section 6.5(c), at the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time under the Company Plan, whether or not vested, shall be converted into and become an option to purchase Aspen Common Stock, and Aspen shall assume the Company Plan and each such Company Option in accordance with the terms (as in effect as of the date of this Agreement) of the Company Plan and the terms of the stock option agreement by which such Company Option is evidenced (but with changes to such documents as Aspen and the Company mutually agree are appropriate to reflect the assumption of the Company Options by Aspen to purchase shares of Aspen Common Stock). All rights with respect to Company Common Stock under Company Options assumed by Aspen shall thereupon be converted into rights with respect to Aspen Common Stock. Accordingly, from and after the Effective Time: (i) each Company Option assumed by Aspen may be exercised solely for shares of Aspen Common Stock, (ii) the number of shares of Aspen Common Stock subject to each Company Option assumed by Aspen shall be determined by multiplying (A) the number of shares of Company Common Stock that were subject to such Company Option, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Aspen Common Stock, (iii) the per share exercise price for the Aspen Common Stock issuable upon exercise of each Company Option assumed by Aspen shall be determined by dividing (A) the per share exercise price of Company Common Stock subject to such Company Option, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent and (iv) any restriction on the exercise of any Company Option assumed by Aspen shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Option shall otherwise remain unchanged; provided, however, that: (A) to the extent provided under the terms of a Company Option, such Company Option assumed by Aspen in accordance with this Section 6.5(a) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Aspen Common Stock subsequent to the Effective Time and (B) the Aspen Board or a committee thereof shall succeed to the authority and responsibility of the Company Board or any committee thereof with respect to each Company Option assumed by Aspen. Notwithstanding anything to the contrary in this Section 6.5(a), the conversion of each Company Option (regardless of whether such option qualifies as an “incentive stock option” within the meaning of Section 422 of the Code) into an option to purchase shares of Aspen Common Stock shall be made in a manner consistent with Treasury Regulations Section 1.424-1, such that the conversion of a Company Option shall not constitute a “modification” of such Company Option for purposes of Section 409A or Section 424 of the Code.

(b)    Aspen shall file with the SEC, as soon as reasonably practicable after the Effective Time, a registration statement on Form S-8 (or any successor form), if available for use by Aspen, relating to the shares of Aspen Common Stock issuable with respect to Company Options assumed by Aspen in accordance with Section 6.5(a).

(c)    Prior to the Effective Time, the Company shall take all actions that may be necessary to effectuate the provisions of this Section 6.5 and to ensure that, from and after the Effective Time, holders of Company Options have no rights with respect thereto other than those specifically provided in this Section 6.5.

6.6    Aspen Options.

(a)    Prior to the Closing, the Aspen Board shall have adopted appropriate resolutions and taken all other actions necessary and appropriate to provide that the vesting of each unexpired, unexercised and unvested Aspen Option, shall be accelerated in full effective as of immediately prior to the Effective Time and each unexpired, unexercised, and fully vested Aspen Option shall continue to remain outstanding in accordance with its terms after the Effective Time.

(b)    With respect to the Aspen ESPP, as soon as practicable (and in any event within ten days) following the date hereof, the Aspen Board will adopt resolutions and take other actions as may be reasonably necessary or required to provide that (i) each individual participating in an Offering (as defined in the Aspen ESPP) in progress on the date hereof will not be permitted to (A) increase his or her payroll contribution rate pursuant to the Aspen ESPP from the rate in effect as of the date hereof; or (B) make separate non-payroll contributions to the Aspen ESPP on or following the date hereof, except as may be required by applicable law, and (ii) no individuals will be permitted to newly enroll in the Aspen ESPP following the date hereof. Prior to the Closing Date, Aspen will take all action that may be necessary to, cause any outstanding Offering that is in progress on such date shall terminate and be the final Offering under the Aspen ESPP and the accumulated payroll deductions of each participant under the Aspen ESPP will be returned to the participant by Aspen pursuant to the terms of the Aspen ESPP, without issuance of any shares of Aspen Common Stock.

6.7    Employee Benefits.

(a)    Aspen and the Company shall cause Aspen to comply with the terms of any employment, severance, retention, change of control, or similar agreement specified on Section 4.17(c) of the Aspen Disclosure Schedule, subject to the provisions of such agreements.

(b)    Unless otherwise requested by the Company in writing at least ten (10) business days prior to the Closing Date, the Aspen Board shall take (or cause to be taken) all actions to adopt such resolutions as may be necessary or appropriate to terminate, effective no later than the day prior to the Closing Date, any Aspen Employee Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “Aspen 401(k) Plan”). If Aspen is required to terminate any Aspen 401(k) Plan, then Aspen shall provide to the Company prior to the Closing Date written evidence of the adoption by the Aspen Board of resolutions authorizing the termination of such Aspen 401(k) Plan (the form and substance of which shall be subject to the reasonable prior review and approval of the Company).

6.8    Indemnification of Officers and Directors.

(a)    From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, each of Aspen and the Surviving Corporation shall indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of Aspen or the Company, respectively (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of Aspen or of the Company, whether asserted or claimed prior to, at or after the Effective Time, in each case, to the fullest extent permitted under the DGCL. Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Aspen and the Surviving Corporation, jointly and severally, upon receipt by Aspen or the Surviving Corporation from the D&O Indemnified Party of a request therefor; provided that any such person to whom expenses are advanced provides an undertaking to Aspen, to the extent then required by the DGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification. Without otherwise limiting the D&O Indemnified Parties’ rights with regards to counsel, following the Effective Time, the D&O Indemnified Parties shall be entitled to continue to retain Goodwin Procter LLP or such other counsel selected by the D&O Indemnified Parties.

(b)    The provisions of the certificate of incorporation and bylaws of Aspen with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Aspen that are presently set forth in the certificate of incorporation and bylaws of Aspen shall not be amended, modified or repealed for a period of six years from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of Aspen, unless such modification is required by applicable Law. The certificate of incorporation and bylaws of the Surviving Corporation shall contain, and Aspen shall cause the certificate of incorporation and bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers as those presently set forth in the certificate of incorporation and bylaws of Aspen.

(c)    From and after the Effective Time, (i) the Surviving Corporation shall fulfill and honor in all respects the obligations of the Company to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under the Company’s Organizational Documents and pursuant to any indemnification agreements between the Company and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time and (ii) Aspen shall fulfill and honor in all respects the obligations of Aspen to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under Aspen’s Organizational Documents and pursuant to any indemnification agreements between Aspen and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time.

(d)    From and after the Effective Time, Aspen shall maintain directors’ and officers’ liability insurance policies, with an effective date as of the Closing Date, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Aspen. In addition, Aspen shall purchase, prior to the Effective Time, a six-year prepaid “D&O tail policy” for the non-cancellable extension of the directors’ and officers’ liability coverage of Aspen’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Aspen’s existing policies as of the date of this Agreement with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of Aspen by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the Contemplated Transactions or in connection with Aspen’s initial public offering of shares of Aspen Common Stock). During the term of the “tail” policy, Aspen shall not take any action following the Effective Time to cause such “tail” policy to be cancelled or any provision therein to be amended or waived in any manner that would adversely affect in any material respect the rights of their former and current officers and directors

(e)    From and after the Effective Time, Aspen shall pay all expenses, including reasonable attorneys’ fees, that are incurred by the persons referred to in this Section 6.9 in connection with their enforcement of the rights provided to such persons in this Section 6.9.

(f)    The provisions of this Section 6.9 are intended to be in addition to the rights otherwise available to the current and former officers and directors of Aspen and the Company by Law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their representatives.

(g)    In the event Aspen or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Aspen or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 6.9. Aspen shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 6.9.

6.9    Disclosure. Without limiting any Party’s obligations under the Confidentiality Agreement, no Party shall, and no Party shall permit any of its Subsidiaries or any of its Representative to, issue any press release or make any disclosure (to any customers or employees of such Party, to the public or otherwise) regarding the Contemplated Transactions unless: (a) the other Party shall have approved such press release or disclosure in writing, such approval not to be unreasonably conditioned, withheld or delayed; or (b) such Party shall have determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Law and, to the extent practicable, before such press release or disclosure is issued or made, such Party advises the other Party of, and consults with the other Party regarding, the text of such press release or disclosure; provided, however, that each of the Company and Aspen may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent with previous press releases, public disclosures or public statements made by the Company or Aspen in compliance with this Section 6.9. Notwithstanding the foregoing, a Party need not consult with any other Parties in connection with such portion of any press release, public statement or filing to be issued or made pursuant to Section 6.3(d) or with respect to Aspen only, with respect to any Acquisition Proposal, Aspen Board Adverse Recommendation Change, or pursuant to Section 6.3(e).

6.10    Listing. At or prior to the Effective Time, Aspen shall use its commercially reasonable efforts (a) to maintain its existing listing on Nasdaq until the Effective Time and to obtain approval of the listing of the combined corporation on Nasdaq, (b) to cause the shares of Aspen Common Stock being issued in the Merger to be approved for listing (subject to notice of issuance) on the Nasdaq market at or prior to the Effective Time, and (c) to effect the Nasdaq Reverse Split. The Company will cooperate with Aspen as reasonably requested by Aspen with respect to the listing application for the Aspen Common Stock and promptly furnish to Aspen all information concerning the Company and its stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 6.10. The Company agrees to pay all Nasdaq fees associated with any action contemplated by this Section 6.10.

6.11    Transaction Litigation. Aspen shall as promptly as reasonably practicable (but no later than within two (2) Business Days of receipt of learning about potential Transaction Litigation) notify the Company in writing of, shall keep the Company informed on a reasonably prompt basis regarding any such Transaction Litigation, and shall give the Company the opportunity to participate in the defense and settlement of, any Transaction Litigation (including by allowing the Company to offer comments or suggestions with respect to such Transaction Litigation, which Aspen shall consider in good faith). Aspen shall give the Company the opportunity to consult with counsel to Aspen regarding the defense and settlement of any such Transaction Litigation, and in any event Aspen shall not settle or compromise or agree to settle or compromise any Transaction Litigation without the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Without otherwise limiting the Indemnified Parties’ rights with regard to the right to counsel, and notwithstanding anything to the contrary in any indemnification agreements Aspen has entered into, following the Effective Time, the Indemnified Parties shall be entitled to continue to retain Goodwin Procter LLP or such other counsel selected by such Indemnified Parties prior to the Effective Time to defend any Transaction Litigation on behalf of, and to the extent such Transaction Litigation is against, the Indemnified Parties.

6.12    Tax Matters.

(a)    The Parties hereto (as well as any applicable Subsidiary, Affiliate, representative or “related person” (within the meaning of such term as used in Treasury Regulations Section 1.368-1)) (i) shall not file any

U.S. federal, state or local Tax Return in a manner that is inconsistent with the Intended Tax Treatment (ii) shall not take any action which action would reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment, and (iii) shall take no position contrary thereto in any administrative audit or appeals proceeding with the Internal Revenue Service, or other relevant taxing authority, in each case, unless otherwise required by applicable Law pursuant to a determination as defined in Section 1313(a) of the Code (or a similar provision of state, local and non-U.S. Law).

(b)    If, in connection with the preparation and filing of the Proxy Statement, the SEC requests or requires that a tax opinion be prepared and submitted regarding the treatment of the Merger to Company Stockholders, Aspen and the Company shall deliver to Wilson Sonsini Goodrich & Rosati, P.C. and Goodwin Procter LLP (or other nationally recognized tax counsel) customary Tax representation letters satisfactory to Wilson Sonsini Goodrich & Rosati, P.C. and Goodwin Procter LLP, dated and executed as of the date the Proxy Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by Wilson Sonsini Goodrich & Rosati, P.C. and Goodwin Procter LLP in connection with the preparation and filing of the Proxy Statement, for the purpose of furnishing their opinions, which will be subject to customary assumptions and limitations, to the effect that the Intended Tax Treatment should apply to the Merger.

6.13    Legends. Aspen shall be entitled to place appropriate legends on the book entries and/or certificates evidencing any shares of Aspen Common Stock to be received in the Merger by equityholders of the Company who may be considered “affiliates” of Aspen for purposes of Rules 144 and 145 under the Securities Act reflecting the restrictions set forth in Rules 144 and 145 and to issue appropriate stop transfer instructions to the transfer agent for Aspen Common Stock.

6.14    Directors. Until successors are duly elected or appointed and qualified in accordance with applicable Law, the Parties shall use reasonable best efforts and take all necessary action so that the Persons listed in Section 6.14 of the Aspen Disclosure Schedule are elected or appointed, as applicable, to the positions of officers and directors of Aspen and the Surviving Corporation, as set forth therein, to serve in such positions effective as of the Effective Time. If any Person listed in Section 6.14 of the Aspen Disclosure Schedule is unable or unwilling to serve as officer or director of Aspen or the Surviving Corporation, as set forth therein, the Party appointing such Person (as set forth on Section 6.14 of the Aspen Disclosure Schedule) shall designate a successor. Aspen shall use commercially reasonable efforts to provide executed resignation letters (effective as of the Effective Time) for all members of the board of directors who will no longer be members of the board of directors of Aspen effective immediately after the Effective Time.

6.15    Termination of Certain Agreements and Rights. The Company shall use commercially reasonable efforts to cause any stockholders agreements, voting agreements, registration rights agreements, co-sale agreements and any other similar Contracts between the Company and any holders of Company Capital Stock, including any such Contract granting any Person investor rights, rights of first refusal, registration rights or director registration rights (collectively, the “Investor Agreements”), to be terminated immediately prior to the Effective Time, without any liability being imposed on the part of Aspen or the Surviving Corporation.

6.16    Section 16 Matters. Prior to the Effective Time, Aspen shall take all such steps as may be required to cause any acquisitions of Aspen Common Stock and any options to purchase Aspen Common Stock in connection with the Contemplated Transactions, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Aspen, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.17    Allocation Certificate. The Company will prepare and deliver to Aspen at least two (2) Business Days prior to the Closing Date a certificate signed by either the Chief Executive Officer or the Chief Financial Officer of the Company in a form reasonably acceptable to Aspen setting forth (as of immediately prior to the Effective Time) (a) each holder of Company Capital Stock or Company Options, (b) such holder’s name and address, (c) the number and type of Company Capital Stock held and/or underlying the Company Options as of immediately prior to the Closing Date for each such holder and (d) the number of shares of Aspen Common Stock to be issued to such holder, or to underlie any Aspen Option to be issued to such holder, pursuant to this Agreement in respect of the Company Capital Stock or Company Options held by such holder as of immediately prior to the Effective Time (the “Allocation Certificate”).

6.18    Nasdaq Reverse Split. If deemed necessary by the Parties (or requested by the Company prior to the filing of the preliminary Proxy Statement), Aspen shall submit to Aspen’s stockholders at the Aspen Stockholder Meeting a proposal to approve and adopt an amendment to Aspen’s certificate of incorporation to authorize the Aspen Board to effect a reverse stock split of all outstanding shares of Aspen Common Stock at a reverse stock split ratio in the range mutually agreed to by the Company and Aspen (the “Nasdaq Reverse Split”), and shall take such other actions as shall be reasonably necessary to effectuate the Nasdaq Reverse Split.

6.19    Aspen Equity Plan. Prior to or as of the Effective Time, each of Aspen and the Company will use commercially reasonable efforts to cause the Aspen Board and the stockholders of Aspen to adopt each 2021 Plan. Subject to the approval of the 2021 Plans by the stockholders of Aspen, Aspen shall file with the SEC, promptly after the Effective Time, a registration statement on Form S-8 (or any successor form), if available for use by Aspen, relating to the shares of Aspen Common Stock issuable with respect to the 2021 Plans.

6.20    Covenants regarding PIPE Investment.

(a)    Without limiting the foregoing, the Parties shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to enforce its rights under the Subscription Agreements in the event that all conditions in the Subscription Agreements (other than conditions whose satisfaction is controlled by the Parties or any of their Affiliates and other than conditions that by their nature are to be satisfied at the Closing) have been satisfied, and to cause the applicable PIPE Investors to pay the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements in accordance with their terms. If reasonably requested by the Company, Aspen shall, to the extent it has such rights under the Subscription Agreement, waive any breach of any representation, warranty, covenant or agreement of the Subscription Agreement by any PIPE Investor to the extent necessary to cause the satisfaction of the conditions to closing of the PIPE Investment set forth in the Subscription Agreements and solely for the purpose of consummating the Closing. Without limiting the generality of the foregoing, Aspen shall give the Company prompt (and, in any event, within two (2) Business Days) written notice: (A) of any request from an PIPE Investor for any amendment to its Subscription Agreement (other than as a result of any assignments or transfers contemplated therein or otherwise permitted thereby); (B) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) by any PIPE Investor under its Subscription Agreement, to the extent known by such Party; and (C) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any PIPE Investor under its Subscription Agreement or any related agreement. Aspen shall deliver all notices they are required to deliver under the Subscription Agreements on a timely basis in order to cause the PIPE Investors to consummate the PIPE Investment immediately prior to the Effective Time.

(b)    Aspen shall not amend, modify or waive any provisions of any Subscription Agreement without the prior written consent of the Company; provided, that any amendment, modification or waiver that is solely ministerial in nature or otherwise immaterial, and, in each case, that does not affect any economic or any other material term, shall not require the prior written consent, so long as Aspen has provided to the Company no less than two (2) Business Days written notice of such amendment, modification or waiver, it being understood, but without limiting the foregoing, that it shall be deemed material if any amendment, modification or waiver (i) reduces the PIPE Investment Amount or (ii) imposes new or additional conditions or otherwise expands, or adversely amends or modifies any of the conditions to the receipt of the PIPE Investment.

(c)    The Company shall use commercially reasonable efforts to take such actions and cause the holders of Company Common Stock to provide all documentation, including investor questionnaires, reasonably requested by Aspen to allow Aspen to issue the Aspen Common Stock to such holders in a manner that satisfies the requirements of Rule 506 of Regulation D under the Securities Act or Rule 902 of Regulation S, including certifications to Aspen: that either (a) (i) such holder is and will be, as of the Effective Time, an “accredited investor” (as such term is defined in Rule 501 of Regulation D under the Securities Act) and as to the basis on which such holder is an accredited investor; or (ii) such holder is not and will not be, as of the Effective Time, an “accredited investor”, in which case such holder either alone or with such holder’s purchaser representative has such knowledge and experience in financial and business matters that such holder is capable of evaluating the merits and risks of the Aspen Common Stock; and (iii) that unless the shares are registered for resale the Aspen Common Stock is being acquired for such holder’s account for investment only and not with a view towards, or with any intention of, a distribution or resale thereof for at least a period of six (6) months following the Closing or (b) such holder is not a “U.S. person” within the meaning of Regulation S, Rule 902, promulgated by the SEC under the Securities Act.

6.21    Registration of Shares.

(a)    Aspen agrees that, within thirty (30) calendar days following the Closing Date (such deadline, the “Filing Deadline”), Aspen will submit to or file with the SEC a registration statement for a shelf registration on Form S-1 or Form S-3 (if Aspen is then eligible to use a Form S-3 shelf registration) (the “Resale Shelf Registration Statement”), in each case, covering the resale of the shares of Aspen Common Stock issued in connection with the Merger (determined as of two (2) Business Days prior to such submission or filing) (the “Registrable Shares”) and Aspen shall use its commercially reasonable efforts to have the Resale Shelf Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 90th calendar day following the filing date thereof if the SEC notifies Aspen that it will “review” the Resale Shelf Registration Statement and (ii) the 10th Business Day after the date Aspen is notified (orally or in writing, whichever is earlier) by the SEC that the Resale Shelf Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Deadline”); provided, however, that Aspen’s obligations to include the Registrable Shares in the Resale Shelf Registration Statement are contingent upon the Company stockholders (which, for the avoidance of doubt for this Section 6.21, shall exclude Aspen) furnishing in writing to Aspen such information regarding the Company stockholders, shares of Aspen Common Stock held by such stockholder and the intended method of disposition of the Registrable Shares (which shall be limited to non-underwritten public offerings) as shall be required under applicable securities laws to effect the registration of the Registrable Shares, and such shareholder shall execute such documents as are required under applicable securities laws in connection with such registration, including providing that Aspen shall be entitled to postpone and suspend the effectiveness or use of the Resale Shelf Registration Statement, if applicable, as permitted hereunder; provided that such stockholder shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Registrable Shares (other than the Company Lock-Up Agreements).

(b) Aspen agrees to indemnify, to the extent permitted by law, the Company stockholders (to the extent a seller under the Resale Shelf Registration Statement), its directors and officers and each person who controls such Company stockholders (within the meaning of the Securities Act), to the extent permitted by law, against all losses, claims, damages, liabilities and reasonable and documented out of pocket expenses (including reasonable and documented attorneys’ fees of one law firm) caused by any untrue or alleged untrue statement of material fact contained in any Resale Shelf Registration Statement, prospectus included in any Resale Shelf Registration Statement (“Prospectus”) or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to Aspen by or on behalf of any of the Company stockholders expressly for use therein.

6.22    Lock-Up Agreements. Prior to the Effective Time, each of Aspen and the Company will use commercially reasonable efforts to cause, the executive officers and directors continuing with the Surviving Corporation following the Closing to execute and deliver lock-up agreements substantially in the form attached hereto as Exhibit B or Exhibit C, respectively.

Section 7. Conditions Precedent to Obligations of Each Party.

The obligations of each Party to effect the Merger and otherwise consummate the Contemplated Transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable law, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

7.1    No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Contemplated Transactions shall have been issued by any court of competent jurisdiction or other Governmental Authority of competent jurisdiction and remain in effect and there shall not be any Law which has the effect of making the consummation of the Contemplated Transactions illegal.

7.2    Stockholder Approval. (a) Aspen shall have obtained the Required Aspen Stockholder Vote and (b) the Company shall have obtained the Required Company Stockholder Vote.

7.3    Nasdaq Listing. The approval of the listing of the additional shares of Aspen Common Stock on Nasdaq shall have been obtained and the shares of Aspen Common Stock to be issued in the Merger pursuant to this Agreement shall have been approved for listing (subject to official notice of issuance) on Nasdaq.

7.4    Listing. The existing shares of Aspen Common Stock shall have been continually listed on Nasdaq as of and from the date of this Agreement through the Closing Date.

7.5    Regulatory Matters. Any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

7.6    PIPE Investment. Aspen shall have received, or substantially concurrently with the Closing will receive, the PIPE Investment Amount on the terms and conditions set forth in the Subscription Agreement.

Section 8. Additional Conditions Precedent to Obligations of Aspen and Merger Sub.

The obligations of Aspen and Merger Sub to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Aspen, at or prior to the Closing, of each of the following conditions:

8.1    Accuracy of Representations. The Company Fundamental Representations shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date). The Company Capitalization Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, (x) for such inaccuracies which are de minimis, individually or in the aggregate or (y) for those representations and warranties which address matters only as of a particular date (which representations and warranties shall have been true and correct, subject to the qualifications as set forth in the preceding clause (x), as of such particular date). The representations and warranties of the Company contained in this Agreement (other than the Company Fundamental Representations and the Company Capitalization Representations) shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (a) in each case, or in the aggregate, where the failure to be so true and correct would not reasonably be expected to have a Company Material

Adverse Effect (without giving effect to any references therein to any Company Material Adverse Effect or other materiality qualifications) or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

8.2    Performance of Covenants. The Company shall have performed or complied with in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Effective Time.

8.3    Closing Certificate. Aspen shall have received a certificate executed by the Chief Executive Officer or Chief Financial Officer of the Company certifying (a) that the conditions set forth in Sections 8.1, 8.2, 8.4, 8.6 and 8.8 have been duly satisfied and (b) that the information set forth in the Allocation Certificate delivered by the Company in accordance with Section 6.18 is true and accurate in all respects as of the Closing Date.

8.4    FIRPTA Certificate. Aspen shall have received from the Company a certificate and accompanying notice to the IRS, in each case duly executed by an executive officer of the Company and meeting the requirements of Treasury Regulations Section 1.1445-2(c)(3) and in accordance with the requirements of Treasury Regulations Section 1.897-2(h) and in form and substance reasonably acceptable to Aspen.

8.5    No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect that is continuing.

Section 9. Additional Conditions Precedent to Obligation of the Company.

The obligations of the Company to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by the Company, at or prior to the Closing, of each of the following conditions:

9.1    Accuracy of Representations. Each of the Aspen Fundamental Representations shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date). The Aspen Capitalization Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, (x) for such inaccuracies which are de minimis, individually or in the aggregate or (y) for those representations and warranties which address matters only as of a particular date (which representations and warranties shall have been true and correct, subject to the qualifications as set forth in the preceding clause (x), as of such particular date). The representations and warranties of Aspen and Merger Sub contained in this Agreement (other than the Aspen Fundamental Representations and the Aspen Capitalization Representations) shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (a) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Aspen Material Adverse Effect (without giving effect to any references therein to any Aspen Material Adverse Effect or other materiality qualifications) or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Aspen Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

9.2    Performance of Covenants. Aspen and Merger Sub shall have performed or complied with in all material respects all of their agreements and covenants required to be performed or complied with by each of them under this Agreement at or prior to the Effective Time.

9.3    Documents. The Company shall have received the following documents, each of which shall be in full force and effect:

(a)    a certificate executed by an executive officer of Aspen confirming that the conditions set forth in Sections 9.1, 9.2, 9.4, 9.6 and 9.7 have been duly satisfied; and

(b)    written resignations in forms satisfactory to the Company, dated as of the Closing Date and effective as of the Closing executed by the officers and directors of Aspen who are not to continue as officers or directors of Aspen pursuant to Section 6.14.

9.4    No Aspen Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Aspen Material Adverse Effect that is continuing.

9.5    Aspen Board of Directors Post-Closing. Aspen shall have taken all actions necessary to cause the members of the Aspen Board immediately following Closing, to be constituted by the individuals, and be of the size contemplated by, Section 6.14.

9.6    Net Cash Requirement. Net Cash shall not be less than $10,000,000 as of the Closing.

Section 10. Termination.

10.1    Termination. This Agreement may be terminated prior to the Effective Time (whether before or after approval and adoption of this Agreement by the Company’s stockholders and whether before or after approval of the Aspen Stockholder Matters by Aspen’s stockholders, unless otherwise specified below):

(a)    by mutual written consent of Aspen and the Company;

(b)    by either Aspen or the Company if the Merger shall not have been consummated by February 16, 2022 (subject to possible extension as provided in this Section 10.1(b), the “End Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to the Company or Aspen if such Party’s action or failure to act has been a principal cause of the failure of the Merger to occur on or before the End Date and such action or failure to act constitutes a breach of this Agreement, provided, further, however, that, in the event that the SEC has not “cleared” the Proxy Statement by the date which is 60 days prior to the End Date, then either the Company or Aspen shall be entitled to extend the End Date for an additional 60 days by written notice to the other party;

(c)    by either Aspen or the Company if a court of competent jurisdiction or other Governmental Authority shall have issued a final and nonappealable Order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Contemplated Transactions;

(d)    by Aspen if the Required Company Stockholder Vote shall not have been obtained within two (2) Business Days after the execution of this Agreement; provided, however, that once the Required Company Stockholder Vote has been obtained, Aspen may not terminate this Agreement pursuant to this Section 10.1(d);

(e)    by either Aspen or the Company if the Aspen Stockholder Meeting (including any adjournments and postponements thereof) shall have been held and completed and Aspen Stockholder Matters shall not have been approved at the Aspen Stockholder Meeting (or at any adjournment or postponement thereof) by the Required Aspen Stockholder Vote; provided, however, that the right to terminate this Agreement under this Section 10.1(e) shall not be available to Aspen where the failure to obtain the Required Aspen Stockholder Vote shall have been caused by the action or failure to act of Aspen and such action or failure to act constitutes a material breach by Aspen of this Agreement;

(f)    by the Company (at any time prior to the approval of the Aspen Stockholder Matters by the Required Aspen Stockholder Vote) if an Aspen Triggering Event shall have occurred;

(g)    by the Company, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by Aspen or Merger Sub or if any representation or warranty of Aspen or Merger Sub shall have become inaccurate, in either case, such that the conditions set forth in Section 9.1 or Section 9.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that the Company is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in Aspen’s or Merger Sub’s representations and warranties or breach by Aspen or Merger Sub is curable by the End Date by Aspen or Merger Sub, then this Agreement shall not terminate pursuant to this Section 10.1(h) as a result of such particular breach or inaccuracy until the earlier of (i) the End Date and (ii) the expiration of a 30-day period commencing upon delivery of written notice from the Company to Aspen or Merger Sub of such breach or inaccuracy and its intention to terminate pursuant to this Section 10.1(h) (it being understood that this Agreement shall not terminate pursuant to this Section 10.1(h) as a result of such particular breach or inaccuracy if such breach by Aspen or Merger Sub is cured prior to such termination becoming effective);

(h)    by Aspen, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by the Company or if any representation or warranty of the Company shall have become inaccurate, in either case, such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that Aspen is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the End Date by the Company then this Agreement shall not terminate pursuant to this Section 10.1(i) as a result of such particular breach or inaccuracy until the earlier of (i) the End Date and (ii) the expiration of a 30-day period commencing upon delivery of written notice from Aspen to the Company of such breach or inaccuracy and its intention to terminate pursuant to this Section 10.1(i) (it being understood that this Agreement shall not terminate pursuant to this Section 10.1(i) as a result of such particular breach or inaccuracy if such breach by the Company is cured prior to such termination becoming effective); or

(i)    by Aspen (at any time prior to the approval of the Aspen Stockholder Matters by the Required Aspen Stockholder Vote) and following compliance with all of the requirements set forth in the proviso to this Section 10.1(i), upon the Aspen Board authorizing Aspen to enter into a Permitted Alternative Agreement; provided, however, that Aspen shall not enter into any Permitted Alternative Agreement unless: (i) the Company shall have received written notice from Aspen of Aspen’s intention to enter into such Permitted Alternative Agreement at least four (4) Business Days in advance, with such notice describing in reasonable detail the reasons for such intention as well as the material terms and conditions of such Permitted Alternative Agreement, including the identity of the counterparty together with copies of the then current draft of such Permitted Alternative Agreement and any other related principal transaction documents, (ii) Aspen shall have complied in all material respects with its obligations under Section 5.4 and Section 6.3, (iii) the Aspen Board shall have determined in good faith, after consultation with its outside legal counsel, that the failure to enter into such Permitted Alternative Agreement would reasonably be likely to violate its fiduciary obligations under applicable Law and (iv) Aspen shall concurrently pay to the Company the Company Termination Fee in accordance with Section 10.3(c).

The Party desiring to terminate this Agreement pursuant to this Section 10.1 (other than pursuant to Section 10.1(a)) shall give a notice of such termination to the other Party specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail.

10.2    Effect of Termination. In the event of the termination of this Agreement as provided in Section 10.1, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 10.2, Section 6.9, Section 10.3, and Section 11 and the definitions of the defined terms in such Sections shall survive the termination of this Agreement and shall remain in full force and effect and (b) the termination of this Agreement and the provisions of Section 10.3 shall not relieve any Party of any liability for fraud or for any willful and material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

10.3    Expenses; Termination Fees.

(a)    Except as set forth in this Section 10.3 and Section 6.10 all Transaction Costs and other expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Merger is consummated.

(b)    If (i) this Agreement is terminated by Aspen or the Company pursuant to Section 10.1(b) or 10.1(e) or by the Company pursuant to Section 10.1(f), (ii) at any time after the date of this Agreement and prior to the Aspen Stockholder Meeting an Acquisition Proposal with respect to Aspen shall have been publicly announced, disclosed or otherwise communicated to the Aspen Board (and shall not have been withdrawn) and (iii) in the event this Agreement is terminated pursuant to Section 10.1(e), within twelve (12) months after the date of such termination, Aspen enters into a definitive agreement with respect to a Subsequent Transaction or consummates a Subsequent Transaction whether or not in respect of the Acquisition Proposal referred to in clause (ii), then Aspen shall pay to the Company, within two (2) Business Days after termination (or, if applicable, upon such entry into a definitive agreement and/or consummation of a Subsequent Transaction), a nonrefundable fee in an amount equal to $2,000,000 (the “Company Termination Fee”).

(c)    If this Agreement is terminated by Aspen pursuant to Section 10.1(j), then Aspen shall pay to the Company, concurrent with such termination, the Company Termination Fee.

(d)    If this Agreement is terminated by the Company pursuant to Section 10.1(f) or Section 10.1(g), Aspen shall reimburse the Company for all Transaction Costs incurred by the Company in connection with this Agreement and the Contemplated Transactions, up to a maximum of $750,000, by wire transfer of same-day funds within five (5) Business Days following the date on which the Company submits to Aspen true and correct copies of reasonable documentation supporting such expenses. For the avoidance of doubt, the expense reimbursement pursuant to this Section 10.3(d), to the extent paid, shall be credited against any Company Termination Fee which becomes payable thereafter.

(e)    If either Party fails to pay when due any amount payable by it under this Section 10.3, then (i) such Party shall reimburse the other Party for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other Party of its rights under this Section 10.3 and (ii) such Party shall pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid plus three percent.

(f)    The Parties agree that, subject to Section 10.2, the payment of the fees and expenses set forth in this Section 10.3 shall be the sole and exclusive remedy of each Party following a termination of this Agreement under the circumstances described in this Section 10.3, it being understood that in no event shall either Aspen or the Company be required to pay the individual fees or damages payable pursuant to this Section 10.3 on more than one occasion. Subject to Section 10.2, following the payment of the fees and expenses set forth in this Section 10.3 by a Party, (i) such Party shall have no further liability to the other Party in connection with or arising out of this Agreement or the termination thereof, any breach of this Agreement by the other Party giving rise to such termination, or the failure of the Contemplated Transactions to be consummated, (ii) no other Party or their respective Affiliates shall be entitled to bring or maintain any other claim, action or proceeding against such Party or seek to obtain any recovery, judgment or damages of any kind against such Party (or any partner, member, stockholder, director, officer, employee, Subsidiary, Affiliate, agent or other representative of such Party) in connection with or arising out of this Agreement or the termination thereof, any breach by such Party giving rise to such termination or the failure of the Contemplated Transactions to be consummated and (iii) all other Parties and their respective Affiliates shall be precluded from any other remedy against such Party and its Affiliates, at law or in equity or otherwise, in connection with or arising out of this Agreement or the termination thereof, any breach by such Party giving rise to such termination or the failure of the Contemplated Transactions to be consummated. Each of the Parties acknowledges that (x) the agreements contained in this Section 10.3 are an integral part of the Contemplated Transactions, (y) without these agreements, the Parties would not enter into this Agreement and (z) any amount payable pursuant to this Section 10.3 is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Parties in the circumstances in which such amount is payable.

Section 11. Miscellaneous Provisions.

11.1    Non-Survival of Representations and Warranties. The representations and warranties of the Company, Aspen and Merger Sub contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Section  11 shall survive the Effective Time.

11.2    Amendment. This Agreement may be amended with the approval of the respective boards of directors of the Company, Merger Sub and Aspen at any time (whether before or after the adoption and approval of this Agreement by the Company’s stockholders or before or after obtaining the Required Aspen Stockholder Vote); provided, however, that after any such approval of this Agreement by a Party’s stockholders, no amendment shall be made which by Law requires further approval of such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Company, Merger Sub and Aspen.

11.3    Waiver.

(a)    Any provision hereof may be waived by the waiving Party solely on such Party’s own behalf, without the consent of any other Party. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)    No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

11.4    Entire Agreement; Counterparts; Exchanges by Electronic Transmission or Facsimile. This Agreement and the other schedules (including the Company Disclosure Schedule and the Aspen Disclosure Schedule), exhibits, certificates, instruments and agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by facsimile or electronic transmission in .PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

11.5    Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the Parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 11.5, (c) waives any objection to laying venue in any such action or proceeding in such courts, (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party, (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 11.8 of this Agreement and (f)  irrevocably and unconditionally waives the right to trial by jury.

11.6     Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect.

11.7    Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand or (c) on the date delivered in the place of delivery if sent by email or facsimile (with a written or electronic confirmation of delivery) prior to 6:00 p.m. New York City time, otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

if to Aspen or Merger Sub:

Aerpio Pharmaceuticals, Inc.

9987 Carver Road

Cincinnati, Ohio 45242

Attention: Joseph Gardner, Ph.D., Chief Executive Officer

Email: [Omitted]

with a copy to (which shall not constitute notice):

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

Attention: Danielle M. Lauzon, Andrew H. Goodman

Email: dlauzon@goodwinlaw.com, agoodman@goodwinlaw.com

if to the Company:

Aadi Bioscience, Inc.

17383 Sunset Boulevard, Suite A250

Pacific Palisades, California 90272

Attention: Neil Desai, Chief Executive Officer

Email: [Omitted]

with a copy to (which shall not constitute notice):

Wilson Sonsini Goodrich & Rosati P.C.

One Market Plaza, Spear Tower, Suite 3300

San Francisco, California 94105

Attention: Ethan Lutske

Email: elutske@wsgr.com

Wilson Sonsini Goodrich & Rosati P.C.

12235 El Camino Real

San Diego, CA 92130

Attention: Dan Koeppen

Email: dkoeppen@wsgr.com

11.8    Cooperation. Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

11.9    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

11.10    Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed (including failing to take such actions as are required of the relevant Party hereunder to consummate this Agreement) in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity, and each of the Parties waives any bond, surety or other security that might be required of any other Party with respect thereto. Each of the Parties further agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

11.11    No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties and the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 6.9) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

AERPIO PHARMACEUTICALS, INC.

By:	/s/ Joseph Gardner, Ph.D.
Name:	Joseph Gardner, Ph.D.
Title:	President and Founder

ASPEN MERGER SUBSIDIARY, INC.

By:	/s/ Joseph Gardner, Ph.D.
Name:	Joseph Gardner, Ph.D.
Title:	President

AADI BIOSCIENCE, INC.

By:	/s/ Neil Desai
Name:	Neil Desai
Title:	President

Exhibit A

Form of Aspen Stockholder Support Agreement

AERPIO PHARMACEUTICALS, INC.

SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (this “Agreement”), dated as of May 16, 2021, is made by and among Aerpio Pharmaceuticals, Inc., a Delaware corporation (“Aspen”), Aadi Bioscience, Inc., a Delaware corporation (the “Company”), and the undersigned holders (each a “Stockholder”) of shares of capital stock (the “Shares”) of Aspen.

WHEREAS, Aspen, Aspen Merger Subsidiary, Inc., a Delaware corporation and a wholly owned subsidiary of Aspen (“Merger Sub”), and the Company, have entered into an Agreement and Plan of Merger, dated of even date herewith (the “Merger Agreement”), providing for the merger of Merger Sub with and into the Company (the “Merger”);

WHEREAS, each Stockholder beneficially owns and has sole or shared voting power with respect to the number of Shares, and holds Aspen Options and/or Aspen Warrants to acquire the number of Shares indicated opposite such Stockholder’s name on Schedule 1 attached hereto;

WHEREAS, as an inducement and a condition to the willingness of the Company to enter into the Merger Agreement, each Stockholder has agreed to enter into and perform this Agreement; and

WHEREAS, all capitalized terms used in this Agreement without definition herein shall have the meanings ascribed to them in the Merger Agreement.

NOW, THEREFORE, in consideration of, and as a condition to, the Company’s entering into the Merger Agreement, each Stockholder, Aspen and the Company agree as follows:

1.    Agreement to Vote Shares. Each Stockholder agrees that, prior to the Expiration Date (as defined in Section 2 below), at any meeting of the stockholders of Aspen or any adjournment or postponement thereof, or in connection with any written consent of the stockholders of Aspen, with respect to the Merger, the Merger Agreement or any Acquisition Proposal, such Stockholder shall:

(a)    appear at such meeting or otherwise cause the Shares and any New Shares (as defined in Section 3 below) to be counted as present thereat for purposes of calculating a quorum;

(b)    from and after the date hereof until the Expiration Date, vote (or cause to be voted), or deliver a written consent (or cause a written consent to be delivered) covering all of the Shares and any New Shares that Stockholder shall be entitled to so vote: (i) in favor of (A) approval of the issuance of the shares of Aspen Common Stock by virtue of the Merger, (B) approval of the issuance of the shares of Aspen Common Stock in connection with the PIPE Investment, and (C) any matter that could reasonably be expected to facilitate the Merger, the PIPE Investment and the Contemplated Transactions; (ii) against any Acquisition Proposal, or any agreement, transaction or other matter that is intended to, or would reasonably be expected to, impede, interfere with, delay, postpone, discourage or materially and adversely affect the consummation of the Merger, the PIPE Investment and all of the other Contemplated Transactions; and (iv) to approve any proposal to adjourn or postpone the meeting to a later date, if there are not sufficient votes for the adoption of the Merger Agreement on the date on which such meeting is held. Stockholder shall not take or commit or agree to take any action inconsistent with the foregoing.

2.    Expiration Date. As used in this Agreement, the term “Expiration Date” shall mean the earlier to occur of (a) the Effective Time, (b) such date and time as the Merger Agreement shall be terminated pursuant to Section 10 thereof or otherwise, or (c) the mutual written agreement of the parties to terminate this Agreement.

3.    Additional Acquisitions. Each Stockholder agrees that any shares of capital stock or other equity securities of Aspen that such Stockholder acquires or with respect to which such Stockholder otherwise acquires sole or shared voting power (including any proxy) after the execution of this Agreement and prior to the Expiration Date, whether by the exercise of any Aspen Options, Aspen Warrants or otherwise, including, without limitation, by gift, succession, in the event of a stock split or as a dividend or distribution of any Shares (“New Shares”), shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted the Shares.

4.    Agreement to Retain Shares. From and after the date hereof until the Expiration Date, each Stockholder shall not, directly or indirectly, (a) sell, assign, transfer, tender, or otherwise dispose of (including, without limitation, by the creation of any Liens (as defined in Section 5(c) below)) any Shares or any New Shares, (b) deposit any Shares or New Shares into a voting trust or enter into a voting agreement or similar arrangement with respect to such Shares or New Shares or grant any proxy or power of attorney with respect thereto (other than this Agreement), (c) enter into any Contract, option, commitment or other arrangement or understanding with respect to the direct or indirect sale, transfer, assignment or other disposition of (including, without limitation, by the creation of any Liens) any Shares or New Shares, or (d) take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing such Stockholder’s obligations under this Agreement. Any action taken in violation of the foregoing sentence shall be null and void ab initio. Notwithstanding the foregoing, each Stockholder may make (1) transfers by will or by operation of Law or other transfers for estate-planning purposes, in which case this Agreement shall bind the transferee, (2) with respect to such Stockholder’s Aspen Options which expire on or prior to the Expiration Date, transfers, sale, or other disposition of Shares to Aspen as payment for the (i) exercise price of such Stockholder’s Aspen Options and (ii) taxes applicable to the exercise of such Stockholder’s Aspen Options, (3) if Stockholder is a partnership or limited liability company, a transfer to one or more partners or members of Stockholder or to an Affiliated corporation, trust or other Entity under common control with Stockholder, or if Stockholder is a trust, a transfer to a beneficiary, provided that in each such case the applicable transferee has signed a voting agreement in substantially the form hereof, (4) make transfers that occur by operation of law pursuant to a qualified domestic relations order or in connection with a divorce settlement, and (5) transfers, sales or other dispositions as the Company may otherwise agree in writing in its sole discretion. If any voluntary or involuntary transfer of any Shares covered hereby shall occur (including a transfer or disposition permitted by Section 4(1) through Section 4(5), sale by a Stockholder’s trustee in bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect, notwithstanding that such transferee is not a Stockholder and has not executed a counterpart hereof or joinder hereto.

5.    Representations and Warranties of Stockholder. Each Stockholder hereby, severally but not jointly, represents and warrants to Aspen and the Company as follows:

(a)    If such Stockholder is an Entity: (i) such Stockholder is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, organized or constituted, (ii) such Stockholder has all necessary power and authority to execute and deliver this Agreement, to perform such Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby, and (iii) the execution and delivery of this Agreement, performance of such Stockholder’s obligations hereunder and the consummation of the transactions contemplated hereby by such Stockholder have been duly authorized by all necessary action on the part of such Stockholder and no other proceedings on the part of such Stockholder are necessary to authorize this Agreement, or to consummate the transactions contemplated hereby. If such Stockholder is an individual, such Stockholder has the legal capacity to execute and deliver this Agreement, to perform such Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby;

(b)    this Agreement has been duly executed and delivered by or on behalf of such Stockholder and, to such Stockholder’s knowledge and assuming this Agreement constitutes a valid and binding agreement of the Company and Aspen, constitutes a valid and binding agreement with respect to such Stockholder, enforceable against such Stockholder in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of Law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally;

(c)    such Stockholder beneficially owns the number of Shares indicated opposite such Stockholder’s name on Schedule 1, and will own any New Shares, free and clear of any liens, claims, charges or other encumbrances or restrictions of any kind whatsoever (“Liens”), and has sole or shared, and otherwise unrestricted, voting power with respect to such Shares or New Shares and none of the Shares or New Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares or the New Shares, except as contemplated by this Agreement;

(d)    to the knowledge of such Stockholder, the execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of his, her or its obligations hereunder and the compliance by such Stockholder with any provisions hereof will not, violate or conflict with, result in a material breach of or constitute a default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Liens on any Shares or New Shares pursuant to, any agreement, instrument, note, bond, mortgage, Contract, lease, license, permit or other obligation or any order, arbitration award, judgment or decree to which such Stockholder is a party or by which such Stockholder is bound, or any Law, statute, rule or regulation to which such Stockholder is subject or, in the event that such Stockholder is a corporation, partnership, trust or other Entity, any bylaw or other Organizational Document of such Stockholder; except for any of the foregoing as would not reasonably be expected to prevent or delay the performance by such Stockholder of his, her or its obligations under this Agreement in any material respect;

(e)    the execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder does not and will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority or regulatory authority by such Stockholder except for applicable requirements, if any, of the Exchange Act, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by such Stockholder of his, her or its obligations under this Agreement in any material respect;

(f)    no investment banker, broker, finder or other intermediary is entitled to a fee or commission from Aspen or the Company in respect of this Agreement based upon any Contract made by or on behalf of such Stockholder; and

(g)    as of the date of this Agreement, there is no Legal Proceeding pending or, to the knowledge of such Stockholder, threatened against such Stockholder that would reasonably be expected to prevent or delay the performance by such Stockholder of his, her or its obligations under this Agreement in any material respect.

6.    Irrevocable Proxy. Subject to the penultimate sentence of this Section 6, by execution of this Agreement, each Stockholder does hereby appoint the Company and any of its designees with full power of substitution and resubstitution, as such Stockholder’s true and lawful attorney and irrevocable proxy, to the fullest extent of such Stockholder’s rights with respect to the Shares, to vote and exercise all voting and related rights, including the right to sign such Stockholder’s name (solely in its capacity as a stockholder) to any Stockholder consent, if Stockholder is unable to perform or otherwise does not perform his, her or its obligations under this Agreement, with respect to such Shares solely with respect to the matters set forth in Section 1 hereof. Each Stockholder intends this proxy to be irrevocable and coupled with an interest hereunder until the Expiration Date, hereby revokes any proxy previously granted by such Stockholder with respect to the Shares and represents that none of such previously-granted proxies are irrevocable. The Stockholder hereby affirms that the proxy set forth in this Section 6 is given in connection with, and granted in consideration of, and as an inducement to the Company, Aspen and Merger Sub to enter into the Merger Agreement and that such proxy is given to secure the obligations of the Stockholder under Section 1. The irrevocable proxy and power of attorney granted herein shall survive the death or incapacity of such Stockholder and the obligations of such Stockholder shall be binding on such Stockholder’s heirs, personal representatives, successors, transferees and assigns. Each Stockholder hereby agrees not to grant any subsequent powers of attorney or proxies with respect to any Shares with respect to the matters set forth in Section 1 until after the Expiration Date. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the Expiration Date.

7.    No Solicitation. From and after the date hereof until the Expiration Date, each Stockholder shall not (a) solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry regarding Aspen or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry regarding Aspen, (b) furnish any non-public information regarding Aspen to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry regarding Aspen, (c) engage in discussion or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry regarding Aspen, (d) approve, endorse or recommend any Acquisition Proposal (subject to Section 6.3 of the Merger Agreement), (e) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction regarding Aspen (subject to Section 5.4 of the Merger Agreement), (f) take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry regarding Aspen, (g) initiate a stockholders’ vote or action by consent of the Aspen’s stockholders with respect to an Acquisition Proposal regarding Aspen, (h) except by reason of this Agreement, become a member of a “group” (as such term is defined in Section 13(d) of the Exchange Act) with respect to any voting securities of Aspen that takes any action in support of an Acquisition Proposal regarding Aspen or (i) propose or agree to do any of the foregoing. In the event that such Stockholder is a corporation, partnership, trust or other Entity, it shall not permit any of its Subsidiaries or Affiliates to, nor shall it authorize any officer, director or representative of such Stockholder, or any of its Subsidiaries or Affiliates to, undertake any of the actions contemplated by this Section 7.

8.    No Legal Actions. Each Stockholder will not in its capacity as a stockholder of Aspen bring, commence, institute, maintain, prosecute or voluntarily aid any Legal Proceeding which (i) challenges the validity or seeks to enjoin the operation of any provision of this Agreement or (ii) alleges that the execution and delivery of this Agreement by such Stockholder, either alone or together with the other voting agreements and proxies to be delivered in connection with the execution of the Merger Agreement, or the approval of the Merger Agreement by the Aspen Board, constitutes a breach of any fiduciary duty of the Aspen Board or any member thereof.

9.    Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof without the need of posting bond in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity.

10.    Directors and Officers. This Agreement shall apply to each Stockholder solely in such Stockholder’s capacity as a stockholder of Aspen and/or holder of Aspen Options and/or Aspen Warrants and not in such Stockholder’s capacity as a director, officer or employee of Aspen or any of its Subsidiaries or in such Stockholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or require Stockholder to attempt to) limit or restrict a director and/or officer of Aspen in the exercise of his or her fiduciary duties consistent with the terms of the Merger Agreement as a director and/or officer of Aspen or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust or prevent or be construed to create any obligation on the part of any director and/or officer of Aspen or any trustee or fiduciary of any employee benefit plan or trust from taking any action in his or her capacity as such director, officer, trustee and/or fiduciary.

11.    No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to such Stockholder, and the Company does not have authority to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of Aspen or exercise any power or authority to direct such Stockholder in the voting of any of the Shares, except as otherwise provided herein.

12.    Termination. This Agreement shall terminate and shall have no further force or effect as of the Expiration Date. Notwithstanding the foregoing, upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, nothing set forth in this Section 12 or elsewhere in this Agreement shall relieve any party from liability for any fraud or for any willful and material breach of this Agreement prior to termination hereof.

13.    Further Assurances. Each Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as the Company or Aspen may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and the Contemplated Transactions.

14.    Disclosure. Each Stockholder hereby agrees that Aspen and the Company may publish and disclose in the Proxy Statement, any prospectus filed with any regulatory authority in connection with the Contemplated Transactions and any related documents filed with such regulatory authority and as otherwise required by Law, such Stockholder’s identity and ownership of Shares and the nature of such Stockholder’s commitments, arrangements and understandings under this Agreement and may further file this Agreement as an exhibit to the Proxy Statement or prospectus or in any other filing made by Aspen or the Company as required by Law or the terms of the Merger Agreement, including with the SEC or other regulatory authority, relating to the Contemplated Transactions, all subject to prior review and an opportunity to comment by Stockholder’s counsel. Prior to the Closing, each Stockholder shall not, and shall use its reasonable best efforts to cause its representatives not to, directly or indirectly, make any press release, public announcement or other public communication that criticizes or disparages this Agreement or the Merger Agreement or any of the Contemplated Transactions, without the prior written consent of Aspen and the Company, provided that the foregoing shall not limit or affect any actions taken by such Stockholder (or any affiliated officer or director of such Stockholder) that would be permitted to be taken by such Stockholder, Aspen or the Company pursuant to the Merger Agreement; provided, further, that the foregoing shall not effect any actions of Stockholder the prohibition of which would be prohibited under applicable Law.

15.    Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery), by facsimile transmission (providing confirmation of transmission) or by electronic transmission (providing confirmation of transmission) to the Company or Aspen, as the case may be, in accordance with Section 11.7 of the Merger Agreement and to each Stockholder at his, her or its address or email address (providing confirmation of transmission) set forth on Schedule 1 attached hereto (or at such other address for a party as shall be specified by like notice).

16.    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

17.    Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of a party’s rights or obligations hereunder may be assigned or delegated by such party without the prior written consent of the other parties hereto, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such party without the other party’s prior written consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

18.    No Waivers. No waivers of any breach of this Agreement extended by the Company or Aspen to such Stockholder shall be construed as a waiver of any rights or remedies of the Company or Aspen, as applicable, with respect to any other stockholder of Aspen who has executed an agreement substantially in the form of this Agreement with respect to Shares held or subsequently held by such stockholder or with respect to any subsequent breach of Stockholder or any other such stockholder of Aspen. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

19.    Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the state of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws. In any action or Legal Proceeding between any of the parties arising out of or relating to this Agreement, each of the parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the state of Delaware or to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (ii) agrees that all claims in respect of such action or Legal Proceeding shall be heard and determined exclusively in accordance with clause (i) of this Section 19, (iii) waives any objection to laying venue in any such action or Legal Proceeding in such courts, (iv) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party, and (v) agrees that service of process upon such party in any such action or Legal Proceeding shall be effective if notice is given in accordance with Section 15 of this Agreement.

20.    Waiver of Jury Trial. The parties hereto hereby waive any right to trial by jury with respect to any action or Legal Proceeding related to or arising out of this Agreement, any document executed in connection herewith and the matters contemplated hereby and thereby.

21.    No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a Contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Aspen Board has approved, for purposes of any applicable anti-takeover Laws and regulations and any applicable provision of the certificate of incorporation of Aspen, the Merger Agreement and the Contemplated Transactions, (b) the Merger Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.

22.    Entire Agreement; Counterparts; Exchanges by Facsimile. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed

Agreement (in counterparts or otherwise) by all parties by facsimile or electronic transmission via “.pdf” shall be sufficient to bind the parties to the terms and conditions of this Agreement.

23.    Amendment. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed on behalf of each party hereto; provided, however, that the rights or obligations of any Stockholder may be waived, amended or otherwise modified in a writing signed by Aspen, the Company and such Stockholder.

24.    Fees and Expenses. Except as otherwise specifically provided herein, the Merger Agreement or any other agreement contemplated by the Merger Agreement to which a party hereto is a party, each party hereto shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

25.    Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties. Each of the parties hereby acknowledges, represents and warrants that (i) it has read and fully understood this Agreement and the implications and consequences thereof; (ii) it has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of its own choice, or it has made a voluntary and informed decision to decline to seek such counsel; and (iii) it is fully aware of the legal and binding effect of this Agreement.

26.    Definition of Merger Agreement. For purposes of this Agreement, the term “Merger Agreement” may include such agreement as amended or modified as long as such amendments or modifications (a) do not (i) change the form of consideration, (ii) change the Exchange Ratio in a manner adverse to such Stockholder or (iii) extend the End Date past February 16, 2022 (other than any extension provided for in Section 10.1(b) of the Merger Agreement with respect to the Proxy Statement), or (b) have been agreed to in writing by such Stockholder.

27.    Construction.

(a)    For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)    The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)    As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)    Except as otherwise indicated, all references in this Agreement to “Sections,” and “Schedules” are intended to refer to Sections of this Agreement and Schedules to this Agreement, respectively.

(e)    The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Remainder of Page has Intentionally Been Left Blank]

EXECUTED as of the date first above written.

[STOCKHOLDER]

Signature:

Signature Page to Aspen Support Agreement

EXECUTED as of the date first above written.

AERPIO PHARMACEUTICALS, INC.

By:
Name:
Title:

AADI BIOSCIENCE, INC.

By:
Name:
Title:

Signature Page to Aspen Support Agreement

SCHEDULE 1

Name, Address and Email Address of Stockholder	Shares of Aspen Common Stock	Aspen Options	Aspen Warrants

Exhibit B

Form of Company Lock-Up Agreement

LOCK-UP AGREEMENT

May 16, 2021

Aerpio Pharmaceuticals, Inc.

9987 Carver Road

Cincinnati, Ohio 45242

Ladies and Gentlemen:

The undersigned signatory of this lock-up agreement (this “Lock-Up Agreement”) understands that Aerpio Pharmaceuticals, Inc., a Delaware corporation (“Aspen”), has entered into an Agreement and Plan of Merger, dated as of May 16, 2021 (as the same may be amended from time to time, the “Merger Agreement”) with Aspen Merger Subsidiary, Inc., a Delaware corporation and a wholly owned subsidiary of Aspen, and Aadi Bioscience, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

As a condition and inducement to each of the parties to enter into the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned hereby irrevocably agrees that, subject to the exceptions set forth herein, the undersigned will not, during the period commencing upon the Closing and ending on the date that is 180 days after the Closing Date (the “Restricted Period”):

(i)

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Aspen Common Stock or any securities convertible into or exercisable or exchangeable for Aspen Common Stock (including without limitation, Aspen Common Stock or such other securities which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the SEC and securities of Aspen which may be issued upon exercise of an option to purchase Aspen Common Stock or warrant or settlement of an Aspen Restricted Stock Unit) that are currently or hereafter owned by the undersigned (collectively, the “Undersigned’s Shares”), or publicly disclose the intention to make any such offer, sale, pledge, grant, transfer or disposition;

(ii)

enter into any swap, short sale, hedge or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Undersigned’s Shares regardless of whether any such transaction described in clause (i) above or this clause (ii) is to be settled by delivery of Aspen Common Stock or other securities, in cash or otherwise; or

(iii)

make any demand for, or exercise any right with respect to, the registration of any shares of Aspen Common Stock or any security convertible into or exercisable or exchangeable for Aspen Common Stock (other than such rights set forth in the Merger Agreement).

The restrictions and obligations contemplated by this Lock-Up Agreement shall not apply to:

(a)	transfers of the Undersigned’s Shares:

(i)

if the undersigned is a natural person, (A) to any person related to the undersigned by blood or adoption who is an immediate family member of the undersigned, or by marriage or domestic partnership (a “Family Member”), or to a trust formed for the benefit of the undersigned or any of the undersigned’s Family Members, (B) to the undersigned’s estate, following the death of the undersigned, by will, intestacy or other operation of Law, (C) as a bona fide gift or a charitable contribution, as such term is described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, (D) by operation of Law pursuant to a qualified domestic order or in connection with a divorce settlement or (E) to any partnership, corporation or limited liability company which is controlled by the undersigned and/or by any such Family Member(s);

(ii)

if the undersigned is a corporation, partnership or other Entity, (A) to another corporation, partnership, or other Entity that is an affiliate (as defined under Rule 12b-2 of the Exchange Act) of the undersigned, including investment funds or other entities under common control or management with the undersigned, (B) as a distribution or dividend to equity holders, current or former general or limited partners, members or managers (or to the estates of any of the foregoing), as applicable, of the undersigned (including upon the liquidation and dissolution of the undersigned pursuant to a plan of liquidation approved by the undersigned’s equity holders), (C) as a bona fide gift or a charitable contribution, as such term is described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended or (D) transfers or dispositions not involving a change in beneficial ownership; or

(iii)	if the undersigned is a trust, to any grantors or beneficiaries of the trust;

provided that, in the case of any transfer or distribution pursuant to this clause (a), such transfer is not for value and each donee, heir, beneficiary or other transferee or distributee shall sign and deliver to Aspen a lock-up agreement in the form of this Lock-Up Agreement with respect to the shares of Aspen Common Stock or such other securities that have been so transferred or distributed;

(b)    the exercise of an option to purchase Aspen Common Stock (including a net or cashless exercise of an option to purchase Aspen Common Stock), and any related transfer of shares of Aspen Common Stock to Aspen for the purpose of paying the exercise price of such options or for paying taxes (including estimated taxes) due as a result of the exercise of such options; provided that, for the avoidance of doubt, the underlying shares of Aspen Common Stock shall continue to be subject to the restrictions on transfer set forth in this Lock-Up Agreement;

(c)    the disposition (including a forfeiture or repurchase) to Aspen of any shares of restricted stock granted pursuant to the terms of any employee benefit plan or restricted stock purchase agreement;

(d)    transfers to Aspen in connection with the net settlement of any restricted stock unit or other equity award that represents the right to receive in the future shares of Aspen Common Stock settled in Aspen Common Stock to pay any tax withholding obligations; provided that, for the avoidance of doubt, the underlying shares of Aspen Common Stock shall continue to be subject to the restrictions on transfer set forth in this Lock-Up Agreement;

(e)     the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of Aspen Common Stock; provided that such plan does not provide for any transfers of Aspen Common Stock during the Restricted Period;

(f)    transfers by the undersigned of shares of Aspen Common Stock purchased by the undersigned on the open market, in a public offering by Aspen, in each case following the Closing Date;

(g)    pursuant to a bona-fide third party tender offer, merger, consolidation or other similar transaction made to all holders of Aspen’ capital stock involving a change of control of Aspen, provided that in the event that such tender offer, merger, consolidation or other such transaction is not completed, the Undersigned’s Shares shall remain subject to the restrictions contained in this Lock-Up Agreement; or

(h)     pursuant to an order of a court or regulatory agency;

and provided, further, that, with respect to each of (a), (b), (c), (d) and (e) above, no filing by any party (including any donor, donee, transferor, transferee, distributor or distributee) under Section 16 of the Exchange Act or other public announcement shall be required or shall be made voluntarily in connection with such transfer or disposition during the Restricted Period (other than (i) any exit filings or public announcements that may be required under applicable federal and state securities Laws or (ii) in respect of a required filing under the

Exchange Act in connection with the exercise of an option to purchase Aspen Common Stock or in connection with the net settlement of any restricted stock unit or other equity award that represents the right to receive in the future shares of Aspen Common Stock settled in Aspen Common Stock that would otherwise expire during the Restricted Period, provided that reasonable notice shall be provided to Aspen prior to any such filing).

Any attempted transfer in violation of this Lock-Up Agreement will be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the transfer restrictions set forth in this Lock-Up Agreement, and will not be recorded on the share register of Aspen. In furtherance of the foregoing, the undersigned agrees that Aspen and any duly appointed transfer agent for the registration or transfer of the securities described herein are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Lock-Up Agreement. Aspen may cause the legend set forth below, or a legend substantially equivalent thereto, to be placed upon any certificate(s) or other documents, ledgers or instruments evidencing the undersigned’s ownership of Aspen Common Stock:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AND MAY ONLY BE TRANSFERRED IN COMPLIANCE WITH A LOCK-UP AGREEMENT, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.

The undersigned understands that if the Merger Agreement is terminated for any reason, the undersigned shall be released from all obligations under this Lock-Up Agreement. The undersigned understands that Aspen and the Company are proceeding with the Contemplated Transactions in reliance upon this Lock-Up Agreement.

Any and all remedies herein expressly conferred upon Aspen or the Company will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity, and the exercise by Aspen or the Company of any one remedy will not preclude the exercise of any other remedy. The undersigned agrees that irreparable damage would occur to Aspen and/or the Company in the event that any provision of this Lock-Up Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that Aspen and the Company shall be entitled to an injunction or injunctions to prevent breaches of this Lock-Up Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Aspen or the Company is entitled at Law or in equity, and the undersigned waives any bond, surety or other security that might be required of Aspen or the Company with respect thereto.

In the event that any holder of Aspen’ securities that are subject to a substantially similar agreement entered into by such holder, other than the undersigned, is permitted by Aspen to sell or otherwise transfer or dispose of shares of Aspen Common Stock for value other than as permitted by this or a substantially similar agreement entered into by such holder, the same percentage of shares of Aspen Common Stock held by the undersigned shall be immediately and fully released on the same terms from any remaining restrictions set forth herein (the “Pro-Rata Release”); provided, however, that such Pro-Rata Release shall not be applied unless and until permission has been granted by Aspen to an equity holder or equity holders to sell or otherwise transfer or dispose of all or a portion of such equity holders shares of Aspen Common Stock in an aggregate amount in excess of 1% of the number of shares of Aspen Common Stock originally subject to a substantially similar agreement.

Upon the release of any of the Undersigned’s Shares from this Lock-Up Agreement, Aspen will cooperate with the undersigned to facilitate the timely preparation and delivery of certificates representing the Undersigned Shares without the restrictive legend above or the withdrawal of any stop transfer instructions.

This Lock-Up Agreement and any claim, controversy or dispute arising under or related to this Lock-Up Agreement shall be governed by and construed in accordance with the Laws of the state of Delaware, without regard to the conflict of Laws principles thereof.

This Lock-Up Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Lock-Up Agreement (in counterparts or otherwise) by Aspen, the Company and the undersigned by facsimile or electronic transmission in .pdf format shall be sufficient to bind such parties to the terms and conditions of this Lock-Up Agreement.

(Signature Page Follows)

Very truly yours,

Print Name of Stockholder:	[ ]

Signature (for individuals):

Signature (for entities):

By:
Name:
Title:

Accepted and Agreed By Aerpio Pharmaceuticals, Inc.:

By:
Name:
Title:

Accepted and Agreed by Aadi Bioscience, Inc.:

By:
Name:
Title:

[Signature Page to Lock-up Agreement]

Exhibit C

Form of Aspen Lock-Up Agreement

LOCK-UP AGREEMENT

May 16, 2021

Aerpio Pharmaceuticals, Inc.

9987 Carver Road

Cincinnati, Ohio 45242

Ladies and Gentlemen:

The undersigned signatory of this lock-up agreement (this “Lock-Up Agreement”) understands that Aerpio Pharmaceuticals, Inc., a Delaware corporation (“Aspen”), has entered into an Agreement and Plan of Merger, dated as of May 16, 2021 (as the same may be amended from time to time, the “Merger Agreement”) with Aspen Merger Subsidiary, Inc., a Delaware corporation and a wholly owned subsidiary of Aspen, and Aadi Bioscience, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

As a condition and inducement to each of the parties to enter into the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned hereby irrevocably agrees that, subject to the exceptions set forth herein, the undersigned will not, during the period commencing upon the Closing and ending on the date that is 180 days after the Closing Date (the “Restricted Period”):

(i)

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Aspen Common Stock or any securities convertible into or exercisable or exchangeable for Aspen Common Stock (including without limitation, Aspen Common Stock or such other securities which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the SEC and securities of Aspen which may be issued upon exercise of an option to purchase Aspen Common Stock or warrant or settlement of an Aspen Restricted Stock Unit) that are currently or hereafter owned by the undersigned (collectively, the “Undersigned’s Shares”), or publicly disclose the intention to make any such offer, sale, pledge, grant, transfer or disposition;

(ii)

enter into any swap, short sale, hedge or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Undersigned’s Shares regardless of whether any such transaction described in clause (i) above or this clause (ii) is to be settled by delivery of Aspen Common Stock or other securities, in cash or otherwise; or

(iii)

make any demand for, or exercise any right with respect to, the registration of any shares of Aspen Common Stock or any security convertible into or exercisable or exchangeable for Aspen Common Stock (other than such rights set forth in the Merger Agreement).

The restrictions and obligations contemplated by this Lock-Up Agreement shall not apply to:

(a)	transfers of the Undersigned’s Shares:

(i)

if the undersigned is a natural person, (A) to any person related to the undersigned by blood or adoption who is an immediate family member of the undersigned, or by marriage or domestic partnership (a “Family Member”), or to a trust formed for the benefit of the undersigned or any of the undersigned’s Family Members, (B) to the undersigned’s estate, following the death of the undersigned, by will, intestacy or other operation of Law, (C) as a bona fide gift or a charitable contribution, as such term is described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, (D) by operation of Law pursuant to a qualified domestic order or in connection with a divorce settlement or (E) to any partnership, corporation or limited liability company which is controlled by the undersigned and/or by any such Family Member(s);

(ii)

if the undersigned is a corporation, partnership or other Entity, (A) to another corporation, partnership, or other Entity that is an affiliate (as defined under Rule 12b-2 of the Exchange Act) of the undersigned, including investment funds or other entities under common control or management with the undersigned, (B) as a distribution or dividend to equity holders, current or former general or limited partners, members or managers (or to the estates of any of the foregoing), as applicable, of the undersigned (including upon the liquidation and dissolution of the undersigned pursuant to a plan of liquidation approved by the undersigned’s equity holders), (C) as a bona fide gift or a charitable contribution, as such term is described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended or (D) transfers or dispositions not involving a change in beneficial ownership; or

(iii)	if the undersigned is a trust, to any grantors or beneficiaries of the trust;

provided that, in the case of any transfer or distribution pursuant to this clause (a), such transfer is not for value and each donee, heir, beneficiary or other transferee or distributee shall sign and deliver to Aspen a lock-up agreement in the form of this Lock-Up Agreement with respect to the shares of Aspen Common Stock or such other securities that have been so transferred or distributed;

(b)    the exercise of an option to purchase Aspen Common Stock (including a net or cashless exercise of an option to purchase Aspen Common Stock), and any related transfer of shares of Aspen Common Stock to Aspen for the purpose of paying the exercise price of such options or for paying taxes (including estimated taxes) due as a result of the exercise of such options; provided that, for the avoidance of doubt, the underlying shares of Aspen Common Stock shall continue to be subject to the restrictions on transfer set forth in this Lock-Up Agreement;

(c)    the disposition (including a forfeiture or repurchase) to Aspen of any shares of restricted stock granted pursuant to the terms of any employee benefit plan or restricted stock purchase agreement;

(d)    transfers to Aspen in connection with the net settlement of any restricted stock unit or other equity award that represents the right to receive in the future shares of Aspen Common Stock settled in Aspen Common Stock to pay any tax withholding obligations; provided that, for the avoidance of doubt, the underlying shares of Aspen Common Stock shall continue to be subject to the restrictions on transfer set forth in this Lock-Up Agreement;

(e)    the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of Aspen Common Stock; provided that such plan does not provide for any transfers of Aspen Common Stock during the Restricted Period;

(f)    transfers by the undersigned of shares of Aspen Common Stock purchased by the undersigned on the open market, in a public offering by Aspen, in each case following the Closing Date;

(g)    pursuant to a bona-fide third party tender offer, merger, consolidation or other similar transaction made to all holders of Aspen’ capital stock involving a change of control of Aspen, provided that in the event that such tender offer, merger, consolidation or other such transaction is not completed, the Undersigned’s Shares shall remain subject to the restrictions contained in this Lock-Up Agreement; or

(h)     pursuant to an order of a court or regulatory agency;

and provided, further, that, with respect to each of (a), (b), (c), (d) and (e) above, no filing by any party (including any donor, donee, transferor, transferee, distributor or distributee) under Section 16 of the Exchange Act or other public announcement shall be required or shall be made voluntarily in connection with such transfer or disposition during the Restricted Period (other than (i) any exit filings or public announcements that may be required under applicable federal and state securities Laws or (ii) in respect of a required filing under the

Exchange Act in connection with the exercise of an option to purchase Aspen Common Stock or in connection with the net settlement of any restricted stock unit or other equity award that represents the right to receive in the future shares of Aspen Common Stock settled in Aspen Common Stock that would otherwise expire during the Restricted Period, provided that reasonable notice shall be provided to Aspen prior to any such filing).

Any attempted transfer in violation of this Lock-Up Agreement will be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the transfer restrictions set forth in this Lock-Up Agreement, and will not be recorded on the share register of Aspen. In furtherance of the foregoing, the undersigned agrees that Aspen and any duly appointed transfer agent for the registration or transfer of the securities described herein are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Lock-Up Agreement. Aspen may cause the legend set forth below, or a legend substantially equivalent thereto, to be placed upon any certificate(s) or other documents, ledgers or instruments evidencing the undersigned’s ownership of Aspen Common Stock:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AND MAY ONLY BE TRANSFERRED IN COMPLIANCE WITH A LOCK-UP AGREEMENT, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.

The undersigned understands that if the Merger Agreement is terminated for any reason, the undersigned shall be released from all obligations under this Lock-Up Agreement. The undersigned understands that Aspen and the Company are proceeding with the Contemplated Transactions in reliance upon this Lock-Up Agreement.

Any and all remedies herein expressly conferred upon Aspen or the Company will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity, and the exercise by Aspen or the Company of any one remedy will not preclude the exercise of any other remedy. The undersigned agrees that irreparable damage would occur to Aspen and/or the Company in the event that any provision of this Lock-Up Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that Aspen and the Company shall be entitled to an injunction or injunctions to prevent breaches of this Lock-Up Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Aspen or the Company is entitled at Law or in equity, and the undersigned waives any bond, surety or other security that might be required of Aspen or the Company with respect thereto.

In the event that any holder of Aspen’ securities that are subject to a substantially similar agreement entered into by such holder, other than the undersigned, is permitted by Aspen to sell or otherwise transfer or dispose of shares of Aspen Common Stock for value other than as permitted by this or a substantially similar agreement entered into by such holder, the same percentage of shares of Aspen Common Stock held by the undersigned shall be immediately and fully released on the same terms from any remaining restrictions set forth herein (the “Pro-Rata Release”); provided, however, that such Pro-Rata Release shall not be applied unless and until permission has been granted by Aspen to an equity holder or equity holders to sell or otherwise transfer or dispose of all or a portion of such equity holders shares of Aspen Common Stock in an aggregate amount in excess of 1% of the number of shares of Aspen Common Stock originally subject to a substantially similar agreement.

Upon the release of any of the Undersigned’s Shares from this Lock-Up Agreement, Aspen will cooperate with the undersigned to facilitate the timely preparation and delivery of certificates representing the Undersigned Shares without the restrictive legend above or the withdrawal of any stop transfer instructions.

This Lock-Up Agreement and any claim, controversy or dispute arising under or related to this Lock-Up Agreement shall be governed by and construed in accordance with the Laws of the state of Delaware, without regard to the conflict of Laws principles thereof.

This Lock-Up Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Lock-Up Agreement (in counterparts or otherwise) by Aspen, the Company and the undersigned by facsimile or electronic transmission in .pdf format shall be sufficient to bind such parties to the terms and conditions of this Lock-Up Agreement.

(Signature Page Follows)

Very truly yours,

Print Name of Stockholder:	[ ]

Signature (for individuals):

Signature (for entities):

By:
Name:
Title:

Accepted and Agreed By Aerpio Pharmaceuticals, Inc.:
By:
Name:
Title:

Accepted and Agreed by Aadi Bioscience, Inc.:

By:
Name:
Title:

[Signature Page to Lock-up Agreement]

Exhibit D

Form of Subscription Agreement

Exhibit E

FORM OF

CONTINGENT VALUE RIGHTS AGREEMENT

This CONTINGENT VALUE RIGHTS AGREEMENT (this “Agreement”), dated as of [●], 2021, is entered into by and between Aerpio Pharmaceuticals, Inc., a Delaware corporation (the “Company”), [●], as representative of the Holders (the “Holder Representative”) and American Stock Transfer & Trust Company, LLC, as Rights Agent (as defined herein).

RECITALS

WHEREAS, the Company, Aspen Merger Subsidiary, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”) and Aadi Bioscience, Inc., a Delaware corporation (“Aadi”), have entered into an Agreement and Plan of Merger, dated as of May 16, 2021 (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into Aadi (the “Merger”), with Aadi surviving the Merger as a wholly-owned subsidiary of the Company;

WHEREAS, pursuant to the Merger Agreement, and in accordance with the terms and subject to the conditions thereof, the Company has agreed to provide to the Holders (as defined herein) contingent value rights as hereinafter described;

WHEREAS, the parties have done all things reasonably necessary to make the contingent value rights, when issued pursuant to the Merger Agreement and hereunder, the valid obligations of the Company and to make this Agreement a valid and binding agreement of the Company, in accordance with its terms; and

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, the Company and Rights Agent agree, for the equal and proportionate benefit of all Holders, as follows:

1. Definitions; Certain Rules of Construction. Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Merger Agreement. As used in this Agreement, the following terms have the meanings ascribed to them as follows:

“Acquiror” and “Acquisition” have the respective meanings set forth in Section 6.3(a).

“Acting Holders” means, at the time of determination, Holders of at least 50% of the outstanding CVRs.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of more than 50% of the voting securities entitled to vote for directors (or similar officials) of a Person or the possession, by contract or otherwise, of the authority to direct the management and policies of a Person.

“Assignee” has the meaning set forth in Section 6.3(a).

“Business Day” means any day other than a day on which banks in the State of New York are authorized or obligated to be closed.

“Common Stock” means the common stock, $0.001 par value, of the Company.

“Covered Agreements” means, collectively, [the license agreement, dated June 24, 2018, entered into by between the Company and Gossamer Bio, Inc., as amended by the Amendment No. 1 thereto (the “License Agreement”)] and [identify any written definitive agreements entered into by the Company and a Third Party prior to the Effective Time related to the sale, license, transfer, disposition, divestiture or other monetization transaction (i.e., a royalty transaction) and/or winding down of the Aspen Legacy Business or any Aspen Legacy Assets.]1

“CVRs” means the contractual rights of Holders to receive contingent cash payments pursuant to the Merger Agreement and this Agreement.

“CVR Payment” has the meaning set forth in Section 2.4(d).

“CVR Payment Period” means successive six-month periods, prior to the expiration of the CVR Term; provided, however that (a) the first CVR Payment Period shall commence on the date of this Agreement and shall end on the last day of the calendar quarter containing the date that is the 6 month anniversary of the date of this Agreement, and (b) the last CVR Payment Period shall commence on the first day after the full CVR Payment Period immediately preceding the effective date of the termination or expiration of this Agreement and shall end on the effective date of the termination or expiration of this Agreement.

“CVR Payment Statement” means, for a given CVR Payment Period, a written statement of the Company setting forth in reasonable detail: (a) Net Proceeds for such CVR Payment Period; (b) a description of the Gross Consideration received during such CVR Payment Period: (c) a delineation and calculation of the Permitted Deductions applicable to such CVR Payment Period; and (d) to the extent that any Gross Consideration or Permitted Deduction is recorded in any currency other than United States dollars during such CVR Payment Period, the exchange rates used for conversion of such currency into United States dollars.

“CVR Register” has the meaning set forth in Section 2.3(b).

“CVR Term” means the period beginning on the date of this Agreement and ending upon the expiration or termination of this Agreement in accordance with Section 6.7.

“DTC” means The Depository Trust Company or any successor thereto.

“Governmental Entity” means any foreign or domestic arbitrator, court, nation, government, any state or other political subdivision thereof and an entity exercising executive, legislative, judicial regulatory or administrative functions of, or pertaining to, government.

“Gross Consideration” means the sum of: (a) all cash consideration actually paid by a Third Party to, and received by, the Company or its subsidiaries during the CVR Term pursuant to any Covered Agreement (including royalty payments), plus (b) with respect to any non-cash consideration received by the Company or its subsidiaries from a Third Party during the CVR Term as consideration pursuant to any Covered Agreement, all amounts received by the Company and its subsidiaries for such non-cash consideration at the time such non-cash consideration is monetized by the Company or its subsidiaries (which amounts will be deemed to be Gross Consideration only if and when such non-cash consideration is monetized and such amounts are received by the Company or any of its Affiliates).

“Holder” means a Person in whose name a CVR is registered in the CVR Register at the applicable time.

“Holder Representative” means the Holder Representative named in the first paragraph of this Agreement or any direct or indirect successor Holder Representative designated in accordance with Section 5.3.

[1]	Note to Draft: To include contracts mutually agreed by Aadi and Aerpio, entered into pursuant to Section 5.1(c) of the Merger Agreement.

“Independent Accountant” means an independent certified public accounting firm of nationally recognized standing designated either (a) jointly by the Holder Representative and the Company, or (b) if the Holder Representative and the Company fail to make a designation, jointly by an independent public accounting firm selected by the Company and an independent public accounting firm selected by the Holder Representative.

“Liability” means any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, unmatured or otherwise.

“Loss” has the meaning set forth in Section 3.2(g).

“Net Proceeds” means, for any CVR Payment Period, Gross Consideration minus Permitted Deductions. For clarity, to the extent Permitted Deductions exceed Gross Consideration for any CVR Payment Period, any excess Permitted Deductions shall be applied against Gross Consideration in subsequent CVR Payment Periods.

“Officer’s Certificate” means a certificate signed by the chief executive officer, president, chief financial officer, any vice president, the controller, the treasurer or the secretary, in each case of the Company, in his or her capacity as such an officer, and delivered to the Rights Agent.

“Party” means each of the Company, the Holder Representative or the Rights Agent.

“Payment Amount” means, with respect to each CVR Payment and each Holder, an amount equal to such CVR Payment divided by the total number of CVRs and then multiplied by the total number of CVRs held by such Holder as reflected on the CVR Register (rounded down to the nearest whole cent).

“Permitted Deductions” means the sum of:

(a) any applicable Tax (including any unreimbursed applicable value added or sales taxes) imposed on Gross Consideration payable by the Company or any of its Affiliates to any Tax authority and, without duplication, any income or other similar Taxes payable by the Company or any of its Affiliates that would not have been incurred by the Company or any of its Affiliates but for the receipt of Gross Consideration; provided that, for purposes of calculating income Taxes incurred by the Company or its subsidiaries in respect of the Gross Consideration, any such income Taxes shall be computed after reduction for any net operating loss carryforwards or other Tax attributes (including Tax credits) of the Company or its subsidiaries (owned prior to the Merger) as of the Closing Date that are available to the maximum extent permitted by law to offset such gain after taking into account any limits of the usability of such attributes, including under Section 382 of the Code, in each case, as reasonably determined by a nationally recognized tax advisor in a manner (and for the sake of clarity such income taxes shall be calculated without taking into account any net operating losses or other Tax attributes generated by the Company or its subsidiaries after the Closing Date or any Tax attributes of Aadi, whether generated before or after the Closing Date), assuming for this purpose that (i) the only items of gross income of the Company and its subsidiaries are the applicable items of Gross Consideration (for the avoidance of doubt, assuming that such items of Gross Consideration are taxable in the hands of Company and its subsidiaries no later than the taxable year that includes the corresponding CVR Payment), and (ii) the net operating loss carryforwards or other Tax attributes (including Tax credits) of the Company or its subsidiaries shall only include any net operating loss carryforwards or other Tax attributes (including Tax credits) of the Company or its subsidiaries (owned prior to the Merger) existing as of immediately prior to the Merger for U.S. federal income tax purposes and applicable state and local income tax purposes;

(b) any Liabilities incurred by the Company or any of its Affiliates in respect of its performance of this Agreement following the Closing Date or in respect of its performance of any Covered Agreement, including any costs related to the prosecution, maintenance or enforcement by the Company or any of its Subsidiaries of intellectual property rights (but excluding any costs related to a breach of this Agreement, including costs incurred in litigation in respect of the same);

(c) any Liabilities incurred or accrued by the Company or any of its Affiliates in connection with any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee, service fee or other fee, commission or expense owed to any broker, finder, investment bank, auditor, accountant, counsel, advisor or other third party in relation to this Agreement or any Covered Agreement;

(d) any Losses incurred or reasonably expected to be incurred by the Company or any of its Affiliates arising out of any third-party claims, demands, actions, or other proceedings relating to or in connection with this Agreement or any Covered Agreement, including indemnification obligations of the Company or any of its Affiliates set forth in any Covered Agreement;

(e) any proceeds in consideration of a Covered Agreement included in the final determination of Net Cash in accordance with the Merger Agreement;

(f) any Liabilities borne by the Company or any of its Affiliates in connection with any Covered Agreement, including costs arising from the termination thereof;

(g) any Liabilities of the Company resulting from the distribution or issuance of the CVRs, including any Taxes imposed on the Company in connection thereto; provided that, any amounts deducted or withheld pursuant to Section 2.4(e) will be deemed to borne by the person in respect of whom such deduction and withholding was made and such amounts will not be treated as Permitted Deductions;

(h) any reasonable and documented out-of-pocket costs incurred by the Holder Representative pursuant to or in connection with this Agreement, including any accountant or legal fees;

(i) any Liabilities of the Company resulting from indemnification obligations to the Holder Representative pursuant to Section 5.2 of this Agreement;

(j) any Liabilities of the Company resulting from the Non-Exclusive License between the Company and the Regents of University of Colorado, effective November 1, 2016;

(k) any costs, expenses, fees or other Liabilities incurred in connection with the monetization of any non-cash assets described in the definition of Gross Consideration; and

(l) any Liabilities existing or incurred during or prior to the CVR Term that would have been required to be included in the calculation of Net Cash to the extent not taken account in the calculation of Net Cash under the Merger Agreement.

For the avoidance of doubt, amounts placed in escrow or earnout, contingent or other post-closing payments, including milestone or royalty payments, in connection with the Covered Agreements will not be considered Net Proceeds unless (and only to the extent that) such amounts are actually received, and no longer subject to any contingency, by the Company prior to the CVR Term.

“Permitted Transfer” means a transfer of CVRs (a) upon death of a Holder by will or intestacy; (b) pursuant to a court order; (c) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (d) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, to the extent allowable by DTC; or (e) as provided in Section 2.6.

“Person” means any natural person, corporation, limited liability company, trust, unincorporated association, partnership, joint venture or other entity.

“Record Time” has the meaning set forth in Section 2.3(e).

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement or any direct or indirect successor Rights Agent designated in accordance with the applicable provisions of this Agreement.

“Third Party” means any Person other than the Company, Rights Agent or their respective Affiliates.

“Valuation Expert” has the meaning set forth in Section 2.4(d).

2. Contingent Value Rights.

2.1 CVRs. The CVRs represent the rights of Holders to receive contingent cash payments pursuant to the Merger Agreement and this Agreement. The initial Holders will be the holders of the Common Stock as of immediately prior to the Effective Time. One CVR will be issued with respect to each share of Common Stock that is outstanding as of immediately prior to the Effective Time.

2.2 Nontransferable. The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. Any purported transfer of a CVR other than in a Permitted Transfer shall be null and void ab initio.

2.3 No Certificate; Registration; Registration of Transfer; Change of Address; CVR Distribution.

(a) The CVRs will be issued in book-entry form only and will not be evidenced by a certificate or other instrument. The CVRs will not be listed on any quotation system or traded on any securities exchange.

(b) The Rights Agent shall create and maintain a register (the “CVR Register”) for the registration of CVRs and Permitted Transfers. The CVR Register will be created, and CVRs will be distributed, pursuant to written instructions to the Rights Agent from the Company. The CVR Register will initially show one position for Cede & Co. representing all the shares of Common Stock held by DTC on behalf of the street holders of the shares of Common Stock held by such holders as of immediately prior to the Effective Time. The Rights Agent will have no responsibility whatsoever directly to the street name holders with respect to transfers of CVRs. With respect to any payments to be made under Section 2.4(d) below, the Rights Agent will accomplish the payment to any former street name holders of shares of Common Stock by sending one lump-sum payment to DTC. The Rights Agent will have no responsibilities whatsoever with regard to the distribution of payments by DTC to such street name holders.

(c) Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument or instruments of transfer any other requested documentation in form reasonably satisfactory to the Rights Agent pursuant to its guidelines, including a guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program, duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative or the Holder’s survivor, and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement and applicable law (including the provisions of Section 2.2), register the transfer of the CVRs in the CVR Register. The Company and Rights Agent may require evidence of payment of a sum sufficient to cover any stamp, documentary, registration, or other Tax or governmental charge that is imposed in connection with any such registration of transfer (or evidence that such Taxes and charges are not applicable). The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of a CVR of applicable taxes or charges unless and until the Rights Agent is satisfied that all such taxes or charges have been paid. All duly transferred CVRs registered in the CVR Register will be the valid obligations of the Company and will entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR will be valid until registered in the CVR Register, and any transfer not duly registered in the CVR Register will be void and invalid. All costs and expenses related to any transfer or assignment of the CVRs (including the cost of any transfer tax) will be the responsibility of the transferor.

(d) A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form, promptly record the change of address in the CVR Register. The Holder Representative may make a written request to the Rights Agent for a list containing the names, addresses and number of CVRs of the Holders that are registered in the CVR Register. Upon receipt of such written request from the Holder Representative, the Rights Agent shall promptly deliver a copy of such list to the Holder Representative.

(e) The Company will provide written instructions to the Rights Agent for the distribution of CVRs to holders of Common Stock as of immediately prior to the Effective Time (the “Record Time”). Subject to the terms and conditions of this Agreement and the Company’s prompt confirmation of the Effective Time, the Rights Agent shall effect the distribution of the CVRs, less any tax withholding required by applicable law, to each holder of Common Stock as of the Record Time by the mailing of a statement of holding reflecting such CVRs.

2.4 CVR Payment and Related Procedures.

(a) No later than 45 days after the end of each CVR Payment Period during the CVR Term, commencing with the first CVR Payment Period in which the Company or its subsidiaries receives Gross Consideration, the Company shall deliver to the Holder Representative a draft CVR Payment Statement for such CVR Payment Period for review by the Holder Representative. Following the time the amount of Gross Consideration is agreed or finally determined by the Parties pursuant to Section 2.4(d) of this Agreement and in any event within 10 Business Days, the Company and the Holder Representative shall jointly deliver to the Rights Agent a CVR Payment Statement for such CVR Payment Period. Concurrent with the delivery of each CVR Payment Statement, on the terms and conditions of this Agreement, the Company shall pay the Rights Agent in U.S. dollars an amount equal to 90% of Net Proceeds (if any) received with respect to the applicable CVR Payment Period. Such amount of Net Proceeds will be transferred by wire transfer of immediately available funds to an account designated in writing by the Rights Agent not less than 20 Business Days prior to the date of the applicable payment. The Company shall be entitled to retain for its own benefit the remaining 10% of any such Net Proceeds (if any) received with respect to the applicable CVR Payment Period. For clarity, to the extent that any non-cash consideration in Gross Consideration is monetized after the end of the CVR Term, the Company will include a description of such non-cash consideration in the CVR Payment Statement for the CVR Payment Period in which it is received, and will make the applicable payment to the Rights Agent upon monetization of such non-cash consideration.

(b) All payments by the Company to the Rights Agent under this Agreement shall be made in U.S. dollars. The rate of exchange to be used in computing the amount of currency equivalent in U.S. dollars shall be made at the average of the closing exchange rates reported in The Wall Street Journal (U.S., Eastern Edition) for the ten Business Days preceding the date of the CVR Payment Statement.

(c) The Rights Agent will promptly, and in any event within ten Business Days after receipt of a CVR Payment Statement under Section 2.4(a), send each Holder at its address set forth on the CVR Register a copy of such statement (which statement may be modified or redacted, at the reasonable request of the Company, so as to provide only the total amount of Gross Consideration, the total amount of Permitted Deductions and the ultimate Net Proceeds payable thereunder in respect of each CVR). If the Rights Agent also receives any payment under Section 2.4(a) (each, a “CVR Payment”), then within ten Business Days after the receipt of each CVR Payment, the Rights Agent will also pay to each Holder, by check mailed, first-class postage prepaid, to the address of each Holder as reflected in the CVR Register as of the close of business on the date of the receipt of the CVR Payment Statement, such Holder’s Payment Amount.

(d) Upon the Holder Representative’s reasonable request after receipt of any statement under Section 2.4(a), the Company shall promptly provide the Holder Representative with reasonable documentation to support its calculation of Net Proceeds (including any allocation applied when calculating the Gross Consideration component thereof and including its determination of the applicable fair market values), and shall make its financial personnel reasonably available to the Holder Representative to discuss and answer the Holder Representative’s questions regarding such calculations. If the Holder Representative does not agree with the Company’s calculation, and the Holder Representative and the Company fail to agree on an alternative calculation within ten Business Days after the Holder Representative requests documentation supporting the Company’s calculation, then the Company and the Holder Representative shall engage a mutually agreeable independent third party valuation expert (a “Valuation Expert”) to determine the applicable calculation. The determination of the Valuation Expert will be final and binding on the Company, the Rights Agent, the Holder Representative, the Acting Holders and each Holder, unless the Company and Holder Representative agree otherwise in writing. The Valuation Expert shall be an investment banker or other Person experienced in the valuation of pharmaceutical businesses and products, who shall not have had any material business relationship with the Company or the Holder Representative in the 36 months prior to appointment, unless the Company and the Holder Representative agree in writing to waive this requirement. If the Holder Representative and the Company fail to agree on a Valuation Expert within 30 days after determining to seek a Valuation Expert, the Holder Representative and the Company shall each designate a valuation expert, and the two such experts shall select a Valuation Expert. The Valuation Expert selected shall be entitled to apply discounted cash flow models and such other valuation models as she or he determines are appropriate under the circumstances, together with any other valuation models as may be agreed by the Holder Representative and the Company. Within ten Business Days after the selection of the Valuation Expert, each of the Company and the Holder Representative will deliver to the Valuation Expert a detailed written proposal setting forth its proposed calculation of the Net Proceeds and the Company will deliver to the Valuation Expert a copy of the applicable Third Party agreements. The Company and the Holder Representative will use reasonable efforts to cause the Valuation Expert to make a determination within 30 days after receipt of the proposals. Following its determination, the Valuation Expert shall deliver to the Company and the Holder Representative a report of her or his determination, and within 30 days after receipt of such report, the Company shall make the applicable payment to the Rights Agent. The fees charged by the Valuation Expert shall be borne 50% by the Holders (through deduction from the next one or more CVR Payments, including the CVR Payment evaluated by the Valuation Expert) and 50% by the Company.

(e) The Company shall be entitled to deduct and withhold, or cause the Rights Agent to deduct and withhold, any tax or similar governmental charge or levy, that is required to be deducted or withheld under applicable law from any amounts payable pursuant to this Agreement (“Withholding Taxes”). To the extent the amounts are so withheld by the Company or the Rights Agent, as the case may be, and paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of whom such deduction and withholding was made. The Rights Agent shall request from each Holder an IRS Form W-9 or applicable IRS Form W-8 at such time or times as is necessary to permit any payment under this Agreement to be made without U.S. federal backup withholding. In the event the Company becomes aware that a payment under this Agreement is subject to Withholding Taxes (other than U.S. federal backup withholding), the Company shall use commercially reasonable efforts to provide written notice to the Rights Agent.

(f) Any portion of any CVR Payment that remains undistributed to the Holders six months after the CVR Payment is received by the Rights Agent from the Company, provided that the Rights Agent has fully complied with Section 2.4(c), will be delivered by the Rights Agent to the Company, upon demand, and any Holder will thereafter look only to the Company for payment of its share of such returned CVR Payment, without interest, but such Holder will have no greater rights against the Company than those accorded to general unsecured creditors of the Company under applicable law.

(g) If any CVR Payment (or portion thereof) remains unclaimed by a Holder two years after the applicable CVR Payment Period end (or immediately prior to such earlier date on which such CVR Payment would otherwise escheat to or become the property of any Governmental Authority), such CVR Payment (or portion thereof) will, to the extent permitted by applicable Law, become the property of the Company and will be transferred to the Company or a person nominated in writing by the Company (with written notice thereof from the Company to the Rights Agent), free and clear of all claims or interest of any Person previously entitled thereto, and no consideration or compensation shall be payable therefor. Neither the Company nor the Rights Agent will be liable to any Person in respect of a CVR Payment delivered to a public official pursuant to any applicable abandoned property, escheat or similar legal requirement under applicable Law. In addition to and not in limitation of any other indemnity obligation herein, the Company agrees to indemnify and hold harmless the Rights Agent with respect to any liability, penalty, cost or expense the Rights Agent may incur or be subject to in connection with transferring such property to the Company, a public office or a person nominated in writing by the Company.

(h) Notwithstanding the foregoing, the Company will not be obligated to make any CVR Payments unless the aggregate amount of the CVR Payments exceeds $1,000,000 in any given CVR Payment Period. If the amount of the CVR Payment is less than $1,000,000, such amount will be rolled over to the next CVR Payment Period until the amount of the CVR Payment exceeds $1,000,000. It is hereby agreed that if the amount of the CVR Payment does not exceed $1,000,000 in any given CVR Payment Period, the Company shall pay the total amount of the then unpaid CVR Payment immediately prior to the termination or expiry of this Agreement.

2.5 No Voting, Dividends or Interest; No Equity or Ownership Interest in the Company.

(a) The CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable in respect of CVRs to any Holder.

(b) The CVRs will not represent any equity or ownership interest in the Company or in any constituent company to the Merger. The rights of the Holders and the obligations of the Company are contract rights limited to those expressly set forth in this Agreement, and such Holders’ sole right to receive property hereunder is the right to receive cash from the Company, if any, through the Rights Agent in accordance with the terms hereof. It is hereby acknowledged and agreed that a CVR shall not constitute a security of the Company.

(c) Nothing contained in this Agreement shall be construed as conferring upon any Holder, by virtue of the CVRs, any rights or obligations of any kind or nature whatsoever as a stockholder or member of the Company or any of its subsidiaries either at law or in equity. The rights of any Holder and the obligations of the Company and its Affiliates and their respective officers, directors and controlling Persons are contract rights limited to those expressly set forth in this Agreement.

(d) It is hereby acknowledged and agreed that the CVRs and the possibility of any payment hereunder with respect thereto are highly speculative and subject to numerous factors outside of the Company’s control, and there is no assurance that Holders will receive any payments under this Agreement or in connection with the CVRs. Each Holder acknowledges that it is highly possible that there will not be any Gross Consideration that may be the subject of a CVR Payment. It is further acknowledged and agreed that neither the Company nor its Affiliates owe, by virtue of their obligations under this Agreement, a fiduciary duty or any implied duties to the Holders and the parties hereto intend solely the express provisions of this Agreement to govern their contractual relationship with respect to the CVRs. It is acknowledged and agreed that this Section 2.5(d) is an essential and material term of this Agreement.

2.6 Ability to Abandon CVR. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights represented by CVRs by transferring such CVR to the Company or a Person nominated in writing by the Company (with written notice thereof from the Company to the Rights Agent) without consideration in compensation therefor, and such rights will be cancelled, with the Rights Agent being promptly notified in writing by the Company of such transfer and cancellation. Nothing in this Agreement is intended to prohibit the Company or its subsidiaries from offering to acquire or acquiring CVRs, in private transactions or otherwise, for consideration in its sole discretion.

2.7 Intended Tax Treatment. For U.S. federal income tax (and applicable state and local income tax purposes), the parties agree that (i) the distribution of the CVRs pursuant to Section 2.1 of this Agreement is intended to be treated as a distribution of property (and not debt or equity of the Company) by the Company to its stockholders governed by Section 301 of the Code and (ii) any CVR Payment (if any) is intended to be treated as a contractual payment pursuant to the rights afforded by this Agreement to the Holder and not as a distribution by the Company in respect of Company stock (collectively, the “Intended Tax Treatment”). The parties agree to file all tax returns and other tax reports in a manner consistent with the Intended Tax Treatment, unless a nationally recognized tax advisor approved by both the Company and the Rights Agent determines in written advice provided to the Company and Rights Agent that it is “more-likely-than-not” that such reporting is incorrect under U.S. federal income tax law.

3. The Rights Agent.

3.1 Appointment of Rights Agents; Certain Duties and Responsibilities. The Company hereby appoints the Rights Agent to act as agent for the Company in accordance with the express terms and conditions of this Agreement, and the Rights Agent hereby accepts such appointment. The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent of its fraud, willful misconduct, bad faith or gross negligence (in each case as determined by a final, non-appealable decision of a court of competent jurisdiction). Anything to the contrary notwithstanding, in no event will the Rights Agent be liable for special, punitive, indirect, incidental or consequential loss or damages of any kind whatsoever (including, without limitation, lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damages, and regardless of the form of action.

(a) The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent such liability arises as a result of the fraud, willful misconduct, bad faith or gross negligence of the Rights Agent (in each case as determined by a final non-appealable judgment of court of competent jurisdiction). Notwithstanding anything in this Agreement to the contrary, any liability of the Rights Agent under this Agreement will be limited to the amount of annual fees paid by the Company to the Rights Agent (but not including reimbursable expenses and other charges) during the 18 months immediately preceding the event for which recovery from the Rights Agent is being sought. Anything to the contrary notwithstanding, in no event will the Rights Agent be liable for special, punitive, indirect, incidental or consequential loss or damages of any kind whatsoever (including, without limitation, lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damages, and regardless of the form of action.

3.2 Certain Rights of Rights Agent

(a) The Rights Agent may rely and will be protected by the Company in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it in the absence of bad faith to be genuine and to have been signed or presented by or on behalf of the Company.

(b) Whenever the Rights Agent deems it desirable that a matter be proved or established prior to taking or omitting any action hereunder, the Rights Agent may rely upon an Officer’s Certificate, which certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of fraud, bad faith, gross negligence or willful misconduct on its part (in each case as determined by a final, non-appealable decision of a court of competent jurisdiction), incur no liability and be held harmless by the Company for or in respect of any action taken or omitted to be taken by it under the provisions of this Agreement in reliance upon such Officer’s Certificate.

(c) The Rights Agent may engage and consult with counsel of its selection and the advice of such counsel or any opinion of counsel will be full and complete authorization and protection and shall be held harmless by the Company in respect of any action taken or omitted by it hereunder in the absence of fraud, bad faith, gross negligence or willful misconduct and in reliance thereon.

(d) The permissive rights of the Rights Agent to do things enumerated in this Agreement will not be construed as a duty.

(e) The Rights Agent will not be required to give any note or surety in respect of the execution of its powers or otherwise under this Agreement.

(f) The Rights Agent will have no liability and shall be held harmless by the Company in respect of the validity of this Agreement or the execution and delivery herof (except the due execution and deliver hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent assuming the due execution and deliver hereof by the Company); nor shall it be responsible for any breach by the Company or any other Person of any covenant or condition contained in this Agreement.

(g) The Company agrees to indemnify the Rights Agent for, and to hold the Rights Agent harmless from and against, any loss, liability, damage, judgment, fine, penalty, cost or expense (each, a “Loss”) suffered or incurred by the Rights Agent and arising out of or in connection with the Rights Agent’s performance of its obligations under this Agreement, including the reasonable and documented costs and expenses of defending the Rights Agent against any claims, charges, demands, actions or suits arising out of or in connection in connection with the execution, acceptance, administration, exercise and performance of its duties under this Agreement, including the costs and expenses of defending against any claim of liability arising therefrom, directly or indirectly, or enforcing its rights hereunder, except to the extent such Loss has been determined by a final non-appealable decision of a court of competent jurisdiction to have resulted from the Rights Agent’s fraud, gross negligence, bad faith or willful misconduct; provided that this Section 3.2(g) shall not apply with respect to income, receipt, franchise or similar Taxes. For avoidance of any doubt, any payments made by the Company under this Section 3.2(f) will be deducted from the CVR Payments.

(h) The Company agrees (i) to pay the fees of the Rights Agent in connection with the Rights Agent’s performance of its obligations hereunder, as agreed upon in writing by the Rights Agent and the Company on or prior to the date of this Agreement, and (ii) to reimburse the Rights Agent for all reasonable and documented out-of-pocket expenses and other documented disbursements incurred in the exercise and performance of its duties hereunder, including all stamp and transfer Taxes (and excluding for the avoidance of doubt, any income, receipt, franchise or similar Taxes) and governmental charges, incurred by the Rights Agent in the performance of its obligations under this Agreement, except that the Company will have no obligation to pay the fees of the Rights Agent or reimburse the Rights Agent for the fees of counsel in connection with any lawsuit initiated by the Rights Agent on behalf of itself or the Holders, except in the case of any suit enforcing the provisions of Section 2.4(a), Section 2.4(b) or Section 3.2(g), if the Company is found by a court of competent jurisdiction to be liable to the Rights Agent or the Holders, as applicable in such suit.

(i) No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it believes that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

(j) The Rights Agent shall not be subject to, nor be required to comply with, or determine if any Person has complied with, the Merger Agreement or any other agreement between or among any of the Company, Aadi or Holders, even though reference thereto may be made in this Agreement, or to comply with any notice, instruction, direction, request or other communication, paper or document other than as expressly set forth in this Agreement.

(k) In the event the Rights Agent reasonably believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the Rights Agent hereunder, the Rights Agent shall, as soon as practicable, provide notice to the Company, and the Rights Agent, may, in its sole discretion, refrain from taking any action, and shall be fully protected and shall not be liable in any way to the Company or any Holder or any other Person for refraining from taking such action, unless the Rights Agent receives written instructions from the Company or such Holder or other Person which eliminate such ambiguity or uncertainty to the reasonable satisfaction of the Rights Agent;

(l) The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorney or agents and the Rights Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorney or agents or for any loss to the Company or Aadi resulting from any such act, default, neglect or misconduct, absent gross negligence, bad faith or willful misconduct (each as determined by a final non-appealable judgment of a court of competent jurisdiction) in the selection and continued employment thereof.

(m) The Rights Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement (except its countersignature thereof) or be required to verify the same, and all such statements and recitals are and shall be deemed to have been made by the Company only.

(n) The Rights Agent shall act hereunder solely as agent for the Company and shall not assume any obligations or relationship of agency or trust with any of the owners or holders of the CVRs. The Rights Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any Holders with respect to any action or default by the Company, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon the Company.

(o) The Rights Agent shall not be liable or responsible for any failure of the Company to comply with any of its obligations relating to this Agreement, including without limitation obligations under applicable regulation or law.

(p) The obligations of the Company and rights of the Rights Agent under this Section 3.2 and Section 2.4 shall survive the expiration of the CVRs and the termination of this Agreement and the resignation, replacement or removal of the Rights Agent.

(q) The Rights Agent may rely on and be fully authorized and protected in acting or failing to act upon (a) any guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable “signature guarantee program” or insurance program in addition to, or in substitution for, the foregoing; or (b) any law, act, regulation or any interpretation of the same even though such law, act, or regulation may thereafter have been altered, changed, amended or repealed.

3.3 Resignation and Removal; Appointment of Successor.

(a) The Rights Agent may resign at any time by giving written notice to the Company. Any such resignation notice shall specify the date on which such resignation will take effect (which shall be at least 45 days following the date that such resignation notice is delivered), and such resignation will be effective on the earlier of (x) the date so specified and (y) the appointment of a successor Rights Agent.

(b) The Company will have the right to remove the Rights Agent at any time by written notice to the Rights Agent, specifying the date on which such removal will take effect. Such notice will be given at least 30 days prior to the date so specified (or, if earlier, the appointment of the successor Rights Agent).

(c) If the Rights Agent resigns, is removed or becomes incapable of acting, the Company will promptly appoint a qualified successor Rights Agent. Notwithstanding the foregoing, if the Company fails to make such appointment within a period of 30 days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then the incumbent Rights Agent may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. The successor Rights Agent so appointed will, upon its acceptance of such appointment in accordance with this Section 3.3(c) and Section 3.4, become the Rights Agent for all purposes hereunder.

(d) The Company will give notice to the Holders of each resignation or removal of the Rights Agent and each appointment of a successor Rights Agent in accordance with Section 6.2. Each notice will include the name and address of the successor Rights Agent. If the Company fails to send such notice within ten Business Days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent will cause the notice to be mailed at the expense of the Company.

(e) Notwithstanding anything to the contrary in this Section 3.3, unless consented to in writing by the Holder Representative, the Company will not appoint as a successor Rights Agent any Person that is not a stock transfer agent of national reputation or the corporate trust department of a commercial bank.

(f) The Rights Agent will reasonably cooperate with the Company and any successor Rights Agent in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including the transfer of all relevant data, including the CVR Register, to the successor Rights Agent, but such predecessor Rights Agent shall not be required to make any additional expenditure or assume any additional liability in connection with the foregoing.

3.4 Acceptance of Appointment by Successor.

Every successor Rights Agent appointed hereunder will, at or prior to such appointment, execute, acknowledge and deliver to the Company and to the resigning or removed Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the Rights Agent; provided that upon the request of the Company or the successor Rights Agent, such resigning or removed Rights Agent will execute and deliver an instrument transferring to such successor Rights Agent all the rights, powers and trusts of such resigning or removed Rights Agent.

4. Covenants

4.1 List of Holders. The Company will furnish or cause to be furnished to the Rights Agent in such form as the Company receives from the Company’s transfer agent (or other agent performing similar services for the Company), the names and addresses of the Holders within ten Business Days of the Effective Time.

4.2 Payment. If any CVR Payment is due under Section 2.4(a), the Company will deposit the CVR Payment with the Rights Agent for payment to the Holders in accordance with Section 2.4(c).

4.3 Prohibited Actions.

(a) Notwithstanding anything to the contrary herein, the Company will not, and will cause its Subsidiaries to not, willfully and materially breach any of the material terms and conditions under any of the Covered Agreements in a manner that would reasonably be expected to be adverse to the interests of the Holders.

(b) The Company shall take no action for the principal purpose of (i) reducing the amount of any CVR Payment payable under this Agreement or (ii) restricting the Company’s ability to pay any of the CVR Payment hereunder.

4.4 Books and Records. The Company shall, and shall cause its Affiliates to, keep true, complete and accurate records in sufficient detail to enable the Holders and their consultants or professional advisors to confirm the applicable Payment Amount payable to each Holder hereunder in accordance with the terms specified in this Agreement.

5. The Holder Representative

5.1 Appointment of Holder Representative. The Holder Representative is hereby appointed, authorized and empowered to be the exclusive representative, agent and attorney-in-fact of each Holder, with full power of substitution, to make all decisions and determinations and to act (or not act) and execute, deliver and receive all agreements, documents, instruments and consents on behalf of and as agent for each Holder at any time in connection with, and that may be necessary or appropriate to accomplish the intent and implement the provisions of this Agreement and to facilitate the consummation of the transactions contemplated hereby, including without limitation for purposes of (i) negotiating and settling, on behalf of the Holders, any dispute that arises under this Agreement, (ii) confirming the satisfaction of the Company’s obligations under this Agreement and (iii) negotiating and settling matters with respect to the amounts to be paid to the Holders pursuant to this Agreement.

5.2 Authority. The appointment of the Holder Representative in accordance with this Agreement is coupled with an interest and may not be revoked in whole or in part (including, without limitation, upon the death or incapacity of any stockholder). Subject to the prior qualifications, such appointment shall be binding upon the heirs, executors, administrators, estates, personal representatives, officers, directors, security holders, successors and assigns of each Holder. All decisions of the Holder Representative shall be final and binding on all Holders. The Company and the Rights Agent shall be entitled to rely upon, without independent investigation, any act, notice, instruction or communication from the Holder Representative and any document executed by the Holder Representative on behalf of any Holder and shall be fully protected in connection with any action or inaction taken or omitted to be taken in reliance thereon, absent willful misconduct by the Company or the Rights Agent (as such willful misconduct is determined by a final, non-appealable judgment of a court of competent jurisdiction). The Holder Representative shall not be responsible, and shall be indemnified by the Holders and the Company, for any loss suffered by, or liability to the Holders, arising out of this Agreement, including as a result of legal action, arising out of any act done or omitted by the Holder Representative in connection with the acceptance or administration of the Holder Representative’s duties hereunder, unless such act or omission involves fraud, bad faith, gross negligence or willful misconduct.

5.3 Successor Holder Representative. The Holder Representative may be removed for any reason or no reason by written consent of the Acting Holders. In the event that the Holder Representative dies, becomes unable to perform his or her responsibilities hereunder or resigns or is removed from such position, the Acting Holders shall be authorized to and shall select another representative to fill such vacancy and such substituted representative shall be deemed to be the Holder Representative for all purposes of this Agreement. The newly-appointed Holder Representative shall notify the Company, the Rights Agent and any other appropriate Person in writing of his or her appointment, provide evidence that the Acting Holders approved such appointment and provide appropriate contact information for purposes of this Agreement. The Company and the Rights Agent shall be entitled to rely upon, without independent investigation, the identity and validity of such newly-appointed Holder Representative as set forth in such written notice. In the event that within 30 days after the Holder Representative dies, becomes unable to perform his or her responsibilities hereunder or resigns or is removed from such position, no successor Holder Representative has been so selected, the Company shall cause the Rights Agent to notify the Person holding the largest quantity of the outstanding CVRs (and who is not the Company or, to the Rights Agent’s actual knowledge, any Affiliate of the Company) that such Person is the successor Holder Representative, and such Person shall be the successor Holder Representative hereunder. If such Person notifies the Rights Agent in writing that such Person declines to serve, the Rights Agent shall forthwith notify the Person holding the next-largest quantity of the outstanding CVRs (and who is not the Company or, to the Rights Agent’s actual knowledge, any Affiliate of the Company) that such next-largest-quantity Person is the successor Holder Representative, and such next-largest-quantity Person shall be the successor Holder Representative hereunder. (And so on, to the extent as may be necessary.) The Holders are intended third party beneficiaries of this Section 8.3, provided that no enforcement may be brought hereunder unless and until such enforcement is approved by the Acting Holders. If a successor Holder Representative is not appointed pursuant to the preceding procedure within 60 days after the Holder Representative dies, becomes unable to perform his or her responsibilities hereunder or resigns or is removed from such position, the Company shall appoint a successor Holder Representative.

5.4 Termination of Duties and Obligations. The Holder Representative’s duties and obligations under this Agreement shall survive until no CVRs remain outstanding or until this Agreement expires or is terminated pursuant to Section 9.8, whichever is earlier.

6. Amendments

6.1 Amendments Without Consent of Holders or Rights Agent.

(a) The Company, at any time and from time to time, may (without the consent of any Person, other than the Rights Agent with such consent not to be unreasonably withheld, conditioned or delayed) enter into one or more amendments to this Agreement for any of the following purposes:

(i) to evidence the appointment of another Person as a successor Rights Agent and the assumption by any successor Rights Agent of the covenants and obligations of the Rights Agent herein in accordance with the provisions hereof;

(ii) subject to Section 6.3, to evidence the succession of another person to the Company and the assumption of any such successor of the covenants of the Company outlined herein in a transaction contemplated by Section 6.3;

(iii) to add to the covenants of the Company such further covenants, restrictions, conditions or provisions as the Company and the Rights Agent will consider to be for the protection and benefit of the Holders; provided that in each case, such provisions do not adversely affect the interests of the Holders;

(iv) to cure any ambiguity, to correct or supplement any provision in this Agreement that may be defective or inconsistent with any other provision in this Agreement, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(v) as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act or the Exchange Act and the rules and regulations promulgated thereunder, or any applicable state securities or “blue sky” laws;

(vi) as may be necessary or appropriate to ensure that the Company is not required to produce a prospectus or an admission document in order to comply with applicable Law;

(vii) to cancel the CVRs (i) in the event that any Holder has abandoned its rights in accordance with Section 2.6 or (ii) following a transfer of such CVRs to the Company or its subsidiaries in accordance with Section 2.2 or Section 2.3;

(viii) as may be necessary or appropriate to ensure that the Company complies with applicable Law; or

(ix) to effect any other amendment to this Agreement for the purpose of adding, eliminating or changing any provisions of this Agreements, provided that, in each case, such additions, eliminations or changes do not materially adversely affect the interests of the Holders.

(b) Promptly after the execution by the Company of any amendment pursuant to this Section 5.1, the Company will (or will cause the Rights Agent to) notify the Holders in general terms of the substance of such amendment in accordance with Section 6.2.

6.2 Amendments with Consent of Holders.

(a) In addition to any amendments to this Agreement that may be made by the Company without the consent of any Holder pursuant to Section 5.1, with the consent of the Holder Representative, the Company and the Rights Agent may enter into one or more amendments to this Agreement for the purpose of adding, eliminating or amending any provisions of this Agreement, even if such addition, elimination or amendment is adverse to the interests of the Holders.

(b) Promptly after the execution by the Company and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, the Company will (or will cause the Rights Agent to) notify the Holders in general terms of the substance of such amendment in accordance with Section 6.2.

6.3 Effect of Amendments.

Upon the execution of any amendment under this Section 5, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby. Upon the delivery of a certificate from an appropriate officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of this Section 5, the Rights Agent shall execute such supplement or amendment. Notwithstanding anything in this Agreement to the contrary, the Rights Agent shall not be required to execute any supplement or amendment to this Agreement that it has determined would adversely affect its own rights, duties, obligations or immunities under this Agreement. No supplement or amendment to this Agreement shall be effective unless duly executed by the Rights Agent.

7. Other Provisions of General Application

7.1 Notices to Rights Agent and the Company. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand, or (c) on the date delivered if sent by email (with a written or electronic confirmation of delivery) prior to 5:00 p.m. Eastern time, otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

If to the Rights Agent, to it at:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue, Brooklyn, NY 11219

Attn: [                        ]

Email: [                    ]

With a copy to:

[                    ]

[                    ]

[                    ]

Attn: [                    ]

Email: [                    ]

If to the Company, to it at:

[                    ]

[                    ]

[                    ]

Attn: [                    ]

Email: [                    ]

With a copy to:

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

Attention: Danielle M. Lauzon, Andrew H. Goodman

Email: dlauzon@goodwinlaw.com, agoodman@goodwinlaw.com

If to the Holder Representatives, to him or her at:

[                         ]

[                         ]

[                         ]

Attn: [                    ]

Email: [                    ]

A Party may specify a different address or electronic mail address by giving notice in accordance with this Section 6.1.

7.2 Notice to Holders. Where this Agreement provides for notice to Holders, such notice will be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder will affect the sufficiency of such notice with respect to other Holders.

7.3 The Company Successors and Assigns; Merger of Rights Agent.

(a) the Company may not assign this Agreement without the prior written consent of the Holder Representative, provided that (a) the Company may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more direct or indirect wholly-owned subsidiaries of the Company (each, an “Assignee”) provided that the Assignee agrees to assume and be bound by all of the terms of this Agreement; provided, however, that in connection with any assignment to an Assignee, the Company shall, and shall agree to, remain liable for the performance by such Assignee of all obligations of the Company hereunder, with such Assignee substituted for the Company under this Agreement, and (b) the Company may assign this Agreement in its entirety without the consent of any other party to its successor in interest in connection with the sale of all or substantially all of its assets or of its stock, or in connection with a merger, acquisition or similar transaction (such successor in interest, the “Acquiror”, and such transaction, the “Acquisition”). This Agreement will be binding upon, inure to the benefit of and be enforceable by the Company’s successors, acquirers and each Assignee. Each reference to “the Company” in this Agreement shall be deemed to include the Company’s successors, acquirers and all Assignees. Each of the Company’s successors, acquirers and assigns shall expressly assume by an instrument supplemental hereto, executed and delivered to the Rights Agent, the due and punctual payment of the CVR Payments and the due and punctual performance and observance of all of the covenants and obligations of this Agreement to be performed or observed by the Company.

(b) Any Person into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or any Person resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any Person succeeding to the stock transfer or other shareholder services business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the Parties hereto, provided that such Person would be eligible for appointment as a successor Rights Agent under the provisions of the Agreement. The purchase of all or substantially all of the Rights Agent’s assets employed in the performance of transfer agent activities shall be deemed a merger or consolidation for purposes of this Section 6.3(b).

7.4 Benefits of Agreement. Nothing in this Agreement, express or implied, will give to any Person (other than the Rights Agent, the Company, the Company’s successors and assignees, and the Holders) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the Rights Agent, the Company, the Company’s successors and assignees, and the Holders. The rights of Holders are limited to those expressly provided in this Agreement and the Merger Agreement. Notwithstanding anything to the contrary contained herein, any Holder may agree to renounce, in whole or in part, such Holder’s rights under this Agreement by written notice to the Rights Agent and the Company, which notice, if given, shall be irrevocable. In such event, such Holder’s CVRs will not be included for determining the Payment Amounts to all other Holders.

7.5 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The Parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision; provided, however, that if such excluded provision shall affect the rights, immunities, liabilities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately upon written notice to the Company.

7.6 Counterparts and Signature. This Agreement may be executed in two or more counterparts (including by electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties hereto and delivered to the other Party, it being understood that the Parties need not sign the same counterpart.

7.7 Termination.

(a) This Agreement will expire and be of no force or effect, and will terminate automatically upon the earlier of (a) the twenty (20) year anniversary of Closing, and (b) the time at which the License Agreement has expired or been terminated and no other amounts are reasonably expected to be owed under any other Covered Agreement (which the Company shall notify the Holder Representative of in writing).

(b) The Parties hereto will have no liability hereunder (other than with respect to monies due and owing by the Company to Rights Agent or any other rights of the Rights Agent which expressly survive the termination of this Agreement), and no additional payments will be required to be made upon the payment of the full amount of all CVR Payments to the Rights Agent and the payment of the full amount of all Payment Amounts to the Holders by the mailing by the Rights Agent of each applicable Payment Amount to each Holder at the address reflected in the CVR Register.

(c) The Company shall be permitted, prior to a change of control event, to terminate this Agreement so long as immediately prior to such termination, the Company agrees to pay out Net Proceeds under this Agreement for the remaining CVR Term, at the then existing fair market value of the amounts that remain payable or may be payable under this Agreement. The fair market value shall be mutually determined by the Company and the Holder Representative; provided that, if the Company and the Holder Representative are unable to agree, either Party may, upon request, cause the Company to engage a Valuation Expert to determine such value, using the same methods as described in Section 2.4(d) of this Agreement. It is hereby agreed and understood by the Parties that, so long as the Company pays no less than the amount determined by the Valuation Expert pursuant to Section 2.4(d) of this Agreement or as agreed with the Holder Representative, the Company will be considered to have fully satisfied all of its obligations under the Agreement, and the Company will be entitled to terminate this Agreement following the distribution of such amounts.

(d) Upon termination or expiry of this Agreement pursuant to this Section 7.7, all CVRs issued hereunder shall be automatically cancelled and forfeited by the Holders without any consideration or payment therefor.

7.8 Funds. All funds received by the Rights Agent under this Agreement that are to be distributed or applied by the Rights Agent in the performance of services hereunder (the “Funds”) shall be held by the Rights Agent as agent for the Company and deposited in one or more bank accounts to be maintained by the Rights Agent in its name as agent for the Company. Until paid pursuant to the terms of this Agreement, the Rights Agent will hold the Funds through such accounts in: deposit accounts of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). The Rights Agent shall have no responsibility or liability for any diminution of the Funds that may result from any deposit made by the Rights Agent in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other Third Party. The Rights Agent may from time to time receive interest, dividends or other earnings in connection with such deposits. The Rights Agent shall not be obligated to pay such interest, dividends or earnings to the Company, any Holder or any other party.

7.9 Entire Agreement. Notwithstanding the reference to any other agreement hereunder, this Agreement contains the entire understanding of the Parties hereto and thereto with reference to the transactions and matters contemplated hereby and thereby and supersedes all prior agreements, written or oral, among the Parties with respect hereto and thereto. If and to the extent that any provision of this Agreement is inconsistent or conflicts with the Merger Agreement, this Agreement will govern and control.

7.10 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between the Parties arising out of or relating to this Agreement, each Party: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the United States District Court for the District of Delaware or, to the extent that neither of the foregoing courts has jurisdiction, the Superior Court of the State of Delaware; (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 7.10; (c) waives any objection to laying venue in any such action or proceeding in such courts; (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party; (e) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 7.1 of this Agreement; and (f) irrevocably and unconditionally waives the right to trial by jury.

7.11 Construction.

(a) For purposes of this Agreement, whenever the context requires: singular terms will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include the masculine and feminine genders.

(b) As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”

(c) The headings contained in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement and will not be referred to in connection with the construction or interpretation of this Agreement.

(d) Unless stated otherwise, “Article” and “Section” followed by a number or letter mean and refer to the specified Article or Section of this Agreement. The term “Agreement” and any reference in this

Agreement to this Agreement or any other agreement or document includes, and is a reference to, this Agreement or such other agreement or document as it may have been, or may from time to time be, amended, restated, replaced, supplemented or novated and includes all schedules to it.

(e) A period of time is to be computed as beginning on the day following the event that began the period and ending at 4:30 p.m. on the last day of the period, if the last day of the period is a Business Day, or at 4:30 p.m. on the next Business Day if the last day of the period is not a Business Day.

(f) Any reference in this Agreement to a date or time shall be deemed to be such date or time in New York City, United States, unless otherwise specified.

(g) The parties hereto and the Company have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and the Company and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any provision of this Agreement.

(h) All references herein to “$” are to United States Dollars.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of the Parties has caused this Contingent Value Rights Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

AERPIO PHARMACEUTICALS, INC.

By:
Name:
Title:

HOLDER REPRESENTATIVE

By:
Name:

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:
Name:
Title:

ANNEX B

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

AERPIO PHARMACEUTICALS, INC.

a Delaware corporation

Aerpio Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), does hereby certify as follows:

A.    The original Certificate of Incorporation of the Company was filed with the Secretary of State of the State of Delaware on November 16, 2007.

B.    This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”) by the Board of Directors of the Company (the “Board of Directors”) and the affirmative vote of the stockholders of the Company.

C.    The text of the Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

ARTICLE I

The name of the Company is Aadi Bioscience, Inc.

ARTICLE II

The address of the Company’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of the registered agent at such address is The Corporation Trust Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted by the Company is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

Section 1.    This Company is authorized to issue two classes of stock, to be designated, respectively, Common Stock and Preferred Stock. The total number of shares of stock that the Company shall have authority to issue is 310,000,000 shares, of which 300,000,000 shares are Common Stock, $0.0001 par value per share (the “Common Stock”), and 10,000,000 shares are Preferred Stock, $0.0001 par value per share (the “Preferred Stock”).

That, as of the effectiveness of the filing of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), each [●]1 (the “Conversion Number”) shares of the Common Stock issued and outstanding or held in treasury as of the Effective Time shall be combined into one validly issued, fully paid and non-assessable share of Common Stock, automatically and without any action by the holder thereof (the “Reverse Stock Split”). The par value of the Common Stock following the Reverse Stock Split shall remain at $0.0001 per share. No fractional shares of Common Stock shall be issued as a result of the Reverse Stock Split. In lieu of any fractional shares to which a stockholder would otherwise be entitled (after taking into account all fractional shares of Common Stock otherwise issuable to such holder), the Company shall, upon surrender of such holder’s certificate(s) representing such fractional shares of Common Stock (if any), pay cash in an amount equal to such fractional shares of Common Stock multiplied by the then fair value of the Common Stock as determined by the Board of Directors.

Each stock certificate or book entry share that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the Effective Time into which the shares formerly represented by such certificate or book entry share have been combined (as well as the right to receive cash in lieu of fractional shares of Common Stock after the Effective Time); provided, however, that each person of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been combined.

Section 2.    Except as otherwise provided herein, each share of Common Stock outstanding as of the applicable record date shall entitle the holder thereof to one (1) vote on any matter submitted to a vote at a meeting of stockholders.

Section 3.    The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board of Directors). The Board of Directors is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any series of Preferred Stock, including, without limitation, authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing. The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in this Amended and Restated Certificate of Incorporation or the resolution of the Board of Directors originally fixing the number of shares of such series. Except as may be otherwise specified by the terms of any series of Preferred Stock, if the number of shares of any series of Preferred Stock is so decreased, then the Company shall take all such steps as are necessary to cause the shares constituting such decrease to resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

[1]

Shall be any whole number between and including [●] and [●]. By approving the Reverse Stock Split, the stockholders of the Company are approving the Amended and Restated Certificate of Incorporation with each possible Conversion Number within such range, and authorizing the Board of Directors to file any such Amended and Restated Certificate of Incorporation as the Board of Directors deems advisable and in the best interest of the Company and its stockholders prior to the merger (and in accordance with the terms of the merger agreement), with any such Amended and Restated Certificates of Incorporation not filed prior to the closing date under the merger agreement being abandoned and of no further force and effect.

Section 4.    Except as otherwise required by law or provided in this Amended and Restated Certificate of Incorporation, holders of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).

Section 5.    The number of authorized shares of Preferred Stock or Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of capital stock of the Company entitled to vote thereon, without a separate vote of the holders of the class or classes the number of authorized shares of which are being increased or decreased, unless a vote of any holders of one or more series of Preferred Stock is required pursuant to the terms of any certificate of designation relating to any series of Preferred Stock, irrespective of the provisions of Section 242(b)(2) of the DGCL.

ARTICLE V

Section 1.    Subject to the rights of holders of Preferred Stock, the number of directors that constitutes the entire Board of Directors shall be fixed only by resolution of the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board. For the purposes of this Amended and Restated Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directorships whether or not there exist any vacancies or other unfilled seats in previously authorized directorships. At each annual meeting of stockholders, directors of the Company shall be elected to hold office until the expiration of the term for which they are elected and until their successors have been duly elected and qualified or until their earlier resignation, death or removal; except that if any such meeting shall not be so held, such election shall take place at a stockholders’ meeting called and held in accordance with the DGCL.

Section 2.    The directors of the Company (other than any who may be elected by holders of Preferred Stock under specified circumstances) are divided into three classes as nearly equal in size as is practicable, designated Class I, Class II and Class III. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. If the number of directors is changed, any newly created directorships or decrease in directorships shall be so apportioned hereafter among the classes as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

ARTICLE VI

Section 1.    From and after the effectiveness of this Amended and Restated Certificate of Incorporation, only for so long as the Board of Directors is classified and subject to the rights of holders of Preferred Stock, any director or the entire Board of Directors may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding capital stock of the Company entitled to vote in the election of directors.

Section 2.    Except as otherwise provided for or fixed by or pursuant to the provisions of ARTICLE IV hereof in relation to the rights of the holders of Preferred Stock to elect directors under specified circumstances or except as otherwise provided by resolution of a majority of the Whole Board, newly created directorships resulting from any increase in the number of directors, created in accordance with the Bylaws of the Company, and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director, and not by the stockholders. A person so elected by the Board of Directors to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall have been duly elected and qualified, or until such director’s earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

ARTICLE VII

Section 1.    The Company is to have perpetual existence.

Section 2.    The business and affairs of the Company shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Amended and Restated Certificate of Incorporation or the Bylaws of the Company, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Company.

Section 3.    In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, alter, amend or repeal the Bylaws of the Company. The affirmative vote of at least a majority of the Whole Board shall be required in order for the Board of Directors to adopt, amend, alter or repeal the Company’s Bylaws. The Company’s Bylaws may also be adopted, amended, altered or repealed by the stockholders of the Company. Notwithstanding the above or any other provision of this Amended and Restated Certificate of Incorporation, the Bylaws of the Company may not be amended, altered or repealed by the stockholders of the Company except in accordance with the provisions of the Bylaws relating to amendments to the Bylaws. No Bylaw hereafter legally adopted, amended, altered or repealed shall invalidate any prior act of the directors or officers of the Company that would have been valid if such Bylaw had not been adopted, amended, altered or repealed.

Section 4.    The election of directors need not be by written ballot unless the Bylaws of the Company shall so provide.

Section 5.    No stockholder will be permitted to cumulate votes at any election of directors.

ARTICLE VIII

Section 1.    Subject to the rights of holders of Preferred Stock, any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of stockholders of the Company and may not be effected by any consent in writing by such stockholders.

Section 2.    Subject to the terms of any series of Preferred Stock, special meetings of stockholders of the Company may be called only by the chairperson of the Board of Directors, the chief executive officer, the president or the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board, but a special meeting may not be called by any other person or persons and any power of stockholders to call a special meeting of stockholders is specifically denied. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.

Section 3.    Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Company shall be given in the manner and to the extent provided in the Bylaws of the Company.

ARTICLE IX

Section 1.    To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended from time to time, a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Section 2.    Subject to any provisions in the Bylaws of the Company related to indemnification of directors of the Company, the Company shall indemnify, to the fullest extent permitted by applicable law, any director of the Company who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The Company shall be required to indemnify a person in connection with a Proceeding (or part thereof) initiated by such person only if the Proceeding (or part thereof) was authorized by the Board of Directors.

Section 3.    The Company shall have the power to indemnify, to the extent permitted by applicable law, any officer, employee or agent of the Company who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

Section 4.    Neither any amendment, repeal, nor elimination of any Section of this ARTICLE IX, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation or the Bylaws of the Company inconsistent with this ARTICLE IX, shall eliminate or reduce the effect of this ARTICLE IX in respect of any matter occurring, or any Proceeding accruing or arising or that, but for this ARTICLE IX, would accrue or arise, prior to such amendment, repeal, elimination or adoption of an inconsistent provision.

ARTICLE X

Meetings of stockholders may be held within or outside of the State of Delaware, as the Bylaws may provide. The books of the Company may be kept (subject to any provision of applicable law) outside of the State of Delaware at such place or places or in such manner or manners as may be designated from time to time by the Board of Directors or in the Bylaws of the Company.

The Company reserves the right to amend or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation.

IN WITNESS WHEREOF, the Company has caused this Amended and Restated Certificate of Incorporation to be signed by its President on this      day of                      20    .

By:
Joseph Gardner
President

ANNEX C

SUBSCRIPTION AGREEMENT

BY AND AMONG

AERPIO PHARMACEUTICALS, INC.

AND

THE PURCHASERS

MAY 16, 2021

1. Definitions		1

2. Subscription		5

2.1	Purchase and Sale of Common Stock	5
2.2	Closing	6

3. Representations and Warranties of the Company		6

3.1	Organization and Power	6
3.2	Capitalization	7
3.3	Registration Rights	7
3.4	Authorization	7
3.5	Valid Issuance	7
3.6	No Conflict	8
3.7	Consents	8
3.8	SEC Filings; Financial Statements	8
3.9	Absence of Changes	9
3.10	Absence of Litigation	9
3.11	Compliance with Law; Permits	9
3.12	Intellectual Property	9
3.13	Employee Benefits	10
3.14	Taxes	11
3.15	Environmental Laws	11
3.16	Title	11
3.17	Insurance	12
3.18	Nasdaq Stock Market	12
3.19	Sarbanes-Oxley Act	12
3.20	Regulatory	12
3.21	Accounting Controls and DisclosureControls and Procedures	13
3.22	Price Stabilization of Common Stock	13
3.23	Investment Company Act	13
3.24	General Solicitation; No Integration or Aggregation	14
3.25	Brokers and Finders	14
3.26	Reliance by the Purchasers	14
3.27	No Disqualification Events	14
3.28	No Additional Agreements	14
3.29	Anti-Bribery and Anti-Money Laundering Laws	14
3.30	Company IT Systems; Cybersecurity	15
3.31	Transactions with Affiliates and Employees	15
3.32	No Other Representations or Warranties	15
3.33	Merger Agreement	15

4. Representations and Warranties of Each Purchaser		16

4.1	Organization	16
4.2	Authorization	16
4.3	No Conflict	16
4.4	Consents	17
4.5	Residency	17
4.6	Brokers and Finders	17
4.7	Investment Representations and Warranties	17
4.8	Intent	17
4.9	Investment Experience; Ability to Protect Its Own Interests and Bear Economic Risks	17
4.10	Tax Advisors	18

TABLE OF CONTENTS (CONTINUED)

4.11	Securities Not Registered; Legends	18
4.12	Placement Agents	19
4.13	Reliance by the Company	19
4.14	No General Solicitation	19
4.15	No Reliance	20
4.16	Access to Information	20
4.17	Short Sales	20
4.18	Disqualification Event	20

5. Covenants		21

5.1	Further Assurances	21
5.2	Listing	21
5.3	Placement Agents’ Fees	21
5.4	Disclosure of Transactions and Other Material Information	21
5.5	Integration	22
5.6	Pledge of Securities	22
5.7	Subsequent Equity Sales	22
5.8	Reservation of Common Stock	22
5.9	Use of Proceeds	22
5.10	Removal of Legends	23

6. Conditions of Closing		23

6.1	Conditions to the Obligation of the Purchasers	23
6.2	Conditions to the Obligation of the Company	25

7. Termination		25

7.1	Conditions of Termination	25

8. Miscellaneous Provisions		26

8.1	Public Statements or Releases	26
8.2	Interpretation	26
8.3	Notices	26
8.4	Severability	27
8.5	Governing Law; Submission to Jurisdiction; Venue; Waiver of Trial by Jury	27
8.6	Waiver	28
8.7	Expenses	28
8.8	Assignment	28
8.9	Confidential Information	29
8.10	Reliance by and Exculpation of Jefferies, Cowen and Piper as Placement Agents	29
8.11	Third Parties	30
8.12	Independent Nature of Purchasers’ Obligations and Right	30
8.13	Counterparts	30
8.14	Entire Agreement; Amendments	30
8.15	Survival	31
8.16	Mutual Drafting	31
8.17	Additional Matters	31

Exhibits

Exhibit A	Purchasers
Exhibit B	Form of Pre-Funded Warrant
Exhibit C	Form of Registration Rights Agreement
Exhibit D	Jefferies Required Disclosure

This SUBSCRIPTION AGREEMENT (this “Agreement”) is dated as of May 16, 2021 (the “Effective Date”), by and among Aerpio Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and the individuals and entities listed on Exhibit A attached to this Agreement (each, a “Purchaser” and together, the “Purchasers”).

WHEREAS, the Company is party to that certain Agreement and Plan of Merger, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, Aspen Merger Subsidiary, Inc., a Delaware corporation and wholly owned subsidiary of Aspen (“Merger Sub”), and AADi Bioscience, Inc., Inc. (“Surviving Corporation”), a Delaware corporation, pursuant to which Merger Sub will merge with and into the Surviving Corporation, with the Surviving Corporation surviving the merger as a wholly owned subsidiary of Aspen (the “Merger”);

WHEREAS, following the Merger, the Company will change its name to AADi Bioscience, Inc.;

WHEREAS, the Closing (as defined below) is contingent upon, and shall be consummated simultaneously with, the closing of the Merger;

WHEREAS, the Company desires to sell to the Purchasers, and the Purchasers desire to purchase from the Company, severally and not jointly, an aggregate of $155 million of shares of Common Stock and pre-funded warrants to purchase Common Stock, in substantially the form attached hereto as Exhibit B (the “Pre-Funded Warrants”) at a purchase price equal to the Purchase Price (defined below) in accordance with the terms and provisions of this Agreement;

WHEREAS, the Company and the Purchasers are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act (as defined below), and Rule 506 of Regulation D promulgated by the United States Securities and Exchange Commission (the “SEC”) under the Securities Act;

WHEREAS, contemporaneously with the sale of the Shares (as defined below) and the Pre-Funded Warrants, the parties hereto will execute and deliver a Registration Rights Agreement, substantially in the form attached hereto as Exhibit C, pursuant to which the Company will agree to provide certain registration rights in respect of the Shares and the Warrant Shares (as defined below) under the Securities Act and applicable state securities laws;

WHEREAS, Jefferies LLC (“Jefferies”), Cowen and Company, LLC (“Cowen”) and Piper Sandler & Co. (“Piper”) have been engaged as placement agents for the offering of the Shares and Pre-Funded Warrants on a “best efforts” basis.

NOW THEREFORE, in consideration of the mutual agreements, representations, warranties and covenants herein contained, the Company and each Purchaser, severally and not jointly, agree as follows:

1.    Definitions.

As used in this Agreement, the following terms shall have the following respective meanings:

“2021 SEC Reports” shall mean (a) the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and (b) any Quarterly Reports on Form 10-Q or any Current Reports on Form 8-K filed or furnished (as applicable) by the Company after December 31, 2020, together in each case with any documents incorporated by reference therein or exhibits thereto.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such Person.

“Agreement” has the meaning set forth in the recitals hereof.

“ASCO Abstract” has the meaning set forth in Section 5.4 hereof.

“Beneficial Ownership Limitation” has the meaning set forth in Section 2.1 hereof.

“Benefit Plan” or “Benefit Plans” shall mean employee benefit plans as defined in Section 3(3) of ERISA and all other employee benefit practices or arrangements, including, without limitation, any such practices or arrangements providing severance pay, sick leave, vacation pay, salary continuation for disability, retirement benefits, deferred compensation, bonus pay, incentive pay, stock options or other stock-based compensation, hospitalization insurance, medical insurance, life insurance, scholarships or tuition reimbursements, maintained by the Company or to which the Company is obligated to contribute for employees or former employees.

“Board of Directors” means the board of directors of the Company.

“Closing” has the meaning set forth in Section 2.2 hereof.

“Closing Date” has the meaning set forth in Section 2.2 hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock, $0.0001 par value per share, of the Company.

“Common Stock Equivalents” means any securities of the Company which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Company” has the meaning set forth in the recitals hereof.

“Company IT Systems” has the meaning set forth in Section 3.30 hereof.

“Company Product Candidates” has the meaning set forth in Section 3.20(c) hereof.

“Company Regulatory Permits” has the meaning set forth in Section 3.20(c) hereof.

“Control” (including the terms “controlling” “controlled by” and “under common control with”) with respect to any Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Covered Person” has the meaning set forth in Section 3.27 hereof.

“Disclosure Document” has the meaning set forth in Section 5.4 hereof.

“Disqualification Event” has the meaning set forth in Section 3.27 hereof.

“Drug Regulatory Agency” shall mean the FDA or other comparable governmental authority responsible for regulation of the research, development, testing, manufacturing, processing, storage, labeling, sale, marketing, advertising, distribution and importation or exportation of drug products and drug product candidates.

“Effective Date” has the meaning set forth in the recitals hereof.

“Environmental Laws” has the meaning set forth in Section 3.15 hereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and all of the rules and regulations promulgated thereunder.

“FDA” has the meaning set forth in Section 3.20(b) hereof.

“Financial Statements” has the meaning set forth in Section 3.8(b) hereof.

“GAAP” has the meaning set forth in Section 3.8(b) hereof.

“Governmental Authorizations” has the meaning set forth in Section 3.11 hereof.

“Health Care Laws” means (a) the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.) (“FDCA”) and Public Health Service Act (42 U.S.C. § 201 et seq.) and any other similar applicable law administered by the U.S. Food and Drug Administration (“FDA”) or other comparable governmental authority responsible for regulation of the development, clinical testing, manufacturing, sale, marketing, distribution and importation or exportation of drug and biopharmaceutical products of similar nature to those developed by the Company and their implementing regulations; (b) Good Clinical Practice, regulations for studies that are submitted to regulatory authorities to support product approval; and (c) laws regulating the use or disclosure of personal data collected in the conduct of clinical trials, including Protected Health Information as defined under the Health Insurance Portability and Accountability Act of 1996 as amended at 45 CFR 164.103.

“Intellectual Property” has the meaning set forth in Section 3.12(a) hereof.

“Material Adverse Effect” shall mean any change, event, circumstance, development, condition, occurrence or effect that, individually or in the aggregate, (a) was, is, or would reasonably be expected to be, materially adverse to the business, financial condition, prospects, assets, liabilities, stockholders’ equity or results of operations of the Company and its subsidiaries taken as a whole, or (b) materially delays or materially impairs the ability of the Company to comply, or prevents the Company from complying, with its obligations under this Agreement, the Merger Agreement or with respect to the Closing or would reasonably be expected to do so; provided, however, that none of the following will be deemed in themselves, either alone or in combination, to constitute, and that none of the following will be taken into account in determining whether there has been or will be, a Material Adverse Effect under subclause (a) of this definition:

(i) any change generally affecting the economy, financial markets or political, economic or regulatory conditions in the United States or any other geographic region in which the Company conducts business, provided that the Company is not disproportionately affected thereby;

(ii) general financial, credit or capital market conditions, including interest rates or exchange rates, or any changes therein, provided that the Company is not disproportionately affected thereby;

(iii) any change that generally affects industries in which the Company and its subsidiaries conduct business, provided that the Company is not disproportionately affected thereby;

(iv) changes in laws after the date hereof, provided that the Company is not disproportionately affected thereby;

(v) changes or proposed changes in GAAP after the date of this Agreement, provided that the Company is not disproportionately affected thereby; and

(vi) in and of itself, any failure by the Company to meet any published or internally prepared estimates of revenues, expenses, earnings or other economic performance for any period ending on or after the date of this Agreement (it being understood that the facts and circumstances giving rise to such failure may be deemed to constitute, and may be taken into account in determining whether there has been, a Material Adverse Effect to the extent that such facts and circumstances are not otherwise described in clauses (i)-(v) of the definition).

“Merger” has the meaning set forth in the recitals hereof.

“Merger Agreement” has the meaning set forth in the recitals hereof.

“Merger Sub” has the meaning set forth in the recitals hereof.

“National Exchange” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question, together with any successor thereto: the NYSE American, The New York Stock Exchange, the Nasdaq Global Market, the Nasdaq Global Select Market and the Nasdaq Capital Market.

“Patents” has the meaning set forth in Section 3.12(a) hereof.

“Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or any other entity or organization.

“Placement Agents” means Jefferies, Cowen and Piper

“Pre-Funded Warrants” has the meaning set forth in the recitals hereof.

“Proxy Statement” has the meaning set forth in Section 3.2 hereof.

“Purchase Price” means the price per share equal to the per share price calculated (x) by dividing (i) $123,500,000 by (ii) the Aspen Outstanding Shares (as defined in the Merger Agreement) as of immediately following the Effective Time (as defined in the Merger Agreement) (which for purposes of clarity shall exclude any Securities issued pursuant to this Agreement) and (y) less $0.001 in the case of each Pre-Funded Warrant.

“Purchaser” and “Purchasers” have the meanings set forth in the recitals hereof.

“Purchaser Adverse Effect” has the meaning set forth in Section 4.3 hereof.

“Registration Rights Agreement” has the meaning set forth in Section 6.1(j) hereof.

“Rule 144” means Rule 144 promulgated by the SEC pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such Rule.

“SEC” has the meaning set forth in the recitals hereof.

“SEC Reports” has the meaning set forth in Section 3.8 hereof.

“Securities” means the Shares, the Pre-Funded Warrants and the Warrant Shares.

“Securities Act” shall mean the Securities Act of 1933, as amended, and all of the rules and regulations promulgated thereunder.

“Shares” means the shares of Common Stock issued or issuable to each Purchaser pursuant to this Agreement, but excluding the Warrant Shares.

“Short Sales” include, without limitation, (i) all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, whether or not against the box, and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, short sales, swaps, “put equivalent positions” (as defined in Rule 16a-1(h) under the Exchange Act) and similar arrangements (including on a total return basis), and (ii) sales and other transactions through non-U.S. broker dealers or non-U.S. regulated brokers (but shall not be deemed to include the location and/or reservation of borrowable shares of Common Stock).

“Surviving Corporation” has the meaning set forth in the recitals hereof.

“Tax Returns” shall mean returns, reports, information statements and other documentation (including any additional or supporting material) filed or maintained, or required to be filed or maintained, in connection with the calculation, determination, assessment or collection of any Tax and shall include any amended returns required as a result of examination adjustments made by the Internal Revenue Service or other Tax authority.

“Tax” or “Taxes” shall mean any and all federal, state, local, foreign and other taxes, levies, fees, imposts, duties and charges of whatever kind (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto), whether or not imposed on the Company, including, without limitation, taxes imposed on, or measured by, income, franchise, profits or gross receipts, and also ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes and customs duties.

“Transaction Agreements” shall mean this Agreement, the Pre-Funded Warrants and the Registration Rights Agreement.

“Transfer Agent” shall mean, with respect to the Common Stock, American Stock Transfer & Trust Company, LLC or such other financial institution that provides transfer agent services as proposed by the Company and consented to by the Purchasers, which consent shall not be unreasonably withheld.

“Warrant Shares” means the shares of Common Stock issuable upon exercise of the Pre-Funded Warrants.

“Willful Breach” has the meaning set forth in Section 7.1 hereof.

2.    Subscription

2.1    Purchase and Sale of Common Stock

On the Closing Date, upon the terms and subject to the conditions set forth herein, the Company agrees to sell, and the Purchasers, severally and not jointly, agree to purchase, up to an aggregate of $155 million of Shares and/or Pre-Funded Warrants; provided, however, that, each Purchaser shall only be entitled to purchase Pre-Funded Warrants for such number of Shares that would cause such Purchaser (together with such Purchaser’s Affiliates, and any Person acting as a group together with such Purchaser or any of such Purchaser’s Affiliates) to beneficially own Shares in excess of the Beneficial Ownership Limitation (unless such Purchaser elects, at the time of execution of this Agreement not to be subject to settlement in Pre-Funded Warrants). Each Purchaser who so elects to purchase Pre-Funded Warrants in lieu of Shares shall deliver to the Company at least one business day prior to the Closing Date a calculation of the number of shares of Common Stock beneficially owned by it as of the Closing Date and the number of Pre-Funded Warrants to be delivered in lieu of Shares, which calculation the Company shall be entitled to rely upon. The “Beneficial Ownership Limitation” shall be 9.9% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of the Securities on the Closing Date (or such higher percentage, or lower percentage not less than 4.9%, as specified in a notice delivered by the applicable Purchaser to the Company at least 61 days prior to the effectiveness of such higher or lower percentage). The Pre-Funded Warrants shall not be exercisable if it would result in such Purchaser exceeding the Beneficial Ownership Limitation and shall expire when exercised in full.

Subject to and upon the terms and conditions set forth in this Agreement, at the Closing , the Company shall issue and sell to each Purchaser, and each Purchaser, severally and not jointly, shall purchase from the Company, (a) that number of Shares equal to the dollar amount set forth opposite such Purchaser’s name on Exhibit A under the heading “Aggregate Purchase Price” divided by the Purchase Price, rounded down to the nearest whole share and (b) if applicable, Pre-Funded Warrants to purchase up to the number of shares of Common Stock equal to the difference between (i) such Purchaser’s Subscription Amount divided by the per share Purchase Price and (ii) the number of shares of Common Stock issuable to such Purchaser that would cause such Purchaser’s beneficial ownership to be more than the Beneficial Ownership Limitation. The Pre-Funded Warrants shall have an exercise price equal to $0.001 per Warrant Share. For the avoidance of doubt, “Securities” shall not refer to any shares of the capital stock of the Company that may be held by the Purchasers or any other holders of the capital stock of the Company or other securities of the Company.

2.2    Closing

Subject to the satisfaction or waiver of the conditions set forth in Section 6 of this Agreement, the closing of the purchase and sale of the Securities (the “Closing”) contemplated hereby is contingent upon the substantially concurrent consummation of the Merger. The Closing shall occur on the date of, and substantially concurrently with and conditioned upon the effectiveness of the Merger and the Purchasers will be notified of such date at least five business days in advance by Jefferies (the “Closing Date”). The Closing shall occur remotely via exchange of documents and signatures. At the Closing, the Securities shall be issued and registered in the name of such Purchaser, or in such nominee name(s) as designated by such Purchaser, representing the number of Shares to be purchased by such Purchaser at such Closing as set forth in Exhibit A and, if applicable, a Pre-Funded Warrant, in each case against payment to the Company of the purchase price therefor in full by wire transfer to the Company of immediately available funds, at or prior to the Closing, in accordance with wire instructions provided by the Company to the Purchasers prior to the Closing, to an account to be designated by the Company (which shall not be an escrow account). On the Closing Date, the Company will issue the Shares in book-entry form, free and clear of all restrictive and other legends (except as expressly provided in Section 4.11 hereof) and shall provide evidence of such issuance from the Company’s Transfer Agent as of the Closing Date to each Purchaser. For each Purchaser of Pre-Funded Warrants pursuant to Section 2.1, the Company shall deliver a Pre-Funded Warrant registered in the name of such Purchaser to purchase up to a number of shares of Common Stock equal to the portion of such Purchaser’s Aggregate Purchase Price applicable to Pre-Funded Warrant divided by the Purchase Price, with an exercise price equal to $0.001, subject to adjustment as provided therein. The failure of the Closing to occur on the Closing Date shall not terminate this Agreement or otherwise relieve any party of any of its obligations hereunder.

3.    Representations and Warranties of the Company

The Company hereby represents and warrants to each of the Purchasers and the Placement Agents that the statements contained in this Section 3 are true and correct as of the Effective Date, and will be true and correct as of the Closing Date (except for the representations and warranties that speak as of a specific date, which shall be made as of such date):

3.1    Organization and Power

The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted and is qualified to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification, except where such failure to be in good standing or to have such power and authority or to so qualify would not reasonably be expected to have a Material Adverse Effect. As of the date hereof, the Company’s subsidiaries are set forth on Exhibit 21.1 to its most recent Annual Report on Form 10-K. The Company’s subsidiaries are duly incorporated or organized, as the case may be, and are validly existing and in good standing under the laws of their jurisdiction of incorporation and have the requisite power and authority to carry on their business as now conducted and to own or lease their properties. The Company’s subsidiaries are duly qualified to do business as foreign corporations and are in good standing in each jurisdiction in which such qualification is required unless the failure to so qualify has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.2    Capitalization.

As of the date hereof, the Company has an authorized capitalization as set forth in the 2021 SEC Reports and, as of immediately prior to the Closing, the Company will have an authorized capitalization as disclosed in the proxy statement filed by the Company with the SEC in connection with the Merger (together with any amendments thereof or supplements thereto, the “Proxy Statement”). The (i) outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable and (ii) outstanding warrant has been issued and granted in material compliance with all applicable securities laws. None of the outstanding shares of capital stock of the Company were issued in violation of the preemptive or other similar rights of any securityholder of the Company which have not been waived.

3.3    Registration Rights

Except as set forth in the Transaction Agreements or as disclosed in the 2021 SEC Reports or the Proxy Statement, the Company is presently not under any obligation, and has not granted any rights, to register under the Securities Act any of the Company’s presently outstanding securities or any of its securities that may hereafter be issued that have not expired or been satisfied.

3.4    Authorization

The Company has all requisite corporate power and authority to enter into the Transaction Agreements and to carry out and perform its obligations under the terms of the Transaction Agreements. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization of the Securities, the authorization, execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated herein has been taken. This Agreement has been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by the Purchaser and that this Agreement constitutes the legal, valid and binding agreement of the Purchasers, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). Upon their respective execution by the Company and the other parties thereto and assuming that they constitute legal, valid and binding agreements of the other parties thereto, the Registration Rights Agreement will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.5    Valid Issuance

The Shares and Pre-Funded Warrants being purchased by the Purchasers hereunder, upon issuance pursuant to the terms hereof, against full payment therefor in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and non-assessable and will be issued free and clear of any liens or other restrictions (other than those under applicable state and federal securities laws). The Warrant Shares have been duly and validly authorized and reserved for issuance and, upon exercise of the Pre-Funded Warrants, in accordance with their terms, including the payment of any exercise price therefor, will be validly issued, fully paid and nonassessable. Subject to the accuracy of the representations and warranties made by the Purchasers in Section 4 hereof, the offer and sale of the Securities to the Purchasers is and will be in compliance with applicable exemptions from (i) the registration and prospectus delivery requirements of the Securities Act and (ii) the registration and qualification requirements of applicable securities laws of the states of the United States. The Company satisfies the registrant requirements for the use of a registration statement on Form S-3 to register the Shares and the Warrant Shares for resale by the Purchaser under the Securities Act.

3.6    No Conflict

The execution, delivery and performance of the Transaction Agreements by the Company, the issuance of the Shares and Pre-Funded Warrants, the reservation for issuance and issuance of the Warrant Shares and the consummation of the other transactions contemplated hereby will not (i) violate any provision of the Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws of the Company, (ii) conflict with or result in a violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, a change of control right or to a loss of a benefit under any agreement or instrument, credit facility, franchise, license, judgment, order, statute, law, ordinance, rule or regulations, applicable to the Company or its properties or assets, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including federal and state securities laws and regulations) and the rules and regulations of any self-regulatory organization to which the Company or its securities are subject, or by which any property or asset of the Company is bound or affected, except, in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

3.7    Consents

Assuming the accuracy of the representations and warranties of the Purchaser, no consent, approval, authorization, filing with or order of or registration with, any court or governmental agency or body is required in connection with the transactions contemplated herein, except such as (a) have been or will be obtained or made under the Securities Act or the Exchange Act, (b) are required to consummate the Merger as provided under the Merger Agreement, including stockholder approval of the issuance of the Securities pursuant to this Agreement, (c) the filing of any requisite notices and/or application(s) to the National Exchange for the issuance and sale of the Securities and the listing of the Shares and the Warrant Shares for trading or quotation, as the case may be, thereon in the time and manner required thereby, (d) are required to consummate the transactions contemplated by the Transaction Agreements and (e) may be required under the securities, or blue sky, laws of any state jurisdiction in connection with the offer and sale of the Securities by the Company in the manner contemplated herein or such that the failure of which to obtain would not have a Material Adverse Effect.

3.8    SEC Filings; Financial Statements.

(a)    The Company has filed or furnished, as applicable, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act since January 1, 2019 (the “SEC Reports”). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the SEC Reports complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and, as of the time they were filed, none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As used in this Section 3.8, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b)    The financial statements of the Company included in the SEC Reports (collectively, the “Financial Statements”) fairly present in all material respects the financial position of the Company as of the dates indicated, and the results of its operations and cash flows for the periods therein specified, all in accordance with United States generally accepted accounting principles (“GAAP”) (except as otherwise noted therein, and in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments) applied on a consistent basis unless otherwise noted therein throughout the periods therein specified. Except as set forth in the Financial Statements filed prior to the date hereof, the Company has not incurred any liabilities, contingent or otherwise, except those incurred in the ordinary course of business, consistent (as to amount and nature) with past practices since the date of such financial statements, none of which, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect.

3.9    Absence of Changes

Except as otherwise stated or disclosed in the 2021 SEC Reports filed at least one business day prior to the date hereof, between December 31, 2020 and the date of this Agreement, (a) the Company has conducted its business only in the ordinary course of business (except for the execution and performance of this Agreement, the Merger Agreement and the discussions, negotiations and transactions related thereto) and (b) there has not been any Material Adverse Effect.

3.10    Absence of Litigation

As of the date hereof, and except as may be disclosed in the Proxy Statement, there is no action, suit, proceeding, arbitration, claim, investigation or inquiry pending or, to the Company’s knowledge, threatened in writing by or before any governmental body against the Company which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect, nor are there any orders, writs, injunctions, judgments or decrees outstanding of any court or government agency or instrumentality and binding upon the Company that have had or would reasonably be expected to have a Material Adverse Effect. As of the date hereof and except as may be disclosed in the Proxy Statement, neither the Company, nor to the knowledge of the Company, any director or officer thereof, is, or within the last ten years has been, the subject of any action involving a claim of violation of or liability under federal or state securities laws relating to the Company or a claim of breach of fiduciary duty relating to the Company.

3.11    Compliance with Law; Permits

The Company is not in violation of, and has not received any notices of violations with respect to, any laws, statutes, ordinances, rules or regulations of any governmental body, court or government agency or instrumentality, except for violations which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. The Company has all required licenses, permits, certificates and other authorizations (collectively, “Governmental Authorizations”) from such federal, state or local government or governmental agency, department or body that are currently necessary for the operation of the business of the Company as currently conducted, except where the failure to possess currently such Governmental Authorizations has not had and is not reasonably expected to have a Material Adverse Effect. The Company has not received any written notice regarding any revocation or material modification of any such Governmental Authorization, which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, has had or would reasonably be expected to result in a Material Adverse Effect.

3.12    Intellectual Property

(a)    “Intellectual Property” means (a) United States, foreign and international patents, patent applications, including all provisionals, nonprovisionals, substitutions, divisionals, continuations, continuations-in-part, reissues, extensions, supplementary protection certificates, reexaminations, term extensions, certificates of invention and the equivalents of any of the foregoing, statutory invention registrations, invention disclosures and inventions (collectively, “Patents”), (b) trademarks, service marks, trade names, domain names, corporate names, brand names, URLs, trade dress, logos and other source identifiers, including registrations and applications for registration thereof, (c) copyrights, including registrations and applications for registration thereof, (d) software, including all source code, object code and related documentation, formulae, trade secrets, know-how, confidential information and other proprietary rights and intellectual property, whether patentable or not and (e) all United States and foreign rights arising under or associated with any of the foregoing used, sold, licensed or otherwise exploited by the in the operation of its business as presently conducted or reasonably expected to be conducted.

(b)    To its knowledge, the Company solely and exclusively owns or has obtained valid and enforceable licenses for (or will do so reasonably promptly after giving effect to the Merger), free and clear of all liens or encumbrances, all Intellectual Property necessary for its business as now conducted and currently proposed to be conducted in the future as described in the 2021 SEC Reports and Proxy Statement, and, to the knowledge of the Company, the conduct of its current and proposed business does not infringe or misappropriate, in any material respect, any Intellectual Property of any third party. The Company has not received any written communications (in each case that has not been resolved) of any alleged infringement, misappropriation or breach of any Intellectual Property rights of others.

(c)    There are no orders, settlement agreements or stipulations to which the Company is a party or by which the Company is bound that restricts the Company’s rights to use any Intellectual Property in the operation of the business as currently conducted.

(d)     Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others: (A) challenging the Company’s rights in or to any Intellectual Property necessary for its business as now conducted and currently proposed to be conducted in the future as described in the 2021 SEC Reports and Proxy Statement, and the Company is unaware of any facts which would form a reasonable basis for any such action, suit, proceeding or claim; or (B) challenging the validity, enforceability or scope of any Intellectual Property necessary for its business as now conducted and currently proposed to be conducted in the future as described in the 2021 SEC Reports and Proxy Statement, and the Company is unaware of any facts which would form a reasonable basis for any such action, suit, proceeding or claim.

(e)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company has complied with the terms of each agreement pursuant to which Intellectual Property has been licensed to the Company as described in the 2021 SEC Reports, and all such agreements are in full force and effect.

(f)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company has taken reasonable and customary actions to protect its rights in, and to prevent the unauthorized use and disclosure of, material trade secrets and confidential business information (including confidential ideas, research and development information, know-how, formulas, compositions, technical data, designs, drawings, specifications, research records, records of inventions, test information, financial, marketing and business data, supplier lists and information, and business plans) owned by the Company, and, to the knowledge of the Company, there has been no unauthorized use or disclosure of such material trade secrets and confidential business information.

3.13    Employee Benefits

Except as would not be reasonably likely to result in a Material Adverse Effect, each Benefit Plan has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code, the Patient Protection and Affordable Care Act of 2010, as amended, and other applicable laws, rules and regulations. The Company is in compliance with all applicable federal, state and local laws, rules and regulations regarding employment, except for any failures to comply that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect. There is no labor dispute, strike or work stoppage against the Company pending or, to the knowledge of the Company, threatened which may interfere with the business activities of the Company, except where such dispute, strike or work stoppage is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.

3.14    Taxes

The Company has filed all federal income Tax Returns and other Tax Returns required to have been filed under applicable law (or extensions have been duly obtained) and has paid all Taxes required to have been paid by it, except for those which are being contested in good faith and except where failure to file such Tax Returns or pay such Taxes would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No assessment in connection with United States federal tax returns has been made against the Company. The charges, accruals and reserves on the books of the Company in respect of any income and corporation tax liability for any years not finally determined are adequate to meet any assessments or reassessments for additional income tax for any years not finally determined, except to the extent of any inadequacy that would not result in a Material Adverse Effect.

3.15    Environmental Laws.

The Company (i) is in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) has received all permits and other Governmental Authorizations required under applicable Environmental Laws to conduct its business and (iii) is in compliance with all terms and conditions of any such permit, license or approval, except where such noncompliance with Environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has not received since January 1, 2019, any written notice or other communication (in writing or otherwise), whether from a governmental authority or other Person, that alleges that the Company is not in compliance with any Environmental Law and, to the knowledge of the Company, there are no circumstances that may prevent or interfere with the Company’s compliance in any material respects with any Environmental Law in the future, except where such failure to comply would not reasonably be expected to have a Material Adverse Effect To the knowledge of the Company: (i) no current or (during the time a prior property was leased or controlled by the Company) prior property leased or controlled by the Company has received since January 1, 2019, any written notice or other communication relating to property owned or leased at any time by the Company, whether from a governmental authority, or other Person, that alleges that such current or prior owner or the Company is not in compliance with or violated any Environmental Law relating to such property and (ii) the Company has no material liability under any Environmental Law.

3.16    Title

The Company has good and marketable title to all personal property owned by it that is material to the business of the Company, free and clear of all liens, encumbrances and defects except such as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company. Any real property and buildings held under lease by the Company is held under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company, provided however, that the Company is currently in the process of winding down such leases. The Company does not own any real property.

3.17    Insurance

The Company carries or is entitled to the benefits of insurance in such amounts and covering such risks that is customary for comparably situated companies and is adequate for the conduct of its business and the value of its properties and assets, and each of such insurance policies is in full force and effect and the Company is in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2019, the Company has not received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy or (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy.

3.18    Nasdaq Stock Market

The issued and outstanding shares of Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market under the symbol “ARPO” (it being understood that the trading symbol will be changed in connection with the Merger). As of the date hereof, there is no suit, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company by Nasdaq or the SEC, respectively, to prohibit or terminate the listing of the Common Stock on the Nasdaq Capital Market or to deregister the Common Stock under the Exchange Act. The Company has taken no action as of the date hereof that is designed to terminate the registration of the Common Stock under the Exchange Act.

3.19    Sarbanes-Oxley Act

The Company is, and since January 1, 2019 has been, in compliance in all material respects with applicable requirements of the Sarbanes-Oxley Act of 2002 and applicable rules and regulations promulgated by the SEC thereunder.

3.20    Regulatory.

(a)    To the knowledge of the Company, the Company has operated its business and currently is in compliance in all material respects with all applicable Health Care Laws.

(b)    There are no legal proceedings pending or, to the knowledge of the Company, threatened with respect to an alleged material violation by the Company of any Health Care Laws including FDA regulations adopted thereunder, or any other similar law promulgated by a Drug Regulatory Agency.

(c)    The Company holds all required Governmental Authorizations issuable by any Drug Regulatory Agency necessary for the conduct of the business of the Company as currently conducted, and, as applicable, the development, testing, manufacturing, processing, storage, labeling, sale, marketing, advertising, distribution and importation or exportation, as currently conducted, of any of its product candidates (the “Company Product Candidates”) (the “Company Regulatory Permits”) and no such Company Regulatory Permit has been (i) revoked, withdrawn, suspended, cancelled or terminated or (ii) modified in any adverse manner other than immaterial adverse modifications. The Company has timely maintained and is in compliance in all material respects with the Company Regulatory Permits and the Company has not, since January 1, 2016, received any written notice or other written communication from any Drug Regulatory Agency regarding (A) any material violation of or failure to comply materially with any term or requirement of any Company Regulatory Permit or (B) any revocation, withdrawal, suspension, cancellation, termination or material modification of any Company Regulatory Permit.

(d)    To the best of the Company’s knowledge, all the operations of the Company and all the manufacturing facilities and operations of the Company’s suppliers of products and product candidates and the components thereof manufactured in or imported into the United States are in compliance with applicable FDA regulations, including current Good Manufacturing Practices, and meet sanitation standards set by the FDCA.

(e)    No Person involved in development of any data included in the Company’s regulatory filings has been convicted of (or investigated for) any crime or engaged in conduct reasonably expected to result in exclusion under 42 U.S.C. Section 1302a-7 or any similar state law or regulation. None of the Company, and to the knowledge of the Company, any contract manufacturer with respect to any Company Product Candidate, or any of their respective officers, employees or agents has been convicted of any crime or engaged in any conduct that could result in a material debarment or exclusion (i) under 21 U.S.C. Section 335a or (ii) any similar applicable law.

(f)    All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, the Company or in which the Company or its respective product candidates, including the Company Product Candidates, have participated that are described in the 2021 SEC Reports or the results of which are referred to in the 2021 SEC Reports, were and, if still pending, are being conducted in all material respects in accordance with standard medical and scientific research procedures and in compliance in all material respects with the applicable regulations of the Drug Regulatory Agencies and other applicable Health Care Laws, including, without limitation, 21 C.F.R. Parts 50, 54, 56, 58 and 312.

(g)    Except as would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect, no manufacturing site owned by the Company, and to the knowledge of the Company, no manufacturing site of a contract manufacturer, with respect to the Company’s Product Candidates, (i) is subject to a Drug Regulatory Agency shutdown or import or export prohibition or (ii) has received any Form FDA 483, notice of violation, warning letter, untitled letter, or similar correspondence or notice from the FDA or other governmental authority alleging or asserting noncompliance with any applicable law, in each case, that have not been complied with or closed to the satisfaction of the relevant governmental authority, and, to the knowledge of the Company, neither the FDA nor any other governmental authority is considering such action.

3.21    Accounting Controls and Disclosure Controls and Procedures

The Company maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance (i) that the Company maintains records that in reasonable detail accurately and fairly reflect the Company’s transactions and dispositions of assets, (ii) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (iii) that receipts and expenditures are made only in accordance with authorizations of management and the Board and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the Company’s financial statements. Except as disclosed in the Company’s SEC Reports filed prior to the date hereof, the Company has not identified any material weaknesses in the design or operation of the Company’s internal control over financial reporting. The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure.

3.22    Price Stabilization of Common Stock

The Company has not taken, nor will it take, directly or indirectly, any action designed to stabilize or manipulate the price of the Common Stock to facilitate the sale or resale of the Securities.

3.23    Investment Company Act

The Company is not, and immediately after receipt of payment for the Common Stock will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

3.24    General Solicitation; No Integration or Aggregation

Neither the Company nor any other person or entity authorized by the Company to act on its behalf has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of investors with respect to offers or sales of Common Stock. The Company has not, directly or indirectly, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which, to its knowledge, is or will be (i) integrated with the Securities sold pursuant to this Agreement for purposes of the Securities Act or (ii) aggregated with prior offerings by the Company for the purposes of the rules and regulations of the Nasdaq Capital Market.

3.25    Brokers and Finders

Other than the Placement Agents, neither the Company nor any other Person authorized by the Company to act on its behalf has retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement.

3.26    Reliance by the Purchasers

The Company acknowledges that each of the Purchasers will rely upon the truth and accuracy of, and the Company’s compliance with, the representations, warranties, agreements, acknowledgements and understandings of the Company set forth herein.

3.27    No Disqualification Events

No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualification Event”) is applicable to the Company or, to the knowledge of the Company, any Covered Person (as defined below), except for a Disqualification Event as to which Rule 506(d)(2)(ii–iv) or (d)(3), is applicable. “Covered Person” means, with respect to the Company as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any person listed in the first paragraph of Rule 506(d)(1). Other than the Placement Agents, the Company is not aware of any Person (other than any Covered Person) that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of the Securities pursuant to this Agreement.

3.28    No Additional Agreements

The Company does not have any agreement or understanding with any Purchaser with respect to the transactions contemplated by the Transaction Agreements other than as specified in the Transaction Agreements.

3.29    Anti-Bribery and Anti-Money Laundering Laws

Each of the Company, its subsidiary and any of their respective officers, directors, supervisors, managers, agents, or employees are and have at all times been in compliance with and its participation in the offering will not violate: (A) anti-bribery laws, including but not limited to, any applicable law, rule, or regulation of any locality, including but not limited to any law, rule, or regulation promulgated to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed December 17, 1997, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act 2010, or any other law, rule or regulation of similar purposes and scope or (B) anti-money laundering laws, including, but not limited to, applicable federal, state, international, foreign or other laws, regulations or government guidance regarding anti-money laundering, including, without limitation, Title 18 US. Code sections 1956 and 1957, the Patriot Act, the Bank Secrecy Act, and international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering, of which the United States is a member and with which designation the United States representative to the group or organization continues to concur, all as amended, and any Executive order, directive, or regulation pursuant to the authority of any of the foregoing, or any orders or licenses issued thereunder

3.30    Company IT Systems; Cybersecurity

The Company and its subsidiaries own or have a valid right to access and use all computer systems, networks, hardware, software, databases, websites, and equipment used to process, store, maintain and operate data, information, and functions used in connection with the business of the Company and its subsidiaries (the “Company IT Systems”), except as would not, individually or in the aggregate, have a Material Adverse Effect. The Company IT Systems are adequate for, and operate and perform in all material respects as required in connection with, the operation of the business of the Company and its subsidiaries as currently conducted, except as would not, individually or in the aggregate, have a Material Adverse Effect. The Company and its subsidiaries have implemented commercially reasonable backup, security and disaster recovery technology consistent in all material respects with applicable regulatory standards and customary industry practices. Except as would not reasonably be expected to have a Material Adverse Effect, (a) there has been no security breach or other compromise of or relating to the Company IT Systems; (b) the Company has not been notified of, and has no knowledge of any event or condition that would reasonably be expected to result in, any such security breach or other compromise of the Company IT Systems; (c) the Company and its subsidiaries have implemented policies and procedures with respect to the Company IT Systems that are reasonably consistent with industry standards and practices, or as required by applicable regulatory standards; and (d) the Company and its subsidiaries are presently in material compliance with all applicable laws or statutes, judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority and contractual obligations relating to the privacy and security of the Company IT Systems and to the protection of the Company IT Systems from unauthorized use, access, misappropriation or modification.

3.31    Transactions with Affiliates and Employees

Except for the transactions contemplated by the Transaction Agreements, no relationship, direct or indirect, exists between or among the Company, on the one hand, and the directors, officers, stockholders, customers or suppliers of the Company, on the other hand, that is required to be described in the SEC Reports that is not so described.

3.32    No Other Representations or Warranties

Except for the representations and warranties of the Company expressly set forth in this Article III, with respect to the transactions contemplated by this Agreement, the Company (i) expressly disclaims any representations or warranties of any kind or nature, express or implied, including with respect to the condition, value or quality of the Company or any of the assets or properties of the Company, and (ii) specifically disclaims any representation or warranty of merchantability, usage, suitability or fitness for any particular purpose with respect to any of the assets or properties of the Company. Notwithstanding the foregoing, in making the decision to invest in the Securities, the Purchasers will rely, and the Company agrees that the Purchasers may rely, on the information that has been provided in writing to Purchasers by the Company or on behalf of the Company, including the SEC Reports.

3.33    Merger Agreement

The Merger Agreement is in full force and effect. The Company and, to the Company’s knowledge, the Surviving Corporation, has all requisite corporate power and authority to enter into the Merger Agreement and to carry out and perform its respective obligations under the terms of the Merger Agreement. The Merger Agreement has been duly authorized, executed and delivered by the Company and, to the Company’s knowledge, the Surviving Corporation. The Merger Agreement constitutes the legal, valid and binding agreement of the Company and, to the Company’s knowledge, the Surviving Corporation, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Company agrees with the Purchasers that it will not, without the consent of the Purchasers who represent at least a majority of the Securities to be purchased pursuant to this Agreement, amend or modify the Merger Agreement in a manner materially adverse to the Purchasers, and no waiver thereunder shall have occurred that would reasonably be expected to materially and adversely affect the benefits the Purchaser would reasonably expect to receive under this Agreement.

4.    Representations and Warranties of Each Purchaser

Each Purchaser, severally for itself and not jointly with any other Purchaser, represents and warrants to the Company and the Placement Agents that the statements contained in this Section 4 are true and correct as of the Effective Date, and will be true and correct as of the Closing Date:

4.1    Organization

Such Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted.

4.2    Authorization

Such Purchaser has all requisite corporate or similar power and authority to enter into this Agreement and the other Transaction Agreements to which it will be a party and to carry out and perform its obligations hereunder and thereunder. All corporate, member or partnership action on the part of such Purchaser or its stockholders, members or partners necessary for the authorization, execution, delivery and performance of this Agreement and the other Transaction Agreements to which it will be a party and the consummation of the other transactions contemplated herein has been taken. The signature of the Purchaser on this Agreement is genuine and the signatory to this Purchase Agreement, if the Purchaser is an individual, has the legal competence and capacity to execute the same or, if the Purchaser is not an individual, the signatory has been duly authorized to execute the same on behalf of the Purchaser. Assuming this Agreement constitutes the legal and binding agreement of the Company, this Agreement constitutes a legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, except as such enforceability may be limited or otherwise affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and/or similar laws relating to or affecting the rights of creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.3    No Conflict

The execution, delivery and performance of the Transaction Agreements by such Purchaser, the purchase of the Securities in accordance with their terms and the consummation by such Purchaser of the other transactions contemplated hereby will not conflict with or result in any violation of, breach or default by such Purchaser (with or without notice or lapse of time, or both) under, conflict with, or give rise to a right of termination, cancellation or acceleration of any obligation, a change of control right or to a loss of a material benefit under (i) any provision of the organizational documents of such Purchaser, including, without limitation, its incorporation or formation papers, bylaws, indenture of trust or partnership or operating agreement, as may be applicable or (ii) any agreement or instrument, undertaking, credit facility, franchise, license, judgment, order, ruling, statute, law, ordinance, rule or regulations, applicable to such Purchaser or its respective properties or assets, except, in the case of clause (ii), as would not, individually or in the aggregate, be reasonably expected to materially delay or hinder the ability of such Purchaser to perform its obligations under the Transaction Agreements (such delay or hindrance, a “Purchaser Adverse Effect”).

4.4    Consents

All consents, approvals, orders and authorizations required on the part of such Purchaser in connection with the execution, delivery or performance of this Agreement, the issuance of the Securities and the consummation of the other transactions contemplated herein have been obtained or made, other than such consents, approvals, orders and authorizations the failure of which to make or obtain, individually or in the aggregate, would not reasonably be expected to have a Purchaser Adverse Effect.

4.5    Residency

Such Purchaser’s residence (if an individual) or offices in which its investment decision with respect to the Securities was made (if an entity) are located at the address immediately below such Purchaser’s name on the Schedule of Purchasers.

4.6    Brokers and Finders

Such Purchaser has not retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement whose fees the Company would be required to pay.

4.7    Investment Representations and Warranties

Each Purchaser hereby represents and warrants that, it (i) as of the date hereof, is and on each date on which it exercises the Pre-Funded Warrants, will be, a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” as that term is defined in Rule 501(a) under Regulation D promulgated pursuant to the Securities Act; or (ii) has such knowledge and experience in financial and business matters as to be able to protect its own interests in connection with an investment in the Securities. Each Purchaser further represents and warrants that (x) it is capable of evaluating the merits and risk of such investment, and (y) that it has not been organized for the purpose of acquiring the Securities. and is an “institutional account” as defined by FINRA Rule 4512(c). Such Purchaser understands and agrees that the offering and sale of the Securities has not been registered under the Securities Act or any applicable state securities laws and is being made in reliance upon federal and state exemptions for transactions not involving a public offering which depend upon, among other things, the bona fide nature of the investment intent and the accuracy of such Purchaser’s representations as expressed herein.

4.8    Intent

Each Purchaser is purchasing the Shares and, if applicable, Pre-Funded Warrants and, upon exercise of the Pre-Funded Warrants, will acquire the Warrant Shares issuable upon exercise thereof, solely for investment purposes, for such Purchaser’s own account and not for the account of others, and not with a view towards, or for offer or sale in connection with, any distribution or dissemination thereof. Notwithstanding the foregoing, if such Purchaser is subscribing for the Securities as a fiduciary or agent for one or more investor accounts, such Purchaser has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account. Each Purchaser has no present arrangement to sell the Securities to or through any person or entity. Each Purchaser understands that the Securities must be held indefinitely unless such Securities are resold pursuant to a registration statement under the Securities Act or an exemption from registration is available.

4.9    Investment Experience; Ability to Protect Its Own Interests and Bear Economic Risks

Each Purchaser, or such Purchaser’s professional advisors, have such knowledge and experience in finance, securities, taxation, investments and other business matters as to be capable of evaluating the merits and risks of investments of the kind described in this Agreement, and the Purchaser has had an opportunity to seek, and has sought, such accounting, legal, business and tax advice as the Purchaser has considered necessary to make an informed investment decision. By reason of the business and financial experience of such Purchaser or his, her or its professional advisors (who are not affiliated with or compensated in any way by the Company or any of its affiliates or selling agents), such Purchaser can protect his, her or its own interests in connection with the transactions described in this Agreement. Purchaser acknowledges that it (i) is a sophisticated investor, experienced in investing in private placements of equity securities and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities and (ii) has exercised independent judgment in evaluating its participation in the purchase of the Securities.

Each Purchaser acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Securities, including those set forth in the Company’s filings with the SEC. Alone, or together with any professional advisor(s), such Purchaser has adequately analyzed and fully considered the risks of an investment in the Securities and determined that the Securities are a suitable investment for the Purchaser. Each Purchaser is, at this time and in the foreseeable future, able to afford the loss of his, her or its entire investment in the Securities. Such Purchaser acknowledges specifically that a possibility of total loss exists.

4.10    Tax Advisors

Such Purchaser has had the opportunity to review with such Purchaser’s own tax advisors the federal, state and local tax consequences of its purchase of the Securities set forth opposite such Purchaser’s name on Exhibit A, where applicable, and the transactions contemplated by this Agreement. Such Purchaser acknowledges that Purchaser shall be responsible for any of such Purchaser’s tax liabilities that may arise as a result of the transactions contemplated by this Agreement, and that the Company and any of its agents have not provided any tax advice or any other representation or guarantee regarding the tax consequences of the transactions contemplated by the Agreement.

4.11    Securities Not Registered; Legends

Such Purchaser acknowledges and agrees that the Securities are being offered in a transaction not involving any public offering within the meaning of the Securities Act, and such Purchaser understands that the Securities have not been registered under the Securities Act, by reason of their issuance by the Company in a transaction exempt from the registration requirements of the Securities Act, and that the Securities must continue to be held and may not be offered, resold, transferred, pledged or otherwise disposed of by such Purchaser unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration and in each case in accordance with any applicable securities laws of any state of the United States. Such Purchaser understands that the exemptions from registration afforded by Rule 144 (the provisions of which are known to it) promulgated under the Securities Act depend on the satisfaction of various conditions including, but not limited to, the time and manner of sale, the holding period and on requirements relating to the Company which are outside of such Purchaser’s control and which the Company is under no obligation and may not be able to satisfy, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts. Such Purchaser acknowledges and agrees that it has been advised to consult legal counsel prior to making any offer, resale, transfer, pledge or disposition of any of the Securities.    Such Purchaser acknowledges that no federal or state agency has passed upon or endorsed the merits of the offering of the Securities or made any findings or determination as to the fairness of this investment.

Each Purchaser understands that the Securities may bear one or more legends in substantially the following form and substance:

“THESE SECURITIES ARE BEING OFFERED TO INVESTORS WITHOUT REGISTRATION WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION UNDER THE

SECURITIES ACT IN RELIANCE UPON REGULATION D PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“THE SECURITIES ACT”). TRANSFER OF THESE SECURITIES IS PROHIBITED, EXCEPT PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO AVAILABLE EXEMPTION FROM REGISTRATION. HEDGING TRANSACTIONS MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.”

In addition, stock certificates representing the Securities may contain a legend regarding affiliate status of the Purchaser, if applicable.

4.12    Placement Agents

Each Purchaser hereby acknowledges and agrees that (a) each Placement Agent is acting solely as placement agent in connection with the execution, delivery and performance of the Transaction Agreements and the issuance of the Securities to Purchaser and neither the Placement Agents nor any of their respective affiliates have acted as an underwriter or in any other capacity and is not and shall not be construed as a fiduciary or financial advisor for such Purchaser, the Company or any other person or entity in connection with the execution, delivery and performance of the Transaction Agreements and the issuance and purchase of the Securities, (b) each Placement Agent has not made and does not make any representation or warranty, whether express or implied, of any kind or character, or has not provided any advice or recommendation in connection with the execution, delivery and performance of the Transaction Agreements or with respect to the Securities, nor is such information or advice necessary or desired, (c) each Placement Agent will not have any responsibility with respect to (i) any representations, warranties or agreements made by any person or entity under or in connection with the execution, delivery and performance of the Transaction Agreements, or the execution, legality, validity or enforceability (with respect to any person) thereof, or (ii) the business, affairs, financial condition, operations, properties or prospects of, or any other matter concerning the Company, and (d) each Placement Agent will not have any liability or obligation (including without limitation, for or with respect to any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements incurred by such Purchaser, the Company or any other person or entity), whether in contract, tort or otherwise, to such Purchaser, or to any person claiming through it, in respect of the execution, delivery and performance of the Transaction Agreements, except in each case for such party’s own gross negligence, willful misconduct or bad faith. No disclosure or offering document has been prepared by the Placement Agents or any of their respective affiliates in connection with the offer and sale of the Securities. Neither the Placement Agents nor any of their respective affiliates have made or make any representation as to the quality or value of the Securities and the Placement Agents and any of their respective affiliates may have acquired non-public information with respect to the Company which Purchaser agrees need not be provided to it.

4.13    Reliance by the Company

Such Purchaser acknowledges that the Company will rely upon the truth and accuracy of, and the Purchaser’s compliance with, the representations, warranties, agreements, acknowledgements and understandings of such Purchaser set forth herein.

4.14    No General Solicitation

The Purchaser acknowledges and agrees that the Purchaser is purchasing the Securities directly from the Company. Purchaser became aware of this offering of the Securities solely by means of direct contact from the Placement Agents or directly from the Company as a result of a pre-existing, substantive relationship with the Company or the Placement Agents, and/or their respective advisors (including, without limitation, attorneys, accountants, bankers, consultants and financial advisors), agents, control persons, representatives, affiliates, directors, officers, managers, members, and/or employees, and/or the representatives of such persons. The Securities were offered to Purchaser solely by direct contact between Purchaser and the Company, the Placement

Agents, and/or their respective representatives. Purchaser did not become aware of this offering of the Securities, nor were the Securities offered to Purchaser, by any other means, and none of the Company, the Placement Agents and/or their respective representatives acted as investment advisor, broker or dealer to Purchaser. The Purchaser is not purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television, radio or the internet or presented at any seminar or any other general solicitation or general advertisement, including any of the methods described in Section 502(c) of Regulation D under the Securities Act.

4.15    No Reliance

The Purchaser further acknowledges that there have not been and Purchaser hereby agrees that it is not relying on and has not relied on, any statements, representations, warranties, covenants or agreements made to the Purchaser by or on behalf of the Company, any of its affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing or any other person or entity (including the Placement Agents), expressly or by implication, other than the SEC Reports and those representations, warranties and covenants of the Company expressly set forth in this Agreement. Purchaser acknowledges that certain information provided by the Company was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections.

4.16    Access to Information

In making its decision to purchase the Securities, Purchaser has relied solely upon independent investigation made by Purchaser and upon the representations, warranties and covenants set forth herein. The Purchaser acknowledges and agrees that the Purchaser has received such information as the Purchaser deems necessary in order to make an investment decision with respect to the Securities, including, with respect to the Company and the Merger. Without limiting the generality of the foregoing, the Purchaser acknowledges that he, she or it has reviewed the 2021 SEC Reports filed prior to the date hereof. The Purchaser acknowledges and agrees that the Purchaser and the Purchaser’s professional advisor(s), if any, have had the opportunity to ask such questions, receive such answers and obtain such information as the Purchaser and such Purchaser’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Securities and that the Purchaser has independently made his, her or its own analysis and decision to invest in the Company.

4.17    Short Sales

Between the time the Purchaser learned about the offering contemplated by this Agreement and the public announcement of the offering, the Purchaser has not engaged in any Short Sales or similar transactions with respect to the Common Stock or any securities exchangeable or convertible for Common Stock, nor has the Purchaser, directly or indirectly, caused any person to engage in any Short Sales or similar transactions with respect to the Common Stock.

4.18    Disqualification Event

To the extent the Purchaser is one of the covered persons identified in Rule 506(d)(1), the Purchaser represents that no disqualifying event described in Rule 506(d)(1)(i-viii) of the Securities Act (a “Disqualification Event”) is applicable to the Purchaser or any of its Rule 506(d) Related Parties (as defined below), except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. The Purchaser hereby agrees that it shall notify the Company promptly in writing in the event a Disqualification Event becomes applicable to the Purchaser or any of its Rule 506(d) Related Parties, except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. For purposes of this Section, “Rule 506(d) Related Party” shall mean a person or entity that is a beneficial owner of the Purchaser’s securities for purposes of Rule 506(d) of the Securities Act.

5.    Covenants

5.1    Further Assurances

Each party agrees to cooperate with each other and their respective officers, employees, attorneys, accountants and other agents, and, generally, do such other reasonable acts and things in good faith as may be necessary to effectuate the intents and purposes of this Agreement, subject to the terms and conditions hereof and compliance with applicable law, including taking reasonable action to facilitate the filing of any document or the taking of reasonable action to assist the other parties hereto in complying with the terms hereof. The Purchaser acknowledges that the Company and the Placement Agents will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Agreement. Prior to the Closing, the Purchaser agrees to promptly notify the Company if any of the acknowledgments, understandings, agreements, representations and warranties set forth in Section 4 of this Agreement are no longer accurate.

5.2    Listing

The Company shall cause the Shares and the Warrant Shares to be listed on the Nasdaq Capital Market prior to or at the Closing and shall use its commercially reasonable efforts to maintain the listing of its Common Stock on the Nasdaq Capital Market.

5.3    Placement Agents’ Fees

The Surviving Corporation acknowledges that it has engaged each of the Placement Agents in its capacity as placement agent in connection with the sale of the Securities. The Surviving Corporation shall be responsible for the payment of any placement agent’s fees, financial advisory fees, or brokers’ commissions (other than for Persons engaged by any Purchaser), in each case payable to third parties retained by the Surviving Corporation, relating to or arising out of the transactions contemplated by this Agreement.

5.4    Disclosure of Transactions and Other Material Information.

The Company shall, by 9:00 a.m., New York City time, on the first (1st) business day immediately following the date of this Agreement, issue one or more press releases and/or file with the SEC a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing all material terms of the transactions contemplated hereby, by the other Transaction Agreements and the Merger Agreement (and including as exhibits to such Current Report on Form 8-K the material Transaction Agreements (including, without limitation, this Agreement, the form of Prefunded Warrant and the Registration Rights Agreement). Upon the issuance of the Disclosure Document, to the knowledge of the Company, no Purchaser shall be in possession of any material, non-public information received from the Company or any of its officers, directors, or employees or agents, that is not disclosed in the Disclosure Document unless otherwise specifically agreed in writing by such Purchaser and except if such Purchaser is in possession of any information with respect to the American Society of Clinical Oncology abstract (the “ASCO Abstract”). The Company will use its reasonable best efforts to cause the Surviving Corporation to publish the ASCO Abstract within four (4) business days of the date hereof. Notwithstanding anything in this Agreement to the contrary, the Company shall not publicly disclose the name of any Purchaser or any of its affiliates or advisers, or include the name of any Purchaser or any of its affiliates or advisers in any press release or filing with the SEC (other than the Registration Statement) or any regulatory agency, without the prior written consent of such Purchaser, except (i) as required by the federal securities law in connection with (A) any registration statement contemplated by the Registration Rights Agreement and (B) the filing of final Transaction Agreements (including signature pages thereto) with the SEC or pursuant to other routine proceedings of regulatory authorities, or (ii) to the extent such disclosure is required by law, at the request of the staff of the SEC or regulatory agency or under the regulations of the Nasdaq Capital Market, in which case the Company will provide the Purchaser with prior written notice (including by e-mail) of such disclosure under this clause (ii).

5.5    Integration

The Company has not sold, offered for sale or solicited offers to buy and shall not, and shall use its commercially reasonable efforts to ensure that no Affiliate of the Company shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that will be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities to the Purchasers, or that will be integrated with the offer or sale of the Securities for purposes of the rules and regulations of any National Exchange such that it would require stockholder approval prior to the closing of such other transaction unless stockholder approval is obtained before the closing of such subsequent transaction; provided, however, that this Section 5.5 shall not limit the Company’s right to issue shares of capital stock pursuant to the Merger Agreement.

5.6    Pledge of Securities

The Company acknowledges and agrees that the Securities may be pledged by a Purchaser in connection with a bona fide margin agreement or other loan or financing arrangement that is secured by the Securities. The pledge of Securities shall not be deemed to be a transfer, sale or assignment of the Securities hereunder, and no Purchaser effecting a pledge of Securities shall be required to provide the Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Agreement. The Company hereby agrees to execute and deliver such documentation as a pledgee of the Securities may reasonably request in connection with a pledge of the Securities to such pledgee by a Purchaser; provided that any and all costs to effect the pledge of the Securities are borne by the pledgor and/or pledgee and not the Company.

5.7    Subsequent Equity Sales

From the date hereof until 45 days after the Closing Date, without the consent of Jefferies and the Purchasers of at least a majority in interest of the Securities then held by Purchasers, the Company shall not (a) issue shares of Common Stock or Common Stock Equivalents, or (b) file with the SEC a registration statement under the Securities Act relating to any shares of Common Stock or Common Stock Equivalents. Notwithstanding the foregoing, the provisions of this Section 5.7 shall not apply to (i) the issuance of the Securities hereunder, (ii) the issuance of Common Stock pursuant to the Merger Agreement and registration of such Common Stock for resale as contemplated by the Merger Agreement, (iii) the transactions contemplated by the Registration Rights Agreement, (iv) the issuance of Common Stock upon the exercise of any options or warrants outstanding on the date hereof, (v) the issuance of Common Stock or Common Stock Equivalents to employees, directors or consultants pursuant to (a) any stock option or equity incentive or employee stock purchase plan in effect on the date hereof or such equity incentive plan that may be included and described in the Proxy Statement, or (b) any compensation agreements, (vi) the issuance of Common Stock in connection with acquisitions or strategic transactions, provided that any such issuance shall only be to a Person which is, itself or through its subsidiaries, an operating company in a business synergistic with the business of the Company, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities and (vii) the filing of a registration statement on Form S-8; provided that the aggregate number of shares of Common Stock issued in accordance with clause (vi) of this Section 5.7 do not exceed 5% of the number of shares of Common Stock outstanding immediately after the issuance and sale of the Securities and closing of the Merger.

5.8    Reservation of Common Stock

As of the date hereof, the Company has reserved and the Company shall continue to reserve and keep available at all times, free of preemptive rights, a sufficient number of shares of Common Stock for the purpose of enabling the Company to issue all of the Warrant Shares upon conversion of any Pre-Funded Warrant.

5.9    Use of Proceeds

The Company shall use the proceeds from the sale of the Securities for working capital and general corporate purposes.

5.10    Removal of Legends

(a)    In connection with any sale, assignment, transfer or other disposition of the Shares or Warrant Shares by a Purchaser pursuant to Rule 144 or pursuant to any other exemption under the Securities Act such that the purchaser acquires freely tradable shares and upon compliance by the Purchaser with the requirements of this Agreement, if requested by the Purchaser, the Company shall request the Transfer Agent to remove any restrictive legends related to the book entry account holding such shares and make a new, unlegended entry for such book entry shares sold or disposed of without restrictive legends within two (2) business days of any such request therefor from such Purchaser, provided that the Company has timely received from the Purchaser customary representations and other documentation reasonably acceptable to the Company in connection therewith. The Company shall be responsible for the fees of its Transfer Agent, its legal counsel and all DTC fees associated with such legend removal.

(b)    Subject to receipt from the Purchaser by the Company and the Transfer Agent of customary representations and other documentation reasonably acceptable to the Company and the Transfer Agent in connection therewith, upon the earliest of such time as the Shares or Warrant Shares (i) have been registered under the Securities Act pursuant to an effective registration statement, (ii) have been sold pursuant to Rule 144, or (iii) are eligible for resale under Rule 144(b)(1) or any successor provision, the Company shall, in accordance with the provisions of this Section 5.10(b) and within two (2) business days of any request therefor from a Purchaser accompanied by such customary and reasonably acceptable documentation referred to above, (A) deliver to the Transfer Agent irrevocable instructions that the Transfer Agent shall make a new, unlegended entry for such book entry shares, and (B) cause its counsel to deliver to the Transfer Agent one or more opinions to the effect that the removal of such legends in such circumstances may be effected under the Securities Act if required by the Transfer Agent to effect the removal of the legend in accordance with the provisions of this Agreement. Any shares subject to legend removal under this Section 5.10 may be transmitted by the Transfer Agent to the Purchaser by crediting the account of the Purchaser’s prime broker with the DTC System as directed by such Purchaser. The Company shall be responsible for the fees of its Transfer Agent and all DTC fees associated with such issuance.

6.    Conditions of Closing

6.1    Conditions to the Obligation of the Purchasers

The several obligations of each Purchaser to consummate the transactions to be consummated at the Closing, and to purchase and pay for the Securities being purchased by it at the Closing pursuant to this Agreement, are subject to the satisfaction or waiver in writing of the following conditions precedent:

(a)    Representations and Warranties. The representations and warranties of the Company contained herein shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (it being understood and agreed by each Purchaser that for purposes of this Section 6.1(a), in the case of any representation and warranty of the Company contained herein (i) which is not hereinabove qualified by application thereto of a materiality standard, such representation and warranty need be true and correct only in all material respects or (ii) which is made as of a specific date, such representation and warranty need be true and correct only as of such specific date) and consummation of the Closing shall constitute a reaffirmation by the Company of each of the representations and warranties of the Company contained in this Agreement as of the Closing Date.

(b)    Performance. The Company shall have performed in all material respects all obligations and conditions herein required to be performed or observed by the Company on or prior to the Closing Date.

(c)    No Injunction. The purchase of and payment for the Securities by each Purchaser shall not be prohibited or enjoined by any law or governmental or court order or regulation and no such prohibition shall have been threatened in writing.

(d)    Consents. The Company shall have obtained the consents, permits, approvals, registrations and waivers necessary for the consummation of the purchase and sale of the Securities and the consummation of the other transactions contemplated by the Transaction Agreements.

(e)    Transfer Agent. The Company shall have furnished all required materials to the Transfer Agent to reflect the issuance of the Shares at the Closing.

(f)    Adverse Changes. Since the date hereof, no event or series of events shall have occurred that has had or would reasonably be expected to have a Material Adverse Effect.

(g)    No Amendments to Merger Agreement. The Merger Agreement shall not have been amended or modified, and no waiver thereunder shall have occurred, that would reasonably be expected to materially and adversely affect the benefits the Purchaser would reasonably expect to receive under this Agreement.

(h)    Closing of Merger. All conditions precedent to the consummation of the Merger set forth in the Merger Agreement shall have been satisfied or waived by the party entitled to the benefit thereof, and the Merger shall have become effective.

(i)    Minimum Amount. The Purchasers under this Agreement or similar securities purchase agreements shall purchase, in the aggregate, at least $50,000,000 in Shares and Pre-Funded Warrants at the Closing; provided, however, that if any Purchaser’s failure, inability or unwillingness to purchase at the Closing the Securities that such Purchaser has agreed pursuant to this Agreement to purchase at the Closing is the reason that this condition is not satisfied at the Closing, such Purchaser may not rely on this condition to excuse such failure, inability or unwillingness.

(j)    Opinion of Company Counsel. The Company shall have delivered to the Purchasers and the Placement Agents the opinion of Wilson Sonsini Goodrich & Rosati, P.C., dated as of the Closing Date in customary form and substance to be reasonably agreed upon with the Purchasers.

(k)    Compliance Certificate. The Chief Executive Officer of the Company shall have delivered to the Purchasers at the Closing Date a certificate certifying that the conditions specified in Sections 6.1(a) (Representations and Warranties), 6.1(b) (Performance), 6.1(c) (No Injunction) and 6.1(n) (Listing Requirements) of this Agreement have been fulfilled.

(l)    Secretary’s Certificate. The Secretary of the Company shall have delivered to the Purchasers at the Closing Date a certificate certifying (i) the Certificate of Incorporation, as amended, of the Company; (ii) the Bylaws of the Company; and (iii) resolutions of the Company’s Board of Directors (or an authorized committee thereof) approving this Agreement and the transactions contemplated by this Agreement.

(m)    Registration Rights Agreement. The Company shall have executed and delivered the Registration Rights Agreement in the form attached hereto as Exhibit C (the “Registration Rights Agreement”) to the Purchasers.

(n)    Listing Requirements. The Common Stock shall be listed on a National Exchange and shall not have been suspended, as of the Closing Date, by the SEC or the National Exchange from trading thereon nor shall suspension by the SEC or the National Exchange have been threatened, as of the Closing Date, either (i) in writing by the SEC or the National Exchange or (ii) by falling below the minimum listing maintenance requirements of the National Exchange (with a reasonable prospect of delisting occurring after giving effect to all applicable notice, appeal, compliance and hearing periods); and the Company shall have filed with Nasdaq a Notification Form: Listing of Additional Shares for the listing of the Shares and Warrant Shares and shall have received confirmation from Nasdaq that it has completed its review of such form with no objections to the transactions contemplated herein.

6.2    Conditions to the Obligation of the Company

The obligation of the Company to consummate the transactions to be consummated at the Closing, and to issue and sell to each Purchaser the Common Stock to be purchased by it at the Closing pursuant to this Agreement, is subject to the satisfaction or waiver in writing of the following conditions precedent:

(a)    Representations and Warranties. The representations and warranties contained herein of each Purchaser shall be true and correct on and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date (it being understood and agreed by the Company that, in the case of any representation and warranty of a Purchaser contained herein which is not hereinabove qualified by application thereto of a materiality standard, such representation and warranty need be true and correct only in all material respects) and consummation of the Closing shall constitute a reaffirmation by the Purchaser of each of the representations, warranties, covenants and agreements of the Purchaser contained in this Agreement as of the Closing Date.

(b)    Performance. Each Purchaser shall have performed in all material respects all obligations and conditions herein required to be performed or observed by such Purchaser on or prior to the Closing Date.

(c)    Injunction. The purchase of and payment for the Securities by each Purchaser shall not be prohibited or enjoined by any law or governmental or court order or regulation.

(d)    Closing of Merger. All conditions precedent to the consummation of the Merger set forth in the Merger Agreement shall have been satisfied or waived by the party entitled to the benefit thereof, and the Merger shall have become effective.

(e)    Registration Rights Agreement. Each Purchaser shall have executed and delivered the Registration Rights Agreement to the Company.

(f)    Payment. The Company shall have received payment, by wire transfer of immediately available funds, in the full amount of the purchase price for the number of Securities being purchased by each Purchaser at the Closing as set forth in Exhibit A.

7.    Termination

7.1    Conditions of Termination

This Agreement shall terminate and be void and of no further force and effect, and all obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (a) such date and time that the Merger Agreement is terminated in accordance with its terms, (b) upon the mutual written agreement of the Company and the Purchaser, (c) if, on the Closing Date, any of the conditions of Closing set forth in Section 6 have not been satisfied as of the time required hereunder to be so satisfied or waived by the party entitled to grant such waiver, or are not capable of being satisfied and, as a result thereof, the transactions contemplated by this Agreement will not be and are not consummated, or (d) if the Closing has not occurred on or before October 31, 2021, other than as a result of a Willful Breach of a Purchaser’s obligations hereunder; provided, however, that nothing herein shall relieve any party to this Agreement of any liability for common law fraud or for any Willful Breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from any such Willful Breach. “Willful Breach” means a deliberate act or deliberate failure to act, taken with the actual knowledge that such act or failure to act would result in or constitute a material breach of this Agreement. The Company shall notify Purchaser of the termination of the Merger Agreement promptly after the termination thereof.

8.    Miscellaneous Provisions

8.1    Public Statements or Releases

Except as set forth in Section 5.4, neither the Company nor any Purchaser shall make any public announcement with respect to the existence or terms of this Agreement or the transactions provided for herein without the prior approval of the other parties. Notwithstanding the foregoing, and subject to compliance with Section 5.4, nothing in this Section 8.1 shall prevent any party from making any public announcement it considers necessary in order to satisfy its obligations under the law, including applicable securities laws, or under the rules of any national securities exchange.

8.2    Interpretation

The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement, and section and subsection references are to this Agreement unless otherwise specified. The headings in this Agreement are included for convenience of reference only and will not limit or otherwise affect the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, will be deemed to refer to the date set forth in the first paragraph of this Agreement. The meanings given to terms defined herein will be equally applicable to both the singular and plural forms of such terms. All matters to be agreed to by any party hereto must be agreed to in writing by such party unless otherwise indicated herein. References to agreements, policies, standards, guidelines or instruments, or to statutes or regulations, are to such agreements, policies, standards, guidelines or instruments, or statutes or regulations, as amended or supplemented from time to time (or to successors thereto).

8.3    Notices

Any notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed to be given (a) when delivered if personally delivered to the party for whom it is intended, (b) when delivered, if sent by electronic mail or facsimile with receipt confirmed during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) three (3) days after having been sent by certified or registered mail, return-receipt requested and postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt:

(a)    If to the Company (on or prior to the Closing Date), addressed as follows:

Aerpio Pharmaceuticals, Inc.

9987 Carver Road

Cincinnati, Ohio 45242

Attention: Joseph Gardner, Ph.D., Chief Executive Officer

Email: jgardner@aerpio.com

with a copy to (which shall not constitute notice):

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

Attention: Danielle M. Lauzon, Andrew H. Goodman

Email: dlauzon@goodwinlaw.com, agoodman@goodwinlaw.com

If to the Company (following the Closing Date):

AADi Bioscience, Inc

17383 Sunset Blvd, Suite A250

Pacific Palisades, CA 90272

Attention: Neil Desai, Chief Executive Officer

Email: ndesai@aadibio.com

with a copy to (which shall not constitute notice):

Wilson Sonsini Goodrich & Rosati P.C.

One Market Plaza, Spear Tower, Suite 3300

San Francisco, California 94105

Attention: Ethan Lutske

Email: elutske@wsgr.com

Wilson Sonsini Goodrich & Rosati P.C.

12235 El Camino Real

San Diego, CA 92130

Attention: Dan Koeppen

Email: dkoeppen@wsgr.com

(b)    If to any Purchaser, at its address set forth on Exhibit A or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 8.3.

Any Person may change the address to which notices and communications to it are to be addressed by notification as provided for herein.

8.4    Severability

If any part or provision of this Agreement is held unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provisions shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner, and the remainder of this Agreement shall remain binding upon the parties hereto.

8.5    Governing Law; Submission to Jurisdiction; Venue; Waiver of Trial by Jury

(a)        This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to choice of laws or conflicts of laws provisions thereof that would require the application of the laws of any other jurisdiction, except to the extent that mandatory principles of Delaware law may apply.

(b)	The Company and each of the Purchasers hereby irrevocably and unconditionally:

(i)    submits for itself and its property in any legal action or proceeding relating solely to this Agreement or the transactions contemplated hereby, to the general jurisdiction of the any state court or United States Federal court sitting in the City of New York, in the State of New York;

(ii)    consents that any such action or proceeding may be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same to the extent permitted by applicable law;

(iii)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the party, as the case may be, at its address set forth in Section 8.3 or at such other address of which the other party shall have been notified pursuant thereto;

(iv)    agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction for recognition and enforcement of any judgment or if jurisdiction in the courts referenced in the foregoing clause (i) are not available despite the intentions of the parties hereto;

(v)    agrees that final judgment in any such suit, action or proceeding brought in such a court may be enforced in the courts of any jurisdiction to which such party is subject by a suit upon such judgment, provided that service of process is effected upon such party in the manner specified herein or as otherwise permitted by law;

(vi)    agrees that to the extent that such party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process with respect to itself or its property, such party hereby irrevocably waives such immunity in respect of its obligations under this Agreement, to the extent permitted by law; and

(vii)    irrevocably and unconditionally waives trial by jury in any legal action or proceeding in relation to this Agreement.

8.6    Waiver

No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or be construed as, a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

8.7    Expenses

Except as otherwise agreed, each party shall pay its own out-of-pocket fees and expenses, including the fees and expenses of attorneys, accountants and consultants employed by such party, incurred in connection with the proposed investment in the Securities, the negotiation of the Transaction Agreements and the consummation of the transactions contemplated thereby.

8.8    Assignment

None of the parties may assign its rights or obligations under this Agreement or designate another person (i) to perform all or part of its obligations under this Agreement or (ii) to have all or part of its rights and benefits under this Agreement, in each case without the prior written consent of (x) the Company, in the case of a Purchaser and (y) the Purchasers, in the case of the Company, provided that a Purchaser may, without the prior consent of the Company, assign its rights to purchase the Securities hereunder to any of its affiliates or to any other investment funds or accounts managed or advised by the investment manager who acts on behalf of Purchaser (provided each such assignee agrees to be bound by the terms of this Agreement and makes the same representations and warranties set forth in Section 4 hereof). In the event of any assignment in accordance with the terms of this Agreement, the assignee shall specifically assume and be bound by the provisions of this Agreement by executing a writing agreeing to be bound by and subject to the provisions of this Agreement and shall deliver an executed counterpart signature page to this Agreement and, notwithstanding such assumption or agreement to be bound hereby by an assignee, no such assignment shall relieve any party assigning any interest hereunder from its obligations or liability pursuant to this Agreement.

8.9    Confidential Information

(a)     Each Purchaser covenants that until such time as the transactions contemplated by this Agreement are publicly disclosed by the Company, such Investor will maintain the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction), other than to such Person’s outside attorney, accountant, auditor or investment advisor only to the extent necessary to permit evaluation of the investment, and the performance of the necessary or required tax, accounting, financial, legal, or administrative tasks and services and other than as may be required by law.

(b)    The Company may request from the Purchasers such additional information as the Company may deem necessary to evaluate the eligibility of the Purchaser to acquire the Securities, and the Purchaser shall promptly provide such information as may reasonably be requested to the extent readily available; provided, that the Company agrees to keep any such information provided by the Purchaser confidential, except (i) as required by the federal securities laws, rules or regulations and (ii) to the extent such disclosure is required by other laws, rules or regulations, at the request of the staff of the SEC or regulatory agency or under the regulations of Nasdaq. The Purchaser acknowledges that the Company may file a copy of this Agreement with the SEC as an exhibit to a periodic report or a registration statement of the Company.

8.10    Reliance by and Exculpation of Jefferies, Cowen and Piper as Placement Agents

(a)    Each Purchaser agrees and acknowledges that it has read the notice attached hereto as Exhibit D and hereto agrees for the express benefit of each Placement Agent, its affiliates and its representatives that (i) such Placement Agent, its affiliates and its representatives have not made, and will not make any representations or warranties with respect to the Company or the offer and sale of the Securities, and such Purchaser will not rely on any statements made by such Placement Agent, orally or in writing, to the contrary, (ii) such Purchaser will be responsible for conducting its own due diligence investigation with respect to the Company and the offer and sale of the Securities, (iii) such Purchaser will be purchasing Securities based on the results of its own due diligence investigation of the Company and such Placement Agent and each of its directors, officers, employees, representatives, and controlling persons have made no independent investigation with respect to the Company, the Securities, or the accuracy, completeness, or adequacy of any information supplied to the Purchaser by the Company, (iv) such Purchaser has negotiated the offer and sale of the Securities directly with the Company, and such Placement Agent will not be responsible for the ultimate success of any such investment and (v) the decision to invest in the Company will involve a significant degree of risk, including a risk of total loss of such investment. Each Purchaser further represents and warrants to each Placement Agent that it, including any fund or funds that it manages or advises that participates in the offer and sale of the Securities, is permitted under its constitutive documents (including, without limitation, all limited partnership agreements, charters, bylaws, limited liability company agreements, all applicable side letters with investors, and similar documents) to make investments of the type contemplated by this Agreement. This Section 8.10 shall survive any termination of this Agreement.

(b)    The Company agrees and acknowledges that the Placement Agents may rely on its representations, warranties, agreements and covenants contained in this Agreement and each Purchaser agrees that the Placement Agents may rely on such Purchaser’s representations and warranties contained in this Agreement as if such representations and warranties, as applicable, were made directly to the Placement Agents.

(c)     Neither the Placement Agents nor any of their respective affiliates or representatives (1) shall be liable for any improper payment made in accordance with the information provided by the Company; (2) makes any representation or warranty, or has any responsibilities as to the validity, accuracy, value or genuineness of any information, certificates or documentation delivered by or on behalf of the Company pursuant to the Transaction Agreements or in connection with any of the transactions contemplated therein; or (3) shall be liable (x) for any action taken, suffered or omitted by any of them in good faith and reasonably believed to be authorized or within the discretion or rights or powers conferred upon it by the Transaction Agreements or (y) for anything which any of them may do or refrain from doing in connection with the Transaction Agreements, except in each case for such party’s own gross negligence, willful misconduct or bad faith.

(d)    The Company agrees that the Placement Agents, their respective affiliates and representatives shall be entitled to (1) rely on, and shall be protected in acting upon, any certificate, instrument, notice, letter or any other document or security delivered to any of them by or on behalf of the Company, and (2) be indemnified by the Company for acting as a Placement Agent hereunder pursuant to the indemnification provisions set forth in the Engagement Letters.

8.11    Third Parties

Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties to this Agreement any rights, remedies, claims, benefits, obligations or liabilities under or by reason of this Agreement, and no Person that is not a party to this Agreement (including, without limitation, any partner, member, shareholder, director, officer, employee or other beneficial owner of any party to this Agreement, in its own capacity as such or in bringing a derivative action on behalf of a party to this Agreement) shall have any standing as a third party beneficiary with respect to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, the Placement Agents are an intended third-party beneficiary of the representations and warranties of the Company and of each Purchaser set forth in Section 3, Section 4 and Section 6.1(j) and Section 8.10 respectively, of this Agreement.

8.12    Independent Nature of Purchasers’ Obligations and Right

The obligations of each Purchaser under this Agreement are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under this Agreement. Nothing contained herein, and no action taken by any Purchaser pursuant hereto, shall be deemed to constitute the Purchasers as, and the Company acknowledges that the Purchasers do not so constitute, a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group, and the Company will not assert any such claim with respect to such obligations or the transactions contemplated by this Agreement and the Company acknowledges that the Purchasers are not acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement. The Company acknowledges and each Purchaser confirms that it has independently participated in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors. Each Purchaser shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose. For reasons of administrative convenience only, certain Purchasers and their respective counsels have chosen to communicate with the Company through Cooley LLP, counsel to the Placement Agents. Each such Purchaser acknowledges that Cooley LLP has rendered legal advice to the Placement Agents and not to such Purchaser in connection with the transactions contemplated hereby, and that each such Purchaser has relied for such matters on the advice of its own respective counsel. The Company has elected to provide all Purchasers with the same terms and Transaction Documents for the convenience of the Company and not because it was required or requested to do so by any Purchaser.

8.13    Counterparts

This Agreement may be signed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

8.14    Entire Agreement; Amendments

This Agreement and the other Transaction Agreements constitute the entire agreement between the parties hereto respecting the subject matter hereof and supersedes all prior agreements, negotiations, understandings, representations and statements respecting the subject matter hereof, whether written or oral. No modification, alteration, or change in any of the terms of this Agreement shall be valid or binding upon the parties hereto unless made in writing and duly executed by the Company and the Purchasers of at least a majority in interest of the Securities then held by Purchasers. Notwithstanding the foregoing, this Agreement may not be amended and the observance of any term of this Agreement may not be waived with respect to any Purchaser without the written consent of such Purchaser unless such amendment or waiver applies to all Purchasers in the same fashion and provided that the consent of each Purchaser is required for the waiver of any of the conditions set forth in Section 6.1(f), Section 6.1(g), Section 6.1(h) or Section 6.1(n). The Company, on the one hand, and each Purchaser, on the other hand, may by an instrument signed in writing by such parties waive the performance, compliance or satisfaction by such Purchaser or the Company, respectively, with any term or provision hereof or any condition hereto to be performed, complied with or satisfied by such Purchaser or the Company, respectively.

8.15    Survival

The covenants, representations and warranties made by each party hereto contained in this Agreement shall survive the Closing and the delivery of the Securities in accordance with their respective terms. Each Purchaser shall be responsible only for its own representations, warranties, agreements and covenants hereunder.

8.16    Mutual Drafting

This Agreement is the joint product of each Purchaser and the Company and each provision hereof has been subject to the mutual consultation, negotiation and agreement of such parties and shall not be construed for or against any party hereto.

8.17    Additional Matters

For the avoidance of doubt, the parties acknowledge and confirm that the terms and conditions of the Securities were determined as a result of arm’s-length negotiations.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY:

AERPIO PHARMACEUTICALS, INC.

By:	/s/ Joseph Gardner, Ph.D.
Name:	Joseph Gardner, Ph.D.
Title:	President and Founder

Project Aspen Subscription Agreement

EXHIBIT A

PURCHASERS

Purchaser Name and Address	Aggregate Purchase Price

[***]

EXHIBIT B

FORM OF PRE-FUNDED WARRANT

THESE SECURITIES REPRESENTED HEREBY AND THE SECURITIES ISSUABLE UPON EXERCISE OF THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE BUT HAVE BEEN OR WILL BE ISSUED IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND, ACCORDINGLY, MAY NOT BE TRANSFERRED, OFFERED OR SOLD UNLESS (I) SUCH SECURITIES HAVE BEEN REGISTERED FOR SALE PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, (II) SUCH SECURITIES MAY BE SOLD PURSUANT TO RULE 144, (III) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSFER MAY LAWFULLY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (IV) THE SECURITIES ARE TRANSFERRED WITHOUT CONSIDERATION TO AN AFFILIATE OF SUCH HOLDER OR A CUSTODIAL NOMINEE (WHICH FOR THE AVOIDANCE OF DOUBT SHALL REQUIRE NEITHER CONSENT NOR THE DELIVERY OF AN OPINION).

Warrant No. [ ]	Number of Shares: [ ]
(subject to adjustment)

Original Issue Date: [ ], 2021

[                ], a Delaware corporation (the “Company”), hereby certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, [    ] or its permitted registered assigns (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company up to a total of [        ] shares of common stock, $0.001 par value per share (the “Common Stock”), of the Company (each such share, a “Warrant Share” and all such shares, the “Warrant Shares”) at an exercise price per share equal to $0.001 per share (as adjusted from time to time as provided in Section 9 herein, the “Exercise Price”), upon surrender of this Pre-Funded Warrant to Purchase Common Stock (including any Warrants to Purchase Common Stock issued in exchange, transfer or replacement hereof, the “Warrant”) at any time and from time to time on or after the date hereof (the “Original Issue Date”), and subject to the following terms and conditions:

This Warrant is one of a series of similar warrants issued pursuant to that certain Subscription Agreement (the “Subscription Agreement”), dated May 16, 2021, among the Company and the purchasers signatory thereto. All such Warrants are referred to herein, collectively, as the “Warrants.”

1. Definitions. In addition to the terms defined elsewhere in this Warrant, capitalized terms that are not otherwise defined herein have the meanings given to such terms in the Subscription Agreement. For purposes of this Warrant, the following terms shall have the following meanings:

(a) “Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

(b) “Attribution Parties” means, collectively, the following Persons and entities: (i) any direct or indirect Affiliates of the Holder, (ii) any Person acting or who could be deemed to be acting as a Group together with the Holder or any of the foregoing and (iii) any other Persons whose beneficial ownership of the Company’s Common Stock would or could be aggregated with the Holder’s and the other Attribution Parties for purposes of Section 13(d) or Section 16 of the Exchange Act. For clarity, the purpose of the foregoing is to subject collectively the Holder and all other Attribution Parties to the Beneficial Ownership Limitation.

(c) “Closing Sale Price” means, for any security as of any date, the last trade price for such security on the Principal Trading Market for such security, as reported by Bloomberg Financial Markets, or, if such Principal

Trading Market begins to operate on an extended hours basis and does not designate the last trade price, then the last trade price of such security prior to 4:00 P.M., New York City time, as reported by Bloomberg Financial Markets, or if the foregoing do not apply, the last trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg Financial Markets, or, if no last trade price is reported for such security by Bloomberg Financial Markets, the average of the bid and ask prices, of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC. If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as determined by the Board of Directors of the Company using its good faith judgment to determine the fair market value. The determination of the Board of Directors of the Company shall be binding upon all parties absent demonstrable error. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

(d) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(e) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(f) “Principal Trading Market” means the Trading Market on which the Common Stock is primarily listed on and quoted for trading, which, as of the Original Issue Date shall be the Nasdaq Global Select Market.

(g) “SEC” means the United States Securities and Exchange Commission.

(h) “Securities Act” means the Securities Act of 1933, as amended.

(i) “Trading Day” means any weekday on which the Principal Trading Market is normally open for trading.

(j) “Transfer Agent” means American Stock Transfer & Trust Company LLC, the Company’s transfer agent and registrar for the Common Stock, and any successor appointed in such capacity.

2. Registration of Warrants. The Company shall register ownership of this Warrant, upon records to be maintained by or on behalf of the Company for that purpose (the “Warrant Register”), in the name of the record Holder (which shall include the initial Holder or, as the case may be, any registered assignee to which this Warrant is permissibly assigned hereunder) from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

3. Registration of Transfers. Subject to any restrictions on transfer set forth in the Subscription Agreement and compliance with all applicable securities laws, the Company shall, or will cause its Transfer Agent to, register the transfer of all or any portion of this Warrant in the Warrant Register, upon surrender of this Warrant and payment for all applicable transfer taxes as well as (x) delivery, at the request of the Company, of an opinion of counsel reasonably satisfactory to the Company to the effect that the transfer of such portion of this Warrant may be made pursuant to an available exemption from the registration requirements of the Securities Act and all applicable state securities or blue sky laws and (y) delivery by the transferee of a written statement to the Company certifying that the transferee is an “accredited investor” as defined in Rule 501(a) under the Securities Act and making the representations and certifications set forth in the Section 4 of the Subscription Agreement, to the Company at its address specified in the Subscription Agreement. Upon any such registration or transfer, a new warrant to purchase Common Stock in substantially the form of this Warrant (any such new warrant, a “New Warrant”) evidencing the portion of this Warrant so transferred shall be issued to the transferee, and a New Warrant evidencing the remaining portion of this Warrant not so transferred, if any, shall be issued to the transferring Holder. The acceptance of the New Warrant by the transferee thereof shall be deemed the acceptance by such transferee of all of the rights and obligations in respect of the New Warrant that the Holder has in respect of this Warrant. The Company shall, or will cause its Transfer Agent to, prepare, issue and deliver at the Company’s own expense any New Warrant under this Section 3. Until due presentment for registration of transfer, the Company may treat the registered Holder hereof as the owner and holder for all purposes, and the Company shall not be affected by any notice to the contrary.

4. Exercise of Warrants.

(a) All or any part of this Warrant shall be exercisable by the registered Holder in any manner permitted by Section 10 of this Warrant at any time and from time to time on or after the Original Issue Date.

(b) The Holder may exercise this Warrant by delivering to the Company (i) an exercise notice, in the form attached as Schedule 1 hereto (the “Exercise Notice”), completed and duly signed, and (ii) payment of the Exercise Price for the number of Warrant Shares as to which this Warrant is being exercised as specified in the applicable Exercise Notice by wire transfer unless the “cashless exercise” procedure specified in Section 10 below is specified in the applicable Exercise Notice, and the date on which the last of such items is delivered to the Company (as determined in accordance with the notice provisions hereof) is an “Exercise Date.” Within two (2) days following the delivery of the Exercise Notice (the “Payment Deadline”), the Holder shall make payment with respect to the Exercise Price for the number of Warrant Shares as to which this Warrant is being exercised; provided that the Company’s obligations to deliver such Warrant Shares shall be delayed on a day-for-day basis each day after the Payment Deadline such payment of the Exercise Price is not paid. The delivery by (or on behalf of) the Holder of the Exercise Notice and the applicable Exercise Price as provided above shall constitute the Holder’s certification to the Company that its representations contained in Sections 4.3, 4.8, 4.9 and 4.10 of the Subscription Agreement are true and correct as of the Exercise Date as if remade in their entirety (or, in the case of any transferee Holder that is not a party to the Subscription Agreement, such transferee Holder’s certification to the Company that such representations are true and correct as to such transferee Holder as of the Exercise Date). The Holder shall not be required to deliver the original Warrant in order to effect an exercise hereunder until the Holder has exercised for all of the Warrant Shares available hereunder. Execution and delivery of the Exercise Notice shall have the same effect as cancellation of the original Warrant and issuance of a New Warrant evidencing the right to purchase the remaining number of Warrant Shares, if any. When the Holder has exercised for all of the Warrant Shares available hereunder and the Warrant has been exercised in full, the Holder shall surrender this Warrant to the Company for cancellation within three (3) Trading Days of the date on which the final Exercise Notice is delivered to the Company. Partial exercises of this Warrant resulting in the exercise for a portion of the total number of Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares exercisable hereunder in an amount equal to the applicable number of Warrant Shares purchased. The Holder and the Company shall maintain records showing the number of Warrant Shares exercised and the date of such purchases.

(c) The aggregate exercise price of this Warrant, except for the Exercise Price, was pre-funded to the Company on or prior to the Original Issue Date and, consequently, no additional consideration (other than the Exercise Price per Warrant Share) shall be required to be paid by the Holder to effect any exercise of this Warrant. The Holder shall not be entitled to the return or refund of all, or any portion, of such pre-funded aggregate exercise price under any circumstance or for any reason whatsoever.

5. Delivery of Warrant Shares.

(a) Subject to Section 4(b), upon exercise of this Warrant, the Company shall promptly (but in no event later than two (2) Trading Days after the Exercise Date (or three (3) Trading Days after the Exercise Date if the last of the Exercise Notice, the Exercise Price (if applicable) is delivered after 5:00 P.M., New York City time, on the Exercise Date)), upon the request of the Holder, credit such aggregate number of shares of Common Stock to which the Holder is entitled pursuant to such exercise to the Holder’s or its designee’s balance account with The Depository Trust Company (“DTC”) through its Deposit and Withdrawal At Custodian system, if the Company is then a participant in such system, or if the Transfer Agent is not participating in the Fast Automated Securities

Transfer Program (FAST) or if the certificates are required to bear a legend regarding restriction on transferability, issue and dispatch by overnight courier to the address as specified in the Exercise Notice, a certificate, registered in the Company’s share register in the name of the Holder or its designee, for the number of Warrant Shares to which the Holder is entitled pursuant to such exercise. The Holder, or any natural person or legal entity (each, a “Person”) permissibly so designated by the Holder to receive Warrant Shares, shall be deemed to have become the holder of record of such Warrant Shares as of the Exercise Date, irrespective of the date such Warrant Shares are credited to the Holder’s or its designee’s DTC account or the date of delivery of the certificates evidencing such Warrant Shares, as the case may be provided that payment of the aggregate Exercise Price (other than in the case of a cashless exercise) is received by the such date.

(b) If by the close of the second (2nd) Trading Day after the Exercise Date, the Company fails to deliver to the Holder a certificate representing the required number of Warrant Shares in the manner required pursuant to Section 5(a), or fails to credit the Holder’s or its designee’s balance account with DTC for such number of Warrant Shares to which the Holder is entitled, and if after such second (2nd) Trading Day and prior to the receipt of such Warrant Shares, the Holder is required to purchase (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Warrant Shares which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall, within two (2) Trading Days after the Holder’s request, either (1) pay in cash to the Holder an amount equal to the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased, at which point the Company’s obligation to deliver such certificate (and to issue such Warrant Shares) shall terminate, (2) either reinstate the portion of the Warrant and equivalent number of Warrant Shares for which such exercise was not honored (in which case such exercise shall be deemed rescinded) or deliver to the Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder, or (3) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Warrant Shares or credit the Holder’s or its designee’s balance account with DTC for such Warrant Shares and pay cash to the Holder in an amount equal to the excess (if any) of Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased in the Buy-In over the product of (A) the number of shares of Common Stock purchased in the Buy-In, times (B) the Closing Sale Price of a share of Common Stock on the Exercise Date. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss.

(c)To the extent permitted by law and subject to Section 5(b), the Company’s obligations to issue and deliver Warrant Shares in accordance with and subject to the terms hereof (including the limitations set forth in Section 11 below) are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance that might otherwise limit such obligation of the Company to the Holder in connection with the issuance of Warrant Shares. Subject to Section 5(b), nothing herein shall limit the Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon exercise of the Warrant as required pursuant to the terms hereof.

6. Charges, Taxes and Expenses. Issuance and delivery of certificates for shares of Common Stock upon exercise of this Warrant shall be made without charge to the Holder for any issue or transfer tax, transfer agent fee or other incidental tax or expense (excluding any applicable stamp duties) in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Company; provided, however, that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the registration of any certificates for Warrant Shares or the Warrants in a name other than that of the Holder or an Affiliate thereof.

The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring this Warrant or receiving Warrant Shares upon exercise hereof.

7. Replacement of Warrant. If this Warrant is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation hereof, or in lieu of and substitution for this Warrant, a New Warrant, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft, destruction or mutilation (in such case) and, in each case, a customary and reasonable indemnity, if requested by the Company, but without any requirement that a surety bond be procured, provided or posted unless requested by a third-party transfer agent. Applicants for a New Warrant under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Company may prescribe. If a New Warrant is requested as a result of a mutilation of this Warrant, then the Holder shall deliver such mutilated Warrant to the Company as a condition precedent to the Company’s obligation to issue the New Warrant.

8. Reservation of Warrant Shares. The Company covenants that it will, at all times while this Warrant is outstanding, reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Common Stock, solely for the purpose of enabling it to issue Warrant Shares upon exercise of this Warrant as herein provided, the number of Warrant Shares that are initially issuable and deliverable upon the exercise of this entire Warrant, free from preemptive rights or any other contingent purchase rights of persons other than the Holder (taking into account the adjustments and restrictions of Section 9). The Company covenants that all Warrant Shares so issuable and deliverable shall, upon issuance and the payment of the applicable Exercise Price (or upon a “cashless exercise” pursuant to Section 10) in accordance with the terms hereof, be duly and validly authorized, issued and fully paid and non-assessable. The Company will take all commercially reasonable actions as may be reasonably necessary to assure that such shares of Common Stock may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of any securities exchange or automated quotation system upon which the Common Stock may be listed. The Company further covenants that it will not, without the prior written consent of the Holder, take any actions to increase the par value of the Common Stock at any time while this Warrant is outstanding

9. Certain Adjustments. The Exercise Price and number of Warrant Shares issuable upon exercise of this Warrant are subject to adjustment from time to time as set forth in this Section 9.

(a) Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding, (i) pays a stock dividend on its Common Stock or otherwise makes a distribution on any class of capital stock issued and outstanding on the Original Issue Date and in accordance with the terms of such stock on the Original Issue Date or as amended, that is payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon exercise of this Warrant), (ii) subdivides its outstanding shares of Common Stock into a larger number of shares of Common Stock, (iii) combines its outstanding shares of Common Stock into a smaller number of shares of Common Stock or (iv) issues by reclassification of shares of capital stock any additional shares of Common Stock of the Company, then in each such case the Exercise Price shall be multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately before such event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, provided, however, that if such record date shall have been fixed and such dividend is not fully paid on the date fixed therefor, the Exercise Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Exercise Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends. Any adjustment pursuant to clause (ii), (iii) or (iv) of this paragraph shall become effective immediately after the effective date of such subdivision, combination or reclassification.

(b) Pro Rata Distributions. In addition to any adjustments pursuant to the other subsections of this Section 9, during such time as this Warrant is outstanding, if, on or after the Original Issue Date, the Company shall declare or make any dividend or other pro rata distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property, options, evidence of indebtedness or any other assets by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the Original Issue Date, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations or restrictions on exercise of this Warrant, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, that to the extent that the Holder’s right to participate in any such Distribution would result in the Holder and the other Attribution Parties exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time or times, if ever, as its right thereto would not result in the Holder and the other Attribution Parties exceeding the Beneficial Ownership Limitation, at which time or times the Holder shall be granted such Distribution (and any Distributions declared or made on such initial Distribution or on any subsequent Distribution held similarly in abeyance) to the same extent as if there had been no such limitation.

(c) Purchase Rights. In addition to any adjustments pursuant to the other subsections of this Section 9, if at any time on or after the Original Issue Date, the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property, in each case pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations or restrictions on exercise of this Warrant, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issuance or sale of such Purchase Rights (provided, however, that to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder and the other Attribution Parties exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the benefit of the Holder until such time or times, if ever, as its right thereto would not result in the Holder and the other Attribution Parties exceeding the Beneficial Ownership Limitation, at which time or times the Holder shall be granted such right (and any Purchase Right granted, issued or sold on such initial Purchase Right or on any subsequent Purchase Right to be held similarly in abeyance) to the same extent as if there had been no such limitation). As used in this Section 9(c), (i) “Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities and (ii) “Convertible Securities” mean any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for shares of Common Stock.

(d) Fundamental Transactions. If, at any time while this Warrant is outstanding (i) the Company effects any merger or consolidation of the Company with or into another Person, in which the Company is not the surviving entity or the stockholders of the Company immediately prior to such merger or consolidation do not own, directly or indirectly, at least 50% of the voting power of the surviving entity immediately after such merger or consolidation, (ii) the Company effects any sale to another Person of all or substantially all of its assets in one or a series of related transactions, (iii) pursuant to any tender offer or exchange offer (whether by the Company or another Person), holders of capital stock who tender shares representing more than 50% of the voting power of the capital stock of the Company and the Company or such other Person, as applicable, accepts such tender for payment, (iv) the Company consummates a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than the 50% of the voting power of the capital stock of the Company or (v) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (other than as a result of a subdivision or combination of shares of Common Stock covered by Section 9(a) above) (in any such case, a “Fundamental Transaction”), then following such Fundamental Transaction, to the extent then permitted under applicable laws, rules and regulations (including the rules of the Nasdaq Stock Market or any exchange on which the Common Stock is then listed), the Holder shall have the right to receive, upon exercise of this Warrant, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of Warrant Shares then issuable upon exercise in full of this Warrant without regard to any limitations on exercise contained herein (the “Alternate Consideration”), and after receipt of such Alternate Consideration, the obligations of the Company, surviving entity or corporation purchasing or otherwise acquiring such assets or other appropriate corporation or Person shall be deemed satisfied in full and this Warrant terminated with respect to the portion so exercised. For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. The Company shall not effect any Fundamental Transaction in which the Company is not the surviving entity or the Alternate Consideration includes securities of another Person unless (i) the Alternate Consideration is solely cash and the Company provides for the simultaneous “cashless exercise” of this Warrant pursuant to Section 10 below or (ii) prior to or simultaneously with the consummation thereof, any successor to the Company, surviving entity or other Person (including any purchaser of assets of the Company) shall assume the obligation to deliver to the Holder such Alternate Consideration as, in accordance with the foregoing provisions, the Holder may be entitled to receive, and the other obligations under this Warrant. The provisions of this paragraph (d) shall similarly apply to subsequent transactions analogous of a Fundamental Transaction type.

(e) Number of Warrant Shares. Simultaneously with any adjustment to the Exercise Price pursuant to paragraph (a) of this Section 9, the number of Warrant Shares that may be purchased upon exercise of this Warrant shall be increased or decreased proportionately, so that after such adjustment the aggregate Exercise Price payable hereunder for the increased or decreased number of Warrant Shares shall be the same as the aggregate Exercise Price in effect immediately prior to such adjustment.

(f) Calculations. All calculations under this Section 9 shall be made to the nearest one tenth of one cent or the nearest share, as applicable.

(g) Notice of Adjustments. Upon the occurrence of each adjustment pursuant to this Section 9, the Company at its expense will, at the written request of the Holder, promptly compute such adjustment, in good faith, in accordance with the terms of this Warrant and prepare a certificate setting forth such adjustment, including a statement of the adjusted Exercise Price and adjusted number or type of Warrant Shares or other securities issuable upon exercise of this Warrant (as applicable), describing the transactions giving rise to such adjustments and showing in detail the facts upon which such adjustment is based. Upon written request, the Company will promptly deliver a copy of each such certificate to the Holder and to the Company’s transfer agent.

(h) Notice of Corporate Events. If, while this Warrant is outstanding, the Company (i) declares a dividend or any other pro rata distribution of cash, securities or other property in respect of its Common Stock, including, without limitation, any granting of rights or warrants to subscribe for or purchase any capital stock of the Company, (ii) authorizes or approves, enters into any agreement contemplating or solicits stockholder approval for any Fundamental Transaction or (iii) authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Company, then the Company shall deliver to the Holder a notice of such transaction at least ten

(10) days prior to the applicable record or effective date on which a Person would need to hold Common Stock in order to participate in or vote with respect to such transaction; provided, however, that the failure to deliver such notice or any defect therein shall not affect the validity of the corporate action required to be described in such notice. In addition, if while this Warrant is outstanding, the Company authorizes or approves, enters into any agreement contemplating or solicits stockholder approval for any Fundamental Transaction contemplated by Section 9(d), other than a Fundamental Transaction under clause (iii) of Section 9(d) of which the Company is not a participant, the Company shall deliver to the Holder a notice of such Fundamental Transaction at least thirty (30) days prior to the date such Fundamental Transaction is consummated. The Holder agrees to maintain any information disclosed pursuant to this Section 9(h) in confidence until such information is publicly available and shall comply with applicable law with respect to trading in the Company’s securities following receipt of any such information.

10. Payment of Exercise Price. Notwithstanding anything contained herein to the contrary, the Holder may, in its sole discretion, satisfy its obligation to pay the Exercise Price through a “cashless exercise,” in which event the Company shall issue to the Holder the number of Warrant Shares in an exchange of securities effected pursuant to Section 3(a)(9) of the Securities Act, determined as follows:

X = Y [(A-B)/A]

where:

“X” equals the number of Warrant Shares to be issued to the Holder;

“Y” equals the total number of Warrant Shares with respect to which this Warrant is then being exercised;

“A” equals the Closing Sale Price of the shares of Common Stock (as reported by Bloomberg Financial Markets) as of the Trading Day on the date immediately preceding the Exercise Date; and

“B” equals the Exercise Price then in effect for the applicable Warrant Shares at the time of such exercise.

For purposes of Rule 144 promulgated under the Securities Act, it is intended, understood and acknowledged that the Warrant Shares issued in a “cashless exercise” transaction shall be deemed to have been acquired by the Holder, and the holding period for the Warrant Shares shall be deemed to have commenced, on the date this Warrant was originally issued (provided that the SEC continues to take the position that such treatment is proper at the time of such exercise).

11. Limitations on Exercise.

(a) Notwithstanding anything to the contrary contained herein, the Company shall not effect the exercise of any portion of this Warrant, and the Holder shall not have the right to exercise any portion of this Warrant, pursuant to the terms and conditions of this Warrant and any such exercise shall be null and void and treated as if never made, to the extent that after giving effect to such issuance after exercise as set forth on the applicable Exercise Notice, the Holder together with the other Attribution Parties collectively would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by the Holder and the other Attribution Parties shall include the number of shares of Common Stock held by the Holder and all other Attribution Parties plus the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) exercise of the remaining, unexercised portion of this Warrant beneficially owned by the Holder or any of the other Attribution Parties and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including, without limitation, any convertible notes or convertible preferred stock or warrants, including the other Warrants) beneficially owned by the Holder or any other Attribution Party subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 11(a). For purposes of this Section 11(a), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith.

To the extent that the limitation contained in this Section 11(a) applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Attribution Parties) and of which portion of this Warrant is exercisable shall be in the sole discretion of the Holder, and the submission of an Exercise Notice shall be deemed to be the Holder’s determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Attribution Parties) and of which portion of this Warrant is exercisable, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.

For purposes of this Warrant, in determining the number of outstanding shares of Common Stock the Holder may acquire upon the exercise of this Warrant without exceeding the Beneficial Ownership Limitation, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, filed with the SEC (y) a more recent public announcement by the Company or (z) any other more recent written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding (the “Reported Outstanding Share Number”). Upon the written request of the Holder, the Company shall within two (2) Trading Days confirm orally and in writing or by electronic mail to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder and any other Attribution Party since the date as of which the Reported Outstanding Share Number was reported. In the event that the issuance of Common Stock to the Holder upon exercise of this Warrant results in the Holder and the other Attribution Parties being deemed to beneficially own, in the aggregate, more than the Beneficial Ownership Limitation of outstanding shares of Common Stock (as determined under Section 13(d) of the Exchange Act), the number of shares so issued by which the Holder’s and the other Attribution Parties’ aggregate beneficial ownership exceeds the Beneficial Ownership Limitation (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and the Holder shall not have the power to vote or to transfer the Excess Shares. As soon as reasonably practicable after the issuance of the Excess Shares has been deemed null and void, the Company shall return to the Holder the exercise price paid by the Holder for the Excess Shares. The “Beneficial Ownership Limitation” shall be 9.9% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of this Warrant. Upon delivery of a written notice to the Company, the Holder may from time to time increase or decrease the Beneficial Ownership Limitation to any other percentage (not less than 4.9%, and not in excess of 19.99% of the issued and outstanding shares of Common Stock immediately after giving effect to the issuance of the shares of Common Stock issuable upon exercise of this Warrant if exceeding that limit would result in a change of control under Nasdaq Listing Rule 5636(b) or any successor rule) as specified in such notice; provided that (i) any such increase in the Beneficial Ownership Limitation will not be effective until the sixty-first (61st) day after such notice is delivered to the Company by the applicable Purchaser and (ii) any such increase or decrease]will apply only to the Holder and the other Attribution Parties and not to any other holder of Warrants that is not an Attribution Party of the Holder, and (iii) no such decrease shall affect the validity of any prior exercise of Warrants by Holder or any Attribution Party. No prior inability to exercise this Warrant pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of exercisability. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 11(a) to the extent necessary to correct this paragraph or any portion of this paragraph which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained in this Section 11(a) or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph may not be waived and shall apply to a successor holder of this Warrant.

(b) This Section 11 shall not restrict the number of shares of Common Stock which a Holder may receive or beneficially own in order to determine the amount of securities or other consideration that such Holder may receive in the event of a Fundamental Transaction as contemplated in Section 9(d) of this Warrant.

12. No Fractional Shares. No fractional Warrant Shares will be issued in connection with any exercise of this Warrant. In lieu of any fractional shares that would otherwise be issuable, the number of Warrant Shares to be issued shall be rounded down to the next whole number and the Company shall pay the Holder in cash the fair market value (based on the Closing Sale Price) for any such fractional shares.

13. Notices. Any and all notices or other communications or deliveries hereunder (including, without limitation, any Exercise Notice) shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile or confirmed e-mail at the facsimile number or e-mail address specified in the books and records of the Transfer Agent prior to 5:30 P.M., New York City time, on a Trading Day, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile or confirmed e-mail at the facsimile number or e-mail address specified in the books and records of the Transfer Agent on a day that is not a Trading Day or later than 5:30 P.M., New York City time, on any Trading Day, (iii) the Trading Day following the date of mailing, if sent by nationally recognized overnight courier service specifying next business day delivery, or (iv) upon actual receipt by the Person to whom such notice is required to be given, if by hand delivery.

14. Warrant Agent. The Company shall initially serve as warrant agent under this Warrant. Upon thirty (30) days’ notice to the Holder, the Company may appoint a new warrant agent. Any corporation into which the Company or any new warrant agent may be merged or any corporation resulting from any consolidation to which the Company or any new warrant agent shall be a party or any corporation to which the Company or any new warrant agent transfers substantially all of its corporate trust or shareholders services business shall be a successor warrant agent under this Warrant without any further act. Any such successor warrant agent shall promptly cause notice of its succession as warrant agent to be mailed (by first class mail, postage prepaid) to the Holder at the Holder’s last address as shown on the Warrant Register.

15. Miscellaneous.

(a) No Rights as a Stockholder. Except as otherwise set forth in this Warrant, the Holder, solely in such Person’s capacity as a holder of this Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in such Person’s capacity as the Holder of this Warrant, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, amalgamation, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares which such Person is then entitled to receive upon the due exercise of this Warrant. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.

(b) Authorized Shares.

(i) Except and to the extent as waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amending its certificate or articles of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder as set forth in this Warrant against impairment. Without limiting the generality of the foregoing, the Company will (a) not increase the par value of any Warrant Shares above the amount payable therefor upon such exercise immediately prior to such increase in par value, (b) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares upon the exercise of this Warrant and payment for such Warrant Shares in accordance herewith, and (c) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof as may be necessary to enable the Company to perform its obligations under this Warrant.

(ii) Before taking any action which would result in an adjustment in the number of Warrant Shares for which this Warrant is exercisable or in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

(c) Successors and Assigns. Subject to compliance with applicable securities laws, this Warrant may be transferred or assigned by the Holder. This Warrant may not be assigned by the Company without the written consent of the Holder except to a successor in the event of a Fundamental Transaction. This Warrant shall be binding on and inure to the benefit of the Company and the Holder and their respective successors and assigns. Subject to the preceding sentence, nothing in this Warrant shall be construed to give to any Person other than the Company and the Holder any legal or equitable right, remedy or cause of action under this Warrant. This Warrant may be amended only in writing signed by the Company and the Holder, or their successors and assigns.

(d) Restrictions. The Holder acknowledges that the Warrant Shares acquired upon the exercise of this Warrant, if not registered and if the Holder does not utilize cashless exercise after expiration of the Rule 144 holding period, will contain a legend to the effect that the Warrant Shares are not registered.

(e) Amendment and Waiver. Except as otherwise provided herein, the provisions of this Warrant may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Holder.

(f) Acceptance. Receipt of this Warrant by the Holder shall constitute acceptance of and agreement to all of the terms and conditions contained herein.

(g) Governing Law; Jurisdiction. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS WARRANT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF. EACH OF THE COMPANY AND THE HOLDER HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN THE STATE OF DELAWARE, FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR WITH ANY TRANSACTION CONTEMPLATED HEREBY OR DISCUSSED HEREIN (INCLUDING WITH RESPECT TO THE ENFORCEMENT OF ANY OF THE TRANSACTION DOCUMENTS), AND HEREBY IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF ANY SUCH COURT. EACH OF THE COMPANY AND THE HOLDER HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO PROCESS BEING SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING BY MAILING A COPY THEREOF VIA REGISTERED OR CERTIFIED MAIL OR OVERNIGHT DELIVERY (WITH EVIDENCE OF DELIVERY) TO SUCH PERSON AT THE ADDRESS IN EFFECT FOR NOTICES TO IT AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE GOOD AND

SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF. NOTHING CONTAINED HEREIN SHALL BE DEEMED TO LIMIT IN ANY WAY ANY RIGHT TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW. EACH OF THE COMPANY AND THE HOLDER HEREBY WAIVES ALL RIGHTS TO A TRIAL BY JURY.

(h) Headings. The headings herein are for convenience only, do not constitute a part of this Warrant and shall not be deemed to limit or affect any of the provisions hereof.

(i) Severability. In case any one or more of the provisions of this Warrant shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Warrant shall not in any way be affected or impaired thereby, and the Company and the Holder will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Warrant.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Company has caused this Pre-Funded Warrant to be duly executed as of the Original Issue Date set out above.

THE COMPANY

By:
Name:
Title:

SCHEDULE 1

FORM OF EXERCISE NOTICE

[To be executed by the Holder to purchase shares of Common Stock under the Warrant]

Ladies and Gentlemen:

(1) The undersigned is the Holder of Warrant No. [    ] (the “Warrant”) issued by [_], a Delaware corporation (the “Company”). Capitalized terms used herein and not otherwise defined herein have the respective meanings set forth in the Warrant.

(2) The undersigned hereby exercises its right to purchase Warrant Shares pursuant to the Warrant.

(3) The Holder intends that payment of the Exercise Price shall be made as (check one):

☐ Cash Exercise

☐ “Cashless Exercise” under Section 10 of the Warrant

(4) If the Holder has elected a Cash Exercise, the Holder shall pay the sum of $[            ] in immediately available funds to the Company in accordance with the terms of the Warrant.

(5) Pursuant to this Exercise Notice, the Company shall deliver to the Holder Warrant Shares determined in accordance with the terms of the Warrant.

(6) By its delivery of this Exercise Notice, the undersigned represents and warrants to the Company that in giving effect to the exercise evidenced hereby the Holder will not beneficially own in excess of the number of shares of Common Stock (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended) permitted to be owned under Section 11(a) or Section 11(b), as applicable, of the Warrant to which this notice relates.

Dated:

Name of Holder:

By:

Name:

Title:

(Signature must conform in all respects to name of Holder as specified on the face of the Warrant)

EXHIBIT C

FORM OF REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (the “Agreement”) is made as of [●], 2021 by and among Aerpio Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), and the several purchasers signatory hereto (each, a “Purchaser” and collectively, the “Purchasers”).

RECITALS

WHEREAS, the Company is party to that certain Agreement and Plan of Merger, dated as of May 16, 2021 (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, Aspen Subsidiary, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), and AADi Bioscience, Inc., Inc. (“Surviving Corporation”), a Delaware corporation, (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Surviving Corporation, with the Surviving Corporation surviving the merger as a wholly owned subsidiary of the Company (the “Merger”);

WHEREAS, following the Merger, the Company will change its name to AADi Bioscience, Inc.;

WHEREAS, the Company and the Purchasers are parties to a Subscription Agreement, dated as of May 16, 2021 (the “Subscription Agreement”), pursuant to which the Purchasers are purchasing shares of capital stock and/or pre-funded warrants of the Company; and

WHEREAS, in connection with the consummation of the transactions contemplated by the Subscription Agreement, and pursuant to the terms of the Subscription Agreement, the parties desire to enter into this Agreement in order to grant certain rights to the Purchasers as set forth below.

NOW, THEREFORE, in consideration of the covenants and promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

AGREEMENT

1.    Certain Definitions. Unless the context otherwise requires, the following terms, for all purposes of this Agreement, shall have the meanings specified in this Section 1. Capitalized terms used and not otherwise defined herein that are defined in the Subscription Agreement shall have the meanings given such terms in the Subscription Agreement.

“Affiliate” has the meaning set forth in Rule 12b-2 of the rules and regulations promulgated under the Exchange Act; provided, however, that for purposes of this Agreement, the Purchasers and their Affiliates, on the one hand, and the Company and its Affiliates, on the other, shall not be deemed to be “Affiliates” of one another.

“Agreement” has the meaning set forth in the recitals.

“Allowed Delay” has the meaning set forth in Section 2.1(b)(ii).

“Board” means the board of directors of the Company.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in the State of New York are generally are open for use by customers on such day.

“Common Stock” means shares of the common stock, par value $0.0001 per share, of the Company.

“Company” has the meaning set forth in the recitals.

“Effective Date” means the date that a Registration Statement filed pursuant to Section 2.1(a) is first declared effective by the SEC.

“Effectiveness Deadline” means, with respect to the Shelf Registration Statement or New Registration Statement, the sixtieth (60th) calendar day following the Closing Date (or, in the event the SEC reviews and has written comments to the Shelf Registration Statement or the New Registration Statement, the ninetieth (90th) calendar day following the Closing Date); provided, however, that if the Company is notified by the SEC (either orally or in writing, whichever is earlier) that the Shelf Registration Statement or the New Registration Statement will not be reviewed or is no longer subject to further review and comments, the Effectiveness Deadline as to such Shelf Registration Statement shall be the fifth (5th) Business Day following the date on which the Company is so notified if such date precedes the dates otherwise required above; provided, further, that if the Effectiveness Deadline falls on a Saturday, Sunday or other day that the SEC is closed for business, the Effectiveness Deadline shall be extended to the next Business Day on which the SEC is open for business; provided, further, that if the SEC is closed for operations due to a government shutdown or lapse in appropriations, the Effectiveness Deadline shall be extended by the same amount of days that the SEC remains closed for operations.

“Effectiveness Period” has the meaning set forth in Section 2.1(b)(i).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Filing Deadline” has the meaning set forth in Section 2.1(a).

“FINRA” means the Financial Industry Regulatory Authority.

“Form S-3” means such form under the Securities Act as in effect on the date hereof or any successor or similar registration form under the Securities Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

“Free Writing Prospectus” means an issuer free writing prospectus, as defined in Rule 433 under the Securities Act, relating to an offer of Registrable Securities.

“Holder” means any Purchaser or its permitted assignee owning or having the right to acquire Registrable Securities.

“Losses” has the meaning set forth in Section 2.5(a).

“Merger Agreement” has the meaning set forth in the recitals.

“National Exchange” means each of the following, together with any successor thereto: the NYSE American, The New York Stock Exchange, the NASDAQ Global Market, the NASDAQ Global Select Market and the NASDAQ Capital Market.

“New Registration Statement” has the meaning set forth in Section 2.1(a).

“Participating Holder” means with respect to any registration, any Holder of Registrable Securities covered by the applicable Registration Statement.

“Pre-Funded Warrants” means the Pre-Funded Warrants issued pursuant to the Subscription Agreement.

“Prospectus” means the prospectus included in any Registration Statement (including a prospectus that discloses information previously omitted from a prospectus filed as part of an effective Shelf Registration Statement in reliance upon Rule 430A or Rule 430B promulgated under the Securities Act), all amendments and supplements to such prospectus, including pre- and post-effective amendments to such Registration Statement, and all other material incorporated by reference in such prospectus.

“Register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

“Registrable Securities” means (i) the Shares, (ii) the Warrant Shares and (iii) any Common Stock issued as a dividend or other distribution with respect to, or in exchange for or in replacement of, Shares or Warrant Shares, provided, that the Holder has completed and delivered to the Company a selling stockholder questionnaire and any other information regarding the Holder and the distribution of the Registrable Securities as the Company may, from time to time, reasonably request for inclusion in a Registration Statement pursuant to applicable law. Notwithstanding the foregoing, Securities or any such Common Stock, as applicable, shall cease to be Registrable Securities for all purposes hereunder upon the earliest to occur of the following: (a) the sale by any Person of such Securities or any such Common Stock, as applicable, either pursuant to a registration statement under the Securities Act or under Rule 144 or 145 (or any similar provision then in effect) (in which case, only such Securities or any such Common Stock, as applicable, sold shall cease to be Registrable Securities), (b) such Securities shall have been otherwise transferred, new certificates for such Securities not bearing a legend restricting further transfer shall have been delivered by Company and subsequent public distribution of such Securities shall not require registration under the Securities Act, or (c) such Securities cease to be outstanding.

“Registration Statement” means any registration statement of the Company that covers the resale of any of the Registrable Securities pursuant to the provisions of this Agreement filed with, or to be filed with, the SEC under the rules and regulations promulgated under the Securities Act, including the related Prospectus, amendments and supplements to such registration statement, including pre- and post-effective amendments, and all exhibits and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

“Remainder Registration Statement” has the meaning set forth in Section 2.1(a).

“Required Holders” means the Holders holding a majority of the Registrable Securities outstanding from time to time.

“Rule 144” means Rule 144 as promulgated by the SEC under the Securities Act, as such rule may be amended from time to time, or any similar successor rule that may be promulgated by the SEC having substantially the same effect as such Rule.

“Rule 145” means Rule 145 promulgated by the SEC pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such Rule.

“SEC” means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

“SEC Guidance” means any publicly-available written or oral guidance, comments, requirements or requests of the SEC staff under the Securities Act; provided, that any such oral guidance, comments, requirements or requests are reduced to writing by the SEC.

“Securities” means the Shares and Warrant Shares issued pursuant to the Subscription Agreement.

“Securities Act” means the Securities Act of 1933, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

“Shares” means the shares of Common Stock issued or issuable to the Purchasers pursuant to the Subscription Agreement.

“Shelf Registration Statement” has the meaning set forth in Section 2.1(a).

“Transaction Agreements” means this Agreement and the Subscription Agreement, all exhibits and schedules thereto and hereto and any other documents or agreement executed in connection with the transactions contemplated hereunder or thereunder.

“Warrant Shares” means the shares of Common Stock issued or issuable upon exercise of the Pre-Funded Warrants.

2.    Registration Rights.

2.1    Shelf Registration.

(a)    Registration Statements. On or prior to thirty (30) days following the Closing Date (the “Filing Deadline”), the Company shall use commercially reasonable efforts to prepare and file with the SEC a Registration Statement on Form S-3 (or, if Form S-3 is not then available to the Company, on such form of registration statement as is then available to effect a registration for resale of the Registrable Securities), subject to the provisions of Section 2.1(c), for the resale of the Registrable Securities pursuant to an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act (the “Shelf Registration Statement”). Such Shelf Registration Statement shall, subject to the limitations of Form S-3, include the aggregate amount of Registrable Securities to be registered therein and shall contain (except if otherwise required pursuant to written comments received from the SEC upon a review of such Shelf Registration Statement) the “Plan of Distribution” substantially in the form of Annex A (which may be modified to respond to comments, if any, provided by the SEC). To the extent the staff of the SEC does not permit all of the Registrable Securities to be registered on the Shelf Registration Statement filed pursuant to this Section 2.1(a) or for any other reason any Registrable Securities are not then included in a Registration Statement filed under this Agreement, the Company shall (i) inform each of the Participating Holders thereof and use its commercially reasonable efforts to file amendments to the Shelf Registration Statement as required by the SEC and/or (ii) withdraw the Shelf Registration Statement and file a new registration statement (a “New Registration Statement”), in either case covering the maximum number of Registrable Securities permitted to be registered by the SEC, on Form S-3 or such other form available to register for resale the Registrable Securities as a secondary offering. Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation of the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering, unless otherwise directed in writing by a Holder as to its Registrable Securities, the number of Registrable Securities to be registered on such Registration Statement will first be reduced by Registrable Securities not acquired pursuant to the Subscription Agreement (whether pursuant to registration rights or otherwise), and second by Registrable Securities represented by Securities (applied, in the case that some

Securities may be registered, to the Holders on a pro rata basis based on the total number of unregistered Securities held by such Holders, subject to a determination by the SEC that certain Holders must be reduced first based on the number of Securities held by such Holders). In the event the Company amends the Shelf Registration Statement or files a New Registration Statement, as the case may be, under clauses (i) or (ii) above, the Company will use its commercially reasonable efforts to file with the SEC, as promptly as allowed by the SEC or SEC Guidance provided to the Company or to registrants of securities in general, one or more Registration Statements on Form S-3 or such other form available to register for resale those Registrable Securities that were not registered for resale on the Shelf Registration Statement, as amended, or the New Registration Statement (the “Remainder Registration Statement”). In no event shall any Participating Holder be identified as a statutory underwriter in the Registration Statement unless in response to a comment or request from the staff of the SEC or another regulatory agency; provided, however, that if the SEC requests that a Participating Holder be identified as a statutory underwriter in the Registration Statement, such Holder will have an opportunity to withdraw from the Registration Statement.

(b)    Effectiveness.

(i) The Company shall use commercially reasonable efforts to have the Shelf Registration Statement or New Registration Statement declared effective as soon as practicable but in no event later than the Effectiveness Deadline (including filing with the SEC a request for acceleration of effectiveness in accordance with Rule 461 promulgated under the Securities Act), and shall use its commercially reasonable efforts to keep the Shelf Registration Statement or New Registration Statement continuously effective under the Securities Act until the earlier of (A) such time as all of the Registrable Securities covered by such Registration Statement have been publicly sold by the Holders, or (B) the date that all the Shares and the Warrant Shares cease to be Registrable Securities (the “Effectiveness Period”), provided that, the Company will not be obligated to update the Registration Statement and no sales may made under the applicable Registration Statement during any Allowed Delay of which the Holders have received notice. The Company shall notify the Participating Holders of the effectiveness of a Registration Statement by e-mail as promptly as practicable, and shall, if requested provide the Participating Holders with copies of the final Prospectus to be used in connection with the sale or other disposition of the securities covered thereby.

(ii) For not more than forty-five (45) consecutive days or for a total of not more than ninety (90) days, in each case in any twelve (12) month period, the Company may suspend the use of any Prospectus included in any Registration Statement contemplated by this Section 2 if (A) the negotiation or consummation of a transaction by the Company is pending or an event has occurred, which negotiation, consummation or event, the Board reasonably believes, upon the advice of legal counsel, would require additional disclosure by the Company in the Registration Statement of material information that the Company has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of the Board, upon the advice of legal counsel, to cause the Registration Statement to fail to comply with applicable disclosure requirements, or (B) the Company determines in good faith, upon advice of legal counsel, that such suspension is necessary to amend or supplement the Registration Statement or the related Prospectus so that such Registration Statement or Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the case of the Prospectus in light of the circumstances under which they were made, not misleading (an “Allowed Delay”); provided, that the Company shall promptly (1) notify each Participating Holder in writing of the commencement of an Allowed Delay, but shall not (without the prior written consent of a Participating Holder) disclose to such Participating Holder any material non-public information giving rise to an Allowed Delay, (2) advise the Participating Holders in writing to cease all sales under such Registration Statement until the end of the Allowed Delay and (3) use commercially reasonable efforts to terminate an Allowed Delay as promptly as practicable.

(c)    In the event that Form S-3 is not available for the registration of the resale of Registrable Securities hereunder, the Company shall (i) register the resale of the Registrable Securities on another appropriate form reasonably acceptable to the Holders and (ii) undertake to register the Registrable Securities on Form S-3 promptly after such form is available, provided that the Company shall maintain the effectiveness of the Registration Statement then in effect until such time as a Registration Statement on Form S-3 covering the Registrable Securities has been declared effective by the SEC.

2.2    Expenses. The Company will pay all expenses associated with each Registration Statement, including filing and printing fees, the Company’s counsel and accounting fees and expenses, costs associated with clearing the Registrable Securities for sale under applicable state securities laws and listing fees, but excluding discounts, commissions, fees of underwriters, selling brokers, dealer managers or similar securities industry professionals with respect to the Registrable Securities being sold.

2.3    Company Obligations. The Company will use reasonable efforts to effect the registration of the Registrable Securities in accordance with the terms hereof, and pursuant thereto the Company will:

(a)    prepare the required Registration Statement including all exhibits and financial statements required under the Securities Act to be filed therewith, and provide copies to and permit each Participating Holder to review each Registration Statement and all amendments and supplements thereto prior to their filing with the SEC and a reasonable opportunity to furnish comments thereon (it being acknowledged and agreed that if a Participating Holder does not object to or comment on the aforementioned documents, then the Participating Holder shall be deemed to have consented to and approved the use of such documents);

(b)    file with the SEC a Registration Statement relating to the Registrable Securities including all exhibits and financial statements required by the SEC to be filed therewith, and use commercially reasonable efforts to cause such Registration Statement to become effective under the Securities Act;

(c)    prepare and file with the SEC such amendments and post-effective amendments to such Registration Statement and the related Prospectus as may be necessary to keep such Registration Statement effective for the Effectiveness Period and to comply with the provisions of the Securities Act and the Exchange Act with respect to the distribution of all of the Registrable Securities covered thereby;

(d)    (i) notify the Participating Holders by facsimile or e-mail as promptly as practicable after any Registration Statement is declared effective and shall simultaneously provide the Participating Holders with copies of any related Prospectus to be used in connection with the sale or other disposition of the securities covered thereby (provided, that the Company will not have any obligation to provide any document pursuant to this clause that is available on the EDGAR system), (ii) promptly notify the Participating Holders no later than one (1) trading day following the date (A) of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement covering any or all of the Registrable Securities or any order by the SEC preventing or suspending the use of any preliminary or final Prospectus or the initiation of any proceedings for such purposes, (B) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction and (C) of the receipt by the Company of any notification with respect to the initiation or threatening of any proceeding for the suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction;

(e)    promptly notify the Participating Holders, at any time prior to the end of the Effectiveness Period, upon discovery that, or upon the happening of any event as a result of which, the Prospectus includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing (provided that such notice shall not, without the prior written consent of a Participating Holder, disclose to such Participating Holder any material nonpublic information regarding the Company), and promptly prepare, file with the SEC and furnish to such holder a supplement to or an amendment of such Prospectus as may be necessary so that such Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

(f)    promptly incorporate in a Prospectus supplement, Free Writing Prospectus or post-effective amendment to the applicable Registration Statement such information as the Participating Holders reasonably request to be included therein relating to the plan of distribution with respect to such Registrable Securities, and make all required filings of such Prospectus supplement, Free Writing Prospectus or post-effective amendment as soon as reasonably practicable after being notified of the matters to be incorporated in such Prospectus supplement, Free Writing Prospectus or post-effective amendment;

(g)    furnish to each Participating Holder whose Registrable Securities are included in any Registration Statement (i) promptly after the same is prepared and filed with the SEC, if requested by the Participating Holder, one (1) copy of any Registration Statement and any amendment thereto, each preliminary prospectus and Prospectus and each amendment or supplement thereto, and each letter written by or on behalf of the Company to the SEC or the staff of the SEC, and each item of correspondence from the SEC or the staff of the SEC, in each case relating to such Registration Statement (other than any portion thereof which contains information for which the Company has sought confidential treatment), and (ii) such number of copies of a Prospectus, including a preliminary prospectus, and all amendments and supplements thereto and such other documents as each Participating Holder may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Participating Holder that are covered by such Registration Statement;

(h)    on or prior to the date on which the Registration Statement is declared effective, use its commercially reasonable efforts to register or qualify, or cooperate with the Participating Holders and their respective counsel, in connection with the registration or qualification (or exemption from the registration or qualification) of such Registrable Securities for offer and sale under the applicable state securities or “Blue Sky” laws of those jurisdictions within the United States as any Participating Holder or their respective counsel reasonably request in writing and do any and all other acts or things reasonably necessary or advisable to keep such registration or qualification (or exemption therefrom) in effect during the Effectiveness Period, provided that the Company shall not be required to qualify generally to do business or as a dealer in securities in any jurisdiction where it is not then so qualified or to take any action which would subject it to taxation or general service of process in any such jurisdiction where it is not then so subject;

(i)    within two (2) Business Days after a Registration Statement which covers Registrable Securities is ordered effective by the SEC, the Company shall deliver to the transfer agent for such Registrable Securities (with copies to the Participating Holder whose Registrable Securities are included in such Registration Statement) confirmation that such Registration Statement has been declared effective by the SEC;

(j)    cooperate with each Participating Holder participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA or any other securities regulatory authority;

(k)    otherwise use commercially reasonable efforts to comply with all applicable rules and regulations of the SEC under the Securities Act and the Exchange Act, including, without limitation, Rule 172 under the Securities Act, file any final Prospectus, including any supplement or amendment thereof, with the SEC pursuant to Rule 424 under the Securities Act, promptly inform the Participating Holders in writing if, at any time during the Effectiveness Period, the Company does not satisfy the conditions specified in Rule 172 and, as a result thereof, the Participating Holders are required to deliver a Prospectus in connection with any disposition of Registrable Securities and take such other actions as may be reasonably necessary to facilitate the registration of the Registrable Securities hereunder; and make available to its security holders, as soon as reasonably practicable, an earnings statement covering satisfying the provisions of Section 11(a) of the Securities Act;

(l)    use commercially reasonable efforts to maintain the listing of all Registrable Securities on each securities exchange on which the Common Stock is then listed or quoted and on each inter-dealer quotation system on which any of the Common Stock is then quoted; and

(m)    with a view to making available to the Purchasers the benefits of Rule 144 (or its successor rule) and any other rule or regulation of the SEC that may at any time permit the Purchasers to sell shares of Common Stock to the public without registration, the Company covenants and agrees to: (i) make and keep public information available, as those terms are understood and defined in Rule 144, until the earlier of (A) the date as all of the Registrable Securities shall have been otherwise transferred, new certificates for such Securities not bearing a legend restricting further transfer shall have been delivered by Company and subsequent public distribution of such Securities shall not require registration under the Securities Actor (B) such date as all of the Registrable Securities shall have been resold; (ii) file with the SEC in a timely manner all reports and other documents required of the Company under the Exchange Act; and (iii) furnish to each Purchaser upon request, as long as such Purchaser owns any Registrable Securities, (A) a written statement by the Company that it has complied with the reporting requirements of the Exchange Act, (B) a copy of the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q, and (C) such other information as may be reasonably requested in order to avail such Purchaser of any rule or regulation of the SEC that permits the selling of any such Registrable Securities without registration.

2.4    Obligations of the Purchasers.

(a)    Notwithstanding any other provision of the Agreement, no Holder of Registrable Securities may include any of its Registrable Securities in the Registration Statement pursuant to this Agreement unless the Holder furnishes to the Company a completed and signed selling stockholder questionnaire in customary form that contains such information regarding Purchaser, the securities of the Company held by Purchaser and the intended method of disposition of the Registrable Securities as shall be reasonably requested by the Company to effect the registration of the Registrable Securities, at least ten (10) Business Days prior to the first anticipated filing date of any Registration Statement if such Purchaser elects to have any of its Registrable Securities included in the Registration Statement. Each Holder who intends to include any of its Registrable Securities in the Registration Statement shall promptly furnish the Company in writing such other information as the Company may reasonably request in writing. Each Holder acknowledges and agrees that the information in the selling shareholder questionnaire or request for further information as described in this Section 2.4(a) will be used by the Company in the preparation of the Registration Statement and hereby consents to the inclusion of such information in the Registration Statement. The Company shall not be obligated to file more than one post-effective amendment or supplement in any sixty (60) day period following the date such Registration Statement is declared effective for the purposes of naming Holders as selling security holders who are not named in such Registration Statement at the time of effectiveness.

(b)    Each Purchaser, by its acceptance of the Registrable Securities agrees to cooperate with the Company as reasonably requested by the Company in connection with the preparation and filing of a Registration Statement hereunder, unless such Purchaser has notified the Company in writing of its election to exclude all of its Registrable Securities from such Registration Statement. The Company may require each selling Holder to furnish to the Company a certified statement as to (i) the number of shares of Common Stock beneficially owned by such Holder and any Affiliate thereof, (ii) any FINRA affiliations, (iii) any natural persons who have the power to vote or dispose of the Common Stock and (iv) any other information as may be requested by the SEC, FINRA or any state securities commission. Each Holder agrees by its acquisition of such Registrable Securities that, it will not commence a disposition of Registrable Securities under the Registration Statement until such Holder has received (i) written confirmation from the Company of the availability of the Registration Statement, or (ii) copies of the supplemented Prospectus and/or amended Registration Statement as described, and, in each case, has also received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such Prospectus or Registration Statement.

(c)    Each Purchaser agrees that, upon receipt of any notice from the Company of either (i) the commencement of an Allowed Delay pursuant to Section 2.1(b) or (ii) the happening of any event of the kind described in Section 2.3(d) and Section 2.3(e) hereof, such Purchaser will immediately discontinue disposition of Registrable Securities pursuant to the Registration Statement covering such Registrable Securities, until the

Purchaser is advised by the Company that such dispositions may again be made and/or the use of the applicable Prospectus (as it may have been supplemented or amended) may be resumed and, if so directed by the Company, each Holder will deliver to the Company or destroy (at the Company’s expense) all copies, other than permanent file copies then in its possession, of the Prospectus covering such Registrable Securities current at the time of receipt of such notice.

2.5    Indemnification.

(a)    Indemnification by the Company. The Company will indemnify and hold harmless each Participating Holder who sells Registrable Securities covered by such Registration Statement and its officers, directors, members, employees, and agents, successors and assigns, and each other person, if any, who controls such Participating Holder within the meaning of the Securities Act, against any losses, claims, damages, liabilities and expense (including reasonable attorney fees) (collectively, “Losses”), actually incurred, joint or several, to which they may become subject under the Securities Act or otherwise, insofar as such Losses (or actions in respect thereof) arise out of or are based upon: (i) any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement, any preliminary Prospectus or final Prospectus, or any amendment or supplement thereof or arising out of or relating to any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading; or (ii) any violation by the Company or its agents of any rule or regulation promulgated under the Securities Act applicable to the Company or its agents and relating to action or inaction required of the Company in connection with such registration; and will reimburse such Participating Holder who sells Registrable Securities covered by such Registration Statement, and each such officer, director, employee, agent or member and each such controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Loss or action; provided, however, that the Company will not be liable in any such case to the extent that any such Losses arise out of or are based upon (x) an untrue statement or alleged untrue statement or omission or alleged omission so made in reliance upon or in conformity with information furnished by such Purchaser or any such controlling person in writing specifically for use in such Registration Statement or Prospectus (preliminary, final or summary) or any amendment or supplement thereto or to the extent that such information relates to such Holder or such Holder’s proposed method of distribution of Registrable Securities and was reviewed and approved in writing by such Holder expressly for use in the Registration Statement, such Prospectus or such form of Prospectus or in any amendment or supplement thereto (it being understood that each Holder has approved Annex A hereto for this purpose and (y) the use by a Holder of an outdated or defective Prospectus after the Company has notified such Holder in writing that such Prospectus is outdated or defective or (z) a Purchaser’s (or any other indemnified Person’s) failure to send or give a copy of the Prospectus or supplement (as then amended or supplemented), if required, pursuant to Rule 172 under the Securities Act (or any successor rule) to the Persons asserting an untrue statement or alleged untrue statement or omission or alleged omission at or prior to the written confirmation of the sale of Registrable Securities to such Person if such statement or omission was corrected in such Prospectus or supplement.

(b)    Indemnification by the Participating Holders. Each Purchaser agrees, severally but not jointly with any other Purchaser, to indemnify and hold harmless, to the fullest extent permitted by law, the Company, its directors, officers, employees, stockholders, agents, and each person who controls the Company (within the meaning of the Securities Act and the Exchange Act) against any Losses (i) arising out of, based on, or resulting from any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission of a material fact required to be stated in any Registration Statement or Prospectus (preliminary, final or summary) or any amendment or supplement thereto or necessary to make the statements therein (in the case of any Prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, to the extent, but only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission is contained in any information furnished in writing by such Purchaser to the Company specifically for inclusion in such Registration Statement or Prospectus or amendment or supplement thereto, or a document incorporated by reference into any of the foregoing; or to the extent that such information relates to such Holder or such Holder’s proposed method of distribution of Registrable Securities and was reviewed and approved in writing by such Holder expressly for use in a Registration Statement (it being understood that the Holder has approved Annex A hereto for this purpose), such Prospectus or such form of Prospectus or in any amendment or supplement thereto or (ii) related to the use by such Holder of an outdated or defective Prospectus after the Company has notified such Holder in writing that the Prospectus is outdated or. In no event shall the liability of any selling Holder hereunder be greater in amount than the dollar amount of the proceeds received by such Holder upon the sale of the Registrable Securities included in the Registration Statement giving rise to such indemnification obligation.

(c)    Conduct of Indemnification Proceedings. Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party (provided, however, that such indemnified party shall, at the expense of the indemnified party, be entitled to counsel of its own choosing to monitor such defense); provided that, subject to the preceding sentence, any Person entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Person unless (A) the indemnifying party has agreed to pay such fees or expenses, or (B) the indemnifying party shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to such person or (C) in the reasonable judgment of any such Person, based upon written advice of its counsel, a conflict of interest exists between such person and the indemnifying party with respect to such claims (in which case, if the Person notifies the indemnifying party in writing that such Person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such Person); and provided, further, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations hereunder, except to the extent that such failure to give notice shall materially adversely affect the indemnifying party in the defense of any such claim or litigation. It is understood that the indemnifying party shall not, in connection with any proceeding in the same jurisdiction, be liable for fees or expenses of more than one separate firm of attorneys at any time for all such indemnified parties. No indemnifying party will, except with the consent of the indemnified party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation. The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party, or any officer, director, employee, agent, affiliate, or controlling person of such indemnified party and shall survive the transfer of the Securities.

(d)    Contribution. If for any reason the indemnification provided for in the preceding paragraphs (a) and (b) is unavailable to an indemnified party or insufficient to hold it harmless, other than as expressly specified therein, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnified party and the indemnifying party, as well as any other relevant equitable considerations. No Person guilty of fraudulent misrepresentation within the meaning of Section 11(f) of the Securities Act shall be entitled to contribution from any Person not guilty of such fraudulent misrepresentation. In no event shall the contribution obligation of a Holder be greater in amount than the dollar amount of the proceeds received by it upon the sale of the Registrable Securities giving rise to such contribution obligation.

3.    Miscellaneous.

3.1    Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the choice of law principles thereof. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the state and federal courts located in the State of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each of the parties hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

3.2    Assignments and Transfers by Purchasers. The provisions of this Agreement shall be binding upon and inure to the benefit of the Purchasers and their respective successors and assigns. A Holder may transfer or assign, in whole or from time to time in part, to one or more persons its rights hereunder in connection with the transfer of Registrable Securities by such Holder to such person, provided that such Holder complies with all laws applicable thereto, and the provisions of the Subscription Agreement, and provides written notice of assignment to the Company promptly after such assignment is effected, and such person agrees in writing to be bound by all of the provisions contained herein.

3.3    Assignments and Transfers by the Company. This Agreement may not be assigned by the Company (whether by operation of law or otherwise) without the prior written consent of the Required Holders, provided, however, that in the event that the Company is a party to a merger, consolidation, share exchange or similar business combination transaction in which the Common Stock is converted into the equity securities of another Person, from and after the effective time of such transaction, such Person shall, by virtue of such transaction, be deemed to have assumed the obligations of the Company hereunder, the term “Company” shall be deemed to refer to such Person and the term “Registrable Securities” shall be deemed to include the securities received by the Holders in connection with such transaction unless such securities are otherwise freely tradable by the Holders after giving effect to such transaction.

3.4    Entire Agreement; Amendment. This Agreement and the other Transaction Agreements constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. Any previous agreements among the parties relative to the specific subject matter hereof are superseded by this Agreement. This Agreement may be amended only by a writing signed by the Company and the Required Holders. The Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company shall have obtained the written consent to such amendment, action or omission to act of the Required Holders.

3.5    Notices. All notices and other communications provided for or permitted hereunder shall be made as set forth in Section 8.3 of the Subscription Agreement.

3.6    Third Parties. This Agreement does not create any rights, claims or benefits inuring to any person that is not a party hereto nor create or establish any third party beneficiary hereto; provided, that the indemnified parties are intended third party beneficiaries of Section 2.5.

3.7    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

3.8    Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

3.9    Counterparts. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

3.10    Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement, or any waiver of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in writing, and that all remedies, either under this Agreement, by law or otherwise, shall be cumulative and not alternative.

3.11    Consents. Any permission, consent, or approval of any kind or character under this Agreement shall be in writing and shall be effective only to the extent specifically set forth in such writing.

3.12    SPECIFIC PERFORMANCE. THE PARTIES HERETO AGREE THAT IRREPARABLE DAMAGE WOULD OCCUR IN THE EVENT THAT ANY OF THE PROVISIONS OF THIS AGREEMENT WERE NOT PERFORMED IN ACCORDANCE WITH ITS SPECIFIC INTENT OR WERE OTHERWISE BREACHED. IT IS ACCORDINGLY AGREED THAT THE PARTIES SHALL BE ENTITLED TO AN INJUNCTION OR INJUNCTIONS, WITHOUT BOND, TO PREVENT OR CURE BREACHES OF THE PROVISIONS OF THIS AGREEMENT AND TO ENFORCE SPECIFICALLY THE TERMS AND PROVISIONS HEREOF, THIS BEING IN ADDITION TO ANY OTHER REMEDY TO WHICH THEY MAY BE ENTITLED BY LAW OR EQUITY, AND ANY PARTY SUED FOR BREACH OF THIS AGREEMENT EXPRESSLY WAIVES ANY DEFENSE THAT A REMEDY IN DAMAGES WOULD BE ADEQUATE.

3.13    Construction of Agreement. No provision of this Agreement shall be construed against either party as the drafter thereof.

3.14    Section References. Unless otherwise stated, any reference contained herein to a Section or subsection refers to the provisions of this Agreement.

3.15    Variations of Pronouns. All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine, or neuter, singular or plural, as the context in which they are used may require.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement or caused their duly authorized officers to execute this Agreement as of the day and year first written above.

COMPANY:

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement or caused their duly authorized officers to execute this Agreement as of the day and year first written above.

PURCHASER:

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

Annex A

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended (the “Securities Act”), amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling stockholders for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or another available exemption from the registration requirements of the Securities Act.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934, as amended, may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to use commercially reasonable efforts to cause the registration statement of which this prospectus constitutes a part effective and to remain continuously effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with such registration statement or (2) (B) the date that all the shares covered by this prospectus cease to be Registrable Securities.

EXHIBIT D

Jefferies Required Disclosure

On February 2, 2016, pursuant to an offer of settlement by Jefferies LLC, the Commission entered an administrative order, pursuant to its Municipalities Continuing Disclosure Cooperation (“MCDC”) initiative, finding that Jefferies LLC, in connection with its underwriting of certain municipal securities offerings, willfully violated Section 17(a)(2) of the Securities Act of 1933. The administrative order requires Jefferies LLC to cease and desist from committing or causing any violations or any future violations of Section 17(a)(2), to pay a civil penalty, and to complete certain undertakings. Jefferies LLC received waivers from the SEC of any disqualifications under Regulations A (Rule 262), D (Rule 505 and 506), and E arising from the settlement, effective as of February 2, 2016. The Commission Order is available at https://www.sec.gov/rules/other/2016/33-10030.pdf.

ANNEX D

Strictly Confidential

May 15, 2021

Aerpio Pharmaceuticals, Inc.

Attention: Joseph Gardner, Ph.D.

President

9987 Carver Road

Suite 420

Cincinnati, OH 45242

Members of the Board of Directors:

We have been advised that Aerpio Pharmaceuticals, Inc., a Delaware corporation (“Aerpio”), proposes to enter into an Agreement and Plan of Merger, expected to be dated as of May 15, 2021 (the “Merger Agreement”), by and among Aerpio, Aspen, Inc., a Delaware corporation and a wholly-owned subsidiary of Aerpio (“Merger Sub”), and Aadi Bioscience, Inc., a Delaware corporation (“Aadi” or the “Company”). Pursuant to the Merger Agreement and in accordance with the Delaware General Corporation Law, upon the Closing of the Merger, Merger Sub will be merged with and into Aadi, with Aadi continuing as the surviving corporation (the “Merger”). We further understand that as a result of the Merger, Aadi will become a wholly-owned subsidiary of Aerpio and each share of common stock of Aadi outstanding immediately prior to the Merger (the “Company Common Stock”) and each share of preferred stock (the “Company Preferred Stock”) (excluding (i) shares held by Aadi, Merger Sub or any Subsidiary of Aadi and (ii) Dissenting Shares) will be converted into the right to receive a number of shares of Aerpio common stock, $0.001 par value per share (the “Aerpio Common Stock”), equal to the Exchange Ratio, such that, immediately following the consummation of the Merger and after giving effect to the conversion of any Company Preferred Stock into Company Common Stock and the conversion of any convertible notes into Company Common Stock, the holders of Company Common Stock (including the unexercised options to purchase Company Common Stock) immediately prior to the Merger shall hold approximately 66.8% of the fully-diluted shares of Aerpio Common Stock outstanding (excluding certain Aerpio options that are excluded pursuant to the terms of the Merger Agreement) immediately following the Merger and the holders of Aerpio Outstanding Shares (the “Aerpio Stockholders”) immediately prior to the Merger shall hold approximately 33.2% of the fully-diluted shares of Aerpio Common Stock outstanding (excluding certain Aerpio options) immediately following the Merger, in each case, without taking into account the PIPE Investment. We also understand that the Aerpio Stockholders as of immediately prior to the Effective Time (not including the PIPE Investors) will receive one CVR pursuant to the CVR Agreement. The terms and conditions of the Merger are more fully set forth in the Merger Agreement. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

In your capacity as members of the Board of Directors (the “Board of Directors”) of Aerpio, you have requested our opinion (our “Opinion”), as to the fairness, from a financial point of view and as of the date hereof, of the Exchange Ratio to the Aerpio Stockholders.

LADENBURG THALMANN & CO. INC.

650 5TH AVENUE, 4TH FLOOR

NEW YORK, NY 10019

PHONE 212.409.2000 • FAX 212.409.2169

MEMBER NYSE, NYSE MKT, FINRA, SIPC

Aerpio Pharmaceuticals, Inc.

May 15, 2021

In connection with our Opinion, we took into account an assessment of general economic, market and financial conditions as well as our experience in connection with similar transactions and securities valuations generally and, among other things:

•

Reviewed a draft of the Merger Agreement dated May 15, 2021, and a draft of the CVR Agreement dated May 15, 2021 which would be delivered in connection with the consummation of the Merger. Both the Merger Agreement and the CVR Agreement were the most recent drafts made available to us prior to delivery of our Opinion;

•

Reviewed and analyzed certain publicly available financial and other information for each of Aerpio and Aadi, respectively, including equity research on comparable companies and on Aerpio, and certain other relevant financial and operating data furnished to us by the management of each of Aerpio and Aadi, respectively;

•	Reviewed and analyzed certain relevant historical financial and operating data concerning Aadi furnished to us by the management of Aadi;

•	Discussed with certain members of the management of Aerpio the historical and current business operations, financial condition and prospects of Aerpio and Aadi;

•	Reviewed and analyzed certain operating results of Aadi as compared to operating results and the reported price and trading histories of certain publicly traded companies that we deemed relevant;

•	Reviewed and analyzed certain financial terms of the Merger Agreement as compared to the publicly available financial terms of certain selected business combinations that we deemed relevant;

•	Reviewed and analyzed certain financial terms of completed initial public offerings for certain companies that we deemed relevant;

•	Reviewed certain pro forma financial effects of the Merger;

•

Reviewed and analyzed certain internal financial analyses, projections as to cost and expenses, reports, preliminary internal market opportunity assumptions and other information concerning Aadi prepared by the management of Aerpio and its advisors and utilized per instruction of Aerpio; and

•	Reviewed and analyzed such other information and such other factors, and conducted such other financial studies, analyses and investigations, as we deemed relevant for the purposes of our Opinion.

In conducting our review and arriving at our Opinion, we have, with your consent, assumed and relied, without independent verification or investigation, upon the accuracy and completeness of all financial and other information provided to or discussed with us by Aerpio and Aadi, respectively (for their respective employees, representatives or affiliates), or which is publicly available or was otherwise reviewed by us. We have not undertaken any responsibility for the accuracy, completeness or reasonableness of, or independent verification of, such information. We have relied upon, without independent verifications, the assessment of Aerpio management and Aadi management as to the viability of, and risks associated with, the current and future products and services of Aadi (including without limitation, the development, testing and marketing of such products and services, the receipt of all necessary governmental and other regulatory approvals for the development, testing and marketing thereof, and the life and enforceability of all relevant patents and other intellectual and other property rights associated with such products and services). In addition, we have not conducted, nor have we assumed any obligation to conduct, any physical inspection of the properties or facilities of Aerpio or Aadi. Furthermore, we have assumed, with your consent, that there will be no further adjustments to the Exchange Ratio between the date hereof and the date the final Exchange Ratio is determined. We have, with your consent, relied upon the assumption that all information provided to us by Aerpio and Aadi is accurate and complete in all material respects. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our Opinion of which we become aware after the date hereof. We have assumed there

Aerpio Pharmaceuticals, Inc.

May 15, 2021

were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of Aerpio or Aadi since the date of the last financial statements made available to us. We have not obtained any independent evaluations, valuations or appraisals of the assets or liabilities of Aerpio or Aadi, nor have we been furnished with such materials. In addition, we have not evaluated the solvency or fair value of Aerpio or Aadi under any state or federal laws relating to bankruptcy, insolvency or similar matters. We have been informed that the Target Net Cash is expected to be, and we have assumed that it will be, $26.0 million at Closing. Our Opinion does not address any legal, tax or accounting matters related to the Merger, as to which we have assumed that Aerpio and the Board of Directors have received such advice from legal, regulatory, tax and accounting advisors as each has determined appropriate. Our Opinion addresses only the fairness of the Exchange Ratio, from a financial point of view, to the Aerpio Stockholders. We express no view as to any other aspect or implication of the Merger or any other agreement or arrangement entered into in connection with the Merger. Our Opinion is necessarily based upon economic and market conditions and other circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that although subsequent developments may affect our Opinion, we do not have any obligation to update, revise or reaffirm our Opinion and we expressly disclaim any responsibility to do so.

We did not assign any value to the right of the Aerpio Stockholders to receive contingent cash payments per the CVR Agreement, given our determination that any projections underlying the analysis would be too speculative to use in our analysis of the value of such rights as it relates to the fairness, from a financial point of view, of the Exchange Ratio.

We have not considered any potential legislative or regulatory changes currently being considered or recently enacted by the United States or any foreign government, or any domestic or foreign regulatory body, or any changes in accounting methods or generally accepted accounting principles that may be adopted by the Securities and Exchange Commission, the Financial Accounting Standards Board, or any similar foreign regulatory body or board.

For purposes of rendering our Opinion we have assumed in all respects material to our analysis, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the standards of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger will be satisfied without waiver or amendment of any term or condition thereof. We have assumed that the final form of the Merger Agreement and the CVR Agreement will be substantially similar to the last draft reviewed by us. We have also assumed that all governmental, regulatory and other consents and approvals contemplated by the Merger Agreement or otherwise required for the transactions contemplated thereby will be obtained and that in the course of obtaining any of those consents no restrictions will be imposed or waivers made that would have an adverse effect on Aerpio, the Company or the contemplated benefits of the Merger. We have assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. You have informed us, and we have assumed, that the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder.

It is understood that this letter is intended for the benefit and use of the Board of Directors in its consideration of the financial terms of the Merger and, except as set forth in our engagement letter with Aerpio, dated as of December 21, 2020 (the “Engagement Letter”), may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent, unless pursuant to applicable law or regulations or required by other regulatory authority by the order or ruling of a court or administrative body, except that this Opinion may be included in its entirety in any filing related to the Merger to be filed with the Securities and Exchange Commission and the proxy statement to be mailed to the Aerpio Stockholders. This letter does not constitute a recommendation to the Board of Directors of

Aerpio Pharmaceuticals, Inc.

May 15, 2021

whether or not to approve the Merger or to any Aerpio Stockholder or any other person as to how to vote with respect to the Merger or to take any other action in connection with the Merger or otherwise. Our Opinion does not address Aerpio’s underlying business decision to proceed with the Merger or the relative merits of the Merger compared to other alternatives available to Aerpio. We express no opinion as to the prices or ranges of prices at which shares or the securities of any person, including Aerpio, will trade at any time, including following the announcement or consummation of the Merger. We have not been requested to opine as to, and our Opinion does not in any manner address, the amount or nature of compensation to any of the officers, directors or employees of any party to the Merger, or any class of such persons, relative to the compensation to be paid to the Aerpio Stockholders in connection with the Merger or with respect to the fairness of any such compensation.

We are a full service investment bank providing investment banking, brokerage, equity research, institutional sales and trading, and asset management services. As part of our investment banking services, we are regularly engaged in the valuation of businesses and their securities in connection with mergers, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. We have acted as Aerpio’s financial advisor in connection with the Merger and will receive a fee for our services pursuant to the terms of our Engagement Letter, a significant portion of which is contingent upon consummation of the Merger. In addition, Aerpio has agreed to reimburse our expenses and indemnify us for certain liabilities that may arise out of our engagement. We will also receive an additional fee for rendering our Opinion set forth below pursuant to the Engagement Letter. We have acted, and are currently acting, as financial advisor to Aerpio with respect to the Merger and have received $300,000 in fees to-date, which consist of a non-creditable $150,000 upfront retainer in connection with the Merger (the “Upfront Retainer”) and $150,000 paid to us as a previous retainer in connection with our prior engagement with Aerpio. In the two years preceding the date hereof, we have not had a relationship with Aerpio and have not received any fees from Aerpio, aside from the $300,000 in fees described above. In the two years preceding the date hereof, we have not had a relationship with Aadi and have not received any fees from Aadi. We and our affiliates may in the future seek to provide investment banking or financial advisory services to Aerpio and Aadi and/or certain of their respective affiliates and expect to receive fees for the rendering of these services.

In the ordinary course of business, we or certain of our affiliates, as well as investment funds in which we or our affiliates may have financial interests, may acquire, hold or sell long or short positions, or trade or otherwise effect transactions in debt, equity, and other securities and financial instruments (including bank loans and other obligations) of, or investments in, Aerpio, Aadi or any other party that may be involved in the Merger and/or their respective affiliates.

Consistent with applicable legal and regulatory requirements, we have adopted policies and procedures to establish and maintain the independence of our research department and personnel. As a result, our research analysts may hold views, make statements or investment recommendations and/or publish research reports with respect to Aerpio and the proposed Merger that may differ from the views of our investment banking personnel.

The Opinion set forth below was reviewed and approved by our fairness opinion committee.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein and such other factors that we deem relevant, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the Aerpio Stockholders.

Very truly yours,

Ladenburg Thalmann & Co. Inc.

ANNEX E

AADI BIOSCIENCE, INC.

2021 EQUITY INCENTIVE PLAN

1.    Purposes of the Plan. The purposes of this Plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility,

•	to provide additional incentive to Employees, Directors and Consultants, and

•	to promote the success of the Company’s business.

The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units and Performance Shares.

2.    Definitions. As used herein, the following definitions will apply:

(a)    “Aadi” means Aadi Bioscience, Inc., a Delaware corporation.

(b)    “Aadi Merger” means the merger of Merger Sub with and into Aadi, with Aadi as the surviving corporation, as contemplated by the Merger Agreement.

(c)    “Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.

(d)    “Applicable Laws” means the legal and regulatory requirements relating to the administration of equity-based awards, including but not limited to the related issuance of shares of Common Stock, including but not limited to, under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any non-U.S. country or jurisdiction where Awards are, or will be, granted under the Plan.

(e)    “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares.

(f)    “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(g)    “Board” means the Board of Directors of the Company.

(h)    “Change in Control” means the occurrence of any of the following events following the Effective Date:

(i)    A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, (A) the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control, and (B) if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, the direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, such event will not be considered a Change in Control under this subsection (i). For this purpose, indirect beneficial ownership will include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or

(ii)    A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii)    A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such Person) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the jurisdiction of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(i)    “Code” means the U.S. Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder will include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(j)    “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board, or a duly authorized committee of the Board, in accordance with Section 4 hereof.

(k)    “Common Stock” means the common stock of the Company.

(l)    “Company” means Aerpio Pharmaceuticals, Inc., a Delaware corporation, or any successor thereto.

(m)    “Consultant” means any natural person, including an advisor, engaged by the Company or a Parent or Subsidiary to render bona fide services to such entity, provided the services (i) are not in connection with the offer or sale of securities in a capital-raising transaction, and (ii) do not directly promote or maintain a market for the Company’s securities, in each case, within the meaning of Form S-8 promulgated under the Securities Act, and provided, further, that a Consultant will include only those persons to whom the issuance of Shares may be registered under Form S-8 promulgated under the Securities Act.

(n)    “Director” means a member of the Board.

(o)    “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(p)    “Effective Date” has the meaning ascribed to it in Section 18.

(q)    “Employee” means any person, including Officers and Directors, providing services as an employee to the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(r)    “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

(s)    “Exchange Program” means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type, and/or cash, (ii) Participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator, and/or (iii) the exercise price of an outstanding Award is increased or reduced. The Administrator will determine the terms and conditions of any Exchange Program in its sole discretion.

(t)    “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i)    If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market of The Nasdaq Stock Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii)    If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the day of determination (or, if no bids and asks were reported on that date, as applicable, on the last trading date such bids and asks were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(iii)    In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

The determination of fair market value for purposes of tax withholding may be made in the Administrator’s discretion subject to Applicable Laws and is not required to be consistent with the determination of Fair Market Value for other purposes.

(u)    “Fiscal Year” means the fiscal year of the Company.

(v)    “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(w)    “Merger Agreement” means that certain Agreement and Plan of Merger, dated as of May 16, 2021, by and among the Company, Merger Sub, and Aadi.

(x)    “Merger Sub” means Aspen Merger Subsidiary, Inc., a Delaware corporation and wholly owned subsidiary of the Company.

(y)    “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(z)    “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(aa)    “Option” means a stock option granted pursuant to the Plan.

(bb)    “Outside Director” means a Director who is not an Employee.

(cc)    “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(dd)    “Participant” means the holder of an outstanding Award.

(ee)    “Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine pursuant to Section 10.

(ff)    “Performance Unit” means an Award which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 10.

(gg)    “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

(hh)    “Plan” means this 2021 Equity Incentive Plan.

(ii)    “Restricted Stock” means Shares issued pursuant to an Award of Restricted Stock under Section 7 of the Plan, or issued pursuant to the early exercise of an Option.

(jj)    “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 8. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(kk)    “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(ll)    “Section 16(b)” means Section 16(b) of the Exchange Act.

(mm)    “Section 409A” means Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and U.S. Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

(nn)    “Securities Act” means the U.S. Securities Act of 1933, as amended.

(oo)    “Service Provider” means an Employee, Director or Consultant.

(pp)    “Share” means a share of the Common Stock, as adjusted in accordance with Section 14 of the Plan.

(qq)    “Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 9 is designated as a Stock Appreciation Right.

(rr)    “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

3.    Stock Subject to the Plan.

(a)    Stock Subject to the Plan. Subject to the provisions of Section 14 of the Plan and the automatic increase set forth in Section 3(b) of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is [            ] Shares, plus (i) any Shares subject to stock options or similar awards granted under the Aerpio Pharmaceuticals, Inc. 2017 Stock Option and Incentive Plan or the Aerpio Pharmaceuticals, Inc. 2011 Equity Incentive Plan (the “Prior Plans”) that expire or otherwise terminate without having been exercised in full and Shares issued pursuant to awards granted under the Prior Plans that are forfeited to or repurchased by the Company and (ii) any Shares subject to stock options or similar awards granted under the Aadi Bioscience, Inc. 2014 Equity Incentive Plan that are assumed by the Company pursuant to the Merger Agreement, with the maximum number of Shares to be added to the Plan pursuant to clauses (i) and (ii) equal to [            ] Shares. The Shares may be authorized, but unissued, or reacquired Common Stock.

(b)    Automatic Share Reserve Increase. Subject to the provisions of Section 14 of the Plan, the number of Shares available for issuance under the Plan will be increased on the first day of each Fiscal Year beginning on January 1, 2022, in an amount equal to the least of (i) [            ] Shares, (ii) [five] percent ([5]%) the outstanding Shares on the last day of the immediately preceding Fiscal Year, or (iii) such number of Shares determined by the Administrator no later than the last day of the immediately preceding Fiscal Year. The automatic Share increase under this Section 3(b) shall terminate following the increase on the first day of the 2031 Fiscal Year.

(c)    Lapsed Awards. If an Award expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an Exchange Program, or, with respect to Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares, is forfeited to or repurchased by the Company due to failure to vest, the unpurchased Shares (or for Awards other than Options or Stock Appreciation Rights the forfeited or repurchased Shares), which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). With respect to Stock Appreciation Rights, only Shares actually issued (i.e., the net Shares issued) pursuant to a Stock Appreciation Right will cease to be available under the Plan; all remaining Shares under Stock Appreciation Rights will remain available for future grant or sale under the Plan (unless the Plan has terminated). Shares that actually have been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if Shares issued pursuant to Awards of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units are repurchased by the Company or are forfeited to the Company, such Shares will become available for future grant under the Plan. Shares used to pay the exercise price of an Award or to satisfy the tax withholding obligations related to an Award will become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Notwithstanding the foregoing and, subject to adjustment as provided in Section 14, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under

Section 422 of the Code and the Treasury Regulations promulgated thereunder, any Shares that become available for issuance under the Plan pursuant to Sections 3(b) and 3(c).

(d)    Share Reserve. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

4.    Administration of the Plan.

(a)    Procedure.

(i)    Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.

(ii)    Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(iii)    Other Administration. Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.

(b)    Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

(i)    to determine the Fair Market Value;

(ii)    to select the Service Providers to whom Awards may be granted hereunder;

(iii)    to determine the number of Shares to be covered by each Award granted hereunder;

(iv)    to approve forms of Award Agreements for use under the Plan;

(v)    to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder (such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine);

(vi)    to institute and determine the terms and conditions of an Exchange Program;

(vii)    to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(viii)    to prescribe, amend and rescind rules and regulations and adopt sub-plans relating to the Plan, including rules, regulations and sub-plans for the purposes of facilitating compliance with foreign laws, easing the administration of the Plan and/or taking advantage of tax-favorable treatment for Awards granted to Service Providers outside the U.S., in each case as the Administrator may deem necessary or advisable;

(ix)    to modify or amend each Award (subject to Section 19 of the Plan), including but not limited to the discretionary authority to extend the post-termination exercisability period of Awards and to extend the maximum term of an Option (subject to Section 6(b) of the Plan regarding Incentive Stock Options and Section 409A of the Code);

(x)    to allow Participants to satisfy tax withholding obligations in such manner as prescribed in Section 15 of the Plan;

(xi)    to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xii)    to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award; and

(xiii)    to make all other determinations deemed necessary or advisable for administering the Plan.

(c)    Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards and will be given the maximum deference permitted by Applicable Laws.

5.    Eligibility. Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

6.    Stock Options.

(a)    Limitations. Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate fair market value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options will be taken into account in the order in which they were granted. The fair market value of the Shares will be determined as of the time the Option with respect to such Shares is granted.

(b)    Term of Option. The term of each Option will be stated in the Award Agreement. In the case of an Incentive Stock Option, the term will be ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

(c)    Option Exercise Price and Consideration.

(i)    Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, subject to the following:

(1)    In the case of an Incentive Stock Option

(A)    granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant.

(B)    granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(2)    In the case of a Nonstatutory Stock Option, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(3)    Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share (i) on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code, (ii) to individuals who are not subject to U.S. income tax on the date of grant or (iii) if the Option is otherwise compliant with or exempt from Section 409A of the Code.

(ii)    Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

(iii)    Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of: (1) cash; (2) check; (3) promissory note, to the extent permitted by Applicable Laws; (4) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion; (5) consideration received by the Company under a broker-assisted (or other) cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with the Plan; (6) by net exercise; (7) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or (8) any combination of the foregoing methods of payment.

(d)    Exercise of Option.

(i)    Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (i) a notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable tax withholdings). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 14 of the Plan.

Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(ii)    Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s termination as the result of the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iii)    Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iv)    Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the Option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided the Administrator has permitted the designation of a beneficiary and provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If the Administrator has not permitted the designation of a beneficiary or if no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant’s death. Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(v)    Tolling Expiration. A Participant’s Award Agreement may also provide that:

(1)    if the exercise of the Option following the termination of Participant’s status as a Service Provider (other than upon the Participant’s death or Disability) would result in liability under Section 16(b), then the Option will terminate on the earlier of (A) the expiration of the term of the Option set forth in the Award Agreement, or (B) the tenth (10th) day after the last date on which such exercise would result in liability under Section 16(b); or

(2)    if the exercise of the Option following the termination of the Participant’s status as a Service Provider (other than upon the Participant’s death or Disability) would be prohibited at any time solely because the issuance of Shares would violate the registration requirements under the Securities Act, then the Option will terminate on the earlier of (A) the expiration of the term of the Option or (B) the expiration of a period of thirty (30)-day period after the termination of the Participant’s status as a Service Provider during which the exercise of the Option would not be in violation of such registration requirements.

7.    Restricted Stock.

(a)    Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

(b)    Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, the Company as escrow agent will hold Shares of Restricted Stock until the restrictions on such Shares have lapsed.

(c)    Transferability. Except as provided in this Section 7 or the Award Agreement, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

(d)    Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

(e)    Removal of Restrictions. Except as otherwise provided in this Section 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may determine. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

(f)    Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(g)    Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares, unless the Administrator provides otherwise. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

(h)    Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

8.    Restricted Stock Units.

(a)    Grant. Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. After the Administrator determines that it will grant Restricted Stock Units under the Plan, it will advise the Participant in an Award Agreement of the terms, conditions, and restrictions related to the grant, including the number of Restricted Stock Units.

(b)    Vesting Criteria and Other Terms. The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws or any other basis determined by the Administrator in its discretion.

(c)    Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

(d)    Form and Timing of Payment. Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may only settle earned Restricted Stock Units in cash, Shares, or a combination of both.

(e)    Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.

9.    Stock Appreciation Rights.

(a)    Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

(b)    Number of Shares. The Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Service Provider.

(c)    Exercise Price and Other Terms. The per share exercise price for the Shares to be issued pursuant to exercise of a Stock Appreciation Right will be determined by the Administrator and will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. Otherwise, the Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan.

(d)    Stock Appreciation Right Agreement. Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(e)    Expiration of Stock Appreciation Rights. A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 6(b) relating to the maximum term and Section 6(d) relating to exercise also will apply to Stock Appreciation Rights.

(f)    Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i)    The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(ii)    The number of Shares with respect to which the Stock Appreciation Right is exercised.

At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

10.    Performance Units and Performance Shares.

(a)    Grant of Performance Units/Shares. Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant.

(b)    Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

(c)    Performance Objectives and Other Terms. The Administrator will set performance objectives or other vesting provisions (including, without limitation, continued status as a Service Provider) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Service Providers. The time period during which the performance objectives or other vesting provisions must be met will be called the “Performance Period.” Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine. The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, business unit or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.

(d)    Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit/Share.

(e)    Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares will be made as soon as practicable after the expiration of the applicable Performance Period. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.

(f)    Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan.

11.    Outside Director Limitations. No Outside Director may be paid, issued, or granted, in any Fiscal Year, cash and equity awards (including any Awards issued under this Plan) with a value (the value of which will be based on their grant date fair value determined in accordance with U.S. generally accepted accounting principles) that, in the aggregate, exceed $750,000, increased to $1,000,000 in connection with his or her initial service. Any Awards or other compensation paid or provided to an individual for his or her services as an Employee, or for his or her services as a Consultant (other than as an Outside Director), will not count for purposes of the limitation under this Section 11.

12.    Leaves of Absence/Transfer Between Locations. Unless the Administrator provides otherwise and subject to Applicable Laws, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. A Participant will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary. For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months following the first (1st) day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

13.    Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.

14.    Adjustments; Dissolution or Liquidation; Merger or Change in Control.

(a)    Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs after the Effective Date, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of shares of stock that may be delivered under the Plan and/or the number, class, and price of shares of stock covered by each outstanding Award, and the numerical Share limits in Sections 3 and 11 of the Plan.

(b)    Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company after the Effective Date, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

(c)    Change in Control. In the event of a merger of the Company with or into another corporation or other entity or a Change in Control after the Effective Date, each outstanding Award will be treated as the Administrator determines (subject to the provisions of the following paragraph) without a Participant’s consent, including, without limitation, that (i) Awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof) with appropriate adjustments as to the number and kind of shares and prices; (ii) upon written notice to a Participant, that the Participant’s Awards will terminate upon or immediately prior to the consummation of such merger or Change in Control; (iii) outstanding Awards will vest and become exercisable, realizable, or payable, or restrictions applicable to an Award will lapse, in whole or in part prior to or upon consummation of such merger or Change in Control, and, to the extent the Administrator determines, terminate upon or immediately prior to the effectiveness of such merger or Change in Control; (iv) (A) the termination of an Award in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights as of the date of the occurrence of the transaction (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment), or (B) the replacement of such Award with other rights or property selected by the Administrator in its sole discretion; or (v) any combination of the foregoing. In taking any of the actions permitted under this subsection 14(c), the Administrator will not be required to treat all Awards or Participants, all Awards held by a Participant, or all Awards of the same type, similarly in the transaction.

In the event that the successor corporation does not assume or substitute for the Award (or portion thereof), the Participant will fully vest in and have the right to exercise such outstanding Option and Stock Appreciation Right not so assumed or substituted for, including Shares as to which such Award would not otherwise be vested or exercisable, all restrictions on such Restricted Stock and Restricted Stock Units not so assumed or substituted for will lapse, and, with respect to such Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met, in all cases, unless specifically provided otherwise under the applicable Award Agreement or other written agreement between the Participant and the Company or any of its Subsidiaries or Parents, as applicable. In addition, if an Option or Stock Appreciation Right is not assumed or substituted in the event of a merger or Change in Control, the Administrator will notify the Participant in writing or electronically that such Option or Stock Appreciation Right not so assumed or substituted for will be exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.

For the purposes of this subsection (c), an Award will be considered assumed if, following the merger or Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the merger or Change in Control, the consideration (whether stock, cash, or other securities or property) received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, Performance Unit or Performance Share, for each Share subject to such Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or Change in Control.

Notwithstanding anything in this Section 14(c) to the contrary, and unless otherwise provided in an Award Agreement, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

Notwithstanding anything in this Section 14(c) to the contrary, if a payment under an Award Agreement is subject to Code Section 409A and if the change in control definition contained in the Award Agreement does not comply with the definition of “change of control” for purposes of a distribution under Code Section 409A, then any payment of an amount that is otherwise accelerated under this Section will be delayed until the earliest time that such payment would be permissible under Code Section 409A without triggering any penalties applicable under Code Section 409A.

(d)    Outside Director Awards. In the event of a Change in Control after the Effective Date, with respect to Awards granted to an Outside Director, the Outside Director will fully vest in and have the right to exercise Options and/or Stock Appreciation Rights as to all of the Shares underlying such Award, including those Shares which would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met, unless specifically provided otherwise under the applicable Award Agreement or other written agreement between the Participant and the Company or any of its Subsidiaries or Parents, as applicable.

15.    Tax.

(a)    Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof) or such earlier time as any tax withholding obligations are due, the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy U.S. federal, state, or local taxes, non-U.S. taxes, or other taxes (including the Participant’s FICA or other social insurance contribution obligation) required to be withheld with respect to such Award (or exercise thereof).

(b)    Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (i) paying cash, check or other cash equivalents, (ii) electing to have the Company withhold otherwise deliverable cash or Shares having a fair market value equal to the minimum statutory amount required to be withheld or such greater amount as the Administrator may determine if such amount would not have adverse accounting consequences, as the Administrator determines in its sole discretion, (c) delivering to the Company already-owned Shares having a fair market value equal to the minimum statutory amount required to be withheld or such greater amount as the Administrator may determine, in each case, provided the delivery of such Shares will not result in any adverse accounting consequences, as the

Administrator determines in its sole discretion, (d) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld, or (e) any combination of the foregoing methods of payment. The fair market value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

(c)    Compliance With Section 409A. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A, except as otherwise determined in the sole discretion of the Administrator. The Plan and each Award Agreement under the Plan is intended to meet the requirements of Section 409A and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Administrator. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Section 409A the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A. In no event will the Company or any of its Parent or Subsidiaries have any obligation under the terms of this Plan to reimburse, indemnify, or hold harmless a Participant for any taxes, interest or penalties imposed, or other costs incurred, as a result of Section 409A.

16.    No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider, nor will they interfere in any way with the Participant’s right or the right of the Company (or any Parent or Subsidiary of the Company) to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

17.    Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

18.    Term of Plan. Subject to Section 23 of the Plan, the Plan will become effective upon the date (the “Effective Date”) of the later of its approval by the Company’s stockholders and the consummation of the Aadi Merger. It will continue in effect until terminated earlier under Section 19 of the Plan, but no Incentive Stock Options may be granted after 10 years from the date the Plan is adopted by the Board.

19.    Amendment and Termination of the Plan.

(a)    Amendment and Termination. The Administrator may at any time amend, alter, suspend or terminate the Plan.

(b)    Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c)    Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will materially impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

20.    Conditions Upon Issuance of Shares.

(a)    Legal Compliance. Shares will not be issued pursuant to an Award unless the exercise or vesting of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b)    Investment Representations. As a condition to the exercise or vesting of an Award, the Company may require the person exercising or vesting in such Award to represent and warrant at the time of any such exercise or vesting that the Shares are being acquired only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

21.    Inability to Obtain Authority. If the Company determines it to be impossible or impractical to obtain authority from any regulatory body having jurisdiction or to complete or comply with the requirements of any registration or other qualification of the Shares under any U.S. federal or state law, any non-U.S. law, or the rules and regulations of the U.S. Securities and Exchange Commission, the stock exchange on which Shares of the same class are then listed, or any other governmental or regulatory body, which authority, registration, qualification or rule compliance is deemed by the Company’s counsel to be necessary or advisable for the issuance and sale of any Shares hereunder, the Company will be relieved of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority, registration, qualification or rule compliance will not have been obtained.

22.    Forfeiture Events.

(a)    All Awards under the Plan will be subject to recoupment under any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Laws. In addition, the Administrator may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Administrator determines necessary or appropriate, including but not limited to a reacquisition right regarding previously acquired Shares or other cash or property. Unless this Section 22 is specifically mentioned and waived in an Award Agreement or other document, no recovery of compensation under a clawback policy or otherwise will be an event that triggers or contributes to any right of a Participant to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or a Subsidiary or Parent of the Company.

(b)    The Administrator may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award will be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but will not be limited to, termination of such Participant’s status as Service Provider for cause or any specified action or inaction by a Participant, whether before or after such termination of service, that would constitute cause for termination of such Participant’s status as a Service Provider.

23.    Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

*                *                 *

ANNEX F

AADI BIOSCIENCE, INC.

2021 EMPLOYEE STOCK PURCHASE PLAN

1.    Purpose. The purpose of the Plan is to provide employees of the Company and its Designated Companies with an opportunity to purchase Common Stock through accumulated Contributions. The Company intends for the Plan to have two components: a component that is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code (the “423 Component”) and a component that is not intended to qualify as an “employee stock purchase plan” under Section 423 of the Code (the “Non-423 Component”). The provisions of the 423 Component, accordingly, will be construed so as to extend and limit Plan participation in a uniform and nondiscriminatory basis consistent with the requirements of Section 423 of the Code. An option to purchase shares of Common Stock under the Non-423 Component will be granted pursuant to rules, procedures, or sub-plans adopted by the Administrator designed to achieve tax, securities laws, or other objectives for Eligible Employees and the Company. Except as otherwise provided herein or by the Administrator, the Non-423 Component will operate and be administered in the same manner as the 423 Component.

2.    Definitions.

(a)    “Aadi” means Aadi Bioscience, Inc., a Delaware corporation.

(b)    “Aadi Merger” means the merger of Merger Sub with and into Aadi, with Aadi as the surviving corporation, as contemplated by the Merger Agreement.

(a)    “Administrator” means the Board or any Committee designated by the Board to administer the Plan pursuant to Section 14.

(b)    “Affiliate” means any entity, other than a Subsidiary, in which the Company has an equity or other ownership interest.

(c)    “Applicable Laws” means the legal and regulatory requirements relating to the administration of equity-based awards, including but not limited to the related issuance of shares of Common Stock, including but not limited to, under U.S. federal and state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any non-U.S. country or jurisdiction where options are, or will be, granted under the Plan.

(d)    “Board” means the Board of Directors of the Company.

(e)    “Change in Control” means the occurrence of any of the following events:

(i)    A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control. Further, if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, such event shall not be considered a Change in Control under this subsection (i). For this purpose, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or

F-1

(ii)    A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii)    A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such Person) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase, or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the jurisdiction of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(f)    “Code” means the U.S. Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or U.S. Treasury Regulation thereunder will include such section or regulation, any valid regulation or other official applicable guidance promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(g)    “Committee” means a committee of the Board appointed in accordance with Section 14 hereof.

(h)    “Common Stock” means the common stock of the Company.

(i)    “Company” means Aerpio Pharmaceuticals, Inc., a Delaware corporation, or any successor thereto.

(j)    “Compensation” means a measure to be determined by the Administrator. The Administrator, in its discretion, may, on a uniform and nondiscriminatory basis, establish a different definition of Compensation for a subsequent Offering Period. Further, the Administrator shall have discretion to determine the application of this definition to Participants outside the United States.

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(k)    “Contributions” means the payroll deductions and other additional payments that the Company may permit to be made by a Participant to fund the exercise of options granted pursuant to the Plan.

(l)    “Designated Company” means any Subsidiary or Affiliate that has been designated by the Administrator from time to time in its sole discretion as eligible to participate in the Plan. For purposes of the 423 Component, only the Company and its Subsidiaries may be Designated Companies, provided, however that at any given time, a Subsidiary that is a Designated Company under the 423 Component will not be a Designated Company under the Non-423 Component.

(m)    “Director” means a member of the Board.

(n)    “Effective Date” means the later of its approval by the Company’s stockholders and the consummation of the Aadi Merger.

(o)     “Eligible Employee” means any individual who is a common law employee providing services to the Company or a Designated Company and is customarily employed for at least twenty (20) hours per week and more than five (5) months in any calendar year by the Employer, or any lesser number of hours per week and/or number of months in any calendar year established by the Administrator (if required under Applicable Laws) for purposes of any separate Offering or for Participants in the Non-423 Component. For purposes of the Plan, the employment relationship will be treated as continuing intact while the individual is on sick leave or other leave of absence that the Employer approves or is legally protected under Applicable Laws with respect to the Participant’s participation in the Plan. Where the period of leave exceeds three (3) months and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to have terminated three (3) months and one (1) day following the commencement of such leave. The Administrator, in its discretion, from time to time may, prior to an Enrollment Date for all options to be granted on such Enrollment Date in an Offering, determine (for each Offering under the 423 Component, on a uniform and nondiscriminatory basis or as otherwise permitted by U.S. Treasury Regulation Section 1.423-2) that the definition of Eligible Employee will or will not include an individual if he or she: (i) has not completed at least two (2) years of service since his or her last hire date (or such lesser period of time as may be determined by the Administrator in its discretion), (ii) customarily works not more than twenty (20) hours per week (or such lesser period of time as may be determined by the Administrator in its discretion), (iii) customarily works not more than five (5) months per calendar year (or such lesser period of time as may be determined by the Administrator in its discretion), (iv) is a highly compensated employee within the meaning of Section 414(q) of the Code, or (v) is a highly compensated employee within the meaning of Section 414(q) of the Code with compensation above a certain level or is an officer or subject to the disclosure requirements of Section 16(a) of the Exchange Act, provided the exclusion is applied with respect to each Offering under the 423 Component in an identical manner to all highly compensated individuals of the Employer whose employees are participating in that Offering. Each exclusion will be applied with respect to an Offering under the 423 Component in a manner complying with U.S. Treasury Regulation Section 1.423-2(e)(2)(ii). Such exclusions may be applied with respect to an Offering under the Non- 423 Component without regard to the limitations of U.S. Treasury Regulation Section 1.423-2.

(p)    “Employer” means the employer of the applicable Eligible Employee(s).

(q)    “Enrollment Date” means the first Trading Day of each Offering Period.

(r)    “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

(s)    “Exercise Date” means such dates on which each outstanding option granted under the Plan will be exercised (except if the Plan has been terminated), as may be determined by the Administrator, in its discretion and on a uniform and nondiscriminatory basis from time to time prior to an Enrollment Date for all options to be granted on such Enrollment Date. Unless otherwise determined by the Administrator, each Exercise Date will be the last day of the applicable Offering Period.

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(t)    “Fair Market Value” means, as of any date and unless the Administrator determines otherwise, the value of a share of Common Stock determined as follows:

(i)    The Fair Market Value will be the closing sales price for Common Stock as quoted on any established stock exchange or national market system (including without limitation the New York Stock Exchange, Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market of The Nasdaq Stock Market) on which the Common Stock is listed on the date of determination (or the closing bid, if no sales were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable. If the determination date for the Fair Market Value occurs on a non-trading day (i.e., a weekend or holiday), the Fair Market Value will be such price on the immediately preceding trading day, unless otherwise determined by the Administrator. In the absence of an established market for the Common Stock, the Fair Market Value thereof will be determined in good faith by the Administrator; or

(ii)    In the absence of an established market for the Common Stock, the Fair Market Value thereof will be determined in good faith by the Administrator.

The determination of fair market value for purposes of tax withholding may be made in the Administrator’s discretion subject to Applicable Laws and is not required to be consistent with the determination of Fair Market Value for other purposes.

(u)    “Fiscal Year” means the fiscal year of the Company.

(v)    “Merger Agreement” means that certain Agreement and Plan of Merger, dated as of May 16, 2021, by and among the Company, Merger Sub, and Aadi.

(w)    “Merger Sub” means Aspen Merger Subsidiary, Inc., a Delaware corporation and wholly owned subsidiary of the Company.

(x)     “New Exercise Date” means a new Exercise Date if the Administrator shortens any Offering Period then in progress.

(y)    “Offering” means an offer under the Plan of an option that may be exercised during an Offering Period as further described in Section 4. For purposes of the Plan, the Administrator may designate separate Offerings under the Plan (the terms of which need not be identical) in which Eligible Employees of one or more Employers will participate, even if the dates of the applicable Offering Periods of each such Offering are identical and the provisions of the Plan will separately apply to each Offering. To the extent permitted by U.S. Treasury Regulation Section 1.423-2(a)(1), the terms of each Offering need not be identical provided that the terms of the Plan and an Offering together satisfy U.S. Treasury Regulation Section 1.423-2(a)(2) and (a)(3).

(z)    “Offering Periods” means certain periods during with Shares may be purchased under the Plan that will be determined by the Administrator. The duration and timing of Offering Periods may be changed pursuant to Sections 4, 19 and 29.

(aa)    “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(bb)    “Participant” means an Eligible Employee who participates in the Plan.

(cc)    “Plan” means this Aadi Bioscience, Inc. 2021 Employee Stock Purchase Plan.

(dd)     “Purchase Period” means the period, as determined by the Administrator in its discretion on a uniform and nondiscriminatory basis, commencing on the Enrollment Date and ending with the next Exercise

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Date, except that if the Administrator determines that more than one Purchase Period should occur within an Offering Period, subsequent Purchase Periods within such Offering Period commence after one Exercise Date and end with the next Exercise Date at such time or times as the Administrator determines prior to the commencement of the applicable Offering Period. Unless otherwise determined by the Administrator, a Purchase Period shall have the same duration as the Offering Period.

(ee)    “Purchase Price” means the price per Share of the Shares purchased under any option granted under the Plan as determined by the Administrator from time to time, in its discretion and on a uniform and nondiscriminatory basis for all options to be granted on an Enrollment Date. However, in no event will the Purchase Price be less than eighty-five percent (85%) of the lower of the Fair Market Value of a Share on the Enrollment Date or the Fair Market Value of a Share on the Exercise Date and at all times in compliance with Section 423 of the Code (or any successor rule or provision or any other Applicable Law, regulation or stock exchange rule).

(ff)    “Section 409A” means Section 409A of the Code and the regulations and guidance thereunder, and formal, effective guidance of either general applicability or direct applicability thereunder, and any applicable state law equivalent, as each may be promulgated, amended or modified from time to time.

(gg)    “Share” means a share of Common Stock.

(hh)    “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

(ii)    “Trading Day” means a day that the primary stock exchange (or national market system, or other trading platform, as applicable) upon which the Common Stock is listed is open for trading.

(jj)    “U.S. Treasury Regulations” means the Treasury Regulations of the Code. Reference to a specific Treasury Regulation or Section of the Code shall include such Treasury Regulation or Section, any valid regulation promulgated under such Section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such Section or regulation.

3.    Eligibility.

(a)    Generally. Any individual who is an Eligible Employee on a given Enrollment Date will be eligible to participate in the Plan, subject to the requirements of Section 5.

(b)    Non-U.S. Employees. Eligible Employees who are citizens or residents of a non-U.S. jurisdiction (without regard to whether they also are citizens or residents of the United States or resident aliens (within the meaning of Section 7701(b)(1)(A) of the Code)) may be excluded from participation in the Plan or an Offering if the participation of such Eligible Employees is prohibited under the laws of the applicable jurisdiction or if complying with the laws of the applicable jurisdiction would cause the Plan or an Offering to violate Section 423 of the Code. In the case of the Non-423 Component, an Eligible Employee may be excluded from participation in the Plan or an Offering if the Administrator has determined that participation of such Eligible Employee is not advisable or practicable.

(c)    Limitations. Any provisions of the Plan to the contrary notwithstanding, no Eligible Employee will be granted an option under the Plan (i) to the extent that, immediately after the grant, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company or any Parent or Subsidiary of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Parent or Subsidiary of the Company, or (ii) to the extent that his or her rights to purchase stock under all employee stock

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purchase plans (as defined in Section 423 of the Code) of the Company or any Parent or Subsidiary of the Company accrues at a rate, which exceeds twenty-five thousand dollars ($25,000) worth of stock (determined at the Fair Market Value of the stock at the time such option is granted) for each calendar year in which such option is outstanding at any time, as determined in accordance with Section 423 of the Code and the regulations thereunder.

4.    Offering Periods. Offering Periods will be periods, as will be determined by the Administrator from time to time, in its discretion and on a uniform and nondiscriminatory basis, prior to an Enrollment Date for all options to be granted on such Enrollment Date. The Administrator will have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future Offerings without stockholder approval if such change is announced prior to the scheduled beginning of the Offering Period to be affected thereafter; provided, however, that no Offering Period may last more than twenty-seven (27) months.

5.    Participation. An Eligible Employee may participate in the Plan pursuant to Section 3 by (i) submitting to the Company’s stock administration office (or its designee) a properly completed subscription agreement authorizing Contributions in the form provided by the Administrator for such purpose, or (ii) following an electronic or other enrollment procedure determined by the Administrator, in either case, on or before a date determined by the Administrator prior to an applicable Enrollment Date.

6.    Contributions.

(a)    At the time a Participant enrolls in the Plan pursuant to Section 5, he or she will elect to have Contributions (in the form of payroll deductions or otherwise, to the extent permitted by the Administrator) made on each pay day during the Offering Period in an amount not exceeding fifteen percent (15%) of the Compensation, or such other limit established by the Administrator from time to time in its discretion and on a uniform and nondiscretionary basis for all options to be granted on an Enrollment Date in an Offering, which he or she receives on each pay day during the Offering Period; provided, however, that should a pay day occur on an Exercise Date, a Participant will have any Contributions made on such day applied to his or her account under the then-current Purchase Period or Offering Period with respect to which that Exercise Date relates. The Administrator, in its sole discretion, may permit all Participants in a specified Offering to contribute amounts to the Plan through payment by cash, check or other means set forth in the subscription agreement prior to each Exercise Date of each Purchase Period. A Participant’s subscription agreement will remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof.

(b)    In the event Contributions are made in the form of payroll deductions, such payroll deductions for a Participant will commence on the first pay day following the Enrollment Date and will end on the last pay day on or prior to the last Exercise Date of such Offering Period to which such authorization is applicable, unless sooner terminated by the Participant as provided in Section 10 hereof.

(c)    All Contributions made for a Participant will be credited to his or her account under the Plan and Contributions will be made in whole percentages of his or her Compensation only. A Participant may not make any additional payments into such account.

(d)    A Participant may discontinue his or her participation in the Plan as provided under Section 10. Until and unless determined otherwise by the Administrator, in its sole discretion, during any Offering Period, a Participant may not increase the rate of his or her Contributions and may only decrease the rate of his or her Contributions (including to zero percent (0%)) one (1) time. A Participant may make a Contribution rate adjustment pursuant to this subsection (d) by (i) properly completing and submitting to the Company’s stock administration office (or its designee), a new subscription agreement authorizing the change in Contribution rate in the form provided by the Administrator for such purpose, or (ii) following an electronic or other procedure prescribed by the Administrator, in either case, on or before a date determined by the Administrator prior to (x) the scheduled beginning of the Offering Period to be affected or (y) an applicable Exercise Date,

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as applicable. If a Participant has not followed such procedures to change the rate of Contributions, the rate of his or her Contributions will continue at the originally elected rate throughout the Offering Period and future Offering Periods and Purchase Periods (unless the Participant’s participation is terminated as provided in Sections 10 or 11). The Administrator may, in its sole discretion, limit or amend the nature and/or number of Contribution rate changes (including to permit, prohibit and/or limit increases and/or decreases to rate changes) that may be made by Participants during any Offering Period, and may establish such other conditions or limitations as it deems appropriate for Plan administration. Any change in the rate of Contributions made pursuant to this Section 6(d) will be effective as of the first full payroll period following five (5) business days after the date on which the change is made by the Participant (unless the Administrator, in its sole discretion, elects to process a given change in payroll deduction rate more quickly).

(e)    Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(c), a Participant’s Contributions may be decreased to zero percent (0%) by the Administrator at any time during a Purchase Period. Subject to Section 423(b)(8) of the Code and Section 3(c) hereof, Contributions will recommence at the rate originally elected by the Participant effective as of the beginning of the first Purchase Period scheduled to end in the following calendar year, unless terminated by the Participant as provided in Section 10.

(f)     Notwithstanding any provisions to the contrary in the Plan, the Administrator may allow Participants to participate in the Plan via cash contributions instead of payroll deductions if (i) payroll deductions are not permitted or advisable under Applicable Laws, (ii) the Administrator determines that cash contributions are permissible under Section 423 of the Code; or (iii) the Participants are participating in the Non-423 Component.

(g)    At the time the option is exercised, in whole or in part, or at the time some or all of the Common Stock issued under the Plan is disposed of (or any other time that a taxable event related to the Plan occurs), the Participant must make adequate provision for the Company’s or Employer’s federal, state, local or any other tax liability payable to any authority including taxes imposed by jurisdictions outside of the U.S., national insurance, social security or other tax withholding or payment on account obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock (or any other time that a taxable event related to the Plan occurs). At any time, the Company or the Employer may, but will not be obligated to, withhold from the Participant’s compensation the amount necessary for the Company or the Employer to meet applicable withholding obligations, including any withholding required to make available to the Company or the Employer any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Eligible Employee. In addition, the Company or the Employer may, but will not be obligated to, withhold from the proceeds of the sale of Common Stock or any other method of withholding the Company or the Employer deems appropriate to the extent permitted by U.S. Treasury Regulation Section 1.423-2(f).

7.    Grant of Option. On the Enrollment Date of each Offering Period, each Eligible Employee participating in such Offering Period will be granted an option to purchase on each Exercise Date during such Offering Period (at the applicable Purchase Price) up to a number of shares of Common Stock determined by dividing such Eligible Employee’s Contributions accumulated prior to such Exercise Date and retained in the Eligible Employee’s account as of the Exercise Date by the applicable Purchase Price; provided that in no event will an Eligible Employee be permitted to purchase during each Purchase Period more than a maximum number shares of Common Stock to be determined by the Administrator (subject to any adjustment pursuant to Section 18) and provided further that such purchase will be subject to the limitations set forth in Sections 3(c) and 13 and in the subscription agreement. The Eligible Employee may accept the grant of such option (i) with respect to the Offering Period by submitting a properly completed subscription agreement in accordance with the requirements of Section 5 on or before the Enrollment Date, and (ii) with respect to any subsequent Offering Period under the Plan, by electing to participate in the Plan in accordance with the requirements of Section 5. The Administrator may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of shares of Common Stock that an Eligible Employee may purchase during each Purchase Period and/or Offering Period,

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as applicable. Exercise of the option will occur as provided in Section 8, unless the Participant has withdrawn pursuant to Section 10 (or Participant’s participation is terminated as provided in Section 11). The option will expire on the last day of the Offering Period.

8.    Exercise of Option.

(a)    Unless a Participant withdraws from the Plan as provided in Section 10 (or Participant’s participation is terminated as provided in Section 11), his or her option for the purchase of shares of Common Stock will be exercised automatically on each Exercise Date, and the maximum number of full shares of Common Stock subject to the option will be purchased for such Participant at the applicable Purchase Price with the accumulated Contributions from his or her account. No fractional shares of Common Stock will be purchased; any Contributions accumulated in a Participant’s account, which are not sufficient to purchase a full share will be retained in the Participant’s account for the subsequent Purchase Period or Offering Period, as applicable, subject to earlier withdrawal by the Participant as provided in Section 10 (or the earlier termination of Participant’s participation as provided in Section 11). Any other funds left over in a Participant’s account after the Exercise Date will be returned to the Participant. During a Participant’s lifetime, a Participant’s option to purchase shares of Common Stock hereunder is exercisable only by him or her.

(b)    If the Administrator determines that, on a given Exercise Date, the number of shares of Common Stock with respect to which options are to be exercised may exceed (i) the number of shares of Common Stock that were available for sale under the Plan on the Enrollment Date of the applicable Offering Period, or (ii) the number of shares of Common Stock available for sale under the Plan on such Exercise Date, the Administrator may in its sole discretion (x) provide that the Company will make a pro rata allocation of the shares of Common Stock available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all Participants exercising options to purchase Common Stock on such Exercise Date, and continue all Offering Periods then in effect or (y) provide that the Company will make a pro rata allocation of the shares of Common Stock available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Exercise Date, and terminate any or all Offering Periods then in effect pursuant to Section 19. The Company may make a pro rata allocation of the shares of Common Stock available on the Enrollment Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares of Common Stock for issuance under the Plan by the Company’s stockholders subsequent to such Enrollment Date.

9.    Delivery. As soon as reasonably practicable after each Exercise Date on which a purchase of shares of Common Stock occurs, the Company will arrange the delivery to each Participant of the shares purchased upon exercise of his or her option in a form determined by the Administrator (in its sole discretion) and pursuant to rules established by the Administrator. The Company may permit or require that shares be deposited directly with a broker designated by the Company or with a trustee or designated agent of the Company, and the Company may utilize electronic or automated methods of share transfer. The Company may require that shares be retained with such broker, trustee or agent for a designated period of time and/or may establish other procedures to permit tracking of disqualifying dispositions or other dispositions of such shares. No Participant will have any voting, dividend, or other stockholder rights with respect to shares of Common Stock subject to any option granted under the Plan until such shares have been purchased and delivered to the Participant as provided in this Section 9.

10.    Withdrawal.

(a)    A Participant may withdraw all but not less than all the Contributions credited to his or her account and not yet used to exercise his or her option under the Plan at any time by (i) submitting to the Company’s stock administration office (or its designee) a written notice of withdrawal in the form determined by

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the Administrator for such purpose (which may be similar to the form attached hereto as Exhibit B), or (ii) following an electronic or other withdrawal procedure determined by the Administrator. The Administrator may set forth a deadline of when a withdrawal must occur to be effective prior to a given Exercise Date in accordance with policies it may approve from time to time. All of the Participant’s Contributions credited to his or her account will be paid to such Participant as soon as administratively practicable after receipt of notice of withdrawal and such Participant’s option for the Offering Period will be automatically terminated, and no further Contributions for the purchase of shares will be made for such Offering Period. If a Participant withdraws from an Offering Period, Contributions will not resume at the beginning of the succeeding Offering Period, unless the Participant re-enrolls in the Plan in accordance with the provisions of Section 5.

(b)    A Participant’s withdrawal from an Offering Period will not have any effect upon his or her eligibility to participate in any similar plan that may hereafter be adopted by the Company or in succeeding Offering Periods that commence after the termination of the Offering Period from which the Participant withdraws.

11.    Termination of Employment. Upon a Participant’s ceasing to be an Eligible Employee, for any reason, he or she will be deemed to have elected to withdraw from the Plan and the Contributions credited to such Participant’s account during the Offering Period but not yet used to purchase shares of Common Stock under the Plan will be returned to such Participant, or, in the case of his or her death, to the person or persons entitled thereto, and such Participant’s option will be automatically terminated. Unless otherwise provided by the Administrator, a Participant whose employment transfers between entities through a termination with an immediate rehire (with no break in service) by the Company or a Designated Company will not be treated as terminated under the Plan. The Administrator may establish rules to govern transfers of employment among the Company and any Designated Company, consistent with any applicable requirements of Section 423 of the Code and the terms of the Plan. In addition, the Administrator may establish rules to govern transfers of employment among the Company and any Designated Company where such companies are participating in separate Offerings under the Plan. However, if a Participant transfers from an Offering under the 423 Component to the Non-423 Component, the exercise of the option will be qualified under the 423 Component only to the extent it complies with Section 423 of the Code, unless otherwise provided by the Administrator.

12.    Interest. No interest will accrue on the Contributions of a participant in the Plan, except as may be required by Applicable Law, as determined by the Company, and if so required by the laws of a particular jurisdiction, will apply to all Participants in the relevant Offering under the 423 Component, except to the extent otherwise permitted by U.S. Treasury Regulation Section 1.423-2(f).

13.    Stock.

(a)    Subject to adjustment upon changes in capitalization of the Company as provided in Section 18 hereof, the maximum number of shares of Common Stock that will be made available for sale under the Plan will be [ ] shares of Common Stock. The number of shares of Common Stock available for issuance under the Plan will be increased on the first day of each Fiscal Year beginning with the 2022 Fiscal Year equal to the least of (i) [ ] shares of Common Stock, (ii) [one] percent ([1]%) of the outstanding shares of all classes Company common stock on the last day of the immediately preceding Fiscal Year, or (iii) an amount determined by the Administrator no later than the last day of the immediately preceding Fiscal Year. The shares of Common Stock may be authorized, but unissued, or reacquired Common Stock.

(b)    Until the shares of Common Stock are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), a Participant will have only the rights of an unsecured creditor with respect to such shares, and no right to vote or receive dividends or any other rights as a stockholder will exist with respect to such shares.

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(c)    Shares of Common Stock to be delivered to a Participant under the Plan will be registered in the name of the Participant or, if so required under Applicable Laws, in the name of the Participant and his or her spouse.

14.    Administration. The Plan will be administered by the Board or a Committee appointed by the Board, which Committee will be constituted to comply with Applicable Laws. The Administrator will have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to delegate ministerial duties to any of the Company’s employees, to designate separate Offerings under the Plan, to designate Subsidiaries and Affiliates as participating in the 423 Component or Non-423 Component, to determine eligibility, to adjudicate all disputed claims filed under the Plan and to establish such procedures that it deems necessary or advisable for the administration of the Plan (including, without limitation, to adopt such procedures, sub-plans, and appendices to the enrollment agreement as are necessary or appropriate to permit the participation in the Plan by employees who are foreign nationals or employed outside the U.S., the terms of which rules, procedures, sub-plans and appendices may take precedence over other provisions of this Plan, with the exception of Section 13(a) hereof, but unless otherwise superseded by the terms of such rules, procedures, sub-plan or appendix, the provisions of this Plan will govern the operation of such rules, procedure, sub-plan or appendix). Unless otherwise determined by the Administrator, the Eligible Employees eligible to participate in each sub-plan will participate in a separate Offering under the 423 Component, or if the terms would not qualify under the 423 Component, in the Non-423 Component, in either case unless such designation would cause the 423 Component to violate the requirements of Section 423 of the Code. Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules and procedures regarding eligibility to participate, the definition of Compensation, handling of Contributions, making of Contributions to the Plan (including, without limitation, in forms other than payroll deductions), establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of stock certificates that vary with applicable local requirements. The Administrator also is authorized to determine that, to the extent permitted by U.S. Treasury Regulation Section 1.423-2(f), the terms of an option granted under the Plan or an Offering to citizens or residents of a non-U.S. jurisdiction will be less favorable than the terms of options granted under the Plan or the same Offering to employees resident solely in the U.S. Every finding, decision, and determination made by the Administrator will, to the full extent permitted by law, be final and binding upon all parties.

15.     Transferability. Neither Contributions credited to a Participant’s account nor any rights with regard to the exercise of an option or to receive shares of Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will or the laws of descent and distribution) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition will be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof.

16.    Use of Funds. The Company may use all Contributions received or held by it under the Plan for any corporate purpose, and the Company will not be obligated to segregate such Contributions except under Offerings or for Participants in the Non-423 Component for which Applicable Laws require that Contributions to the Plan by Participants be segregated from the Company’s general corporate funds and/or deposited with an independent third party, provided that, if such segregation or deposit with an independent third party is required by Applicable Laws, it will apply to all Participants in the relevant Offering under the 423 Component, except to the extent otherwise permitted by U.S. Treasury Regulation Section 1.423-2(f). Until shares of Common Stock are issued, Participants will only have the rights of an unsecured creditor with respect to such shares.

17.    Reports. Individual accounts will be maintained for each Participant in the Plan. Statements of account will be given to participating Eligible Employees at least annually, which statements will set forth the amounts of Contributions, the Purchase Price, the number of shares of Common Stock purchased and the remaining cash balance, if any.

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18.    Adjustments, Dissolution, Liquidation, Merger or Change in Control.

(a)    Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of Common Stock or other securities of the Company, or other change in the corporate structure of the Company affecting the Common Stock occurs (other than any ordinary dividends or other ordinary distributions), the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will, in such manner as it may deem equitable, adjust the number and class of Common Stock that may be delivered under the Plan, the Purchase Price per share, the class and the number of shares of Common Stock covered by each option under the Plan that has not yet been exercised, and the numerical limits of Sections 7 and 13.

(b)    Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, any Offering Period then in progress will be shortened by setting a New Exercise Date, and will terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator. The New Exercise Date will be before the date of the Company’s proposed dissolution or liquidation. The Administrator will notify each Participant in writing or electronically, prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 10 hereof.

(c)    Merger or Change in Control. In the event of a merger or Change in Control, each outstanding option will be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, the Offering Period with respect to which such option relates will be shortened by setting a New Exercise Date on which such Offering Period shall end. The New Exercise Date will occur before the date of the Company’s proposed merger or Change in Control. The Administrator will notify each Participant in writing or electronically prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 10 hereof.

19.    Amendment or Termination.

(a)    The Administrator, in its sole discretion, may amend, suspend, or terminate the Plan, or any part thereof, at any time and for any reason. If the Plan is terminated, the Administrator, in its discretion, may elect to terminate all outstanding Offering Periods either immediately or upon completion of the purchase of shares of Common Stock on the next Exercise Date (which may be sooner than originally scheduled, if determined by the Administrator in its discretion), or may elect to permit Offering Periods to expire in accordance with their terms (and subject to any adjustment pursuant to Section 18). If the Offering Periods are terminated prior to expiration, all amounts then credited to Participants’ accounts that have not been used to purchase shares of Common Stock will be returned to the Participants (without interest thereon, except as otherwise required under Applicable Laws, as further set forth in Section 12 hereof) as soon as administratively practicable.

(b)    Without stockholder consent and without limiting Section 19(a), the Administrator will be entitled to change the Offering Periods or Purchase Periods, designate separate Offerings, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange rate applicable to amounts withheld in a currency other than U.S. dollars, permit Contributions in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed Contribution elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for

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each Participant properly correspond with Contribution amounts, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable that are consistent with the Plan.

(c)    In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify, amend or terminate the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(i)    amending the Plan to conform with the safe harbor definition under the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto), including with respect to an Offering Period underway at the time;

(ii)    altering the Purchase Price for any Offering Period or Purchase Period including an Offering Period or Purchase Period underway at the time of the change in Purchase Price;

(iii)    shortening any Offering Period or Purchase Period by setting a New Exercise Date, including an Offering Period or Purchase Period underway at the time of the Administrator action;

(iv)    reducing the maximum percentage of Compensation a Participant may elect to set aside as Contributions; and

(v)    reducing the maximum number of shares of Common Stock a Participant may purchase during any Offering Period or Purchase Period.

Such modifications or amendments will not require stockholder approval or the consent of any Participants.

20.    Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan will be deemed to have been duly given when received in the form and manner specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

21.    Conditions Upon Issuance of Shares. Shares of Common Stock will not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto will comply with all applicable provisions of law, domestic or foreign, including, without limitation, the U.S. Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and will be further subject to the approval of counsel for the Company with respect to such compliance.

As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

22.    Section 409A. The 423 Component of the Plan is intended to be exempt from the application of Section 409A, and, to the extent not exempt, is intended to comply with Section 409A and any ambiguities herein will be interpreted to so be exempt from, or comply with, Section 409A. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Administrator determines that an option granted under the Plan may be subject to Section 409A or that any provision in the Plan would cause an option under the Plan to be subject to Section 409A, the Administrator may amend the terms of the Plan and/or of an outstanding option granted under the Plan, or take such other action the Administrator determines is necessary or appropriate, in each case, without the Participant’s consent, to exempt any outstanding option or future option that may be granted under the Plan from or to allow any such options to comply with Section 409A, but only to the extent any such amendments or action by the Administrator would not violate Section 409A. Notwithstanding the foregoing,

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the Company and any of its Parent or Subsidiaries shall have no obligation to reimburse, indemnify, or hold harmless a Participant or any other party if the option to purchase Common Stock under the Plan that is intended to be exempt from or compliant with Section 409A is not so exempt or compliant or for any action taken by the Administrator with respect thereto. The Company makes no representation that the option to purchase Common Stock under the Plan is compliant with Section 409A.

23.    Term of Plan. The Plan will become effective upon the later to occur of (a) its adoption by the Board, (b) approval by the Company’s stockholders or (c) the Effective Date. It will continue in effect for a term of twenty (20) years, unless sooner terminated under Section 19.

24.    Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

25.    Governing Law. The Plan will be governed by, and construed in accordance with, the laws of the State of California (except its choice-of-law provisions).

26.    No Right to Employment. Participation in the Plan by a Participant will not be construed as giving a Participant the right to be retained as an employee of the Company or a Subsidiary or Affiliate, as applicable. Furthermore, the Company or a Subsidiary or Affiliate may dismiss a Participant from employment at any time, free from any liability or any claim under the Plan.

27.    Severability. If any provision of the Plan is or becomes or is deemed to be invalid, illegal, or unenforceable for any reason in any jurisdiction or as to any Participant, such invalidity, illegality or unenforceability will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as to such jurisdiction or Participant as if the invalid, illegal or unenforceable provision had not been included.

28.    Compliance with Applicable Laws. The terms of this Plan are intended to comply with all Applicable Laws and will be construed accordingly.

29.    Automatic Transfer to Low Price Offering Period. To the extent permitted by Applicable Laws, if the Fair Market Value on any Exercise Date in an Offering Period is lower than the Fair Market Value on the Enrollment Date of such Offering Period, then all Participants in such Offering Period automatically will be withdrawn from such Offering Period immediately after the exercise of their option on such Exercise Date and automatically re-enrolled in the immediately following Offering Period as of the first day thereof.

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EXHIBIT A

AADI BIOSCIENCE, INC.

2021 EMPLOYEE STOCK PURCHASE PLAN

SUBSCRIPTION AGREEMENT

Original Application	Offering Date:

Change in Payroll Deduction Rate

1.                         hereby elects to participate in the Aadi Bioscience, Inc. 2021 Employee Stock Purchase Plan (the “Plan”) and subscribes to purchase shares of the Company’s Common Stock in accordance with this Subscription Agreement and the Plan. Unless otherwise defined herein, the terms defined in the 2021 Employee Stock Purchase Plan (the “Plan”) shall have the same defined meanings in this Subscription Agreement.

2.    I hereby authorize and consent to payroll deductions from each paycheck in the amount of         % (from 0 to fifteen percent (15%)) of my Compensation on each payday during the Offering Period in accordance with the Plan. (Please note that no fractional percentages are permitted.) I understand that only my first election to decrease the rate of my payroll deductions may be applied with respect to an ongoing Offering Period in accordance with the terms of the Plan, and any subsequent election to decrease the rate of my payroll deductions during the same Offering Period, and any election to increase the rate of my payroll deductions during any Offering Period, will not be applied to the ongoing Offering Period.

3.    I understand that said payroll deductions will be accumulated for the purchase of shares of Common Stock at the applicable Purchase Price determined in accordance with the Plan. I understand that if I do not withdraw from an Offering Period, any accumulated payroll deductions will be used to automatically exercise my option and purchase Common Stock under the Plan. I further understand that if I am outside of the U.S., my payroll deductions will be converted to U.S. dollars at an exchange rate selected by the Company on the purchase date.

4.    I have received a copy of the complete Plan and its accompanying prospectus. I understand that my participation in the Plan is in all respects subject to the terms of the Plan.

5.    Shares of Common Stock purchased for me under the Plan should be issued in the name(s) of                     (Eligible Employee or Eligible Employee and spouse only).

6.    If I am a U.S. taxpayer, I understand that if I dispose of any shares received by me pursuant to the Plan within two (2) years after the Enrollment Date (the first day of the Offering Period during which I purchased such shares) or one (1) year after the applicable Exercise Date, I will be treated for federal income tax purposes as having received ordinary income at the time of such disposition in an amount equal to the excess of the fair market value of the shares at the time such shares were purchased by me over the price that I paid for the shares. I hereby agree to notify the Company in writing within thirty (30) days after the date of any disposition of my shares and I will make adequate provision for federal, state or other tax withholding obligations, if any, which arise upon the disposition of such shares. The Company may, but will not be obligated to, withhold from my compensation the amount necessary to meet any applicable withholding obligation including any withholding necessary to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by me. If I dispose of such shares at any time after the expiration of the two (2)-year and one (1)-year holding periods, I understand that I will be treated for federal income tax purposes as having received income only at the time of such disposition, and that such income will be taxed as ordinary income only to the extent of an amount equal to the lesser of (a) the excess of the fair market value of the shares at the time of such disposition over the purchase price which I paid for the shares, or (b) 15% of the fair market value of the shares on the first day of the Offering Period. The remainder of the gain, if any, recognized on such disposition will be taxed as capital gain.

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7.    I hereby agree to be bound by the terms of the Plan. The effectiveness of this Subscription Agreement is dependent upon my eligibility to participate in the Plan.

Employee’s ID Number:

Employee’s Address:

I UNDERSTAND THAT THIS SUBSCRIPTION AGREEMENT WILL REMAIN IN EFFECT THROUGHOUT SUCCESSIVE OFFERING PERIODS UNLESS TERMINATED BY ME.

Dated:	Signature of Employee

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EXHIBIT B

AADI BIOSCIENCE, INC.

2021 EMPLOYEE STOCK PURCHASE PLAN

NOTICE OF WITHDRAWAL

Unless otherwise defined herein, the terms defined in the 2021 Employee Stock Purchase Plan (the “Plan”) shall have the same defined meanings in this Notice of Withdrawal.

The undersigned Participant in the Offering Period of the Aadi Bioscience, Inc. 2021 Employee Stock Purchase Plan that began on                     ,             (the “Enrollment Date”) hereby notifies the Company that he or she hereby withdraws from the Offering Period. He or she hereby directs the Company to pay to the undersigned as promptly as practicable all the payroll deductions credited to his or her account with respect to such Offering Period. The undersigned understands and agrees that his or her option for such Offering Period will be terminated automatically. The undersigned understands further that no further payroll deductions will be made for the purchase of shares in the current Offering Period and the undersigned will be eligible to participate in succeeding Offering Periods only by delivering to the Company a new Subscription Agreement.

Name and Address of Participant:

Signature:

Date:

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PRELIMINARY PROXY CARD SUBJECT TO COMPLETION, DATED JUNE 21, 2021

AERPIO PHARMACEUTICALS, INC. 9987 CARVER ROAD, SUITE 420 CINCINNATI, OH 45242 VOTE BY INTERNET Before The Meeting - Go to [•] Use the Internet to transmit your voting instructions and for electronic delivery of information up until [•] Eastern Time on [•], 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting—Go to [•] You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until [•] Eastern Time on [•], 2021. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D56774-[•] KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY AERPIO PHARMACEUTICALS, INC. The Board of Directors recommends you vote FOR the following proposals: 1. To approve the issuance of Aerpio common stock pursuant to the merger agreement and the issuance of Aerpio common stock and Aerpio pre-funded warrants pursuant to the PIPE financing and the resulting change of control of Aerpio pursuant to the Nasdaq rules. 2. To approve an amended and restated certificate of incorporation of Aerpio. 3. To approve the equity incentive award plan. 4. To approve the employee stock purchase plan. 5. To approve an adjournment or postponement of the special meeting for the purpose of soliciting additional proxies to approve Proposals 1 and/or 2. For Against Abstain Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

PRELIMINARY PROXY CARD SUBJECT TO COMPLETION, DATED JUNE 21, 2021

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice of Meeting and the Proxy Statement are available at www.proxyvote.com D56775-[•] AERPIO PHARMACEUTICALS, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS SPECIAL MEETING OF STOCKHOLDERS [•], 2021 The undersigned stockholder(s) hereby appoint(s) Joseph Gardner and Regina Marek, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of Common Stock of Aerpio Pharmaceuticals, Inc. that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held at [•] a.m., Eastern Time on [•], 2021, at [•], and any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE Continued and to be signed on reverse side